As filed with the Securities and Exchange Commission on September 30, 2020
Registration No. 333-240064

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1 to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
PETROS PHARMACEUTICALS, INC.
(Exact name of Registrant as specified in its charter)
Delaware	2834	85-1410058
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1185 Avenue of the Americas, 3rd Floor
New York, New York 10036
973-242-0005
(Address including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Charles S. Ryan, J.D., Ph.D.
Chief Executive Officer
Neurotrope, Inc.
1185 Avenue of the Americas, 3rd Floor
New York, New York 10036
973-242-0005
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Kenneth R. Koch, Esq. Jeffrey P. Schultz, Esq. Daniel A. Bagliebter, Esq. Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. Chrysler Center 666 Third Avenue New York, New York 10017 (212) 935-3000	John D. Shulman Chairman of the Board Metuchen Pharmaceuticals, LLC 200 U.S. Highway 9, Suite 500 Manalapan Township, New Jersey 07726 (848) 233-5568	Andrew M. Ray, Esq. Jeffrey A. Letalien, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue Washington, District of Columbia 20004 (202) 373-6000
Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☒
Emerging Growth Company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13(e)-4(i) (Cross-Border Issuer Tender Offer)
☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)
☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(7)(8)
Common stock, par value $0.0001 per share	143,968,872(2)	N/A	$158,365,759(3)	$20,555.88
Preferred stock, par value $0.0001 per share	500(4)	N/A	$500,000(5)	$64.90
Warrants to purchase shares of common stock, par value $0.0001 per share	22,011,258	$5.48(6)	$120,621,694	$15,656.70

(1)
This registration statement relates to the registration of the estimated maximum number of shares of common stock, $0.0001 par value per share (the “Petros Common Stock”), and preferred stock, $0.0001 par value per share (the “Petros Preferred Stock”), of the Registrant issuable by the Registrant pursuant to the Mergers described herein and the Agreement and Plan of Merger (the “Original Merger Agreement”) by and among Neurotrope, Inc., a Nevada corporation (“Neurotrope”), Petros Pharmaceuticals, Inc., a Delaware corporation formed for the purposes of effecting transactions contemplated by the Original Merger Agreement (“Petros”), PM Merger Sub 1, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Petros (“Merger Sub 1”), PN Merger Sub 2, Inc., a Delaware corporation and a wholly-owned subsidiary of Petros (“Merger Sub 2”), and Metuchen Pharmaceuticals LLC, a Delaware limited liability company (“Metuchen”), as amended by the First Amendment to the Original Merger Agreement dated as of July 23, 2020 (the “ First Merger Agreement Amendment”) and the Second Amendment to the Original Merger Agreement dated as of September 30, 2020 (the “Second Merger Agreement Amendment” and, together with the First Merger Agreement Amendment and the Original Merger Agreement, the “Merger Agreement”). Includes rights to acquire common stock or preferred stock under any shareholder rights plan in effect from time to time, if applicable, under the terms of any such plan.

(2)
The estimated maximum number of shares of Petros Common Stock to be issued in connection with the Mergers is based on the sum of (i) the product of (x) 48,060,370, which represents the maximum number of shares of Neurotrope Common Stock estimated to be outstanding immediately prior to the Neurotrope Merger described herein and in the Merger Agreement (calculated as the sum of (A) 23,777,539 shares of Neurotrope Common Stock outstanding as of September 21, 2020, (B) 2,271,573 shares of Neurotrope Common Stock in respect of stock options of Neurotrope that were outstanding as of September 21, 2020, and (C) 22,011,258 shares of Neurotrope Common Stock that were reserved for issuance upon the exercise of warrants to purchase Neurotrope Common Stock as of September 21, 2020), and (y) the exchange ratio in the Neurotrope Merger of 1:1 and (ii) 95,908,502, (calculated as the sum of (A) 24,748,051 shares of Petros Common Stock, which represents the number of shares of Petros Common Stock to be issued to current securityholders of Metuchen in the Metuchen Merger and (B) 71,160,451 shares of Petros Common Stock, which represents the maximum number of shares of Petros Common Stock to be issued to current securityholders of Metuchen upon the achievement of certain milestones set forth in the Merger Agreement).

(3)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933 and computed pursuant to Rule 457(c) and 457(f) of the Securities Act of 1933, as amended. The proposed maximum offering price is equal to the product of (a) $1.10, the average of the high and low prices per share of shares of Neurotrope Common Stock as reported on The Nasdaq Capital Market on September  25, 2020 and (b) the estimated maximum number of shares of Petros Common Stock to be registered as calculated in Note 2 above.

(4)
Represents the maximum number of shares of Petros Preferred Stock (the “Petros Preferred Stock”) estimated to be issuable upon consummation of the Mergers.

(5)
The proposed maximum aggregate offering price of the Petros Preferred Stock was calculated based upon the aggregate book value of Neurotrope’s preferred stock as of September  25, 2020, the latest practicable date prior to the date hereof for which it was possible to obtain such information.

(6)
Represents the weighted-average exercise price of the warrants to purchase shares Neurotrope Common Stock, which will be exchanged for warrants to purchase shares Petros Common Stock.

(7)
This fee has been calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

(8)
$23,027.75 was previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. The Registrant may not sell its securities pursuant to the proposed transactions until the Registration Statement filed with the U.S. Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Preliminary — Subject to completion, dated September 30, 2020

YOUR VOTE IS VERY IMPORTANT
To the Stockholders of Neurotrope, Inc.:
On May 17, 2020, Neurotrope, Inc., a Nevada corporation (“Neurotrope”), Petros Pharmaceuticals, Inc., (“Petros”) a Delaware corporation formed for the purposes of effecting transactions contemplated by the Merger Agreement (as defined herein), PM Merger Sub 1, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Petros (“Merger Sub 1”), PN Merger Sub 2, Inc., a Delaware corporation and a wholly-owned subsidiary of Petros (“Merger Sub 2”), and Metuchen Pharmaceuticals LLC, a Delaware limited liability company (“Metuchen”), entered into an Agreement and Plan of Merger (the “Original Merger Agreement”) providing for (1) the merger of Merger Sub 1, with and into Metuchen, with Metuchen surviving as a wholly-owned subsidiary of Petros (the “Metuchen Merger”) and (2) the merger of Merger Sub 2 with and into Neurotrope, with Neurotrope surviving as a wholly-owned subsidiary of Petros (the “Neurotrope Merger” and together with the Metuchen Merger, the “Mergers”). On July 23, 2020, the parties to the Original Merger Agreement entered into the First Amendment to the Original Merger Agreement (the “First Merger Agreement Amendment”) and on September 30, 2020, the parties to the Original Merger Agreement entered into the Second Amendment to the Original Merger Agreement (the “Second Merger Agreement Amendment” and, together with the Original Merger Agreement and First Merger Agreement Amendment, the “Merger Agreement”). The stockholders of Neurotrope and the common securityholders of Metuchen will receive Petros capital stock as part of the Mergers.
As a result of the Metuchen Merger, each outstanding common unit or preferred unit of Metuchen will be exchanged for a number of shares of Petros common stock, par value $0.0001 per share (the “Petros Common Stock”) equal to the quotient resulting from the formula of (i) 24,748,051 divided by (ii) the number of fully-diluted units of Metuchen outstanding immediately prior to the effective time of the Mergers, subject to adjustment. In addition, each securityholder of Metuchen prior to the Mergers will receive a right to receive such securityholder’s pro rata share of an aggregate of 71,160,451 shares of Petros Common Stock potentially issuable upon the achievement of certain milestones set forth in the Merger Agreement.
As a result of the Neurotrope Merger, each outstanding share of Neurotrope common stock, par value $0.0001 per share (the “Neurotrope Common Stock”) will be exchanged for one (1) share of Petros Common Stock and each outstanding share of Neurotrope preferred stock, par value $0.001 per share (the “Neurotrope Preferred Stock”) will be exchanged for one (1) share of Petros preferred stock (the “Petros Preferred Stock”). Following the Mergers, the Petros Preferred Stock will have substantially the same conversion rights (proportionally adjusted to give effect to the Mergers), powers, rights and privileges as the Neurotrope Preferred Stock prior to the Mergers. In addition, each outstanding option to purchase Neurotrope Common Stock or outstanding warrant to purchase common stock that has not previously been exercised prior to the closing of the Mergers (the “Closing”) will be converted into equivalent options and warrants to purchase shares of Petros Common Stock and will be adjusted to give effect to the exchange ratios set forth in the Merger Agreement. As of September 21, 2020, there were options to purchase 2,271,573 shares of Neurotrope Common Stock outstanding and warrants to purchase 22,011,258 shares of Neurotrope Common Stock outstanding. Upon the Closing, it is anticipated that current Neurotrope stockholders (the “Neurotrope Stockholders”) will own approximately 49.0% of Petros and current Metuchen securityholders (the “Metuchen Securityholders”) will own approximately 51.0% of Petros.
In addition, as a condition to the consummation of the Mergers, Neurotrope is required to approve a spin-off transaction (the “Spin-Off”) whereby (i) any cash in excess of $20,000,000, subject to adjustment as provided for in the Merger Agreement, and all of the operating assets and liabilities of Neurotrope not retained by Neurotrope in connection with the Mergers will be contributed to a wholly-owned subsidiary of Neurotrope, referred to as Neurotrope BioSciences, Inc. (“Neurotrope SpinCo”) and (ii) holders of record of Neurotrope Common Stock and certain warrants on [•], 2020 will receive a pro rata distribution of one share of Neurotrope SpinCo’s common stock for each share of Neurotrope Common Stock held or underlying certain warrants held at the close of business on [•], 2020, contingent upon the consummation of the Mergers.
As of September 29, 2020, shares of Neurotrope Common Stock are listed on The Nasdaq Capital Market under the symbol “NTRP”. On September 29, 2020, the last trading day before the date of this proxy statement/prospectus, the closing sale price of Neurotrope Common Stock was $1.11 per share. Petros intends to file an initial listing application with The Nasdaq Capital Market pursuant to Nasdaq’s rules for companies conducting a business combination that results in a change of control. After completion of the Mergers, Petros expects to trade on The Nasdaq Capital Market under the symbol “PTPI”.
Neurotrope Stockholders are cordially invited to attend a special meeting (the “Special Meeting”) of the stockholders of Neurotrope relating to the Mergers.

Neurotrope is holding the Special Meeting in order to obtain the stockholder approvals necessary to complete the Mergers and related matters, as well as the election of directors. At the Special Meeting, which will be held at [•], local time [•], on [•], 2020, at [•], unless postponed or adjourned to a later date, Neurotrope will ask its stockholders:
1.
To approve the Merger Agreement by and among Neurotrope, Petros, Merger Sub 1, Merger Sub 2 and Metuchen, and the transactions contemplated thereby, including the issuance of Petros capital stock to Neurotrope Stockholders and Metuchen Securityholders.

2.
To consider and approve the Spin-Off whereby (i) any cash in excess of $20,000,000, subject to adjustment as provided for in the Merger Agreement, and all of the operating assets and liabilities of Neurotrope not retained by Neurotrope in connection with the Mergers will be contributed to a wholly-owned subsidiary of Neurotrope, referred to as Neurotrope BioSciences, Inc. (“Neurotrope SpinCo”) and (ii) holders of record of Neurotrope Common Stock and certain warrants on [•], 2020 will receive a pro rata distribution of one share of Neurotrope SpinCo’s common stock for each share of Neurotrope Common Stock held or underlying certain warrants held at the close of business on [•], 2020, contingent upon the consummation of the Mergers. The proceeds of any warrant exercises described above will be split 80% to Petros and 20% to the spun-off entity, subject to adjustment as provided in the Merger Agreement.

3.
To approve the Petros Equity Plan (the “2020 Plan”).

4.
To approve, on an advisory basis, the golden parachute compensation that may be paid or become payable to Neurotrope’s named executive officers as a result of the Mergers.

5.
To elect seven directors of Neurotrope to serve one-year terms expiring in 2020 (provided, however, that, if the Mergers are completed, the Petros Board of Directors will be reconstituted as provided in the Merger Agreement).

6.
To ratify the appointment of Friedman LLP as Neurotrope’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

7.
To approve by an advisory vote the compensation of Neurotrope’s named executive officers, as disclosed in this proxy statement;

8.
To consider and vote upon an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of one or more proposals presented to the stockholders.

9.
To transact such other business as may properly come before the stockholders at the Special Meeting or any adjournment or postponement thereof.

As described in the accompanying proxy statement/prospectus, certain of Metuchen’s securityholders who in the aggregate own approximately 91% of the outstanding Metuchen common units (the “Metuchen Common Units”) and Metuchen preferred units (the “Metuchen Preferred Units”) are parties to voting agreements with Neurotrope whereby such securityholders have agreed to vote in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated therein, including the Mergers, subject to the terms of the voting agreements. In addition, certain Neurotrope Stockholders who in the aggregate approximately 34% of the outstanding shares of Neurotrope Common Stock, are parties to voting agreements with Metuchen whereby such stockholders have agreed to vote any Neurotrope securities held by them as of the Record Date in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated therein, including the Mergers and the issuance of Petros Common Stock in the Mergers pursuant to the Merger Agreement, subject to the terms of the voting agreements. In addition, following the registration statement on Form S-4, of which this proxy statement/prospectus is a part, being declared effective by the U.S. Securities and Exchange Commission and pursuant to the conditions of the Merger Agreement, Metuchen’s securityholders who are party to the voting agreements will each execute an action by written consent of Metuchen’s securityholders, adopting the Merger Agreement, thereby approving the Mergers and related transactions. Therefore, the holders of a majority of the outstanding Metuchen Preferred Units, who are required to adopt the Merger Agreement, will adopt the Merger Agreement, and no meeting of Metuchen’s securityholders is required to adopt the Merger Agreement and approve the Mergers and related transactions and no meeting of Metuchen’s securityholders will be held.
After careful consideration, the board of directors of Neurotrope has (i) determined that the transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of Neurotrope and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby and (iii) determined to recommend, upon the terms and subject to the conditions set forth in the Merger Agreement, that its stockholders vote to adopt or approve, as applicable, the Merger Agreement and, therefore, approve the transactions contemplated therein. Neurotrope’s board of directors recommends that its stockholders vote “FOR” the proposals described in this proxy statement/prospectus.
More information about Petros, Neurotrope, Metuchen and the proposed transactions is contained in this proxy statement/prospectus. Neurotrope and Metuchen urge you to read this proxy statement/prospectus carefully and in its entirety, including all its annexes, and the documents incorporated by reference therein. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE SECTION TITLED “RISK FACTORS” IN THIS PROXY STATEMENT/PROSPECTUS.

Neurotrope and Metuchen are excited about the opportunities the Mergers brings to both Neurotrope’s and Metuchen’s respective equity holders, and thank you for your consideration and continued support.
Joshua N. Silverman Chairman of the Board Neurotrope, Inc.	John D. Shulman Chairman of the Board Metuchen Pharmaceuticals, LLC
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated [•], 2020, and is first being mailed to Neurotrope’s stockholders on or about [•], 2020.

1185 Avenue of the Americas, 3rd Floor
New York, New York 10036
(973) 242-0005
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [•], 2020
Dear Stockholders of Neurotrope:
On behalf of the board of directors of Neurotrope, Inc., a Nevada corporation (“Neurotrope”), we are pleased to deliver this proxy statement/prospectus for the proposed merger between Neurotrope and Metuchen Pharmaceuticals, LLC a Delaware limited liability company (“Metuchen”), pursuant to which (1) PM Merger Sub 1, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Petros Pharmaceuticals, Inc., (“Petros”) a Delaware corporation formed for the purposes of effecting transactions contemplated by the Merger Agreement (as defined herein), merges with and into Metuchen, with Metuchen surviving as a wholly-owned subsidiary of Petros (the “Metuchen Merger”) and (2) PN Merger Sub 2, Inc., a Delaware corporation and a wholly-owned subsidiary of Petros (“Merger Sub 2”) merges with and into Neurotrope, with Neurotrope surviving as a wholly-owned subsidiary of Petros (the “Neurotrope Merger” and together with the Metuchen Merger, the “Mergers”). The special meeting of stockholders of Neurotrope (the “Special Meeting”) will be held on [•], 2020, at [•], local time, at [•], for the following purposes:
1.
To approve the Agreement and Plan of Merger by and among Neurotrope, Petros, Merger Sub 1, Merger Sub 2 and Metuchen, dated as of May 17, 2020 as amended by the First Amendment to the Agreement and Plan of Merger, dated as of July 23, 2020, and the Second Amendment to the Agreement and Plan of Merger, dated as of September 30, 2020, a copy of which is attached as Annex A to this proxy statement/prospectus (the “Merger Agreement”), and the transaction contemplated thereby, including the issuance of Petros capital stock to Neurotrope Stockholders and Metuchen Securityholders.

2.
To consider and approve a spin-off transaction (the “Spin-Off”) whereby (i) any cash in excess of $20,000,000, subject to adjustment as provided for in the Merger Agreement, and all of the operating assets and liabilities of Neurotrope not retained by Neurotrope in connection with the Mergers will be contributed to a wholly-owned subsidiary of Neurotrope, referred to as Neurotrope BioSciences, Inc. (“Neurotrope SpinCo”) and (ii) holders of record of Neurotrope Common Stock and certain warrants on [•], 2020 will receive a pro rata distribution of one share of Neurotrope SpinCo’s common stock for each share of Neurotrope Common Stock held or underlying certain warrants held at the close of business on [•], 2020, contingent upon the consummation of the Mergers. The proceeds of any warrant exercises described above will be split 80% to Petros and 20% to the spun-off entity, subject to adjustment as provided in the Merger Agreement.

3.
To approve the Petros Equity Plan (the “2020 Plan”) in the form attached as Annex E to this proxy statement/prospectus.

4.
To approve, on an advisory basis, the golden parachute compensation that may be paid or become payable to Neurotrope’s named executive officers as a result of the Mergers.

5.
To elect seven directors of Neurotrope to serve one-year terms expiring in 2020 (provided, however, that, if the Mergers are completed, the Petros Board of Directors will be reconstituted as provided in the Merger Agreement).

6.
To ratify the appointment of Friedman LLP as Neurotrope’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

7.
To approve by an advisory vote the compensation of Neurotrope’s named executive officers, as disclosed in this proxy statement;

8.
To consider and vote upon an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of one or more proposals presented to the stockholders.

9.
To transact such other business as may properly come before the stockholders at the Special Meeting or any adjournment or postponement thereof.

Neurotrope’s board of directors has fixed [•], 2020, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. Only holders of record of shares of Neurotrope Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. At the close of business on the Record Date, there were [•] shares of Neurotrope Common Stock outstanding and entitled to vote.
Your vote is important. The affirmative vote of the holders of a majority of shares of Neurotrope Common Stock having voting power outstanding on the Record Date and the holders of a majority of shares of Neurotrope Preferred Stock having voting power outstanding on the Record Date, each voting as a separate class, is required for approval of Proposal No 1. The affirmative vote of the holders of a majority of the voting power of the votes cast at the Special Meeting and voting affirmatively or negatively on the matter is required for approval of Proposal Nos. 2, 3, 4, 6 and 7. Although we are asking Neurotrope Stockholders to vote on Proposal No. 2, we do not believe that it is required under Nevada law and reserve the right to consummate the Spin-Off even if we do not obtain stockholder approval for Proposal No. 2. With respect to Proposal No. 5, directors are elected by a plurality of the affirmative votes cast in person or by proxy at the Neurotrope special meeting, and the nominees for director receiving the highest number of affirmative votes will be elected. Approval of Proposal No. 1 is a condition to the completion of the Mergers. Therefore, the Mergers cannot be consummated without the approval of Proposal No. 1. Proposal Nos. 2 and 3 are conditioned upon the consummation of the Mergers. If the Mergers are not completed, Proposal Nos. 2 and 3 will not be implemented, the Spin-Off will not occur and the 2020 Plan will not become effective. Even if you plan to attend the Special Meeting in person, Neurotrope requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the Special Meeting if you are unable to attend.
By Order of Neurotrope’s board of directors,
Joshua N. Silverman
Neurotrope, Inc.
New York, New York
[•], 2020
NEUROTROPE’S BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, NEUROTROPE AND ITS STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. NEUROTROPE’S BOARD OF DIRECTORS RECOMMENDS THAT NEUROTROPE STOCKHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.
REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about Neurotrope that is not included in or delivered with this document. You may obtain this information, as well as the documents incorporated by reference herein, without charge through the U.S. Securities and Exchange Commission (“SEC”) website (www.sec.gov) or upon your written or oral request by contacting Neurotrope’s Investor Relations department at Neurotrope, Inc., 1185 Avenue of the Americas, 3rd Floor, New York, New York 10036, or by calling (973) 242-0005.
To ensure timely delivery of these documents, any request should be made no later than [•], 2020 to receive them before the special meeting of Neurotrope Stockholders.
For additional details about where you can find information about Neurotrope, please see the section titled “Where You Can Find More Information” in this proxy statement/prospectus.

Required Vote	69
Solicitation of Proxies	70
Other Matters	71
THE MERGERS	72
Background of the Mergers	72
Neurotrope Reasons for the Mergers	79
Opinion of the Neurotrope Financial Advisor as of May 15, 2020	82
Interests of the Neurotrope Directors and Executive Officers in the Mergers	103
Golden Parachute Compensation	105
Interests of the Metuchen Managers and Executive Officers in the Mergers	106
Limitations of Liability and Indemnification	107
Form of the Mergers	108
Merger Consideration and Adjustment	108
Procedures for Exchanging Metuchen Stock Certificates	110
Effective Time of the Mergers	110
Regulatory Approvals	110
Material U.S. Federal Income Tax Consequences of the Mergers and Material U.S. Federal Income Tax Consideration of the Ownership and Disposition of Petros Common Stock	110
Nasdaq Capital Market Listing	116
Anticipated Accounting Treatment	117
Appraisal Rights and Dissenters’ Rights	117
THE MERGER AGREEMENT	118
General	118
Metuchen Merger Consideration	118
Neurotrope Merger Consideration	118
Exchange Ratios	119
Milestone Payments	120
Treatment of Metuchen Warrants	122
Treatment of Neurotrope Options	122
Treatment of Neurotrope Warrants	123
Dissent Rights	123
Directors and Executive Officers of Petros Following the Mergers	124
Conditions to the Closing of the Mergers	124
Representations and Warranties	127
Non-Solicitation	128
Meetings of Stockholders and Securityholders	129
Covenants; Conduct of Business Pending the Mergers	130
Other Agreements	133
The Spin-Off	135
Termination of the Merger Agreement	137
Termination Fees	137
Expenses	138
Amendment	138
AGREEMENTS RELATED TO THE MERGER	144

Voting Agreements	144
Backstop Agreement	145
Note Conversion and Loan Repayment Agreement	145
Lock-up Agreements	144
MATTERS BEING SUBMITTED TO A VOTE OF NEUROTROPE STOCKHOLDERS	148
Proposal No. 1: Approval of the Merger Agreement and Transactions Contemplated Therein, Including Issuance of Petros Capital Stock in the Mergers Pursuant to the Merger Agreement	148
Proposal No. 2: Approval of the Spin-Off	151
Proposal No. 3: Approval of the Petros 2020 Equity Plan	156
Proposal No. 4: Advisory Vote on Golden Parachute Compensation	165
Proposal No. 5: Election of the Neurotrope Directors	166
Proposal No. 6: Ratification of the Independent Registered Public Accounting Firm	167
Proposal No. 7: Advisory Vote on Approval of Executive Compensation as Disclosed in this Proxy Statement	169
Proposal No. 8: Approval of Possible Adjournment of the Special Meeting	170
NEUROTROPE BUSINESS	171
Overview	171
Recent Developments	175
AD and the Potential Market for Neurotrope’s Products	176
Neurotrope’s Proposed Products	178
Intellectual Property	185
Governmental Regulation and Approval	188
Scientific Advisory Board	196
Competition	197
Employees	197
METUCHEN BUSINESS	198
Overview	198
History and Corporate Information	201
Our Vision	203
Men’s Health Market	203
Metuchen’s Products	204
Sales and Marketing Channels	205
Competition	206
Intellectual Property	207
Manufacturers and Single Source Suppliers	208
Employees and Labor Relations	208
Government Regulation and Product Approval	208
Facilities	224
Company Information	224
Legal Proceedings	224
METUCHEN MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	225
Overview	225
Impact of COVID-19	225

Metuchen Transactions	271
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	273
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	278
DESCRIPTION OF PETROS CAPITAL STOCK	284
Common Stock	284
Preferred Stock	284
Registration Rights	285
Anti-Takeover Provisions	285
Nasdaq Capital Market Listing	286
Transfer Agent and Registrar	287
COMPARISON OF RIGHTS OF HOLDERS OF PETROS STOCK, NEUROTROPE STOCK AND METUCHEN UNITS	288
Current Metuchen Rights and Neurotrope Rights Versus Petros Rights Post-Mergers	288
PRINCIPAL STOCKHOLDERS OF NEUROTROPE	304
PRINCIPAL SECURITYHOLDERS OF METUCHEN	306
PRINCIPAL STOCKHOLDERS OF PETROS	308
LEGAL MATTERS	310
EXPERTS	310
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	310
WHERE YOU CAN FIND MORE INFORMATION	312
OTHER MATTERS	312
Stockholder Proposals	312
Stockholder Communications with the Neurotrope Board of Directors	312
Householding of Proxy Materials	312
METUCHEN FINANCIAL STATEMENTS	F-1
ANNEX A — AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION AND SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION	A-1
ANNEX B-1 — OPINION OF GEMINI VALUATION SERVICES DATED MAY 15, 2020	B-1-1
ANNEX B-2 — OPINION OF GEMINI VALUATION SERVICES DATED JULY 20, 2020	B-2-1
ANNEX B-3 — OPINION OF GEMINI VALUATION SERVICES DATED SEPTEMBER 24, 2020	B-3-1
ANNEX C — PETROS CERTIFICATE OF INCORPORATION	C-1
ANNEX D — NEUROTROPE 2020 EQUITY INCENTIVE PLAN	D-1

QUESTIONS AND ANSWERS ABOUT THE MERGERS
The following section provides answers to frequently asked questions about the Mergers. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.
Q:
What are the Mergers?

A:
On May 17, 2020, Neurotrope, Inc., a Nevada corporation (“Neurotrope”), Petros Pharmaceuticals, Inc., (“Petros”) a Delaware corporation formed for the purposes of effecting transactions contemplated by the Merger Agreement (as defined herein), PM Merger Sub 1, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Petros (“Merger Sub 1”), PN Merger Sub 2, Inc., a Delaware corporation and a wholly-owned subsidiary of Petros (“Merger Sub 2”), and Metuchen Pharmaceuticals LLC, a Delaware limited liability company (“Metuchen”), entered into an Agreement and Plan of Merger (the “Original Merger Agreement”). On July 23, 2020, the parties to the Original Merger Agreement entered into the First Amendment to the Agreement and Plan of Merger and Reorganization (the “First Merger Agreement Amendment”) and on September 30, 2020, the parties to the Original Merger Agreement entered into the Second Amendment to the Agreement and Plan of Merger and Reorganization (the “Second Merger Agreement Amendment” and, together with the Original Merger Agreement and the First Merger Agreement Amendment, the “Merger Agreement”). The Merger Agreement provides for (1) the merger of Merger Sub 1, with and into Metuchen, with Metuchen surviving as a wholly-owned subsidiary of Petros (the “Metuchen Merger”) and (2) the merger of Merger Sub 2 with and into Neurotrope, with Neurotrope surviving as a wholly-owned subsidiary of Petros (the “Neurotrope Merger” and together with the Metuchen Merger, the “Mergers”). The stockholders of Neurotrope and the common securityholders of Metuchen will receive Petros capital stock as part of the Mergers.

As a result of the Metuchen Merger, at the effective time of the Mergers (the “Effective Time”) each outstanding common unit of Metuchen (the “Metuchen Common Units”) or preferred unit of Metuchen (the “Metuchen Preferred Units” and together with the Metuchen Common Units, the “Metuchen Capital Units”) will be exchanged for a number of shares of Petros common stock (the “Petros Common Stock”) equal to the quotient resulting from the formula of (i) 24,748,051 divided by (ii) the number of fully-diluted units of Metuchen outstanding immediately prior to the effective time of the Mergers, subject to adjustment. In addition, each securityholder of Metuchen prior to the Mergers will receive a right to receive such securityholder’s pro rata share of an aggregate of 71,160,451 shares of Petros Common Stock potentially issuable upon the achievement of certain milestones set forth in the Merger Agreement. As a result of the Neurotrope Merger, each outstanding share of Neurotrope common stock, par value $0.0001 per share (the “Neurotrope Common Stock”) will be exchanged for one (1) share of Petros Common Stock and each outstanding share of Neurotrope preferred stock, par value $0.001 per share (the “Neurotrope Preferred Stock”) will be exchanged for one (1) share of Petros preferred stock (the “Petros Preferred Stock”). Following the Mergers, the Petros Preferred Stock will have substantially the same conversion rights (proportionally adjusted to give effect to the Mergers), powers, rights and privileges as the Neurotrope Preferred Stock prior to the Mergers. In addition, each outstanding option to purchase Neurotrope Common Stock or outstanding warrant to purchase common stock that has not previously been exercised prior to the closing of the Mergers (the “Closing”) will be converted into equivalent options and warrants to purchase shares of Petros Common Stock and will be adjusted to give effect to the exchange ratios set forth in the Merger Agreement. Upon the Closing, it is anticipated that current Neurotrope stockholders (the “Neurotrope Stockholders”) will own approximately 49.0% of Petros and current Metuchen securityholders (the “Metuchen Securityholders”) will own approximately 51.0% of Petros.
Q:
What will happen to Neurotrope if, for any reason, the Mergers do not close?

A:
If, for any reason, the Mergers do not close, the board of directors of Neurotrope (the “Neurotrope Board of Directors”) may elect to, among other things, attempt to complete another strategic transaction like the Mergers, attempt to sell or otherwise dispose of the various assets of Neurotrope or continue to operate the business of Neurotrope.

Q:
Why are Neurotrope and Metuchen proposing the Mergers?

A:
Metuchen and Neurotrope believe that the Mergers will result in a pharmaceutical company focused on men’s health therapeutics with a full range of commercial capabilities including sales, marketing, regulatory and medical affairs, finance, trade relations, pharmacovigilance, market access relations, manufacturing, and distribution. For a discussion of Neurotrope’s reasons for the Mergers, please see the section titled “The Mergers — Neurotrope Reasons for the Merger” in this proxy statement/prospectus.

Q:
Why am I receiving this proxy statement/prospectus?

A:
You are receiving this proxy statement/prospectus because you have been identified as a Neurotrope Stockholder as of the applicable Record Date. Neurotrope Stockholders are entitled to vote on the proposals being presented at the special meeting of Neurotrope Stockholders (the “Special Meeting”). This document serves as:

•
a proxy statement of Neurotrope used to solicit proxies for the Special Meeting;

•
a prospectus of Petros used to offer shares of Petros Common Stock in exchange for Metuchen Common Units in the Metuchen Merger and Neurotrope Common Stock in the Neurotrope Merger, as well as shares of Petros Preferred Stock in exchange for shares of Neurotrope Preferred Stock in the Neurotrope Merger; and

Q:
What is required to consummate the Mergers?

A:
To consummate the Mergers, Neurotrope Stockholders must approve Proposal No. 1.

The approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of Petros capital stock pursuant to the Merger Agreement, require the affirmative vote of the holders of a majority of shares of Neurotrope Common Stock having voting power outstanding on [•], 2020 (the “Record Date”) and the affirmative vote of the holders of a majority of shares of Neurotrope Preferred Stock having voting power outstanding on the Record Date. Approval of Proposal No. 1 is a condition to the completion of the Mergers. Therefore, the Mergers cannot be consummated without the approval of Proposal No. 1.
The presence, in person or represented by proxy, at the Special Meeting of the holders of a majority in voting power of the shares of Neurotrope Common Stock issued and outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum at the meeting.
Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Special Meeting.
Votes will be counted by the inspector of election appointed for the Special Meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. Abstentions and broker non-votes will not be considered votes cast by the holders of all the shares of Neurotrope Common Stock present in person or by proxy at the Special Meeting and voting affirmatively or negatively, and will therefore not have any effect with respect to Proposal Nos. 2, 3, 4 and 7. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” Proposal No. 1. Broker non-votes will have no effect with respect to Proposal No. 5. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on Proposal No. 6.
The adoption of the Merger Agreement and the approval of the Mergers and related transactions by the Metuchen Securityholders requires the written consent of the holders of a majority of the outstanding Metuchen Preferred Units. In addition to the requirement of obtaining such stockholder approvals and appropriate regulatory approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.
As of September 21, 2020, certain of Metuchen’s Securityholders who in the aggregate own approximately 91% of the outstanding Metuchen Capital Units are parties to voting agreements with Neurotrope whereby such securityholders have agreed to vote in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated therein, including the Mergers, subject to the terms of the voting agreements. In addition, certain Neurotrope Stockholders who in the aggregate own approximately 34% of the outstanding shares of Neurotrope Common Stock, are parties to voting agreements with Metuchen, whereby such equity holders have agreed to vote the Neurotrope shares held by them as of the Record Date in favor of the adoption or approval of the Merger Agreement, as applicable, and the approval of the transactions contemplated therein, including the Mergers and the issuance of Petros Common Stock in the Mergers pursuant to the Merger Agreement, respectively, subject to the terms of the voting agreements. In addition, following the registration statement on Form S-4, of which this proxy statement/prospectus is a part, being declared effective by the U.S. Securities and Exchange Commission (the “SEC”) and pursuant to the conditions of the Merger Agreement, Metuchen’s Securityholders who are party to the voting agreements will each execute an action by written consent of the Metuchen Securityholders, adopting the Merger Agreement, thereby approving the Mergers and related transactions. Therefore, holders of a sufficient number of Metuchen Common Units and Metuchen Preferred Units required to adopt the Merger Agreement will adopt the Merger Agreement, and no meeting of Metuchen’s securityholders is required to adopt the Merger Agreement and approve the Mergers and related transactions and no meeting of the Metuchen Securityholders will be held.
For a more complete description of the closing conditions under the Merger Agreement, Neurotrope urges you to read the section titled “The Merger Agreement — Conditions to Completion of the Mergers” in this proxy statement/prospectus.
Q:
What will Metuchen Securityholders receive in the Mergers?

A:
As of the date of the execution of the Second Merger Agreement Amendment, it was estimated that immediately after the consummation of the Mergers, existing Metuchen Securityholders, holders of Metuchen options and persons holding securities and other rights directly or indirectly convertible, exercisable or exchangeable for Metuchen Common Units would own approximately 51.0% of Petros.

The Metuchen Exchange Ratio set forth below assumes Metuchen Units as of the Closing would be equal to 6,801,007 units (on a fully-diluted, as-converted basis).
As a result of the Metuchen Merger, each outstanding common unit or preferred unit of Metuchen will be exchanged for a number of shares of Petros Common Stock equal to the quotient resulting from the formula of (i) 24,748,051 divided by (ii) the number of fully-diluted units of Metuchen outstanding immediately prior to the effective time of the Mergers, subject to adjustment. In addition, each securityholder of Metuchen prior to the Metuchen Merger will receive a right to receive such securityholder’s pro rata share of an aggregate of 71,160,451 shares of Petros Common Stock potentially issuable upon the achievement of certain milestones set forth in the Merger Agreement.
For a more complete description of what Metuchen Securityholders will receive in the Mergers, please see the section titled “The Merger Agreement — Merger Consideration” in this proxy statement/prospectus.
Q:
What are the milestones that need to be achieved in order for the Metuchen securityholders to receive the additional shares of Petros Common Stock?

A:	•	If at any time following the Closing and prior to the one year anniversary of the Closing (the “First Period”), the Closing Price (as defined in the Merger Agreement) per share of Petros Common Stock is: (i) greater than or equal to $1.60 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (“First Period Initial Milestone Earnout Payment”); (ii) greater than or equal to $2.00 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “First Period Second Milestone Earnout Payment”); (iii) greater than or equal to $2.60 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “First Period Third Milestone Earnout Payment”) and (iv) greater than or equal to $3.00 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “First Period Final Milestone Earnout Payment”).

•
If at any time within the twelve (12) month period following the one year anniversary of the Closing (the “Second Period”), the Closing Price per share of Petros Common Stock is (i) greater than or equal to $2.00 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (“Second Period Initial Milestone Earnout Payment” and together with the First Period Initial Milestone Earnout Payment, the “First Milestone Earnout Payment”); (ii) greater than or equal to $2.50 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “Second Period Second Milestone Earnout Payment” and together with the First Period Second Milestone Earnout Payment, the “Second Milestone Earnout Payment”); (iii) greater than or equal to $3.25 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “Second Period Third Milestone Earnout Payment” and together with the First Period Third Milestone Earnout Payment, the “Third Milestone Earnout Payment”) and (iv) greater than or equal to $3.75 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “Second Period Final Milestone Earnout Payment” and together with the First Period Final Milestone Earnout Payment, the “Final Milestone Earnout Payment”). The First Milestone Earnout Payment, the Second Milestone Earnout Payment, the Third Milestone Earnout Payment and the Final Milestone Earnout Payment are collectively referred to herein as the “Milestone Earnout Payments” and individually as a “Milestone Earnout Payment”).

•
Each Milestone Earnout Payment is only achievable and payable one time and upon achievement of such Milestone Earnout Payment, there will be no further payments with respect to such Milestone Earnout Payment. Further, upon achievement of a Milestone Earnout Payment in the First Period, the corresponding milestone for the Second Period will not be achievable.

•
In no event will the sum of (i) the First Milestone Earnout Payment, (ii) the Second Milestone Earnout Payment, (iii) the Third Milestone Earnout Payment and (iv) the Final Milestone Earnout Payment be greater than 20,000,000 shares of Petros Common Stock.

•
In addition to the Milestone Earnout Payments, Metuchen equity holders will have the opportunity to receive the following during the period ending on the second anniversary of the Closing if: (a) either (i) Petros’ Market Capitalization (as defined in the Merger Agreement) is greater than or equal to $250,000,000 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period with a Closing Price of no less than $3.50 on each such trading day or (ii) Petros receives aggregate gross proceeds of at least $25,000,000 in an offering (or series of offerings within a sixty (60) calendar day period) of Petros Common Stock with a price per share of Petros Common Stock sold equal to no less than $3.50 in each offering (or series of offerings) and where Petros has a Market Capitalization immediately prior to each such offering (or series of offerings) equal to at least $250,000,000, then the Earnout Payment shall be equal to 10,000,000 shares of Petros Common Stock (the “Initial Market Capitalization/Gross Proceeds Earnout Payment”); (b) either (i) Petros’ Market Capitalization is greater than or equal to $300,000,000 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period with a Closing Price of no less than $3.75 on each such trading day or (ii) Petros receives aggregate gross proceeds of at least $30,000,000 in an offering (or series of offerings within a sixty (60) calendar day period) of Petros Common Stock with a price per share of Petros Common Stock sold equal to no less than $3.75 in each offering (or series of offerings) and where Petros has a Market Capitalization immediately prior to each such offering (or series of offerings) equal to at least $300,000,000, then the Earnout Payment shall be equal to 10,000,000 shares of Petros Common Stock, (the “Second Market Capitalization/Gross Proceeds Earnout Payment”); (c) either (i) Petros’ Market Capitalization is greater than or equal to $400,000,000 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period with a Closing Price of no less than $4.50 on each such trading day or (ii) Petros receives aggregate gross proceeds of at least $40,000,000 in an offering (or series of offerings within a sixty (60) calendar day period) of Petros Common Stock with a price per share of Petros Common Stock sold equal to no less than $4.50 in each offering (or series of offerings) and where Petros has a Market Capitalization immediately prior to each such offering (or series of offerings) equal to at least $400,000,000, then the Earnout Payment shall be equal to 15,000,000 shares of Petros Common Stock (the “Third Market Capitalization/Gross Proceeds Earnout Payment”); and (d) either (i) Petros’ Market Capitalization is greater than or equal to $500,000,000 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period with a Closing Price of no less than $4.75 on each such trading day or (ii) Petros receives aggregate gross proceeds of at least $50,000,000 in an offering (or series of offerings within a sixty (60) calendar day period) of Petros Common Stock with a price per share of Petros Common Stock sold equal to no less than $4.75 in each offering (or series of offerings) and where Petros has a Market Capitalization immediately prior to each such offering (or series of offerings) equal to at least $500,000,000, then the Earnout Payment shall be equal to 16,160,451 shares of Petros Common Stock,(the “Final Market Capitalization/Gross Proceeds Earnout Payment”). The Initial Market Capitalization/Gross Proceeds Earnout Payment, the Second Market Capitalization/Gross Proceeds Earnout Payment, the Third Market Capitalization/Gross Proceeds Earnout Payment and the Final Market Capitalization/Gross Proceeds Earnout Payment are collectively referred to herein as the “Market Capitalization/Gross Proceeds Earnout Payments” and individually as a “Market Capitalization/Gross Proceeds Earnout Payment”).
•
Each Market Capitalization/Gross Proceeds Earnout Payment will only be achievable and payable one time and upon achievement of such Market Capitalization/Gross Proceeds Earnout Payment, there will be no further payments with respect to such Market Capitalization/Gross Proceeds Earnout Payment.

•
In no event will the sum of (i) the Initial Market Capitalization/Gross Proceeds Earnout Payment, (ii) the Second Market Capitalization/Gross Proceeds Earnout Payment, (iii) the Third Market Capitalization/Gross Proceeds Earnout Payment and (iv) the Final Market Capitalization/Gross Proceeds Earnout Payment be greater than 51,160,451 shares of Petros Common Stock.

•
Further, in no event will the sum of (i) the Milestone Earnout Payments and (ii) the Market Capitalization/Gross Proceeds Earnout Payments be greater than 71,160,451 shares of Petros Common Stock.

•
Each and every reference to share prices and Petros Common Stock will be subject to adjustment for reverse and stock forward splits, stock dividends, stock combinations and other similar transaction of the Petros Common Stock that occur after the date of the Merger Agreement.

Q:
How will the earnout shares be distributed to Metuchen securityholders?

A:
Metuchen securityholders may be entitled to receive different allocations of the earnout shares, depending on whether the Metuchen Units held thereby were issued in connection with a Metuchen Warrant. A portion of the earnout shares will be allocated to holders of Metuchen Warrants on a pro rata basis, such portion to be equal to 8,730,000 minus the number of shares held by the holders of Metuchen Warrants as the result of exercises of Metuchen Warrants prior to the effectiveness of the Mergers divided by the number of full earnout shares. The remaining portion of the earnout shares will be distributed to the other holders of Metuchen Units on a pro-rata basis.

For more information about the distribution of the earnout shares, please see the section titled “The Merger Agreement — Amendment” in this proxy statement/prospectus.
Q:
What will Neurotrope Stockholders receive in the Mergers?

As a result of the Neurotrope Merger, each outstanding share of Neurotrope Common Stock will be exchanged for one (1) share of Petros Common Stock and each outstanding share of Neurotrope Preferred Stock will be exchanged for one (1) share of Petros Preferred Stock. Following the Mergers, the Petros Preferred Stock will have substantially the same conversion rights (proportionally adjusted to give effect to the Mergers), powers, rights and privileges as the Neurotrope Preferred Stock prior to the Mergers. In addition, each outstanding option to purchase Neurotrope Common Stock or outstanding warrant to purchase common stock that has not previously been exercised prior to the closing of the Mergers (the “Closing”) will be converted into equivalent options and warrants to purchase shares of Petros Common Stock and will be adjusted to give effect to the exchange ratios set forth in the Merger Agreement. As of September 21, 2020, there were options to purchase 2,271,573 shares of Neurotrope Common Stock outstanding and warrants to purchase 22,011,258 shares of Neurotrope Common Stock outstanding.
For a more complete description of what Neurotrope Stockholders will receive in the Mergers, please see the sections titled “The Merger Agreement — Merger Consideration” in this proxy statement/prospectus.
Q:
Who will be the directors of Petros following the Mergers?

A:
Following the consummation of the Mergers, the size of Petros’s board of directors (the “Petros Board of Directors”) will be set at a total of five directors. Pursuant to the terms of the Merger Agreement, the Petros Board of Directors will be reconstituted such that three of the initial post-Closing directors will be designated by Metuchen, and two initial post-Closing directors will be designated by Neurotrope. It is anticipated that, following the Closing, the Petros Board of Directors will be constituted as follows:

Name	Current Principal Affiliation
Joshua N. Silverman	Neurotrope Director
Bruce T. Bernstein	Neurotrope Director
John D. Shulman	Metuchen designee
Greg Bradley	Metuchen designee
Wayne R. Walker	Metuchen designee

Q:
Who will be the executive officers of Petros immediately following the Mergers?

A:
Immediately following the consummation of the Mergers, the executive management team of Petros is expected to be composed primarily of the members of Metuchen’s executive management team prior to the Mergers, as follows:

Name	Title
Fady Boctor, MBA	President and Chief Commercial Officer
Andrew Gesek, MBA	President, Timm Medical Technologies
Keith Lavan	Chief Financial Officer

Q:
What are the material U.S. federal income tax consequences of the Mergers?

A:
Petros, Neurotrope and Metuchen each intend that, subject to the limitations and qualifications described in “The Mergers — Material U.S. Federal Income Tax Consequences of the Mergers and Material U.S. Federal Income Tax Consideration of the Ownership and Disposition of Petros Common Stock,” the Neurotrope Merger taken together with the Metuchen Merger will qualify as a transaction described in Section 351 of the Code. If such treatment applies, U.S. Holders (as such term is defined in the section titled “The Mergers — Material U.S. Federal Income Tax Consequences of the Mergers and Material U.S. Federal Income Tax Consideration of the Ownership and Disposition of Petros Common Stock”) of Neurotrope Common Stock and Preferred Stock and Metuchen membership interests generally will not recognize gain or loss upon the exchange of their Neurotrope Common Stock or Neurotrope Preferred Stock or Metuchen membership interests for Petros Common Stock or Petros Preferred Stock (as applicable) in the Mergers. For a more detailed summary of the material U.S. federal income tax consequences of the Mergers, see “Material U.S. Federal Income Tax Consequences of the Mergers and Material U.S. Federal Income Tax Consideration of the Ownership and Disposition of Petros Common Stock” beginning on page 110 of this proxy statement/prospectus.

Q:
Why is Neurotrope proposing the Spin-Off?

A:
As a condition to the consummation of the Mergers, Neurotrope is required to approve a spin-off transaction (the “Spin-Off”) whereby (i) any cash in excess of $20,000,000, subject to adjustment as provided for in the Merger Agreement, and all of the operating assets and liabilities of Neurotrope not retained by Neurotrope in connection with the Mergers will be contributed to a wholly-owned subsidiary of Neurotrope, referred to as Neurotrope BioSciences, Inc. (“Neurotrope SpinCo”) and (ii) holders of record of Neurotrope Common Stock and certain warrants on [•], 2020 will receive a pro rata distribution of one share of Neurotrope SpinCo’s common stock for each share of Neurotrope Common Stock held or underlying certain warrants held at the close of business on [•], 2020, contingent upon the consummation of the Mergers. The proceeds of any warrant exercises described above will be split 80% to Petros and 20% to the spun-off entity, subject to adjustment as provided in the Merger Agreement. In furtherance of the Spin-Off, Neurotrope and Neurotrope SpinCo plan to enter into a Separation and Distribution Agreement (the “Separation Agreement”). Although we are asking Neurotrope Stockholders to vote on the Spin-Off, we do not believe that it is required under Nevada law and reserve the right to consummate the Spin-Off even if we do not obtain stockholder approval. Neurotrope believes that Spin-Off will provide Neurotrope’s existing stockholders with the opportunity to continue to participate in Neurotrope’s existing business as stockholders of Neurotrope SpinCo.
For a more complete description of the Spin-Off and the amount of cash to be distributed to Neurotrope SpinCo in the Spin-Off, please see the section titled “Proposal No. 2: Approval of the Spin-Off” in this proxy statement/prospectus.
Q:
Who is entitled to receive shares of Neurotrope SpinCo in the Spin-Off?

A:
Holders of record of Neurotrope Common Stock and certain warrants immediately prior to a date prior to the closing of the Mergers (the “Spin-Off Record Date”) will receive a pro rata distribution of one share of Neurotrope SpinCo’s common stock for each share of Neurotrope Common Stock or share of common stock underlying certain warrants held immediately prior to the Spin-Off Record Date.

Q:
When will the Spin-Off occur?

A:
The Spin-Off is expected to occur immediately following, and is contingent upon, the consummation of the Mergers.

Q:
What information about Neurotrope SpinCo is publicly available?

A:
Neurotrope SpinCo will continue the business of Neurotrope. Neurotrope files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These SEC filings are available to the public from commercial document retrieval services and at www.sec.gov. The description of Neurotrope’s business and financial condition, as well as all risk factors, in Neurotrope’s periodic reports filed with the SEC, including but not limited to its Annual Report on 10-K for the year ended December 31 2019, are applicable to those shares of stock of Neurotrope SpinCo to be distributed further to the Spin-Off. If any of those risks and uncertainties develops into actual events, these events could have a material adverse effect on Neurotrope SpinCo’s businesses, financial conditions or results of operations. In addition, past financial performance may not a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. For more information about the Spin-Off, please see the section titled “Proposal No. 2: Approval of the Spin-Off” in this proxy statement/prospectus.

Q:
What are the material U.S. federal income tax consequences to Neurotrope and the Neurotrope Stockholders resulting from the Spin-Off?

A:
The Spin-Off is expected to be treated as a taxable distribution for U.S. federal income tax purposes. Accordingly, an amount equal to the fair market value of Neurotrope SpinCo’s common stock distributed in the Spin-Off to the Neurotrope stakeholders who are U.S. Holders (as such term is defined in the section titled “The Mergers — Material U.S. Federal Income Tax Consequences of the Mergers and Material U.S. Federal Income Tax Consideration of the Ownership and Disposition of Petros Common Stock”) will be treated as a taxable dividend, to the extent of Neurotrope’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If the fair market value of the Neurotrope SpinCo’s common stock distributed in the Spin-Off exceeds Neurotrope’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), the excess will be treated first, as reducing a Neurotrope stockholder’s adjusted basis in the shares of Petros Common Stock or Petros Preferred Stock, as applicable, received by such U.S. Holder pursuant to the Neurotrope Merger, and second, to the extent it exceeds such adjusted basis, as capital gain from the sale or exchange of such Petros Common Stock or Petros Preferred Stock, as applicable. For further information, see the section entitled “Proposal No. 2: The Spin-Off — Material U.S. Federal Income Tax Consequences of the Spin-Off”.
Q:
As a Neurotrope Stockholder, how does the Neurotrope Board of Directors recommend that I vote?

A:
After careful consideration, the Neurotrope Board of Directors recommends that Neurotrope Stockholders vote “FOR” all of the proposals.

Q:
What risks should I consider in deciding whether to vote in favor of the Mergers or to execute and return the written consent, as applicable?

A:
You should carefully review the section of this proxy statement/prospectus titled “Risk Factors,” which sets forth certain risks and uncertainties related to the Mergers, risks and uncertainties to which Petros’s business will be subject, and risks and uncertainties to which each of Neurotrope and Metuchen, as independent companies, are subject.

Q:
What is “golden parachute” compensation and why I am being asked to vote on it?

A:
The SEC has adopted rules that require Neurotrope to seek an advisory (non-binding) vote on “golden parachute” compensation. “Golden parachute” compensation is compensation that is tied to or based on the Mergers and that will or may be paid by Neurotrope to its named executive officers in connection with the Mergers.

Q:
Who can vote at the Special Meeting?

A:
Only Neurotrope Stockholders of record at the close of business on the Record Date,           , 2020, will be entitled to vote at the Special Meeting. As of [•], 2020, there were [•] shares of Neurotrope Common Stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name
If, at the close of business on the Record Date, your shares of Neurotrope Common Stock were registered directly in your name with Neurotrope’s transfer agent, Philadelphia Stock Transfer, Inc., then you are a Neurotrope Stockholder of record. As a Neurotrope Stockholder of record, you may vote in person at the Special Meeting or vote by proxy. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by completing and returning the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If, at the close of business on the Record Date, your shares of Neurotrope Common Stock were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker or other agent how to vote the shares in your account. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid legal proxy from your broker or other agent, giving you the right to vote the shares at the meeting.
Q:
How many votes do I have?

A:
On each matter to be voted upon, you have one vote for each share of Neurotrope Common Stock you own as of the Record Date.

Q:
What is the quorum requirement?

A:
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority in voting power of the shares of Neurotrope Common Stock issued and outstanding and entitled to vote at the Special Meeting, present in person or represented by proxy, are present at the Special Meeting. On [•], 2020, the Record Date, there were [•] shares of Neurotrope Common Stock outstanding and entitled to vote. Accordingly, Neurotrope expects that the holders of at least [•] shares of Neurotrope Common Stock must be present at the Special Meeting for a quorum to exist. Your shares of Neurotrope Common Stock will be counted toward the quorum at the Special Meeting only if you attend the Special Meeting in person or are represented at the Special Meeting by proxy.
Abstentions and broker non-votes (as described below) will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present and entitled to vote at the meeting in person or represented by proxy may adjourn the Special Meeting to another date.
Q:
What are “broker non-votes”?

A:
If you hold shares beneficially in street name and do not provide your broker or other agent with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when banks, brokers and other nominees are not permitted to vote on certain non-discretionary matters without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. All of the proposals to be acted on at the Special Meeting, except Proposal No. 6, are anticipated to be non-routine matters. Broker non-votes will be counted toward the vote total for Proposal No. 1 and will have the same effect as a vote “AGAINST” such proposal. Broker non-votes will not, however, be considered votes cast by the holders of all of the shares of Neurotrope Common Stock present in person or by proxy at the Special Meeting and voting affirmatively or negatively, and will therefore not have any effect with respect to Proposal Nos. 2, 3, 4, and 7. Broker non-votes will have no effect with respect to Proposal No. 5. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on Proposal No. 6.

Q:
When do you expect the Mergers to be consummated?

A:
Neurotrope and Metuchen anticipate that the Mergers will occur sometime soon after the Special Meeting to be held on [•], 2020, but the companies cannot predict the exact timing. For more information, please see the section titled “The Merger Agreement — Conditions to Completion of the Mergers” in this proxy statement/prospectus.

Q:
What do I need to do now?

A:
Neurotrope urges you to read this proxy statement/prospectus carefully, including its annexes, and to consider how the Mergers affect you.

If you are a Neurotrope Stockholder of record, you may provide your proxy instructions in one of two different ways. First, you can mail your signed proxy card in the enclosed return envelope. You may also provide your proxy instructions via telephone or via the Internet by following the instructions on your proxy card or voting instruction form. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the Special Meeting.
Q:
What happens if I do not return a proxy card or otherwise provide proxy instructions, as applicable?

A:
If you are a Neurotrope Stockholder, and if your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee that holds your shares has the authority to vote your unvoted shares only on the ratification of the appointment of our independent registered public accounting firm (Proposal 6 of this proxy statement) without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the special meeting and in the manner you desire. The failure to return your proxy card or otherwise provide proxy instructions will reduce the aggregate number of votes required to approve Proposal No. 2, 3, 4 and 7 and will have the same effect as a vote “AGAINST” Proposal No. 1.

Q:
When and where is the Special Meeting of Neurotrope Stockholders?

A:
The Special Meeting will be held at [•], at [•], local time, on [•], 2020. Subject to space availability, all Neurotrope Stockholders as of the Record Date, or their duly appointed proxies, may attend the Special Meeting. Since seating is limited, admission to the Special Meeting will be on a first-come, first-served basis.

Q:
If my Neurotrope shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
Unless your broker has discretionary authority to vote on certain matters, your broker will not be able to vote your shares of Neurotrope Common Stock without instructions from you. Brokers are not expected to have discretionary authority to vote for any of the proposals, other than Proposal No. 6, regarding the Ratification of Friedman LLP as the independent registered public accounting firm. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker.

Q:
May I change my vote after I have submitted a proxy or provided proxy instructions?

A:
Neurotrope Stockholders of record, other than those Neurotrope Stockholders who are parties to voting agreements, may change their vote at any time before their proxy is voted at the Special Meeting in one of three ways. First, a Neurotrope Stockholder of record can send a written notice to the Secretary of Neurotrope stating that it would like to revoke its proxy. Second, a Neurotrope Stockholder of record can submit new proxy instructions either on a new proxy card via telephone or the Internet. Third, a Neurotrope Stockholder of record can attend the Special Meeting and vote in person. Attendance alone will not revoke a proxy. If a Neurotrope Stockholder who owns shares of Neurotrope Common Stock in “street name” has instructed a broker to vote its shares of Neurotrope Common Stock, the stockholder must follow directions received from its broker to change those instructions.

Q:
Who is paying for this proxy solicitation?

A:
Neurotrope and Metuchen will share equally the cost of printing and filing this proxy statement/prospectus and the proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Neurotrope Common Stock for the forwarding of solicitation materials to the beneficial owners of Neurotrope Common Stock. Neurotrope will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Q:
Who can help answer my questions?

A:
If you are a Neurotrope Stockholder and would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the Mergers, including the procedures for voting your shares, you should contact:

Neurotrope, Inc.
1185 Avenue of the Americas, 3rd Floor
New York, New York 10036
(973) 242-0005
Attn: Joshua N. Silverman
If you are a Metuchen Securityholder, and would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the Mergers, you should contact:
Metuchen Pharmaceuticals, LLC
200 U.S. Highway 9, Suite 500
Manalapan Township, New Jersey 07726
(848) 233-5568
Attn: John D. Shulman

PROSPECTUS SUMMARY
This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Mergers, the proposals being considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the Merger Agreement, as amended, attached as Annex A, the opinions of Gemini Valuation Services, LLC (“GVS”) attached as Annexes B-1, B-2 and B-3, and the other annexes to which you are referred herein. For more information, please see the section titled “Where You Can Find More Information” in this proxy statement/prospectus.
The Companies
Neurotrope, Inc.
Neurotrope, Inc.
1185 Avenue of the Americas, 3rd Floor
New York, New York 10036
(973) 242-0005
Neurotrope is a biopharmaceutical company with product candidates in pre-clinical and clinical development. Neurotrope began operations in October 2012. Neurotrope is principally focused on developing a product platform based upon a drug candidate called bryostatin for the treatment of Alzheimer’s disease (“AD”), which is in the clinical testing stage. Neurotrope is also evaluating potential therapeutic applications of bryostatin for other neurodegenerative or cognitive diseases and dysfunctions, such as Fragile X syndrome, Multiple Sclerosis, and Niemann-Pick Type C disease, which have undergone pre-clinical testing. Neurotrope has been a party to a technology license and services agreement with the original Blanchette Rockefeller Neurosciences Institute (“BRNI”) (which has been known as Cognitive Research Enterprises, Inc. since October 2016), and its affiliate NRV II, LLC, which is collectively referred to herein as “CRE,” pursuant to which Neurotrope has an exclusive non-transferable license to certain patents and technologies required to develop its proposed products. Neurotrope was formed for the primary purpose of commercializing the technologies initially developed by BRNI for therapeutic applications for AD or other cognitive dysfunctions. These technologies have been under development by BRNI since 1999 and, until March 2013, had been financed through funding from a variety of non-investor sources (which include not-for-profit foundations, the National Institutes of Health, which is part of the U.S. Department of Health and Human Services, and individual philanthropists). From March 2013 forward, development of the licensed technology has been funded principally through Neurotrope in collaboration with CRE. Licensing agreements have been culminated with Stanford University for the exclusive use of synthetic bryostatin and for the potential use of bryostatin-like compounds, called Bryologs, for certain therapeutic indications. On September 9, 2019, Neurotrope issued a press release announcing that the confirmatory Phase 2 study of bryostatin-1 in moderate to severe AD did not achieve statistical significance on the primary endpoint, which was a change from baseline to Week 13 in the SIB total score. There were multiple secondary outcome measures in this trial, including the changes from baseline at Weeks 5, 9 and 15 in the SIB total score. No statistically significant difference was observed in the change from baseline in SIB total score between the bryostatin-1 and placebo treatment groups.
On October 8, 2019, following Neurotrope’s announcement of such top-line results from its Phase 2 study of bryostatin-1, Neurotrope announced its plans to explore strategic alternatives to maximize shareholder value. The Neurotrope Board of Directors formed a strategic alternatives committee to aid in evaluating its alternatives. On January 22, 2020, Neurotrope announced the completion of an additional analysis in connection with the confirmatory Phase 2 study, which examined moderately severe to severe AD patients treated with byrostatin-1 in the absence of memantine. To adjust for the baseline imbalance observed in the study, a post-hoc analysis was conducted using paired data for individual patients, with each patient as his/her own control. For the pre-specified moderate stratum (i.e., MMSE-2 baseline scores 10-15), the baseline value and the week 13 value were used, resulting in pairs of observations for each patient. The changes from baseline for each patient were calculated and a paired t-test was used to compare the mean change from baseline to week 13 for each patient. A total of 65 patients had both baseline and week 13 values, from which there were 32 patients in the bryostatin-1 treatment group and 33 patients in the placebo group. There was a statistically significant improvement over baseline (4.8 points) in the mean SIB at week 13 for subjects in the bryostatin-1 treatment group (32 subjects), paired t-test p < 0.0076, 2-tailed. In the placebo group (33 subjects), there was also a statistically significant increase from baseline in the mean SIB at week 13, for paired t-test p < 0.0144, consistent with the placebo effect seen in the overall 203 study. Although there was a signal of bryostatin-1’s benefit for the moderately severe stratum, the difference between the bryostatin-1 and placebo treatment groups was not statistically significant (p=0.2727).
Additional information about Neurotrope is included in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 312 of this proxy statement/prospectus.
Metuchen Pharmaceuticals, LLC
Metuchen Pharmaceuticals LLC
200 U.S. Highway 9, Suite 500
Manalapan Township, New Jersey 07726
(848) 233-5568
Metuchen is a pharmaceutical company focused on men’s health therapeutics with a full range of commercial capabilities including sales, marketing, regulatory and medical affairs, finance, trade relations, pharmacovigilance, market access relations, manufacturing, and distribution. On September 30, 2016, Metuchen acquired from Vivus, Inc. (“the Vivus Transaction”) all of the rights to license, develop, market, sell, and distribute the drug avanafil (Stendra®) in the United States, Canada, South America, and India, including all assets related to, or necessary for, the exercise of such rights, such as licenses, trademarks, and intellectual property rights. The drug avanafil was initially developed by Mitsubishi Tanabe Pharma Corporation and the rights to avanafil were licensed to Vivus in December 2000. Stendra® (avanafil) was approved by the FDA in April 2012 to treat male erectile dysfunction. Metuchen has distribution agreements with the three largest pharmaceutical distributors (McKesson, Cardinal and Amerisource Bergen) as well as a direct purchase program for designated retail dispensing pharmacies within large urology group practices, enabling Metuchen to provide Stendra® to customers through most retail pharmacies in the United States.
Metuchen also markets its own line of erectile dysfunction (“ED”) products in the form of vacuum erection devices (“VED”) products through its subsidiaries, Timm Medical, Inc. (“Timm Medical”) and Pos-T-Vac, LLC (“PTV”). Metuchen plans to continue to grow the VED business both domestically and internationally. Metuchen believes that its potential domestic growth will come through the expansion of its distribution partner network, which currently includes national distributors such as SunMed and Vitalit as well as a growing number of regional small-business distributors specialized in the Urology landscape. Additionally, Metuchen will continue to leverage existing relationships with key clinician decision makers, offering direct purchase agreements for Centers of Excellence in prostate cancer and sexual health rehabilitation. This will allow for increased local purchase availability for consumers. Metuchen believes that its potential international growth will come through additional work with existing customers to expand its current base of business while also working to unlock new international territories. In addition to expanding the distribution network, Metuchen is pursuing better use of the historical clinical data available regarding VEDs.
In addition to ED products, Metuchen is committed to identifying and developing other pharmaceuticals to advance men’s health. In March 2020, Metuchen acquired an exclusive global license to H100™ from Hybrid Medical LLC (“Hybrid”). H100™ is a novel and patented topical formulation candidate for the treatment of acute Peyronie’s disease. Peyronie’s disease is a condition that occurs upon penile tissue disruption often caused by sexual activity or injury, healing into collagen-based scars that may ultimately harden and cause penile deformity. Based on the studies cited further below, Peyronie’s disease may affect millions of men around the world, and there is no approved non-invasive treatment option. Based on current approved therapies, if approved, H100 would become the first and only clinically approved topical non-invasive formulation for the treatment of Peyronie’s disease. Metuchen has established its foundation for growth and, with the addition of H100 to the product portfolio and other pipeline opportunities for additional products, Metuchen believes that it can build an industry leading men’s health pharmaceutical company. H-100 is currently under review by the FDA Office of Orphan Products Development for possible Orphan Disease designation. Final determination is expected to occur in late 2020. The preclinical and clinical roadmap will be assessed thereafter, subject to FDA guidance. Metuchen has no other product candidates and no other definitive license agreements at this time. However, Metuchen is engaged in discussions with viable, late stage therapeutic assets addressing male hormone replacement therapy, male infertility, BPH and prostate cancer, but has not entered into any binding agreements with respect thereto.
Petros Pharmaceuticals, Inc.
Petros Pharmaceuticals, Inc. (“Petros”) is a Delaware corporation that was organized on May 14, 2020 solely for the purpose of effecting the Mergers. Pursuant to the Merger Agreement, Merger Sub 1 will merge with and into Metuchen, and Merger Sub 2 will merge with and into Neurotrope. As a result, Metuchen and Neurotrope will become wholly-owned subsidiaries of Petros. As a result of the transactions contemplated by the Merger Agreement, Petros will become a publicly traded corporation, and former Neurotrope Stockholders and Metuchen Securityholders will own stock in Petros. Petros has not carried on any activities other than in connection with the Mergers. Petros’s principal executive offices are located at 5301 Wisconsin Avenue NW, Suite 570, Washington, DC 20015, and its telephone number is 301-215-7440.
Following the Mergers, Petros will have the product portfolio currently held by Metuchen, as described above.
PM Merger Sub 1, Inc.
PM Merger Sub 1, LLC is a Delaware limited liability company and a wholly-owned subsidiary of Petros, and was formed solely for the purposes of carrying out the Mergers.
PM Merger Sub 2, Inc.
PN Merger Sub 2, Inc. is a Delaware corporation and a wholly-owned subsidiary of Petros, and was formed solely for the purposes of carrying out the Mergers.
The Mergers (see page 72)
The Merger Agreement provides for (1) the merger of Merger Sub 1, with and into Metuchen, with Metuchen surviving as a wholly-owned subsidiary of Petros (the “Metuchen Merger”) and (2) the merger of Merger Sub 2 with and into Neurotrope, with Neurotrope surviving as a wholly-owned subsidiary of Petros (the “Neurotrope Merger” and together with the Metuchen Merger, the “Mergers”). The Mergers, taken together, are intended to qualify for U.S. federal income tax purposes as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended. For a more detailed summary of the material U.S. federal income tax consequences of the mergers, see “The Mergers — Material U.S. Federal Income Tax Consequences of the Mergers and Material U.S. Federal Income Tax Consideration of the Ownership and Disposition of Petros Common Stock” beginning on page 110 of this proxy statement/prospectus.
As a result of the Metuchen Merger, each outstanding Metuchen Common Unit or Metuchen Preferred Unit will be exchanged for a number of shares of Petros Common Stock equal to the quotient resulting from the formula of (i) 24,748,051 divided by (ii) the number of fully-diluted units of Metuchen outstanding immediately prior to the effective time of the Mergers, subject to adjustment. In addition, each securityholder of Metuchen prior to the Mergers will receive a right to receive such securityholder’s pro rata share of an aggregate of 71,160,451 shares of Petros Common Stock potentially issuable upon the achievement of certain milestones set forth in the Merger Agreement. For a more complete description of what Metuchen Securityholders will receive in the Mergers, please see the section titled “The Merger Agreement — Merger Consideration” in this proxy statement/prospectus.
As a result of the Neurotrope Merger, each outstanding share of Neurotrope Common Stock will be exchanged for one (1) share of Petros Common Stock and each outstanding share of Neurotrope Preferred Stock will be exchanged for one (1) share of Petros Preferred Stock. Following the Mergers, the Petros Preferred Stock will have substantially the same conversion rights (proportionally adjusted to give effect to the Mergers), powers, rights and privileges as the Neurotrope Preferred Stock prior to the Mergers. In addition, each outstanding option to purchase Neurotrope Common Stock or outstanding warrant to purchase common stock that has not previously been exercised prior to the closing of the Mergers (the “Closing”)

will be converted into equivalent options and warrants to purchase shares of Petros Common Stock and will be adjusted to give effect to the exchange ratios set forth in the Merger Agreement. For a more complete description of what Neurotrope Stockholders will receive in the Mergers, please see the sections titled “The Merger Agreement — Merger Consideration” in this proxy statement/prospectus.
Upon the Closing, on a pro forma basis, current Neurotrope Stockholders will own approximately 49.0% of Petros and current Metuchen Securityholders will own approximately 51.0% of Petros. For a more complete description of the Mergers please see the section titled “The Merger Agreement” in this proxy statement/prospectus.
The Closing will occur no later than the third business day after the last of the conditions to the Mergers have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such conditions), or at such other time as Neurotrope and Metuchen agree. Neurotrope and Metuchen anticipate that the consummation of the Mergers will occur in the fourth quarter of 2020. However, because the Mergers are subject to a number of conditions, neither Neurotrope nor Metuchen can predict exactly when the Closing will occur or if it will occur at all.
The following charts summarize the organization structure of Petros, Metuchen and Neurotrope prior to the Mergers and following the Mergers and Spin-Off.
Organizational structure prior to Mergers and Spin-Off
Organizational structure following Mergers and Spin-Off
Reasons for the Mergers
Following the Mergers, Petros will be a pharmaceutical company focused on men’s health therapeutics with a full range of commercial capabilities including sales, marketing, regulatory and medical affairs, finance, trade relations, pharmacovigilance, market access relations, manufacturing, and distribution. Neurotrope and Metuchen believe that Petros will have the following potential advantages:
•
Pharmaceutical Company. Metuchen is a pharmaceutical company focused on men’s health therapeutics with a full range of commercial capabilities including sales, marketing, regulatory and medical affairs, finance, trade relations, pharmacovigilance, market access relations, manufacturing, and distribution.

•
Management Team. It is expected that Petros will be led by the experienced senior management primarily from Metuchen and a board of directors with representation from each of Neurotrope and Metuchen.

•
Cash Resources. Petros is expected to have approximately $20 million in cash, cash equivalents and short-term investments at the Closing (subject to adjustment as set forth in the Merger Agreement), which Neurotrope and Metuchen believe is sufficient to enable Petros to implement its near-term business plans. The cash, cash equivalents and short-term investments amount assumes that Neurotrope’s transaction costs and other obligations will be paid at Closing, other than certain severance payment amounts, which may be paid out up to one year after Closing.

The Neurotrope Board of Directors considered other reasons for the Mergers, as described herein. For example, the Neurotrope Board of Directors considered, among other things:
•
the Mergers provide Neurotrope Stockholders with the opportunity to participate in two distinct, publicly traded companies with potentially meaningful value propositions;

•
the Neurotrope Board of Directors believes that this is an advantageous time to pursue a merger with Metuchen due to Metuchen’s unique point in its corporate lifecycle;

•
the Neurotrope Board of Directors anticipates that the merger will enable Neurotrope’s wholly-owned subsidiary, Neurotrope Biosciences, Inc. (“Neurotrope SpinCo”) to focus on its current lead asset, Bryostatin-1 to treat neurodegeneration, with anticipated funding of approximately $14 million in cash to Neurotrope and a recently awarded clinical trial grant from the National Institutes of Health;

•
the Neurotrope Board of Directors has reviewed the current plans of Metuchen for continuing to expand post-merger to confirm the likelihood that, with anticipated funding of approximately $20 million (subject to adjustment as set forth in the Merger Agreement) in Neurotrope’s available cash and revenue from sales of Metuchen’s erectile dysfunction treatment, Petros will possess sufficient financial resources to operate and develop its business;

•
the strategic alternatives to the Mergers available to Neurotrope, including the discussions that Neurotrope’s management and the Neurotrope Board of Directors previously conducted with other potential merger partners;

•
the risks and delays associated with, and uncertain value and costs to Neurotrope’s stockholders of, continuing development of bryostatin-1 or liquidating Neurotrope, including the uncertainties of continuing cash burn while contingent liabilities are resolved, uncertainty of timing of release of cash until contingent liabilities are resolved, and the risks associated with being a shell company prior to cash distribution, including the risks associated with delisting;

•
the risks of continuing to operate Neurotrope on a stand-alone basis, including the need to rebuild infrastructure and management to continue its operations; and

•
the opportunity as a result of the Mergers for Neurotrope Stockholders to participate in the potential value of Metuchen’s product candidate portfolio and the potential growth of Petros following the Mergers.

The Spin-Off
The Merger Agreement also provides that, in connection with the Mergers, Neurotrope plans to spin-off (the “Spin-Off”) its wholly-owned subsidiary, Neurotrope Biosciences, Inc. Substantially all of the consolidated operations of Neurotrope were conducted through such subsidiary and substantially all of the consolidated operating assets and liabilities of Neurotrope reside in such subsidiary. The Spin-Off is planned to be made as a distribution to Neurotrope’s stakeholders as of a record date prior to the Mergers, but the distribution is currently contemplated to occur after the Closing. Neurotrope SpinCo will be capitalized with all cash in excess of the $20 million to be retained by Metuchen, subject to adjustment as set forth in the Merger Agreement. The proceeds of any such warrant exercises will be split 80% to Petros and 20% to the spun-off entity, subject to adjustment as provided in the Merger Agreement. The record date for the Spin-Off, the ratio of the Spin-Off shares distributed to the Neurotrope shares held as of the record date and the extent to which other stakeholders of Neurotrope may be entitled to participate in the Spin-Off have not yet been determined. In furtherance of the Spin-Off, Neurotrope and Neurotrope SpinCo plan to enter into the Separation Agreement. Upon completion of the Spin-Off, Neurotrope SpinCo will be 100%-owned by the Neurotrope Stockholders of record and certain warrant holders as of [•], 2020.
Neurotrope SpinCo will continue to pursue operations relating to the development of a product platform based upon a drug candidate called bryostatin-1 for the treatment of Alzheimer’s disease (“AD”), including a Phase 2 clinical study assessing the safety, tolerability and long-term efficacy of bryostatin-1 in the treatment of moderately severe AD subjects not receiving memantine treatment.
For a more complete description of the Spin-Off and the amount of cash to be distributed to Neurotrope SpinCo in the Spin-Off, please see the section titled “Proposal No. 2: Approval of the Spin-Off” in this proxy statement/prospectus.
Opinions of the Neurotrope Financial Advisor (see page 82)
The Neurotrope Board of Directors engaged GVS to provide strategic advisory and investment banking services in connection with evaluating and considering various strategic alternatives, and ultimately requested that GVS render an opinion as to the fairness, from a financial point of view, of the contribution made and consideration received by the holders of Neurotrope Common Stock pursuant to the Merger Agreement. At the May 11, 2020 meeting of the Neurotrope Board of Directors, GVS rendered its oral opinion, subsequently confirmed by delivery of its written opinion dated May 15, 2020, to the Neurotrope Board of Directors. On July 20, 2020, at the request of the Neurotrope Board of Directors and in light of the changes proposed to the valuation of Metuchen and Neurotrope as set forth in the First Amendment to the Merger Agreement, GVS rendered a revised oral opinion, subsequently confirmed by delivery of the written opinion dated July 20, 2020, to the Neurotrope Board of Directors, that the contribution made and consideration received by the holders of Neurotrope Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of Neurotrope Common Stock as of the date of such opinion and based upon the various assumptions, qualifications and limitations set forth therein. On September 24, 2020, at the request of the Neurotrope Board of Directors and in light of the changes proposed to the valuation of Metuchen and Neurotrope as set forth in the Second Amendment to the Merger Agreement, GVS rendered a revised oral opinion, subsequently confirmed by delivery of the written opinion dated September 24, 2020, to the Neurotrope Board of Directors, that the contribution made and consideration received by the holders of Neurotrope Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of Neurotrope Common Stock as of the date of such opinion and based upon the various assumptions, qualifications and limitations set forth therein.
The full texts of GVS’s written opinions, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken in connection with the opinions, are attached to this proxy statement/prospectus as Annex B -1, Annex B-2 and Annex B-3 and are incorporated by reference in its entirety to this proxy statement/prospectus. GVS’s opinions were intended solely for the benefit and use of the Neurotrope Board of Directors (in its capacity as such) in connection with its consideration of the Mergers. GVS’s opinions were not intended to be used for any other purpose without GVS’s prior written consent in each instance, except as expressly provided for in the engagement letter between Neurotrope and GVS. GVS has consented to the use of GVS’s opinions in this proxy statement/prospectus. GVS’s opinions did not address Neurotrope’s underlying business decision to enter into the Merger Agreement or complete the Mergers or the merits of the Mergers as compared to any alternative transactions that were or may be available to Neurotrope, and did not constitute a recommendation to the Neurotrope Board of Directors or to any Neurotrope Stockholder as to how such stockholder should vote with respect to the issuance of Neurotrope Common Stock in the Mergers or otherwise.

Overview of the Merger Agreement
Merger Consideration (see page 118)
As a result of the Metuchen Merger, each outstanding Metuchen Common Unit or Metuchen Preferred Unit will be exchanged for a number of shares of Petros Common Stock equal to the quotient resulting from the formula of (i) 24,748,051 divided by (ii) the number of fully-diluted units of Metuchen outstanding immediately prior to the effective time of the Mergers, subject to adjustment. In addition, each securityholder of Metuchen prior to the Mergers will receive a right to receive such securityholder’s pro rata share of an aggregate of 71,160,451 shares of Petros Common Stock potentially issuable upon the achievement of certain milestones set forth in the Merger Agreement.
The number of shares of Petros Common Stock issuable in respect of each outstanding Metuchen Common Unit and Metuchen Preferred Unit, based upon the number of such units outstanding as of certain dates is set forth in the table below.
	Shares of Petros Received at Closing
	18-May	18-Jun	18-Jul	18-Aug	22-Sep
Metuchen Common Unit	2.8882	2.8828	2.8769	2.8697	2.8601
Metuchen Preferred Unit	2.8882	2.8828	2.8769	2.8697	2.8601
The table above is based upon the following assumptions: (1) the principal and accrued interest of Metuchen’s subordinated debt with principal value of $14 million is converted to Common Units before Closing at a $9.77 per unit price; and (2) the shares above represent shares received at Closing and exclude earn-out shares.
For a more complete description of what Metuchen Securityholders will receive in the Mergers, please see the section titled “The Merger Agreement — Merger Consideration” in this proxy statement/prospectus.
As a result of the Neurotrope Merger, each outstanding share of Neurotrope Common Stock will be exchanged for one (1) share of Petros Common Stock and each outstanding share of Neurotrope Preferred Stock will be exchanged for one (1) share of Petros Preferred Stock. Following the Mergers, the Petros Preferred Stock will have substantially the same conversion rights (proportionally adjusted to give effect to the Mergers), powers, rights and privileges as the Neurotrope Preferred Stock prior to the Mergers. In addition, each outstanding option to purchase Neurotrope Common Stock or outstanding warrant to purchase common stock that has not previously been exercised prior to the Closing will be converted into equivalent options and warrants to purchase shares of Petros Common Stock and will be adjusted to give effect to the exchange ratios set forth in the Merger Agreement. For a more complete description of what Neurotrope Stockholders will receive in the Mergers, please see the section titled “The Merger Agreement — Merger Consideration” in this proxy statement/prospectus.
Upon the Closing, on a pro forma basis, current Neurotrope Stockholders will own approximately 49.0% of Petros and current Metuchen Securityholders will own approximately 51.0% of Petros.
Treatment of Neurotrope Options and Neurotrope Warrants (see page 122)
Each outstanding option to purchase Neurotrope Common Stock (the “Neurotrope Options”) or outstanding warrant to purchase Neurotrope Common Stock that has not previously been exercised prior to the Closing will be converted into equivalent options and warrants to purchase shares of Petros Common Stock and will be adjusted to give effect to the exchange ratios set forth in the Merger Agreement.
Conditions to Completion of the Mergers (see page 124)
To consummate the Mergers, Neurotrope Stockholders must approve the Merger Agreement and the transactions contemplated thereunder, including the issuance of shares of Petros Common Stock and Petros Preferred Stock, as applicable, to Neurotrope Stockholders and Metuchen Securityholders in the Mergers. Additionally, Metuchen Securityholders must adopt the Merger Agreement thereby approving the Mergers and the other transactions contemplated by the Merger Agreement. In addition to obtaining such stockholder approvals and obtaining appropriate regulatory approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.
Non-Solicitation (see page 128)
Each of Neurotrope and Metuchen agreed that, subject to certain exceptions, Neurotrope and Metuchen and any of their respective subsidiaries will not, and each party will use its reasonable best efforts to cause each of its officers, directors, employees, partners, attorneys, advisors, accountants, agents or representatives of such party retained by it or any of its subsidiaries not to, directly or indirectly:
•
solicit, initiate, knowingly encourage, induce or knowingly facilitate the communication, making, submission or announcement of, any “acquisition proposal” as defined below, or take any action that could reasonably be expected to lead to an acquisition proposal;

•
furnish any non-public information with respect to it to any person in connection with or in response to an acquisition proposal or an acquisition inquiry;

•
engage in discussions or negotiations with any person with respect to any acquisition proposal;

•
subject to certain exceptions for Neurotrope, approve, endorse or recommend an acquisition proposal; or

•
execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to an “acquisition transaction,” as defined below.

However, before obtaining the applicable Neurotrope Stockholder or Metuchen Securityholder approvals required to consummate the Mergers, Neurotrope or Metuchen may furnish nonpublic information regarding Neurotrope or Metuchen and its subsidiaries to, and may enter into discussions or negotiations with, any third-party in response to an unsolicited bona fide written acquisition proposal (with all references to 20% in the definition of acquisition transaction above being treated as references to 50%) made by a third -party after the date of the Merger Agreement, which the Neurotrope Board of Directors or Metuchen Board of Managers, which Board of Managers is currently comprised exclusively of John Shulman, determines in good faith, after consultation with Neurotrope’s or Metuchen’s outside financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a “superior offer,” as defined below, if:
•
neither Neurotrope or Metuchen nor any of Neurotrope’s or Metuchen’s representatives has breached the non-solicitation provisions of the Merger Agreement described above;

•
the Neurotrope Board of Directors or Metuchen Board of Managers concludes in good faith, based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of such board of directors under applicable law;

•
such party receives from the third-party an executed confidentiality agreement containing provisions at least as favorable to such party as those contained in the confidentiality agreement between Neurotrope and Metuchen; and

•
substantially contemporaneously with furnishing of any such nonpublic information to a third-party, Neurotrope or Metuchen furnishes the same information to the other party to the extent not previously furnished.

Termination of the Merger Agreement and Termination Fee (see page 137)
The Merger Agreement contains certain termination rights for both Neurotrope and Metuchen, and further provides that, upon termination of the Merger Agreement under specified circumstances, either party may be required to pay the other party a termination fee of $1,000,000 plus third party expenses incurred by the terminating party.
Voting Agreements (see page 144)
Certain Metuchen Securityholders are party to a voting agreement with Neurotrope and Metuchen pursuant to which, among other things, each of these stockholders agreed, solely in his, her or its capacity as a Metuchen Securityholder, to vote all of his, her or its Metuchen Capital Units in favor of the adoption of the Merger Agreement and the approval of any transaction proposed under the Merger Agreement and any other proposal in connection with, or related to, the consummation of the Mergers for which the Metuchen Board of Managers has recommended that Metuchen’s Securityholders vote in favor.
As of September 21, 2020, the Metuchen Securityholders that are party to a voting agreement with Neurotrope owned approximately 91% of the outstanding Metuchen Capital Units. Following the effectiveness of the registration statement of which this proxy statement/prospectus is a part, Metuchen Securityholders holding a sufficient number of Metuchen Capital Units to adopt the Merger Agreement and thereby approve the Mergers will, pursuant to their voting agreements, execute written consents providing for such adoption and approval.
Certain Neurotrope Stockholders are party to voting agreements with Metuchen pursuant to which, among other things, each of these stockholders agreed, solely in his, her or its capacity as a Neurotrope Stockholder, to vote all of his, her or its shares of Neurotrope Common Stock held by such Neurotrope Stockholders as of the Record Date in favor of (i) approval of the Merger Agreement, (ii) any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Mergers and other matters to be approved on date of the Special Meeting, and (iii) any other proposal included in this proxy statement/prospectus in connection with, or related to, the consummation of the Mergers for which the Neurotrope Board of Directors has recommended that the stockholders of Neurotrope vote in favor.
The Neurotrope Stockholders that are party to a voting agreement with Metuchen beneficially owned approximately 34% of the outstanding shares of Neurotrope Common Stock as of September 21, 2020. The parties to the voting agreements with Metuchen include the executive officers and directors of Neurotrope and certain Neurotrope Stockholders.
The voting agreements are discussed in greater detail in the section titled “Agreements Related to the Mergers — Voting Agreements” in this proxy statement/prospectus.
Lock-up Agreements (see page 144)
As a condition to the Closing, certain Neurotrope Stockholders and Metuchen Securityholders have entered into lock-up agreements, pursuant to which such parties have agreed not to, except in limited circumstances, sell or transfer, or engage in swap or similar transactions with respect to, shares of Neurotrope Common Stock, including, as applicable, shares received in the Mergers and issuable upon exercise of certain options, in each case from the Closing until the date that is nine months from the Closing.
As of September 21, 2020, Neurotrope Stockholders who have executed lock-up agreements beneficially owned in the aggregate less than 1% of the outstanding shares of Neurotrope Common Stock.
Metuchen Securityholders who have executed lock-up agreements as of September 21, 2020 owned in the aggregate approximately 91% of the outstanding Metuchen Capital Units on an as-converted basis.
Management Following the Mergers (see page 261)
Effective as of the Closing, Petros’s officers are expected to include:
Name	Title
Fady Boctor, MBA	President and Chief Commercial Officer
Keith Lavan	Chief Financial Officer
Andrew Gesek, MBA	President, Timm Medical Technologies
Interests of Certain Directors, Officers and Affiliates of Neurotrope and Metuchen (see pages 103 and 106)
In considering the recommendation of the Neurotrope Board of Directors with respect to issuing shares of Neurotrope Common Stock pursuant to the Merger Agreement and the other matters to be acted upon by Neurotrope Stockholders at the Special Meeting, Neurotrope Stockholders should be aware that certain members of the Neurotrope Board of Directors and executive officers of Neurotrope have interests in the Mergers that may be different from, or in addition to, interests they have as Neurotrope Stockholders.

For example, Dr. Ryan will be entitled to severance payments in connection with his departure from Neurotrope as its Chief Executive Officer, Neurotrope Options held by those officers and directors have accelerated vesting in connection with the completion of the Mergers, Robert Weinstein, currently the chief financial officer of Neurotrope, will become chief financial officer of the Neurotrope SpinCo, and certain directors of Neurotrope will continue as directors of Petros after the Effective Time of the Mergers.
As of September 21, 2020, the directors and executive officers of Neurotrope beneficially owned, in the aggregate, approximately 1% of the outstanding shares of Neurotrope Common Stock. Each of Neurotrope’s officers and directors have entered into voting agreements in connection with the Mergers. The voting agreements are discussed in greater detail in the section titled “Agreements Related to the Mergers — Voting Agreements” in this proxy statement/prospectus.
Material U.S. Federal Income Tax Consequences of the Mergers (see page 110)
Petros, Neurotrope and Metuchen each intend that, subject to the limitations and qualifications described in “The Mergers — Material U.S. Federal Income Tax Consequences of the Mergers and Material U.S. Federal Income Tax Consideration of the Ownership and Disposition of Petros Common Stock,” the Neurotrope Merger taken together with the Metuchen Merger will qualify as a transaction described in Section 351 of the Code. If such treatment applies, U.S. Holders (as such term is defined in the section titled “The Mergers — Material U.S. Federal Income Tax Consequences of the Mergers and Material U.S. Federal Income Tax Consideration of the Ownership and Disposition of Petros Common Stock”) of Neurotrope Common Stock and Preferred Stock and Metuchen membership interests generally will not recognize gain or loss upon the exchange of their Neurotrope Common Stock or Neurotrope Preferred Stock or Metuchen membership interests for Petros Common Stock or Preferred Stock (as applicable) in the Mergers. For a more detailed summary of the material U.S. federal income tax consequences of the Mergers, see “The Mergers — Material U.S. Federal Income Tax Consequences of the Mergers and Material U.S. Federal Income Tax Consideration of the Ownership and Disposition of Petros Common Stock” beginning on page 110 of this proxy statement/prospectus.
Backstop Agreement (see page 145)
In connection with the entry into the Merger Agreement, Neurotrope and an affiliated entity of Juggernaut Capital Partners (the “JCP Investor”) entered into a Backstop Agreement pursuant to which the JCP Investor agreed to contribute to Metuchen at the Closing an amount equal to the Working Capital Shortfall Amount (as defined in the Merger Agreement), if any, as determined in accordance with Section 1.8 of the Merger Agreement, up to an aggregate amount not to exceed $6,000,000 (the “Commitment Cap”). Following the Closing and until the one-year anniversary of the Closing (the “Anniversary Date”), the JCP Investor agreed to contribute, or cause an affiliate to contribute, to Petros an amount equal to the Commitment Cap less the Working Capital Shortfall Amount (the “Post-Closing Commitment”) on the Anniversary Date; provided, however, that, (a) in the event that, at any time between the Closing and the Anniversary Date, the closing price per share of Petros Common Stock on The Nasdaq Capital Market or any other securities exchanges on which the Petros Common Stock is then traded equals or exceeds $2.175 for a period of ten (10) consecutive trading days, then the Post-Closing Commitment shall be reduced by fifty percent (50%) and (b) in the event that, at any time between the Closing and the Anniversary Date, the closing price per share of Petros Common Stock on The Nasdaq Capital Market or any other securities exchanges on which the Petros Common Stock is then traded equals or exceeds $2.5375 for a period of ten (10) consecutive trading days, then the Post-Closing Commitment shall be $0.
Employee Lease Agreement (see page 145)
In connection with entry into the Merger Agreement Amendment, Neurotrope, Neurotrope Bioscience, Inc. and Metuchen entered into an Employee Lease Agreement pursuant to which Neurotrope and Neurotrope Bioscience, Inc. agreed to lease the services of Dr. Charles Ryan to Metuchen prior to the Closing. Dr. Ryan will devote no more than 75% of his working time performing services to Metuchen under the Employee Lease Agreement and Metuchen will pay 75% of the costs associated with Dr. Ryan’s employment from the period beginning on June 1, 2020 through the Closing, including but not limited to, the costs for all compensation and benefits paid to, for or on behalf Dr. Ryan (the “Fees”). The Fees pursuant to the Employee Lease Agreement will act to reduce the amount of cash that is retained by Petros following the Closing, provided, however, that if the Mergers are not consummated and the Merger Agreement is terminated pursuant to its terms, Metuchen will not be required to pay any of the Fees.
Risk Factors (see page 29)
Both Neurotrope and Metuchen are subject to various risks associated with their businesses and their industries. In addition, the Mergers pose a number of risks to each company and its respective stockholders, including the possibility that the Mergers may not be completed and the following risks:
•
the Exchange Ratios are not adjustable based on the market price of Neurotrope Common Stock, so the merger consideration at the Closing may have a greater or lesser value than at the time the Merger Agreement was signed;

•
failure to complete the Mergers may result in Neurotrope or Metuchen paying a termination fee or expenses to the other and could harm the per share price of Neurotrope Common Stock and future business and operations of each company;

•
the Mergers may be completed even though material adverse changes may result solely from the announcement of the Mergers, general economic or political conditions or conditions generally affecting the industries in which Neurotrope and Metuchen operate and other causes;

•
some Neurotrope and Metuchen officers and directors have interests that are different from or in addition to those considered by securityholders of Neurotrope and Metuchen and which may influence them to support or approve the Mergers;

•
Neurotrope Stockholders and Metuchen Securityholders may not realize a benefit from the Mergers commensurate with the ownership dilution they will experience in connection with the Mergers;

•
during the pendency of the Mergers, Neurotrope and Metuchen may not be able to enter into a business combination with another party under certain circumstances because of restrictions in the Merger Agreement, which could adversely affect their respective businesses;

•
certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement;

•
because the lack of a public market for the Metuchen Capital Units makes it difficult to evaluate the fairness of the Mergers, the Metuchen Securityholders may receive consideration in the Mergers that is less than the fair market value of the Metuchen Capital Units and/or Neurotrope may pay more than the fair market value of the Metuchen Capital Units; and

•
if the conditions to the Mergers are not met, the Mergers will not occur.

These risks and other risks are discussed in greater detail under the section titled “Risk Factors” in this proxy statement/prospectus. Neurotrope and Metuchen both encourage you to read and consider all of these risks carefully.
Regulatory Approvals (see page 110)
In the United States, Neurotrope must comply with applicable federal and state securities laws and the rules and regulations of The Nasdaq Stock Market LLC (“Nasdaq”) in connection with the issuance of shares of Petros Common Stock and the filing of this proxy statement/prospectus with the SEC.
Nasdaq Capital Market Listing (see page 116)
Prior to consummation of the Mergers, Petros intends to file an initial listing application with The Nasdaq Capital Market pursuant to Nasdaq’s rules for companies conducting a business combination that results in a change of control. If such application is accepted, Petros anticipates that shares of Petros Common Stock will be listed on The Nasdaq Capital Market following the Closing with the trading symbol “PTPI.”

Anticipated Accounting Treatment (see page 117)
The Mergers are expected be treated by Neurotrope as a reverse merger and accounted for as a reverse recapitalization in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). For accounting purposes, Metuchen is considered to be acquiring Neurotrope in the Mergers.
Appraisal Rights and Dissenters’ Rights (see page 117)
The holders of Neurotrope Common Stock and the holders of Metuchen Common Units are not entitled to appraisal rights in connection with the Mergers.
Comparison of Stockholder Rights (see page 288)
Petros is a corporation organized under the laws of the State of Delaware, Neurotrope is a corporation incorporated under the laws of the State of Nevada and Metuchen is a limited liability company organized under the laws of the State of Delaware. If the Mergers are completed, Metuchen Securityholders and Neurotrope Stockholders will become Petros stockholders, and their rights will be governed by Delaware law, Petros’s amended and restated bylaws (the “Petros Bylaws”) and Petros’s amended and restated certificate of incorporation (the “Petros Certificate of Incorporation”). The Petros Bylaws and Petros Certificate of Incorporation will be filed and go into effect immediately after the Effective Time. The rights of Neurotrope Stockholders contained in the Neurotrope amended and restated articles of incorporation (the “Neurotrope Articles of Incorporation”) and Neurotrope’s amended and restated bylaws, as amended, and the rights of Metuchen Securityholders under the limited liability company operating agreement of Metuchen, differ from the rights of Petros stockholders contained in the Petros Certificate of Incorporation and the Petros Bylaws, as more fully described under the section titled “Comparison of Rights of Holders of Petros Stock, Neurotrope Stock and Metuchen Units” in this proxy statement/prospectus.
Emerging Growth Company
Petros is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, Petros is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Petros’s periodic reports and proxy statements, and exemptions from the requirements of holding non-binding advisory “say-on-pay” votes on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the Petros’s securities less attractive as a result, the trading market for these securities may be reduced, and the prices of these securities may be traded at lower prices and experience greater volatility.
In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Emerging growth companies may also take advantage of an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board that require mandatory audit firm rotation or a supplement to the auditors' report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer. Petros intends to take advantage of the benefits of this extended transition period for as long as it is available. Petros’s financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Section 107 of the JOBS Act provides that the decision not to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.
Petros will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of the first sale of Petros’s common equity securities pursuant to an effective registration statement under the Securities Act or (b) in which Petros has total annual gross revenue of at least $1.07 billion, (2) the date on which Petros is deemed to be a large accelerated filer, which means the market value of the Petros’s common stock that is held by non-affiliates exceeds $700 million as of the last business day of Petros’s most recently complete second fiscal quarter, and (3) the date on which Petros has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
The following tables present summary historical financial data for Neurotrope and Metuchen, summary unaudited pro forma condensed combined financial data, and comparative historical and unaudited pro forma per share data for Neurotrope and Metuchen.
Summary Historical Financial Data of Neurotrope
Neurotrope is providing you with the following summary historical consolidated financial information to assist you in your analysis of the financial aspects of the transactions. Neurotrope derived (i) the financial information as of and for the fiscal years ended December 31, 2019 and 2018 from its historical audited consolidated financial statements and related notes for the fiscal years then ended and (ii) the financial information as of and for the six months ended June 30, 2020 and 2019 from its unaudited condensed consolidated financial statements and related notes which include, in the opinion of Neurotrope’s management, all normal and recurring adjustments that are considered necessary for the fair statement of the results for such interim periods and dates. The information set forth below is only a summary that you should read together with the historical audited consolidated financial statements of Neurotrope for the fiscal years ended December 31, 2019 and 2018 and the unaudited condensed consolidated financial statements for the six months period ended June 30, 2020 and 2019 and the related notes, as well as the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Neurotrope’s annual report on Form 10-K for the year ended December 31, 2019 and quarterly report on Form 10-Q for the six months ended June 30, 2020 that Neurotrope previously filed with the SEC and that are incorporated by reference into this proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 312. The historical results presented are not necessarily indicative of results to be expected in any future period.
Consolidated Statements of Operations Data of Neurotrope
	Years Ended December 31,		Six Months Ended June 30,
	2019	2018	2020 (unaudited)	2019 (unaudited)
Revenue	$—	$—	$—	$
Operating Expenses:
Research and development expenses – Related Party	$—	$262,012	$—		$—
Research and development expenses – Other	$4,540,947	$4,623,551	$594,470		$3,427,734
General and administrative expenses – Related party	$50,000	$50,000	$7,361		$25,000
General and administrative expenses – Other	$6,740,510	$3,997,222	$3,953,051		$3,033,891
Stock based compensation expenses – Related Party	$220,856	$291,577	$21,001		$125,466
Stock based compensation expenses – Other	$3,961,144	$1,925,034	$1,040,095		$2,295,994
Other income, net	$378,707	$127,110	$146,508		$211,461
Net loss	$15,134,750	$11,022,286	$5,469,470		$8,696,624
Consolidated Balance Sheet Data of Neurotrope
	December 31,		June 30,
	2019	2018	2020 (unaudited)	2019 (unaudited)
Cash and cash equivalents	$17,382,038	$28,854,218	$30,251,180	$21,255,517
Prepaid expenses	$494,112	$603,324	$589,559	$796,534
Total current assets	$17,876,150	$29,457,542	$30,840,739	$22,052,051
Total assets	$17,897,821	$29,478,384	$30,865,416	$22,076,314
Total current liabilities	$479,056	$2,957,075	$1,067,578	$852,259
Total shareholders’ equity	$17,418,765	$26,521,309	$29,797,838	$21,224,055
Total liabilities and shareholders’ equity	$17,897,821	$29,478,384	$30,865,416	$22,076,314

Summary Historical Financial Data of Metuchen
The summary consolidated statements of operations data for the year ended December 31, 2019 (Successor), the period December 10, 2018 through December 31, 2018 (Successor) and the period January 1, 2018 through December 9, 2018 (Predecessor) and the selected balance sheet data as of December 31, 2019 and 2018 are derived from Metuchen’s audited financial statements prepared using accounting principles generally accepted in the United States (“U.S. GAAP”), which are included in this proxy statement/prospectus. The summary financial data for the six months ended June 30, 2020 and 2019 are derived from Metuchen’s unaudited condensed consolidated financial statements included in this proxy statement/prospectus. The financial data should be read in conjunction with “Metuchen Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Metuchen’s condensed consolidated financial statements and related notes appearing elsewhere in this proxy statement/prospectus. The historical results are not necessarily indicative of results to be expected in any future period.
Consolidated Statements of Operations Data of Metuchen
	Successor						Predecessor
	For the Three Months Ended June 30, 2020 (Unaudited)	For the Three Months Ended June 30, 2019 (Unaudited)	For the Six Months Ended June 30, 2020 (Unaudited)	For the Six Months Ended June 30, 2019 (Unaudited)	For the YearEnded December31, 2019	For the period December10, 2018 through December 31, 2018	For the period January 1, 2018 through December 9, 2018
Net sales	$1,373,564	$4,022,155	$3,165,485	$9,111,677	$15,577,166	$838,926	$13,212,317
Gross profit	834,333	2,995,244	1,842,219	6,818,584	8,150,055	556,384	11,079,034
Total operating expenses	5,852,641	6,976,581	12,469,852	12,666,613	27,462,260	1,176,628	36,097,483
Loss from operations	(5,018,308)	(3,981,337)	(10,627,633)	(5,848,029)	(19,312,205)	(620,244)	(25,018,449)
Net loss	(5,764,371)	(8,601,000)	(11,847,590)	(14,943,412)	(32,511,300)	(1,681,269)	(30,791,439)
	Successor
	June 30, 2020 (Unaudited)	December 31, 2019	December 31, 2018
Balance Sheet Data:
Total current assets	$6,871,893	$12,087,515	$15,808,007
Total assets	49,787,337	58,366,293	66,886,120
Total current liabilities	51,704,103	41,104,327	38,540,864
Total liabilities	53,615,705	50,347,074	68,567,388
Total members’ capital (deficit)	(3,828,368)	8,019,219	(1,681,268)
Total liabilities and member's capital (deficit)	$49,787,337	$58,366,293	$66,886,120
Summary Unaudited Pro Forma Condensed Combined Financial Data
The following unaudited pro forma condensed combined financial data presents the pro forma financial position and results of operations of (1) Neurotrope based on the historical consolidated financial statements of Neurotrope, which are incorporated by reference herein, after giving effect to the proposed Spin-Off of all of the business, assets and certain liabilities of Neurotrope’s wholly-owned subsidiary, Neurotrope BioSciences, Inc.; and (2) the combined business based on the historical consolidated financial statements of Neurotrope and Metuchen, after giving effect to the Spin-Off and Mergers.
Metuchen has preliminarily determined that it is the accounting acquirer based on an analysis of the criteria outlined in ASC 805 and the facts and circumstances specific to the Merger, including: (1) Metuchen Securityholders will own approximately 51.0% of Neurotrope and Metuchen at closing of the equity securities of the combined company on a fully-diluted basis immediately following the closing of the transaction; (2) a majority of the board of directors of the combined company will be composed of directors designated by Metuchen under the terms of the Mergers; and (3) majority of the existing members of Metuchen’s management will be the management of the combined company.
Because Metuchen has been determined to be the accounting acquirer in the Mergers, but not the legal acquirer, the Mergers are deemed a reverse recapitalization under the guidance of ASC 805. As a result, upon consummation of the Mergers, the historical financial statements of Metuchen will become the historical financial statements of the combined company.
The unaudited pro forma combined financial data is based on the unaudited financial statements of Neurotrope and Metuchen as of June 30, 2020 and the audited financial statements of Neurotrope and Metuchen as of December 31, 2019. The historical financial statements have been adjusted to give pro forma effect to events that are (1) directly attributable to the Mergers, (2) factually supportable, and (3) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the combined results of operations of the combined company. Other than as disclosed in the footnotes thereto, the unaudited pro forma combined financial data does not reflect any additional liabilities, off-balance sheet commitments or other obligations that may become payable after the date of such financial data. The unaudited pro forma combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Neurotrope and Metuchen been a combined company during the specified periods.
The unaudited pro forma combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Neurotrope and Metuchen and the “Metuchen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement/prospectus. Neurotrope’s historical audited consolidated financial statements for the year ended December 31, 2019 and the unaudited condensed consolidated financial statements for the three and six months periods ended June 30, 2020 and 2019 and the related notes, as well as the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Neurotrope’s Annual Report on Form 10-K for the year ended December 31, 2019 and quarterly report on Form 10-Q for the three and six months ended June 30, 2020 that Neurotrope previously filed with the SEC and that are incorporated by reference into this proxy statement/ prospectus. Metuchen’s historical audited consolidated financial statements for the year ended December 31, 2019 (Successor), the period December 10, 2018 through December 31, 2018 (Successor) and the period January 1, 2018 through December 9, 2018 (Predecessor), are included elsewhere in this proxy statement/prospectus. Metuchen’s historical unaudited condensed consolidated financial statements for the three and six months ended June 30, 2020 and 2019 are derived from Metuchen’s unaudited condensed financial statements included in this proxy statement/prospectus. The historical results are not necessarily indicative of results to be expected in any future period.
Unaudited Pro Forma Financial Information For Spin-Co Adjustment
The following unaudited pro forma financial data presents the pro forma financial position and results of operations of Neurotrope based on the historical consolidated financial statements of Neurotrope, after giving effect to the proposed Spin-Off whereby following the effective date of the Mergers, all of the business, assets and certain of the liabilities of Neurotrope not assumed by Metuchen pursuant to the Merger Agreement will be contributed to Neurotrope BioSciences.
The unaudited pro forma combined balance sheet data as of June 30, 2020 gives effect to the spin-off transaction as if it took place on June 30, 2020. The unaudited pro forma combined statement of operations data for the six months ended June 30, 2020 and the year ended December 31, 2019 gives effect to the Spin-Co transaction as if it took place on January 1, 2019.
Because the unaudited pro forma combined balance sheet data reflects the financial information of Neurotrope as of June 30, 2020, it does not reflect any changes to the current assets which have occurred since June 30, 2020 or which may occur following the date of this proxy statement/prospectus/registration statement and prior to the closing of the Spin-Off.

	Six Months Ended June 30, 2020	Year Ended December 31, 2019
Summary Unaudited Pro Forma Condensed Combined Statement of Operations
Revenue	$3,165,485	$15,577,166
Total operating expenses	12,869,852	28,212,260
Net loss	(11,768,873)	(33,261,300)
Net loss per share, basic and diluted	(0.26)	(0.88)
As of June 30, 2020
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data
Cash and cash equivalents	$21,834,246
Total assets	70,789,820
Total liabilities	37,055,909
Shareholders’ equity	33,733,911
Comparative Historical and Unaudited Pro Forma Per Share Data
The information below reflects the historical net loss and book value per share of Neurotrope Common Stock and the historical net loss and book value per unit of Metuchen Common Units in comparison with the unaudited pro forma net loss and book value per share after giving effect to the Mergers on a purchase basis.
You should read the tables below in conjunction with the audited and unaudited consolidated financial statements of Neurotrope incorporated by reference in this proxy statement/prospectus and the audited and unaudited consolidated financial statements of Metuchen included in this proxy statement/prospectus and the related notes and the unaudited pro forma condensed combined financial statements and notes related to such Pro-Forma financial statements included elsewhere in this proxy statement/prospectus.
Neurotrope
	Six Months Ended June 30, 2020	Year Ended December 31, 2019
Historical Per Common Share Data
Basic and diluted net loss per share	$(0.27)	$(1.16)
Book value per share	$1.26	$1.33
Metuchen
	Six Months Ended June 30, 2020	Year Ended December 31, 2019
Historical Per Common Share Data
Basic and diluted net loss per share	$(3.45)	$(19.05)
Book value per share	(6.94)	(3.49)

Summary unaudited pro forma combined per share data
	Six Months Ended June 30, 2020	Year Ended December 31, 2019
Pro Forma Per Common Share Data(1)
Basic and diluted net loss per share	$(0.26)	$(0.88)
Book value per share	0.70

(1)
The pro forma per Common Share Data does not reflect the impact of the potentially issuable shares discussed elsewhere in this proxy statement/prospectus. If all of these shares were issued as of June 30, 2020, Metuchen would have 95,908,502 shares and 80% of the issued shares, with Neurotope having 20%. The pro forma loss per share would have been ($0.12) and ($0.35) for June 30, 2020 and December 31, 2019.

MARKET PRICE AND DIVIDEND INFORMATION
Neurotrope Common Stock
Neurotrope Common Stock is currently listed on The Nasdaq Capital Market under the symbol “NTRP.” Metuchen is a private company and the Metuchen Common Units and Metuchen Preferred Units are not publicly traded. There is no public trading market for the Petros Common Stock. We intend to apply to list the Petros Common Stock on Nasdaq under the symbol “PTPI.”
The closing price of Neurotrope Common Stock on September 29, 2020, as reported on The Nasdaq Capital Market, was $1.11 per share.
As of [•], 2020, the Record Date for the Special Meeting, there were approximately [•] holders of record of Neurotrope Common Stock. As of [•], 2020, Metuchen had [•] holders of record of Metuchen Common Units and [•] holders of record of Metuchen Preferred Units. For detailed information regarding the beneficial ownership of certain Neurotrope Stockholders upon consummation of the Mergers, see the section titled “Principal Stockholders of Petros” in this proxy statement/prospectus.
Dividends
Neurotrope has never declared or paid any cash dividends on Neurotrope Common Stock and does not anticipate paying cash dividends on Neurotrope Common Stock for the foreseeable future. Notwithstanding the foregoing, any determination to pay cash dividends subsequent to the Mergers will be at the discretion of Petros’s then-current board of directors and will depend upon a number of factors, including Petros’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors the then-current board of directors deems relevant. Metuchen has never paid or declared any cash dividends on the Metuchen Capital Units. If the Mergers do not occur, Metuchen does not anticipate paying any cash dividends on the Metuchen Capital Units in the foreseeable future, and Metuchen intends to retain all available funds and any future earnings to fund the development and expansion of its business. Any future determination to pay dividends will be at the discretion of the Metuchen Board of Managers and will depend upon a number of factors, including its results of operations, financial condition, future prospects, contractual restrictions, and restrictions imposed by applicable laws and other factors the Metuchen Board of Managers deems relevant.

RISK FACTORS
Petros will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained or incorporated by reference in this proxy statement/prospectus or incorporated by reference herein, you should carefully consider the material risks described below and those described in the section of this proxy statement/prospectus titled “Forward-Looking Statements” before deciding how to vote your shares of stock. You should also read and consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. Please see the section titled “Where You Can Find More Information” in this proxy statement/prospectus. References to “Petros”, the “combined organization” and the “combined company” in this section refer to Petros Pharmaceuticals, Inc.
Risks Related to the Mergers
If the proposed Mergers are not consummated, Neurotrope’s business could suffer materially and Neurotrope’s stock price could decline.
The consummation of the proposed Mergers are subject to a number of closing conditions, including the approval by Neurotrope’s stockholders, approval by Nasdaq of Petros’s application for initial listing of its common stock in connection with the Mergers, and other customary closing conditions. Neurotrope is targeting a closing of the transaction during the fourth quarter of 2020.
If the proposed Mergers are not consummated, Neurotrope may be subject to a number of material risks, and its business and stock price could be adversely affected, as follows:
•
Neurotrope has incurred and expects to continue to incur significant expenses related to the proposed Mergers even if the Mergers are not consummated.

•
the Merger Agreement contains covenants relating to Neurotrope’s solicitation of competing acquisition proposals and the conduct of Neurotrope’s business between the date of signing the Merger Agreement and the closing of the Mergers. As a result, significant business decisions and transactions before the closing of the Mergers require the consent of Metuchen. Accordingly, Neurotrope may be unable to pursue business opportunities that would otherwise be in its best interest as a standalone company. If the Merger Agreement is terminated after Neurotrope has invested significant time and resources in the transaction process, Neurotrope will have a limited ability to continue its current operations without obtaining additional financing to fund its operations.

•
Neurotrope could be obligated to pay Metuchen a $1,000,000 termination fee plus third party expenses incurred by Metuchen in connection with the termination of the Merger Agreement, depending on the reason for the termination.

•
Neurotrope’s customers, prospective customers, collaborators and other business partners and investors in general may view the failure to consummate the Mergers as a poor reflection on its business or prospects.

•
some of Neurotrope’s suppliers, distributors, collaborators and other business partners may seek to change or terminate their relationships with Neurotrope as a result of the proposed Mergers.

•
as a result of the proposed Mergers, current and prospective employees could experience uncertainty about their future roles within the combined company. This uncertainty may adversely affect Neurotrope’s ability to retain its key employees, who may seek other employment opportunities.

•
Neurotrope’s management team may be distracted from day to day operations as a result of the proposed Mergers.

•
the market price of the Neurotrope Common Stock may decline to the extent that the current market price reflects a market assumption that the proposed Mergers will be completed.

In addition, if the Merger Agreement is terminated and Neurotrope’s board of directors determines to seek another business combination, it may not be able to find a third party willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the Mergers. In such circumstances, Neurotrope’s board of directors may elect to, among other things, divest all or a portion of Neurotrope’s business, or take the steps necessary to liquidate all of Neurotrope’s business and assets, and in either such case, the consideration that Neurotrope receives may be less attractive than the consideration to be received by Neurotrope pursuant to the Merger Agreement.
The exchange ratios are not adjustable based on the market price of Neurotrope Common Stock so the merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed.
The Merger Agreement has set the exchange ratio formula for Metuchen Capital Units, and the exchange ratio applicable to Metuchen Capital Units is adjustable upward or downward based on changes in the outstanding Metuchen Capital Units, prior to completion of the Mergers as described in the section titled “The Mergers — Merger Consideration and Adjustment” in this proxy statement/prospectus. Any changes in the market price of Neurotrope Common Stock before the completion of the Mergers will not affect the number of shares Metuchen Securityholders will be entitled to receive pursuant to the Merger Agreement. Therefore, if before the completion of the Mergers, the market price of Neurotrope Common Stock declines from the market price on the date of the Merger Agreement, then Metuchen Securityholders could receive merger consideration with substantially lower value. Similarly, if before the completion of the Mergers, the market price of Neurotrope Common Stock increases from the market price on the date of the Merger Agreement, then Metuchen Securityholders could receive merger consideration with substantially more value for their shares of Metuchen Capital Units than the parties had negotiated in the establishment of the applicable exchange ratio. The Merger Agreement does not include a price-based termination right. Because the applicable exchange ratios do not adjust as a result of changes in the value of Neurotrope Common Stock, for each one percentage point that the market value of Neurotrope Common Stock rises or declines, there is a corresponding one percentage point rise or decline, respectively, in the value of the total merger consideration issued to Metuchen Securityholders.
Failure to complete the Mergers may result in Neurotrope and Metuchen paying a termination fee or expenses to the other party, and could harm the price of Neurotrope Common Stock and the future business and operations of each company.
If the Mergers are not completed, Neurotrope and Metuchen are subject to the following risks:
•
if the Merger Agreement is terminated in certain specified circumstances, either party may be required to pay the other party a termination fee of $1.0 million plus third party expenses incurred by the terminating party;

•
the price of Neurotrope Common Stock may decline and remain volatile; and

•
costs related to the Mergers, such as legal and accounting fees which Neurotrope and Metuchen estimate will total approximately $2 million in the aggregate, some of which must be paid even if the Mergers are not completed.

In addition, if the Merger Agreement is terminated and the Neurotrope Board of Directors determines to seek another business combination, there can be no assurance that either Neurotrope will be able to find a partner willing to provide equivalent or more attractive consideration than the consideration to be provided by Metuchen.
The Mergers may be completed even though material adverse changes may result from the announcement of the Mergers, industry-wide changes and other causes.
In general, either Neurotrope or Metuchen can refuse to complete the Mergers if there is a material adverse change affecting the other party between the date of the Merger Agreement, and the Closing. However, certain types of changes do not permit either party to refuse to complete the Mergers, even if such change could be said to have a material adverse effect on Neurotrope or Metuchen, to the extent they resulted from the following and do not have a materially disproportionate effect on Neurotrope or Metuchen, as the case may be:
•
changes in general economic, business, financial or market conditions;

•
changes or events affecting the industries or industry sectors in which the parties operate generally;

•
changes in generally accepted accounting principles;

•
changes in laws, rules, regulations, decrees, rulings, ordinances, codes or requirements issued, enacted, adopted or otherwise put into effect by or under the authority of any governmental body;

•
changes caused by any action taken by either party with the prior written consent of the other party;

•
changes caused by any act of terrorism, sabotage, military action or war, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any escalation or worsening thereof; or

•
with respect to Neurotrope, a decline in Neurotrope’s stock price or trading volume.

If adverse changes occur but Neurotrope and Metuchen must still complete the Mergers, the combined company’s stock price may suffer.
Some of Neurotrope’s officers and directors have conflicts of interest that may influence them to support or approve the Mergers.
Certain officers and directors of Neurotrope and Metuchen participate in arrangements that provide them with interests in the Mergers that are different from yours, including, among others, the continued service as an officer or director of the combined organization, severance benefits, the acceleration of stock option vesting, continued indemnification and the potential ability to sell an increased number of shares of common stock of the combined organization in accordance with Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). For example, two directors of Neurotrope will become directors of Petros. The Closing will also result in the acceleration of vesting of a portion of the stock awards, including options to purchase 277,347 shares of Neurotrope Common Stock held by the Neurotrope executive officers and directors, whether or not there is a covered termination of such officer’s employment. For more information concerning the treatment of Neurotrope options in connection with the Mergers, see the section titled “The Merger Agreement — Treatment of Neurotrope Options” in the proxy statement/prospectus related to the Mergers to be filed by Petros. In addition, and for example, certain of Metuchen’s directors and executive officers are expected to become directors and executive officers of Neurotrope upon the Closing; and all of Metuchen’s directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Merger Agreement. These interests, among others, may influence the officers and directors of Neurotrope and Metuchen to support or approve the Mergers. For more information concerning the interests of Neurotrope and Metuchen executive officers and directors, see the sections titled “The Mergers — Interests of the Neurotrope Directors and Executive Officers in the Mergers” and “The Mergers — Interests of the Metuchen Managers and Executive Officers in the Mergers” in the proxy statement/prospectus related to the Mergers to be filed by Neurotrope.
The market price of Petros Common Stock following the Mergers may decline as a result of the Mergers.
The market price of Petros Common Stock may decline as a result of the Mergers for a number of reasons if:
•
investors react negatively to the prospects of the combined organization’s business and prospects from the Mergers;

•
the effect of the Mergers on the combined organization’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•
the combined organization does not achieve the perceived benefits of the Mergers as rapidly or to the extent anticipated by financial or industry analysts.

If the Mergers are consummated, the business operations, strategies and focus of Neurotrope will fundamentally change, and these changes may not result in an improvement in the value of its common stock.
Pending the consummation of the Mergers, it is currently anticipated that the combined company would focus its resources on executing Metuchen’s current business plan. Accordingly, substantially simultaneously with the Mergers, the combined company has agreed to spin-off Neurotrope’s legacy business in the Spin-off and, as such, the stockholders of Neurotrope will participate in the business that is associated with Neurotrope’s legacy business in a separate public company.
Following the Mergers, it is expected that the combined company’s primary products will be Metuchen’s current and prospective products. Consequently, if the Mergers are consummated, an investment in Neurotrope Common Stock will primarily represent an investment in the business operations, strategies and focus of Metuchen. There is no assurance that the combined company’s business operations, strategies or focus will be successful following the Mergers, and the Mergers could depress the value of the combined company’s common stock.
Neurotrope’s stockholders may not realize a benefit from the Mergers commensurate with the ownership dilution they will experience in connection with the Mergers.
If the combined company is unable to realize the strategic and financial benefits currently anticipated from the Mergers, Neurotrope’s stockholders will have experienced substantial dilution of their ownership interest without receiving any commensurate benefit. Significant management attention and resources will be required to integrate the two companies. Delays in this process could adversely affect the combined company’s business, financial results, financial condition and stock price following the Mergers. Even if the combined company were able to integrate the business operations successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, innovation and operational efficiencies that may be possible from this integration and that these benefits will be achieved within a reasonable period of time.
During the pendency of the Mergers, Neurotrope may not be able to enter into a business combination with another party and will be subject to contractual limitations on certain actions because of restrictions in the Merger Agreement.
Covenants in the Merger Agreement impede the ability of Neurotrope or Metuchen to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Mergers. As a result, if the Mergers are not completed, the parties may be at a disadvantage to their competitors. In addition, while the Merger Agreement is in effect and subject to limited exceptions, each party is prohibited from soliciting, initiating, encouraging or taking actions designed to facilitate any inquiries or the making of any proposal or offer that could lead to the entering into certain extraordinary transactions with any third party, such as a sale of assets, an acquisition of the Neurotrope Common Stock, a tender offer for the Neurotrope Common Stock, a merger or other business combination outside the ordinary course of business. Any such transactions could be favorable to such party’s stockholders or securityholders.
Neurotrope Stockholders will have a reduced ownership and voting interest in, and will exercise less influence over the management of, the combined organization following the completion of the Mergers as compared to their current ownership and voting interests in the respective companies.
After the completion of the Mergers, the current Neurotrope Stockholders will own a smaller percentage of the combined organization than their ownership percentage prior to the Mergers. As of the date of the filing of this proxy statement/prospectus, it was determined that immediately after the consummation of the Mergers, Metuchen Securityholders would own approximately 51.0% of the Petros Common Stock, and Neurotrope Stockholders would own approximately 49.0% of the Petros Common Stock, subject to adjustment pursuant to the terms of the Merger Agreement.
As a result of the Metuchen Merger, each outstanding common unit or preferred unit of Metuchen will be exchanged for a number of shares of Petros Common Stock equal to the quotient resulting from the formula of (i) 24,748,051 divided by (ii) the number of fully-diluted units of Metuchen outstanding immediately prior to the effective time of the Mergers, subject to adjustment. Immediately prior to the Effective Times, each Metuchen Preferred Unit will be converted into Metuchen Common Units. In addition, each securityholder of Metuchen prior to the Mergers will receive a right to receive such securityholder’s pro rata share of an aggregate of 71,160,451 shares of Petros Common Stock potentially issuable upon the achievement of certain milestones set forth in the Merger Agreement. For a more complete description of what Metuchen Securityholders will receive in the Mergers, please see the section titled “The Merger Agreement — Merger Consideration” in this proxy statement/prospectus.

As a result of the Neurotrope Merger, each outstanding share of Neurotrope Common Stock will be exchanged for one share of Petros Common Stock and each outstanding share of Neurotrope Preferred Stock will be exchanged for one share of Petros Preferred Stock. In addition, each outstanding option to purchase Neurotrope Common Stock or outstanding warrant to purchase common stock that has not previously been exercised prior to the closing of the Mergers will be converted into equivalent options and warrants to purchase shares of Petros Common Stock and will be adjusted to give effect to the exchange ratios set forth in the Merger Agreement. For a more complete description of what Neurotrope Stockholders will receive in the Mergers, please see the section titled “The Merger Agreement — Merger Consideration” in this proxy statement/prospectus.
Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.
The terms of the Merger Agreement prohibit each of Neurotrope and Metuchen from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances when such party’s board of directors determines in good faith that an unsolicited alternative takeover proposal is or is reasonably likely to be inconsistent with the board’s fiduciary duties. Moreover, even if a party receives what the party’s board of directors or board of managers determine is a superior proposal, the Merger Agreement does not permit either party to terminate the Merger Agreement to enter into a superior proposal.
Because the lack of a public market for Metuchen Capital Units makes it difficult to evaluate the value of Metuchen Capital Units, the Metuchen Securityholders may receive shares of Petros Common Stock in the Mergers that have a value that is less than, or greater than, the fair market value of Metuchen Capital Units.
The outstanding Metuchen Capital Units are privately held and are not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Metuchen Capital Units. Because the percentage of Petros equity to be issued to Metuchen Securityholders was determined based on negotiations between the parties, it is possible that the value of Petros Common Stock to be received by Metuchen Securityholders will be less than the fair market value of Metuchen Capital Units, or Neurotrope may pay more than the aggregate fair market value of Metuchen Capital Units.
If the conditions of the Mergers are not met, the Mergers will not occur.
Even if the Mergers are approved by Neurotrope Stockholders and Metuchen Securityholders, specified conditions must be satisfied or waived to complete the Mergers. These conditions are set forth in the Merger Agreement and described in the section titled “The Merger Agreement — Conditions to Completion of the Mergers” in proxy statement/prospectus to be filed by Neurotrope. Neurotrope and Metuchen cannot assure you that all of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the Mergers will not occur or will be delayed, and Neurotrope and Metuchen each may lose some or all of the intended benefits of the Mergers.
The Mergers are expected to result in a limitation on Neurotrope’s ability to utilize its net operating loss carryforwards.
Under Section 382 of the Code, use of Neurotrope’s net operating loss carryforwards (“NOLs”) will be limited if Neurotrope experiences a cumulative change in ownership of greater than 50% in a moving three year period. Neurotrope will experience an ownership change as a result of the Mergers and therefore its ability to utilize its NOLs and certain credit carryforwards remaining at the Effective Time will be limited. The limitation will be determined by the fair market value of the Neurotrope Common Stock outstanding prior to the ownership change, multiplied by the applicable federal rate. Limitations imposed on Neurotrope’s ability to utilize NOLs could cause U.S. federal and state income taxes to be paid earlier than would be paid if such limitations were not in effect and could cause such NOLs to expire unused, in each case reducing or eliminating the benefit of such NOLs.

The combined organization may become involved in securities class action litigation that could divert management’s attention and harm the combined organization’s business and insurance coverage may not be sufficient to cover all costs and damages.
In the past, securities class action or shareholder derivative litigation often followed certain significant business transactions, such as the sale of a business division or announcement of a merger. The combined organization may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect the combined organization’s business.
Following the Mergers, the JCP Investor, whose interests may be different than the interests of other holders of our securities.
Upon the completion of the Mergers, Juggernaut Capital Partners (the “JCP Investor”) will own approximately 32.2% of the combined company’s outstanding common stock, excluding any earnout shares and will, for the foreseeable future, have significant influence over its reporting and corporate management and affairs, including virtually all matters requiring stockholder approval.
The interests of the JCP Investor may be materially different than the interests of the combined company’s other stockholders. In addition, the JCP Investor may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance its investment, even though such transactions might involve risks to you. For example, the JCP Investor may cause the combined company to take actions or pursue strategies that could cause a change of control. The JCP Investor is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with the combined company. The combined company’s amended and restated certificate of incorporation will provide that none of the JCP Investor, any of its affiliates or any director who is not employed by the combined company (including any non-employee director who serves as one of the combined company’s officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which the combined company operates. Additionally, the JCP Investor also may pursue acquisition opportunities that may be complementary to the combined company’s business, and, as a result, those acquisition opportunities may not be available to the combined company.
So long as the JCP Investor continues to own a significant amount of the combined company’s outstanding common stock, it will continue to be able to strongly influence or effectively control the combined company’s decisions and, so long as the JCP Investor continues to own shares of the combined company’s outstanding common stock, nominate individuals to the combined company’s board of directors. The JCP Investor, acting alone or in conjunction with other stockholders, may be able to delay or prevent a change of control from occurring, even if the change of control would benefit our stockholders. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of common stock as part of a sale of the combined company and ultimately might affect the market price of the combined company’s common stock.
The combined company may be a “controlled company” within the meaning of the Nasdaq rules and the rules of the SEC.
Upon issuance of the full amount of the earn-out shares, based upon the number of shares expected to beoutstanding as of the closing of the Mergers, the JCP Investor would own a majority of the combined company’soutstanding common stock. As a result, the combined company would be a “controlled company” within themeaning of the corporate governance standards of Nasdaq. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may electnot to comply with certain corporate governance requirements, including:
•
the requirement that a majority of the combined company’s board of directors consist of“independent directors” as defined under the rules of Nasdaq;

•
the requirement that the combined company have a compensation committee that iscomposed entirely of directors who meet the Nasdaq independence standards forcompensation committee members with a written charter addressing the committee’s purpose and responsibilities; and

•
the requirement that the combined company’s director nominations be made, orrecommended to the combined company’s full board of directors, by itsindependent directors or by a nominations committee that consists entirely ofindependent directors and that the combined company adopt a written charter or boardresolution addressing the nominations process.

If the combined company becomes a “controlled” company as a result of the issuance of the earn-out shares, thecombined company may rely upon these exemptions.
Risks Related to the Spin-Off
The consummation of the Spin-Off will occur immediately following, and is expressly conditioned upon, the closing of the Mergers. All of those risk factors with respect to Neurotrope stated above are applicable to the shares of stock of Neurotrope SpinCo to be distributed further to the Spin-Off. If any of those risks and uncertainties develops into actual events, these events could have a material adverse effect on Neurotrope SpinCo’s businesses, financial conditions or results of operations.
The Spin-Off may not deliver its intended results.
There are several risks and uncertainties related to the Spin-Off, including but not limited to:
•
whether Neurotrope will be able to effect the Separation Agreement;

•
whether Neurotrope will be able to obtain the required regulatory approvals for the Spin-Off or the timing of such approvals;

•
whether Neurotrope SpinCo may be able to conduct and expand its business following the Spin-Off;

•
whether there could be legal or other challenges to the Spin-Off, including changes in legal, regulatory, market and other circumstances that could lead to the Spin-Off not being pursued; and

Any one or more of these risks and uncertainties, or any other complexity or aspect of the Spin-Off or its implementation, may cause the Spin-Off to fail or prevent the Spin-Off from being able to be completed. If the Spin-Off is not completed, the Mergers may fail to close.
The Spin-Off could give rise to disputes or other unfavorable effects, which could materially and adversely affect our business, financial position or results of operations.
The Spin-Off may lead to increased operating and other expenses, of both a nonrecurring and a recurring nature, and to changes to certain operations. Disputes with third parties could also arise out of these transactions. These increased expenses, changes to operations, disputes with third parties, or other effects could materially and adversely affect our business, financial position or results of operations.
Neurotrope’s historical financial information may not be representative of the results SpinCo may not be a reliable indicator of our future results.
Neurotrope’s historical financial information included in this proxy statement/prospectus have been derived from Neurotrope’s accounting records and may not reflect what the Neurotrope SpinCo’s financial position, results of operations or cash flows will be in the future.
The Spin-Off may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws.
A court could deem the Spin-Off or certain internal restructuring transactions undertaken by Neurotrope in connection therewith to be a fraudulent conveyance or transfer. Fraudulent conveyances or transfers are defined to include transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent, or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. In such circumstances, a court could void the transactions or impose substantial liabilities upon us, which could adversely affect our financial condition and our results of operations. Whether a transaction is a fraudulent conveyance or transfer will vary depending upon the jurisdiction whose law is being applied.

Risks Related to Metuchen
Risks Related to Metuchen’s Business, Industry and Operations
Metuchen has incurred significant losses, and may continue to experience losses in the future.
Metuchen reported a net loss of $32.5 million and a negative $10.4 million in Adjusted EBITDA during the year ended December 31, 2019 compared to a net loss of $32.5 million and a positive $0.4 million in Adjusted EBITDA and during the year ended December 31, 2018 (including both the predecessor and successor periods reflecting the acquisition of a majority ownership interest in the business by JCP Investor), respectively. Metuchen reported a net loss of $11.9 million and a negative $7.3 million in Adjusted EBITDA during the six months ended June 30, 2020. As of June 30, 2020, Metuchen had an accumulated deficit of $53.0 million. Metuchen cannot predict if it will achieve profitability soon or at all. Metuchen expects to continue to expend substantial financial and other resources on, among other things:
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sales and marketing

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investments in hiring key personnel;

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development, regulatory approval and commercialization of H100™ for the treatment of Peyronie’s disease;

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general administration, including legal, accounting and other expenses related to the Mergers.

Metuchen may not generate sufficient revenue to offset such costs to achieve or sustain profitability in the future. Metuchen expects to continue to invest in its operations and product and business development to maintain and grow its current market position and to meet its expanded reporting and compliance obligations as a public company.
Metuchen expects its operating losses to continue in the near term in order to carry out its strategic objectives. Metuchen considers historical operating results, capital resources and financial position, and current projections and estimates as part of its plan to fund operations over a reasonable period of time.
There is substantial doubt as to Metuchen’s ability to continue as a going concern.
Metuchen’s audited financial statements included in this prospectus/proxy statement have been prepared assuming that Metuchen will continue as a going concern and does not include any adjustments that might result if it ceases to continue as a going concern. There is substantial doubt about Metuchen’s ability to continue as a going concern, based on Metuchen’s recurring losses from operations and working capital deficiency. The inclusion of a “going concern” explanatory paragraph in future reports of Metuchen’s independent auditors may make it more difficult for Metuchen to secure additional financing or enter into strategic relationships on terms acceptable to Metuchen, if at all, and may materially and adversely affect the terms of any financing that it might obtain.
Metuchen is dependent on a single distributor for Stendra®.
Although Metuchen has agreements with the three largest pharmaceutical distributors, it currently depends on McKesson Corporation (“McKesson”) to service those agreements. McKesson, on an exclusive basis, provides distribution of Stendra® to its own retail pharmacies and handles Metuchen’s distribution to Cardinal Health and AmerisourceBergen. McKesson’s contract with us contains a provision that allows McKesson to terminate the contract for convenience upon one hundred eighty (180) days prior notice. If McKesson terminates its contract with Metuchen, or is otherwise unable or unwilling to perform under its contract, Metuchen’s business and revenues will be adversely affected unless and until it can identify a suitable replacement.
Metuchen’s recorded revenues of approximately $11.1 million from sales of Stendra® in 2019, which accounted for 71.3 % of Metuchen’s total revenues in 2019, and recorded revenues of approximately $1.5 million from sales of Stendra® in during the first six months of 2020, which accounted for 48.6% of Metuchen’s total revenues in the first six months of 2020.
The success of Metuchen’s business currently depends on the successful continued commercialization of its main product, Stendra®, which is marketed, distributed and sold under a license agreement from

Vivus, Inc. (“Vivus”). Metuchen may not be successful in commercializing Stendra® beyond its current level. Additionally, if Stendra® were to become subject to problems such as loss of patent protection, changes in prescription growth rates, material product liability litigation, unexpected side effects, regulatory proceedings, publicity affecting doctor or patient confidence, pressure from existing competitive products, changes in labeling, pricing and access pressures, supply shortages or, if a new, more effective treatment should be introduced, there would be an adverse impact on Metuchen’s revenues, which could be significant.
Metuchen’s license agreement for Stendra® is a sublicense that is dependent on Vivus’s license agreement with a third party.
Revenues from Stendra® represent a significant percentage of Metuchen’s overall revenues. Metuchen’s rights to market, distribute and sell avanafil (the active ingredient in Stendra®) are granted under a license agreement that it entered into with Vivus on September 30, 2016 (the “Vivus License”), which is a sublicense under Vivus’s license agreement with the owner of the Stendra® patent, Mitsubishi Tanabe Pharma Corporation (“MTPC”). The license agreement between MTPC and Vivus (the “MTPC License”) contains certain termination rights that would allow MTPC to terminate the agreement if Vivus were to breach any of the terms of the MTPC License or become insolvent or bankrupt.
In the event that MTPC terminates the MTPC License with Vivus because of any contractual breach Metuchen has step-in rights with MTPC, which would allow Metuchen to continue to sell Stendra®.
Metuchen is subject to the terms of a commercial supply agreement with Vivus and may be subject to substantial payment obligations thereunder.
In addition to the Vivus License, Metuchen entered into a commercial supply agreement with Vivus for Stendra® on September 30, 2016 (the “Supply Agreement”), which requires Metuchen to purchase certain minimum quantities of Stendra® in each year of the Supply Agreement term. In connection with the Supply Agreement, Vivus has claimed a shortfall of approximately $9.3 million with respect to Metuchen’s minimum purchase requirements in 2018 and 2019. Vivus also claims that Metuchen is responsible for the costs owed by Vivus to CVS Pharmacy in connection with returns of Stendra® in the amount of approximately $6.5 million that were delivered to CVS Pharmacy and later returned. Metuchen is currently in negotiations to determine the amounts ultimately owed to Vivus, but it may be responsible for payments of approximately $15.6 million. If required to pay these amounts to Vivus, this may adversely affect the financial condition of Metuchen. During the six months ended June 30, 2020, Metuchen did not purchase any minimum quantities of Stendra.
A failure of Vivus to perform its obligations under the Supply Agreement as a result of insolvency or a bankruptcy court order resulting in the cancellation of its obligations would have a material adverse effect on Metuchen’s business and operations.
Metuchen obtains its supply of Stendra® from Vivus pursuant to the Supply Agreement. On July 7, 2020, Vivus announced that it completed the solicitation of an in-court prepackaged plan of reorganization, under which IEH Biopharma LLC (“IEH”) will take 100% ownership of Vivus (the “Prepackaged Plan”), ahead of a filing by Vivus for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The adoption of the Prepackaged Plan is subject to court approval.
Although the announcement by Vivus may indicate that Vivus has developed a plan to improve its financial condition, which may bring stability to its operations and reduce the risk of non-performance of its contractual obligations, including the Vivus Sublicense and the Supply Agreement, there is no assurance that the bankruptcy court will approve the Prepackaged Plan or, if such plan is approved, that IEH will cause Vivus to continue to perform its contractual obligations. If the Prepackaged Plan is not approved, the bankruptcy court could invalidate or permit Vivus to cancel certain of its obligations. If Vivus or any entity obtaining control of Vivus or its assets cancels the Vivus Sublicense or Supply Agreement or otherwise causes such obligations not to be performed, Metuchen may be unable to obtain sufficient quantities of Stendra®, which would reduce Metuchen’s ability to make sales and adversely affect its business and results of operations.

Vivus has granted a license to Hetero USA, Inc. and Hetero Labs Limited to manufacture and commercialize the generic version of Stendra® in the United States once it comes off patent.
On January 3, 2017, Vivus granted Hetero USA, Inc. and Hetero Labs Limited (collectively, “Hetero”) a license to manufacture and commercialize the generic version of Stendra® described in its abbreviated new drug application (“ANDA”) filing in the United States as of the date that is the later of (a) October 29, 2024, which is 180 days prior to the expiration of the last to expire of the patents-in-suit, or (b) the date that Hetero obtains final approval from FDA of the Hetero ANDA.
Future competition from generic versions could negatively impact the sales volume of Stendra®, and prices for pharmaceutical products typically decline following generic or entry. The date on which generic competition with Stendra® begins may be different from the date that the patent or regulatory exclusivity expires but upon the loss or expiration of patent protection, or upon the “at-risk” launch (despite pending patent infringement litigation against the generic product) by a generic manufacturer of a generic version of Stendra®, Metuchen could lose a significant portion of revenues for Stendra® which can adversely affect its business.
Metuchen relies on a combination of several different channels to promote its products to physicians and patients in the United States and internationally.
Metuchen currently relies on a variety of channels to market and sell its products, including:
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sales representatives who promote Stendra® directly to high-volume physician prescribers of ED therapies and target physicians at trade associations;

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online digital strategies, including search engine optimization and targeted advertisements, target physicians and consumers;

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targeting of managed care organizations to deliver value-based contracts and improve placement for Stendra® on approved drug lists;

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collaboration with specialty pharmacies that provide personalized service to physicians and patients, including discreet shipping to patients’ homes; and

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direct marketing of our medical devices to urology offices domestically and internationally.

Metuchen will continue to depend on these strategies, partners and distribution channels in order to promote and sell its products. Metuchen cannot assure you that these strategies will enable it to successfully market and sell its products. Failure to successfully market and sell its products would have a material adverse effect on Metuchen’s business, financial condition and results of operations.
Metuchen is substantially dependent on a limited number of commercial products. Any difficulties or delays in product manufacturing, regulatory compliance, sales or marketing could affect Metuchen’s future results.
Metuchen’s ability to achieve its business objectives is directly dependent on its ability to get its products to market, and any delays or difficulties in manufacturing, regulatory compliance, sales or marketing could have an adverse impact, including but not limited to the following types of events:
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failure to predict market demand for, or to gain market acceptance of, approved products;

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failure to comply with applicable regulatory requirements, which could result in costly and disruptive enforcement actions, or otherwise require costly and disruptive corrective actions;

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delays, unavailability, or undetected defects with respect to product manufacturing materials;

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failure to maintain appropriate quality standards throughout the internal and external supply network or comply with current good manufacturing practices (“cGMPs”) or other regulations;

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failure to establishment and maintain of adequate healthcare coverage and reimbursement;

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failure to establish and maintain market demand and acceptance for Metuchen’s products through marketing and sales activities, and any other arrangements to promote these products;

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failure to adequately train sales and marketing personnel regarding regulatory compliance matters and any exposure that Metuchen may face due to noncompliance of such personnel;

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failure to establish and maintain agreements with wholesalers, distributors, and group purchasing organizations on commercially reasonable terms;

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failure to manufacture products in sufficient quantities and at acceptable quality and manufacturing cost to meet commercial demand;

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failure to effectively compete with other products on the market;

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failure to maintain a continued acceptable product safety and efficacy profile;

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interruptions to supply chain continuity or commercial operations as a result of man-made or natural disasters; and

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failure to maintain supply chain integrity against intentional and criminal acts.

The FDA may determine that Metuchen’s products or product candidates have undesirable side effects that could result in regulatory action, impede commercialization, or delay or prevent their regulatory approval.
Undesirable side effects caused by Metuchen’s products or product candidates could adversely and materially harm the business. Undesirable side effects could limit Metuchen’s ability to commercialize the products, could result in product liability suits, and could result in regulatory actions, such as, but not limited to withdrawal of the products from the market, withdrawal of marketing approvals, safety communications or warnings, revisions to product labeling to add warnings or other precautions, or prompt regulators to require that Metuchen implement risk mitigation steps, such as post-approval studies, REMS, and/or other strategies. Undesirable side effects could impact the ability of the Metuchen to complete product development, may require that development be limited to certain uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective, could cause Metuchen, IRBs, and other reviewing entities or regulatory authorities to interrupt, delay, or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign authorities. Undesirable side effects caused by or any unexpected characteristics for product candidates could also result in denial of regulatory approval by the FDA or other comparable foreign authorities for any or all targeted indications or the inclusion of unfavorable information in product labeling, such as limitations on the indicated uses or populations for which the products may be marketed or distributed, a label with significant safety warnings, including boxed warnings, contraindications, and precautions, a label without statements necessary or desirable for successful commercialization, or may result in requirements for costly post-marketing testing and surveillance, or other requirements, including REMS, to monitor the safety or efficacy of the products. Should any of the foregoing occur, Metuchen’s business may be materially harmed.
Metuchen relies on third-party contract manufacturers to produce commercial quantities of its products.
Metuchen currently only has facilities to assemble its VED products, and therefore must rely on qualified third-party contract manufactures with appropriate facilities and equipment to contract manufacture commercial quantities of products. Metuchen also relies on contract manufacturers to produce quantities of its product candidates to support its development programs. Metuchen expects to pursue additional contract manufacturing for certain of its products in the future. Any performance failure on the part of its contract manufacturers could delay production or delivery of any approved products and could delay product candidate development programs, depriving Metuchen of potential product revenue and resulting in development programs taking longer than planned. Failure by Metuchen’s contract manufacturers to achieve and maintain high manufacturing standards could result in patient injury or death, product recalls or withdrawals, delays or failures in testing or delivery, delays in development programs, withdrawals of marketing approvals, refusal of regulatory authorities to approve new marketing applications or supplements, cost overruns or other problems that could materially adversely affect its business. Contract manufacturers may encounter difficulties involving production yields, quality control and quality assurance.
These third-party contract manufacturers are also subject to cGMP and/or QSR regulations, which impose extensive procedural and documentation requirements. The FDA and corresponding state and foreign agencies perform ongoing periodic unannounced inspections to ensure strict compliance with cGMP/QSR and other applicable government regulations. Prior to approving a marketing application, manufacturers will also need to validate their manufacturing process. FDA will also inspect the proposed manufacturing facilities to confirm that they can produce products meeting FDA’s regulatory standards. Failure to comply with these requirements may subject Metuchen to possible legal or regulatory actions, such as warning letters, suspension of manufacturing, seizure of product, injunctions, debarment, voluntary recall of a product or failure to secure product approvals, any of which could have a material adverse effect on Metuchen’s business, financial condition and results of operations. Beyond contractual remedies that may be available to it, Metuchen does not have control over third-party manufacturers’ compliance with these regulations and standards.
If for any reason Metuchen’s contract manufacturers cannot perform as agreed, it may be required to replace them. Although Metuchen believes there are a number of potential replacements, it may incur added costs and delays in identifying and qualifying any such replacements. Metuchen may compete with other companies for access to manufacturing facilities that can produce products in accordance with FDA’s regulatory standards. If third party manufacturers should cease to continue to provide manufacturing services for any reason, Metuchen likely would experience delays in obtaining sufficient quantities of its products and product candidates to meet commercial demand or advance its development programs. Third-party facilities may also be affected by natural disasters, such as floods or fire, health pandemics or outbreaks, or such facilities could face manufacturing issues, such as contamination or regulatory findings following a regulatory inspection of such facility. In such instances, Metuchen may need to locate an appropriate replacement third-party relationship, which may not be readily available or on acceptable terms, which would cause additional delay and increased expense. The addition of a new or alternative manufacturer may also require FDA approvals and may have a material adverse effect on our business.
The inability of a manufacturer to ship orders of our products in a timely manner or to meet quality standards could cause Metuchen to miss the delivery date requirements of its customers for those items, which could result in cancellation of orders, refusal to accept deliveries or a reduction in purchase prices, any of which could have a material adverse effect as Metuchen’s revenue would decrease and it would incur net losses as a result of sales of the product, if any sales could be made.
Metuchen relies on third parties for the supply of the raw materials necessary to develop and manufacture its products.
Metuchen is dependent on third parties for the supply of the raw materials necessary to develop and manufacture its products, including the active and inactive pharmaceutical ingredients used in its products. Metuchen is required to identify the supplier of all the raw materials for all FDA-approved products that it acquires from others. If raw materials for a particular product become unavailable from an approved supplier specified in a drug application, Metuchen would be required to qualify a substitute supplier with the FDA and, depending on the supplier, provide FDA with notice or receive FDA approval for the supplier, which would likely delay or interrupt manufacturing of the affected product. Failure of suppliers to meet the applicable regulatory standards could also result in enforcement actions against such suppliers or Metuchen.
Shortages in the raw materials would potentially delay Metuchen’s development programs or result in insufficient product quantities to meet commercial demand. Third-party manufacturers’ failure to obtain the raw materials necessary to manufacture sufficient quantities of products and product candidates may have a material adverse effect on Metuchen’s business.
These third parties include foreign suppliers. Arrangements with international raw material suppliers are subject to, among other things, FDA regulation, various import duties, foreign currency risk and other government clearances. Acts of governments outside and within the United States may affect the price or availability of raw materials needed for the development or manufacture of Metuchen’s products. In addition, any changes in patent laws in jurisdictions outside the United States may make it increasingly difficult to obtain raw materials for research and development prior to the expiration of the applicable U.S. or foreign patents.

Changes in product or product candidate manufacturing or formulation may result in additional costs or delay.
Any changes to product or product candidate manufacturing or formulation may materially impact Metuchen’s business. For approved products, manufacturing changes may require reporting to and/or approval from the applicable regulatory authorities, including FDA. Regulatory authorities may require substantial, time consuming, and costly manufacturing work as well as studies to support such changes. Any such changes may also not accomplish the intended outcome. Additionally, changes to product candidate manufacturing during product development may also adversely impact the development program. Changes could cause product candidates to perform differently and affect the results of future studies. Such changes may also require additional testing, studies, FDA notification, or FDA approval.
Regulatory approval is limited by the FDA to those specific indications and conditions for which approval has been granted. Metuchen we may be subject to fines, penalties, injunctions, or other enforcement actions if regulatory authorities determine that it is promoting any products for unapproved or “off-label” uses, resulting in reputational and business damage.
Metuchen must comply with requirements concerning advertising and promotion of FDA regulated products. Promotional communications with respect to therapeutics are subject to a variety of legal and regulatory restrictions and continuing review by the FDA, Department of Justice, Department of Health and Human Services’ Office of Inspector General, state attorneys general, members of Congress, and the public. When the FDA or comparable foreign regulatory authorities issue regulatory approval, the approval is limited to those specific uses and indications for which a product is approved. Companies may not market or promote products for those indications and uses, for which the product has not received approval. For 510(k)-exempt devices, such as Metuchen’s VED devices, FDA requires that companies promote such products consistent with the relevant device classification. Claims outside the scope of the 510(k)-exempt classification would be considered “off-label” and trigger the requirement for a new 510(k) or other premarket submission to FDA. Companies must also be able to sufficiently substantiate any product claims and must abide by the FDA’s strict requirements regarding the content of promotion and advertising.
While physicians may choose to prescribe products for uses that are not described in the product’s labeling and for uses that differ from those tested in clinical studies and approved by the regulatory authorities, Companies are prohibited from marketing and promoting the products for indications and uses that are not specifically approved by the FDA or, for 510(k)-exempt devices, are outside the scope of the relevant device classification. If the Company is found to have impermissibly promoted any product, it may become subject to significant liability and government fines. The FDA and other agencies actively enforce the laws and regulations regarding product promotion, particularly those prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted a product may be subject to significant sanctions. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees of permanent injunctions under which specified promotional conduct is changed or curtailed.
In the United States, engaging in the impermissible promotion of products for off-label uses can also subject a company to false claims and other litigation under federal and state statutes, including fraud and abuse and consumer protection laws. Such litigation can lead to civil and criminal penalties and fines, agreements with governmental authorities that materially restrict a company’s business through, for example, corporate integrity agreements, suspension or exclusion from participation in federal and state healthcare programs, suspension and debarment from government contracts, and refusal of orders under existing government contracts. These false claims statutes include the federal civil False Claims Act, which allows any individual to bring a lawsuit against a company on behalf of the federal government alleging submission of false or fraudulent claims, or causing others to present such false or fraudulent claims, for payment by a federal program such as Medicare or Medicaid. If the government decides to intervene and prevails in the lawsuit, the individual will share in the proceeds from any fines or settlement funds. If the government declines to intervene, the individual may pursue the case alone. These False Claims Act lawsuits have increased significantly in volume and breadth, leading to several substantial civil and criminal settlements, up to $3.0 billion, pertaining to certain sales practices and promoting off-label uses. In addition, False Claims Act lawsuits may expose sponsors to follow-on claims by private payers based on fraudulent marketing practices. This growth in litigation has increased the risk that companies will have to defend a false claim action, and pay settlements fines or restitution, as well as criminal and civil penalties, agree to comply with burdensome reporting and compliance obligations, and be excluded from Medicare, Medicaid, or other federal and state healthcare programs.
In the United States, the distribution of drug product samples to physicians must further comply with the requirements of the U.S. Prescription Drug Marketing Act, and the promotion of pharmaceutical products are subject to additional FDA requirements and restrictions on promotional statements. If the FDA determines that promotional activities violate its regulations and policies pertaining to product promotion, it could request the modification of promotional materials or could subject a company to regulatory or other enforcement actions, including issuance of warning letters or untitled letters, suspension or withdrawal of an approved product from the market, requests for recalls, payment of civil fines, disgorgement of money, imposition of operating restrictions, injunctions or criminal prosecution, and other enforcement actions.
To the extent that any of the Company’s product candidates may be eligible, Metuchen may seek orphan drug designation from FDA. However, there is no guarantee that the Company will be able to maintain this designation, receive this designation, or receive or maintain any corresponding benefits, including periods of exclusivity.
To the extent eligible, Metuchen may seek orphan drug designation for its product candidates. While orphan drug designation would provide the Company with certain advantages, it neither shortens the development time or regulatory review time of a product candidate nor gives the product candidate any advantage in the regulatory review or approval process.
Generally, if a product candidate with orphan drug designation subsequently receives marketing approval before another product considered by the FDA to be the same, for the same orphan indication, the product is entitled to a period of marketing exclusivity, which precludes the FDA from approving another marketing application for the same drug for the same indication for seven years.
The Company may not be able to obtain any future orphan drug designations, orphan drug designations do not guarantee that the Company will be able to successfully develop its product candidates, and there is no guarantee that the Company will be able to maintain any orphan drug designations. For instance, orphan drug designations may be revoked if the FDA finds that the request for designation contained an untrue statement of material fact or omitted material information, or if the FDA finds that the product candidate was not eligible for designation at the time of the submission of the request.
Moreover, even if the Company is able to receive and maintain orphan drug designations, it may ultimately not receive any period of regulatory exclusivity if the product candidate is approved. For instance, the Company may not receive orphan product regulatory exclusivity if the indication for which the Company receives FDA approval is broader than the orphan drug designation. Orphan exclusivity may also be lost for the same reasons that orphan drug designation may be lost. Orphan exclusivity may further be lost if the Company is unable to assure a sufficient quantity of the product to meet the needs of patients with the rare disease or condition.
Even if the Company obtains orphan exclusivity, that exclusivity may not effectively protect the product from competition as different products can be approved for the same condition or products that are the same can be approved for different conditions. Even after an orphan product is approved, the FDA can also subsequently approve a product containing the same principal molecular features for the same condition if the FDA concludes that the later product is clinically superior. The FDA may further grant orphan drug designation to multiple sponsors for the same compound or active molecule and for the same indication. If another sponsor receives FDA approval for such product before the Company does, the Company would be prevented from launching its product in the United States for the orphan indication for a period of at least seven years unless it can demonstrate clinical superiority. Moreover, third-party payors may reimburse for products off-label even if not indicated for the orphan condition.
Metuchen may experience pricing pressure on the price of our products due to social or political pressure to lower the cost of drugs, which would reduce our revenue and future profitability, if achieved.
Federal and state health care programs are increasingly focused on the price of prescription drugs and medical devices, including the expanded use of mandatory rebates and discounts and measures that penalize or prohibit price increases over inflation rates. Public and private third-party payers also may not consider Stendra® or our other products to be medically necessary when prescribed for ED and may decline to cover it. Recent events have resulted in increased public and governmental scrutiny of the cost of drugs, especially in connection with price increases following companies’ acquisitions of the rights to certain drug products. In particular, U.S. federal prosecutors recently issued subpoenas to a pharmaceutical company seeking information about its drug pricing practices, among other issues, and members of the U.S. Congress have sought information from certain pharmaceutical companies relating to post-acquisition drug-price increases. Metuchen’s revenue and future profitability, if achieved, could be negatively affected if these inquiries were to result in legislative or regulatory proposals that limit its ability to increase the prices of its products.
Pressure from social activist groups and future government regulations may also put downward pressure on the price of drugs, which could result in downward pressure on the prices of Metuchen’s products in the future.
Private third-party payers and other managed care entities, such as pharmacy benefit managers, continue to take action to manage the utilization of drugs and control the cost of drugs and medical devices.
Consolidation among managed care organizations (“MCOs”) has increased the negotiating power of MCOs and other private third-party payers. Private third-party payers increasingly employ formularies to control costs by taking into account discounts in connection with decisions about formulary inclusion or favorable formulary placement. Failure to obtain or maintain timely adequate pricing or favorable formulary placement for our products, or failure to obtain such formulary placement at favorable pricing, could adversely impact revenue. Private third-party payers, including self-insured employers, often implement formularies with copayment tiers to encourage utilization of certain drugs and have also been raising co-payments required from beneficiaries, particularly for branded pharmaceuticals and biotechnology products Managed care also establishes formularies to control the cost of medical supplies. Payers may limit the number of drugs covered in the therapeutic class or sources in supply categories, cover only generic alternatives to drugs in the class, or impose restrictions on reimbursement of a particular drug or drugs in a class or a particular medical device.
Private third-party payers are also implementing new initiatives like so-called “copay accumulators” (policies that provide that the value of copay assistance does not count as out-of-pocket costs that are applied toward deductibles) that can shift more of the cost burden to manufacturers and patients. This cost shifting has increased consumer interest and input in medication choices, as they pay for a larger portion of their prescription costs and may cause consumers to favor lower cost generic alternatives to branded pharmaceuticals. As the U.S. payer market consolidates further and as more drugs become available in generic form, biopharmaceutical companies may face greater pricing pressure from private third-party payers, who will continue to drive more of their patients to use lower cost generic alternatives.
Products may face competition from generic drug products and other similar drug products.
If the FDA or comparable foreign regulatory authorities approve generic or similar versions of any of Metuchen’s products, the sales of Metuchen’s products could be adversely affected. Once the Stendra® NDA was approved, the product will become the “reference listed drug” in the FDA’s Orange Book. Other applicants may then seek approval of generic versions of the product through submission of ANDAs in the United States. In support of an ANDA, a generic applicant would not need to conduct full clinical studies. Rather, the applicant generally must show that its product has the same active ingredient(s), dosage form, strength, route of administration, conditions of use and labeling, among other commonalities, as the reference listed drug and that the generic version is bioequivalent to the reference listed drug, meaning it is available at the site of action at the same rate and to the same extent as the reference listed drug. Generic products may be significantly less costly to bring to market than the reference listed drug and companies that produce generic products are generally able to offer them at lower prices, and are generally preferred by third party payors. As a result, the FDA, the administration and Congress have taken steps to encourage increased generic drug competition in the market in an effort to bring down drug costs.
Following the introduction of a generic drug, a significant percentage of the sales of any branded product or reference listed drug is typically lost to the generic product. Moreover, in addition to generic competition, Metuchen could face competition from other companies seeking approval of drug products that are similar to the Company’s drug products using the 505(b)(2) regulatory pathway. Such applicants may be able to rely on Metuchen’s products, other approved drug products or published literature to develop drug products that are similar to Metuchen’s. The introduction of similar drug products could expose products to increased competition.
Any ANDA or 505(b)(2) applicants would need to submit patent certification statements with their applications for patents that are listed in the FDA’s Orange Book. There are detailed rules and requirements regarding the patents that may be submitted to the FDA for listing in the Orange Book. Metuchen may be unable to obtain patents covering its products that contain one or more claims that satisfy the requirements for listing in the Orange Book. Patents not listed in the Orange Book would not receive the protections provided by the Hatch Waxman Act.
Moreover, if an ANDA or 505(b)(2) applicant files a paragraph IV challenge to any patents that Metuchen may list in the FDA’s Orange Book and the Company does not file a patent infringement lawsuit within 45 days of receiving notice of a paragraph IV certification, the ANDA or 505(b)(2) applicant would not be subject to a 30-month stay. Litigation or other proceedings to enforce or defend intellectual property rights, however, would likely be complex in nature, may be expensive and time consuming, may divert management’s attention, and may result in unfavorable results.
Moreover, if any product candidate does not receive any anticipated periods of regulatory exclusivity, that product candidate may face generic or 505(b)(2) product competition sooner than anticipated, which could materially and adversely impact Metuchen’s business. Finally, there are already generic versions of other erectile dysfunction drugs on the market against which the Metuchen drug product competes. As generic products, these products are priced below Metuchen’s, presenting the risk that patients and their physicians will opt for those products instead of the Metuchen brand product.
The business that Metuchen conducts outside the United States may be adversely affected by international risk and uncertainties.
Although Metuchen’s operations are based in the United States, it conducts certain business outside the U.S. and expects to continue to do so in the future. Currently, Metuchen possesses the rights to license, develop, market, sell and distribute Stendra® in Canada, South America, and India, and its VED products are also marketed internationally. The active pharmaceutical ingredient for Stendra® is produced in France and shipped to the United States in tablet form for packaging. One of the manufacturers of our medical devices is based in China, and Metuchen expects to expand contract manufacturing for certain of its products in Europe, the Middle East, and Northern Africa in the future. Any business that it conducts outside the United States will be subject to additional risks that may materially adversely affect its ability to conduct business in international markets, including:
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The ability to receive any required regulatory authorizations to commercialize products internationally and the ability to comply with international regulatory requirements;

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Potentially reduced protection for intellectual property rights in certain other countries;

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Unexpected changes in tariffs, trade barriers and regulatory requirements;

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Economic weakness, including inflation or political instability, in particular foreign economies and markets;

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Workforce uncertainty in countries where labor unrest is more common than in the United States;

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Production shortages resulting from any events affecting a product candidate and/or finished drug product supply or manufacturing capabilities abroad;

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Business interruptions resulting from geo-political actions, including war and terrorism or natural disasters, including earthquakes, hurricanes, typhoons, floods and fires; and

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Failure to comply with Office of Foreign Asset Control rules and regulations and the Foreign Corrupt Practices Act (“FCPA”).

These factors or any combination of these factors may adversely affect our revenue or our overall financial performance.

Metuchen will need to expand its operations and increase its size, and it may experience difficulties in managing growth.
As Metuchen increases the number of products it owns or has the right to sell, it may need to increase personnel headcounts with respect to sales, marketing, product development, scientific, or administrative departments. In addition, to meet its obligations as a public company, it will need to increase its general and administrative capabilities. The management, personnel and systems currently in place may not be adequate to support this future growth. The need to effectively manage its operations, growth and various projects requires that it:
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Successfully attract and recruit new employees with the required expertise and experience;

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Successfully grow marketing, distribution and sales infrastructure; and

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Continue to improve operational, manufacturing, financial and management controls, reporting systems and procedures.

If Metuchen is unable to manage this growth and increased complexity of operations, its business may be adversely affected.
Metuchen’s debt facility contains financial and operating restrictions that may limit its access to credit. In addition, Metuchen’s debt facility expires on April 1, 2021 (subject to extension until December 1, 2021 upon the achievement of certain financial milestones), and Metuchen may not be able to renew, extend or replace the expiring facility. If Metuchen fail to comply with covenants in its debt facility or if facility is terminated, Metuchen may be required to repay its indebtedness thereunder, which would have an adverse effect on its liquidity.
Provisions governing Metuchen’s debt facility impose restrictions on its ability to operate, including, for some of the agreements and instruments, but not for others, its ability to:
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incur capital expenditures;

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incur additional debt;

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pay dividends and make distributions;

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redeem or repurchase capital stock;

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create liens;

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enter into transactions with affiliates; and

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merge or consolidate with or into other entities.

Metuchen’s debt facility also contains other financial and non-financial covenants. Metuchen may not be able to comply with these covenants in the future. Metuchen’s failure to comply with these covenants may result in the declaration of an event of default, which, if not cured or waived, may result in the acceleration of the maturity of indebtedness outstanding under the debt facility, and require Metuchen to pay all amounts outstanding. Such an event may also lead Metuchen’s lender to exercise its security interest in its assets. If an event of default occurs, Metuchen may not be able to cure it within any applicable cure period, if at all. If the maturity of Metuchen’s indebtedness is accelerated, it may not have sufficient funds available for repayment or it may not have the ability to borrow or obtain sufficient funds to replace the accelerated indebtedness on terms acceptable to Metuchen, or at all.
Risks Related to Metuchen Personnel
Because Metuchen is a small pharmaceutical company with limited resources, it may be unable to attract qualified personnel.
Because of the specialized nature of its business, Metuchen’s ability to develop products and to compete with its current and future competitors largely depends upon its ability to attract, retain and motivate highly-qualified managerial, marketing, consulting and scientific personnel. Metuchen faces intense competition for qualified employees and consultants from biopharmaceutical companies, research organizations and academic institutions. Attracting, retaining or replacing these personnel on acceptable terms may be difficult and time-consuming given the high demand in its industry for similar personnel. There is intense competition for qualified personnel in this business sector, and we cannot assure you that Metuchen will be able to attract the qualified personnel necessary for the development of its business.
Metuchen may be adversely affected by any misconduct or improper activities on the part of its individual employees, principal investigators or consultants.
Metuchen is exposed to the risk that any of its employees, principal investigators and consultants may engage in fraudulent conduct or other illegal activity. Although Metuchen has adopted a code of conduct applicable to all of its employees, it is not always possible to identify and deter misconduct by employees and other third parties, and the precautions it takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting it from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. Misconduct by these parties could include intentional, reckless and/or negligent conduct or other unauthorized activities that violate the regulations of the FDA and other regulatory authorities, including those laws requiring the reporting of true, complete and accurate information to such authorities; healthcare fraud and abuse laws and regulations in the United States and abroad; or laws that require the reporting of financial information or data accurately. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. These laws also involve the improper use of information obtained in the course of clinical trials or creating fraudulent data in Metuchen’s nonclinical studies or clinical trials, which could result in regulatory sanctions and cause serious harm to Metuchen’s reputation.
Additionally, Metuchen is subject to the risk that a person could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against Metuchen, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of Metuchen’s operations, any of which could adversely affect its ability to operate its business and results of operations.
Risks Related to Government Regulation and Legal Proceedings for Metuchen
Metuchen’s approved drug products are subject to ongoing obligations and continued regulatory review, which may result in significant additional expense. Additionally, drug products could be subject to labeling and other restrictions and market withdrawal, and Metuchen may be subject to penalties if it fails to comply with regulatory requirements or experiences unanticipated product problems.
Drug products approved by the applicable regulatory authorities for commercialization are subject to extensive and ongoing requirements of and review by the FDA and other regulatory authorities, including requirements related to the manufacturing processes, post-approval clinical data, labeling, packaging, distribution, adverse event reporting, storage, recordkeeping, export, import, advertising, marketing, and promotional activities for such product. These requirements further include submissions of safety and other post-marketing information, including manufacturing deviations and reports, registration and listing requirements, the payment of annual fees, continued compliance with cGMPs relating to manufacturing, quality control, quality assurance, and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians and GCPs for any clinical trials conducted following approval.
Product sponsors and their collaborators, including contract manufacturer, could be subject to periodic unannounced inspections by the FDA to monitor and ensure compliance with cGMPs and other FDA regulatory requirements. Later discovery of previously unknown adverse events or that the product is less effective than previously thought or other problems with products, manufacturers or manufacturing processes, or failure to comply with regulatory requirements both before and after approval, may yield various results, including:

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restrictions on manufacturing or distribution, or marketing of such products;

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restrictions on the labeling, including restrictions on the indication or approved patient population, and required additional warnings, such as black box warnings, contraindications, and precautions;

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modifications to promotional pieces;

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issuance of corrective information;

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requirements to conduct post-marketing studies or other clinical trials;

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clinical holds or termination of clinical trials;

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requirements to establish or modify a REMS or a similar strategy;

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changes to the way the product is administered;

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liability for harm caused to patients or subjects;

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reputational harm;

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the product becoming less competitive;

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warning, untitled, or cyber letters;

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suspension of marketing or withdrawal of the products from the market;

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regulatory authority issuance of safety alerts, Dear Healthcare Provider letters, press releases, or other communications containing warnings or other safety information about the product;

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refusal to approve pending applications or supplements to approved applications;

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recalls of products;

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fines, restitution or disgorgement of profits or revenues;

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suspension or withdrawal of marketing approvals;

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refusal to permit the import or export of products;

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product seizure or detention;

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FDA debarment, suspension and debarment from government contracts, and refusal of orders under existing government contracts, exclusion from federal healthcare programs, consent decrees, or corporate integrity agreements; or

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injunctions or the imposition of civil or criminal penalties, including imprisonment.

Any of these events could prevent Metuchen from achieving or maintaining market acceptance of its products or could substantially increase the costs and expenses of developing and commercializing products. Any of these events could further have other material and adverse effects on Metuchen’s operations and business.
The FDA’s policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of product candidates, that could limit the marketability of products, or that could impose additional regulatory obligations on Metuchen.
Metuchen’s medical devices are subject to stringent regulatory oversight and any adverse regulatory action may adversely affect our financial condition and business operations
Medical device products, development activities and manufacturing processes are subject to extensive and rigorous regulation by numerous government agencies, including the FDA and comparable foreign agencies. To varying degrees, each of these agencies monitors and enforces our compliance with laws and regulations governing the development, testing, manufacturing, labeling, marketing and distribution of medical devices.
Although Metuchen’s devices are exempt from 510(k) clearance requirements, they were originally approved with under a 510(k) clearance. However, in 2004, the FDA no longer requires a 510(k) submission for Class II external rigidity devices. The process of obtaining marketing approval, authorization, or clearance from the FDA and comparable foreign regulatory agencies for new products, or for enhancements or modifications to existing products, could take a significant amount of time, require the expenditure of substantial financial and other resources, and require rigorous and expensive pre-clinical and clinical testing. Additionally, FDA could impose limitations on the indications for use of our products. Should Metuchen pursue FDA clearance, authorization, or approval for a new device or device modification, it cannot be certain that it will receive required clearance, authorization, or approval from the FDA and foreign regulatory agencies for new products or modifications to existing products on a timely basis or at all. The failure to receive clearance, authorization, or approval for significant new products or modifications to existing products on a timely basis or at all could have a material, adverse effect on Metuchen’s financial condition and results of operations.
Both before and after a medical device product is commercially released, Metuchen has ongoing responsibilities under FDA and foreign regulations. For example, Metuchen is required to comply with the FDA’s Quality System Regulation, which sets forth the good manufacturing requirements for medical devices. These include requirements related to design controls, production and process controls, process validation, purchasing controls, supplier oversight, complaint handling and investigation, corrective and preventative actions, and record-keeping. In addition, FDA’s medical device reporting regulation requires companies to provide information to the FDA whenever they become aware of evidence that reasonably suggests that a device may have caused or contributed to a death or serious injury or, that a malfunction occurred which would be likely to cause or contribute to a death or serious injury upon recurrence.
Compliance with applicable regulatory requirements is subject to continual review and is monitored rigorously through periodic inspections by the FDA, which may result in observations on Form 483, and in some cases warning letters, that require corrective action. If the FDA or equivalent foreign agency were to conclude that Metuchen is not in compliance with applicable laws or regulations, or that any of its medical devices may be hazardous or defective, the FDA or equivalent foreign agency could take enforcement action, which may include issuance of a warning letter, untitled letter, or other enforcement letter; seizure of the device; requesting or requiring a recall or other field action; or requiring the repair, replacement, or refund the cost of the medical device. The FDA may also impose manufacturing and other operating restrictions; enjoin and restrain certain violations of applicable law pertaining to medical devices; or assess civil or criminal penalties against Metuchen or its officers or employees. In addition, FDA could recommend prosecution to the Department of Justice. Any adverse regulatory action, depending on its magnitude, may restrict Metuchen from effectively manufacturing, marketing, and selling products and could have a material, adverse effect on Metuchen’s financial condition and results of operations. In addition, negative publicity and product liability claims resulting from any adverse regulatory action could have a material, adverse effect on Metuchen’s financial condition and results of operations.
FDA also regulates the promotion and marketing of medical devices, and requires that manufacturers only make promotional claims or statements that are consistent with the indications and labeling cleared, authorized, or approved by FDA. For 510(k)-exempt devices, such as the Metuchen’s VED devices, FDA requires that Metuchen promote such products consistent with the relevant device classification. Claims outside the scope of the 510(k)-exempt classification would be considered “off-label” and trigger the requirement for a new 510(k) or other premarket submission to FDA. FDA may take enforcement action against Metuchen (as described above), should FDA determine it has engaged in “off-label” promotion or other violative marketing activities.
Metuchen currently plans to submit a 505(b)(2) NDA to FDA for H100™ for treatment of Peyronie’s disease, which will allow Metuchen to rely, in part, on published scientific literature and/or the FDA’s prior findings regarding the safety and efficacy of approved drug products. If Metuchen is not able to pursue this strategy, it will need to conduct additional development activities beyond what is currently planned, development costs will increase, and Metuchen may be delayed in receiving regulatory authority approval. The submission of 505(b)(2) NDAs may also subject Metuchen to the risk of patent infringement lawsuits or regulatory actions that would delay or prevent submission of a marketing application to the FDA, or the FDA’s marketing application review and approval.
The Hatch-Waxman Act added Section 505(b)(2) to the FDCA, permitting the filing of a NDA, where at least some of the information required for approval comes from investigations that were not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use from the person by or for whom the investigations were conducted. The FDA interprets Section 505(b)(2) of the FDCA, for purposes of approving an NDA, to permit the applicant to rely, in part, upon published literature and/or the FDA’s previous findings of safety and efficacy for an approved product. The FDA also requires companies to perform additional clinical trials or measurements to support any deviation from the previously approved product and to support the reliance on the applicable published literature or referenced product, referred to as bridging. The FDA may then approve the new product candidate for all or some of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant, if such approval is supported by study data. The label, however, may require all or some of the limitations, contraindications, warnings or precautions included in the reference product’s label, including a black box warning, or may require additional limitations, contraindications, warnings or precautions.
Metuchen currently plans to submit a 505(b)(2) NDA to FDA for H100™ for treatment of Peyronie’s disease. If the FDA disagrees with the appropriateness of reliance on a reference listed drug or published literature or if Metuchen is not otherwise able to bridge to the reference listed drug or published literature, the Company may need to conduct additional clinical trials or other studies, which could lead to unanticipated costs and delays or to the termination of the development program. If Metuchen is unable to obtain approval through the 505(b)(2) NDA process, it may be required to pursue the more expensive and time consuming 505(b)(1) approval process, which consists of full reports of investigations of safety and effectiveness conducted by or for the applicant.
There may also be circumstances under which the FDA would not allow Metuchen to pursue a 505(b)(2) application. For instance, should the FDA approve a pharmaceutically equivalent product to H100™, it is the FDA’s policy that the appropriate submission would be an ANDA for a generic version of the approved product. Metuchen may, however, not be able to immediately submit an ANDA or have an ANDA approval made effective, as the application could be blocked by others’ periods of patent and regulatory exclusivity protection.
Notwithstanding the approval of a number of products by the FDA under Section 505(b)(2), pharmaceutical companies and others have objected to the FDA’s interpretation of Section 505(b)(2). If the FDA’s interpretation of Section 505(b)(2) is successfully challenged, the FDA may change its policies and practices with respect to Section 505(b) (2) regulatory approvals. It is also not uncommon for a sponsor of an approved product to file a citizen petition with the FDA seeking to delay approval of, or impose additional approval requirements for, pending competing products. If successful, such petitions can significantly delay, or even prevent, the approval of the new product. However, even if the FDA ultimately denies such a petition, the FDA may substantially delay approval while it considers and responds to the petition. Any inability to pursue a 505(b)(2) application could result in new competitive products reaching the market more quickly than Metuchen’s, which could hurt the Company’s competitive position and business prospects.
The 505(b)(2) regulatory pathway may also subject Metuchen to the risk of patent infringement lawsuits or other regulatory actions that could prevent submission of a marketing application or prevent the FDA making the approval of a marketing application effective. Applicants submitting NDAs under Section 505(b)(2) of the FDCA must provide a patent certification for the patents listed in FDA’s list of Approved Drug Products with Therapeutic Equivalence Evaluations, commonly referred to as the Orange Book, for all reference listed drugs and for all brand name products identified in published literature upon which the 505(b)(2) application relies. The possible certifications are that (1) no patent information has been submitted to the FDA; (2) such patent has expired; (3) the date on which such patent expires; or (4) such patent is invalid or will not be infringed upon by the manufacture, use or sale of the drug product for which the application is submitted. If there are any applicable listed patents, the FDA may not approve the 505(b)(2) application until all listed patents have expired, unless the applicant challenges the listed patents through the last type of certification, also known as a paragraph IV certification, or otherwise indicates that it is not seeking approval of a patented method of use.
If Metuchen does challenge a listed patent through a paragraph IV certification, under the Hatch Waxman Act, the holder of the patents or NDAs that the 505(b)(2) application references may file a patent infringement lawsuit. Filing of a patent infringement lawsuit triggers a one time, automatic, 30-month stay of the FDA’s ability to make the 505(b)(2) NDA approval effective. In such a case, the FDA may not make the

505(b)(2) NDA approval effective until the earlier of 30 months from the receipt of the notice of the paragraph IV certification, the expiration of the patent, when the infringement case concerning each such patent is favorably decided in the applicant’s favor or settled, or such shorter or longer period as may be ordered by a court. Accordingly, Metuchen may invest a significant amount of time and expense in the development of one or more product candidates only to be subject to significant delay and patent litigation before such product candidates may be commercialized, if at all. In addition, a 505(b)(2) application approval may, in some cases, not be submitted, or may, in other cases, not be made effective until any existing non-patent regulatory exclusivities have expired or, if possible, are carved out from the label.
If Metuchen is unable to advance its product candidates, including H100, in clinical development, obtain regulatory approval and ultimately commercialize its product candidates, or experience significant delays in doing so, its business may be materially harmed.
Metuchen is not permitted to market or promote any of its product candidates before it receives regulatory approval from the FDA or comparable foreign regulatory authorities, and it may never receive such regulatory approval. Metuchen may only receive approval in a limited patient population, it may experience delays in receiving such regulatory approval, or it may not receive regulatory approval for new indications or for H100. Even if Metuchen successfully commercializes H100, it may not be successful in developing and commercializing any other product candidates, and its commercial opportunities may be limited.
Metuchen cannot be certain that any of its product candidates will be successful in clinical and preclinical trials or receive regulatory approval. Further, its product candidates may not receive regulatory approval even if they are successful in clinical trials and Metuchen submits the required marketing applications seeking regulatory authorization for their use.
For each product candidate, Metuchen must demonstrate safety and efficacy in humans, obtain regulatory approval in one or more jurisdictions, obtain manufacturing supply capacity and expertise, and substantially invest in marketing efforts before it is able to generate any revenue from such product candidate. The success of Metuchen’s product candidates, and H100 in particular, will depend on several factors, including the following:
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approval of H100 or other products by the FDA;

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successful enrollment in, and completion of, clinical trials, the design and implementation of which are agreed to by the applicable regulatory authorities, and the conduct of clinical trials by contract research organizations, or CROs, to successfully conduct such trials within Metuchen’s planned budget and timing parameters and without materially adversely impacting its trials;

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successful data from its clinical and preclinical programs that support an acceptable risk-benefit profile of its product candidates in the intended populations to the satisfaction of the applicable regulatory authorities;

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timely receipt, if at all, of regulatory approvals from applicable regulatory authorities;

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establishment of arrangements with third-party manufacturers, as applicable, for continued clinical supply and commercial manufacturing;

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successful development of Metuchen’s manufacturing processes and transfer to new third-party facilities to support future development activities and commercialization that are operated by contract manufacturing organizations, or CMOs, in a manner compliant with all regulatory requirements;

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establishment and maintenance of patent and trade secret protection or regulatory exclusivity for Metuchen’s product candidates;

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successful commercial launch of Metuchen’s other product candidates, if and when approved;

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acceptance of Metuchen’s products, if and when approved, by patients, the relevant medical communities and third-party payors;

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effective competition with other therapies;

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establishment and maintenance of adequate healthcare coverage and reimbursement;

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Metuchen’s ability to avoid infringing upon the patent and other intellectual property rights of third parties;

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enforcement and defense of intellectual property rights and claims;

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continued compliance with any post-marketing requirements imposed by regulatory authorities, including any required post-marketing clinical trials or the elements of any post-marketing Risk Evaluation and Mitigation Strategy, or REMS, that may be required by the FDA or comparable requirements in other jurisdictions to ensure the benefits of the product outweigh its risks; and

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maintenance of a continued acceptable safety profile of the product candidates following approval.

If Metuchen is unsuccessful with respect to these factors, it could experience significant delays or barriers to the successful commercialization of its product candidates, which may materially harm Metuchen’s business. Even if Metuchen successfully obtains regulatory approvals to manufacture and market its product candidates, its revenues will be dependent, in part, upon the size of the markets in the territories for which it gains regulatory approval and have commercial rights. If the markets for patient subsets that Metuchen is targeting are not as significant as it estimates, it may not generate significant revenues from sales of its approved products.
Metuchen plans to seek regulatory approval to commercialize its product candidates in the United States and in foreign countries. While the scope of regulatory approval is similar in many countries, in order to obtain separate regulatory approval in multiple countries Metuchen must comply with numerous and varying regulatory requirements of each such country or jurisdiction regarding safety and efficacy and governing, among other things, clinical trials and commercial sales, pricing and distribution. Metuchen cannot predict success in any such jurisdictions, and the time required to obtain approval in foreign countries may differ substantially from that required to obtain FDA approval.
Clinical drug development involves a lengthy and expensive process, with an uncertain outcome. Metuchen may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of Metuchen’s product candidates.
The risk of failure in drug and product development is high. Before obtaining marketing approval from regulatory authorities for the sale of H100 or other unapproved product candidates, Metuchen must complete nonclinical development and conduct extensive clinical trials to demonstrate the safety and efficacy of Metuchen’s product candidates in humans. Clinical trials are expensive, difficult to design and implement and can take many years to complete, and their outcomes are inherently uncertain. Failure can occur at any time during the clinical trial process. Nonclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in nonclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their products. It is impossible to predict when or if Metuchen’s unapproved product candidates will prove to be effective or safe in humans or will receive marketing approval.
Metuchen may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent our ability to receive marketing approval or commercialize our product candidates. Clinical trials may be delayed, suspended or prematurely terminated because costs are greater than we anticipate or for a variety of other reasons, such as:
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delay or failure in reaching agreement with the FDA or a comparable foreign regulatory authority on a trial design that Metuchen is able to execute;

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delay or failure in obtaining authorization to commence a trial, including approval from the appropriate Institutional Review Board (“IRB”), to conduct testing of a candidate on human subjects, or inability to comply with conditions imposed by a regulatory authority regarding the scope or design of a clinical trial;

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delays in reaching, or failure to reach, agreement on acceptable terms with prospective trial sites and prospective CROs, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

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inability, delay or failure in identifying and maintaining a sufficient number of trial sites, many of which may already be engaged in other clinical programs;

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delay or failure in recruiting and enrolling suitable subjects to participate in a trial;

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delay or failure in having subjects complete a trial or return for post-treatment follow-up;

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clinical sites and investigators deviating from the clinical protocol, failing to conduct the trial in accordance with regulatory requirements, or dropping out of a trial;

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lack of adequate funding to continue a clinical trial, including unforeseen costs due to enrollment delays, requirements to conduct additional clinical trials and increased expenses associated with the services of Metuchen’s CROs and other third parties;

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clinical trials of Metuchen’s product candidates may produce negative or inconclusive results, and it may decide, or regulators may require Metuchen, to conduct additional nonclinical studies, clinical trials or abandon product development programs;

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Metuchen’s third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to Metuchen in a timely manner, or at all;

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the supply or quality of Metuchen’s product candidates or other materials necessary to conduct clinical trials of its product candidates may be insufficient;

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the FDA or comparable foreign regulatory authorities may require Metuchen to submit additional data or impose other requirements before permitting it to initiate a clinical trial; or

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changes in governmental regulations or administrative actions.

Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of marketing approval for Metuchen’s product candidates. Further, the FDA or comparable foreign regulatory authorities may disagree with Metuchen’s clinical trial design and its interpretation of data from clinical trials, or may change the requirements for approval even after it has reviewed and commented on the design for Metuchen’s clinical trials.
Metuchen cannot be certain as to what type and how many clinical trials the FDA or comparable foreign regulatory authorities will require Metuchen to conduct before it may successfully gain approval to market H100. Prior to approving a new product, the FDA generally requires that the efficacy of the product be demonstrated in two adequate and well-controlled clinical trials.
Metuchen’s product development costs will also increase if it experience delays in nonclinical and clinical development or receiving the requisite marketing approvals. Metuchen does not know whether any of its nonclinical studies or clinical trials will need to be restructured or will be completed on schedule, or at all, which may harm our business and results of operations.
If Metuchen experiences delays or difficulties in the enrollment of patients in clinical trials, development of its product candidates may be delayed or prevented, which would have a material adverse effect on its business.
Metuchen may not be able to initiate clinical trials for H100 or its other product candidates if it is unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or comparable foreign regulatory authorities. Patient enrollment is a significant factor in the timing of clinical trials.
Patient enrollment may be affected if Metuchen’s competitors have ongoing clinical trials for product candidates that are under development for the same indications as Metuchen’s product candidates, and patients who would otherwise be eligible for its clinical trials instead enroll in clinical trials of its competitors’ product candidates. Patient enrollment may also be affected by other factors, including:
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size and nature of the patient population;

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severity of the condition under investigation;

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patient eligibility criteria for the trial in question;

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nature of the trial protocol;

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Metuchen’s ability to recruit clinical trial investigators with the appropriate competencies and experience;

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perceived risks and benefits of the product candidate under study;

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the occurrence of adverse events attributable to Metuchen’s product candidates;

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efforts to facilitate timely enrollment in clinical trials;

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the number and nature of competing products or product candidates and ongoing clinical trials of competing product candidates for the same indication;

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patient referral practices of physicians;

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the ability to monitor patients adequately during and after treatment;

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proximity and availability of clinical trial sites for prospective patients; and

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continued enrollment of prospective patients by clinical trial sites.

If Metuchen experiences delays or difficulties in the enrollment of patients in clinical trials, its clinical trials may be delayed or terminated. Any delays in completing Metuchen’s clinical trials will increase its costs, delay or prevent its product candidate development and approval process and jeopardize Metuchen’s ability to commence product sales and generate additional revenue. Any of these occurrences may harm our business, financial condition and prospects significantly.
Metuchen relies on third parties to conduct, supervise, and monitor preclinical studies and clinical trials, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials or failing to comply with regulatory requirements.
Metuchen may use third parties, contract research organizations, or CROs, study sites, and others to conduct, supervise, and monitor preclinical and clinical trials for product candidates. While Metuchen has agreements governing the activities of such third parties, it has limited influence and control over their actual performance and activities. Third-party service providers are not Metuchen’s employees, and except for remedies available under agreements with such third parties, Metuchen cannot control whether or not they devote sufficient time and resources to its development programs. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct studies in accordance with regulatory requirements or the study plans, if they need to be replaced or if the quality or accuracy of the data they obtain is compromised, studies may need to be repeated, extended, delayed, or terminated, Metuchen may not be able to obtain, or may be delayed in obtaining, marketing approvals for product candidates, Metuchen may not be able to or may be delayed in commercializing product candidates, or Metuchen or the third party service providers may be subject to regulatory enforcement actions. As a result, results of operations and the commercial prospects for product candidates would be harmed, costs could increase and the Company’s ability to generate revenues could be delayed. Third-party service providers may also have relationships with other entities, including Metuchen competitors, for whom they may also be conducting development activities that could harm Metuchen’s competitive position.
Reliance on third parties for development activities will reduce the Company’s control over these activities. Nevertheless, Metuchen is responsible for ensuring that its studies are conducted in accordance with the applicable protocol, legal, regulatory, and scientific standards. Regulatory authorities enforce their requirements through periodic inspections of trial sponsors, clinical and preclinical investigators, and trial sites. Any failure to comply with the applicable regulatory requirements, may subject Metuchen or its third party service providers to enforcement or other legal actions, the data generated in trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require the performance of additional studies.
Agreements with third parties conducting or otherwise assisting with studies might terminate for a variety of reasons, including a failure to perform by the third parties. If any of these relationships terminate, Metuchen may not be able to enter into arrangements with alternative providers or to do so on commercially reasonable terms. Switching or adding additional third parties involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new third party commences work. As a result, alternative arrangements, it could delay product development activities and adversely affect Metuchen’s business.
Metuchen’s relationships with prescribers, purchasers, third-party payors and patients are subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, any violation of which could expose it to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.
Metuchen is subject to healthcare statutory and regulatory requirements and oversight by federal and state governments, as well as foreign governments in the jurisdictions in which it conducts its business. Physicians, other healthcare providers and third-party payors will play a primary role in the recommendation, prescription and use of any product candidates for which Metuchen has, or in the future obtains, marketing approval. Metuchen’s arrangements with such third parties are subject to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain its business or financial arrangements and relationships through which it markets, sell and distributes any products for which it may obtain marketing approval, including potential exclusion from federal healthcare programs and debarment from federal government contracts. Restrictions under applicable domestic and foreign healthcare laws and regulations include the following:
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the U.S. federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid; a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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U.S. federal false claims, false statements and civil monetary penalties laws, including the U.S. False Claims Act, which impose criminal and civil penalties against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent, including false statements regarding compliance with regulations material to payment by government programs for drugs and medical supplies, or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government; actions may be brought by the government or a whistleblower and may include an assertion that a claim for payment by federal healthcare programs for items and services which results from a violation of the federal Anti-Kickback Statue constitutes a false or fraudulent claim for purposes of the False Claims Act;

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the U.S. federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, that imposes liability for executing a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services; similar to the U.S. federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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analogous state and foreign laws and regulations relating to healthcare fraud and abuse, such as state anti-kickback and false claims laws, that may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers;

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the U.S. federal physician payment transparency requirements, sometimes referred to as the “Sunshine Act,” which requires manufacturers of drugs, devices, biologics and medical supplies that are reimbursable under Medicare or Medicaid, to report to the Centers for Medicare & Medicaid Services, or CMS, information related to certain payments and other transfers of value, such as payments and transfers of value to physicians and teaching hospitals (and, beginning in 2021, for transfers of value to other healthcare providers), as well as the ownership and investment interests of physicians and their immediate family members;

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analogous state and foreign laws that require companies to track, report and disclose to the government and/or the public information related to payments, gifts, and other transfers of value or remuneration to physicians and other healthcare providers, marketing activities or expenditures, or product pricing or transparency information, or that require companies to implement compliance programs that meet certain standards or to restrict or limit interactions between manufacturers and members of the healthcare industry;
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the U.S. federal laws that require manufacturers to report certain calculated product prices to the government or provide certain discounts or rebates to government authorities or private entities, often as a condition of reimbursement under federal healthcare programs;

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HIPAA, which imposes obligations on certain covered entity healthcare providers, health plans, and healthcare clearinghouses as well as their business associates that perform certain services involving the use or disclosure of individually identifiable health information, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information; and

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state and foreign laws that govern the privacy and security of health information in certain circumstances, including state security breach notification laws, state health information privacy laws and federal and state consumer protection laws, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

These and additional laws are also further described in the government regulation section of this filing. Efforts to ensure that Metuchen’s business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. If governmental authorities conclude that Metuchen’s business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations, then government enforcement actions are possible.
Metuchen’s marketing and advertising are regulated by the FDA, Federal Trade Commission and State and County Attorneys General, and it may face enforcement and litigation specifically related to the nature and sales channels of its products.
Metuchen may face product liability litigation and/or other litigation from certain regulatory agencies such as the FDA (as describe elsewhere in this filing), Federal Trade Commission (“FTC”), Attorney General, Better Business Bureau, among others owing to the manner that it markets and sells certain of its products such as through nationwide newspaper advertisements, direct mailing or other direct to consumer campaigns.
With respect to FTC matters, if the FTC has reason to believe the law is being violated (e.g. failure to possess adequate substantiation for product claims), it can initiate an enforcement action through a variety of judicial and administrative processes and remedies. Any action against us by the FTC could materially and adversely affect Metuchen’s ability to successfully market its products.
In addition, Metuchen’s marketing and advertising is regulated by regulations, administrative actions and legal proceeding of various state and county attorneys general across the United States. Any regulation, administrative actions or legal proceeding against Metuchen by any of these entities could materially and adversely affect its ability to successfully market its products.
Metuchen may be subject to potential product liability and other claims, creating risks and expense.
Metuchen is also exposed to potential product liability risks inherent in the development, testing, manufacturing, marketing and sale of human therapeutic products. Product liability insurance for the pharmaceutical industry is extremely expensive, difficult to obtain and may not be available on acceptable terms, if at all. Metuchen cannot guarantee that the coverage limits of such insurance policies will be adequate. A successful claim against Metuchen in excess of its insurance coverage could have a material adverse effect upon it and on its financial condition.
In addition to direct expenditures for damages, settlement and defense costs, there is a possibility of adverse publicity and loss of revenues as a result of product liability claims. Product liability claims can also result in regulatory consequences, such as the withdrawal of clinical trial participants, termination of clinical trials or programs, governmental authority investigations and enforcement actions, product recalls and withdrawals of approval, as well as labeling revisions. Product liability is a significant commercial risk for Metuchen. Plaintiffs have received substantial damage awards in some jurisdictions against pharmaceutical companies based upon claims for injuries allegedly caused by the use of their products. In addition, in the age of social media, plaintiffs’ counsel now has a wide variety of tools to advertise their services and solicit new clients for litigation. Thus, any significant product liability litigation or mass tort in which Metuchen is a defendant may have a larger number of plaintiffs than such actions have seen historically because of the increasing use of widespread and media-varied advertising.
Government regulations that mandate price controls and limitations on patient access to its products or establish prices paid by government entities or programs for such products may impact Metuchen’s business, and future results could be adversely affected by changes in such regulations or policies.
Pharmaceutical product pricing is subject to enhanced government and public scrutiny and calls for reform. Some states have implemented, and other states are considering implementing, pharmaceutical price controls or patient access constraints under the Medicaid program, and some states are considering price-control regimes that would apply to broader segments of their populations that are not Medicaid-eligible. There have also been recent state legislative efforts to address drug costs, which generally have focused on increasing transparency around drug costs or limiting drug prices. If implemented, efforts by government officials or legislators to implement measures to regulate prices or payments for pharmaceutical products, including legislation on drug importation, could adversely affect Metuchen’s business.
Changes in laws and accounting standards could negatively impact Metuchen’s business.
Metuchen’s future results could be adversely affected by changes in interpretations of existing laws and regulations, or changes in laws and regulations, including, among others, changes in accounting standards, taxation requirements, competition laws, privacy laws and environmental laws in the United States and other countries.
Risks Related to Metuchen’s Intellectual Property
If Metuchen fails to protect its intellectual property rights, its ability to pursue the development of its products would be negatively affected.
Metuchen’s long-term success largely depends on its ability to market technologically competitive products. Metuchen relies and expects to continue to rely on a combination of intellectual property, including patent, trademark, trade dress, copyright, trade secret and domain name protection laws, as well as confidentiality and license agreements, to protect its intellectual property and proprietary rights. If Metuchen fails to obtain and maintain adequate intellectual property protection, it may not be able to prevent third parties from launching generic or biosimilar versions of its branded products using its proprietary technologies or from marketing products that are very similar or identical to those of Metuchen. In addition, the patents Metuchen has licensed may not contain claims sufficiently broad to protect it against third parties with similar technologies or products or provide Metuchen with any competitive advantage, including exclusivity in a particular product area. Metuchen may be subject to challenges by third parties regarding its intellectual property, including, among others, claims regarding validity, enforceability, scope and effective term.
Metuchen’s ability to enforce its patents also depends on the laws of individual countries and each country’s practice with respect to enforcement of intellectual property rights, and the extent to which certain sovereigns may seek to engage in policies or practices that may weaken its intellectual property framework (e.g., a policy of routine compulsory licensing (or threat of compulsory licensing) of pharmaceutical intellectual property). Some foreign countries lack rules and methods for defending intellectual property rights and do not protect proprietary rights to the same extent as the United States. As such, Metuchen may have difficulty protecting its proprietary rights in these foreign countries.
In addition to patents, Metuchen relies on a combination of trade secrets, confidentiality, nondisclosure and other contractual provisions and security measures to protect its confidential and proprietary information. These measures do not guarantee protection of its trade secrets or other proprietary information. There is risk that third parties could use Metuchen’s technology and it could lose any competitive advantage it may have. In addition, others may independently develop similar proprietary information or techniques or otherwise gain access to Metuchen’s trade secrets, which could impair any competitive advantage it may have.
Metuchen may be involved in lawsuits to protect or enforce its patents, which could be expensive and time consuming.
The pharmaceutical industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies have employed intellectual property litigation to gain a competitive advantage. Metuchen may become subject to infringement claims or litigation arising out of patents and pending applications of its competitors or additional interference proceedings declared by the United States Patent and Trade Office to determine the priority of inventions. The defense and prosecution of intellectual property suits, United States Patent and Trade Office proceedings and related legal and administrative proceedings are costly and time-consuming to pursue, and their outcome is uncertain. Litigation may be necessary to enforce Metuchen’s licensed patents, to protect its trade secrets and know-how, or to determine the enforceability, scope and validity of the proprietary rights of others. An adverse determination in litigation or interference proceedings to which Metuchen may become a party could subject it to significant liabilities, require it to obtain licenses from third parties or restrict or prevent it from selling its products in certain markets. Although patent and intellectual property disputes might be settled through licensing or similar arrangements, the costs associated with such arrangements may be substantial and could include paying large fixed payments and ongoing royalties. Furthermore, the necessary licenses may not be available on satisfactory terms or at all.
Competitors may infringe Metuchen’s licensed patents and Metuchen may file infringement claims to counter infringement or unauthorized use. This can be expensive, particularly for a company of Metuchen’s size, and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent Metuchen has licensed is not valid or is unenforceable or may refuse to stop the other party from using the technology at issue on the grounds that Metuchen’s patents do not cover the other party’s technology. An adverse determination of any litigation or defense proceedings could put one or more of Metuchen’s patents at risk of being invalidated or interpreted narrowly.
Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or interference proceedings, there is a risk that some of Metuchen’s confidential information could be compromised by disclosure. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments.
If Metuchen infringes the rights of third parties, it could be prevented from selling products and forced to pay damages and defend against litigation.
If Metuchen’s products, methods, processes and other technologies infringe the proprietary rights of other parties, it could incur substantial costs and may have to: obtain licenses, which may not be available on commercially reasonable terms, if at all; abandon an infringing product candidate; redesign its products or processes to avoid infringement; stop using the subject matter claimed in the patents held by others; pay damages; and/or defend litigation or administrative proceedings which may be costly whether Metuchen wins or loses, and which could result in a substantial diversion of its financial and management resources.
Metuchen may be subject to claims that its employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.
Metuchen may employ individuals who were previously employed at other biotechnology or pharmaceutical companies. It may be subject to claims that it or its employees, consultants or independent contractors have inadvertently or otherwise used or disclosed confidential information of our employees’ former employers or other third parties. Metuchen may also be subject to claims that former employers or other third parties have an ownership interest in its patents. Litigation may be necessary to defend against these claims. There is no guarantee of success in defending these claims, and if Metuchen does not prevail, it could be required to pay substantial damages and could lose rights to important intellectual property. Even if Metuchen is successful, litigation could result in substantial cost and be a distraction to its management and other employees.

Risks Related to Metuchen’s Products
Changes in trends in the pharmaceutical and medical device industries, including changes to market conditions, could adversely affect Metuchen’s operating results.
The pharmaceutical and medical device industries generally, and drug discovery and development companies more specifically, are subject to increasingly rapid technological changes. Metuchen’s competitors might develop technologies or products that are more effective or commercially attractive than Metuchen’s current or future technologies, or that render its technologies or products less competitive or obsolete. If competitors introduce superior technologies or products and Metuchen cannot make enhancements to its technologies or products to remain competitive, its competitive position and, in turn, its business, revenue and financial condition, may be materially and adversely affected.
Risks Related to Metuchen’s Strategic Transactions
Metuchen may fail to realize the anticipated benefits from its strategic acquisitions.
Concurrently with the acquisition of a majority interest in Metuchen by the JCP Investor on December 10, 2018, Metuchen purchased all of the equity interests of Timm Medical, Inc. and Pos-T-Vac, LLC. The success of these or any future strategic acquisitions will depend, in large part, on Metuchen’s ability to realize anticipated benefits. It may fail to achieve cost savings anticipated with certain of these acquisitions, or such cost savings within the expected time frame. Similarly, the accretive impact anticipated from certain of these acquisitions may not be realized or may be delayed. Integration of these businesses may result in the loss of key employees, the disruption of ongoing business, including third-party relationships, or inconsistencies in standards, controls, procedures and policies.
Acquisitions involve risks that could result in a reduction of our operating results, cash flows and liquidity.
Metuchen has made, and in the future may continue to make, strategic acquisitions including licenses of third-party products. However, it may not be able to identify suitable acquisition and licensing opportunities. It may pay for acquisitions and licenses with equity or with convertible securities. In addition, acquisitions or licenses may expose Metuchen to operational challenges and risks, including:
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The ability to profitably manage acquired businesses or successfully integrate the acquired business’ operations and financial reporting and accounting control systems into our business;

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Increased indebtedness and contingent purchase price obligations associated with an acquisition;

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The ability to fund cash flow shortages that may occur if anticipated revenue is not realized or is delayed, whether by general economic or market conditions or unforeseen internal difficulties;

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The availability of funding sufficient to meet increased capital needs;

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Diversion of management’s attention; and

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The ability to retain or hire qualified personnel required for expanded operations.

In addition, acquired companies may have liabilities or risks that we fail, or are unable, to discover in the course of performing due diligence investigations. Metuchen cannot guarantee that the indemnification granted to it by sellers of acquired companies will be sufficient in amount, scope or duration to fully offset the possible liabilities associated with businesses or properties that are assumed upon consummation of an acquisition. Metuchen may learn additional information about acquired businesses that materially adversely affect it, such as unknown or contingent liabilities and liabilities related to compliance with applicable laws. Any such liabilities, individually or in the aggregate, could have a material adverse effect on its business.
Failure to successfully manage the operational challenges and risks associated with, or resulting from, acquisitions could adversely affect Metuchen’s results of operations, cash flows and liquidity. Borrowings or issuance of convertible securities associated with any acquisitions may also result in higher levels of indebtedness, which could impact its ability to service its debt within the scheduled repayment terms.

Other Risks Related to Metuchen’s Business and Operations
Metuchen has concluded that there are material weaknesses in its internal control over financial reporting, which if not remediated, could materially adversely affect its ability to timely and accurately report its results of operations and financial condition. The accuracy of Metuchen’s financial reporting depends on the effectiveness of its internal controls over financial reporting.
Internal controls over financial reporting can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements and may not prevent or detect misstatements. Failure to maintain effective internal controls over financial reporting, or lapses in disclosure controls and procedures, could undermine the ability to provide accurate disclosure (including with respect to financial information) on a timely basis, which could cause investors to lose confidence in Metuchen’s disclosures (including with respect to financial information), require significant resources to remediate the lapse or deficiency, and expose it to legal or regulatory proceedings.
In connection with the audit of its December 31, 2019 financial statements, Metuchen’s management identified the following deficiencies, which it considers to be “material weaknesses,” which, individually or in the aggregate, could reasonably result in a material misstatement in the company’s financial statements:
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Metuchen currently has limited resources and an insufficient level of monitoring and oversight, which restricts the ability to gather, analyze and report information relative to the financial statements in a timely manner, including insufficient documentation and review of the selection and application of generally accepted accounting principles to significant non-routine transactions;

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The size of Metuchen’s accounting department makes it impracticable to achieve an appropriate segregation of duties;

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The lack of a formalized process and firm timeline for closing the books and records at the end of each reporting period;

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There is no formal process in place to ensure timely and adequate review of schedules and analysis used in the financial close process. Any reviews done during the close are performed on an ad hoc basis; and

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Metuchen is still establishing a formal process for estimating gross to net obligations that relate to current sales, which could result in a misstatement of accounts receivable and revenue. The current process is manual in nature with the Vice President of Finance and Chief Financial Officer working collaboratively to determine the estimates.

Metuchen’s remediation efforts are ongoing and it will continue its initiatives to implement and document policies, procedures, and internal controls. Remediation of the identified material weaknesses and strengthening the internal control environment will require a substantial effort throughout 2020 and beyond, as necessary, and Metuchen will test the ongoing operating effectiveness of the new and existing controls in future periods. The material weaknesses cannot be considered completely remediated until the applicable controls have operated for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively. Metuchen cannot guarantee that it will be successful in remediating the material weaknesses it identified or that its internal control over financial reporting, as modified, will enable it to identify or avoid material weaknesses in the future.
Metuchen cannot guarantee that its management will be successful in identifying and retaining appropriate personnel; that newly engaged staff or outside consultants will be successful in identifying material weaknesses in the future; or that appropriate personnel will be identified and retained prior to these deficiencies resulting in material and adverse effects on Metuchen’s business.
Metuchen’s consolidated balance sheet contains significant amounts of intangible assets.
Metuchen’s other intangible assets, including developed technology rights and brands, face similar risks for impairment and charges related to such assets may be significant as well. In the year ended December 31, 2019, Metuchen incurred a goodwill impairment loss of $2,443,930 and no longer has a goodwill balance.

The preparation of Metuchen’s financial statements involves the use of good faith estimates, judgments and assumptions, and such financial statements may be materially affected if such good faith estimates, judgments or good faith assumptions prove to be inaccurate.
Financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) typically require the use of good faith estimates, judgments and assumptions that affect the reported amounts. Often, different estimates, judgments and assumptions could reasonably be used that would have a material effect on such financial statements, and changes in these estimates, judgments and assumptions may occur from period to period over time. Significant areas of accounting requiring the application of management’s judgment include, but are not limited to, determining the fair value of assets, variable consideration for revenue and the timing and amount of cash flows from assets. These estimates, judgments and assumptions are inherently uncertain and, if Metuchen’s estimates are wrong, it would face the risk that charges to income or other financial statement changes or adjustments would be required. Any such charges or changes would require a restatement of its financial statements and could harm its business, including its financial condition and results of operations and the price of our securities. See “Metuchen Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our financial statements and our business.
The impact of the COVID-19 outbreak on Metuchen’s operations, and the operations of its partners, suppliers and logistics providers, could significantly disrupt its operations and may materially and adversely affect its business and financial conditions.
Metuchen’s business could be adversely impacted by the effects of the coronavirus or other epidemics. In December 2019, a novel strain of the coronavirus emerged in China and the virus has since spread to other countries, including the United States and Canada, and infections have been reported globally. Metuchen expects a decrease in medical visits for non-acute issues during the periods of recommended social distancing or government “stay at home” orders. Demand for Metuchen’s products may decrease as a result of COVID-19 because its medical device products are marketed through urologist offices and Stendra® requires a prescription. The COVID-19 pandemic may also result in supply chain disruptions with respect to the Company’s products, product candidates, or their components, which may result in product shortages.
The outbreak and government measures taken in response have also had a significant impact, both direct and indirect, on businesses and commerce, as worker shortages have occurred; supply chains have been disrupted; facilities and production have been suspended; and demand for certain goods and services, such as medical services and supplies, has spiked, while demand for other goods and services, such as travel, has fallen. In response to the COVID-19 outbreak, “shelter in place” orders and other public health guidance measures have been implemented across much of the United States, Europe and Asia, including in the locations of Metuchen’s offices, key vendors and partners. Further, due to “shelter in place” orders and other public health guidance measures, Metuchen has implemented a work-from-home policy for all staff members excluding those necessary to maintain minimum basic operations. This increased reliance on personnel working from home may negatively impact productivity, or disrupt, delay or otherwise adversely impact Metuchen’s business.
Additionally, Metuchen expects that COVID-19 will continue to adversely impact the status and progress of our development programs, including any clinical and preclinical trials for H100 or any other product candidates. Delays or other difficulties in completing clinical and preclinical trials could result in a longer period of time to obtain product regulatory approval, to commercialize our products, if approved, and realize any resulting revenue in the future.
The COVID-19 pandemic and the government and public health response continues to rapidly evolve. In light of the COVID-19 outbreak, the FDA has issued a number of new guidance documents. Additionally, in March 2020, the US Congress passed the Coronavirus Aid, Relief, and Economic Security Act, which, for certain critical drugs, includes strengthened provisions regarding required FDA drug shortage reporting requirements, as well as provisions regarding supply chain security, such as risk management plan requirements, and the promotion of supply chain redundancy and domestic manufacturing.

Metuchen is actively assessing and responding where possible to the potential impact of the COVID-19 outbreak. The extent to which the COVID-19 impacts its business, including its operations, will depend on future developments, which are highly uncertain and cannot be predicted at this time, and include the duration, severity and scope of the outbreak and the actions taken to contain or treat the coronavirus outbreak. The continued spread of the coronavirus globally could materially and adversely impact Metuchen’s business including without limitation, supply chain and manufacturing matters, employee health, workforce productivity, increased insurance premiums, limitations on travel, the availability of industry advisers and personnel, and other factors that will depend on future developments beyond its control, which may have a material and adverse effect on its business, financial condition and results of operations.
Risks Related to Petros (the “Combined Organization”)
In determining whether you should approve the issuance of shares of Neurotrope Common Stock and other matters related to the Mergers, as the case may be, you should carefully read the following risk factors in addition to the risks described under “Risk Factors — Risks Related to the Mergers,” and “Risk Factors — Risks Related to Metuchen,” which will also apply to the combined organization.
After completion of the Mergers, the holders of Metuchen’s Securities will maintain the ability to control or significantly influence all matters submitted to the combined organization’s stockholders for approval.
Upon the completion of the Mergers, based on the current estimates, holders of Metuchen’s securities would, in the aggregate, own approximately 51.0% of the Petros Common Stock following the closing. As a result, if these stockholders were to choose to act together, they would be able to control or significantly influence all matters submitted to the combined organization’s stockholders for approval, as well as the combined organization’s management and affairs. For example, these persons, if they choose to act together, would control or significantly influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of the combined organization’s assets. This concentration of voting power could delay or prevent an acquisition of the combined organization on terms that other stockholders may desire.
The combined organization’s stock price is expected to be volatile, and the market price of its common stock may drop following the Mergers.
The market price of the combined organization’s common stock following the Mergers could be subject to significant fluctuations following the Mergers. Market prices for securities of life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of the combined organization’s common stock to fluctuate include:
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any delay in the commencement, enrollment and ultimate completion of clinical trials;

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variations in the combined organization’s financial results or those of companies that are perceived to be similar to the combined organization;

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regulatory or legal developments in the United States or other countries;

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the success of competitive therapies;

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announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by the combined organization or the combined organization’s competitors;

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significant lawsuits, including patent or stockholder litigation;

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additions or departures of key scientific or management personnel;

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general economic, industry and market conditions; and

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failure to maintain compliance with listing requirements of The Nasdaq Capital Market.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the combined organization’s common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the combined organization’s profitability and reputation.
The combined organization will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.
The combined organization will incur significant legal, accounting and other expenses that Metuchen did not incur as a private company, including costs associated with public company reporting requirements. The combined organization will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as rules implemented by the SEC and Nasdaq. These rules and regulations are expected to increase the combined organization’s legal and financial compliance costs and to make some activities more time consuming and costly. For example, the combined organization’s management team will consist of certain executive officers of Metuchen prior to the Mergers. These executive officers and other personnel will need to devote substantial time regarding operations as a public company and compliance with applicable laws and regulations. These rules and regulations may also make it difficult and expensive for the combined organization to obtain directors’ and officers’ liability insurance. As a result, it may be more difficult for the combined organization to attract and retain qualified individuals to serve on the combined organization’s board of directors or as executive officers of the combined organization, which may adversely affect investor confidence in the combined organization and could cause the combined organization’s business or stock price to suffer.
Metuchen’s management has limited experience with compliance with public company obligations and the combined organization’s resources may not be sufficient to fulfill its public company obligations.
Following the completion of the Mergers, the combined organization will be subject to various regulatory requirements, including those of the SEC and Nasdaq. These requirements include record keeping, financial reporting and corporate governance rules and regulations. The combined organization’s management team will consist of certain executive officers of Metuchen prior to the Mergers. Such executive officers have limited experience with compliance with public company obligations and, historically, Metuchen has not had the resources typically found in a public company. The combined organization’s internal infrastructure may not be adequate to support its reporting obligations, and the combined organization may be unable to hire, train or retain necessary staff and may initially be reliant on engaging outside consultants or professionals to overcome its lack of experience. The combined organization’s business could be adversely affected if its internal infrastructure is inadequate, it is unable to engage outside consultants, or is otherwise unable to fulfill its public company obligations.
Anti-takeover provisions in the combined organization charter documents and under Nevada law could make an acquisition of the combined organization more difficult and may prevent attempts by the combined organization stockholders to replace or remove the combined organization management.
Provisions in the combined organization’s articles of incorporation and bylaws may delay or prevent an acquisition or a change in management. These provisions include a classified board of directors, a prohibition on actions by written consent of the combined organization’s stockholders and the ability of the board of directors to issue preferred stock without stockholder approval. In addition, because the combined organization will be incorporated in Nevada, it is governed by the provisions of Section 78.438 of the Nevada Revised Statutes, which prohibits a Nevada corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns, or within the last two years has owned, 10% of the corporation’s voting stock, for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Although Neurotrope and Metuchen believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with the combined organization’s board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by the combined organization’s stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.

The combined organization may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002 that will be applicable to the combined organization after the Mergers.
Metuchen is not currently subject to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404. However, following the Mergers, the combined organization will be subject to Section 404. The standards required for a public company under Section 404 are significantly more stringent than those required of Metuchen as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to the combined organization after the Mergers. If management is not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, it may not be able to assess whether its internal control over financial reporting is effective, which may subject the combined organization to adverse regulatory consequences and could harm investor confidence and the market price of the combined organization’s common stock.
If securities analysts do not publish research or reports about the combined organization’s business or if they publish negative evaluations of the combined organization’s stock, the price of the combined organization’s stock could decline.
The trading market for the combined organization’s common stock will rely, in part, on the research and reports that industry or financial analysts publish about the combined organization or the combined organization’s business. Equity research analysts may elect not to provide research coverage of the combined organization’s common stock after the completion of the Mergers, and such lack of research coverage may adversely affect the market price of its common stock. In the event it does have equity research analyst coverage, the combined organization will not have any control over the analysts or the content and opinions included in their reports. The price of the combined organization’s common stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of the combined organization or fails to publish reports on it regularly, demand for its common stock could decrease, which in turn could cause its stock price or trading volume to decline.
Neurotrope and Metuchen do not anticipate that the combined organization will pay any cash dividends in the foreseeable future.
The current expectation is that the combined organization will retain its future earnings to fund the development and growth of the combined organization’s business. In addition, the terms of Metuchen’s existing and any future debt agreements may preclude Metuchen from paying dividends. As a result, capital appreciation, if any, of the common stock of the combined organization will be your sole source of gain, if any, for the foreseeable future.
The pro forma financial statements included in the proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined organization’s financial condition or results of operations following the completion of the Mergers and Spin-Off.
The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined organization’s financial condition or results of operations following the Mergers for several reasons. The pro forma financial statements have been derived from the historical financial statements of Neurotrope and Metuchen and certain adjustments and assumptions have been made regarding the combined organization after giving effect to the Mergers and Spin-Off. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined organization in connection with the Mergers. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the pro forma financial statements. As a result, the actual financial condition of the combined organization following the Mergers may not be consistent with, or evident from, these pro forma financial statements. The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined organization’s financial condition following the Mergers.

Future sales of shares by existing stockholders could cause the combined organization stock price to decline.
If existing Neurotrope Stockholders and Metuchen Securityholders sell, or indicate an intention to sell, substantial amounts of the combined organization’s common stock in the public market after the lock-up and other legal restrictions on resale, the trading price of the common stock of the combined organization could decline. Based on the current estimate of the applicable exchange ratios, upon completion of the Mergers, it is expected that approximately 30% of the shares of Petros Common Stock will be freely tradable.
The lock-up agreements entered into by certain Neurotrope Stockholders and Metuchen Securityholders provide that the shares of Neurotrope Common Stock, including, as applicable, shares received in the Mergers and issuable upon exercise of certain options, subject to the lock-up restrictions will be released from such restrictions nine months after the Closing. Based on the current estimate of the applicable exchange ratios, upon expiration of such lockup restrictions, the remaining shares of Petros Common Stock will be eligible for sale in the public market, approximately 70% of which will be held by directors, executive officers of the combined organization and other affiliates and will be subject to volume limitations under Rule 144 under the Securities Act, and various vesting agreements. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of the combined organization common stock could decline.
The combined organization’s amended and restated certificate of incorporation designates the Court of Chancery in the State of Delaware as the exclusive forum for certain types of actions and proceedings that the combined organization’s stockholders may initiate, which could limit the combined organization’s stockholders’ ability to obtain a favorable judicial forum for disputes with the combined organization or the combined organization’s directors, officers or employees.
The combined organization’s amended and restated certificate of incorporation provides that, subject to limited exceptions, the state and federal courts within the State of Nevada will be exclusive forums for any:
•
derivative action or proceeding brought on the combined organization’s behalf;

•
action asserting a claim of breach of a fiduciary duty owed by any of the combined organization’s directors, officers or other employees to the combined organization or the combined organization’s stockholders;

•
action asserting a claim against the combined organization arising pursuant to any provision of the Delaware General Corporation Law or the combined organization’s amended and restated certificate of incorporation or bylaws; or

•
any action asserting a claim against the combined organization that is governed by the internal affairs doctrine.

If any such action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the federal securities laws, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.
Any person or entity purchasing or otherwise acquiring any interest in shares of the combined organization’s capital stock shall be deemed to have notice of and to have consented to the provisions of the combined organization’s bylaws described above. However, no such person or entity shall be deemed to have waived any right of action against the Company or its officers or directors pursuant to the federal securities laws. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the combined organization or the combined organization’s directors, officers or other employees, which may discourage such lawsuits against the combined organization and the combined organization’s directors, officers and employees. Alternatively, if a court were to find these provisions of its bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the combined organization may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect the combined organization’s business and financial condition.
As an emerging growth company, Petros cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make Petros Common Stock less attractive to investors.
Petros is an emerging growth company as defined in the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to obtain an assessment of the effectiveness of Petros’s internal controls over financial reporting from its independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Petros cannot predict if investors will find its shares less attractive because it will rely on these exemptions. If some investors find the Petros’s shares less attractive as a result, there may be a less active market for Petros’s shares and its share price may be more volatile.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. Petros intends to take advantage of the benefits of this extended transition period, for as long as it is available. As a result, Petros’s financial statements may not be comparable to those of companies that comply with such new or revised accounting standards.
Pursuant to the JOBS Act, Petros’s independent registered public accounting firm will not be required to attest to the effectiveness of Petros’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as it is an emerging growth company.
Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of Petros’s internal control over financial reporting, starting with the second annual report that it files with the SEC after the consummation of its initial public listing, and generally requires in the same report a report by its independent registered public accounting firm on the effectiveness of its internal control over financial reporting. However, as an emerging growth company, Petros’s independent registered public accounting firm will not be required to attest to the effectiveness of its internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until it is no longer an emerging growth company. Petros could be an emerging growth company for up to five years.

FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements concerning Neurotrope (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act, which are applicable to Neurotrope, but not Metuchen and Petros, because Neurotrope, unlike Metuchen and Petros, is a public company subject to the reporting requirements of the Exchange Act), the proposed Mergers and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Neurotrope, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the risk that the conditions to the Closing are not satisfied, including the failure to timely or at all obtain stockholder approval for the Mergers; uncertainties as to the timing of the consummation of the Mergers and the ability of each of Neurotrope to consummate the Neurotrope Merger; risks related to Neurotrope’s ability to correctly estimate its operating expenses and its expenses associated with the Mergers; the ability of Neurotrope to protect its intellectual property rights; competitive responses to the Mergers; unexpected costs, charges or expenses resulting from the Mergers; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Mergers; and legislative, regulatory, political and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere. Neurotrope can give no assurance that the conditions to the Neurotrope Merger will be satisfied. Except as required by applicable law, Neurotrope undertakes no obligation to revise or update any forward-looking statement, or to make any other forward looking statements, whether as a result of new information, future events or otherwise.
For a discussion of the factors that may cause Neurotrope’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risks associated with the ability of Neurotrope to complete the Neurotrope Merger and the effect of the Mergers on the business of Neurotrope, see the section titled “Risk Factors” in this proxy statement/prospectus.
Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Neurotrope. See the section titled “Where You Can Find More Information” in this proxy statement/prospectus. There can be no assurance that the Mergers will be completed, or if it is completed, that it will be completed within the anticipated time period or that the expected benefits of the Mergers will be realized.
If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, the results of operations of Neurotrope could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement/prospectus are current only as of the date on which the statements were made. Neurotrope and Metuchen do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made, the occurrence of unanticipated events or any new information that becomes available in the future.

THE SPECIAL MEETING OF NEUROTROPE STOCKHOLDERS
Date, Time and Place
The Special Meeting will be held on [•], 2020, at [•], commencing at [•] a.m. local time. Neurotrope is delivering this proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by the Neurotrope Board of Directors for use at the Special Meeting and any adjournments or postponements of the Special Meeting. This proxy statement/prospectus is first being furnished to Neurotrope Stockholders on or about [•], 2020.
Purposes of the Special Meeting
The purposes of the Special Meeting are:
1.
To approve the Agreement and Plan of Merger by and among Neurotrope, Petros, Merger Sub 1, Merger Sub 2, and Metuchen, as amended, a copy of which is attached as Annex A to this proxy statement/prospectus (as amended, the “Merger Agreement”), and the transaction contemplated thereby, including the issuance of Petros capital stock to Neurotrope Stockholders and Metuchen Securityholders.

2.
To consider and approve a spin-off transaction (the “Spin-Off”) whereby (i) any cash in excess of $20,000,000, subject to adjustment as provided for in the Merger Agreement, and all of the operating assets and liabilities of Neurotrope not retained by Neurotrope in connection with the Mergers will be contributed to a wholly-owned subsidiary of Neurotrope, referred to as Neurotrope BioSciences, Inc. (“Neurotrope SpinCo”) and (ii) holders of record of Neurotrope Common Stock and certain warrants on 2020 will receive a pro rata distribution of one share of Neurotrope SpinCo’s common stock for each share of Neurotrope Common Stock held or underlying certain warrants held at the close of business on [•], 2020, contingent upon the consummation of the Mergers. The proceeds of any warrant exercises described above will be split 80% to Petros and 20% to the spun-off entity, subject to adjustment as provided in the Merger Agreement.

3.
To approve the Petros Equity Plan (the “2020 Plan”) in the form attached as Annex E to this proxy statement/prospectus.

4.
To approve, on an advisory basis, the golden parachute compensation that may be paid or become payable to Neurotrope’s named executive officers as a result of the Mergers.

5.
To elect seven directors of Neurotrope to serve one-year terms expiring in 2020 (provided, however, that, if the Mergers are completed, the Petros Board of Directors will be reconstituted as provided in the Merger Agreement).

6.
To ratify the appointment of Friedman LLP as Neurotrope’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

7.
To approve by an advisory vote the compensation of Neurotrope’s named executive officers, as disclosed in this proxy statement;

8.
To consider and vote upon an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of one or more proposals presented to the stockholders.

9.
To transact such other business as may properly come before the stockholders at the Special Meeting or any adjournment or postponement thereof.

Recommendation of the Neurotrope Board of Directors
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The Neurotrope Board of Directors has determined the Merger Agreement and the transactions contemplated therein, including the issuance of Petros capital stock, to be fair to, advisable and in the best interests of Neurotrope and Neurotrope Stockholders and has approved and declared it advisable. The Neurotrope Board of Directors recommends that Neurotrope Stockholders vote “FOR” Proposal No. 1 to approve the Merger Agreement and the transactions contemplated therein.
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The Neurotrope Board of Directors has determined the Spin-Off to be fair to, advisable and in the best interests of Neurotrope and Neurotrope Stockholders and has approved the Spin-Off and declared it advisable. The Neurotrope Board of Directors recommends that Neurotrope Stockholders vote “FOR” Proposal No. 2 to approve the Spin-Off. Although we are asking Neurotrope Stockholders to vote on the Spin-Off, we do not believe that it is required under Nevada law and reserve the right to consummate the Spin-Off even if we do not obtain stockholder approval.

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The Neurotrope Board of Directors has determined that adopting 2020 Plan is advisable and in the best interests of Neurotrope and the Neurotrope Stockholders. The Neurotrope Board of Directors recommends that Neurotrope Stockholders vote “FOR” Proposal No. 3 to adopt the 2020 Plan.

•
The Neurotrope Board of Directors has determined and believes that it is advisable to, and in the best interests of, Neurotrope and Neurotrope Stockholders to approve, on an advisory basis, the golden parachute compensation that may be paid or become payable to Neurotrope’s named executive officers. The Neurotrope Board of Directors recommends that Neurotrope Stockholders vote “FOR” Proposal No. 4 to approve the golden parachute compensation of Neurotrope’s named executive officers, as disclosed in this proxy statement/prospectus.

•
The Neurotrope Board of Directors has determined and believes that it is advisable to, and in the best interests of, Neurotrope and Neurotrope Stockholders to approve, the election of seven directors of Neurotrope to serve one-year terms expiring in 2020. The Neurotrope Board of Directors recommends that Neurotrope Stockholders vote “FOR” Proposal No. 5 to elect seven directors of Neurotrope to serve one-year terms expiring in 2020, as disclosed in this proxy statement/prospectus.

•
The Neurotrope Board of Directors has determined and believes that it is advisable to, and in the best interests of, Neurotrope and Neurotrope Stockholders to ratify the appointment of Friedman LLP as Neurotrope’s independent registered public accounting firm for the fiscal year ending December 31, 2020. The Neurotrope Board of Directors recommends that Neurotrope Stockholders vote “FOR” Proposal No. 6 to ratify the appointment of Friedman LLP as Neurotrope’s independent registered public accounting firm for the fiscal year ending December 31, 2020, as disclosed in this proxy statement/prospectus.

•
The Neurotrope Board of Directors has determined and believes that it is advisable to, and in the best interests of, Neurotrope and Neurotrope Stockholders to approve, on an advisory basis, the compensation of Neurotrope’s named executive officers. The Neurotrope Board of Directors recommends that Neurotrope Stockholders vote “FOR” Proposal No. 7 to approve, on an advisory basis, the compensation of Neurotrope’s named executive officers, as disclosed in this proxy statement/prospectus.

•
The Neurotrope Board of Directors has determined and believes that adjourning the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1 is advisable to, and in the best interests of, Neurotrope and Neurotrope Stockholders. The Neurotrope Board of Directors recommends that Neurotrope Stockholders vote “FOR” Proposal No. 8 to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

Record Date and Voting Power
Only holders of record of Neurotrope Common Stock at the close of business on the Record Date, [•], 2020, are entitled to notice of, and to vote at, the Special Meeting. There were approximately [•] holders of record of Neurotrope Common Stock at the close of business on the Record Date. At the close of business on the Record Date, [•] shares of Neurotrope Common Stock were issued and outstanding. Each share of Neurotrope Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval at the Special Meeting. See the section titled “Principal Stockholders of Neurotrope” in this proxy statement/prospectus for information regarding persons known to the management of Neurotrope to be the beneficial owners of more than 5% of the outstanding shares of Neurotrope Common Stock.

Voting and Revocation of Proxies
The proxy accompanying this proxy statement/prospectus is solicited on behalf of the Neurotrope Board of Directors for use at the Special Meeting.
If you are a stockholder of record of Neurotrope as of the Record Date referred to above, you may vote in person at the Special Meeting or vote by proxy via the Internet, by telephone or by using the enclosed proxy card. Whether or not you plan to attend the Special Meeting, Neurotrope urges you to vote by proxy to ensure your vote is counted. You may still attend the Special Meeting and vote in person if you have already voted by proxy. As a stockholder of record:
•
to vote in person, attend the Special Meeting and Neurotrope will provide you a ballot when you arrive;

•
to vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided; if you return your signed proxy card to Neurotrope before the Special Meeting, Neurotrope will vote your shares as you direct; and

•
to vote by telephone or on the Internet, dial the phone number on the proxy card or voting instruction form, or visit the website on the proxy card or voting instruction form to complete an electronic proxy card; you will be asked to provide the company number and control number from the enclosed proxy card and your vote must be received by 11:59 p.m. Eastern time on [•], 2020, to be counted.

If your shares of Neurotrope Common Stock are held in an account at a brokerage firm, bank, dealer or other similar organization, that is, in “street name,” you should receive voting instructions from the organization that holds your shares. If you do not give instructions to such organization, as your nominee, such nominee can vote your shares of Neurotrope Common Stock with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of Nasdaq for which your broker or other agent may vote shares held in “street name” in the absence of your voting instructions. On non-discretionary items for which you do not give your broker or other agent instructions, the shares of Neurotrope Common Stock will be treated as broker non-votes. It is anticipated that all proposals will be non-discretionary items, other than Proposal No. 6 related to the ratification of the appointment of Friedman LLP as Neurotrope’s independent registered public accounting firm for the fiscal year ending December 31, 2020.
All properly executed proxies that are not revoked will be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting in accordance with the instructions contained in the proxy. If a holder of shares of Neurotrope Common Stock executes and returns a proxy and does not specify otherwise, the shares of Neurotrope Common Stock represented by that proxy will be voted “FOR” all of the proposals in accordance with the recommendation of the Neurotrope Board of Directors.
Neurotrope Stockholders of record, other than those Neurotrope Stockholders who have executed voting agreements, may change their vote at any time before their proxy is voted at the Special Meeting in one of three ways:
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send timely written notice to Neurotrope’s Corporate Secretary stating that the stockholder would like to revoke its proxy;

•
submit new proxy instructions either on a new proxy card or via phone or the Internet; or

•
attend the Special Meeting and vote in person. Simply attending the Special Meeting will not, by itself, revoke your proxy.

If a Neurotrope Stockholder who owns shares of Neurotrope Common Stock in “street name” has instructed a broker to vote its shares of Neurotrope Common Stock, the stockholder must follow the directions received from its broker to change those instructions.
Required Vote
The presence, in person or represented by proxy, at the Special Meeting of the holders of a majority in voting power of the shares of Neurotrope Common Stock outstanding and entitled to vote at the Special

Meeting is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes will be counted toward a quorum. The affirmative vote of the holders of a majority of shares of Neurotrope Common Stock having voting power outstanding on the Record Date and the holders of a majority of shares of Neurotrope Preferred Stock having voting power outstanding on the Record Date for the Special Meeting, each voting as a separate class, is required for approval of Proposal No 1. The affirmative vote of the holders of a majority of the voting power of the votes cast at the Special Meeting and voting affirmatively or negatively on the matter is required for approval of Proposal Nos. 2, 3, 4, 6 and 7. Although we are asking Neurotrope Stockholders to vote on Proposal No. 2, we do not believe that it is required under Nevada law and reserve the right to consummate the Spin-Off even if we do not obtain stockholder approval for Proposal No. 2. With respect to Proposal No. 5, directors are elected by a plurality of the affirmative votes cast in person or by proxy at the Neurotrope special meeting, and the nominees for director receiving the highest number of affirmative votes will be elected.
To consummate the Mergers, Neurotrope Stockholders must approve Proposal No. 1. The approval of the Merger Agreement and the issuance of Petros capital stock pursuant to the Merger Agreement requires the affirmative vote of the holders of a majority of shares of Neurotrope Common Stock having voting power outstanding on the Record Date and the holders of a majority of shares of Neurotrope Preferred Stock having voting power outstanding on the Record Date for the Special Meeting, each voting as a separate class. Approval of the Merger Agreement and the transactions contemplated therein (the “Merger Proposal”) is a condition to the completion of the Mergers. Therefore, the Mergers cannot be consummated without the approval of the Merger Proposal. Approval of the Spin-Off and adoption of the 2020 Plan are conditioned upon the consummation of the Mergers. If the Mergers are not completed, the Spin-Off will not be consummated and the 2020 Plan will not be adopted.
Votes will be counted by the inspector of election appointed for the Special Meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Special Meeting. Abstentions and broker non-votes will not be considered votes cast by the holders of all the shares of Neurotrope Common Stock present in person or by proxy at the Special Meeting and voting affirmatively or negatively, and will therefore not have any effect with respect to Proposal Nos. 2, 3, 4 and 7. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” Proposal No. 1. Broker non-votes will have no effect with respect to Proposal No. 5. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on Proposal No. 6.
As of September 21, 2020, the directors and executive officers of Neurotrope beneficially owned less than 1.0% of the outstanding shares of Neurotrope Common Stock entitled to vote at the Special Meeting. All of the directors and executive officers of Neurotrope are subject to voting agreements. Each Neurotrope Stockholder that entered into a voting agreement has agreed to vote all shares of Neurotrope Common Stock owned by such holder as of the Record Date (a) in favor of approval of the adoption of the Merger Agreement and any of the transactions contemplated thereby, including the Mergers and the issuance of shares of Petros Common Stock and Petros Preferred Stock, as applicable to Neurotrope Stockholders and Metuchen Securityholders, and (b) against any competing acquisition proposal with respect to Neurotrope. As of September 21, 2020, Neurotrope is not aware of any affiliate of Metuchen owning any shares of Neurotrope Common Stock entitled to vote at the Special Meeting.
Solicitation of Proxies
In addition to solicitation by mail, the directors, officers, employees and agents of Neurotrope may solicit proxies from Neurotrope Stockholders by personal interview, telephone, telegram or otherwise. Neurotrope and Metuchen will share equally the costs of printing and filing this proxy statement/prospectus and proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Neurotrope Common Stock for the forwarding of solicitation materials to the beneficial owners of Neurotrope Common Stock. Neurotrope will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. Neurotrope has engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $[•] in total.

Other Matters
As of the date of this proxy statement/prospectus, the Neurotrope Board of Directors does not know of any business to be presented at the Special Meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE MERGERS
This section and the section titled “The Merger Agreement” in this proxy statement/prospectus describe the material aspects of the Mergers, including the Merger Agreement. While Neurotrope and Metuchen believe that this description covers the material terms of the Mergers and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus for a more complete understanding of the Mergers and the Merger Agreement, including the Merger Agreement, as amended, attached to this proxy statement/prospectus as Annex A, the opinion of Gemini Valuation Services, LLC attached as Annexes B-1, B-2 and B-3, and the other documents to which you are referred herein. See the section titled “Where You Can Find More Information” in this proxy statement/prospectus.
Background of the Mergers
The terms of the Merger Agreement are the result of extensive arm’s-length negotiations among members of the Neurotrope Merger Committee, Neurotrope management team, and the management team of Metuchen, along with their respective advisors and under the guidance of each company’s board of directors. Neurotrope followed a careful process to rigorously examine potential transactions and transaction candidates through broad outreach to life sciences companies and a thorough process of evaluation of prospective strategic partners. The following is a summary of the background of the events leading up to the decision by Neurotrope to engage in a strategic transaction, the process undertaken by Neurotrope to identify and evaluate prospective merger partners, and the negotiation of the Merger Agreement with Metuchen.
On September 9, 2019, Neurotrope announced that its confirmatory Phase 2 study of Bryostatin-1 in moderate to severe AD did not achieve statistical significance on the primary endpoint, which was change from baseline to Week 13 in the Severe Impairment Battery (SIB) total score.
On October 4, 2019, the Neurotrope board of directors voted to establish the Strategic Alternatives Committee, consisting of directors Joshua Silverman, Charles Ryan and Bruce Bernstein. The purpose of the Strategic Alternatives Committee was to identify and evaluate all strategic alternatives that may enhance value to Neurotrope’s stockholders and make recommendations to the Neurotrope board of directors regarding such strategic alternatives. On October 8, 2019, Neurotrope issued a press release announcing the formation of the Strategic Alternatives Committee.
The strategic review included the evaluation of all reasonable options to maximize value for Neurotrope stockholders, including the viability of advancing the Phase 2 study of Bryostatin-1, liquidating Neurotrope and distributing any remaining cash to stockholders, and a merger with a privately-held life sciences company, with Neurotrope’s stock being the consideration in the transaction. The attractiveness of the latter potential option was supported by the lack of value that the marketplace seemed to assign to Neurotrope’s remaining non-cash assets and the value that Neurotrope’s public listing and cash might have to a high-quality merger candidate seeking to advance its own clinical programs. Further, a reverse merger transaction of this kind could provide Neurotrope stockholders with a meaningful stake in a combined organization possessing both promising clinical prospects and the means to pursue them, establishing the opportunity for long-term value creation for Neurotrope stockholders.
In addition, at the time, there were many clinical stage life sciences companies seeking to access the public markets for their securities. As a result, the Strategic Alternatives Committee believed that high-quality private life sciences companies could be actively seeking business combinations with a company like Neurotrope, and that Neurotrope had an opportunity to deliver value to its stockholders in this manner if it could identify and select a suitable merger partner in a timely manner and manage its cash and other resources accordingly. For these reasons, the Neurotrope board of directors focused its efforts on a search to identify such merger candidates. The search efforts began with suggestions as to potential merger candidates from various investment bankers and other sources.
Between October 2019 and December 2019, Neurotrope, independently and with the assistance of its advisors, including members of the Strategic Alternatives Committee, the Neurotrope board of directors, and legal counsel, performed a comprehensive review of a number of strategic business alternatives in industries related and unrelated to Neurotrope’s core business, including acquisition and merger targets identified by management and presented to management by third parties.
During this period, as part of this ongoing strategic agenda, representatives of the Strategic Alternatives Committee had exchanges with 20 companies at various stages of development and in a wide variety of therapeutic categories, including Alzheimer’s disease. Except as noted below, none of these discussions proceeded beyond the exploratory phase, or an initial exchange of transaction documents, due to the misalignment of the goals of Neurotrope and the counterparty and/or Neurotrope’s conclusion that the opportunity would not result in the enhancement of Neurotrope’s stockholder value.
Between October 2019 and December 2019, Neurotrope engaged in more extensive investigation, due diligence and negotiations with two companies with respect to a prospective business combination: (i) a private company with an early stage gene therapy technology platform, which we will refer to as Company A; and Metuchen. The opportunity with Company A was abandoned in December 2019 due to delays in receiving Company A’s proposal and concerns regarding the development risks in Company A’s platform technology.
Background of the Merger Between Neurotrope and Metuchen
On November 5, 2020, the potential opportunity with Metuchen was introduced by Scot Cohen, an investor of Metuchen, through a discussion with Joshua Silverman and related materials. Upon receipt of the Metuchen related materials, Mr. Silverman reviewed the Metuchen materials and expressed interest in learning more about the Metuchen opportunity. Over the ensuing days, Mr. Silverman discussed the opportunity with Mr. Bernstein and Dr. Ryan on several occasions. A mutual non-disclosure agreement was exchanged by Neurotrope and Metuchen and executed as of November 12, 2020. On December 10, 2020, the members of the Strategic Alternatives Committee (other than Mr. Bernstein who was unable to attend) held an in-person meeting in Neurotrope’s offices in New York City with Mr. Cohen and John Shulman, Chairman of the Board of Metuchen. The parties discussed the merits of a merger and outlined steps for the due diligence. Following this initial meeting, on December 17, 2020, Mr. Silverman and Dr. Ryan traveled to Metuchen’s corporate offices in Manalapan, New Jersey and met with Keith Lavan, Metuchen’s Chief Financial Officer, and Fady Boctor, Metuchen’s Chief Commercial Officer. Also present was Louis Springer, an Associate in Mr. Cohen’s investment firm. Following this diligence meeting, the members of the Strategic Alternatives Committee met on several occasions in person and by phone to discuss the due diligence review and the deal structure.
On January 13, 2020, Dr. Ryan and Mr. Shulman met at the JP Morgan Life Sciences Conference in San Francisco to discuss the potential business opportunity and the viability of the potential transaction. That same day, Dr. Ivan Gergel, a member of the Neurotrope board of directors, met with Mr. Shulman and Dr. Ryan to further discuss the viability of the transaction and the business development and clinical strategy for Metuchen. Following this meeting, on January 15, 2020, Dr. Ryan met with Messrs. Boctor and Lavan in San Francisco to review the business development pipeline, the current budget and the sales and marketing strategy for Stendra®, the company’s cornerstone product.
On January 22, 2020, Neurotrope announced the completion of an additional analysis in connection with the confirmatory Phase 2 study, which examined moderately severe to severe AD patients treated with bryostatin-1 in the absence of memantine. In addition, Neurotrope announced the approval of a $2.7 million award from the National Institutes of Health to support an additional Phase 2 clinical study focused on the moderate stratum for which Neurotrope saw improvement in its 203 study. Further, Neurotrope entered into a securities purchase agreement with certain institutional investors and certain pre-existing high net worth individual investors for the purchase in a registered offering of preferred stock and warrants for an aggregate gross purchase price of approximately $18 million.
On February 10, 2020, Mr. Silverman received a draft term sheet regarding a proposed merger transaction from Mr. Shulman.
On February 12, 2020, Mr. Silverman and Mr. Bernstein discussed the draft term sheet at length and agreed that the Strategic Alternatives Committee should recommend approval of the term sheet to the full Neurotrope board of directors and attempt to negotiate more favorable terms with Metuchen, including trying to increase Neurotrope’s percentage ownership, to make indemnification obligations mutual, to shorten the “no shop” provision and to remove lock-up restrictions for public shareholders (other than affiliates).
On February 14, 2020, the Strategic Alternatives Committee held a meeting and agreed to formally recommend to the Neurotrope board of directors the approval of the term sheet with Metuchen.
On February 19, 2020, a telephonic meeting of Neurotrope’s board of directors was held, in which Neurotrope’s management and representatives of Mintz participated. Mr. Silverman provided an update on the activities of the Strategic Alternatives Committee in connection with their review of potential strategic opportunities. He provided an overview of Metuchen, its history, its leadership and the Strategic Alternative Committee’s interactions with the Metuchen principals. Mr. Silverman further explained the Strategic Alternatives Committee’s approach to evaluating candidates and expressed his belief that Metuchen met the Strategic Alternative Committee’s criteria. Mr. Silverman emphasized that the members of the board of directors were being asked to consider entry into a non-binding term sheet only and highlighted certain areas of the proposed term sheet where he felt strongly that Neurotrope may be able to negotiate more favorable terms. Following extensive discussion, the Neurotrope board of directors concluded that it would be in the best interests of Neurotrope stockholders for Neurotrope and its representatives to focus on negotiating a final, non-binding term sheet with Metuchen.
On February 20, 2020, Mr. Silverman, on behalf of the Strategic Alternatives Committee, sent a revised term sheet to Mr. Shulman.
On February 21, 2020, Neurotrope and Metuchen executed a non-binding term sheet.
On February 26, 2020, a meeting of Neurotrope’s board of directors was held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Neurotrope’s outside legal counsel (“Mintz”). Messrs. John Shulman and Fady Boctor, Chairman and Chief Commercial Officer, respectively, of Metuchen, provided the members of the Neurotrope board of directors with a presentation on Metuchen. They discussed their vision for Metuchen and the combined company, as well as their efforts concerning Stendra, Metuchen’s commercialized prescription drug used to treat erectile dysfunction, and other product areas that Metuchen was considering. The discussion covered a number of topics, including the competitive profile of Stendra, Metuchen’s manufacturing and marketing efforts, Metuchen’s intellectual property portfolio, including the possibility of seeking to extend the life of certain existing patents, and other questions. At the conclusion of the board meeting, the Neurotrope board of directors established a committee to negotiate the definitive Merger Agreement with Metuchen and to conduct any further required diligence. Mr. Koch of Mintz asked if any members of the Board held any investments in Metuchen or had any other potential conflicts of interest that would disqualify them from serving on such a committee. The Board members discussed the potential conflict that Dr. Ryan might have in light of his contemplated role as Chief Executive Officer of the company resulting from the contemplated business combination. The Neurotrope board of directors then formally established the Merger Committee of the Neurotrope board of directors consisting of directors Joshua Silverman and Jonathan Schechter. In addition, the Neurotrope board of directors formally established a committee consisting of Mr. Silverman and Mr. William Singer dedicated to the spin-off of the Neurotrope Bioscience, Inc. business from Neurotrope.
On February 28, 2020, the parties held a conference call, with representatives of Mintz and Morgan, Lewis & Bockius LLP, Metuchen’s outside legal counsel (“Morgan Lewis”), to discuss next steps in the preparation of a definitive Merger Agreement. Following this initial conference call, Mintz sent precedent transaction agreements to the Morgan Lewis.
On March 3, 2020, representatives of Mintz and Morgan Lewis participated in a conference call to discuss tax matters related to drafting the definitive Merger Agreement.
On March 5, 2020, Morgan Lewis distributed the initial draft of the Merger Agreement to Mintz and Neurotrope. On March 9, 2020, Morgan Lewis distributed an updated draft reflecting additional comments related to tax matters.
On March 12, 2020, Mintz provided a revised draft of the Merger Agreement to Morgan Lewis and Metuchen, and the revised draft addressed numerous items previously discussed and other general comments on the form of agreement, including (i) the execution of voting agreements by the Metuchen unitholders, (ii) eliminating Metuchen’s board of directors’ ability to change its recommendation to its unitholders and to terminate the Merger Agreement, (iii) comments regarding the Spin-Off, (iv) permitting Neurotrope to terminate the Merger Agreement if the Metuchen unitholder consent was not approved in a timely manner, (v) permitting Neurotrope to terminate the Merger Agreement to accept a superior offer and (vi) revising the scenarios where the parties would be required to pay a termination fee.
On March 21, 2020, Morgan Lewis distributed a revised draft of the Merger Agreement to Mintz, and the revised draft primarily addressed representations, warranties, covenants and closing conditions related to SpinCo and the Spin-Off.
On April 2, 2020, Mintz distributed a revised draft of the Merger Agreement to Morgan Lewis and the revised draft addressed numerous items previously discussed and other general comments on the form of agreement, including (i) representations and warranties related to Neurotrope’s capitalization and (ii) representations, warranties and covenants related to SpinCo and the Spin-Off.
On April 30, 2020, Mintz distributed various riders to the Merger Agreement to Morgan Lewis related to (i) permitted activities by Neurotrope during the period between signing and closing related to the issuance of new warrants and the treatment of cash received by Neurotrope upon the exercise of existing warrants, the granting of additional options to current officers and directors of Neurotrope and amendments to existing options related to continued exercisability following the closing of the Mergers, (ii) the inclusion of additional closing conditions related to Metuchen’s working capital at the closing of the Mergers, the Juggernaut Backstop Agreement and the conversion of existing indebtedness and (iii) the calculation of Metuchen’s working capital.
Between April 2, 2020 and May 8, 2020 the parties exchanged drafts of the ancillary agreements and diligence materials.
On each of May 4, May 6 and May 7, 2020, representatives of Mintz, Morgan Lewis, Metuchen and Neurotrope participated in conference calls to discuss open business points on the Merger Agreement.
On May 8, 2020, Morgan Lewis distributed a revised draft of the Merger Agreement to Mintz and the revised draft addressed numerous items previously discussed and other general comments on the form of agreement, including (i) revisions to the pro forma post-closing ownership of each party, (ii) provisions regarding the calculation of accounts receivable and accounts payable at the closing of the Mergers, (iii) representations and warranties related to Metuchen’s capitalization, (iv) revisions to the permitted activities by Neurotrope during the period between signing and closing related to the issuance of new warrants and the treatment of cash received by Neurotrope upon the exercise of existing warrants, the granting of additional options to current officers and directors of Neurotrope and (v) revisions to the closing condition related to the Juggernaut Backstop Agreement.
On each of May 9 and May 10, 2020, representatives of Mintz, Morgan Lewis, Metuchen and Neurotrope participated in conference calls to discuss structural changes to the form of Merger Agreement.
On each of May 11, May 12 and May 14, 2020, representatives of Mintz, Morgan Lewis, Metuchen and Neurotrope participated in conference calls to finalize open points on the Merger Agreement.
On May 11, 2020, Mintz distributed a revised draft of the Merger Agreement to Morgan Lewis and the revised draft addressed numerous items previously discussed and other general comments on the form of agreement, primarily related to structural changes in converting the Merger Agreement into a “double dummy” structure and also including revisions related to the payment of termination fees by each party in certain circumstances.
On May 12, 2020, Morgan Lewis distributed a revised draft of the Merger Agreement to Mintz and the revised draft addressed numerous items previously discussed and other general comments on the form of agreement, including (i) representations and warranties related to Metuchen’s capitalization, (ii) certain dollar thresholds with respect to representations, warranties and covenants, (iii) the treatment of cash received by Neurotrope upon the exercise of warrants during the period between signing of the Merger Agreement and the closing of the Mergers, (iv) the timeline for Metuchen to provide certain interim financial statements,

(v) the closing condition related to the Metuchen warrants and (vi) the termination fee payable by Metuchen and Neurotrope in certain circumstances.
On May 13, 2020, Mintz distributed a revised draft of the Merger Agreement to Morgan Lewis and the revised draft addressed numerous items previously discussed and other general comments on the form of agreement, including (i) the Metuchen Exchange Ratio and the Neurotrope Exchange Ratio, (ii) certain dollar thresholds with respect to certain covenants, (iii) the timeline for Metuchen to provide certain interim financial statements and (iv) the termination fee payable by Metuchen and Neurotrope in certain circumstances.
On May 14, 2020, Morgan Lewis distributed a revised draft of the Merger Agreement to Mintz which primarily addressed the timeline for Metuchen to provide certain interim financial statements and the condition related to the Juggernaut Backstop Agreement.
On each of May 14 and May 15, 2020, Mintz distributed revised drafts of the Merger Agreement to Morgan Lewis which primarily addressed (i) the condition related to the Juggernaut Backstop Agreement, (ii) the treatment of cash received by Neurotrope upon the exercise of outstanding warrants between the signing of the Merger Agreement and the closing of the Mergers, (iii) the Metuchen Exchange Ratio, (iv) the required vote of the Neurotrope stockholders and (v) the Neurotrope representation and warranty regarding the Neurotrope capitalization.
On May 15, 2020, Morgan Lewis distributed a revised draft of the Merger Agreement to Mintz which primarily addressed the Metuchen Exchange Ratio and to finalize the parties to sign lock-up and voting agreements.
On May 15, 2020, the Neurotrope board of directors held a telephonic meeting for the purpose of reviewing and discussing the final terms of the Merger Agreement, including consideration of the fairness analysis by Gemini Partners with respect to the merger consideration and receiving an update as to timing of the Mergers and open items. Participants included all members of the Neurotrope board, and representatives from Neurotrope management, Gemini Partners, and Mintz.
The Neurotrope board of directors discussed some of the improvements that had been made since the letter of intent with Metuchen was signed, including the increased ownership retained by Neurotrope’s stockholders from 17.5% to 20% (which number does not include Neurotrope warrants or options and the exercise of any such options and warrants between signing and closing of the Mergers will not increase the total number of shares to be received by Metuchen’s stockholders). The Board also discussed the treatment of cash received upon the exercise of certain outstanding Neurotrope warrants.
The Mintz representative provided a detailed review of the material terms of the Merger Agreement and ancillary agreements. The Mintz representative also reviewed with the Neurotrope board of directors the final forms of the voting agreement and lock-up agreement to be entered into by the directors and officers and certain significant stockholders of Metuchen. During this review, several areas where Neurotrope was successful in negotiating concessions or better outcomes than were originally advanced by Metuchen (including with respect to termination provisions and fees and deal structuring provisions that increased deal certainty from Neurotrope’s perspective) were discussed, as well as other negotiated points. During this presentation, questions from the directors were addressed.
A representative from Gemini Partners provided a detailed fairness presentation, during which directors’ questions were asked and answered.
After it was confirmed that there were no material changes to the Merger Agreement from the version it had previously reviewed, Gemini Partners orally presented its fairness opinion, which was confirmed by delivery of a written opinion dated May 15, 2020, that, as of that date, and based upon the assumptions, qualifications and limitations set forth in its opinion, the contribution made and consideration received by the holders of Neurotrope Common Stock pursuant to the Merger Agreement were fair, from a financial point of view, to the Neurotrope stockholders.
At the conclusion of the meeting, Mr. Silverman indicated to the other members of the Neurotrope board of directors that as many of the directors were already aware, when the disclosure schedules showing stock ownership were received from Metuchen, Mr. Silverman noted that two funds associated with Iroqouis Capital Management had invested in Metuchen, including one in which he retained a pecuniary interest. Mr. Silverman provided an analysis of how small that particular fund’s interest would be in the overall company, as well as how small a percentage (less than 10%) Mr. Silverman’s ownership of that fund was. The conclusion was that such indirect interest was immaterial but, in any event, Mr. Silverman had asked the fund to eliminate his participation in any way with respect to that particular investment and the fund had agreed to do so.
On May 16, 2020, Mintz distributed a revised draft of the Merger Agreement to Morgan Lewis which primarily addressed certain dollar thresholds with respect to certain representations and warranties.
On May 17, 2020, Mintz distributed revised drafts of the Merger Agreement to Morgan Lewis which primarily addressed (i) the impact on the Metuchen Exchange Ratio and Neurotrope Exchange Ratio of certain adjustments in the number of outstanding shares of Neurotrope common stock prior to the closing of the Mergers, (ii) the payment of transaction costs by the parties and (iii) the working capital adjustment mechanism.
On May 17, 2020, the Neurotrope board of directors held a telephonic meeting to approve the Merger Agreement. Representatives of Mintz reviewed with the Neurotrope board of directors the proposed resolutions that had been provided in advance of the meeting. The Mintz representative also provided a review of the Neurotrope board’s fiduciary duties and other legal aspects of the transaction. The Neurotrope board expressed consensus and satisfaction that a full and complete process had been run and that the appropriate corporate governance steps had been taken. The Neurotrope board reiterated its view that the proposed transaction was the best opportunity for maximizing Neurotrope stockholder value, noting the objective merits of both the process that had been engaged in, the ultimate selection of Metuchen and the deal terms.
Following review and discussion among the participants, the Neurotrope board of directors unanimously determined that the transactions contemplated by the Merger Agreement, including the Mergers, were fair to, advisable and in the best interest of Neurotrope and the Neurotrope stockholders; approved and declared advisable the Merger Agreement and the transactions contemplated therein, including the Mergers; and determined to recommend, upon the terms and subject to the conditions of the Merger Agreement, that the Neurotrope stockholders vote to approve the Merger Agreement and the transactions contemplated therein, including the Mergers. Management was directed to sign the Merger Agreement. In the evening of May 17, 2020, the Merger Agreement was signed.
On June 5, 2020, Mr. Silverman provided Mr. Shulman with a draft of the Employee Lease Agreement (the “Employee Lease Agreement”) regarding costs associated with Dr. Ryan’s employment and assistance to Metuchen during the period between the signing of the Merger Agreement and the Closing.
On June 12, 2020, Morgan Lewis distributed a revised draft of the Employee Lease Agreement to Mintz which primarily addressed the treatment of the costs associated with Dr. Ryan pursuant to the Merger Agreement.
On June 16, 2020, Mintz distributed a revised draft of the Employee Lease Agreement and an initial draft of a First Amendment to the Merger Agreement (the “First Merger Agreement Amendment”) to Morgan Lewis. The First Merger Agreement Amendment amended and restated the definition of “Excess Cash” to adjust for costs associated with Dr. Ryan’s employment and assistance to Metuchen and certain investor relations and public relations costs.
On June 18, 2020, Metuchen provided Neurotrope with its financial statements for the first quarter ended March 31, 2020.
On June 22, 2020, participants from Mintz, Morgan Lewis, Neurotrope and Metuchen participated in a conference call to discuss the performance of Metuchen’s business in the first quarter of 2020 and to discuss potential amendments to the Merger Agreement to reflect an adjustment in the economics of the proposed transaction.

On June 29, 2020, the Strategic Alternatives Committee held a telephonic meeting with members of the Metuchen management team to discuss Metuchen’s financial performance in the 1st quarter of 2020, including a discussion of the impact of COVID-19 on Metuchen’s business.
On July 8, 2020, the Neurotrope board of directors held a telephonic meeting for the purpose of updating the Neurotrope board of directors on recent discussions with Metuchen regarding Metuchen’s financial performance in the 1st quarter of 2020, including a discussion of the impact of COVID-19 on Metuchen’s business. Mr. Silverman updated the members of the Neurotrope board of directors on discussions with Mr. Shulman regarding amending the economic terms of the proposed transaction to include, among other things, an earnout construct whereby Metuchen could receive additional shares of Petros Common Stock upon the achievement of certain milestones.
On July 13, 2020, Mintz distributed a revised draft of the First Merger Agreement Amendment to Morgan Lewis which primarily addressed (i) a reduction in the number of shares of Petros Common Stock to be issued to the holders of Metuchen Units at the Closing and (ii) the inclusion of an earnout mechanism. On July 15, 2020, Mintz distributed a further revised draft of the First Merger Agreement Amendment to Morgan Lewis which included the proposed milestones along with the proposed earnout payments upon achievement of the milestones.
On July 20, 2020, the Neurotrope board of directors met with representatives of Mintz and Gemini to discuss the proposed First Merger Agreement Amendment. In light of the changes to the Metuchen Exchange Ratio contemplated by the First Merger Agreement Amendment largely based on Metuchen’s financial results for the 1st quarter of 2020, Neurotrope had asked Gemini to update its analysis of the fairness, from a financial point of view, of the contribution made and consideration received by the holders of Neurotrope Common Stock. During the meeting, the representatives of Mintz described the changes to be made to the Merger Agreement as a result of the Merger Agreement Amendment, and the representatives of Gemini described the updated analysis it had conducted with respect to the Metuchen Exchange Ratio, including noting that in addition to reflecting Metuchen’s revised EBITDA, the new valuation was more conservatively calculated to reflect uncertainty related to COVID-19 and its impact on Metuchen’s business and the economy more generally. After it was confirmed that there were no material changes to the First Merger Agreement Amendment from the version it had previously reviewed, Gemini orally presented its fairness opinion, which was confirmed by delivery of a written opinion dated July 20, 2020, that, as of that date, and based upon the assumptions, qualifications and limitations set forth in its opinion, the updated Metuchen Exchange Ratio was fair, from a financial point of view, to the Neurotrope stockholders. Following review of the First Merger Agreement Amendment and discussion, the Neurotrope board of directors unanimously determined that the transactions contemplated by the Merger Agreement, as amended by the First Merger Agreement Amendment, were fair to, advisable and in the best interest of Neurotrope and the Neurotrope stockholders; approved and declared advisable the Merger Agreement, as amended by the First Merger Agreement Amendment, and the transactions contemplated therein; and determined to recommend, upon the terms and subject to the conditions of the Merger Agreement, as amended by the First Merger Agreement Amendment, that the Neurotrope stockholders vote to approve the Merger Agreement, as amended by the First Merger Agreement Amendment, and the transactions contemplated therein, including the Merger. Management was directed to sign the First Merger Agreement Amendment, together with changes to be negotiated at management’s discretion, as discussed with the Neurotrope board of directors.
On July 23, 2020, the First Merger Agreement Amendment and the Employee Lease Agreement were executed by the parties.
During early August 2020, members of the Strategic Alternatives Committee engaged in discussions with various Neurotrope investors in which such investors displayed overall support for the proposed transaction but expressed concern regarding the valuation ascribed to Metuchen in the Merger Agreement.
On August 16, 2020, members of the Strategic Alternatives Committee met to discuss Metuchen’s valuation in the Merger Agreement.
On August 17, 2020, Mr. Silverman and Mr. Shulman discussed a potential amendment to the terms of the proposed transaction to adjust Metuchen’s valuation ascribed in the Merger Agreement.

On August 24, 2020, Mr. Silverman, Mr. Bernstein and Robert Weinstein, Neurotrope’s Chief Financial Officer, met with Messrs. Shulman and Boctor to review Metuchen’s second quarter financial statements and Metuchen’s updated business plan.
On August 25, 2020, the Neurotrope board directors met to discuss potential revisions to the Merger Agreement, including discussions regarding adjustments to the earnout mechanism. At this meeting, the Neurotrope board of directors discussed the proposed parameters of the adjusted earnout mechanism and directed the Strategic Alternatives Committee to negotiate such parameters with Metuchen.
On September 1, 2020, Messrs. Silverman and Bernstein distributed the proposed terms of the adjusted earnout mechanism to Mr. Shulman and on September 2, 2020, Messrs. Silverman, Bernstein and Shulman negotiated the proposed revisions.
On September 17, 2020, Mintz distributed a draft of the Second Amendment to the Merger Agreement to Morgan Lewis which primarily addressed (i) a reduction in the number of shares of Petros Common Stock to be issued to the holders of Metuchen Units at the Closing, (ii) revisions to the earnout mechanism and (iii) revisions to the structure of the Petros board of directors following the closing of the Mergers. The Second Amendment to the Merger Agreement also amended and restated the definition of “Excess Cash” to adjust for costs associated with potential severance costs associated with Dr. Ryan.
On September 24, 2020, the Neurotrope board of directors met with representatives of Mintz and Gemini to discuss the proposed Second Amendment to the Merger Agreement. In light of the changes to the Metuchen valuation contemplated by the Second Amendment to the Merger Agreement, Neurotrope had asked Gemini to update its analysis of the fairness, from a financial point of view, of the contribution made and consideration received by the holders of Neurotrope Common Stock. During the meeting, the representatives of Mintz described the changes to be made to the Merger Agreement as a result of the Second Amendment, and the representatives of Gemini described the updated analysis it had conducted with respect to the Exchange Ratio. After it was confirmed that there were no material changes to the Second Amendment to the Merger Agreement from the version it had previously reviewed, Gemini orally presented its fairness opinion, which was confirmed by delivery of a written opinion dated September 24, 2020, that, as of that date, and based upon the assumptions, qualifications and limitations set forth in its opinion, the updated Metuchen Exchange Ratio was fair, from a financial point of view, to the Neurotrope stockholders. Following review of the Second Amendment to the Merger Agreement and discussion, the Neurotrope board of directors unanimously determined that the transactions contemplated by the Merger Agreement, as amended by the Second Amendment to the Merger Agreement, were fair to, advisable and in the best interest of Neurotrope and the Neurotrope stockholders; approved and declared advisable the Merger Agreement, as amended by the Second Amendment to the Merger Agreement, and the transactions contemplated therein; and determined to recommend, upon the terms and subject to the conditions of the Merger Agreement, as amended by the Second Amendment to the Merger Agreement, that the Neurotrope stockholders vote to approve the Merger Agreement, as amended by the Second Amendment to the Merger Agreement, and the transactions contemplated therein, including the Merger. Management was directed to sign the Second Amendment to the Merger Agreement, together with changes to be negotiated at management’s discretion, as discussed with the Neurotrope board of directors.
Between September 24 and September 30, 2020, Neurotrope and Metuchen continued to negotiate the terms of the Second Amendment. On September 30, 2020, the Second Amendment was executed by Neurotrope and Metuchen.
Neurotrope Reasons for the Mergers
The Neurotrope Board of Directors considered the following factors in reaching its conclusion to approve the Merger Agreement and the transactions contemplated thereby and to recommend that Neurotrope Stockholders approve the Merger Agreement, and thereby approve the Mergers and the other transactions contemplated by the Merger Agreement, including the issuance of shares of Petros Common Stock in the Mergers, all of which the Neurotrope Board of Directors viewed as supporting its decision to approve the business combination with Metuchen:
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The Mergers provide Neurotrope Stockholders with the opportunity to participate in two distinct, publicly traded companies with potentially meaningful value propositions.

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The Neurotrope Board of Directors believes that this is an advantageous time to pursue a merger with Metuchen due to Metuchen’s unique point in its corporate lifecycle.

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The Neurotrope Board of Directors anticipates that the merger will enable Neurotrope’s wholly-owned subsidiary, Neurotrope Biosciences, Inc. (“Neurotrope SpinCo”) to focus on its current lead asset, Bryostatin-1 to treat neurodegeneration, with anticipated funding of approximately $14 million in cash to Neurotrope and a recently awarded clinical trial grant from the NIH.

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The Neurotrope Board of Directors has reviewed the current plans of Metuchen for continuing to expand post-merger to confirm the likelihood that, with anticipated funding of approximately $20 million in Neurotrope’s available cash (subject to adjustment as set forth in the Merger Agreement) and revenue from sales of Metuchen’s erectile dysfunction treatment, Petros will possess sufficient financial resources to operate and develop its business. The Neurotrope Board of Directors also considered the possibility that Petros would be able to take advantage of the potential benefits resulting from the combination of Neurotrope’s public company structure with Metuchen’s business to raise additional funds in the future, if necessary.

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The Neurotrope Board of Directors and its financial advisor undertook a comprehensive and thorough process of reviewing and analyzing potential candidates for the Mergers to identify the opportunity that would, in the Neurotrope Board of Directors’ view, create the most value for Neurotrope Stockholders.

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The Neurotrope Board of Directors believes that, as a result of arm’s length negotiations with Metuchen, Neurotrope and its representatives negotiated the highest exchange ratio that Metuchen was willing to agree to, and that the terms of the Merger Agreement include the most favorable terms to Neurotrope in the aggregate to which Metuchen was willing to agree.

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The Neurotrope Board of Directors believes, after a thorough review of strategic alternatives and discussions with Neurotrope’s senior management, financial advisors and legal counsel, that the Mergers are more favorable to Neurotrope Stockholders than the potential value that might have resulted from other strategic options available to Neurotrope, including a liquidation of Neurotrope and the distribution of any available cash.

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The Neurotrope Board of Directors believes, based in part on scientific diligence and analysis of Metuchen’s product pipeline, the potential market opportunity for its products and the expertise of its scientific team, which was conducted over several weeks by Neurotrope’s management and reviewed with the Neurotrope Board of Directors, that Metuchen’s product candidates represent a sizeable potential market opportunity, and may thereby create value for the stockholders of Petros and an opportunity for Neurotrope Stockholders to participate in the potential growth of Petros.

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The Neurotrope Board of Directors also considered that Petros will be led by an experienced senior management team and a board of directors with representation from the current boards of directors of Neurotrope (from which two representatives (Joshua N. Silverman and Bruce T. Bernstein,) would remain) and Metuchen.

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The Neurotrope Board of Directors considered the financial analyses of GVS, including its opinions to the Neurotrope Board of Directors as to the fairness, from a financial point of view, of the contribution made and consideration received by the Neurotrope Stockholders pursuant to the Merger Agreement, as more fully described below under the caption “The Merger — Opinions of the Neurotrope Financial Advisor as of Gemini Valuation Services, LLC.”

The Neurotrope Board of Directors also reviewed various factors impacting the financial condition, results of operations and prospects for Neurotrope, including:
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the strategic alternatives to the Mergers, including potential transactions that could have resulted from discussions that Neurotrope’s management conducted with other potential merger partners;

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the consequences of Neurotrope’s continued development of bryostatin-1, and the likelihood that Neurotrope’s prospects as a stand-alone company were unlikely to change for the benefit of Neurotrope Stockholders in the foreseeable future;

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the risks associated with the need to obtain financing to continue its operations if it were to remain an independent company; notwithstanding that Neurotrope had approximately $30.3 million in cash, cash equivalents and short-term investments as of June 30, 2020, Neurotrope would need to raise substantial additional amounts to complete the development of bryostatin-1 and based on the results of the previous Phase 2 clinical trials, the ability to raise more funds in a sufficient amount was doubtful;

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the risks and delays associated with, and uncertain value and costs to Neurotrope Stockholders of, liquidating Neurotrope, including the uncertainties of continuing cash burn while contingent liabilities are resolved, uncertainty of timing of release of cash until contingent liabilities are resolved, and the risks associated with being a shell company prior to cash distribution, including the risks associated with delisting; and

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Neurotrope’s potential inability to maintain its listing on The Nasdaq Capital Market without completing the Mergers.

The Neurotrope Board of Directors also reviewed the terms and conditions of the Merger Agreement and associated transactions, as well as the safeguards and protective provisions included therein intended to mitigate risks, including:
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the Metuchen Exchange Ratio used to establish the number of shares of Petros Common Stock to be issued to Metuchen Securityholders in the Mergers and presented to the Neurotrope Board of Directors was determined based on the relative valuations of the companies;

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the limited number and nature of the conditions to Metuchen’s obligation to consummate the Mergers and the limited risk of non-satisfaction of such conditions as well as the likelihood that the Mergers will be consummated on a timely basis;

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the respective rights of, and limitations on, Neurotrope and Metuchen under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should Neurotrope or Metuchen receive a superior offer;

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the reasonableness of the potential termination fee of $1.0 million and related reimbursement of certain transaction expenses, which could become payable by either Neurotrope or Metuchen if the Merger Agreement is terminated in certain circumstances;

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the voting agreements, pursuant to which certain directors, officers and stockholders of Neurotrope and Metuchen have agreed, solely in their capacity as stockholders or securityholders, as the case may be, of Neurotrope and Metuchen, respectively, to vote all of their shares of Neurotrope Common Stock or Metuchen units in favor of the approval or adoption, respectively, of the Merger Agreement;

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the agreement of Metuchen to provide the written consent of the preferred securityholders of Metuchen necessary to adopt the Merger Agreement, thereby approving the Merger and related transactions within five business days of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, becoming effective; and

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the belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

In the course of its deliberations, the Neurotrope Board of Directors also considered a variety of risks and other countervailing factors related to entering into the Mergers, including:
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the $1.0 million termination fee and related expense reimbursement obligations payable by Neurotrope to Metuchen upon the occurrence of certain events and the potential effect of such fees in deterring other potential acquirers from proposing an alternative transaction that may be more advantageous to Neurotrope Stockholders;

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the substantial expenses to be incurred in connection with the Mergers and the Spin-Off, including the costs associated with any related litigation;

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the possible volatility, at least in the short term, of the trading price of Neurotrope Common Stock resulting from the announcement of the Mergers;

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the risk that the Mergers might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of the Mergers or delay or failure to complete the Mergers on the reputation of Neurotrope;

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the likely detrimental effect on Neurotrope’s cash position, stock price and ability to initiate another process and to successfully complete an alternative transaction should the Mergers not be completed;

•
the risk to Neurotrope’s business, operations and financial results in the event that the Mergers are not consummated, including the diminution of Neurotrope’s cash and the significant challenges associated with the need to raise additional capital through the public or private sale of equity securities;

•
the likelihood of disruptive stockholder litigation following announcement of the Mergers;

•
the unproven, early-stage nature of Metuchen’s product candidates, which may not be successfully developed into products that are marketed and sold;

•
the strategic direction of Petros following the completion of the Mergers, which will be determined by a board of directors initially comprised of a majority of the directors designated by Metuchen; and

•
various other risks associated with Petros and the Mergers, including those described in the section titled “Risk Factors” in this proxy statement/prospectus.

The foregoing information and factors considered by the Neurotrope Board of Directors are not intended to be exhaustive but are believed to include all of the material factors considered by the Neurotrope Board of Directors. In view of the wide variety of factors considered in connection with its evaluation of the Mergers and the complexity of these matters, the Neurotrope Board of Directors did not find it useful to attempt, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Neurotrope Board of Directors may have given different weight to different factors. The Neurotrope Board of Directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Neurotrope’s management team, and the legal and financial advisors of Neurotrope, and considered the factors overall to be favorable to, and to support, its determination.
Opinion of the Neurotrope Financial Advisor as of May 15, 2020
Pursuant to an engagement letter dated March 16, 2020, Neurotrope retained Gemini Valuation Services, LLC (“GVS”) to act as a financial advisor in connection with the Mergers and to render an opinion to the Neurotrope board of directors as to the fairness, from a financial point of view, of the contribution made and consideration received by the holders of Neurotrope Common Stock pursuant to the Merger Agreement. On May 11, 2020, GVS rendered its oral opinion to Neurotrope’s board of directors (which was subsequently confirmed in writing as of May 15, 2020), that, as of that date and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the GVS Opinion and described below, the contribution made and consideration received by the holders of Neurotrope Common Stock pursuant to the Merger Agreement was fair to the holders of Neurotrope Common Stock from a financial point of view. The written opinion of GVS is included as Annex B-1 hereto.
GVS provided its opinion for the information and assistance of Neurotrope’s board of directors in connection with its consideration of the Mergers. The GVS Opinion addressed solely the fairness, from a financial point of view, of the consideration received by the holders of Neurotrope Common Stock pursuant to the Merger Agreement to the holders of Neurotrope Common Stock and does not address any other aspect or implication of the Mergers. The GVS Opinion is not a recommendation to Neurotrope’s board of directors or any shareholder of Neurotrope as to how to vote or to take any other action in connection with the Mergers.
In the course of performing its review and analyses for rendering its opinion, GVS:
(i)
reviewed the financial terms contained in a draft copy of the Merger Agreement, dated as of May 12, 2020, which was the most recent draft made available to GVS (the “Draft Merger Agreement”);

(ii)
reviewed certain publicly available financial and other information concerning Neurotrope and Metuchen and the industries in which they each operate;

(iii)
reviewed certain internal financial analyses and forecasts prepared by and provided to GVS by the management of Neurotrope relating to Metuchen’s business, separately for each of its products; Stendra (including Timm Medical) (“Stendra Projections”) and H-100 (development stage formulation for Peyronie’s disease) (“H-100 Projections” and collectively with Stendra Projections, the “Metuchen Projections”);

(iv)
conducted discussions with members of senior management and representatives of each of Neurotrope and Metuchen concerning the matters described in clauses (ii)-(iii) above;

(v)
compared the financial and operating performance of each of Neurotrope and Metuchen with publicly available information concerning other publicly traded companies and reviewed the current and historical market prices of Neurotrope Common Stock, the Common Units of Metuchen and certain publicly traded securities of such other companies, in each case, that GVS deemed relevant;

(vi)
reviewed and analyzed, based on Metuchen Projections, the projected cash flows to be generated by Metuchen, to determine the present value of each of Metuchen’s products discounted cash flows;

(vii)
reviewed the historical financial statements for fiscal years 2017, 2018 and 2019, and pro forma financial statements for the quarter ended March 31, 2020 for each of Metuchen and Neurotrope; and

(viii)
performed such other financial studies, analyses and investigations and considered such other information as we deemed appropriate for the purposes of the opinion set forth below.

In arriving at its opinion, GVS assumed and relied upon, without assuming liability or responsibility for independent verification, the accuracy and completeness of all of the financial, pro-forma financial statements, legal, regulatory, tax, accounting and other information that was publicly available or was provided to, discussed with or reviewed by GVS, and upon the assurances of the managements of Neurotrope and Metuchen that they were not aware of any material relevant developments or matters related to the Neurotrope or Metuchen or that may affect the Mergers that were omitted or that were not disclosed to GVS. The GVS Opinion did not address any legal, regulatory, tax, accounting or financial reporting matters, as to which GVS understood that Neurotrope has obtained such advice as it deemed necessary from other advisors, and GVS relied with the consent of Neurotrope’s board of directors on any assessments made by such other advisors to Neurotrope with respect to such matters. Without limiting the foregoing, GVS did not consider any tax effects of the Mergers or the transaction structure on any person or entity. GVS did not conduct any independent verification of the Metuchen Projections and expressed no view as to the Metuchen Projections or the assumptions upon which they were based and assumed no responsibility for the accuracy or completeness thereof. Without limiting the generality of the foregoing, with respect to the Projections, GVS assumed, with the consent of Neurotrope’s board of directors and based upon discussions with Neurotrope’s management and Metuchen’s management, as applicable, that the Projections were reasonably prepared in good faith and that the Metuchen Projections, including any estimates of certain potential benefits of the Mergers prepared by the management of Neurotrope and the timing to achieve such benefits, reflected the best currently available estimates and judgments of the management of Neurotrope and the management of Metuchen, as applicable, of the future results of operations and financial performance of Neurotrope and Metuchen.
In arriving at its opinion, GVS did not make any analysis of, and did not express any opinion as to, the adequacy of the reserves of Neurotrope or Metuchen and relied upon information supplied to GVS by Neurotrope and Metuchen as to such adequacy. In addition, GVS did not make any independent evaluations or appraisals of the assets or liabilities (including any contingent derivatives or off-balance-sheet assets or liabilities) of Neurotrope, Metuchen or any of their respective subsidiaries, and GVS was not furnished with any such evaluations or appraisals, nor did GVS evaluate the solvency of Neurotrope, Metuchen or any other entity under any state or federal law relating to bankruptcy, insolvency or similar matters either before or after the Merger. The analyses performed by GVS in connection with its opinion were going concern analyses. GVS expressed no opinion regarding the liquidation value of Neurotrope, Metuchen or any other entity. GVS assumed that there had been no material change in the assets, financial condition, business or prospects of Neurotrope or Metuchen since the date of the most recent relevant financial statements made available to GVS. Without limiting the generality of the foregoing, GVS undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Neurotrope, Metuchen or any of their respective affiliates is a party or may be subject, and, at the direction of Neurotrope and with its consent, GVS’s opinion made no assumption concerning, and therefore did not consider, the possible claims, outcomes or damages arising out of any such matters. With regard to any ongoing litigation in which Metuchen is involved, at the direction of Neurotrope and with its consent, GVS assumed for the purpose of its analysis that it would not have a material adverse effect on the financial condition, operations or prospects of Metuchen. GVS also assumed that neither Neurotrope nor Metuchen is party to any material pending transaction that had not been disclosed to GVS, including, without limitation, any financing, recapitalization, acquisition or merger, and the Merger. GVS did not consider any potential legislative or regulatory changes currently being considered or that may be adopted by any governmental or regulatory bodies or any potential changes in accounting methods or generally accepted accounting principles that may be adopted.
GVS assumed that the representations and warranties of each party contained in the Merger Agreement and in all other related documents and instruments that are referred to therein are and will be true and correct as of the date or the dates made or deemed made, that each party thereto will fully and timely perform all of the covenants and agreements required to be performed by it under the Merger Agreement, the Voting Agreements and any other agreement contemplated by any such agreement, and that the transactions contemplated by the Merger Agreement, including, without limitation, the Metuchen Merger, will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement thereof. GVS assumed that the final form of the Merger Agreement will be in all respects relevant to its analysis identical to the Draft Merger Agreement. GVS also assumed that any governmental, regulatory and other consents and approvals contemplated in connection with the Mergers will be obtained and that, in the course of obtaining any of those consents and approvals, no restrictions will be imposed or waivers made that would have an adverse effect on Neurotrope, Metuchen or the benefits contemplated to be realized as a result of the Merger. GVS further assumed that the Mergers will be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal, state, local and foreign laws, rules and regulations.
The GVS Opinion was necessarily based on economic, market, financial and other conditions as they existed, and on the information made available to GVS, as of the date of its opinion. It should be understood that, although subsequent developments may affect the conclusion reached in such opinion, GVS did not assume any obligation to update, revise or reaffirm its opinion.
The GVS Opinion addresses solely the fairness, from a financial point of view and as of the date thereof, of the consideration received by the holders of Neurotrope Common Stock pursuant to the Merger Agreement and does not address any other terms in the Merger Agreement or any other agreement contemplated by the Merger Agreement or relating to the Mergers or any other aspect or implication of the Mergers, including, without limitation, the form or structure of the Merger, any consequences of the Mergers on Neurotrope, its stockholders, creditors or any other constituency, or any terms, aspects or implications of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger Agreement or otherwise. The GVS Opinion does not address Neurotrope’s underlying business decision to proceed with the Mergers or the relative merits of the Mergers compared to other alternatives available to Neurotrope. GVS expressed no opinion as to the prices or ranges of prices at which shares or other securities of any person, including shares of Neurotrope Common Stock or Metuchen Common Units, will trade at any time, including following the announcement or consummation of the Merger. GVS was not requested to opine as to, and the GVS Opinion does not in any manner address, the amount or nature of compensation to any of the officers, directors or employees of any party to the Merger, or any class of such persons, relative to the compensation to be paid to the stockholders of Neurotrope in connection with the Mergers or with respect to the fairness of any such compensation.
In accordance with customary valuation advisory practice, GVS employed generally accepted valuation methods in reaching its opinion. The GVS Opinion was reviewed and approved by a fairness committee of GVS.

Summary of Financial Analysis as of May 15, 2020
GVS performed a variety of financial analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, GVS considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions GVS reached were based on all the analyses and factors presented, taken as a whole, and also on application of GVS’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis.
GVS therefore gave no opinion as to the value or merit standing alone of any one or more parts of the analyses. Furthermore, GVS believes that the summary provided and the analyses described below must be considered as a whole and that selecting any portion of the analyses, without considering all of them, would create an incomplete view of the process underlying GVS’s analysis and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described below should not be taken to be the view of GVS with respect to the actual value of Neurotrope, Metuchen or shares of Neurotrope Common Stock or Metuchen Common Units.
Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of the corresponding summaries and are alone not a complete description of the financial analyses performed by GVS. Considering the data in the tables below without considering the corresponding full narrative descriptions of the financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of the financial analyses performed by GVS.
In performing its analyses, GVS made numerous assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, all of which are beyond GVS’s control and many of which are beyond the control of Neurotrope and/or Metuchen. Any estimates used by GVS in its analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
GVS performed standalone valuation analyses of both Neurotrope and Metuchen using a variety of valuation methodologies, as described below. GVS then performed a relative valuation analysis in order to compare the contribution made and consideration received by the holders of Neurotrope Common Stock pursuant to the Merger Agreement Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 11, 2020, and is not necessarily indicative of current market conditions.
Metuchen Valuation Analysis as of May 15, 2020
As Metuchen has one active commercial product (Stendra) and one more product in development stages (H-100, Peyronie’s disease focused formulation), GVS utilized a Sum-of-the-Parts valuation method where value of each product was determined separately and then added together to arrive at the value of Metuchen. GVS analyzed the valuation of Metuchen using two different methodologies: Income approach (discounted cash flow analysis) and Market approach (public trading comparable companies analysis and comparable transactions analysis). The results of each of these analyses are summarized below. The table below summarized the Metuchen Projections:
Metuchen Income Statement	FY2020E	FY2021E	FY2022E	FY2023E	FY2024E
Stendra & Timm Medical
Gross Revenue	$40,100,000	$69,860,520	$102,390,779	$141,427,091	$182,415,219
Discounts & Returns	$19,715,050	$33,929,061	$50,893,591	$71,251,028	$92,626,337
Stendra Net Revenue	$20,384,950	$35,931,459	$51,497,188	$70,176,063	$89,788,882
H-100 Net Revenue	—	—	—	$9,792,890	$46,039,260
Total Net Sales	$20,384,950	$35,931,459	$51,497,188	$79,968,953	$135,828,142

Metuchen Income Statement	FY2020E	FY2021E	FY2022E	FY2023E	FY2024E
Cos: Stendra & Timm Medical	$2,811,951	$2,384,110	$4,274,267	$5,824,613	$7,452,477
Cos: H-100				$3,917,156	$18,415,704
Cost of Goods Sold	$2,811,951	$2,384,110	$4,274,267	$9,741,769	$25,868,181
Gross Margin	$17,572,999	$33,547,348	$47,222,921	$70,227,184	$109,959,961
Operating Expenses: Stendra & Timm Medical	$15,908,154	$17,908,154	$20,099,932	$20,099,932	$20,099,932
Operation Expenses: H-100	—	—	—	$1,391,787	$5,072,965
Total Operating Expenses	$15,908,154	$17,908,154	$20,099,932	$21,491,719	$25,172,897
EBITDA	$1,664,845	$15,639,194	$27,122,989	$48,735,464	$84,787,064
Depreciation & Amortization	$6,650,218	$6,867,771	$6,191,740	$5,445,729	$4,699,718
EBIT	$(4,985,373)	$8,771,423	$20,931,249	$43,289,735	$80,087,346
Metuchen Discounted Cash Flow Analysis — Overview
Stendra Discounted Cash Flow Analysis
GVS performed discounted cash flow analyses of Stendra by calculating, based on the Stendra Projections, the estimated present value of Stendra’s discounted cash flows and terminal value.
GVS discounted to present value as of May 11, 2020, (i) estimates of the Unlevered Free Cash Flow that Stendra will generate during the period beginning on April 1, 2020 through December 31, 2024, calculated by GVS based on the Stendra Projections, and (ii) a terminal enterprise value at December 31, 2024 by applying a Gordon Growth Model. Stendra’s terminal year cash flow was calculated using Stendra’s projected 2024 Unlevered Cash Flows. The sum of (i) and (ii) resulted in Stendra’s implied enterprise value.
GVS sensitized a range of terminal growth rates and weighted average cost of capital. This analysis resulted in a range of implied enterprise values of Stendra, of between $109.4 million and $115.7 million.
H-100 Discounted Cash Flow Analysis
Based on the fact that H-100 is still in its development stage, GVS performed a risk adjusted discounted cash flow analyses of H-100 by calculating, based on the H-100, the estimated present value of H-100’s risk adjusted discounted cash flows and terminal value. Regarded as one of the popular methods of valuing a development stage drug formulation, the cash flows estimates for the drug are typically risk adjusted for clinical and regulatory hurdles that need to be overcome for a drug to begin generating revenues. Based on the above, GVS adjusted H-100 Projections with a combination of management estimates and industry average phase probabilities of success to arrive at risk adjusted cash flows for H-100.
GVS discounted to present value as of April 1, 2020, (i) estimates of the risk adjusted Unlevered Free Cash Flow that H-100 will generate during the period beginning on April 1, 2020 through 10 years of commercialization, calculated by GVS based on the H-100 Projections, and (ii) a terminal enterprise value at the end of the forecast period by applying a Gordon Growth Model. The sum of (i) and (ii) resulted in H-100’s implied enterprise value.
GVS sensitized a range of terminal growth rates and weighted average cost of capital. This analysis resulted in a range of implied enterprise values of H-100, of between $33.1 million and $40.5 million.
Public Trading Comparable Companies Analysis
GVS reviewed and compared the projected operating performance of Metuchen, based on the Metuchen Projections, with publicly available information concerning other publicly traded companies. GVS selected the following pharmaceutical companies that are focused on sexual health for men/women:

•
Boston Scientific Corporation

•
Arvinas, Inc.

•
Endo International plc

•
Radius Health, Inc.

•
Urovant Sciences Ltd.

•
Evofem Biosciences, Inc.

•
AIM ImmunoTech Inc.

•
Futura Medical plc

•
Adamis Pharmaceuticals Corporation

•
Lipocine Inc.

•
ProPhase Labs, Inc.

Although none of the selected companies is directly comparable to Metuchen, GVS included these companies in its analysis because they are publicly traded companies with certain characteristics that, for purposes of analysis, may be considered similar to certain characteristics of Metuchen.
GVS calculated the following metrics for each of the selected comparable companies, using consensus equity research estimates as of May 11, 2020 for such companies:
•
EV

•
EV/Last Twelve Months (LTM) Revenue

•
EV/Next Twelve Months (NTM) Revenue

For purposes of this analysis, the EV/Revenue of more than 100x were considered outliers and were not considered in the analysis.
GVS derived a low and high enterprise valuation range, as well as a low and high multiple range for EV/LTM Revenue and EV/NTM Revenue, based on the minimum and maximum enterprise values and multiples, respectively, of the comparable companies.
Stendra Public Trading Comparable Companies Analysis
GVS derived a low and high enterprise valuation range, as well as a low and high multiple range for EV/LTM Revenue and EV/NTM Revenue, based on the minimum and maximum enterprise values and multiples, respectively, of the comparable companies. Subsequently, GVS applied a range of multiples closer to the median multiple from the comparable companies to arrive at the enterprise value of Stendra.
The table below notes the low and high ranges and implied enterprise value of Stendra:
Metric	Stendra NTM Revenue ($mm)	Metric Range	Implied Enterprise Value of Stendra ($mm)
EV/NTM Revenue	$24.3	5.0x – 6.0x	$121.6 – $145.9
As H-100 is currently in development stage and does not generate revenue nor is expected to generate any commercial revenues over the next 1-2 years, this approach of valuation was not considered for H-100.
Comparable Transaction Analysis
GVS considered certain financial data and the financial terms of the following business transactions GVS deemed relevant for Metuchen. The financial data reviewed included the enterprise value (calculated based on the consideration to be paid in the relevant transaction) and the selected transactions were:

Target	Acquiror	Implied EV (in $mm)	EV/Revenue
Endo International (Men’s Health Business)	Boston Scientific	1,600.0	4.0x
Auxilium Pharmaceuticals, LLC	Endo International plc	2,970.4	7.3x
MedPointe, Inc.	Meda AB	792.9	3.2x
ICOS Corporation	Eli Lilly and Company Auxilium Pharmaceuticals,	2,459.5	32.1x
Actient Pharmaceuticals, LLC	LLC	635.0	5.5x
Guilford Pharmaceuticals Inc.	MGI Pharma, Inc.	259.2	5.1x
American Medical Systems Holdings Inc.	Endo International plc	2,715.1	5.0x
For each of the selected transactions, GVS analyzed transaction value as obtained from publicly available sources.
Stendra Comparable Transactions Analysis
Based on the median and mean quartile transaction values of the selected transactions, GVS calculated a range of enterprise value for Stendra as shown in the table below:
Metric	Stendra NTM Revenue ($mm)	Metric Range	Implied Enterprise Value of Stendra ($mm)
EV/NTM Revenue	$24.3	4.5x – 5.5x	$109.4 – $133.7
As H-100 is currently in development stage and does not generate revenue nor is expected to generate any commercial revenues over the next 1-2 years, this approach of valuation was not considered for H-100.
Sum-of-The-Parts Valuation Analysis
GVS combined the calculated average enterprise value for each of Standard and H-100 based on the applied valuation methods to arrive at the enterprise value for Metuchen and was further adjusted for net debt to arrive at the equity value of Metuchen that ranged between $120.0 million and $145.7 million.
Neurotrope Valuation Analysis (Neurotrope’s contribution to the Mergers)
GVS analyzed the value of Neurotrope’s contribution to the Mergers utilizing an internal valuation method. As part of the Merger, Neurotrope is allocating $20 million of cash to the merged entity through its exchange-listed public company.
GVS analyzed certain past reverse merger transactions in the pharmaceuticals/biotech industry for small cap companies and also gathered market quotes for shell companies that are readily available for acquisition to benchmark the value of Neurotrope exchange listed publicly traded company with respect to the transaction to arrive at a range of $2.0 million and $5.0 million for the value of the Neurotrope exchange listed public company.
This analysis resulted in a range of implied values for Neurotrope’s contribution the Merger, of between $22.0 million and $25.0 million.
Relative Valuation Analysis as of May 15, 2020
GVS compared the above calculated implied value of Neurotrope’s contribution to the Mergers against the value of consideration received by Neurotrope’s stockholders post-Mergers below.
GVS calculated the post-Mergers value of the merged entity by utilizing the average enterprise value ranges of Metuchen and adjusting them by the pro forma net cash of the post-Mergers entity. The implied equity value post-Mergers ranges between $140.0 million and $165.7 million, resulting in an implied post-Mergers value of between $28.0 million and $33.1 million for current stockholders of Neurotrope.

Based on the above analyses, GVS noted that, the implied contribution made by the holders of Neurotrope Common Stock is lower than the consideration received by the holders of Neurotrope Common Stock pursuant to the Merger Agreement.
Certain Financial Projections as of May 15, 2020
The Metuchen Projections were not prepared with a view towards public disclosure or in compliance with the guidelines of the SEC or the American Institute of Certified Accountants. The Metuchen Projections are based on a number of assumptions and subject to numerous uncertainties and risks, including, without limitation, those contained in the Risk Factors and including a number of matters outside the control of Metuchen and Neurotrope. None of Metuchen, Neurotrope or GVS makes any representation that the projections will be achieved and the differences between actual results and the projections may be substantial. Neither Neurotrope’s independent public accounting firm, nor Metuchen’s independent accounting firm, nor any other independent accountants, has compiled, examined or performed any procedures with respect to the Metuchen Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Metuchen Projections.
Opinion of Neurotrope’s Financial Advisor as of July 20, 2020
As stated above, pursuant to an engagement letter dated March 16, 2020, Neurotrope retained GVS to act as a financial advisor in connection with the Mergers and to render an opinion to the Neurotrope Board of Directors as to the fairness, from a financial point of view, of the contribution made and consideration received by the holders of Neurotrope Common Stock pursuant to the Merger Agreement. On May 11, 2020, GVS rendered its oral opinion to Neurotrope’s board of directors (which was subsequently confirmed in writing as of May 15, 2020), that, as of that date and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the GVS Opinion and described below, the contribution made and consideration received by the holders of Neurotrope Common Stock pursuant to the Merger Agreement was fair to the holders of Neurotrope Common Stock from a financial point of view. On July 20, 2020, at the request of the Neurotrope Board of Directors and in light of the changes proposed to the valuation of Metuchen and Neurotrope as set forth in the Amendment to the Merger Agreement, GVS rendered the revised oral opinion, subsequently confirmed by delivery of the revised written opinion dated July 20, 2020, to the Neurotrope Board of Directors, that as of that date and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the GVS Opinion and described below, the contribution made and consideration received by the holders of Neurotrope Common Stock pursuant to the Merger Agreement was fair to the holders of Neurotrope Common Stock from a financial point of view.
The full text of the revised written Opinion of GVS, dated July 20, 2020 (the “July Opinion”), is attached as Annex B-2 to this proxy statement/prospectus and is incorporated by reference. GVS provided its opinion for the information and assistance of Neurotrope’s board of directors in connection with its consideration of the Merger. The GVS July Opinion addressed solely the fairness, from a financial point of view, of the contribution made and consideration received by the holders of Neurotrope Common Stock pursuant to the Merger Agreement, as amended, and does not address any other aspect or implication of the Merger. The GVS July Opinion is not a recommendation to Neurotrope’s board of directors or any shareholder of Neurotrope as to how to vote or to take any other action in connection with the Merger.
In the course of performing its review and analyses for rendering its opinion, GVS:
(i)
Reviewed the Merger Agreement dated May 17, 2020 and the draft of the First Amendment to the Merger Agreement and Plan of Merger dated July 20, 2020;

(ii)
Reviewed a draft of the Form S-4 and a draft of the Merger Agreement Amendment on July 20, 2020, which were the most recent documents made available to GVS prior to the delivery of the July Opinion;

(iii)
reviewed certain publicly available financial and other information concerning Neurotrope and Metuchen and the industries in which they each operate;

(iv)
reviewed certain internal financial analyses and forecasts prepared by and provided to GVS by the management of Neurotrope relating to Metuchen’s business, separately for each of its products; Stendra (including Timm) (“Stendra Projections”) and H-100 (development stage formulation for Peyronie’s disease) (“H-100 Projections” and collectively with “Stendra Projections”, the “Metuchen Projections”);

(v)
conducted discussions with members of senior management and representatives of each of Neurotrope and Metuchen concerning the matters described in clauses (ii)-(iii) above;

(vi)
compared the financial and operating performance of each of Neurotrope and Metuchen with publicly available information concerning other publicly traded companies and reviewed the current and historical market prices of Neurotrope Common Stock, the common stock of Metuchen and certain publicly traded securities of such other companies, in each case, that GVS deemed relevant;

(vii)
reviewed and analyzed, based on Metuchen Projections, the projected cash flows to be generated by Metuchen, to determine the present value of each of Metuchen’s products discounted cash flows;

(viii)
reviewed the historical financial statements for fiscal years 2017, 2018 and 2019, and pro forma financial statements for the quarter ended June 30, 2020 for each of Metuchen and Neurotrope; and

(ix)
performed such other financial studies, analyses and investigations and considered such other information as we deemed appropriate for the purposes of the opinion set forth below.

(x)
Reviewed and analyzed the impact of COVID-19 on Metuchen, Metuchen Projections and the projected cash flows to be generated by Metuchen over the forecast period. The analysis was adjusted to reflect the current business environment and the post COVID-19 recovery expectations.

In arriving at its opinion, GVS assumed and relied upon, without assuming liability or responsibility for independent verification, the accuracy and completeness of all of the financial, pro-forma financial statements, legal, regulatory, tax, accounting and other information that was publicly available or was provided to, discussed with or reviewed by GVS, and upon the assurances of the managements of Neurotrope and Metuchen that they were not aware of any material relevant developments or matters related to the Neurotrope or Metuchen or that may affect the Mergers that were omitted or that were not disclosed to GVS. The GVS July Opinion did not address any legal, regulatory, tax, accounting or financial reporting matters, as to which GVS understood that Neurotrope has obtained such advice as it deemed necessary from other advisors, and GVS relied with the consent of Neurotrope’s board of directors on any assessments made by such other advisors to Neurotrope with respect to such matters. Without limiting the foregoing, GVS did not consider any tax effects of the Mergers or the transaction structure on any person or entity. GVS did not conduct any independent verification of the Projections and expressed no view as to the Projections or the assumptions upon which they were based and assumed no responsibility for the accuracy or completeness thereof. Without limiting the generality of the foregoing, with respect to the Projections, GVS assumed, with the consent of Neurotrope’s board of directors and based upon discussions with Neurotrope’s management and Metuchen’s management, as applicable, that the Projections were reasonably prepared in good faith and that the Metuchen Projections, including any estimates of certain potential benefits of the Mergers prepared by the management of Neurotrope and the timing to achieve such benefits, reflected the best currently available estimates and judgments of the management of Neurotrope and the management of Metuchen, as applicable, of the future results of operations and financial performance of Neurotrope and Metuchen. Due to limited information and uncertainty associated with the Earnout Payments, GVS did not consider the Earnout in the Analysis.
In arriving at its opinion, GVS did not make any analysis of, and did not express any opinion as to, the adequacy of the reserves of Neurotrope or Metuchen and relied upon information supplied to GVS by Neurotrope and Metuchen as to such adequacy. In addition, GVS did not make any independent evaluations or appraisals of the assets or liabilities (including any contingent derivatives or off-balance-sheet assets or liabilities) of Neurotrope, Metuchen or any of their respective subsidiaries, and GVS was not furnished with any such evaluations or appraisals, nor did GVS evaluate the solvency of Neurotrope, Metuchen or any other entity under any state or federal law relating to bankruptcy, insolvency or similar matters either before or after the Merger. The analyses performed by GVS in connection with its opinion were going concern analyses. GVS expressed no opinion regarding the liquidation value of Neurotrope, Metuchen or any other entity. GVS assumed that there had been no material change in the assets, financial condition, business or prospects of Neurotrope or Metuchen since the date of the most recent relevant financial statements made available to GVS. Without limiting the generality of the foregoing, GVS undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Neurotrope, Metuchen or any of their respective affiliates is a party or may be subject, and, at the direction of Neurotrope and with its consent, GVS’s July Opinion made no assumption concerning, and therefore did not consider, the possible claims, outcomes or damages arising out of any such matters. With regard to any ongoing litigation in which Metuchen is involved, at the direction of Neurotrope and with its consent, GVS assumed for the purpose of its analysis that it would not have a material adverse effect on the financial condition, operations or prospects of Metuchen. GVS also assumed that neither Neurotrope nor Metuchen is party to any material pending transaction that had not been disclosed to GVS, including, without limitation, any financing, recapitalization, acquisition or merger, and the Mergers. GVS did not consider any potential legislative or regulatory changes currently being considered or that may be adopted by any governmental or regulatory bodies or any potential changes in accounting methods or generally accepted accounting principles that may be adopted.
GVS assumed that the representations and warranties of each party contained in the Merger Agreement and in all other related documents and instruments that are referred to therein are and will be true and correct as of the date or the dates made or deemed made, that each party thereto will fully and timely perform all of the covenants and agreements required to be performed by it under the Merger Agreement, the Voting Agreements and any other agreement contemplated by any such agreement, and that the transactions contemplated by the Merger Agreement, including, without limitation, the Metuchen Merger, will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement thereof. GVS assumed that the final form of the Merger Agreement Amendment will be in all respects relevant to its analysis identical to the Draft Merger Agreement Amendment. GVS also assumed that any governmental, regulatory and other consents and approvals contemplated in connection with the Mergers will be obtained and that, in the course of obtaining any of those consents and approvals, no restrictions will be imposed or waivers made that would have an adverse effect on Neurotrope, Metuchen or the benefits contemplated to be realized as a result of the Mergers. GVS further assumed that the Mergers will be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal, state, local and foreign laws, rules and regulations.
The GVS July Opinion was necessarily based on economic, market, financial and other conditions as they existed, and on the information made available to GVS, as of the date of its opinion. It should be understood that, although subsequent developments may affect the conclusion reached in such opinion, GVS did not assume any obligation to update, revise or reaffirm its opinion.
The GVS July Opinion addresses solely the fairness, from a financial point of view and as of the date thereof, of the consideration received by the holders of Neurotrope Common Stock pursuant to the Merger Agreement and does not address any other terms in the Merger Agreement or any other agreement contemplated by the Merger Agreement or relating to the Mergers or any other aspect or implication of the Mergers, including, without limitation, the form or structure of the Mergers, any consequences of the Mergers on Neurotrope, its stockholders, creditors or any other constituency, or any terms, aspects or implications of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger Agreement or otherwise. The GVS July Opinion does not address Neurotrope’s underlying business decision to proceed with the Mergers or the relative merits of the Mergers compared to other alternatives available to Neurotrope. GVS expressed no opinion as to the prices or ranges of prices at which shares or other securities of any person, including shares of Neurotrope Common Stock or Metuchen Common Stock, will trade at any time, including following the announcement or consummation of the Mergers. GVS was not requested to opine as to, and the GVS July Opinion does not in any manner address, the amount or nature of compensation to any of the officers, directors or employees of any party to the Mergers, or any class of such persons, relative to the compensation to be paid to the stockholders of Neurotrope in connection with the Mergers or with respect to the fairness of any such compensation.

In accordance with customary valuation advisory practice, GVS employed generally accepted valuation methods in reaching its opinion. The GVS July Opinion was reviewed and approved by a fairness committee of GVS.
Summary of Financial Analysis as of July 20, 2020
GVS performed a variety of financial analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, GVS considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions GVS reached were based on all the analyses and factors presented, taken as a whole, and also on application of GVS’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis.
GVS therefore gave no opinion as to the value or merit standing alone of any one or more parts of the analyses. Furthermore, GVS believes that the summary provided and the analyses described below must be considered as a whole and that selecting any portion of the analyses, without considering all of them, would create an incomplete view of the process underlying GVS’s analysis and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described below should not be taken to be the view of GVS with respect to the actual value of Neurotrope, Metuchen or shares of Neurotrope Common Stock or Metuchen Common Stock.
Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of the corresponding summaries and are alone not a complete description of the financial analyses performed by GVS. Considering the data in the tables below without considering the corresponding full narrative descriptions of the financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of the financial analyses performed by GVS.
In performing its analyses, GVS made numerous assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, all of which are beyond GVS’s control and many of which are beyond the control of Neurotrope and/or Metuchen. Any estimates used by GVS in its analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
GVS performed standalone valuation analyses of both Neurotrope and Metuchen using a variety of valuation methodologies, as described below. GVS then performed a relative valuation analysis in order to compare the contribution made and consideration received by the holders of Neurotrope Common Stock pursuant to the Merger Agreement Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 20, 2020, and is not necessarily indicative of current market conditions.
Metuchen Valuation Analysis as of July 20, 2020
As Metuchen has one active commercial product (Stendra) and one more product in development stages (H-100, Peyronie’s disease focused formulation), GVS utilized a Sum-of-the-Parts valuation method where value of each product was determined separately and then added together to arrive at the value of Metuchen. GVS analyzed the valuation of Metuchen using two different methodologies: Income approach (discounted cash flow analysis) and Market approach (public trading comparable companies analysis and comparable transactions analysis). The results of each of these analyses are summarized below. The table below summarized the Metuchen Projections:

Metuchen Income Statement	FY2020E		FY2021E	FY2022E	FY2023E	FY2024E
Stendra & Timm
Gross Revenue		$30,506,000	$56,309,926	$102,390,779	$141,427,091	$182,415,219
Discounts & Returns		$15,208,000	$28,056,612	$50,893,591	$71,251,028	$92,626,337
Stendra Net Revenue		$15,298,000	$28,253,314	$51,497,188	$70,176,063	$89,788,882
H-100 Net Revenue					$9,792,890	$46,039,260
Total Net Sales		$15,298,000	$28,253,314	$51,497,188	$79,968,953	$135,828,142
Cos: Stendra & Timm		$2,838,000	$2,966,598	$4,274,267	$5,824,613	$7,452,477
Cos: H-100					$3,917,156	$18,415,704
Cost of Goods Sold		$2,838,000	$2,966,598	$4,274,267	$9,741,769	$25,868,181
Gross Margin		$12,460,000	$25,286,716	$47,222,921	$70,227,184	$109,959,961
Operating Expenses: Stendra & Timm		$14,456,000	$16,419,700	$20,099,932	$20,099,932	$20,099,932
Operation Expenses: H-100					$1,391,787	$5,072,965
Total Operating Expenses		$14,456,000	$16,419,700	$20,099,932	$21,491,719	$25,172,897
EBITDA	-$	1,996,000	$8,867,016	$27,122,989	$48,735,464	$84,787,064
Depreciation & Amortization		$6,650,218	$6,867,771	$6,191,740	$5,445,729	$4,699,718
EBIT	-$	8,646,218	$1,999,245	$20,931,249	$43,289,735	$80,087,346
Metuchen Discounted Cash Flow Analysis — Overview
Stendra Discounted Cash Flow Analysis
GVS performed discounted cash flow analyses of Stendra by calculating, based on the Stendra Projections, the estimated present value of Stendra’s discounted cash flows and terminal value.
GVS discounted to present value as of July 16, 2020, (i) estimates of the Unlevered Free Cash Flow that Stendra will generate during the period beginning on July 1, 2020 through December 31, 2024, calculated by GVS based on the Stendra Projections, and (ii) a terminal enterprise value at December 31, 2024 by applying a Gordon Growth Model. Stendra’s terminal year cash flow was calculated using Stendra’s projected 2024 Unlevered Cash Flows. The sum of (i) and (ii) resulted in Stendra’s implied enterprise value.
GVS sensitized a range of terminal growth rates and weighted average cost of capital. This analysis resulted in a range of implied enterprise values of Stendra, of between $86.2 million and $101.1 million.
H-100 Discounted Cash Flow Analysis
Based on the fact that H-100 is still in its development stage, GVS performed a risk adjusted discounted cash flow analyses of H-100 by calculating, based on the H-100 Projections, the estimated present value of H-100’s risk adjusted discounted cash flows and terminal value. Regarded as one of the popular methods of valuing a development stage drug formulation, the cash flows estimates for the drug are typically risk adjusted for clinical and regulatory hurdles that need to be overcome for a drug to begin generating revenues. Based on the above, GVS adjusted H-100 Projections with a combination of management estimates and industry average phase probabilities of success to arrive at risk adjusted cash flows for H-100.
GVS discounted to present value as of July 1, 2020, (i) estimates of the risk adjusted Unlevered Free Cash Flow that H-100 will generate during the period beginning on July 1, 2020 through 10 years of commercialization, calculated by GVS based on the H-100 Projections, and (ii) a terminal enterprise value at the end of the forecast period by applying a Gordon Growth Model. The sum of (i) and (ii) resulted in H-100’s implied enterprise value.
GVS sensitized a range of terminal growth rates and weighted average cost of capital. This analysis resulted in a range of implied enterprise values of H-100, of between $27.9 million and $34.0 million.

Public Trading Comparable Companies Analysis
GVS reviewed and compared the projected operating performance of Metuchen, based on the Metuchen Projections, with publicly available information concerning other publicly traded companies. GVS selected the following pharmaceutical companies that are focused on sexual health for men/women:
•
Boston Scientific Corporation

•
Arvinas, Inc.

•
Endo International plc

•
Radius Health, Inc.

•
Urovant Sciences Ltd.

•
Evofem Biosciences, Inc.

•
AIM ImmunoTech Inc.

•
Futura Medical plc

•
Adamis Pharmaceuticals Corporation

•
Lipocine Inc.

•
ProPhase Labs, Inc.

Although none of the selected companies is directly comparable to Metuchen, GVS included these companies in its analysis because they are publicly traded companies with certain characteristics that, for purposes of analysis, may be considered similar to certain characteristics of Metuchen.
GVS calculated the following metrics for each of the selected comparable companies, using consensus equity research estimates as of July 16, 2020 for such companies:
•
EV

•
EV/Last Twelve Months (LTM) Revenue

•
EV/Next Twelve Months (NTM) Revenue

GVS derived a low and high enterprise valuation range, as well as a low and high multiple range for EV/LTM Revenue and EV/NTM Revenue, based on the minimum and maximum enterprise values and multiples, respectively, of the comparable companies.
Stendra Public Trading Comparable Companies Analysis
GVS derived a low and high enterprise valuation range, as well as a low and high multiple range for EV/LTM Revenue and EV/NTM Revenue, based on the minimum and maximum enterprise values and multiples, respectively, of the comparable companies. Subsequently, GVS applied a range of multiples closer to the median multiple from the comparable companies to arrive at the enterprise value of Stendra
The table below notes the low and high ranges and implied enterprise value of Stendra:
Metric	Stendra NTM Revenue ($mm)	Metric Range	Implied Enterprise Value of Stendra ($mm)
EV/NTM Revenue	$25.2	3.0x – 3.5x	$75.6 – $88.2
As H-100 is currently in development stage and does not generate revenue nor is expected to generate any commercial revenues over the next 1-2 years, this approach of valuation was not considered for H-100.
Comparable Transaction Analysis
GVS considered certain financial data and the financial terms of the following business transactions GVS deemed relevant for Metuchen. The financial data reviewed included the enterprise value (calculated based on the consideration to be paid in the relevant transaction) and the selected transactions were:

Target	Acquiror	Implied EV (in $mm)	EV /Revenue
Endo International (Men’s Health Business)	Boston Scientific	1,600.0	4.0x
Auxilium Pharmaceuticals, LLC	Endo International plc	2,970.4	7.3x
MedPointe, Inc.	Meda AB	792.9	3.2x
ICOS Corporation	Eli Lilly and Company	2,459.5	32.1x
Actient Pharmaceuticals, LLC	Auxilium Pharmaceuticals, LLC	635.0	5.5x
Guilford Pharmaceuticals Inc.	MGI Pharma, Inc.	259.2	5.1x
American Medical Systems Holdings Inc.	Endo International plc	2,715.1	5.0x
For each of the selected transactions, GVS analyzed transaction value as obtained from publicly available sources.
Stendra Comaprable Transactions Analysis
Based on the median and mean quartile transaction values of the selected transactions, GVS calculated a range of enterprise value for Stendra as shown in the table below:
Metric	Stendra NTM Revenue ($mm)	Metric Range	Implied Enterprise Value of Stendra ($mm)
EV/Revenue	$25.2	3.2x – 4.0x	$79.4 – $100.8
As H-100 is currently in development stage and does not generate revenue nor is expected to generate any commercial revenues over the next 1-2 years, this approach of valuation was not considered for H-100.
Sum-of-The-Parts Valuation Analysis
GVS combined the calculated average enterprise value for each of Standard and H-100 based on the applied valuation methods to arrive at the enterprise value for Metuchen and was further adjusted for net debt to arrive at the equity value of Metuchen that ranged between $108.4 million and $130.7 million.
Neurotrope Valuation Analysis (Neurotrope’s contribution to the Merger)
GVS analyzed the value of Neurotrope’s contribution to the Mergers utilizing an internal valuation method. As part of the Mergers, Neurotrope is allocating $20 million of cash to the merged entity through its exchange listed public company.
GVS analyzed certain past reverse merger transactions in the pharmaceuticals/biotech industry for small cap companies and also gathered market quotes for shell companies that are readily available for acquisition to benchmark the value of Neurotrope exchange listed publicly traded company with respect to the transaction to arrive at a range of $2.0 million and $5.0 million for the value of the Neutrotrope exchange listed public company.
This analysis resulted in a range of implied values for Neurotrope’s contribution the Mergers, of between $22.0 million and $25.0 million.
Relative Valuation Analysis as of July 20, 2020
GVS compared the above calculated implied value of Neurotrope’s contribution to the Mergers against the value of consideration received by Neurotrope’s shareholders post-Mergers below.
GVS calculated the post-Mergers value of the merged entity by utilizing the average enterprise value ranges of Metuchen and adjusting them by the pro forma net cash of the post-Mergers entity. The implied equity value post-Mergers ranges between $101.7 million and $124.1 million, resulting in an implied post-Mergers value of between $22.9 million and $27.9 million for current shareholders of Neurotrope.
Based on the above analyses, GVS noted that, the implied contribution made by the holders of Neurotrope Common Stock is lower than the consideration received by the holders of Neurotrope Common Stock pursuant to the Merger Agreement.

Certain Financial Projections as of July 20, 2020
The Metuchen Projections were not prepared with a view towards public disclosure or in compliance with the guidelines of the SEC or the American Institute of Certified Accountants. The Metuchen Projections are based on a number of assumptions and subject to numerous uncertainties and risks, including, without limitation, those contained in the Risk Factors and including a number of matters outside the control of Metuchen and Neurotrope. None of Metuchen, Neurotrope or GVS makes any representation that the projections will be achieved and the differences between actual results and the projections may be substantial. Neither Neurotrope’s independent public accounting firm, nor Metuchen’s independent accounting firm, nor any other independent accountants, has compiled, examined or performed any procedures with respect to the Metuchen Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Metuchen Projections.
Opinion of Neurotrope’s Financial Advisor as of September 24, 2020
As stated above, pursuant to an engagement letter dated March 16, 2020, Neurotrope retained GVS to act as a financial advisor in connection with the Mergers and to render an opinion to the Neurotrope Board of Directors as to the fairness, from a financial point of view, of the contribution made and consideration received by the holders of Neurotrope Common Stock pursuant to the Merger Agreement. On May 11, 2020, GVS rendered its oral opinion to Neurotrope’s board of directors (which was subsequently confirmed in writing as of May 15, 2020 that was further updated as of July 20, 2020 in light of the First Amendment to the Merger Agreement), that, as of that date and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the GVS Opinion and described below, the contribution made and consideration received by the holders of Neurotrope Common Stock pursuant to the Merger Agreement was fair to the holders of Neurotrope Common Stock from a financial point of view. On September 24, 2020, at the request of the Neurotrope Board of Directors and in light of the changes proposed to the valuation of Metuchen and Neurotrope as set forth in the Amendments to the Merger Agreement, GVS rendered the revised oral opinion, subsequently confirmed by delivery of the revised written opinion dated September 24, 2020, to the Neurotrope Board of Directors, that as of that date and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the GVS Opinion and described below, the contribution made and consideration received by the holders of Neurotrope Common Stock pursuant to the Merger Agreement was fair to the holders of Neurotrope Common Stock from a financial point of view.
The full text of the revised written Opinion of GVS, dated September 24, 2020 (the “September Opinion”), is attached as Annex B-3 to this proxy statement/prospectus and is incorporated by reference. GVS provided its opinion for the information and assistance of the Neurotrope Board of Directors in connection with its consideration of the Mergers. The GVS September Opinion addressed solely the fairness, from a financial point of view, of the contribution made and consideration received by the holders of Neurotrope Common Stock pursuant to the Merger Agreement, as amended, and does not address any other aspect or implication of the Mergers. The GVS September Opinion is not a recommendation to Neurotrope’s board of directors or any shareholder of Neurotrope as to how to vote or to take any other action in connection with the Mergers.
In the course of performing its review and analyses for rendering its opinion, GVS:
(i)
reviewed the Merger Agreement dated May 17, 2020 and the draft of the First Amendment and the Second Amendment to the Merger Agreement dated July 20, 2020 and September 24, 2020, respectively.

(ii)
reviewed a draft of the Form S-4 and a draft of the Second Amendment to the Merger Agreement on September 24, 2020, which were the most recent documents made available to GVS prior to the delivery of the September Opinion;

(iii)
reviewed certain publicly available financial and other information concerning Neurotrope and Metuchen and the industries in which they each operate;

(iv)
reviewed certain internal financial analyses and forecasts prepared by and provided to GVS by the management of Neurotrope relating to Metuchen’s business, separately for each of its products;

Stendra (including Timm) (the “Stendra Projections”) and H-100 (development stage formulation for Peyronie’s disease) (“H-100 Projections” and collectively with “Stendra Projections”, the “Metuchen Projections”);
(v)
conducted discussions with members of senior management and representatives of each of Neurotrope and Metuchen concerning the matters described in clauses (ii)-(iii) above;

(vi)
compared the financial and operating performance of each of Neurotrope and Metuchen with publicly available information concerning other publicly traded companies and reviewed the current and historical market prices of Neurotrope Common Stock, the common stock of Metuchen and certain publicly traded securities of such other companies, in each case, that GVS deemed relevant;

(vii)
reviewed and analyzed, based on Metuchen Projections, the projected cash flows to be generated by Metuchen, to determine the present value of each of Metuchen’s products discounted cash flows;

(viii)
reviewed the historical financial statements for fiscal years 2017, 2018 and 2019, and pro forma financial statements for the quarter ended June 30, 2020 for each of Metuchen and Neurotrope; and

(ix)
performed such other financial studies, analyses and investigations and considered such other information as we deemed appropriate for the purposes of the opinion set forth below.

(x)
Reviewed and analyzed the impact of COVID-19 on Metuchen, Metuchen Projections and the projected cash flows to be generated by Metuchen over the forecast period. The analysis was adjusted to reflect the current business environment and the post COVID-19 recovery expectations.

In arriving at its opinion, GVS assumed and relied upon, without assuming liability or responsibility for independent verification, the accuracy and completeness of all of the financial, pro-forma financial statements, legal, regulatory, tax, accounting and other information that was publicly available or was provided to, discussed with or reviewed by GVS, and upon the assurances of the managements of Neurotrope and Metuchen that they were not aware of any material relevant developments or matters related to the Neurotrope or Metuchen or that may affect the Mergers that were omitted or that were not disclosed to GVS. The GVS September Opinion did not address any legal, regulatory, tax, accounting or financial reporting matters, as to which GVS understood that Neurotrope has obtained such advice as it deemed necessary from other advisors, and GVS relied with the consent of Neurotrope’s board of directors on any assessments made by such other advisors to Neurotrope with respect to such matters. Without limiting the foregoing, GVS did not consider any tax effects of the Mergers or the transaction structure on any person or entity. GVS did not conduct any independent verification of the Projections and expressed no view as to the Projections or the assumptions upon which they were based and assumed no responsibility for the accuracy or completeness thereof. Without limiting the generality of the foregoing, with respect to the Projections, GVS assumed, with the consent of Neurotrope’s board of directors and based upon discussions with Neurotrope’s management and Metuchen’s management, as applicable, that the Projections were reasonably prepared in good faith and that the Metuchen Projections, including any estimates of certain potential benefits of the Mergers prepared by the management of Neurotrope and the timing to achieve such benefits, reflected the best currently available estimates and judgments of the management of Neurotrope and the management of Metuchen, as applicable, of the future results of operations and financial performance of Neurotrope and Metuchen. Due to limited information and uncertainty associated with the Earnout Payments, GVS did not consider the Earnout in the Analysis.
In arriving at its opinion, GVS did not make any analysis of, and did not express any opinion as to, the adequacy of the reserves of Neurotrope or Metuchen and relied upon information supplied to GVS by Neurotrope and Metuchen as to such adequacy. In addition, GVS did not make any independent evaluations or appraisals of the assets or liabilities (including any contingent derivatives or off-balance-sheet assets or liabilities) of Neurotrope, Metuchen or any of their respective subsidiaries, and GVS was not furnished with any such evaluations or appraisals, nor did GVS evaluate the solvency of Neurotrope, Metuchen or any other entity under any state or federal law relating to bankruptcy, insolvency or similar matters either before or after the Mergers. The analyses performed by GVS in connection with its opinion were going concern analyses. GVS expressed no opinion regarding the liquidation value of Neurotrope, Metuchen or any other entity. GVS assumed that there had been no material change in the assets, financial condition, business or prospects of Neurotrope or Metuchen since the date of the most recent relevant financial statements made available to GVS. Without limiting the generality of the foregoing, GVS undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Neurotrope, Metuchen or any of their respective affiliates is a party or may be subject, and, at the direction of Neurotrope and with its consent, GVS’s September Opinion made no assumption concerning, and therefore did not consider, the possible claims, outcomes or damages arising out of any such matters. With regard to any ongoing litigation in which Metuchen is involved, at the direction of Neurotrope and with its consent, GVS assumed for the purpose of its analysis that it would not have a material adverse effect on the financial condition, operations or prospects of Metuchen. GVS also assumed that neither Neurotrope nor Metuchen is party to any material pending transaction that had not been disclosed to GVS, including, without limitation, any financing, recapitalization, acquisition or merger, and the Mergers. GVS did not consider any potential legislative or regulatory changes currently being considered or that may be adopted by any governmental or regulatory bodies or any potential changes in accounting methods or generally accepted accounting principles that may be adopted.
GVS assumed that the representations and warranties of each party contained in the Merger Agreement and in all other related documents and instruments that are referred to therein are and will be true and correct as of the date or the dates made or deemed made, that each party thereto will fully and timely perform all of the covenants and agreements required to be performed by it under the Merger Agreement, the Voting Agreements and any other agreement contemplated by any such agreement, and that the transactions contemplated by the Merger Agreement, including, without limitation, the Metuchen Merger, will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement thereof. GVS assumed that the final form of the Second Merger Agreement Amendment will be in all respects relevant to its analysis identical to the Draft Second Merger Agreement Amendment. GVS also assumed that any governmental, regulatory and other consents and approvals contemplated in connection with the Mergers will be obtained and that, in the course of obtaining any of those consents and approvals, no restrictions will be imposed or waivers made that would have an adverse effect on Neurotrope, Metuchen or the benefits contemplated to be realized as a result of the Mergers. GVS further assumed that the Mergers will be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal, state, local and foreign laws, rules and regulations.
The GVS September Opinion was necessarily based on economic, market, financial and other conditions as they existed, and on the information made available to GVS, as of the date of its opinion. It should be understood that, although subsequent developments may affect the conclusion reached in such opinion, GVS did not assume any obligation to update, revise or reaffirm its opinion.
The GVS September Opinion addresses solely the fairness, from a financial point of view and as of the date thereof, of the consideration received by the holders of Neurotrope Common Stock pursuant to the Merger Agreement and does not address any other terms in the Merger Agreement or any other agreement contemplated by the Merger Agreement or relating to the Mergers or any other aspect or implication of the Mergers, including, without limitation, the form or structure of the Mergers, any consequences of the Mergers on Neurotrope, its stockholders, creditors or any other constituency, or any terms, aspects or implications of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger Agreement or otherwise. The GVS September Opinion does not address Neurotrope’s underlying business decision to proceed with the Mergers or the relative merits of the Mergers compared to other alternatives available to Neurotrope. GVS expressed no opinion as to the prices or ranges of prices at which shares or other securities of any person, including shares of Neurotrope Common Stock or Metuchen Common Stock, will trade at any time, including following the announcement or consummation of the Mergers. GVS was not requested to opine as to, and the GVS September Opinion does not in any manner address, the amount or nature of compensation to any of the officers, directors or employees of any party to the Mergers, or any class of such persons, relative to the compensation to be paid to the stockholders of Neurotrope in connection with the Mergers or with respect to the fairness of any such compensation.
In accordance with customary valuation advisory practice, GVS employed generally accepted valuation methods in reaching its opinion. The GVS September Opinion was reviewed and approved by a fairness committee of GVS.

Summary of Financial Analysis as of September 24, 2020
GVS performed a variety of financial analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, GVS considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions GVS reached were based on all the analyses and factors presented, taken as a whole, and also on application of GVS’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis.
GVS therefore gave no opinion as to the value or merit standing alone of any one or more parts of the analyses. Furthermore, GVS believes that the summary provided and the analyses described below must be considered as a whole and that selecting any portion of the analyses, without considering all of them, would create an incomplete view of the process underlying GVS’s analysis and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described below should not be taken to be the view of GVS with respect to the actual value of Neurotrope, Metuchen or shares of Neurotrope Common Stock or Metuchen Common Stock.
Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of the corresponding summaries and are alone not a complete description of the financial analyses performed by GVS. Considering the data in the tables below without considering the corresponding full narrative descriptions of the financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of the financial analyses performed by GVS.
In performing its analyses, GVS made numerous assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, all of which are beyond GVS’s control and many of which are beyond the control of Neurotrope and/or Metuchen. Any estimates used by GVS in its analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
GVS performed standalone valuation analyses of both Neurotrope and Metuchen using a variety of valuation methodologies, as described below. GVS then performed a relative valuation analysis in order to compare the contribution made and consideration received by the holders of Neurotrope Common Stock pursuant to the Merger Agreement Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 24, 2020, and is not necessarily indicative of current market conditions.
Metuchen Valuation Analysis as of September 24, 2020
As Metuchen has one active commercial product (Stendra) and one more product in development stages (H-100, Peyronie’s disease focused formulation), GVS utilized a Sum-of-the-Parts valuation method where value of each product was determined separately and then added together to arrive at the value of Metuchen. GVS analyzed the valuation of Metuchen using two different methodologies: Income approach (discounted cash flow analysis) and Market approach (public trading comparable companies analysis and comparable transactions analysis). The results of each of these analyses are summarized below. The table below summarized the Metuchen Projections:
Metuchen Income Statement	FY2020E	FY2021E	FY2022E	FY2023E	FY2024E
Stendra & Timm
Gross Revenue	$24,941,853	$53,771,704	$102,390,779	$141,427,091	$182,415,219
Discounts & Returns	$12,584,238	$26,669,474	$50,893,591	$71,251,028	$92,626,337
Stendra & Timm Net Revenue	$12,357,615	$27,102,230	$51,497,188	$70,176,063	$89,788,882
H-100 Net Revenue				$9,792,890	$46,039,260
Total Net Sales	$12,357,615	$27,102,230	$51,497,188	$79,968,953	$135,828,142

Metuchen Income Statement	FY2020E		FY2021E	FY2022E	FY2023E	FY2024E
Cos: Stendra & Timm		$2,951,409	$2,845,734	$4,274,267	$5,824,613	$7,452,477
Cos: H-100					$3,917,156	$18,415,704
Cost of Goods Sold		$2,951,409	$2,845,734	$4,274,267	$9,741,769	$25,868,181
Gross Margin		$9,406,206	$24,256,496	$47,222,921	$70,227,184	$109,959,961
Operating Expenses: Stendra & Timm		$15,601,708	$16,284,895	$20,099,932	$20,099,932	$20,099,932
Operation Expenses: H-100					$1,391,787	$5,072,965
Total Operating Expenses		$15,601,708	$16,284,895	$20,099,932	$21,491,719	$25,172,897
EBITDA	-$	6,195,502	$7,971,601	$27,122,989	$48,735,464	$84,787,064
Depreciation & Amortization		$6,650,218	$6,867,771	$6,191,740	$5,445,729	$4,699,718
EBIT	-$	12,845,720	$1,103,830	$20,931,249	$43,289,735	$80,087,346
Metuchen Discounted Cash Flow Analysis — Overview
Stendra Discounted Cash Flow Analysis
GVS performed discounted cash flow analyses of Stendra by calculating, based on the Stendra Projections, the estimated present value of Stendra’s discounted cash flows and terminal value.
GVS discounted to present value as of September 24, 2020, (i) estimates of the Unlevered Free Cash Flow that Stendra will generate during the period beginning on August 1, 2020 through December 31, 2024, calculated by GVS based on the Stendra Projections (that was further adjusted by a mid-year adjustment factor of 0.67 to account for only the future cash flows staring September 24, 2020) , and (ii) a terminal enterprise value at December 31, 2024 by applying a Gordon Growth Model. Stendra’s terminal year cash flow was calculated using Stendra’s projected 2024 Unlevered Cash Flows. The sum of (i) and (ii) resulted in Stendra’s implied enterprise value.
GVS sensitized a range of terminal growth rates and weighted average cost of capital. This analysis resulted in a range of implied enterprise values of Stendra, of between $76.6 million and $88.7 million.
H-100 Discounted Cash Flow Analysis
Based on the fact that H-100 is still in its development stage, GVS performed a risk adjusted discounted cash flow analyses of H-100 by calculating, based on the H-100 Projections, the estimated present value of H-100’s risk adjusted discounted cash flows and terminal value. Regarded as one of the popular methods of valuing a development stage drug formulation, the cash flows estimates for the drug are typically risk adjusted for clinical and regulatory hurdles that need to be overcome for a drug to begin generating revenues. Based on the above, GVS adjusted H-100 Projections with a combination of management estimates and industry average phase probabilities of success to arrive at risk adjusted cash flows for H-100.
GVS discounted to present value as of September 24, 2020, (i) estimates of the risk adjusted Unlevered Free Cash Flow that H-100 will generate during the period beginning on September 24, 2020 through 10 years of commercialization, calculated by GVS based on the H-100 Projections, and (ii) a terminal enterprise value at the end of the forecast period by applying a Gordon Growth Model. The sum of (i) and (ii) resulted in H-100’s implied enterprise value.
GVS sensitized a range of terminal growth rates and weighted average cost of capital. This analysis resulted in a range of implied enterprise values of H-100, of between $19.4 million and $23.6 million.
Public Trading Comparable Companies Analysis
GVS reviewed and compared the projected operating performance of Metuchen, based on the Metuchen Projections, with publicly available information concerning other publicly traded companies. GVS selected the following pharmaceutical companies that are focused on sexual health for men/women:

•
Boston Scientific Corporation

•
Arvinas, Inc.

•
Endo International plc

•
Radius Health, Inc.

•
Urovant Sciences Ltd.

•
Evofem Biosciences, Inc.

•
AIM ImmunoTech Inc.

•
Futura Medical plc

•
Adamis Pharmaceuticals Corporation

•
Lipocine Inc.

•
ProPhase Labs, Inc.

Although none of the selected companies is directly comparable to Metuchen, GVS included these companies in its analysis because they are publicly traded companies with certain characteristics that, for purposes of analysis, may be considered similar to certain characteristics of Metuchen.
GVS calculated the following metrics for each of the selected comparable companies, using consensus equity research estimates as of September 24, 2020 for such companies:
•
EV

•
EV/Last Twelve Months (LTM) Revenue

•
EV/Next Twelve Months (NTM) Revenue

GVS derived a low and high enterprise valuation range, as well as a low and high multiple range for EV/LTM Revenue and EV/NTM Revenue, based on the minimum and maximum enterprise values and multiples, respectively, of the comparable companies.
Stendra Public Trading Comparable Companies Analysis
GVS derived a low and high enterprise valuation range, as well as a low and high multiple range for EV/LTM Revenue and EV/NTM Revenue, based on the minimum and maximum enterprise values and multiples, respectively, of the comparable companies. Subsequently, GVS applied a range of multiples closer to the median multiple from the comparable companies to arrive at the enterprise value of Stendra
The table below notes the low and high ranges and implied enterprise value of Stendra:
Metric	Stendra NTM Revenue ($mm)	Metric Range	Implied Enterprise Value of Stendra ($mm)
EV/NTM Revenue	$25.7	2.7x – 3.3x	$69.9 – $85.6
As H-100 is currently in development stage and does not generate revenue nor is expected to generate any commercial revenues over the next 1-2 years, this approach of valuation was not considered for H-100.
Comparable Transaction Analysis
GVS considered certain financial data and the financial terms of the following business transactions GVS deemed relevant for Metuchen. The financial data reviewed included the enterprise value (calculated based on the consideration to be paid in the relevant transaction) and the selected transactions were:

Target	Acquiror	Implied EV (in $mm)	EV/ Revenue
Endo International (Men’s Health Business)	Boston Scientific	1,600.0	4.0x
Auxilium Pharmaceuticals, LLC	Endo International plc	2,970.4	7.3x
MedPointe, Inc.	Meda AB	792.9	3.2x
ICOS Corporation	Eli Lilly and Company	2,459.5	32.1x
Actient Pharmaceuticals, LLC	Auxilium Pharmaceuticals, LLC	635.0	5.5x
Guilford Pharmaceuticals Inc.	MGI Pharma, Inc.	259.2	5.1x
American Medical Systems Holdings Inc.	Endo International plc	2,715.1	5.0x
For each of the selected transactions, GVS analyzed transaction value as obtained from publicly available sources.
Stendra Comaprable Transactions Analysis
Based on the median and mean quartile transaction values of the selected transactions, GVS calculated a range of enterprise value for Stendra as shown in the table below:
Metric	Stendra NTM Revenue ($mm)	Metric Range	Implied Enterprise Value of Stendra ($mm)
EV/Revenue	$25.7	3.0x – 3.5x	$77.2 – $90.1
As H-100 is currently in development stage and does not generate revenue nor is expected to generate any commercial revenues over the next 1-2 years, this approach of valuation was not considered for H-100.
Sum-of-The-Parts Valuation Analysis
GVS combined the calculated average enterprise value for each of Standard and H-100 based on the applied valuation methods to arrive at the enterprise value for Metuchen and was further adjusted for net debt to arrive at the equity value of Metuchen that ranged between $72.7 million and $90.5 million.
Neurotrope Valuation Analysis (Neurotrope’s contribution to the Mergers)
GVS analyzed the value of Neurotrope’s contribution to the Mergers utilizing an internal valuation method. As part of the Mergers, Neurotrope is allocating $20 million of cash to the merged entity through its exchange listed public company.
GVS analyzed certain past reverse merger transactions in the pharmaceuticals/biotech industry for small cap companies and also gathered market quotes for shell companies that are readily available for acquisition to benchmark the value of Neurotrope exchange listed publicly traded company with respect to the transaction to arrive at a range of $2.0 million and $5.0 million for the value of the Neurotrope exchange listed public company.
This analysis resulted in a range of implied values for Neurotrope’s contribution the Mergers, of between $22.0 million and $25.0 million.
Relative Valuation Analysis as of September 24, 2020
GVS compared the above calculated implied value of Neurotrope’s contribution to the Mergers against the value of consideration received by Neurotrope’s shareholders post- Mergers below.
GVS calculated the post- Mergers value of the merged entity by utilizing the average enterprise value ranges of Metuchen and adjusting them by the pro forma net cash of the post- Mergers entity. The implied equity value post- Mergers ranges between $92.7 million and $110.5 million, resulting in an implied post- Mergers value of between $32.2 million and $38.4 million for current shareholders of Neurotrope.
Based on the above analyses, GVS noted that, the implied contribution made by the holders of Neurotrope Common Stock is lower than the consideration received by the holders of Neurotrope Common Stock pursuant to the Merger Agreement.

Certain Financial Projections as of September 24, 2020
The Metuchen Projections were not prepared with a view towards public disclosure or in compliance with the guidelines of the SEC or the American Institute of Certified Accountants. The Metuchen Projections are based on a number of assumptions and subject to numerous uncertainties and risks, including, without limitation, those contained in the Risk Factors and including a number of matters outside the control of Metuchen and Neurotrope. None of Metuchen, Neurotrope or GVS makes any representation that the projections will be achieved and the differences between actual results and the projections may be substantial. Neither Neurotrope’s independent public accounting firm, nor Metuchen’s independent accounting firm, nor any other independent accountants, has compiled, examined or performed any procedures with respect to the Metuchen Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Metuchen Projections.
Miscellaneous
The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinions, GVS did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, GVS made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.
The GVS Opinions were one of the many factors taken into consideration by Neurotrope’s board of directors in making its determination to approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Neurotrope’s board of directors with respect to the contribution made/consideration received for the shares of Neurotrope Common Stock in the Mergers or of whether Neurotrope’s board of directors would have been willing to agree to different exchange ratio. The contribution made/consideration received for the shares of Neurotrope Common Stock in the Mergers was determined through arm’s- length negotiations between Neurotrope and Metuchen and was approved by Neurotrope’s board of directors. Neither GVS nor any of its affiliates recommended any specific exchange ratio to Neurotrope or Neurotrope’s board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the Merger. GVS noted that Metuchen will bear the dilution of any currently outstanding warrants of Neurotrope being exercised, however the current Neurotrope holders will receive 20% of any cash proceeds that are received from such exercise. GVS did not separately value the underlying Neurotrope business. However, the spinoff of the business along with the remaining cash is believed to be adding value to the Neurotrope Stockholders.
GVS has consented to the use of the GVS Opinions in this proxy statement/prospectus; however, GVS has not assumed any responsibility for the form or content of this proxy statement/prospectus, other than the GVS Opinions themselves.
As part of its financial advisory business, GVS regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements and other purposes. GVS is a recognized advisory firm that has substantial experience in providing financial advice in connection with proposed mergers, acquisitions, sales of companies, businesses and other assets and other transactions.
During the two years preceding the date of the GVS Opinions, neither GVS nor its affiliates was engaged by, performed services for, or received any compensation from, Neurotrope (other than approximately $102,000 that was paid to GVS under the engagement letter described in this proxy statement/prospectus) or Metuchen.
Interests of the Neurotrope Directors and Executive Officers in the Mergers
In considering the recommendation of the Neurotrope Board of Directors with respect to the approval of the Merger Agreement, the Mergers and the issuance of shares of Petros Common Stock and Petros Preferred Stock as contemplated by the Merger Agreement, and the other matters to be acted upon by the

Neurotrope Stockholders at the Special Meeting, the Neurotrope Stockholders should be aware that certain members of the Neurotrope Board of Directors and current and former executive officers of Neurotrope have interests in the Mergers that may be different from, or in addition to, the interests of the Neurotrope Stockholders. These interests relate to or arise from, among other things:
•
the potential severance payments that are expected to be made to Dr. Charles S. Ryan as a result of his termination of employment as the Chief Executive Officer of Neurotrope;

•
the accelerated vesting of certain of the equity awards held by Neurotrope’s executive officers and directors in connection with the completion of the Mergers, and an extended period for exercising vested options held by Neurotrope’s executive officers following any termination of employment (other than for “cause”);

•
The fact that Robert Weinstein, currently the chief financial officer of Neurotrope, will become the chief financial officer of Neurotrope SpinCo; and

•
the fact that Joshua N. Silverman and Bruce T. Bernstein, currently directors of Neurotrope, will continue as directors of Petros after the Effective Time of the Mergers.

The Neurotrope Board of Directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the Merger Agreement and the Mergers, and to recommend, as applicable, that the Neurotrope Stockholders approve the proposals to be presented to the Neurotrope Stockholders for consideration at the Special Meeting as contemplated by this proxy statement/prospectus.
Ownership Interests
As of September 21, 2020, all current directors and executive officers of Neurotrope beneficially owned less than 1.0% of the outstanding shares of Neurotrope Common Stock. The affirmative vote of the holders of a majority of shares of Neurotrope Common Stock having voting power outstanding on the Record Date and the holders of a majority of shares of Neurotrope Preferred Stock having voting power outstanding on the Record Date for the Special Meeting, each voting as a separate class, is required for approval of Proposal No 1. The affirmative vote of the holders of a majority of the voting power of the votes cast at the Special Meeting and voting affirmatively or negatively on the matter is required for approval of Proposal Nos. 2, 3, 4, 6 and 7. Although we are asking Neurotrope Stockholders to vote on Proposal No. 2, we do not believe that it is required under Nevada law and reserve the right to consummate the Spin-Off even if we do not obtain stockholder approval for Proposal No. 2. With respect to Proposal No. 5, directors are elected by a plurality of the affirmative votes cast in person or by proxy at the Special Meeting, and the nominees for director receiving the highest number of affirmative votes will be elected. Certain Neurotrope officers and directors, and their affiliates, have also entered into voting agreements in connection with the Mergers. For a more detailed discussion of the voting agreements, please see the section titled “Agreements Related to the Mergers — Voting Agreements” beginning on page 144 of this proxy statement/prospectus.
Neurotrope Options
As of September 21, 2020, Neurotrope’s directors and current executive officers who were named executive officers during Neurotrope’s fiscal year ended December 31, 2019, collectively owned unvested Neurotrope Options covering 290,153 shares of Neurotrope Common Stock and vested Neurotrope Options covering 1,853,875 shares of Neurotrope Common Stock.
Prior to the Closing, the Neurotrope Board of Directors will adopt appropriate resolutions and take all other actions necessary and appropriate to provide that the vesting of unexpired and unexercised options to purchase shares of Neurotrope Common Stock that were issued pursuant to the 2017 Equity Incentive Plan will be accelerated in full effective as of immediately prior to the Effective Time.
The following table presents certain information concerning the outstanding Neurotrope Options held by Neurotrope’s current executive officers who were named executive officers during Neurotrope’s fiscal year ended December 31, 2019, of which the options that were issued pursuant to the 2017 Equity Incentive Plan will be accelerated in full effective as of immediately prior to the Effective Time:

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Equity Plan
Dr. Charles S. Ryan	99,618	58,300	—	7.55	12 /14/2027(1)	2017 Plan
	1,228	77,869	—	4.10	12 /14/2028(2)	2017 Plan
	103,125	46,875	—	3.93	1/22/2029(3)	2017 Plan
	3,043	127,637	—	0.7825	12/14/2029(4)	2017 Plan
Robert Weinstein	20,313	—	—	32.00	10/01/2023(5)	2013 Plan
	3,125	—	—	25.60	11/19/2025(6)	2013 Plan
	5,930	1,838	—	10.56	11/22/2026(7)	2013 Plan
	9,473	9,472	—	19.62	04/11/2027(8)	2017 Plan
	17,188	7,812	—	3.93	1/22/2029(3)	2017 Plan
Daniel L. Alkon, MD	5,469	—	—	56.00	8/23/2023(9)	2013 Plan
	94,865	29,409	—	10.56	11/22/2026(7)	2013 Plan
	83,500	83,500	—	19.62	04/11/2027(8)	2017 Plan
	103,125	46,985	—	3.93	1/22/2029(3)	2017 Plan

(1)
50% of these options vested on the date of grant, with the remaining 50% vesting in equal daily installments over a four-year period.

(2).
The options vest in equal daily installments over a three-year period from the date of grant.

(3)
The options vested 50% on grant date with the remaining vesting quarterly over two years.

(4)
The options vest in equal daily installments over a two-year period from the date of grant.

(5)
The options vest in equal quarterly installments over a three-year period.

Indemnification and Insurance
For a discussion of the indemnification and insurance provisions related to the Neurotrope directors and officers under the Merger Agreement, please see the section titled “The Mergers — Interests of the Metuchen Managers and Executive Officers in the Mergers — Indemnification and Insurance.”
Golden Parachute Compensation
The following table and the related footnotes present information about the compensation payable to Neurotrope’s current named executive officers that is based on or otherwise relates to the Mergers. These named executive officers are Neurotrope’s only executive officers. The compensation shown in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each Neurotrope named executive officer that is based on or otherwise relates to the Mergers. The equity disclosure provided in this table is quantified assuming that the Mergers closed on September 24, 2020. The named executive officers are not entitled to any pension or non-qualified deferred compensation benefits enhancements, or any other form of compensation that is based on or otherwise related to the Mergers, other than as disclosed below. Fifty percent (50%) of any severance, change-in-control payments or similar payment obligations that become due or payable to Dr. Charles Ryan (including payments with “single trigger” provisions triggered at and as of the consummation of the Transactions) shall be paid by Neurotrope and the remaining 50% of such expenses shall be paid by Metuchen.
Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur (including assumptions described in this proxy statement/prospectus) or may occur at times different than the time assumed. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, to be received by the named executive officers may differ in material respects from the amounts set forth below.
Golden Parachute Compensation
	Cash ($)	Equity ($)(2)	Perquisites Benefits ($)	Total ($)
Charles S. Ryan, J.D., Ph.D. Chief Executive Officer	$637,500(1)	$47,600	—	$685,100
Robert Weinstein Chief Financial Officer	—	$—	—	$—
Daniel L. Alkon, M.D. Chief Scientific Officer	—	$—	—	$—

(1)
The amount represents a potential cash severance payment that Dr. Ryan may receive under his employment agreement with Neurotrope if the Mergers close and he is no longer the Chief Executive Officer of Neurotrope. The amount represents a payment equal to 100% of Dr. Ryan’s base salary as currently in effect and a bonus payment equal to 50% of his base salary. Dr. Ryan’s severance payment is payable in a lump sum on Neurotrope’s first ordinary payroll date no earlier than two weeks following the effective date of the release agreement that Dr. Ryan must enter into to receive his severance payment.

(2)
The outstanding unvested stock options held by Drs. Ryan and Alkon and Mr. Weinstein will accelerate and vest in full upon the Closing. These amounts represent the estimated intrinsic value of Dr. Ryan, Dr. Alkon and Mr. Weinstein’s in-the-money unvested stock options that will accelerate and vest in connection with the Mergers. “Intrinsic value” with respect to Dr. Ryan’s unvested stock options refers to the excess of the average closing market price of the Neurotrope Common Stock for the first five (5) business days following the announcement of the Mergers on May 18, 2020 ($1.21) over the exercise price of the in-the-money Neurotrope stock options held by Dr. Ryan that were unvested as of March 31, 2020. The options held by Dr. Alkon and Mr. Weinstein have exercise prices above $1.21 (the average closing market price per share of Neurotrope’s common stock over the first five business days following the public announcement of the Mergers), and therefore, based on the difference between $1.21 and the option exercise price, no vesting of in-the-money option awards held by Dr. Alkon and Mr. Weinstein will be accelerated as a result of the Merger.

Interests of the Metuchen Managers and Executive Officers in the Mergers
The Metuchen Manager and certain of the executive officers of Metuchen have interests in the Mergers that may be different from, or in addition to, interests they may have as Metuchen Securityholders. Each of the Board of Directors of Neurotrope and the Board of Managers of Metuchen was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the Merger Agreement and the Mergers, and to recommend, as applicable, that the Neurotrope Stockholders approve the Neurotrope proposals to be presented to the Neurotrope Stockholders for consideration at the Special Meeting as contemplated by this proxy statement/prospectus.
Ownership Interests
Certain of Metuchen’s directors and executive officers currently hold Metuchen Capital Units. The table below sets forth the anticipated ownership of Metuchen Capital Units by Metuchen’s managers and executive officers immediately prior to the Closing based on their ownership of Metuchen’s Capital Units as of September 21, 2020.
Securityholder Name	Number of Units of Metuchen Common Units immediately Prior to the Closing of the Merger	Number of Units of Metuchen Preferred Units immediately Prior to the Closing of the Merger
J. Gregory Ford	1,964.29(1)	3,925

Securityholder Name	Number of Units of Metuchen Common Units immediately Prior to the Closing of the Merger	Number of Units of Metuchen Preferred Units immediately Prior to the Closing of the Merger
Keith Lavan	1,964.29(2)	—
Fady Boctor	—	—
Andrew Gesek	196.43(3)	—

(1)
Ownership in Metuchen Pharmaceuticals on look-through basis based on proportionate ownership of Metuchen Therapeutics, LLC which owns 550,000 units of Metuchen Pharmaceuticals.

(2)
Ownership in Metuchen Pharmaceuticals on look-through basis based on proportionate ownership of Metuchen Therapeutics, LLC which owns 550,000 units of Metuchen Pharmaceuticals.

(3)
Ownership in Metuchen Pharmaceuticals on look-through basis based on proportionate ownership of Metuchen Therapeutics, LLC which owns 550,000 units of Metuchen Pharmaceuticals.

Management Following the Mergers
As described elsewhere in this proxy statement/prospectus, including in the section captioned “Management Following the Mergers,” certain of Metuchen’s directors and executive officers are expected to become the directors and executive officers of Petros upon the Closing.
Indemnification and Insurance
Under the Merger Agreement and subject to applicable law, from and after the Effective Times, Petros and the Surviving Companies will fulfill and honor in all respects the obligations of Metuchen and Neurotrope which exist prior to the date of the Merger Agreement to indemnify Metuchen’s and Neurotrope’s present and former directors and officers and their heirs, executors and assigns (each, a “D&O Indemnified Party”). Metuchen’s directors and officers who become directors and officers of Petros and Petros will enter into Petros’s standard indemnification agreement, which will be in addition to any other contractual rights to indemnification.
Further, pursuant to the Merger Agreement, (i) the organizational documents of the Surviving Companies will contain provisions at least as favorable as the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the applicable organizational documents of Metuchen and Neurotrope, respectively, and (ii) the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the organizational documents of Petros, Metuchen and Neurotrope will not be amended, repealed or otherwise modified for a period of six years from the Effective Times in any manner that would adversely affect the rights thereunder of individuals who, at the applicable Effective Time, were directors, officers, employees or agents of Petros, Metuchen or Neurotrope, unless such modification is required by applicable law.
The Merger Agreement also provides that (i) Metuchen may, at its sole discretion, purchase a six-year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Metuchen’s existing directors’ and officers’ insurance policies for a period of at least six years from the Metuchen Effective Time (as defined below), and (ii) Neurotrope will purchase a six-year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Neurotrope’s existing directors’ and officers’ insurance policies for a period of at least six years from the Neurotrope Effective Time (as defined below).
The director indemnification and insurance obligations set forth in the Merger Agreement survive any termination of the Merger Agreement. Further, such obligations and the consummation of the Mergers at the Effective Times is intended to benefit Petros, Metuchen, the Surviving Companies, Neurotrope and the D&O Indemnified Parties, and will be binding on all successors and assigns of Petros and the Surviving Companies.
Limitations of Liability and Indemnification
In addition to the indemnification required in the Neurotrope Articles of Incorporation of Neurotrope, Neurotrope has indemnification agreements with its directors. These agreements provide for the indemnification of the directors of Neurotrope for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of Neurotrope. Neurotrope believes that these provisions in the Neurotrope Articles of Incorporation and indemnification agreements are necessary to attract and retain qualified persons as directors.
Form of the Mergers
The Merger Agreement provides that at the Effective Time, (1) Merger Sub 1 will be merged with and into Metuchen, with Metuchen surviving as a wholly-owned subsidiary of Petros and (2) Merger Sub 2 will be merged with and into Neurotrope, with Neurotrope surviving as a wholly-owned subsidiary of Petros.
Merger Consideration and Adjustment
Merger Consideration Received by Metuchen Securityholders
At the Effective Time of the Metuchen Merger (the “Metuchen Effective Time”), each Metuchen Capital Unit issued and outstanding immediately prior to the Metuchen Effective Time will be converted into a number of validly issued, fully paid and non-assessable shares of Petros Common Stock equal to the Metuchen Exchange Ratio as described below. In addition, each securityholder of Metuchen prior to the Mergers will receive a right to receive such securityholder’s pro rata share of an aggregate of 71,160,451 shares of Petros Common Stock potentially issuable upon the achievement of certain milestones set forth in the Merger Agreement.
In connection with the consummation of the Mergers and the other transactions contemplated by the Merger Agreement, it is a condition to the closing of the Mergers that each outstanding warrant of Metuchen immediately prior to the Metuchen Effective Time be exercised in exchange for Metuchen Common Units.
Merger Consideration received by Neurotrope Securityholders
At the Effective Time of the Neurotrope Merger (the “Neurotrope Effective Time”):
•
each share of Neurotrope Common Stock issued and outstanding immediately prior to the Neurotrope Effective Time (other than Dissenting Shares as described below) will be converted into a number of validly issued, fully paid and non-assessable shares of Petros Common Stock equal to the Neurotrope Common Exchange Ratio as described below; and

•
each share of Neurotrope Preferred Stock issued and outstanding immediately prior to the Neurotrope Effective Time (other than dissenting shares) will be converted into a number of validly issued, fully paid and non-assessable shares of Petros Preferred Stock equal to the Neurotrope Preferred Exchange Ratio as described below. Following the Mergers, the Petros Preferred Stock will have substantially the same conversion rights (proportionately adjusted to give effect to the Mergers), powers, rights and privileges as the shares of Neurotrope Preferred Stock prior to the Mergers.

In connection with the consummation of the Mergers and the other transactions contemplated by the Merger Agreement, each warrant to purchase shares of Neurotrope capital stock that is outstanding and unexercised immediately prior to the Neurotrope Effective Time, whether or not vested, will be converted into and become a warrant to purchase Petros Common Stock, and Petros will assume each such warrant in accordance with its terms (as in effect as of the date of the Merger Agreement) and each such warrant will become a warrant to purchase solely that number of shares of Petros Common Stock equal to the product obtained by multiplying (i) the number of shares of Neurotrope Common Stock that were subject to such warrant immediately prior to the Effective Times by (ii) the Neurotrope Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Petros Common Stock. The per share exercise price for Petros Common Stock issuable upon exercise of each such warrant assumed by Petros shall be determined by dividing (a) the per share exercise price of Neurotrope Common Stock subject to such warrant, as in effect immediately prior to the Effective Times, by (b) the Neurotrope Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent. Any restriction on the exercise of any warrant assumed by Petros will continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such warrant shall otherwise remain unchanged.

In connection with the consummation of the Mergers and the other transactions contemplated by the Merger Agreement, each option to purchase shares of Neurotrope capital stock that is outstanding and unexercised immediately prior to the Neurotrope Effective Time, whether or not vested, will be converted into and become an option to purchase Petros Common Stock, and Petros will assume the Neurotrope stock option plans and each such option in accordance with its terms (as in effect as of the date of the Merger Agreement) and each such option will become an option to purchase solely that number of shares of Petros Common Stock equal to the product obtained by multiplying (i) the number of shares of Neurotrope Common Stock that were subject to such option immediately prior to the Effective Times by (ii) the Neurotrope Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Petros Common Stock. The per share exercise price for Petros Common Stock issuable upon exercise of each such option assumed by Petros shall be determined by dividing (a) the per share exercise price of Neurotrope Common Stock subject to such option, as in effect immediately prior to the Effective Times, by (b) the Neurotrope Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent. Any restriction on the exercise of any option assumed by Petros will continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such option shall otherwise remain unchanged.
At the Neurotrope Effective Time, all rights with respect to Neurotrope Common Stock under options to purchase Neurotrope capital stock assumed by Petros will be converted into rights with respect to Petros Common Stock.
Exchange Ratios
The Metuchen Exchange Ratio (the “Metuchen Exchange Ratio”) is equal to the quotient resulting from the formula of (i) 24,748,051 divided by (ii) the total number of Metuchen Capital Units outstanding immediately prior to the Metuchen Effective Time on a fully-diluted basis. In addition, each securityholder of Metuchen prior to the Mergers will receive a right to receive such securityholder’s pro rata share of an aggregate of 71,160,451 shares of Petros Common Stock potentially issuable upon the achievement of certain milestones set forth in the Merger Agreement.
The number of shares of Petros Common Stock issuable in respect of each outstanding Metuchen Common Unit and Metuchen Preferred Unit, based upon the number of such units outstanding as of certain dates is set forth in the table below.
	Shares of Petros Received at Closing
	18-May	18-Jun	18-Jul	18-Aug	22-Sep
Metuchen Common Unit	2.8882	2.8828	2.8769	2.8697	2.8601
Metuchen Preferred Unit	2.8882	2.8828	2.8769	2.8697	2.8601
The table above is based upon the following assumptions: (1) the principal and accrued interest of Metuchen’s subordinated debt with principal value of $14 million is converted to Common Units before Closing at a $9.77 per unit price; and (2) the shares above represent shares received at Closing and exclude earn-out shares.
The Neurotrope Common Exchange Ratio is equal to 1.00 (the “Neurotrope Common Exchange Ratio”).
The Neurotrope Preferred Exchange Ratio is equal to 1.00 (the “Neurotrope Preferred Exchange Ratio”).
As of the date of the execution of the Merger Agreement, it was determined that immediately after the consummation of the Mergers, based solely on the sample Metuchen Exchange Ratio of 2.8578 and Neurotrope Common Exchange Ratio of 1.00 and Neurotrope Preferred Exchange Ratio of 1.00, Metuchen Unitholders would own approximately 51.0% of the Petros Common Stock (as defined below), and Neurotrope Stockholders would own approximately 49.0% of the Petros Common Stock (as defined below), subject to adjustment of the applicable Exchange Ratio as set forth in the Merger Agreement. These exchange ratios are an estimate only, and the final exchange ratios, in each case, will be determined pursuant to a formula described in more detail in the Merger Agreement.

Procedures for Exchanging Metuchen Stock Certificates
Promptly after the Effective Time, but no later than three calendar days therefrom, the parties will cause the Exchange Agent (as defined in the Merger Agreement) to mail to each holder of record of Metuchen capital units that was converted into the right to receive merger consideration a letter of transmittal in a form reasonably acceptable to Neurotrope and Metuchen and instructions for use in effecting the surrender of the record holder’s unit certificates in exchange for the shares of Neurotrope Common Stock. Upon proper surrender of Metuchen unit certificates together with a properly completed and duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent in accordance with the Exchange Agent’s instructions, the holder of such Metuchen unit certificates will be entitled to receive a stock certificate representing the number of whole shares of Neurotrope Common Stock issuable to such holder pursuant to the Mergers and cash in lieu of any fractional share of Neurotrope Common Stock issuable to such holder. The surrendered certificates representing Metuchen Common Units will be cancelled.
From and after the Effective Time, each certificate representing Metuchen Common Units that has not been surrendered will represent only the right to receive shares of Neurotrope Common Stock issuable pursuant to the Mergers and cash in lieu of any fractional share of Neurotrope Common Stock to which the holder of any such certificate is entitled. If a Metuchen unit certificate is held in electronic form, then surrender of such certificate will be effected upon delivery to Neurotrope of a confirmation of cancellation of such certificate from Metuchen’s transfer agent.
Any holder or former holder of Metuchen Common Units may be subject to withholding under the Code, or under another provision of state, local or foreign tax law. To the extent such amounts are withheld and paid to the appropriate governmental entity, they will be treated as having been paid to the person to whom such amounts would otherwise have been paid.
HOLDERS OF METUCHEN COMMON UNITS SHOULD NOT SEND IN THEIR METUCHEN UNIT CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM NEUROTROPE WITH INSTRUCTIONS FOR THE SURRENDER OF METUCHEN UNIT CERTIFICATES.
Effective Time of the Mergers
The Merger Agreement requires the parties to consummate the Mergers as promptly as practicable (and in any event within three business days unless any conditions remain unsatisfied or unwaived) after all of the conditions to the consummation of the Mergers contained in the Merger Agreement are satisfied or waived, including the adoption of the Merger Agreement by the Metuchen Securityholders and the approval by the Neurotrope Stockholders of the issuance of Neurotrope Common Stock. The Mergers will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by Neurotrope and Metuchen and specified in the certificate of merger. Neither Neurotrope nor Metuchen can predict the exact timing of the consummation of the Mergers.
Regulatory Approvals
In the United States, Neurotrope must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of Neurotrope Common Stock and the filing of this proxy statement/prospectus with the SEC.
Material U.S. Federal Income Tax Consequences of the Mergers and Material U.S. Federal Income Tax Consideration of the Ownership and Disposition of Petros Common Stock and Petros Preferred Stock
The following is a summary of the material U.S. federal income tax consequences of the Mergers to the shareholders of Neurotrope Common Stock and Neurotrope Preferred Stock that are U.S. Holders (as defined below) and the securityholders of Metuchen that are U.S. Holders (as defined below). In addition, following is a separate summary of the material U.S. federal income tax considerations relating to the ownership and disposition of the Petros Common Stock received pursuant to the Mergers. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated under the Code and judicial and administrative interpretations of those laws, in each case as in effect and available as of the date of this proxy statement/prospectus and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretations could affect the tax consequences described below. There can be no assurance that the Internal Revenue Service (“IRS”) or courts will not adopt a position that is contrary to the description included in the following summary.
This discussion is limited to U.S. Holders (as defined below) who hold their shares of Neurotrope Common Stock or Neurotrope Preferred Stock or Metuchen membership interests (as applicable), and which will hold their shares of Petros Common Stock or Petros Preferred Stock (as applicable) as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all tax considerations that may be relevant to a particular type of person in light of their particular circumstances. In particular, this summary does not address the U.S. federal income tax consequences of the Mergers to persons subject to special treatment under the U.S. federal income tax laws, such as: dealers or traders in securities or currencies; tax-exempt entities; banks, financial institutions or insurance companies; real estate investment trusts, regulated investment companies or grantor trusts; stockholders who own, or are deemed to own, 5% or more, by voting power or value, of Neurotrope equity; persons owning Neurotrope Common Stock or Neurotrope Preferred Stock, or Metuchen membership interests as part of a position in a straddle or as part of a hedging, conversion or other risk reduction transaction for U.S. federal income tax purposes; persons who are not U.S. Holders as defined below (except to the limited extent explicitly addressed herein) and certain former citizens or long-term residents of the United States; persons who hold their Neurotrope Common Stock or Neurotrope Preferred Stock or Metuchen membership interests through individual retirement accounts or other tax-deferred accounts; persons who acquired their Neurotrope Common Stock or Neurotrope Preferred Stock or Metuchen membership interests pursuant to the exercise of warrants or conversion rights under convertible instruments; persons who acquired Neurotrope Common Stock or Neurotrope Preferred Stock or Metuchen membership interests pursuant to the exercise of employee stock options or otherwise as compensation; and persons who own Neurotrope Common Stock or Neurotrope Preferred Stock or Metuchen membership interests through partnerships or other pass-through entities. In addition, the following summary does not address (i) any U.S. federal non-income tax consequences of the Mergers, including estate, gift or other tax consequences, (ii) any state, local or non-U.S. tax consequences of the Mergers, and (iii) the tax on net investment income or the alternative minimum tax.
If an entity (or an arrangement) treated as a partnership for U.S. federal income tax purposes holds Neurotrope Common Stock or Metuchen membership interests or will hold the Petros Common Stock or Petros Preferred Stock (as applicable), the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of Neurotrope Common Stock or Neurotrope Preferred Stock, Metuchen membership interests or Petros Common Stock received in the Mergers (as applicable) that is, for U.S. federal income tax purposes: (1) an individual who is a citizen or a resident of the United States; (2) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or, in the case of a trust that was treated as a domestic trust under law in effect before 1997, a valid election is in place under applicable Treasury Regulations.
YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGERS TO YOU BASED ON YOUR OWN PARTICULAR CIRCUMSTANCES.
The following discussion assumes that the Mergers will be consummated as described in the Merger Agreement and as described in the proxy statement/prospectus. Petros, Neurotrope and Metuchen each intend to take the position that the Mergers, taken together, qualify as a transaction described in Section 351 of the Code.

In the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to Neurotrope, and Morgan, Lewis & Bockius LLP, counsel to Metuchen, the following is a description of the material U.S. federal income tax consequences of the Mergers to U.S. Holders of Neurotrope Common Stock and Metuchen Membership Interests.
U.S. Federal Income Tax Consequences of the Mergers to U.S. Holders of Neurotrope Common Stock or Preferred Stock
The receipt of shares of Petros Common Stock or Petros Preferred Stock in exchange for shares of Neurotrope Common Stock or Neurotrope Preferred Stock, respectively, pursuant to the Neurotrope Merger, taken together with the receipt of shares of Petros Common Stock in exchange for Metuchen membership interests pursuant to the Metuchen Merger, will qualify as an “exchange” described in Section 351 of the Code. Therefore, a U.S. Holder of shares of Neurotrope Common Stock or Neurotrope Preferred Stock receiving shares of Petros Common Stock or Petros Preferred Stock, respectively, pursuant to the Neurotrope Merger will not recognize gain or loss with respect to such receipt of such shares for U.S. federal income tax purposes. The aggregate adjusted tax basis of the shares of Petros Common Stock or Petros Preferred Stock, as the case may be, that a U.S. Holder of shares of Neurotrope Common Stock or Neurotrope Preferred Stock receives will be equal to the aggregate adjusted tax basis of the shares of Neurotrope Common Stock or Neurotrope Preferred Stock such U.S. Holder surrendered pursuant to the Neurotrope Merger (after taking into account any reductions in basis resulting from the distribution of Neurotrope SpinCo Common Stock, as described in Material U.S. Federal Income Tax Consequences of the Spin-Off — Tax Consequences of the Spin-off to U.S. Holders). The holding period of the shares of Petros Common Stock or Petros Preferred Stock received in the Neurotrope Merger will include the U.S. Holder’s holding period of the shares of Neurotrope Common Stock or Neurotrope Preferred Stock, as applicable, surrendered therefor.
U.S. Federal Income Tax Consequences of the Mergers to U.S. Holders of Metuchen Membership Interests
The receipt of Petros Common Stock in exchange for Metuchen membership interests pursuant to the Metuchen Merger, taken together with the receipt of shares of Petros Common Stock or Petros Preferred Stock in exchange for shares of Neurotrope Common Stock or Neurotrope Preferred Stock, as applicable, pursuant to the Neurotrope Merger, will qualify as an “exchange” described in Section 351 of the Code. Therefore, a U.S. Holder of Metuchen membership interests receiving Petros Common Stock pursuant to the Metuchen Merger (including any earnout shares received as described above under the heading “— Milestone Payments”, except as discussed below with respect to any earnout shares that represent imputed interest) will not recognize gain or loss with respect to such receipt of Petros Common Stock for U.S. federal income tax purposes. The aggregate adjusted tax basis of the Petros Common Stock a U.S. Holder of Metuchen membership interests receives (including any earnout shares received, except as discussed below with respect to any earnout shares that represent imputed interest) will generally be equal to the aggregate adjusted tax basis of the Metuchen membership interests such U.S. Holder surrendered pursuant to the Metuchen Merger (including any earnout shares received, except as discussed below with respect to any earnout shares that represent imputed interest). The holding period of the Petros Common Stock received in the Metuchen Merger will generally include the U.S. Holder’s holding period of the Metuchen membership interests surrendered therefor.
A portion of any earnout shares a U.S. Holder of Metuchen membership interests receives pursuant to the Metuchen Merger will be treated for U.S. federal income tax purposes as imputed interest. The portion treated as imputed interest will be taxable upon receipt as interest income. The basis in such earnout shares treated as imputed interest will equal the fair market value of such shares on the date of receipt. The holding period of the corresponding earnout shares will begin on the day following the date of receipt.
Notwithstanding the foregoing, however, there are potential exceptions under the U.S. federal income tax law which may alter the tax consequences summarized above with respect to certain Metuchen members. For example, under Section 357(c) of the Code, if a corporation assumes (or, is treated for U.S. federal tax purposes as having assumed) liabilities of the transferor (or accepts property subject to liabilities) in a transaction described in Section 351 of the Code, the transferor generally must recognize taxable gain in the amount by which the liabilities exceed the transferor’s basis in the property contributed to the corporation.

For this purpose, Metuchen liabilities will be treated as liabilities of Metuchen (and/or of the Metuchen members, as to their respective shares thereof) which are being assumed by Petros in the Metuchen Merger. Accordingly, a Metuchen member may recognize taxable gain upon the exchange of Metuchen membership interests in the Metuchen Merger if and to the extent that (i) the aggregate amount of partnership liabilities attributable to the membership interests exchanged by the Metuchen member exceeds (ii) the Metuchen member’s aggregate tax basis in the Metuchen membership interests exchanged by such Metuchen member. In the event that a Metuchen member recognizes gain under Section 357(c) of the Code, the gain will increase the tax basis in its shares of Petros Common Stock received in the Metuchen Merger.
Reporting Requirements of U.S. Holders with respect to the Mergers.
U.S. Holders of Neurotrope Common Stock or Neurotrope Preferred Stock or Metuchen membership interests that receive shares of Petros Common Stock or Petros Preferred Stock (as applicable), and, upon completion of the Mergers, own shares of Petros Common Stock or Petros Preferred Stock representing at least five percent of the total combined voting power or value of the total outstanding shares of Petros Common Stock and Petros Preferred Stock, are required to attach to their tax returns for the year in which the Mergers are consummated, and maintain a permanent record of, a statement containing the information listed in Treasury regulations section 1.351-3. The facts to be disclosed by a U.S. Holder include the aggregate fair market value of, and the U.S. Holder’s basis in, the shares of Neurotrope Common Stock or Neurotrope Preferred Stock or the Metuchen membership interests, as applicable, exchanged pursuant to the Mergers.
Material U.S. Federal Income Tax Considerations of Owning and Disposing of Petros Common Stock and Petros Preferred Stock
Distributions to U.S. Holders with respect to Petros Common Stock and Petros Preferred Stock
In general, distributions with respect to Petros Common Stock will be taxable as dividends to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in such holder’s shares (but not below zero), and any excess will be treated as gain from the sale or exchange of such shares the material U.S. federal income tax considerations with respect to which are discussed below under “Dispositions by U.S. Holders.”
To the extent that any portion of the distribution is treated as a dividend, corporate U.S. Holders should generally be eligible for dividend-received deductions (“DRD”) and non-corporate U.S. Holders could qualify for reduced rates applicable to qualified dividend income, assuming in each case, that a minimum holding period and certain other generally applicable requirements are satisfied. If a distribution treated as a dividend is characterized as an “extraordinary dividend” within the meaning of Section 1059 of the Code, special U.S. federal income tax considerations could apply to a U.S. Holder. Each U.S. Holder is urged to consult with its own tax advisors regarding the implications of these rules in light of their particular circumstances.
Dispositions of Petros Common Stock and Petros Preferred Stock by U.S. Holders
Upon a sale or other taxable disposition of Petros Common Stock or Petros Preferred Stock (as applicable), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Petros Common Stock or Petros Preferred Stock (as applicable).
Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period of such Petros Common Stock or Petros Preferred Stock exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. Special rules could apply in the case of a disposition of shares with respect to which an “extraordinary dividend” was received within the meaning of Section 1059 of the Code.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Petros Common Stock or Petros Preferred Stock so disposed of.
Other Events Related to the Petros Preferred Stock Held by Non-U.S. Holders
Generally, a Non-U.S. Holder will not recognize any gain or loss in respect of the receipt of Petros Common Stock upon the conversion of Petros Preferred Stock. The adjusted tax basis of Petros Common Stock that a Non-U.S. Holder receives on conversion will equal the adjusted tax basis of the Petros Preferred Stock converted. The holding period of such Petros Common Stock received on conversion will include the period during which the Non-U.S. holder held the Petros Preferred Stock prior to such conversion.
The conversion price of the Petros Preferred Stock is subject to adjustment under certain circumstances.Treasury Regulations under Section 305 of the Code may treat certain adjustments to a conversion price as resulting in constructive distributions. We intend to take the position that the type of adjustments applicable to the conversion price of the Petros Preferred Stock should not result in a constructive distribution under Section305 of the Code. In addition, we intend to take the position that the Petros Preferred Stock is not treated as “preferred stock” for purposes of Section 305 of the Code. However, there is some uncertainty regarding the intended treatment of the Petros Preferred Stock under Section 305 of the code. Non-U.S. Holders of Petros Preferred Stock are surged to consult with their own tax advisor regarding the possible implications of Section 305 of the Code to them based on their particular circumstances.
Distributions Made to and Dispositions by Non-U.S. Holders with Respect to Petros Common Stock and Petros Preferred Stock
For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of Petros Common Stock of Petros Preferred Stock (as applicable) that for U.S. federal income tax purposes is not classified as a partnership and is not a U.S. Holder, including, (1) a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates; (2) a foreign corporation; or (3) a foreign estate or trust.
Non-U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of distributions paid on or sales or other dispositions of Petros Common Stock or Petros Preferred Stock.
Distributions Made to Non-U.S. Holders
In general, distributions with respect to Petros Common Stock or Petros Preferred Stock (as applicable) will be treated as dividends to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of such earnings and profits generally will be applied against and reduce the Non-U.S. Holder’s basis in such holder’s shares (but not below zero), and any excess will be treated as gain from the sale or exchange of such shares the material U.S. federal income tax considerations with respect to which are discussed further below under this section. Any such distribution could also be subject to the discussion below under the section titled “— Additional Withholding and Reporting Requirements”.
Dividends paid to a Non-U.S. Holder will be subject to withholding of U.S. federal income tax currently at a 30% rate or such lower rate as may be specified by an applicable income tax treaty). A Non-U.S. Holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, with respect to such dividends will be required to (i) complete IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (ii) if the Petros Common Stock or Petros Preferred Stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury Regulations.
Dividends paid to a Non-U.S. Holder that are effectively connected with the conduct of a trade or business by such Non-U.S. Holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) are not subject to the withholding tax, provided that certain certification and disclosure requirements are satisfied including completing IRS Form W-8ECI (or other applicable form). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes, may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
Non-U.S. Holders that do not timely provide us or our agent with the required certification, but which are eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, may obtain a refund or credit of any excess amount withheld by timely filing an appropriate claim for refund with the IRS.
Sales or Other Dispositions by Non-U.S. Holders
Subject to the discussion below under the section titled “— Additional Withholding and Reporting Requirements”, in general, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on gain realized upon such holder’s sale, exchange or other taxable disposition of shares of Petros Common Stock or Petros Preferred Stock unless (1) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, (2) Petros is or has been a “United States real property holding corporation”, as defined in the Code (a “USRPHC”), at any time within the shorter of the five-year period preceding the disposition and the Non-U.S. Holder’s holding period in the shares of Petros Common Stock or Petros Preferred Stock, and certain other requirements are met, or (3) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States).
If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition. If the third exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain on a net income basis in the same manner as if it were a resident of the United States and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to any earnings and profits attributable to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).
Generally, a corporation is a USRPHC only if the fair market value of its U.S. real property interests (as defined in the Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance in this regard, we believe that Petros will not be a USRPHC immediately after the Mergers, and do not anticipate that Petros will become a USRPHC. However, because the determination of whether a corporation is a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of other business assets, there can be no assurance that Petros will not become a USRPHC in the future. Even if Petros became a USRPHC, a Non-U.S. Holder would not be subject to U.S. federal income tax on a sale, exchange or other taxable disposition of Petros Common Stock or Petros Preferred Stock by reason of Petros’ status as USRPHC so long as the Petros Common Stock or Petros Preferred Stock is regularly traded on an established securities market at any time during the calendar year in which the disposition occurs and such Non-U.S. Holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of Petros Common Stock or Petros Preferred Stock at any time during the shorter of the five year period ending on the date of disposition and the holder’s holding period. However, no assurance can be provided that Petros Common Stock or Petros Preferred Stock will be regularly traded on an established securities market for purposes of the rules described above.
Other Events Related to the Petros Preferred Stock Held by Non-U.S. Holders
Generally, a Non-U.S. Holder will not recognize any gain or loss in respect of the receipt of Petros Common Stock upon the conversion of Petros Preferred Stock. The adjusted tax basis of Petros Common Stock that a Non-U.S. Holder receives on conversion will equal the adjusted tax basis of the Petros Preferred

Stock converted. The holding period of such Petros Common Stock received on conversion will include the period during which the Non-U.S. holder held the Petros Preferred Stock prior to such conversion.
The conversion price of the Petros Preferred Stock is subject to adjustment under certain circumstances. Treasury Regulations under Section 305 of the Code may treat certain adjustments to a conversion price as resulting in constructive distributions. We intend to take the position that the type of adjustments applicable to the conversion price of the Petros Preferred Stock should not result in a constructive distribution under Section 305 of the Code. In addition, we intend to take the position that the Petros Preferred Stock is not treated as “preferred stock” for purposes of Section 305 of the Code. However, there is some uncertainty regarding the intended treatment of the Petros Preferred Stock under Section 305 of the code. Non-U.S. Holders of Petros Preferred Stock are surged to consult with their own tax advisor regarding the possible implications of Section 305 of the Code to them based on their particular circumstances.
Additional Withholding and Reporting Requirements
Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) impose a U.S. federal withholding tax of 30% on certain payments, including dividends paid on, and the gross proceeds of a disposition of, our common stock or Petros Preferred Stock paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). FATCA also generally imposes a federal withholding tax of 30% on certain payments, including dividends paid on, and the gross proceeds of a disposition of, Petros Common Stock or Petros Preferred Stock to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules.
The U.S. Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a disposition of Petros Common Stock or Petros Preferred Stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their ownership of Petros Common Stock or Petros Preferred Stock (as applicable).
Information Reporting and Backup Withholding
In general, information reporting and backup withholding may apply to payments of dividends on, and the proceeds of the sale of Petros Common Stock or Petros Preferred Stock (as applicable). Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly-executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
Nasdaq Capital Market Listing
As of September 21, 2020, shares of Neurotrope Common Stock are listed on The Nasdaq Capital Market under the symbol “NTRP”. In addition, under the Merger Agreement, each party’s obligation to complete the Mergers are subject to the satisfaction or waiver by each of the parties, at or prior to the Closing, of various conditions, including that Petros must have caused the shares of Petros Common Stock to be issued in the Mergers to be approved for listing on The Nasdaq Capital Market as of the Closing.
Petros intends to file an initial listing application with The Nasdaq Capital Market pursuant to Nasdaq’s rules for companies conducting a business combination that results in a change of control. If such application is accepted, Neurotrope anticipates that Petros Common Stock will be listed on The Nasdaq Capital Market following the Closing under the trading symbol “PTPI”.
Anticipated Accounting Treatment
The Mergers are expected to be treated by Neurotrope as a reverse merger and will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. For accounting purposes, Metuchen is considered to be acquiring the assets and liabilities of Neurotrope in this transaction. Metuchen has preliminarily determined that it is the accounting acquirer based on an analysis of the criteria outlined in ASC 805 and the facts and circumstances specific to the Mergers, including: (1) Metuchen Securityholders will own approximately 51.0% of Neurotrope and Metuchen at closing of the equity securities of the combined company on a fully-diluted basis immediately following the closing of the transaction; (2) a majority of the board of directors of the combined company will be composed of directors designated by Metuchen under the terms of the Mergers; and (3) a majority of the existing members of Metuchen’s management will be the management of the combined company. A final determination of these estimated fair values, which cannot be made prior to the completion of the transaction, will be based on the actual assets and liabilities of Neurotrope that exist as of the date of completion of the transaction.
Appraisal Rights and Dissenters’ Rights
The holders of Neurotrope Common Stock and Neurotrope Preferred Stock and the holders of Metuchen Common Units are not entitled to appraisal rights in connection with the Mergers.

THE MERGER AGREEMENT
The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement, as amended, is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Merger Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Petros, Merger Sub 1, Merger Sub 2, Neurotrope or Metuchen. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Mergers and the terms and conditions of the Merger Agreement.
The Merger Agreement contains representations and warranties that Neurotrope, on the one hand, and Metuchen, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While Neurotrope and Metuchen do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Neurotrope or Metuchen.
General
Under the Merger Agreement:
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Merger Sub 1, a wholly owned subsidiary of Petros, will merge with and into Metuchen, with Metuchen surviving as a wholly owned subsidiary of Petros; and

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Merger Sub 2, a wholly owned subsidiary of Petros, will merge with and into Neurotrope, with Neurotrope surviving as a wholly owned subsidiary of Petros.

Metuchen Merger Consideration
At the Effective Time of the Metuchen Merger (the “Metuchen Effective Time”):
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each Metuchen Capital Unit owned by Metuchen, Merger Sub 1 or any wholly owned subsidiary of Metuchen immediately prior to the Metuchen Effective Time will automatically be cancelled and no consideration will be delivered or exchangeable therefor;

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each Metuchen Capital Unit issued and outstanding immediately prior to the Metuchen Effective Time will be converted into a number of validly issued, fully paid and non-assessable shares of Petros Common Stock equal to the Metuchen Exchange Ratio as described below;

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each common unit of Merger Sub 1 will be converted into a common unit of Metuchen as the surviving limited liability company;

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each share of Petros Common Stock held by Metuchen immediately prior to the Metuchen Effective Time will cease to be outstanding and will be cancelled and cease to exist and no consideration will be delivered or exchangeable therefor; and

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in addition, each securityholder of Metuchen prior to the Mergers will receive a right to receive suchsecurityholder’s pro rata share of an aggregate of 71,160,451 shares of Petros Common Stock potentiallyissuable upon the achievement of certain milestones set forth in the Merger Agreement.

Neurotrope Merger Consideration
At the Effective Time of the Neurotrope Merger (the “Neurotrope Effective Time”):
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each share of Neurotrope Common Stock held by Neurotrope as treasury stock or that is owned by Neurotrope, Merger Sub 2 or any other wholly owned subsidiary of Neurotrope immediately prior to the Neurotrope Effective Time will cease to be outstanding and will be cancelled and cease to exist and no consideration will be delivered or exchangeable therefor;
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each share of Neurotrope Common Stock issued and outstanding immediately prior to the Neurotrope Effective Time (other than Dissenting Shares as described below) will be converted into a number of validly issued, fully paid and non-assessable shares of Petros Common Stock equal to the Neurotrope Common Exchange Ratio as described below;

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each share of Neurotrope Preferred Stock issued and outstanding immediately prior to the Neurotrope Effective Time (other than Dissenting Shares) will be converted into a number of validly issued, fully paid and non-assessable shares of Petros Preferred Stock equal to the Neurotrope Preferred Exchange Ratio as described below. Following the Mergers, the Petros Preferred Stock will have substantially the same conversion rights (proportionately adjusted to give effect to the Mergers), powers, rights and privileges as the shares of Neurotrope Preferred Stock prior to the Mergers;

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each share of common stock of Merger Sub 2 issued and outstanding immediately prior to the Neurotrope Effective Time will be converted into one share of common stock of Neurotrope as the surviving corporation; and

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each share of Petros Common Stock that is held by Neurotrope immediately prior to the Effective Times will be cancelled and cease to exist and no consideration will be delivered or exchangeable therefor.

Exchange Ratios
The Metuchen Exchange Ratio (the “Metuchen Exchange Ratio”) is equal to the quotient resulting from the formula of (i) 24,748,051 divided by (ii) the total number of Metuchen Capital Units outstanding immediately prior to the Metuchen Effective Time on a fully-diluted basis. In addition, each securityholder of Metuchen prior to the Mergers will receive a right to receive such securityholder’s pro rata share of an aggregate of 71,160,451 shares of Petros Common Stock potentially issuable upon the achievement of certain milestones set forth in the Merger Agreement.
The Neurotrope Common Exchange Ratio is equal to 1.00 (the “Neurotrope Common Exchange Ratio”).
The Neurotrope Preferred Exchange Ratio is equal to 1.00 (the “Neurotrope Preferred Exchange Ratio”).
These exchange ratios are an estimate only, and the final exchange ratios, in each case, will be determined pursuant to a formula described in more detail in the Merger Agreement and in this proxy statement/prospectus.
The Merger Agreement does not include a price-based termination right, so there will be no adjustment to the total number of shares of Petros Common Stock that Metuchen Securityholders or Neurotrope Stockholders will be entitled to receive for changes in the market price of Neurotrope Common Stock. Accordingly, the market value of the shares of Petros Common Stock issued pursuant to the Mergers will depend on the market value of the shares of Neurotrope Common Stock at the time the Mergers close, and could vary significantly from the market value on the date of this proxy statement/prospectus.
No certificates or scrip representing fractional shares of Petros Common Stock or Petros Preferred Stock will be issuable pursuant to the Mergers, but in lieu thereof, the number of shares of Petros Common Stock or Petros Preferred Stock, as the case may be, to be delivered to each holder of Metuchen Common Units, Neurotrope Common Stock or Neurotrope Preferred Stock, as the case may be, will be rounded down to the nearest whole share.
The Merger Agreement provides that, prior to the Effective Times, Petros will cause to be deposited with an exchange agent designated by Petros and Neurotrope and reasonably acceptable to Metuchen registered book-entry interests in the shares of Petros Common Stock and Petros Preferred Stock issuable to Metuchen Securityholders and Neurotrope Stockholders, as applicable.

The Merger Agreement provides that, upon delivery of a FIRPTA certificate, in substantially the form attached to the Merger Agreement, by each Metuchen Securityholder, Petros will cause the exchange agent to deliver as promptly as practicable after the Metuchen Effective Time, in respect of each such units, the shares of Petros Common Stock (all of which will be in uncertificated book-entry form unless a physical certificate is requested by such holder of record, such shares are the subject of a lock-up agreement or lock-up provisions in the Petros Certificate of Incorporation or such shares constitute restricted securities or control securities under the Securities Act) representing the whole number of shares that such holder has the right to receive pursuant to the Merger Agreement.
The Merger Agreement provides that, as soon as reasonably practicable after the Neurotrope Effective Time, the exchange agent will mail to each record holder of certificated shares of Neurotrope capital stock a letter of transmittal and instructions for surrendering and exchanging the record holder’s shares of Neurotrope capital stock for shares of Petros Common Stock or Petros Preferred Stock, as applicable. Upon surrender of a share of Neurotrope capital stock to the exchange agent by delivery of a duly signed letter of transmittal and such other documents as the exchange agent may reasonably require, such shares of Neurotrope capital stock will be cancelled and the holder of such shares of Neurotrope capital stock will be entitled to receive non-certificated shares of Petros Common Stock or Petros Preferred Stock, as the case may be, equal to the number of whole shares of Petros Common Stock or Petros Preferred Stock, as the case may be, that such holder has the right to receive pursuant to the provisions of the Merger Agreement.
The Merger Agreement provides that any holder of book-entry shares of Neurotrope capital stock is not required to deliver a certificate for such shares or an executed letter of transmittal to the exchange agent to receive the number of whole shares of Petros Common Stock or Petros Preferred Stock that such holder has the right to receive pursuant to the provisions of the Merger Agreement.
At the Neurotrope Effective Time, all holders of shares of Neurotrope capital stock that were outstanding immediately prior to the Neurotrope Effective Time will cease to have any rights as Neurotrope Stockholders. In addition, no transfer of any capital stock of Neurotrope after the Neurotrope Effective Time will be registered on the stock transfer books of Neurotrope.
From and after the Neurotrope Effective Time, Neurotrope will pay no dividends or make any other distributions on any shares of Neurotrope capital stock to be issued in exchange for any unsurrendered share of Neurotrope capital stock until such share of Neurotrope capital stock is surrendered as provided in the Merger Agreement.
Milestone Payments
If at any time following the Closing and prior to the one year anniversary of the Closing (the “First Period”), the Closing Price (as defined in the Merger Agreement) per share of Petros Common Stock is (i) greater than or equal to $1.60 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (“First Period Initial Milestone Earnout Payment”); (ii) greater than or equal to $2.00 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “First Period Second Milestone Earnout Payment”); (iii) greater than or equal to $2.60 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “First Period Third Milestone Earnout Payment”) and (iv) greater than or equal to $3.00 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “First Period Final Milestone Earnout Payment”).
If at any time within the twelve (12) month period following the one year anniversary of the Closing (the “Second Period”), the Closing Price per share of Petros Common Stock is (i) greater than or equal to $2.00 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (“Second Period Initial Milestone Earnout Payment” and together with the First Period Initial Milestone Earnout Payment, the “First Milestone Earnout Payment”); (ii) greater than or equal to $2.50 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “Second Period Second Milestone Earnout Payment” and together with the First Period Second Milestone Earnout Payment, the “Second Milestone Earnout Payment”); (iii) greater than or equal to $3.25 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “Second Period Third Milestone Earnout Payment” and together with the First Period Third Milestone Earnout Payment, the “Third Milestone Earnout Payment”) and (iv) greater than or equal to $3.75 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “Second Period Final Milestone Earnout Payment” and together with the First Period Final Milestone Earnout Payment, the “Final Milestone Earnout Payment”).
The First Milestone Earnout Payment, the Second Milestone Earnout Payment, the Third Milestone Earnout Payment and the Final Milestone Earnout Payment are collectively referred to herein as the “Milestone Earnout Payments” and individually as a “Milestone Earnout Payment”). Each Milestone Earnout Payment is only achievable and payable one time and upon achievement of such Milestone Earnout Payment, there will be no further payments with respect to such Milestone Earnout Payment. Further, upon achievement of a Milestone Earnout Payment in the First Period, the corresponding milestone for the Second Period will not be achievable.
In no event will the sum of (i) the First Milestone Earnout Payment, (ii) the Second Milestone Earnout Payment, (iii) the Third Milestone Earnout Payment and (iv) the Final Milestone Earnout Payment be greater than 20,000,000 shares of Petros Common Stock.
In addition to the Milestone Earnout Payments, Metuchen equity holders will have the opportunity to receive the following during the period ending on the second anniversary of the Closing if: (a) either (i) Petros’ Market Capitalization (as defined in the Merger Agreement) is greater than or equal to $250,000,000 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period with a Closing Price of no less than $3.50 on each such trading day or (ii) Petros receives aggregate gross proceeds of at least $25,000,000 in an offering (or series of offerings within a sixty (60) calendar day period) of Petros Common Stock with a price per share of Petros Common Stock sold equal to no less than $3.50 in each offering (or series of offerings) and where Petros has a Market Capitalization immediately prior to each such offering (or series of offerings) equal to at least $250,000,000, then the Earnout Payment shall be equal to 10,000,000 shares of Petros Common Stock (the “Initial Market Capitalization/Gross Proceeds Earnout Payment”); (b) either (i) Petros’ Market Capitalization is greater than or equal to $300,000,000 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period with a Closing Price of no less than $3.75 on each such trading day or (ii) Petros receives aggregate gross proceeds of at least $30,000,000 in an offering (or series of offerings within a sixty (60) calendar day period) of Petros Common Stock with a price per share of Petros Common Stock sold equal to no less than $3.75 in each offering (or series of offerings) and where Petros has a Market Capitalization immediately prior to each such offering (or series of offerings) equal to at least $300,000,000, then the Earnout Payment shall be equal to 10,000,000 shares of Petros Common Stock, (the “Second Market Capitalization/Gross Proceeds Earnout Payment”); (c) either (i) Petros’ Market Capitalization is greater than or equal to $400,000,000 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period with a Closing Price of no less than $4.50 on each such trading day or (ii) Petros receives aggregate gross proceeds of at least $40,000,000 in an offering (or series of offerings within a sixty (60) calendar day period) of Petros Common Stock with a price per share of Petros Common Stock sold equal to no less than $4.50 in each offering (or series of offerings) and where Petros has a Market Capitalization immediately prior to each such offering (or series of offerings) equal to at least $400,000,000, then the Earnout Payment shall be equal to 15,000,000 shares of Petros Common Stock (the “Third Market Capitalization/Gross Proceeds Earnout Payment”); and (d) either (i) Petros’ Market Capitalization is greater than or equal to $500,000,000 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period with a Closing Price of no less than $4.75 on each such trading day or (ii) Petros receives aggregate gross proceeds of at least $50,000,000 in an offering (or series of offerings within a sixty (60) calendar day period) of Petros Common Stock with a price per share of Petros Common Stock sold equal to no less than $4.75 in each offering (or series of offerings) and where Petros has a Market Capitalization immediately prior to each such offering (or series of offerings) equal to at least $500,000,000, then the Earnout Payment shall be equal to 16,160,451 shares of Petros Common Stock,(the “Final Market Capitalization/Gross Proceeds Earnout Payment”). The Initial Market Capitalization/Gross

Proceeds Earnout Payment, the Second Market Capitalization/Gross Proceeds Earnout Payment, the Third Market Capitalization/Gross Proceeds Earnout Payment and the Final Market Capitalization/Gross Proceeds Earnout Payment are collectively referred to herein as the “Market Capitalization/Gross Proceeds Earnout Payments” and individually as a “Market Capitalization/Gross Proceeds Earnout Payment”).
Each Market Capitalization/Gross Proceeds Earnout Payment will only be achievable and payable one time and upon achievement of such Market Capitalization/Gross Proceeds Earnout Payment, there will be no further payments with respect to such Market Capitalization/Gross Proceeds Earnout Payment.
In no event will the sum of (i) the Initial Market Capitalization/Gross Proceeds Earnout Payment, (ii) the Second Market Capitalization/Gross Proceeds Earnout Payment, (iii) the Third Market Capitalization/Gross Proceeds Earnout Payment and (iv) the Final Market Capitalization/Gross Proceeds Earnout Payment be greater than 51,160,451 shares of Petros Common Stock.
Further, in no event will the sum of (i) the Milestone Earnout Payments and (ii) the Market Capitalization/Gross Proceeds Earnout Payments be greater than 71,160,451 shares of Petros Common Stock.
A portion of the earnout shares will be allocated to holders of Metuchen Warrants on a pro rata basis, such portion to be equal to 8,730,000 minus the number of shares held by the holders of Metuchen Warrants as the result of exercises of Metuchen Warrants prior to the effectiveness of the Mergers divided by the number of full earnout shares. The remaining portion of the earnout shares will be distributed to the other holders of Metuchen Units on a pro-rata basis. For more information about the distribution of the earnout shares, please see the section titled “The Merger Agreement — Amendment” in this proxy statement/prospectus.
Each and every reference to share prices and Petros Common Stock will be subject to adjustment for reverse and stock forward splits, stock dividends, stock combinations and other similar transaction of the Petros Common Stock that occur after the date of the Merger Agreement.
Treatment of Metuchen Warrants
In connection with the consummation of the Mergers and the other transactions contemplated by the Merger Agreement, it is a condition to the closing of the Mergers that each outstanding warrant of Metuchen immediately prior to the Metuchen Effective Time be exercised in exchange for Metuchen Common Units.
Treatment of Neurotrope Options
In connection with the consummation of the Mergers and the other transactions contemplated by the Merger Agreement, each option to purchase shares of Neurotrope capital stock that is outstanding and unexercised immediately prior to the Neurotrope Effective Time, whether or not vested, will be converted into and become an option to purchase Petros Common Stock, and Petros will assume the Neurotrope stock option plans and each such option in accordance with its terms (as in effect as of the date of the Merger Agreement). As of September 21, 2020, there were options to purchase 2,271,573 shares of Neurotrope Common Stock outstanding.
At the Neurotrope Effective Time, all rights with respect to Neurotrope Common Stock under options to purchase Neurotrope capital stock assumed by Petros will be converted into rights with respect to Petros Common Stock.
From and after the Neurotrope Effective Time:
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each option to purchase shares of Neurotrope Common Stock assumed by Petros may be exercised solely for shares of Petros Common Stock.

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the number of shares of Petros Common Stock subject to each such option assumed by Petros will be determined by multiplying (i) the number of shares of Neurotrope Common Stock that were subject to such option as in effect immediately prior to the Neurotrope Effective Time by (ii) the Neurotrope Common Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Petros Common Stock.

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the per share exercise price for Petros Common Stock issuable upon exercise of such option assumed by Petros will be determined by dividing (i) the per share exercise price of Neurotrope Common Stock subject to such option, as in effect immediately prior to the Neurotrope Effective Time, by (ii) the Neurotrope Common Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent.

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any restriction on the exercise of any such option assumed by Petros will continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such option will otherwise remain unchanged.

The Merger Agreement provides that any option of Neurotrope assumed by Petros will be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Petros Common Stock subsequent to the Neurotrope Effective Time.
Treatment of Neurotrope Warrants
In connection with the consummation of the Mergers and the other transactions contemplated by the Merger Agreement, each warrant to purchase shares of Neurotrope capital stock that is outstanding and unexercised immediately prior to the Neurotrope Effective Time, whether or not vested, will be converted into and become a warrant to purchase Petros Common Stock, and Petros will assume each such warrant in accordance with its terms (as in effect as of the date of the Merger Agreement).
At the Neurotrope Effective Time, all rights with respect to Neurotrope Common Stock under warrants to purchase Neurotrope capital stock assumed by Petros will be converted into rights with respect to Petros Common Stock.
From and after the Neurotrope Effective Time:
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each warrant to purchase shares of Neurotrope Common Stock assumed by Petros may be exercised solely for shares of Petros Common Stock.

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the number of shares of Petros Common Stock subject to each such warrant assumed by Petros will be determined by multiplying (i) the number of shares of Neurotrope Common Stock that were subject to such warrant as in effect immediately prior to the Neurotrope Effective Time by (ii) the Neurotrope Common Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Petros Common Stock.

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the per share exercise price for Petros Common Stock issuable upon exercise of such warrant assumed by Petros will be determined by dividing (i) the per share exercise price of Neurotrope Common Stock subject to such warrant, as in effect immediately prior to the Neurotrope Effective Time, by (ii) the Neurotrope Common Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent.

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any restriction on the exercise of any such option assumed by Petros will continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such warrant will otherwise remain unchanged.

The Merger Agreement provides that any warrant of Neurotrope assumed by Petros will be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Petros Common Stock subsequent to the Neurotrope Effective Time.
Dissent Rights
Solely to the extent available to Neurotrope Stockholders under Section 92A.390 et seq. of the Nevada Revised Statutes, Neurotrope capital stock that is outstanding immediately prior to the Neurotrope Effective Time and that is held by stockholders who have not voted in favor of the Neurotrope Merger or consented thereto in writing and who have demanded properly in writing appraisal (“Dissent Rights”) for such shares (collectively, the “Dissenting Shares”) in accordance with Section 92A.390 et seq. of the Nevada Revised

Statutes will not be converted into or represent the right to receive shares of Petros Common Stock or Petros Preferred Stock, as the case may be. To the extent Dissent Rights are available pursuant to Section 92A.390 et seq. of the Nevada Revised Statutes, such stockholders will be entitled to receive payment of the appraised value of the Dissenting Shares held by them in accordance with the provisions of said Section 92A.390 except that all Dissenting Shares held by stockholders who will have failed to perfect or who effectively will have withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 92A.390 et seq. of the Nevada Revised Statutes will thereupon be deemed to have been converted into and to have become exchangeable, as of the Neurotrope Merger Effective Time, for the right to receive, without any interest thereon, the shares of Petros Common Stock or Petros Preferred Stock, as the case may be. Neither Neurotrope nor any other party to the Merger Agreement intends to confer upon any Neurotrope Stockholder any right of appraisal or dissenters’ right that is in addition to the rights to which Neurotrope Stockholders are expressly entitled under Section 92A.390 et seq. of the Nevada Revised Statutes by reason of the Neurotrope Merger.
Directors and Executive Officers of Petros Following the Mergers
Pursuant to the Merger Agreement, the directors of Neurotrope who will not serve as directors of Petros following the closing of the Mergers will resign at or prior to the closing of the Mergers. Effective as of the closing of the Mergers, the Petros Board of Directors will consist of up to five (5) directors, up to three (3) of whom will be directors designated by Metuchen and two (2) of whom will be directors designated by Neurotrope. Designees to the Petros Board of Directors are expected to satisfy the requisite independence requirements for Petros Board of Directors, as well as the sophistication and independence requirements for committee members pursuant to Nasdaq listing requirements. It is anticipated that the Neurotrope designees will be Josh Silverman and Bruce Bernstein and the Metuchen designees will be John Shulman, Greg Bradley and Wayne R. Walker.
Conditions to the Closing of the Mergers
Each party’s obligation to complete the Mergers is subject to the satisfaction or waiver by each of the parties, at or prior to the closing of the Mergers at the applicable Effective Time, of various conditions, which include, in addition to other customary closing conditions, the following:
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there will not have been issued any temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) preventing the closing of the Mergers by any court of competent jurisdiction or other governmental entity of competent jurisdiction, and no law, statute, resolution, ordinance, code, rule, regulation, requirement, ruling or decree will be in effect which has the effect of making the closing of the Mergers illegal;

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this Registration Statement shall become effective in accordance with the applicable securities laws, and will not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to this proxy statement/prospectus;

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all waiting periods applicable to any filing under the Hart-Scott-Rodino Antitrust Improvements Act by any party will have expired or been terminated;

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(i) the holders of a majority of the issued and outstanding Metuchen Preferred Units, voting as a separate class on an as converted basis, (ii) the board of managers of Metuchen, (iii) the holders of a majority in voting power of the outstanding shares of Neurotrope Common Stock voting separately as a class and (iv) two-thirds in voting power of the outstanding shares of Neurotrope Preferred Stock voting separately as a class, in each case, on the applicable record date, in each of the foregoing (i)-(iv), will have adopted and approved the Merger Agreement, the Mergers and the transactions contemplated by the Merger Agreement; and

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the shares of Petros Common Stock to be issued in the Mergers will have been approved for listing on Nasdaq, subject to official notice of issuance.

In addition, the obligation of Neurotrope to effect the Mergers is further subject to the satisfaction or waiver of the following conditions:

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certain fundamental representations and warranties of Metuchen will have been true and correct in all respects on the date of the Merger Agreement and will be true and correct on the closing date of the Mergers with the same force and effect as if made on and as of the date on which the Mergers are to be completed or, if such representations and warranties address matters as of a particular date, then such fundamental representations and warranties will be true and correct as of that particular date;

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all other representations and warranties of Metuchen in the Merger Agreement will be true and correct in all respects on and as of the closing date of the Mergers with the same force and effect as if made on the date on which the Mergers are to be completed or, if such representations and warranties address matters as of a particular date, then such representations and warranties will be true and correct as of that particular date, except where the failure of these representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Metuchen;

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Metuchen will have performed or complied with in all material respects all of its covenants and agreements in the Merger Agreement required to be performed or complied with by it on or before the Effective Times;

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Metuchen will have delivered certain certificates and other documents required under the Merger Agreement for the closing of the Mergers;

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since the date of the Merger Agreement, there will have been no effect, change, event, circumstance, or development that has had or would reasonably be expected to have had a material adverse effect on the business, financial condition, operations or results of operations of Metuchen and its subsidiaries, taken as a whole. The Merger Agreement provides that certain effects, changes, events, circumstances, or developments arising or resulting from the following will not be considered a material adverse effect on Metuchen:

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general conditions affecting the industry in which Metuchen operates;

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changes generally affecting the United States or global economy or capital markets as a whole;

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any natural disaster or any acts of terrorism, sabotage, military action or war, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any escalation or worsening thereof; or

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any changes (after the date of the Merger Agreement) in GAAP or applicable law;

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Neurotrope will have received a copy of the lock-up agreement from certain members of Metuchen set forth on a schedule to the Merger Agreement and each executive officer and manager of Metuchen who is elected or appointed as an executive officer and director of Petros as of immediately following the closing of the Mergers;

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Metuchen will have delivered to Neurotrope written resignations of certain managers of Metuchen and each of its subsidiaries as listed in the Merger Agreement;

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the Juggernaut Backstop Agreement, which was entered into on the date of the Merger Agreement by Metuchen, Neurotrope and Juggernaut, will be in full force and effect and Juggernaut will have complied in all respects with its duties and obligations thereunder;

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immediately prior to the Effective Times, the outstanding promissory notes of Metuchen to Juggernaut and any other indebtedness between Metuchen and any of its affiliates will have been converted into Metuchen Common Units;

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each outstanding warrant of Metuchen immediately prior to the Metuchen Effective Time will have been exercised in exchange for Metuchen Common Units; and

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(i) the working capital of Metuchen will be greater than or equal to $0 or (ii) if the working capital of Metuchen is less than $0, Juggernaut will have complied in all respects with its duties and obligations under the Juggernaut Backstop Agreement.

In addition, the obligation of Metuchen to complete the Mergers is further subject to the satisfaction or waiver of the following conditions:

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certain fundamental representations and warranties of Neurotrope will have been true and correct in all respects on the date of the Merger Agreement and will be true and correct on the closing date of the Mergers with the same force and effect as if made on and as of the date on which the Mergers are to be completed or, if such representations and warranties address matters as of a particular date, then such fundamental representations and warranties will be true and correct as of that particular date;

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all other representations and warranties of Neurotrope in the Merger Agreement will have been true and correct on the closing date of the Mergers with the same force and effect as if made on the date on which the Mergers are to be completed or, if such representations and warranties address matters as of a particular date, then such representations and warranties will be true and correct as of that particular date, except where the failure of these representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the other party;

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Neurotrope will have performed or complied with in all material respects all of its covenants and agreements in the Merger Agreement required to be performed or complied with by it on or before the closing of the Mergers;

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Neurotrope will have delivered certain certificates and other documents required under the Merger Agreement for the closing of the Mergers;

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since the date of the Merger Agreement, there will have been no effect, change, event, circumstance, or development that that has had a material adverse effect on the business, financial condition, operations or results of operations of Neurotrope and its subsidiaries (excluding SpinCo), taken as a whole. The Merger Agreement provides that certain effects, changes, events, circumstances, or developments arising or resulting from the following will not be considered a material adverse effect on Neurotrope and its subsidiaries, taken as a whole:

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general conditions generally affecting the industry in which Neurotrope operates;

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changes generally affecting the United States or global economy or capital markets as a whole;

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any change in the stock price or trading volume of Neurotrope Common Stock (but not the underlying causes of such changes or failures);

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any natural disaster or any acts of terrorism, sabotage, military action or war, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any escalation or worsening thereof; or

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any changes (after the date of the Merger Agreement) in GAAP or applicable law;

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Neurotrope will have delivered to Metuchen written resignations of directors of Neurotrope who are not to continue as directors of Neurotrope pursuant to the terms of the Merger Agreement;

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Metuchen will have received a copy of the lock-up agreement from certain Neurotrope Stockholders set forth on a schedule to the Merger Agreement and each executive officer and director of Neurotrope who is elected or appointed as an executive officer and director of Neurotrope as of immediately following the closing of the Mergers;

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Metuchen will have received written acknowledgments pursuant to which Neurotrope’s outside legal counsel and any financial advisor, accountant or other person who performed services for or on behalf of Neurotrope, or who is otherwise entitled to any compensation from Neurotrope that in each case is owed transaction costs from Neurotrope: (i) the total amount of transaction costs that are payable to such person; and (ii) that, upon receipt of the amount referred to in clause “(i)” above, such party will have been paid in full and is not (and will not be) owed any other transaction costs;

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Metuchen will have received evidence reasonably satisfactory to it as to compliance by Neurotrope of its termination of employment of any employee of Neurotrope as requested by Metuchen and any related provisions in the Merger Agreement;

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Neurotrope will have delivered irrevocable instructions to the exchange agent to effect the changes set forth in the Merger Agreement;

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Neurotrope and Juggernaut will have executed a registration rights agreement in the form attached to the Merger Agreement; and

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Neurotrope will have approved the Spin-Off and the transaction contemplated thereby, and all conditions precedent to the consummation of the Spin-Off, other than effectiveness of the Mergers, will have been satisfied.

Representations and Warranties
The Merger Agreement contains customary representations and warranties of Neurotrope and Metuchen for a transaction of this type relating to, among other things:
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corporate organization, organizational and governing documents, and power, and similar corporate matters;

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subsidiaries;

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capitalization;

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votes required for the closing of the Mergers and approval of the proposals that will come before the Special Meeting;

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authority to enter into the Merger Agreement and the related agreements;

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non-contravention and required consents;

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governmental authorization;

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compliance with anti-takeover statutes or similar legal requirements;

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financial statements, accounting and disclosure controls and with respect to Neurotrope, documents filed with the SEC since January 1, 2017, and the accuracy of information contained in those documents;

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no undisclosed liabilities;

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absence of certain changes or events, with respect to Neurotrope, since the date of the most recent 10-K, and with respect to Metuchen, since December 31, 2019;

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tax matters;

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intellectual property;

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regulatory compliance, permits and restrictions;

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compliance with anti-bribery laws;

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legal proceedings and orders;

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any brokerage or finder’s fee or other fee or commission in connection with the Mergers;

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employee and labor matters and benefit plans;

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title to assets;

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real property and leaseholds;

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environmental matters;

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with respect to Metuchen, labor matters;

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the validity of material contracts to which the parties or their subsidiaries are a party and any violation, default or breach under such contracts;

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with respect to Metuchen, books and records and the accuracy of information contained in Metuchen’s books and records;

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insurance;

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with respect to Metuchen, government contracts;

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transactions with affiliates;

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with respect to Neurotrope, opinion of its financial advisor;

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with respect to Neurotrope, the solvency of SpinCo following consummation of the Spin-Off;

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with respect to Neurotrope, liabilities relating to SpinCo following consummation of the Spin-Off; and

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accuracy of the information supplied by Neurotrope and Metuchen for inclusion in this proxy statement/prospectus.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the Mergers, but their accuracy forms the basis of some of the conditions to the obligations of Neurotrope and Metuchen to complete the Mergers. Certain of the representations and warranties made by Neurotrope expressly exclude SpinCo.
Non-Solicitation
Each of Neurotrope and Metuchen agreed that, subject to certain exceptions, Neurotrope and Metuchen will not and will not authorize or permit any of their respective subsidiaries or officers, directors, employees, partners, attorneys, advisors, accountants, agents or representatives of such party retained by it or any of its subsidiaries to, directly or indirectly:
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solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of, any “acquisition proposal” as defined below, or take any action that could reasonably be expected to lead to an acquisition proposal;

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furnish any non-public information with respect to it to any person in connection with or in response to an acquisition proposal or inquiry or indication of interest that could lead to an acquisition proposal;

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engage in discussions or negotiations with any person with respect to any acquisition proposal;

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subject to certain exceptions for Neurotrope, approve, endorse or recommend an acquisition proposal; or

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enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to an “acquisition transaction,” as defined below.

An “acquisition proposal” means any offer, proposal or indication of interest contemplating or which would reasonably be interpreted to lead to the contemplation of an “acquisition transaction.”
An “acquisition transaction” means the following (excluding the transactions contemplated by the Merger Agreement, including the Spin-Off):
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any merger, consolidation, amalgamation, share exchange, business combination, issuance or acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or similar transaction (i) in which Neurotrope or Metuchen is a constituent corporation, (ii) in which any individual, entity, governmental entity or “group,” as defined under applicable securities laws, directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Neurotrope or Metuchen or any of their subsidiaries or (iii) in which Neurotrope or Metuchen or any of their subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries (other than the transactions contemplated under the Merger Agreement);

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any sale, lease, exchange, transfer, license, acquisition or disposition of any business or assets that constitute 20% or more of the consolidated net revenues, net income or assets of Neurotrope or Metuchen and their subsidiaries; and

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any liquidation or dissolution of any of Neurotrope or Metuchen and their subsidiaries.

However, before obtaining the applicable Neurotrope Stockholder or Metuchen Securityholder approvals required to consummate the Mergers, Neurotrope or Metuchen may furnish nonpublic information regarding Neurotrope or Metuchen, as the case may be, and their respective subsidiaries to, and may enter into discussions or negotiations with, any third-party in response to a bona fide written acquisition proposal (with all references to 20% in the definition of acquisition transaction above being treated as references to 50%) made by a third party after the date of the Merger Agreement, which the Neurotrope or Metuchen board of directors determines in good faith, after consultation with Neurotrope’s or Metuchen’s financial advisors and outside legal counsel, constitutes or would reasonably be expected to result in a “superior offer,” as defined below, if:
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neither Neurotrope or Metuchen nor any of Neurotrope’s or Metuchen’s representatives has breached the non-solicitation provisions of the Merger Agreement described above;

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the Neurotrope or Metuchen board of directors concludes in good faith, based on the advice of outside legal counsel, that the failure to take such action would result in a breach of the fiduciary duties of such board of directors under applicable law;

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at least two business days prior to furnishing any such information to, or entering into discussions with, such person, Neurotrope or Metuchen gives the other party written notice of the identity of such person, the terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) made thereby and of Neurotrope’s or Metuchen’s intention to furnish information to, or enter into discussions with, such person, and such party receives from the third-party an executed confidentiality agreement containing provisions at least as favorable to such party as those contained in the confidentiality agreement between Neurotrope and Metuchen; and

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substantially contemporaneous with furnishing of any such nonpublic information to a third-party, Neurotrope or Metuchen furnishes the same information to the other party to the extent not previously furnished.

A “superior offer” means an unsolicited bona fide written acquisition proposal (with all references to twenty percent (20%) in the definition of “acquisition proposal” being treated as references to fifty percent (50%) for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of  (or in violation of) the Merger Agreement; and (b) is on terms and conditions that Metuchen’s or Neurotrope’s, as the case may be, board of directors determines in its reasonable judgment after consulting in good faith with an independent financial advisor and its outside legal counsel, to be more favorable, from a financial point of view, to Neurotrope Stockholders or Metuchen Securityholders, as applicable, than the terms of the transactions contemplated by the Merger Agreement, as well as the likelihood of the consummation thereof, which consideration shall include whether any financing is or may be required to consummate the transaction contemplated by such proposal, and whether such financing is committed and is reasonably capable of being obtained by the applicable offeror.
Meetings of Stockholders and Securityholders
Neurotrope is obligated under the Merger Agreement to take all action necessary under applicable laws to call, give notice of and hold a meeting of its stockholders for the purposes of voting on the Neurotrope Merger.
Metuchen is obligated under the Merger Agreement to, within five business days following the date of effectiveness of this Registration Statement, obtain consent from a majority of the holders of its preferred units sufficient to adopt the Merger Agreement and approve the Metuchen Merger and the other transactions contemplated by the Merger Agreement.
Metuchen’s board of managers is obligated under the Merger Agreement not to withdraw or modify in a manner adverse to Neurotrope its resolutions adopting the Merger Agreement and approving the Mergers and the others transactions contemplated thereby (the “Metuchen Board Approval”). No resolution by the board of managers of Metuchen or any committee thereof to withdraw or modify the Metuchen Board Approval in a manner adverse to Neurotrope will be adopted or proposed.

Covenants; Conduct of Business Pending the Mergers
Neurotrope has agreed that, except as permitted by the Merger Agreement (including in connection with the Spin-Off), as required by law, or unless Metuchen will have provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the Mergers and the termination of the Merger Agreement, Neurotrope will conduct its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies. Neurotrope has also agreed that, subject to certain limited exceptions, without the consent of Metuchen, it will not, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the Mergers and the termination of the Merger Agreement:
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amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise, or form any subsidiary;

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except for certain exceptions with respect to issuing or amending warrants as contemplated by the Merger Agreement, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), other than the issuance of shares of common stock issuable pursuant to employee stock options under currently existing employee stock option plans or pursuant to currently outstanding warrants, as the case may be, which options, warrants or rights, as the case may be, are outstanding on the date of the Merger Agreement) to the extent such issuances comply with all applicable law;

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redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Neurotrope capital stock;

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incur any indebtedness or sell, pledge, dispose of or create an encumbrance over any assets (except for sales of assets in the ordinary course of business and in a manner consistent with past practice, and dispositions of obsolete or worthless assets);

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except for accelerating the vesting of all options at the closing of the Mergers or amending the terms of such options to provide for the continued exercisability of such options for a period of one year following the termination of employment or service as a director, accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under any Neurotrope’s stock option plan, contract or the Merger Agreement or as may be required by applicable law;

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(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries (except pursuant to any contract to which Neurotrope or any of its subsidiaries is a party as of the date of the Merger Agreement), or propose to do any of the foregoing;

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sell, assign, transfer, license, sublicense or otherwise dispose of any of Neurotrope’s intellectual property rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

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(i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets, or allow any material property or assets to become subject to any encumbrance; (ii) enter into or amend any material terms of any contract (other than solely to decrease any payment obligation), or grant any release or relinquishment of any material rights under any contract, with new obligations or losses of rights in excess of $75,000 in the aggregate; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of  $75,000, taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by (i)-(iii);
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forgive any loans to any person, including its employees, officers, directors or affiliates;

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(i) increase the wages, salary, commissions, fringe benefits or other compensation or remuneration payable or to become payable to its directors, officers, employees or consultants; (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer, employee or consultant; (iii) establish, adopt, enter into, or amend any employee benefit plan, except, in each of the subsections (i) through (iii) for bonus awards in the ordinary course of business consistent with past practice or bonus awards contingent upon the completion of the transactions or payments, including any severance, termination or change of control payments, in compliance with any such agreements or plans existing as of the date of the Merger Agreement and the plans, agreements or terms of which were made available to Metuchen prior to the date of the Merger Agreement, or except as required by law;

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hire any directors, officers, employees or consultants or terminate any directors or officers, except in each case, in the ordinary course of business and in a manner consistent with past practice;

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take any action, other than as required by applicable law or GAAP, to change accounting policies or procedures;

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make or change any material tax election inconsistent with past practices, adopt or change any tax accounting method, or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;

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pay, discharge, satisfy, modify or renegotiate any claims or liabilities, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the financial statements of Neurotrope, or payments, discharges or satisfactions made in the ordinary course of business and consistent with past practice;

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enter into any material partnership arrangements, joint development agreements or strategic alliances;

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accelerate the collection of, or otherwise modify Neurotrope’s customary accounting or treatment of, any receivables outside the ordinary course of business consistent with past practice;

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initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration, in each case where Neurotrope is claiming, or would be reasonably likely to receive or become obligated for a liability, of more than $75,000 individually;

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dispose of any assets or otherwise take any actions other than in the ordinary course of business consistent with past practice;

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enter into or amend or modify any contract or any lease with respect to material real estate or any other contract or lease that, if in effect as of the date of the Merger Agreement would constitute a contract or lease with respect to material real estate under the Merger Agreement;

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except to the extent expressly permitted by the Merger Agreement, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Mergers, or related transactions; or

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agree, resolve or commit to do any of the foregoing.

Metuchen has agreed that, except as permitted by the Merger Agreement, as required by law, or unless Neurotrope will have provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the Mergers and the termination of the Merger Agreement, Metuchen will carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, consistent with past practice, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. Metuchen has also agreed that, subject to certain limited exceptions, without the consent of Neurotrope, it will not, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the Mergers and the termination of the Merger Agreement:
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amend or otherwise change its certificate of formation or limited liability company agreement, or otherwise alter its company structure through merger, liquidation, reorganization or otherwise;

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issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any membership interests of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any membership interests, or any other ownership interest (including, without limitation, any phantom interest), except for the issuance of Metuchen Capital Units issuable in connection with the conversion of indebtedness or of Metuchen Preferred Units;

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redeem, repurchase or otherwise acquire, directly or indirectly, any Metuchen Capital Units (other than pursuant a repurchase right in favor of Metuchen with respect to unvested units at no more than cost);

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incur any indebtedness or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an encumbrance over any assets;

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(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its membership interests, except that a wholly owned subsidiary may declare and pay a dividend to its parent; (ii) split, combine or reclassify any of its membership interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries (except pursuant to any contract to which Metuchen or any of its subsidiaries is a party as of the date of the Merger Agreement), or propose to do any of the foregoing;

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accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under any Metuchen stock option plan, contract or the Merger Agreement or as may be required by applicable law;

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sell, assign, transfer, license, sublicense or otherwise dispose of any intellectual property rights;

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(i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets, in each case with an individual value in excess of $75,000; (ii) enter into or amend any material terms of any contract or grant any release or relinquishment of any material rights under any contract, with new obligations or losses of rights in excess of  $75,000; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of  $75,000, taken as a whole or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by (i)-(iii);

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forgive any loans to any person, including its employees, officers, directors or affiliates;

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take any action, other than as required by applicable law or GAAP, to change accounting policies or procedures;

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(i) increase the wages, salary, commissions, fringe benefits or other compensation or remuneration payable or to become payable to its directors, officers, employees or consultants; (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer, employee or consultant; (iii) establish, adopt, enter into, or amend any employee benefit plan, except, in each of the subsections (i) through (iii) for bonus awards in the ordinary course of business consistent with past practice or bonus awards contingent upon the completion of the transactions or payments, including any severance, termination or change of control payments, in compliance with any such agreements or plans existing as of the date of the Merger Agreement and the plans, agreements or terms of which were made available to Neurotrope prior to the date of the Merger Agreement, or except as required by law;
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hire any directors, officers, employees or consultants or terminate any directors or officers, except in each case, in the ordinary course of business and in a manner consistent with past practice;

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make or change any material tax election inconsistent with past practices, adopt or change any tax accounting method, or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;

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pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice;

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otherwise take any actions other than in the ordinary course of business consistent with past practice;

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enter into any material partnership arrangements, joint development agreements or strategic alliances;

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initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration, in each case where Metuchen and its subsidiaries are claiming, or would be reasonably likely to receive or become obligated for a liability, of more than $75,000 individually;

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except to the extent expressly permitted by the Merger Agreement, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Mergers, or related transactions; or

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after the working capital calculation is finalized in accordance with the Merger Agreement, incur any liabilities or otherwise take any actions other than, in each case, in the ordinary course of business or in connection with the transaction contemplated by the Merger Agreement; or

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agree, resolve or commit to do any of the foregoing.

Other Agreements
Each of Neurotrope and Metuchen has agreed to use its commercially reasonable efforts to:
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to preserve intact its present business organization, preserve its relationships with key customers, suppliers, distributors, licensors, licensees and others with which it has business dealings;

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obtain all regulatory approvals needed to ensure the Petros Common Stock and Petros Preferred Stock to be issued in the Mergers (to the extent required) will be registered or qualified or exempt from registration or qualification under the securities laws of every jurisdiction in the United States in which any registered holder of Metuchen Capital Units or capital stock of Neurotrope has an address of record on the applicable date for determining the holders of (i) holders of Metuchen Capital Units entitled to notice of and to vote pursuant to the preferred securityholders consent and (ii) Neurotrope Stockholders entitled to vote at the Neurotrope Stockholders’ meeting;

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file or otherwise submit all applications, notices, reports and other documents reasonably required to be filed with a governmental entity with respect to the Mergers or required to be made and given in connection with the Mergers under applicable law; and

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coordinate with respect to compliance with Nasdaq rules and regulations.

Neurotrope and Metuchen agreed that, among other things:
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to use reasonable best efforts to cause this proxy statement/prospectus to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff, and to have this proxy statement declared effective as promptly as practicable after it is filed with the SEC;

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to cause this proxy statement/prospectus to be mailed to Neurotrope’s stockholders as promptly as practicable after this proxy statement/prospectus is declared effective;

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take all any action required to be taken under any applicable state or provincial laws in connection with the issuance and reservation of shares of Petros Common Stock and Petros Preferred Stock in the Mergers and Neurotrope and Metuchen will furnish all information concerning themselves and their respective stockholders or securityholders as may be reasonably requested in connection with any such action.

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each of Neurotrope and Metuchen will reasonably cooperate, and require its representatives, advisors, accountants and attorneys to reasonably cooperate, with the other and its representatives, advisors, accountants and attorneys, and provide true, correct and complete information regarding Neurotrope of Metuchen, as the case may be, required to be included this proxy statement/prospectus, and such information will not be misleading or contain any untrue statement of a material fact or omission of any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading;

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Neurotrope’s board of directors will use commercially reasonable efforts to solicit Neurotrope Stockholder approval within forty-five (45) days after the effective date of proxy statement/prospectus;

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Neurotrope will use its reasonable best efforts to obtain Neurotrope Stockholder approval, including by soliciting proxies in favor thereof;

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between the date of the Merger Agreement and the Effective Times, Neurotrope and Metuchen will provide the other party and its representatives with reasonable access to such party’s books, contracts, records, commitments and records (including tax records), and will furnish promptly to the other party all information with respect to such party’s business, properties and personnel as reasonably requested by such other party;

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for a period of six (6) years after the closing of the Mergers, Petros, Neurotrope and Metuchen as the surviving corporation in the Mergers will indemnify each of the directors, managers and officers of Neurotrope and Metuchen, as applicable, to the fullest extent permitted under applicable law;

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Metuchen may, at its sole discretion, purchase a six-year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Metuchen’s existing directors’ and officers’ insurance policies for a period of at least six (6) years from the Effective Time;

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Neurotrope will purchase a six-year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Neurotrope’s existing directors’ and officers’ insurance policies for a period of at least six (6) years from the Effective Time;

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Neurotrope and Metuchen will promptly notify each other of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate such that the applicable closing conditions would fail to be satisfied as of the closing of the Mergers; (ii) any failure of Metuchen or Neurotrope, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it such that the applicable closing conditions would fail to be satisfied as of the closing of the Mergers and (iii) in the case of Neurotrope, whether any holder of a security convertible or exchangeable into Neurotrope capital stock has made any demand or request for the repurchase of any such share, security or right;

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Neurotrope and Metuchen will promptly notify each other if either party becomes aware of any notice alleging that the consent of any person is required in connection with the Mergers, of any notice or other communication from a government body in connection with the Mergers or the transactions contemplated by the Merger Agreement, of any legal proceeding against the other party, of the occurrence of a default or event that, with notice or lapse of time or both, will become a default under a Metuchen contract, and any change that would be considered reasonably likely to result in a Metuchen Material Adverse Effect or Neurotrope Material Adverse Effect.

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Neurotrope and Metuchen will consult with each other before issuing any press release or otherwise making any public statements with respect to the Mergers or the Merger Agreement and will not issue any such press release or make any disclosure without the prior consent of the other party (except Neurotrope may, on the advice of counsel, comply with any securities laws which requires disclosure without the consent or review of Metuchen);

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Petros, Neurotrope and Metuchen will cooperate in in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any conveyance taxes or other taxes payable in connection with the transactions contemplated by the Merger Agreement that are required or permitted to be filed on or before the Effective Time;

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following delivery by Neurotrope to Metuchen of a certificate by Neurotrope’s chief financial officer and secretary setting forth Neurotrope’s calculations of the cash and liabilities of Neurotrope as at the Neurotrope Effective Time, Neurotrope will permit Metuchen’s and its accountants to discuss with Neurotrope and its accountants such calculations, and provide copies of and reasonable access, upon reasonable notice and during normal business hours, to the work papers and supporting records of Neurotrope and its accountants so as to allow Metuchen and its accountants to verify the accuracy of the Neurotrope’s cash as at such time;

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effective as of immediately prior to closing, at Metuchen’s request, Neurotrope will terminate, in compliance with applicable law, the employment of any employee as requested by Metuchen;

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for purposes of employee benefits provided under any benefit plans or arrangements after the closing of the Mergers, each employee who continues to be employed by Neurotrope, Metuchen or their respective subsidiaries immediately following such closing will be credited with his/her years of service with Neurotrope, Metuchen or their respective subsidiaries. In addition, Petros will cause all pre-existing condition exclusions and actively at work requirements of any benefit plans in effect after closing to be waived for any such employee and his or her covered dependents to the extent and unless such conditions would have been waived or satisfied under the employee benefit plan whose coverage is being replaced, and Petros shall use commercially reasonable efforts to cause any eligible expenses incurred by a continuing employee and his or her covered dependents during the portion of such plan year in which coverage is replaced to be taken into account under such post-closing plan with respect to the plan year in which participation in such post-closing plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for such plan year as if such amounts had been paid in accordance with such post-closing plan.

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between the date of the Merger Agreement and the Effective Times, Metuchen will use its commercially reasonable efforts to cause holders of Metuchen units to enter lock-up agreements in the form attached to the Merger Agreement;

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Petros will use commercially reasonable efforts to prepare and submit to Nasdaq a notification form for the listing of the shares of Petros Common Stock to be issued pursuant to the Merger Agreement and to cause such shares to be approved for listing and, to the extent required by Nasdaq rules, to file an initial listing application for Petros Common Stock on Nasdaq and to cause such listing application to be conditionally approved prior to the Effective Times;

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prior to the Effective Time, Neurotrope and Metuchen will exercise their reasonable best efforts to cause to be satisfied the conditions precedent to the consummation of the transactions contemplated by the Merger Agreement; and

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between the date of the Merger Agreement and the Effective Time, Neurotrope will use commercially reasonable efforts to consummate the Spin-Off.

The Spin-Off
Prior to the Effective Time, pursuant to the Merger Agreement, Neurotrope will use commercially reasonable efforts to have its stockholders approve the pro rata distribution of the common equity of Neurotrope Bioscience, Inc. (“SpinCo”), a wholly owned subsidiary of Neurotrope engaged in the business of developing a product platform for, and evaluating potential therapeutic applications of, a drug candidate called bryostatin for the treatment of Alzheimer’s disease and other neurodegenerative or cognitive diseases and dysfunctions (the “SpinCo Business”). Neurotrope SpinCo is also expected to enter into a Separation and Distribution Agreement with Neurotrope, whereby, among other transactions contemplated thereby, Neurotrope will undertake a series of internal transactions, following which Neurotrope SpinCo will own all of the assets and liabilities of the SpinCo Business. We refer to these transactions collectively as the Spin-Off. The consummation of the Spin-Off is subject to, among other things, the approval of the Neurotrope Board of Directors. Following the Spin-Off, SpinCo is expected to be an independent, publicly-traded company, of which the former Neurotrope Stockholders will own 100% of the outstanding equity. Neurotrope will not retain any ownership interest in Neurotrope SpinCo. The consummation of the Mergers is a condition to the closing of the Spin-Off. In the event that Neurotrope’s stockholders do not approve Proposal 1 and the Mergers are not consummated, then Neurotrope may, in its discretion, determine not to effect the Spin-Off, in which case, Neurotrope SpinCo will remain a wholly-owned subsidiary of Neurotrope.
For U.S. federal income tax purposes, the tax consequences of the distribution of Neurotrope SpinCo Common Stock will depend on whether the distribution is treated as (1) a redemption by Neurotrope of outstanding Neurotrope Common Stock in a transaction that qualifies as a sale under Section 302 of the Code, or (2) a distribution by Neurotrope of Neurotrope SpinCo Common Stock to the historical U.S. Holders of Neurotrope Common Stock under Section 301 of the Code. If the distribution qualifies as a redemption described in Section 302 of the Code, U.S. Holders of Neurotrope Common Stock generally should be treated as having exchanged a portion of their Neurotrope Common Stock for Petros Common Stock in the Merger, and has having sold the remainder of their Neurotrope Common Stock to Neurotrope in exchange for Neurotrope Common Stock in a taxable sale. A U.S. Holder of Neurotrope Common Stock treated as having received Neurotrope Common Stock in a redemption described in Section 302 of the Code generally will recognize capital gain or loss equal to the difference, if any, between the fair market value of the Neurotrope SpinCo Common Stock received and such U.S. Holder’s tax basis in the portion of the Neurotrope Common Stock treated as having been redeemed. The U.S. Holder’s basis in the Petros Common Stock received in the Merger will be determined without regard to portion of the basis attributed to the Neurotrope Common Stock treated as having been exchanged for Neurotrope SpinCo Common Stock.
If the distribution does not qualify as a sale under Section 302 of the Code, the U.S. Holder will be treated as receiving a distribution from Neurotrope under Section 301 of the Code. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid from Neurotrope’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in Neurotrope Common Stock. Because the distribution will occur after the Mergers, the U.S. Holders will not own any Neurotrope Common Stock and will instead own Petros Common Stock. Thus, any return of capital would be applied against and reduce (but not below zero) the U.S. Holder’s adjusted basis in Petros Common Stock. Any remaining excess will be treated as gain realized from the sale or exchange of the Neurotrope Common Stock.
For a more detailed summary of the material U.S. federal income tax consequences of the Spin-Off, see “Material U.S. Federal Income Tax Consequences of the Spin-Off—Tax Consequences of the Spin-off to U.S. Holders” beginning on page 152 of this proxy statement/prospectus.
In addition, Neurotrope or other applicable withholding agents may be required or permitted to withhold at the applicable rate on all or a portion of the Spin-Off distribution payable to non-U.S. Holders, and any such withholding would be satisfied by Neurotrope or the other applicable withholding agent either withholding and selling a portion of Neurotrope SpinCo common stock otherwise distributable to non-U.S. Holders, or withholding such amount from any cash distribution otherwise payable to such non-U.S. Holders. Any shares or cash so withheld will be treated as if they were paid to such non-U.S. Holders. Although Neurotrope will be ascribing a value to shares of Neurotrope SpinCo common stock it distributes for tax purposes, this valuation is not binding on the IRS or any other tax authority. These taxing authorities could ascribe a higher valuation to such shares, particularly if such shares trade at prices significantly above the value ascribed to them by Neurotrope in the period following the distribution. Such a higher valuation may cause a larger reduction in the tax basis of a stockholder’s shares of Neurotrope Common Stock or may cause a stockholder to recognize additional dividend or capital gain income.

Termination of the Merger Agreement
The Merger Agreement may be terminated at any time before the closing of the Mergers, whether before or after the required stockholder or preferred member approvals to complete the Mergers, as applicable, have been obtained, as set forth below:
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by mutual written consent of Metuchen and Neurotrope duly authorized by each of their respective boards of directors and managers, as applicable;

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by either Neurotrope or Metuchen if the Mergers have not been consummated by the date six (6) months after the date of the Merger Agreement (the “End Date”); provided, however, in the event that the SEC has not declared effective under applicable securities laws this proxy statement/prospectus by the date which is sixty (60) days prior to the End Date, then Neurotrope will be entitled to extend the End Date for an additional sixty (60) days;

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by either Neurotrope or Metuchen if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission will have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers;

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by Neurotrope if Metuchen’s preferred securityholders approval is not obtained by the applicable deadline as set forth in the Merger Agreement, subject to certain exceptions;

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by Metuchen if Neurotrope’s stockholder approval is not obtained by the applicable deadline as set forth in the Merger Agreement, subject to certain exceptions;

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by either Neurotrope or Metuchen, if Neurotrope’s stockholder meeting is held and the stockholder approval contemplated by the Merger Agreement was not obtained thereat, subject to certain exceptions;

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by Metuchen if  Neurotrope’s board of directors has effected a change in its recommendation;

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by Neurotrope upon breach of any of the representations, warranties, covenants or agreements on the part of Metuchen set forth in the Merger Agreement, or if any representation or warranty of Metuchen will have become inaccurate, in either case such that certain conditions in the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided, however, if such breach or inaccuracy is curable by Metuchen, then the Merger Agreement will not terminate as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) business day following the date of written notice given by Neurotrope to Metuchen of such breach or inaccuracy and its intention to terminate the agreement pursuant to this section; provided, further that no termination may be made pursuant to this section solely as a result of the failure of Metuchen to obtain Metuchen’s stockholder approval;

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by Metuchen upon breach of any of the representations, warranties, covenants or agreements on the part of Neurotrope set forth in the Merger Agreement, or if any representation or warranty of Neurotrope will have become inaccurate, in either case such that certain conditions set forth in the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided, however, if such breach or inaccuracy is curable by Neurotrope, then the Merger Agreement will not terminate as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) business day following the date of written notice given by Metuchen to Neurotrope of such breach or inaccuracy and its intention to terminate the agreement pursuant to this section; provided, further, that no termination may be made pursuant to this section solely as a result of the failure of Neurotrope to obtain Neurotrope’s stockholder approval; and

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by Neurotrope in connection with Neurotrope entering into an agreement to effect a superior offer.

Termination Fees
Termination fee payable by Neurotrope
Neurotrope must pay Metuchen a termination fee of $1,000,000 (plus reasonable out-of-pocket fees and expenses incurred by Metuchen in connection with the transactions contemplated by the Merger Agreement and in connection with collecting such termination fee) if the Merger Agreement is terminated:

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by Metuchen if  Neurotrope’s board of directors has effected a change in its recommendation; or

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by Neurotrope in connection with Neurotrope entering into an agreement to effect a superior offer.

Termination fee payable by Metuchen
Metuchen must pay Neurotrope a termination fee of $1,000,000 (plus reasonable out-of-pocket costs and expenses incurred by Neurotrope in connection with collecting such termination fee) if the Merger Agreement is terminated:
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by Neurotrope if Metuchen’s preferred securityholders approval is not obtained by the applicable deadline as set forth in the Merger Agreement; or

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by Neurotrope if Metuchen fails to satisfy the closing condition for Juggernaut to have complied in all respects with its duties and obligations under the Juggernaut Backstop Agreement.

Expenses
Neurotrope and Metuchen will each bear their own costs and expenses incurred in connection with the Merger Agreement, whether or not the Mergers are consummated, subject to certain exceptions set forth in the Merger Agreement, including fees and expenses (other than attorneys’ and accountants’ fees and expenses) incurred in connection with regulatory and antitrust filings and printing and filing this proxy statement/prospectus.
Amendment
The Merger Agreement may be amended by an instrument in writing signed on behalf of each of Petros, Merger Sub 1, Merger Sub 2, Metuchen and Neurotrope with the approval of their respective boards of directors/managers at any time prior to the Effective Times, except that after approval of the Mergers by the preferred members of Metuchen or the stockholders of Neurotrope, no amendment which by law requires further approval by such preferred members of Metuchen or the stockholders of Neurotrope, as the case may be, will be made without such further approval.
On July 23, 2020, Petros, Merger Sub 1, Merger Sub 2, Metuchen and Neurotrope entered into the First Amendment to the Merger Agreement (the “First Merger Agreement Amendment”). The Merger Agreement Amendment provides, among other things, that:
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the Metuchen Exchange Ratio shall be calculated as follows: each Metuchen Capital Unit issued and outstanding immediately prior to the Metuchen Effective Time will be converted into (i) a number of validly issued, fully paid and non-assessable shares of Petros Common Stock equal to the quotient resulting from the formula of (A) 82,587,877 divided by (B) the number issued and outstanding Metuchen Capital Units, except that the parties may mutually agree to adjust the Metuchen Exchange Ratio if required for Nasdaq listing purposes, in which case the other ratios set forth in the Merger Agreement shall be proportionately adjusted and (ii) the right to receive a number of shares of Petros Common Stock pursuant to the earnout provisions set forth in the Merger Agreement.

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upon the achievement of the targets set forth below, Petros will deposit earnout payments (the “Earnout Payments”) with the Exchange Agent for distribution to each unitholder of Metuchen prior to the Closing in accordance with such unitholder’s Earnout Pro Rata Percentage (as defined below) as follows:

•
if at any time following the Closing and prior to July 31, 2022, the Closing Price (as defined below) per share of Petros Common Stock is (i) greater than or equal to $1.8125 for a period of twenty (20) consecutive trading days, then the Earnout Payment will be equal to 3,330,156 shares of Petros Common Stock (“First Milestone Earnout Payment”); (ii) greater than or equal to $2.175 for a period of twenty (20) consecutive trading days, then the Earnout Payment will be equal to 3,330,156 shares of Petros Common Stock (the “Second Milestone Earnout Payment”); (iii) greater than or equal to $2.5375 for a period of twenty (20) consecutive trading days, then the Earnout Payment will be equal to 3,330,156 shares of Petros Common Stock (the “Third Milestone Earnout Payment”) and (iv) greater than or equal to $2.90 for a period of twenty (20) consecutive trading days, then the Earnout Payment will be equal to 3,330,156 shares of Petros Common Stock (the “Final Milestone Earnout Payment”). Each Milestone Earnout Payment is only achievable and payable one time and no further payments with respect to any individual Milestone Earnout Payment will be achievable following its initial achievement.

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In no event shall the sum of the First Milestone Earnout Payment, the Second Milestone Earnout Payment, the Third Milestone Earnout Payment and the Final Milestone Earnout Payment be greater than 13,320,624 shares of Petros Common Stock.

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Each and every reference to share prices and Petros Common Stock will be subject to adjustment for reverse and stock forward splits, stock dividends, stock combinations and other similar transaction of the Petros Common Stock that occur after the date of the Merger Agreement.

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Section 9.2 of the Merger Agreement is amended and restated to provide that, among other things, for so long as there is at least one (1) Continuing Neurotrope Director on the Petros Board of Directors, the Continuing Neurotrope Directors will have sole authority on behalf of Petros to approve any amendment to the Merger Agreement on behalf of the Petros Board of Directors.

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The definition of “Excess Cash” in the Merger Agreement is amended and restated to, among other things, reduce the amount of cash to be retained by Petros following the Mergers by (i) the fees associated with Dr. Ryan’s service to Metuchen during the period between the signing of the Merger Agreement and the Closing and (ii) 50% of all investor relations and public relations fees incurred by Neurotrope and its Subsidiaries during the same period, as follows:

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“Excess Cash” shall mean cash held by Neurotrope in excess of (i) the sum of (A) Twenty Million Dollars ($20,000,000) plus (B) the amount of gross proceeds to be retained by Neurotrope from any exercises of Neurotrope Warrants as set forth in Section 5.2(b); provided, however, that if any Neurotrope Warrants are exercised during the Pre-Closing Period, the proceeds of such exercised Neurotrope Warrants which would be retained by Parent and not distributed to SpinCo will be used to pay the Transaction Costs contemplated by this Agreement or reimburse either Neurotrope or the Company, as the case may be, for any Transaction Costs contemplated by this Agreement that have been paid prior to the Closing minus (ii) the sum of (A) any Fees (as defined in the Employee Lease Agreement) and (B) fifty percent (50%) of all investor relations and public relations fees reasonably incurred by Neurotrope and its Subsidiaries during the Pre-Closing Period. To the extent that the proceeds of any Neurotrope Warrants exercised during the Pre-Closing Period, if any, are inadequate to cover the aggregate Transaction Costs of each of Neurotrope and the Company, the balance of the unpaid Transaction Costs shall be borne fifty percent (50%) via a reduction in the Twenty Million Dollars ($20,000,000) to be retained by Parent and fifty percent (50%) via a reduction in the amount that would otherwise be distributed to SpinCo.

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The following definitions are added to the Merger Agreement:

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“Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Parent Common Stock is then listed or quoted on a Trading Market, the closing price of the Parent Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Parent Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the closing price of the Parent Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Parent Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Parent Common Stock are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Parent Common Stock so reported, or (d) in all other cases, the fair market value of a share of Parent Common Stock as determined by an independent appraiser selected in good faith by the disinterested members of Parent’s Board of Directors.

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“Continuing Neurotrope Directors” means Josh Silverman, Bruce Bernstein, Charles Ryan and Ivan Gergel.

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“Earnout Pro Rata Percentage” means, with respect to a particular Company unitholder, a fraction (a) the numerator of which equals the Company Outstanding Units held by such unitholder immediately prior to the Metuchen Effective Time and (b) the denominator of which equals all Company Outstanding Units immediately prior to the Metuchen Effective Time. For purposes of determining a unitholder’s Earnout Pro Rata Percentage, no effect shall be given to any subsequent transfer by a unitholder prior to the Metuchen Effective Time of the right to receive any Earnout Payment, if any.
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“Employee Lease Agreement” means that certain Employee Lease Agreement dated as of July 23, 2020, by and among Neurotrope, the Company and Neurotrope Bioscience, Inc., a wholly owned subsidiary of Neurotrope.

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“Trading Market” means any of the following markets or exchanges on which the Parent Common Stock is listed or quoted for trading on the date in question: the No YSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

On September 30, 2020, Petros, Merger Sub 1, Merger Sub 2, Metuchen and Neurotrope entered into the Second Amendment to the Merger Agreement (the “Second Merger Agreement Amendment”). The Second Merger Agreement Amendment provides, among other things, that:
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the Metuchen Exchange Ratio shall be calculated as follows: each Metuchen Capital Unit issued and outstanding immediately prior to the Metuchen Effective Time will be converted into (i) a number of validly issued, fully paid and non-assessable shares of Petros Common Stock equal to the quotient resulting from the formula of (A) 24,748,051 divided by (B) the number issued and outstanding Metuchen Capital Units, except that the parties may mutually agree to adjust the Metuchen Exchange Ratio if required for Nasdaq listing purposes, in which case the other ratios set forth in the Merger Agreement shall be proportionately adjusted and (ii) the right to receive a number of shares of Petros Common Stock pursuant to the earnout provisions set forth in the Merger Agreement

•
upon the achievement of the targets set forth below, Petros will deposit earnout payments (the “Earnout Payments”) with the Exchange Agent for distribution to each unitholder of Metuchen prior to the Closing in accordance with such unitholder’s Earnout Pro Rata Percentage (as defined below) as follows:

•
if at any time following the Closing and prior to the one year anniversary of the Closing (the “First Period”), the Closing Price (as defined in the Merger Agreement) per share of Petros Common Stock is (i) greater than or equal to $1.60 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (“First Period Initial Milestone Earnout Payment”); (ii) greater than or equal to $2.00 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “First Period Second Milestone Earnout Payment”); (iii) greater than or equal to $2.60 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “First Period Third Milestone Earnout Payment”) and (iv) greater than or equal to $3.00 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “First Period Final Milestone Earnout Payment”).

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If at any time within the twelve (12) month period following the one year anniversary of the Closing (the “Second Period”), the Closing Price per share of Petros Common Stock is (i) greater than or equal to $2.00 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (“Second Period Initial Milestone Earnout Payment” and together with the First Period Initial Milestone Earnout Payment, the “First Milestone Earnout Payment”); (ii) greater than or equal to $2.50 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “Second Period Second Milestone Earnout Payment” and together with the First Period Second Milestone Earnout Payment, the “Second Milestone Earnout Payment”); (iii) greater than or equal to $3.25 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “Second Period Third Milestone Earnout Payment” and

together with the First Period Third Milestone Earnout Payment, the “Third Milestone Earnout Payment”) and (iv) greater than or equal to $3.75 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “Second Period Final Milestone Earnout Payment” and together with the First Period Final Milestone Earnout Payment, the “Final Milestone Earnout Payment”). The First Milestone Earnout Payment, the Second Milestone Earnout Payment, the Third Milestone Earnout Payment and the Final Milestone Earnout Payment are collectively referred to herein as the “Milestone Earnout Payments” and individually as a “Milestone Earnout Payment”).
•
Each Milestone Earnout Payment is only achievable and payable one time and upon achievement of such Milestone Earnout Payment, there will be no further payments with respect to such Milestone Earnout Payment. Further, upon achievement of a Milestone Earnout Payment in the First Period, the corresponding milestone for the Second Period will not be achievable.

•
In no event will the sum of (i) the First Milestone Earnout Payment, (ii) the Second Milestone Earnout Payment, (iii) the Third Milestone Earnout Payment and (iv) the Final Milestone Earnout Payment be greater than 20,000,000 shares of Petros Common Stock.

•
In addition to the Milestone Earnout Payments, Metuchen equity holders will have the opportunity to receive the following during the period ending on the second anniversary of the Closing if: (a) either (i) Petros’ Market Capitalization (as defined in the Second Merger Agreement Amendment) is greater than or equal to $250,000,000 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period with a Closing Price of no less than $3.50 on each such trading day or (ii) Petros receives aggregate gross proceeds of at least $25,000,000 in an offering (or series of offerings within a sixty (60) calendar day period) of Petros Common Stock with a price per share of Petros Common Stock sold equal to no less than $3.50 in each offering (or series of offerings) and where Petros has a Market Capitalization immediately prior to each such offering (or series of offerings) equal to at least $250,000,000, then the Earnout Payment shall be equal to 10,000,000 shares of Petros Common Stock (the “Initial Market Capitalization/Gross Proceeds Earnout Payment”); (b) either (i) Petros’ Market Capitalization is greater than or equal to $300,000,000 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period with a Closing Price of no less than $3.75 on each such trading day or (ii) Petros receives aggregate gross proceeds of at least $30,000,000 in an offering (or series of offerings within a sixty (60) calendar day period) of Petros Common Stock with a price per share of Petros Common Stock sold equal to no less than $3.75 in each offering (or series of offerings) and where Petros has a Market Capitalization immediately prior to each such offering (or series of offerings) equal to at least $300,000,000, then the Earnout Payment shall be equal to 10,000,000 shares of Petros Common Stock, (the “Second Market Capitalization/Gross Proceeds Earnout Payment”); (c) either (i) Petros’ Market Capitalization is greater than or equal to $400,000,000 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period with a Closing Price of no less than $4.50 on each such trading day or (ii) Petros receives aggregate gross proceeds of at least $40,000,000 in an offering (or series of offerings within a sixty (60) calendar day period) of Petros Common Stock with a price per share of Petros Common Stock sold equal to no less than $4.50 in each offering (or series of offerings) and where Petros has a Market Capitalization immediately prior to each such offering (or series of offerings) equal to at least $400,000,000, then the Earnout Payment shall be equal to 15,000,000 shares of Petros Common Stock (the “Third Market Capitalization/Gross Proceeds Earnout Payment”); and (d) either (i) Petros’ Market Capitalization is greater than or equal to $500,000,000 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period with a Closing Price of no less than $4.75 on each such trading day or (ii) Petros receives aggregate gross proceeds of at least $50,000,000 in an offering (or series of offerings within a sixty (60) calendar day period) of Petros Common Stock with a price per share of Petros Common Stock sold equal to no less than $4.75 in each offering (or series of offerings) and where Petros has a Market Capitalization immediately prior to each such offering (or series of offerings) equal to at least $500,000,000, then the Earnout Payment shall be equal to 16,160,451 shares of Petros Common Stock,(the “Final Market

Capitalization/Gross Proceeds Earnout Payment”). The Initial Market Capitalization/Gross Proceeds Earnout Payment, the Second Market Capitalization/Gross Proceeds Earnout Payment, the Third Market Capitalization/Gross Proceeds Earnout Payment and the Final Market Capitalization/Gross Proceeds Earnout Payment are collectively referred to herein as the “Market Capitalization/Gross Proceeds Earnout Payments” and individually as a “Market Capitalization/Gross Proceeds Earnout Payment”).
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Each Market Capitalization/Gross Proceeds Earnout Payment will only be achievable and payable one time and upon achievement of such Market Capitalization/Gross Proceeds Earnout Payment, there will be no further payments with respect to such Market Capitalization/Gross Proceeds Earnout Payment.

•
In no event will the sum of (i) the Initial Market Capitalization/Gross Proceeds Earnout Payment, (ii) the Second Market Capitalization/Gross Proceeds Earnout Payment, (iii) the Third Market Capitalization/Gross Proceeds Earnout Payment and (iii) the Final Market Capitalization/Gross Proceeds Earnout Payment be greater than 51,160,451 shares of Petros Common Stock.

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Further, in no event will the sum of (i) the Milestone Earnout Payments and (ii) the Market Capitalization/Gross Proceeds Earnout Payments be greater than 71,160,451 shares of Petros Common Stock.

•
Each and every reference to share prices and Petros Common Stock will be subject to adjustment for reverse and stock forward splits, stock dividends, stock combinations and other similar transaction of the Petros Common Stock that occur after the date of the Merger Agreement.

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Section 6.11 of the Merger Agreement is amended and restated to provide that, immediately following the Closing, the Petros board of directors will consist of five (5) directors, of which three (3) directors will be designated by Metuchen and two (2) directors will be designated by Neurotrope. In addition, Section 6.11 of the Merger Agreement is amended and restated to remove references to Dr. Charles Ryan being designated as the Chief Executive Officer of Petros.

•
The definition of “Excess Cash” in the Merger Agreement is amended and restated to reduce the amount of cash to be retained by Petros following the Mergers by fifty percent (50%) of any severance, change-in-control payments or similar payment obligations that become due or payable to Dr. Charles Ryan, as follows:

•
“Excess Cash” shall mean cash held by Neurotrope in excess of (i) the sum of (A) Twenty Million Dollars ($20,000,000) plus (B) the amount of gross proceeds to be retained by Neurotrope from any exercises of Neurotrope Warrants as set forth in Section 5.2(b); provided, however, that if any Neurotrope Warrants are exercised during the Pre-Closing Period, the proceeds of such exercised Neurotrope Warrants which would be retained by Parent and not distributed to SpinCo will be used to pay the Transaction Costs contemplated by this Agreement or reimburse either Neurotrope or the Company, as the case may be, for any Transaction Costs contemplated by this Agreement that have been paid prior to the Closing minus (ii) the sum of (A) any Fees (as defined in the Employee Lease Agreement), (B) seventy-five percent (75%) of all investor relations and public relations fees reasonably incurred by Neurotrope and its Subsidiaries during the Pre-Closing Period, and (C) fifty percent (50%) of any severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the Transactions) that become due or payable to Dr. Charles Ryan. To the extent that the proceeds of any Neurotrope Warrants exercised during the Pre-Closing Period, if any, are inadequate to cover the aggregate Transaction Costs of each of Neurotrope and the Company, the balance of the unpaid Transaction Costs shall be borne fifty percent (50%) via a reduction in the Twenty Million Dollars ($20,000,000) to be retained by Parent and fifty percent (50%) via a reduction in the amount that would otherwise be distributed to SpinCo.

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The definition of “Earnout Pro Rata Percentage” in the Merger Agreement is amended and restated to reallocate the share of Earnout Payments payable to Metuchen unitholders, as follows:

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“Earnout Pro Rata Percentage” means, (i) with respect to Company Units issued to holders of Company warrants with an exercise price of $0.01 as of the date hereof, (each a “Lead Investor” and, collectively, the “Lead Investors”), such Lead Investor’s proportionate share (based on the pro rata percentage of the total amount of Company Units issuable upon exercise of all Lead Investor warrants) of a percentage of the Earnout Payments equal to a fraction (a) the numerator of which is (x) 8,730,300 minus (y) the number of shares of Parent Common Stock issued in exchange for the Company Units resulting from the exercise of warrants held by the Lead Investor warrants prior to the Effective Time, and (b) the denominator of which is 71,160,451 (such percentage is referred to herein as the “Lead Investor Earnout Percentage”), and (ii) with respect holders of Company Units which are not issued pursuant to warrants for Lead Investors, (a) a fraction (A) the numerator of which equals the Company Outstanding Units held by such unitholder immediately prior to the Metuchen Effective Time and (B) the denominator of which equals (x) all of the Company Outstanding Units immediately prior to the Metuchen Effective Time minus (y) the total amount of Company Units issuable upon exercise of all Lead Investor warrants, (b) multiplied by (A) one-hundred percent (100%) minus (B) the Lead Investor Earnout Percentage. For purposes of determining a unitholder’s Earnout Pro Rata Percentage, no effect shall be given to any subsequent transfer by a unitholder prior to the Metuchen Effective Time of the right to receive any Earnout Payment, if any.

•
The signatories to the Neurotrope Voting Agreements was amended to remove all references to existing directors and officers of Neurotrope

AGREEMENTS RELATED TO THE MERGER
Lock-up Agreements
As a condition to the closing of the Mergers, certain directors, executive officers and stockholders of Metuchen and Neurotrope have entered into lock-up agreements, pursuant to which such parties have agreed not to, except in limited circumstances, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of or lend, directly or indirectly, any shares of Petros Common Stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Petros Common Stock or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Petros Common Stock for a period of nine-months following the closing of the Mergers.
As of September 21, 2020, Metuchen’s directors, executive officers and certain stockholders, who beneficially held approximately 91% of Metuchen’s membership interests (on a fully diluted basis) are parties to a lock-up agreement.
As of September 21, 2020, Neurotrope’s directors, executive officers and certain stockholders, who beneficially held less than 1% of Neurotrope’s common stock (on a fully-diluted basis) are parties to a lock-up agreement.
Voting Agreements
Metuchen Securityholders
Certain Metuchen Securityholders holding approximately 91% of the outstanding Metuchen Capital Units are party to voting agreements with Neurotrope pursuant to which, among other things, each such unitholder agreed, solely in their capacity as a Metuchen Securityholder, to execute and deliver to Metuchen an irrevocable written consent to approve the transactions contemplated by the Merger Agreement and, at any duly called meeting of Metuchen Securityholders, to vote all of their units of Metuchen in favor of the transactions contemplated by the Merger Agreement and against any actions that could adversely affect the consummation of the Mergers. The voting agreements also place certain restrictions on the transfer of Metuchen Capital Units held by the signatories thereto. The parties to these voting agreements are:
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Metuchen Therapeutics, LLC

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JCP III SM AIV, L.P

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L Mazur Associates JV

Neurotrope Stockholders
Certain Neurotrope Stockholders holding approximately 34% of the outstanding Neurotrope Common Stock are party to voting agreements with Metuchen pursuant to which, among other things, each of such stockholders agreed, solely in their capacity as a Neurotrope Stockholder, to vote all of their shares of Neurotrope Common Stock held by them as of the Record Date in favor of the approval of the transactions contemplated by the Merger Agreement and against any actions that could adversely affect the consummation of the Mergers. The parties to these voting agreements are:
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George W. Haywood

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Shay Capital LLC

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Clyde and LeAnn McGregor JTTN

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Clyde S. McGregor & LeAnn P. Pope Revocable Trust 10/22/16

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Carling Seguso IRA

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Dane and Carling Shea

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Robert Seguso

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Intracoastal Capital, LLC

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Iroquois Master Fund Ltd.

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Clayton A. Struve

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Empire Group Ltd.

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The Peierls Family Trusts

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E. Jeffrey Peirels

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The Peierls Foundation

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George Perry, Ph.D.

Backstop Agreement
In connection with the entry into the Merger Agreement, Neurotrope and an affiliated entity of Juggernaut Capital Partners (“Juggernaut”) entered into a Backstop Agreement pursuant to which Juggernaut agreed to contribute to Metuchen at the closing of the Mergers an amount equal to the Working Capital Shortfall Amount (as defined in the Merger Agreement), if any, as determined in accordance with Section 1.8 of the Merger Agreement, up to an aggregate amount not to exceed $6,000,000 (the “Commitment Cap”). Following the closing of the Mergers and until the one-year anniversary of the closing of the Mergers (the “Anniversary Date”), Juggernaut agreed to contribute, or cause an affiliate to contribute, to Petros an amount equal to the Commitment Cap less the Working Capital Shortfall Amount (the “Post-Closing Commitment”) on the Anniversary Date; provided, however, that, (a) in the event that, at any time between the closing of the Mergers and the Anniversary Date, the closing price per share of Petros’s Common Stock on The Nasdaq Capital Market or any other securities exchanges on which the Petros Common Stock is then traded equals or exceeds $2.175 for a period of ten consecutive trading days, then the Post-Closing Commitment shall be reduced by fifty percent (50%) and (b) in the event that, at any time between the closing of the Mergers and the Anniversary Date, the closing price per share of Petros’s Common Stock on The Nasdaq Capital Market or any other securities exchanges on which the Petros Common Stock is then traded equals or exceeds $2.5375 for a period of ten (10) consecutive trading days, then the Post-Closing Commitment shall be $0.
Note Conversion and Loan Repayment Agreement
In addition, in connection with the entry into the Merger Agreement, Juggernaut, Neurotrope and Metuchen entered into a Note Conversion and Loan Repayment Agreement pursuant to which Juggernaut agreed to fund up to $1.5 million to Metuchen from time to time no later than the closing of the Mergers to permit Metuchen to make certain monthly payments pursuant to its outstanding credit facility. Further, pursuant to the terms of the Note Conversion and Loan Repayment Agreement, Juggernaut agreed to convert all outstanding promissory notes of Metuchen held by Juggernaut into shares of Petros Common Stock in connection with the closing of the Mergers. As of the date of this proxy statement/prospectus, Juggernaut has funded promissory notes of Metuchen equal to an aggregate of $14.0 million.
Employee Lease Agreement
In connection with entry into the First Merger Agreement Amendment, Neurotrope, Neurotrope Bioscience, Inc. and Metuchen entered into an Employee Lease Agreement pursuant to which Neurotrope and Neurotrope Bioscience, Inc. agreed to lease the services of Dr. Charles Ryan to Metuchen prior to the Closing. Dr. Ryan will devote no more than 75% of his working time performing services to Metuchen under the Employee Lease Agreement and Metuchen will pay 75% of the costs associated with Dr. Ryan’s employment from the period beginning on June 1, 2020 through the Closing, including but not limited to, the costs for all compensation and benefits paid to, for or on behalf Dr. Ryan (the “Fees”). The Fees pursuant to the Employee Lease Agreement will act to reduce the amount of cash that is retained by Petros following the Closing, provided, however, that if the Mergers are not consummated and the Merger Agreement is terminated pursuant to its terms, Metuchen will not be required to pay any of the Fees.

Neurotrope Warrant Amendment Agreements
Beginning on September 28, 2020, Neurotrope entered into separate warrant amendment agreements with certain existing holders of warrants to purchase shares of the Neurotrope’s common stock. The warrant amendment agreements are intended to facilitate the transactions contemplated by the Merger Agreement. As of September 28, 2020, holders of warrants to purchase 19,493,654 shares of Neurotrope Common Stock had entered into warrant amendment agreements, including holders of Series E Warrants to purchase 774,421 shares of common stock, Series F Warrants to purchase 3,067,812 shares of common stock, Series G Warrants to purchase 4,542,321 shares of common stock and Series H Warrants to purchase 11,109,100 shares of Neurotrope Common Stock. As of September 21, 2020, there were warrants to purchase 22,011,258 shares of Neurotrope Common Stock outstanding.
Pursuant to the terms of the warrant amendment agreements, Neurotrope and the holders agreed to the following provisions:
(i)
to reduce the exercise price of the Series E Warrants from $32.00 to $25.00, to reduce the exercise price of the Series F Warrants from $12.80 per share to $10.25 per share, to reduce the exercise price of the Series G Warrants from $4.37 to $3.50 and to reduce the exercise price of the Series H Warrants from $1.65 to $1.355;

(ii)
to extend the termination date or expiration date, as applicable, of each of the original Series E Warrants, Series F Warrants, Series G Warrants and Series H Warrants (collectively, the “Original Warrants”) from their original respective termination or expiration dates to either (a) the five year anniversary of the closing of the Mergers contemplated by the Merger Agreement or (b) if the Merger Agreement is terminated or the Mergers contemplated thereby have not been consummated, the one year anniversary of the original termination or expiration date of such Original Warrants;

(iii)
to revise the terms of the Original Warrants to provide that in the event of a spin-off (the “Spin-Off”) of Neurotrope Bioscience, Inc. or any other entity or entities containing the existing business of the Company (collectively, the “Spin-Off Company”), the holder shall only receive, in lieu of any other consideration, warrants (the “Spin-Off Warrants”), to purchase a number of shares of the Spin-Off Company based on the same ratio as the ratio used to determine the number of shares of common stock of the Spin-Off Company that common stockholders of Neurotrope will receive in the Spin-Off; and

(iv)
to delete the call provision contained in the original Series H Warrants.

The initial exercise price of the Spin-Off Warrants will be determined as follows for each of the Original Warrants:
(i)
for the Series E Warrants, by dividing $250 million by the number of shares of common stock of the Spin-Off Company outstanding immediately after the Spin-Off, excluding any shares issued in connection with a financing of the Spin-off Company after the date of entry into the warrant amendment agreement;

(ii)
for the Series F Warrants, by dividing $100 million by the number of shares of common stock of the Spin-Off Company outstanding immediately after the Spin-Off, excluding any shares issued in connection with a financing of the Spin-off Company after the date of entry into the warrant amendment agreement;

(iii)
for the Series G Warrants, by dividing $50 million by the number of shares of common stock of the Spin-Off Company outstanding immediately after the Spin-Off, excluding any shares issued in connection with a financing of the Spin-off Company after the date hereof; and

(iv)
for the Series H Warrants, by dividing $20 million by the number of shares of common stock of the Spin-Off Company outstanding immediately after the Spin-Off, excluding any shares issued in connection with a financing of the Spin-off Company after the date after the date of entry into the warrant amendment agreement.

The number of shares of common stock underlying the Spin-Off Warrants will be determined by using the same ratio used to determine how many shares of the Spin-Off Company that the common stockholders of Neurotrope will receive in the Spin-Off. Neurotrope currently contemplates that the Spin-Off will result in each common stockholder of Neurotrope receiving one share of the Spin-Off Company for every five shares of Neurotrope owned by such stockholder (the “Spin-Off Ratio”). Although the Spin-Off Ratio may change depending on a number of factors, the number of shares of common stock of the Spin-Off Company underlying the Spin-Off Warrants will be based on the final Spin-Off Ratio. If the Spin-Off Ratio changes, so will the ratio applicable to the Spin-Off Warrants.

MATTERS BEING SUBMITTED TO A VOTE OF NEUROTROPE STOCKHOLDERS
PROPOSAL NO. 1:
APPROVAL OF THE MERGER AGREEMENT AND TRANSACTIONS CONTEMPLATED THEREUNDER, INCLUDING ISSUANCE OF PETROS CAPITAL STOCK IN THE MERGERS PURSUANT TO THE MERGER AGREEMENT
Neurotrope is asking its stockholders to approve the Merger Agreement and the transactions contemplated therein, including the issuance of Petros Common Stock and Petros Preferred Stock, as applicable to the Neurotrope Stockholders and the Metuchen Securityholders pursuant to the Merger Agreement, which proposal is referred to as the “Merger Proposal”. As a result of the Metuchen Merger, each outstanding Metuchen Common Unit or Metuchen Preferred Unit will be exchanged for a number of shares of Petros Common Stock equal to the quotient resulting from the formula of (i) 24,748,051 divided by (ii) the number of fully-diluted Metuchen Capital Units outstanding immediately prior to the effective time of the Mergers, subject to adjustment. In addition, each securityholder of Metuchen prior to the Mergers will receive a right to receive such securityholder’s pro rata share of an aggregate of 71,160,451 shares of Petros Common Stock potentially issuable upon the achievement of certain milestones set forth in the Merger Agreement.
As a result of the Neurotrope Merger, each outstanding share of Neurotrope Common Stock will be exchanged for one (1) share of Petros Common Stock and each outstanding share of Neurotrope Preferred Stock will be exchanged for one (1) share of Petros Preferred Stock. Following the Mergers, the Petros Preferred Stock will have substantially the same conversion rights (proportionally adjusted to give effect to the Mergers), powers, rights and privileges as the Neurotrope Preferred Stock prior to the Mergers. In addition, each outstanding option to purchase Neurotrope Common Stock or outstanding warrant to purchase common stock that has not previously been exercised prior to the Closing will be converted into equivalent options and warrants to purchase shares of Petros Common Stock and will be adjusted to give effect to the exchange ratios set forth in the Merger Agreement. Upon the Closing, it is anticipated that current Neurotrope Stockholders will own approximately 49.0% of Petros and current Metuchen investors will own approximately 51.0% of Petros.
If at any time following the Closing and prior to the one year anniversary of the Closing (the “First Period”), the Closing Price (as defined in the Merger Agreement) per share of Petros Common Stock is (i) greater than or equal to $1.60 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (“First Period Initial Milestone Earnout Payment”); (ii) greater than or equal to $2.00 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “First Period Second Milestone Earnout Payment”); (iii) greater than or equal to $2.60 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “First Period Third Milestone Earnout Payment”) and (iv) greater than or equal to $3.00 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “First Period Final Milestone Earnout Payment”).
If at any time within the twelve (12) month period following the one year anniversary of the Closing (the “Second Period”), the Closing Price per share of Petros Common Stock is (i) greater than or equal to $2.00 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (“Second Period Initial Milestone Earnout Payment” and together with the First Period Initial Milestone Earnout Payment, the “First Milestone Earnout Payment”); (ii) greater than or equal to $2.50 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “Second Period Second Milestone Earnout Payment” and together with the First Period Second Milestone Earnout Payment, the “Second Milestone Earnout Payment”); (iii) greater than or equal to $3.25 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock

(the “Second Period Third Milestone Earnout Payment” and together with the First Period Third Milestone Earnout Payment, the “Third Milestone Earnout Payment”) and (iv) greater than or equal to $3.75 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “Second Period Final Milestone Earnout Payment” and together with the First Period Final Milestone Earnout Payment, the “Final Milestone Earnout Payment”).
The First Milestone Earnout Payment, the Second Milestone Earnout Payment, the Third Milestone Earnout Payment and the Final Milestone Earnout Payment are collectively referred to herein as the “Milestone Earnout Payments” and individually as a “Milestone Earnout Payment”). Each Milestone Earnout Payment is only achievable and payable one time and upon achievement of such Milestone Earnout Payment, there will be no further payments with respect to such Milestone Earnout Payment. Further, upon achievement of a Milestone Earnout Payment in the First Period, the corresponding milestone for the Second Period will not be achievable.
In no event will the sum of (i) the First Milestone Earnout Payment, (ii) the Second Milestone Earnout Payment, (iii) the Third Milestone Earnout Payment and (iv) the Final Milestone Earnout Payment be greater than 20,000,000 shares of Petros Common Stock.
In addition to the Milestone Earnout Payments, Metuchen equity holders will have the opportunity to receive the following during the period ending on the second anniversary of the Closing if: (a) either (i) Petros’ Market Capitalization (as defined in the Merger Agreement) is greater than or equal to $250,000,000 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period with a Closing Price of no less than $3.50 on each such trading day or (ii) Petros receives aggregate gross proceeds of at least $25,000,000 in an offering (or series of offerings within a sixty (60) calendar day period) of Petros Common Stock with a price per share of Petros Common Stock sold equal to no less than $3.50 in each offering (or series of offerings) and where Petros has a Market Capitalization immediately prior to each such offering (or series of offerings) equal to at least $250,000,000, then the Earnout Payment shall be equal to 10,000,000 shares of Petros Common Stock (the “Initial Market Capitalization/Gross Proceeds Earnout Payment”); (b) either (i) Petros’ Market Capitalization is greater than or equal to $300,000,000 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period with a Closing Price of no less than $3.75 on each such trading day or (ii) Petros receives aggregate gross proceeds of at least $30,000,000 in an offering (or series of offerings within a sixty (60) calendar day period) of Petros Common Stock with a price per share of Petros Common Stock sold equal to no less than $3.75 in each offering (or series of offerings) and where Petros has a Market Capitalization immediately prior to each such offering (or series of offerings) equal to at least $300,000,000, then the Earnout Payment shall be equal to 10,000,000 shares of Petros Common Stock, (the “Second Market Capitalization/Gross Proceeds Earnout Payment”); (c) either (i) Petros’ Market Capitalization is greater than or equal to $400,000,000 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period with a Closing Price of no less than $4.50 on each such trading day or (ii) Petros receives aggregate gross proceeds of at least $40,000,000 in an offering (or series of offerings within a sixty (60) calendar day period) of Petros Common Stock with a price per share of Petros Common Stock sold equal to no less than $4.50 in each offering (or series of offerings) and where Petros has a Market Capitalization immediately prior to each such offering (or series of offerings) equal to at least $400,000,000, then the Earnout Payment shall be equal to 15,000,000 shares of Petros Common Stock (the “Third Market Capitalization/Gross Proceeds Earnout Payment”); and (d) either (i) Petros’ Market Capitalization is greater than or equal to $500,000,000 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period with a Closing Price of no less than $4.75 on each such trading day or (ii) Petros receives aggregate gross proceeds of at least $50,000,000 in an offering (or series of offerings within a sixty (60) calendar day period) of Petros Common Stock with a price per share of Petros Common Stock sold equal to no less than $4.75 in each offering (or series of offerings) and where Petros has a Market Capitalization immediately prior to each such offering (or series of offerings) equal to at least $500,000,000, then the Earnout Payment shall be equal to 16,160,451 shares of Petros Common Stock,(the “Final Market Capitalization/Gross Proceeds Earnout Payment”). The Initial Market Capitalization/Gross Proceeds Earnout Payment, the Second Market Capitalization/Gross Proceeds Earnout Payment, the Third Market Capitalization/Gross Proceeds Earnout Payment and the Final Market Capitalization/Gross Proceeds Earnout Payment are collectively referred to herein as the “Market Capitalization/Gross Proceeds Earnout Payments” and individually as a “Market Capitalization/Gross Proceeds Earnout Payment”).

Each Market Capitalization/Gross Proceeds Earnout Payment will only be achievable and payable one time and upon achievement of such Market Capitalization/Gross Proceeds Earnout Payment, there will be no further payments with respect to such Market Capitalization/Gross Proceeds Earnout Payment.
In no event will the sum of (i) the Initial Market Capitalization/Gross Proceeds Earnout Payment, (ii) the Second Market Capitalization/Gross Proceeds Earnout Payment, (iii) the Third Market Capitalization/Gross Proceeds Earnout Payment and (iv) the Final Market Capitalization/Gross Proceeds Earnout Payment be greater than 51,160,451 shares of Petros Common Stock.
Further, in no event will the sum of (i) the Milestone Earnout Payments and (ii) the Market Capitalization/Gross Proceeds Earnout Payments be greater than 71,160,451 shares of Petros Common Stock.
A portion of the earnout shares will be allocated to holders of Metuchen Warrants on a pro rata basis, such portion to be equal to 8,730,000 minus the number of shares held by the holders of Metuchen Warrants as the result of exercises of Metuchen Warrants prior to the effectiveness of the Mergers divided by the number of full earnout shares. The remaining portion of the earnout shares will be distributed to the other holders of Metuchen Units on a pro-rata basis. For more information about the distribution of the earnout shares, please see the section titled “The Merger Agreement — Amendment” in this proxy statement/prospectus.
Each and every reference to share prices and Petros Common Stock will be subject to adjustment for reverse and stock forward splits, stock dividends, stock combinations and other similar transaction of the Petros Common Stock that occur after the date of the Merger Agreement.
For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Mergers throughout this proxy statement/prospectus, including the information set forth in the section titled “The Merger Agreement” and “The Mergers” A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. You are urged to read the Merger Agreement carefully and in its entirety.
Required Vote
The affirmative vote of the holders of a majority of shares of Neurotrope Common Stock having voting power outstanding on the Record Date and the holders of a majority of shares of Neurotrope Preferred Stock having voting power outstanding on the Record Date, each voting as a separate class, is required to approve Proposal No 1. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” Proposal No. 1.
Approval of this Proposal No. 1 is a condition to the consummation of the Mergers. If this Proposal No. 1 is not approved, the Mergers will not completed.
THE NEUROTROPE BOARD OF DIRECTORS RECOMMENDS THAT THE NEUROTROPE STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO APPROVE THE MERGER AGREEMENT AND TRANSACTIONS CONTEMPLATED THEREUNDER, INCLUDING ISSUANCE OF PETROS CAPITAL STOCK IN THE MERGERS PURSUANT TO THE MERGER AGREEMENT.

PROPOSAL NO. 2:
APPROVAL OF THE SPIN-OFF
General
Subject to the completion of the Mergers (i) any cash in excess of $20,000,000, subject to adjustment as provided for in the Merger Agreement (the “Excess Cash”), and all of the operating assets and liabilities of Neurotrope not retained by Neurotrope in connection with the Mergers will be contributed to a wholly-owned subsidiary of Neurotrope, referred to as Neurotrope BioSciences, Inc. (“Neurotrope SpinCo”) and (ii) holders of record of Neurotrope Common Stock and certain warrants on [      ], 2020 will receive a pro rata distribution of one share of Neurotrope SpinCo’s common stock for each share of Neurotrope Common Stock held or underlying certain warrants held at the close of business on [    ], 2020, contingent upon the consummation of the Mergers (the “Spin-Off”). The proceeds of certain warrant exercises will be split 80% to Petros and 20% to the spun-off entity, subject to adjustment as provided in the Merger Agreement.
The Excess Cash will be determined pursuant to the terms and conditions of the Merger Agreement. Neurotrope SpinCo will received any cash in excess of (i) the sum of (A) $20,000,000 plus (B) the amount of gross proceeds to be retained by Neurotrope from any exercises of Neurotrope Warrants as set forth in Section 5.2(b); provided, however, that if any Neurotrope Warrants are exercised during the Pre-Closing Period, the proceeds of such exercised Neurotrope Warrants which would be retained by Parent and not distributed to SpinCo will be used to pay the Transaction Costs contemplated by this Agreement or reimburse either Neurotrope or the Company, as the case may be, for any Transaction Costs contemplated by this Agreement that have been paid prior to the Closing minus (ii) the sum of (A) any Fees (as defined in the Employee Lease Agreement), (B) seventy-five percent (75%) of all investor relations and public relations fees reasonably incurred by Neurotrope and its Subsidiaries during the Pre-Closing Period, and (C) fifty percent (50%) of any severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the Transactions) that become due or payable to Dr. Charles Ryan. To the extent that the proceeds of any Neurotrope Warrants exercised during the Pre-Closing Period, if any, are inadequate to cover the aggregate Transaction Costs of each of Neurotrope and the Company, the balance of the unpaid Transaction Costs shall be borne fifty percent (50%) via a reduction in the Twenty Million Dollars ($20,000,000) to be retained by Parent and fifty percent (50%) via a reduction in the amount that would otherwise be distributed to SpinCo.
At the Special Meeting, Neurotrope Stockholders will be asked to approve the Spin-Off. Although we are asking Neurotrope Stockholders to vote on the Spin-Off, we do not believe that it is required under Nevada law and reserve the right to consummate the Spin-Off even if we do not obtain stockholder approval. The terms of, reasons for and other aspects of the Spin-Off are described in detail in the other sections in this proxy statement/prospectus.
Purpose
In furtherance of the Spin-Off, Neurotrope and Neurotrope SpinCo plan to enter into a Separation and Distribution Agreement (the “Separation Agreement”). As a condition precedent to the consummation of the Mergers, Neurotrope is required to take the actions set forth in the Separation Agreement, which provides that prior to the closing of the Mergers:
•
the Excess Cash may be transferred from Neurotrope to Neurotrope SpinCo;

•
all of the operating assets and liabilities of Neurotrope not retained by Neurotrope in connection with the Mergers may be transferred from Neurotrope to Neurotrope SpinCo; and

•
after the Effective Time, Neurotrope will assign all outstanding equity interests of Neurotrope SpinCo to Neurotrope Stockholders as of the record at the close of business on [•], 2020.

To complete the Spin-Off required by the Merger Agreement, Neurotrope will distribute all of the shares of Neurotrope SpinCo common stock held by it on a pro rata basis to holders of Neurotrope Common Stock as of record at the close of business on [•], 2020. The Spin-Off is expected to occur immediately following, and is expressly contingent upon, the consummation of the Mergers. Each holder of

Neurotrope Common Stock will receive one share of Neurotrope SpinCo common stock for every one share of Neurotrope Common Stock or share of Neurotrope Common Stock underlying warrants held of record at the close of business on [•], 2020.
The Neurotrope Board of Directors considered a number of potentially negative factors in evaluating the Spin-Off as described in this proxy statement/prospectus, and ultimately concluded that the potential benefits of the Spin-Off outweighed these risks. The Neurotrope Board of Directors believes the Spin-Off will create long-term value for Neurotrope SpinCo and its stockholders.
Publicly available information regarding Neurotrope SpinCo
Neurotrope SpinCo will continue the current business of Neurotrope. Neurotrope files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These SEC filings are available to the public from commercial document retrieval services and at www.sec.gov. The description of Neurotrope’s business and financial condition, as well as all risk factors relating to Neurotrope, which are set forth in the proxy statement/prospectus are applicable to those shares of stock of Neurotrope SpinCo to be distributed further to the Spin-Off. If any of those risks and uncertainties develops into actual events, these events could have a material adverse effect on Neurotrope SpinCo’s businesses, financial conditions or results of operations. In addition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.
Consequences if the Spin-Off proposal is approved but the Mergers are not consummated
The Spin-Off is expected to occur immediately following, and is expressly contingent upon, the closing of the Mergers. If the Mergers are not completed or the Neurotrope Stockholders do not approve Proposal No. 2, the Spin-Off will not be consummated.
Material U.S. Federal Income Tax Consequences of the Spin-Off
In the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to Neurotrope, and Morgan,Lewis & Bockius LLP, counsel to Metuchn, the following is a description of the material U.S. federal income tax consequences of the Spin-Off to holders of Neurotrope Common Stock that are U.S. Holders (as defined below). This summary is based on the Code, the Treasury Regulations promulgated under the Code and judicial and administrative interpretations of those laws, in each case as in effect and available as of the date of this proxy statement/prospectus and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below. No ruling from the IRS has been or will be requested with respect to the tax consequences of the Spin-Off. There is no assurance that the IRS or courts will not adopt a position that is contrary to the description included in the following summary.
This discussion is limited to U.S. Holders who hold Neurotrope Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).This summary does not discuss all tax considerations that may be relevant to stockholders in light of their particular circumstances. In particular, this summary does not address the U.S. federal income tax consequences of the Spin-Off to stockholders subject to special treatment under the U.S. federal income tax laws, such as: dealers or traders in securities or currencies; tax-exempt entities; banks, financial institutions or insurance companies; real estate investment trusts, regulated investment companies or grantor trusts; stockholders who own, or are deemed to own, 5% or more, by voting power or value, of Neurotrope equity; stockholders owning Neurotrope Common Stock as part of a position in a straddle or as part of a hedging, conversion or other risk reduction transaction for U.S. federal income tax purposes; persons who are not U.S. Holders as defined below and certain former citizens or long-term residents of the United States; persons who hold their Neurotrope Common Stock through individual retirement accounts or other tax-deferred accounts; persons who acquired their Neurotrope Common Stock pursuant to the exercise of warrants or conversion rights under convertible instruments; persons who acquired Neurotrope Common Stock pursuant to the exercise of employee stock options or otherwise as compensation; and persons who own Neurotrope Common Stock through partnerships or other pass-through entities. In addition, the following summary does not address (i) any U.S. federal non-income tax consequences of the Spin-off, including estate, gift or other tax consequences, (ii) any state, local or non-U.S. tax consequences of the Spin-off, (iii) the tax on net investment income or the alternative minimum tax, (iv) the tax consequences of transactions effectuated before, after or at the same time as the Spin-off (whether or not they are in connection with the Spin-off), and (v) the tax consequences to holders of convertible debt or options, warrants or similar rights to purchase or acquire Neurotrope Common Stock.
If an entity (or an arrangement) treated as a partnership for U.S. federal income tax purposes holds Neurotrope Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partnership or a partner of a partnership holding Neurotrope Common Stock or any other person excluded from this discussion, you should consult your tax advisor regarding the tax consequences of the Spin-Off.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of Neurotrope Common Stock that is, for U.S. federal income tax purposes: (1) an individual who is a citizen or a resident of the United States; (2) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or, in the case of a trust that was treated as a domestic trust under law in effect before 1997, a valid election is in place under applicable Treasury Regulations.
YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE SPIN-OFF.
Tax Consequences of the Spin-off to U.S. Holders
The tax consequences of the distribution of Neurotrope SpinCo Common Stock will depend on whether the distribution is treated as (1) a redemption by Neurotrope of outstanding Neurotrope Common Stock in a transaction that qualifies as a sale under Section 302 of the Code, or (2) a distribution by Neurotrope of Neurotrope SpinCo Common Stock to the historical U.S. Holders of Neurotrope Common Stock under Section 301 of the Code.
If the distribution qualifies as a redemption described in Section 302 of the Code, U.S. Holders of Neurotrope Common Stock generally should be treated as having exchanged a portion of their Neurtrope Common Stock for Petros Common Stock in the Merger, and has having sold the remainder of their Neurotrope Common Stock to Neurotrope in exchange for Neurotrope Common Stock in a taxable sale. A U.S. Holder of Neurotrope Common Stock treated as having received Neurotrope Common Stock in a redemption described in Section 302 of the Code generally will recognize capital gain or loss equal to the difference, if any, between the fair market value of the Neurotrope SpinCo Common Stock received and such U.S. Holder’s tax basis in the portion of the Neurotrope Common Stock treated as having been redeemed. The U.S. Holder’s basis in the Petros Common Stock received in the Merger will be determined without regard to portion of the basis attributed to the Neurotrope Common Stock treated as having been exchanged for Neurotrope SpinCo Common Stock.
The distribution of Neurotrope SpinCo Common Stock will generally be treated as a sale under Section 302 of the Code (rather than as a distribution under Section 301 of the Code) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Neurotrope or (iii) is “not essentially equivalent to a dividend.” Because Petros will own all of the outstanding stock of Neurotrope following the Spin-Off, the Spin-Off should satisfy these standards except to the extent the Neurotrope stock owned by Petros is attributed to a former U.S. Holder of Neurotrope Common Stock under certain “attribution rules.” The determination under the attribution rules takes into consideration (among other things) the direct and indirect ownership interest of such U.S. Holder’s ownership interest in Petros Preferred Stock and whether such U.S. holder has retained a right to acquire Nuerotrope Common Stock or Neurotrope Preferred Stock from Petros by exercise of an option or warrant.

If the distribution does not qualify as a sale under Section 302 of the Code, the U.S. Holder will be treated as receiving a distribution from Neurotrope under Section 301 of the Code. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid from Neurotrope’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in Neurotrope Common Stock. Because the distribution will occur after the Mergers, the U.S. Holders will not own any Neurotrope Common Stock and will instead own Petros Common Stock. Thus, any return of capital would be applied against and reduce (but not below zero) the U.S. Holder’s adjusted basis in Petros Common Stock. Any remaining excess will be treated as gain realized from the sale or exchange of the Neurotrope Common Stock.
To the extent that any portion of the distribution is treated as a dividend, corporate U.S. Holders should generally be eligible for dividend-received deductions (“DRD”) and non-corporate U.S. Holders could qualify for reduced rates applicable to qualified dividend income, assuming in each case, that a minimum holding period and certain other generally applicable requirements are satisfied. U.S. Holders will take a tax basis in the Neurotrope Common Stock received in the Spin-Off equal to the fair market value of such Neurotrope Common Stock (determined at the time of the Spin-Off).
In addition, to the extent that the distribution of Neurotrope Common Stock in the Spin-Off constitutes an “extraordinary dividend” within the meaning of Section 1059 of the Code special rules may apply. In general, a dividend constitutes an “extraordinary dividend” if the amount of the dividend exceeds 10% of that U.S. Holder’s tax basis in its Neurotrope Common Stock. For purposes of such calculation, only the portion of a distribution treated as a dividend, rather than the full amount of the distribution, is taken into account. If any portion of the distribution is treated as an extraordinary dividend to a corporate U.S. holder that both (i) claimed a DRD with respect to the distribution and (ii) held its Neurotrope Common Stock for two years or less, such corporate U.S. holder will reduce its tax basis in its Neurotrope Common Stock (but not below zero) by an amount determined by reference to the DRD claimed. If the amount of reduction exceeds the tax basis of such corporate U.S. holder, the excess would be treated as capital gain.
Furthermore, if any portion of the Spin-off is treated as a an extraordinary dividend to a non-corporate U.S. Holder who had claimed a reduced rate for qualified dividend income on the Spin-Off, such non-corporate U.S. Holder may be required to treat a portion of any loss on a subsequent sale of its Neurotrope Common Stock as long-term capital loss, regardless of its actual holding period.
U.S. Holders should consult with their tax advisors regarding the possible applicability and effects of the extraordinary dividend provisions, including the possible availability of an election to substitute the fair market value of the Neurotrope Common Stock for its tax basis for purposes of determining if the portion (if any) of the distribution treated as a dividend constitutes an extraordinary dividend.
Backup Withholding and Registration Statement
Dividend payments with respect to the Neurotrope Common Stock and certain payments of proceeds from the redemption of Neurotrope Common Stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
U.S. Holders of Neurotrope Common Stock should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption as well as the information reporting obligations applicable to them with respect to the Spin-Off.
Required Vote
The affirmative vote of a majority of the voting power of the votes cast at the Special Meeting and voting affirmatively or negatively on the matter is required to approve Proposal No. 2. Abstentions and broker non-votes will not be considered votes cast by the holders of all the shares of Neurotrope Common Stock present in person or by proxy at the Special Meeting and voting affirmatively or negatively, and will therefore not have any effect with respect to Proposal No. 2. Although we are asking Neurotrope Stockholders to vote on the Spin-Off, we do not believe that it is required under Nevada law and reserve the right to consummate the Spin-Off even if we do not obtain stockholder approval.
THE NEUROTROPE BOARD OF DIRECTORS RECOMMENDS THAT NEUROTROPE STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2 TO APPROVE THE SPIN-OFF.

PROPOSAL NO. 3:
APPROVAL OF THE PETROS 2020 EQUITY PLAN
The Board of Directors is asking Neurotrope Stockholders to approve the Petros Pharmaceuticals, Inc. 2020 Omnibus Incentive Compensation Plan (the “2020 Plan”). On [•], 2020, acting on the recommendation of our Compensation Committee (the “Compensation Committee”), the Board of Directors unanimously approved the 2020 Plan, subject to stockholder approval and, accordingly, the Board of Directors directed that the 2020 Plan be submitted to the Company’s stockholders for approval at the Special Meeting.
The 2020 Plan is successor to the Neurotrope, Inc. 2017 Equity Incentive Plan and the 2013 Neurotrope 2013 Equity Incentive Plan, amended as of July 23, 2014 and further amended as of November 21, 2016 (collectively, the “Prior Plans”). No further awards have been or will be made under the Prior Plans. Awards granted under the Prior Plans will continue in effect in accordance with the terms of the applicable award agreement and the terms of the Prior Plans in effect when the awards were granted.
Summary of the Plan
The material terms of the 2020 Plan are summarized below. A copy of the full text of the 2020 Plan is attached to this proxy statement/prospectus as Annex E. This summary of the 2020 Plan is not intended to be a complete description of the 2020 Plan and is qualified in its entirety by the actual text of the 2020 Plan to which reference is made.
Purpose and Types of Awards
The purpose of the 2020 Plan is to attract and retain employees, non-employee directors and consultants, and advisors. The 2020 Plan provides for the issuance of incentive stock options, non-qualified stock options, stock awards, stock units, stock appreciation rights and other stock-based awards. The 2020 Plan is intended to provide an incentive to participants to contribute to Petros’ economic success by aligning the economic interests of participants with those of Petros’ stockholders.
Administration
The 2020 Plan will be administered by Petros’ Compensation Committee or a committee comprised of independent directors, and the committee will determine all of the terms and conditions applicable to awards under the 2020 Plan. The committee will also determine who will receive awards under the 2020 Plan and the number of shares of common stock that will be subject to awards. The committee may delegate authority under the 2020 Plan to one or more subcommittees as it deems appropriate. The committee will consist of “non-employee directors” as defined under Rule 16b-3 promulgated under the Exchange Act and “independent directors,” as determined in accordance with the independence standards established by the stock exchange on which Petros’ common stock is at the time primarily traded. Subject to compliance with applicable law and the applicable stock exchange rules, Petros’ Board of Directors, in its discretion, may perform any action of the committee under the 2020 Plan. Subject to compliance with applicable law and applicable stock exchange requirements, the committee (or Petros’ Board of Directors or a subcommittee, as applicable) may delegate all or part of its authority to Petros’ Chief Executive Officer, as it deems appropriate, with respect to awards to employees or consultants or advisors who are not executive officers or directors under Section 16 of the Exchange Act. The committee, Petros’ Board of Directors, any subcommittee or the Chief Executive Officer, as applicable, that has authority with respect to a specific award will be referred to as “the committee” in this description of the 2020 Plan.
Shares Subject to the 2020 Plan
Subject to adjustment, the maximum aggregate number of shares of common stock that may be issued or transferred under the 2020 Plan with respect to awards made on and after the effective date of the 2020 Plan is [•] shares, which is equal to the sum of (i) [•] shares of Petros’ common stock, plus (ii) [•] shares, which is the number of shares of Petros’ common stock reserved for issuance under the Prior Plans that remain available as of the effective date of the 2020 Plan. In addition, the number of shares of common stock subject to outstanding awards under the Prior Plans that terminate, expire, or are cancelled, forfeited, exchanged, or surrendered without having been exercised, vested, or paid in shares under the Prior Plans, as applicable, after the effective date of the 2020 Plan will be available for issuance under the 2020 Plan. The number in clause (ii) above will be reduced by any awards granted under the Prior Plans between [•], 2020 and the effective date of the 2020 Plan.
If any options or stock appreciation rights, including outstanding options granted under the Prior Plans, terminate, expire, or are canceled, forfeited, exchanged, or surrendered without having been exercised, or if any stock awards, stock units or other stock-based awards are forfeited, terminated, or otherwise not paid in full, the shares of Petros’ common stock subject to such awards will again be available for purposes of the 2020 Plan. Shares of Petros’ common stock that are surrendered in payment of the exercise price of an option (including an option granted under the Prior Plans) or a stock appreciation right will not be available for issuance under the 2020 Plan. Shares of Petros’ common stock that are withheld in satisfaction of the withholding taxes, or surrendered for the payment of taxes, incurred in connection with the issuance, vesting or exercise of any award (including an option granted under the Prior Plans), or the issuance of Petros’ common stock will not be available for issuance under the 2020 Plan. When stock appreciation rights are granted, the full number of shares subject to the stock appreciation rights will be considered issued under the 2020 Plan regardless of the number of shares issued upon exercise of the stock appreciation rights. If Petros repurchase shares of Petros’ common stock on the open market with the proceeds from the exercise price Petros receives from options (including options granted under the Prior Plans), the repurchased shares will not be available for issuance under the 2020 Plan. If any awards are paid in cash, and not in shares of Petros’ common stock, any shares of Petros’ common stock subject to such awards will also be available for future awards. In addition, shares of Petros’ common stock issued under awards made pursuant to assumption, substitution, or exchange of previously granted awards of a company that Petros acquires will not reduce the number of shares of Petros’ common stock available under the 2020 Plan. Available shares under a stockholder approved plan of an acquired company may be used for awards under the 2020 Plan and will not reduce the share reserve, subject to compliance with the applicable stock exchange requirements and the Code.
The maximum number of shares of Petros’ common stock that may be subject to option, stock appreciation right, stock award, stock unit and other stock-based awards made to any employee, consultant or advisor under the 2020 Plan in any calendar year will not exceed [•] shares of Petros’ common stock in the aggregate, subject to adjustments as described below. For awards that are made to newly hired employees on around the date of hire, the limit applicable to employees as described in the preceding sentence is doubled such that the maximum number of shares of Petros’ common stock that may be subject to awards to a newly hired employee is [•] shares in the aggregate, subject to adjustments as described below. The maximum aggregate grant date value of shares of common stock subject to awards made to any non-employee member of Petros’ Board of Directors during any calendar year for services rendered as a non-employee director, including any cash fees earned for services rendered as a non-employee director during the calendar year, will not exceed $750,000 in total value; provided that the maximum aggregate grant date value of shares of Petros common stock subject to grants granted to any non-employee director during the calendar year in which the non-employee director is first appointed to the Board of Directors for services rendered as a non-employee director for such calendar year, taken together with any cash fees earned by such non-employee director for services rendered as a non-employee director during such calendar year, shall not exceed $1,000,000 in total value. In determining this dollar limit, the value of awards will be calculated based on the grant date fair value of the awards for financial reporting purposes.
Adjustments
In connection with stock splits (reverse stock splits), stock dividends, recapitalizations, and certain other events affecting Petros’ common stock, the committee will make adjustments as it deems appropriate in the maximum number of shares of common stock reserved for issuance as awards or for which individuals may receive awards in any year; the number and kind of shares covered by outstanding awards; the kind of shares that may be issued or transferred under the 2020 Plan; the price per share or market value of any outstanding awards; the exercise price of options; the base amount of stock appreciation rights; and the performance goals or other terms; and conditions as the committee deems appropriate.

Eligibility
All of Petros’ employees are eligible to receive awards under the 2020 Plan. In addition, Petros’ non-employee directors and consultants or advisors who perform services for Petros may receive awards under the 2020 Plan. Incentive stock options may be granted only to Petros’ employees.
As of [•], 2020, approximately [•] employees, [•] non-employee directors and [•] consultants and/or advisors (other than Petros’ non-employee directors) would be eligible to participate in the 2020 Plan. The committee, in its discretion, selects the persons to whom awards may be granted, determines the type of awards, determines the times at which awards will be made, determines the number of shares subject to each such award (or the dollar value of certain performance awards), and determines the other terms and conditions relating to the awards. For this reason, it is not possible to determine the benefits or amounts that will be received by any particular person in the future. Because Petros’ executives and non-employee directors are eligible to receive awards under the 2020 Plan, they may be deemed to have a personal interest in the approval of this Proposal Three.
Vesting
The committee determines the vesting and exercisability terms of awards granted under the 2020 Plan. Awards granted under the 2020 Plan shall include vesting schedules that provide that no portion of an award will vest earlier than one year from the date of grant. However, up to [•]% of the shares reserved under the 2020 Plan as of the effective date of the 2020 Plan (subject to adjustment as set forth in the 2020 Plan) may be granted without regard to this minimum vesting requirement. Except in connection with a change in control (in which case, awards will be treated as described below), the committee may accelerate vesting of any award in its discretion. Dividends and dividend equivalents granted in connection with any awards made under the 2020 Plan will vest and be paid only if and to the extent the underlying awards vest and are paid.
At the committee’s discretion, performance objectives for awards may be based on the attainment of specified levels of one or more performance goals established by the committee. If the committee so determines, the vesting of any such award subject to performance objectives may be described in terms of company-wide objectives or objectives that are related to the performance of the individual participant or the subsidiary, division, department or function within the company or subsidiary in which the participant is employed. Performance objectives may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Performance objectives may include: specified levels of or increases in, a division’s or a subsidiary’s return on capital, equity or assets; earnings measures/ratios (on a gross, net, pre-tax or post-tax basis), including basic earnings per share, diluted earnings per share, total earnings, operating earnings, earnings growth, earnings before interest and taxes and earnings before interest, taxes, depreciation and amortization; net economic profit (which is operating earnings minus a charge to capital); net income; operating income; sales; sales growth; gross margin; direct margin; costs; share price (including but not limited to growth measures and total stockholder return); operating profit; per period or cumulative cash flow (including but not limited to operating cash flow and free cash flow) or cash flow return on investment (which equals net cash flow divided by total capital); inventory turns; financial return ratios; market share; balance sheet measurements such as receivable turnover; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; debt reduction; strategic innovation; customer or employee satisfaction; the consummation of one or more acquisitions of a certain size as measured by one or more of the financial criteria listed above; individual objectives; regulatory body approval for commercialization of a product; implementation or completion of critical projects (including, but not limited to, milestones such as clinical trial enrollment targets, commencement of phases of clinical trials and completion of phases of clinical trials); and any combination of the foregoing.
Options
Under the 2020 Plan, the committee will determine the exercise price of the options granted and may grant options to purchase shares of common stock in such amounts as it determines. The committee may grant options that are intended to qualify as incentive stock options under Section 422 of the Code, or non-qualified stock options, which are not intended to so qualify. Incentive stock options may only be granted to Petros’ employees. Anyone eligible to participate in the 2020 Plan may receive a grant of non-qualified stock options. The exercise price of a stock option granted under the 2020 Plan cannot be less than the fair market value of a share of Petros’ common stock on the date the option is granted. If an incentive stock option is granted to a 10% stockholder, the exercise price cannot be less than 110% of the fair market value of a share of Petros’ common stock on the date the option is granted. The aggregate number of shares of common stock that may be issued or transferred under the 2020 Plan pursuant to incentive stock options under Section 422 of the Code granted on and after [•], 2020 may not exceed [•] shares of common stock. The fair market value of Petros’ common stock is generally equal to the closing price for the common stock on the date the option is granted (or if there was no closing price on that date, on the last preceding date on which a closing price was reported).
The exercise price for any option is generally payable in cash. In certain circumstances as permitted by the committee, the exercise price may be paid by the surrender of shares of Petros’ common stock with an aggregate fair market value on the date the option is exercised equal to the exercise price; by payment through a broker in accordance with procedures established by the Federal Reserve Board; by withholding shares of common stock subject to the exercisable option which have a fair market value on the date of exercise equal to the aggregate exercise price; or by such other method as the committee approves.
The term of an option cannot exceed ten years from the date of grant, except that if an incentive stock option is granted to a 10% stockholder, the term cannot exceed five years from the date of grant. In the event that on the last day of the term of a non-qualified stock option, the exercise is prohibited by applicable law, including a prohibition on purchases or sales of Petros’ common stock under Petros’ insider trading policy, the term of the non-qualified option will be extended for a period of 30 days following the end of the legal prohibition, unless the committee determines otherwise.
Except as provided in the award agreement, an option may only be exercised while a participant is employed by or providing service to Petros. The committee will determine in the award agreement under what circumstances and during what time periods a participant may exercise an option after termination of employment.
Stock Appreciation Rights
Under the 2020 Plan, the committee may grant stock appreciation rights, which may be granted separately or in tandem with any option. Stock appreciation rights granted with a non-qualified stock option may be granted either at the time the non-qualified stock option is granted or any time thereafter while the option remains outstanding. Stock appreciation rights granted with an incentive stock option may be granted only at the time the grant of the incentive stock option is made. The committee will establish the base amount of the stock appreciation right at the time the stock appreciation right is granted, which will be equal to or greater than the fair market value of a share of Petros’ common stock as of the date of grant.
If a stock appreciation right is granted in tandem with an option, the number of stock appreciation rights that are exercisable during a specified period will not exceed the number of shares of Petros’ common stock that the participant may purchase upon exercising the related option during such period. Upon exercising the related option, the related stock appreciation rights will terminate, and upon the exercise of a stock appreciation right, the related option will terminate, to the extent of an equal number of shares of Petros’ common stock. Generally, stock appreciation rights may only be exercised while the participant is employed by, or providing services to, Petros. When a participant exercises a stock appreciation right, the participant will receive the excess of the fair market value of the underlying common stock over the base amount of the stock appreciation right. The appreciation of a stock appreciation right will be paid in shares of Petros’ common stock, cash or both.
The term of a stock appreciation right cannot exceed ten years from the date of grant. In the event that on the last day of the term of a stock appreciation right, the exercise is prohibited by applicable law, including a prohibition on purchases or sales of Petros’ common stock under Petros’ insider trading policy, the term of the stock appreciation right will be extended for a period of 30 days following the end of the legal prohibition, unless the committee determines otherwise.

Stock Awards
Under the 2020 Plan, the committee may grant stock awards. A stock award is an award of Petros’ common stock that may be subject to restrictions as the committee determines. The restrictions, if any, may lapse over a specified period of employment or based on the satisfaction of pre-established criteria, in installments or otherwise, as the committee may determine. Except to the extent restricted under the award agreement relating to the stock award, a participant will have all of the rights of a stockholder as to those shares, including the right to vote and the right to receive dividends or distributions on the shares; provided, however, that dividends with respect to stock awards shall vest and be paid if and to the extent that the underlying stock award vests and is paid. All unvested stock awards are forfeited if the participant’s employment or service is terminated for any reason, unless the committee determines otherwise.
Stock Units
Under the 2020 Plan, the committee may grant restricted stock units to anyone eligible to participate in the 2020 Plan. Restricted stock units are phantom units that represent shares of Petros’ common stock. Restricted stock units become payable on terms and conditions determined by the committee and will be payable in cash or shares of Petros’ stock as determined by the committee. All unvested restricted stock units are forfeited if the participant’s employment or service is terminated for any reason, unless the committee determines otherwise.
Other Stock-Based Awards
Under the 2020 Plan, the committee may grant other types of awards that are based on, measured by, or payable to, anyone eligible to participate in the 2020 Plan in shares of Petros’ common stock. The committee will determine the terms and conditions of such awards. Other stock-based awards may be payable in cash, shares of Petros’ common stock, or a combination of the two.
Dividend Equivalents
Under the 2020 Plan, the committee may grant dividend equivalents in connection with awards of stock units or other stock-based awards made under the 2020 Plan. Dividend equivalents entitle the participant to receive amounts equal to ordinary dividends that are paid on the shares underlying an award while the award is outstanding. Dividend equivalents may be paid in cash, in shares of Petros’ common stock, or in a combination of the two. The committee will determine the terms and conditions of the dividend equivalent awards, including whether the awards are payable upon the achievement of specific performance goals; provided, however, that dividend equivalents shall vest and be paid only if and to the extent that the underlying stock units or other stock-based awards vest and are paid. For the avoidance of doubt, no dividends or dividend equivalents will be granted with respect to stock options or stock appreciation rights.
Change in Control
If Petros experiences a change in control where Petros is not the surviving corporation (or survive only as a subsidiary of another corporation), all outstanding awards that are not exercised or paid at the time of the change in control will be assumed by, or replaced with awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation). In the event that the surviving corporation (or a parent or subsidiary of the surviving corporation) does not assume or replace awards with grants that have comparable terms, outstanding options and stock appreciation rights will accelerate and become fully exercisable and the restrictions and conditions on outstanding stock awards, stock units, other stock-based awards and dividend equivalents immediately lapse, provided that if the vesting of any such awards is based, in whole or in part, on performance, such awards shall vest based on the greater of (i) actual performance as of the change in control or (ii) target performance, pro-rated based on the period elapsed between the beginning of the applicable performance period and the date of the change in control. At the committee’s discretion, if a participant incurs an involuntary termination of employment or service on or after a change in control, the participant’s outstanding awards may become vested, in whole or in part, as of the date of termination; provided that if the vesting of any such award is based, in whole or in part, on performance, such awards shall vest only based on the greater of (i) actual performance as of the change in control or (ii) target performance, pro-rated based on the period elapsed between the beginning of the applicable performance period and the date of the termination.
If there is a change in control and all outstanding awards are not assumed by, or replaced with awards that have comparable terms by, the surviving corporation, the committee may take any of the following action without the consent of any participant:
•
pay participants, in an amount and form determined by the committee, in settlement of outstanding stock units, other stock-based awards or dividend equivalents;

•
require that participants surrender their outstanding stock options, stock appreciation rights or any other exercisable award, in exchange for a payment by Petros, in cash or shares of Petros’ common stock, equal to the difference between the exercise price and the fair market value of the underlying shares of common stock; provided, however, if the per share fair market value of the common stock does not exceed the per share stock option exercise price or stock appreciation right base amount, as applicable, Petros will not be required to make any payment to the participant upon surrender of the stock option or stock appreciation right; or

•
after giving participants an opportunity to exercise all of their outstanding stock options and stock appreciation rights, terminate any unexercised stock options and stock appreciation rights on the date determined by the committee.

In general terms, a change in control under the 2020 Plan includes:
•
the acquisition, directly or indirectly, by a person of more than 50% of the combined voting power of Petros’ voting securities entitled to vote generally in the election of directors; provided, however, that the following acquisitions of voting securities shall not constitute a change in control: (a) any acquisition by or from Petros or any of its subsidiaries, or by any employee benefit plan (or related trust) sponsored or maintained by Petros or any of its subsidiaries, (b) any acquisition by any underwriter in any firm commitment underwriting of securities to be issued by Petros, or (c) any acquisition by any corporation (or other entity) if, immediately following such acquisition, 50% or more of the then outstanding shares of common stock (or other equity unit) of such corporation (or other entity) and the combined voting power of the then outstanding voting securities of such corporation (or other entity), are beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who, immediately prior to such acquisition, were the beneficial owners of Petros’ then outstanding shares of common stock and the voting securities in substantially the same proportions, respectively, as their ownership immediately prior to the acquisition of Petros’ stock and voting securities;

•
the consummation of the sale or other disposition of all or substantially all of Petros’ assets, other than to a wholly-owned subsidiary or to a holding company of which Petros is a direct or indirect wholly owned subsidiary prior to such transaction;

•
the consummation of a reorganization, merger or consolidation of Petros, other than a reorganization, merger or consolidation which would result in Petros’ voting securities outstanding immediately prior to the transaction continuing to represent (whether by remaining outstanding or by being converted to voting securities of the surviving entity) more than 50% of the voting securities or the voting power of the voting securities of such surviving entity outstanding immediately after such transaction;

•
the consummation of a plan for Petros’ complete liquidation; or

•
the following individuals cease for any reason to constitute a majority of Petros’ Board of Directors: individuals who, as of the effective date of the 2020 Plan, constitute Petros’ Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation relating to the election of Petros’ directors) whose appointment or election by the Board of Directors or nomination for election by Petros’ stockholders was approved and recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the effective date of the 2020 Plan or whose appointment, election or nomination for election was previously so approved or recommended.

Notwithstanding the above, in the case of a distribution under the 2020 Plan of an amount which is subject to Section 409A of the Code, only an event which constitutes a “change in control event” as defined under Section 409A of the Code shall constitute a “change in control” for purposes of the payment provisions under the 2020 Plan.
Deferrals
The committee may permit or require participants to defer receipt of the payment of cash or the delivery of shares of common stock that would otherwise be due to the participant in connection with an award under the 2020 Plan. The committee will establish the rules and procedures applicable to any such deferrals, consistent with the requirements of Section 409A of the Code.
Withholding
All awards under the 2020 Plan are subject to applicable U.S. federal (including FICA), state and local, foreign, or other tax withholding requirements. Petros may require participants or other persons receiving awards or exercising awards to pay an amount sufficient to satisfy such tax withholding requirements with respect to such awards, or Petros may deduct from other wages and compensation paid by Petros the amount of any withholding taxes due with respect to such award.
The committee may permit or require that Petros’ tax withholding obligation with respect to awards paid in Petros’ common stock will paid by having shares withheld up to an amount that does not exceed the participant’s applicable withholding tax rate for U.S. federal (including FICA), state and local, foreign, or other tax liabilities. In addition, the committee may, in its discretion, and subject to such rules as the committee may adopt, allow participants to elect to have such share withholding applied to all or a portion of the tax withholding obligation arising in connection with any particular award.
Transferability
Except as permitted by the committee with respect to non-qualified stock options, only a participant may exercise rights under an award during the participant’s lifetime. Upon death, the personal representative or other person entitled to succeed to the rights of the participant may exercise such rights. A participant cannot transfer those rights except by will or by the laws of descent and distribution or, with respect to awards other than incentive stock options, pursuant to a domestic relations order. The committee may provide in an award agreement that a participant may transfer non-qualified stock options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws.
Amendment; Termination
Petros’ Board of Directors may amend or terminate the 2020 Plan at any time, except that Petros’ stockholders must approve an amendment if such approval is required in order to comply with the Code, applicable laws, or applicable stock exchange requirements. Unless terminated sooner by Petros’ Board of Directors or extended with stockholder approval, the 2020 Plan will terminate on the day immediately preceding the tenth anniversary of the effective date of the 2020 Plan.
Stockholder approval is required to amend the terms of outstanding options or stock appreciation rights to reduce the exercise price or base price of options or stock appreciation rights, respectively, cancel outstanding options or stock appreciation rights in exchange for options or stock appreciation rights with an exercise price or base price, as applicable, that is (1) less than the exercise price or base price of the original options or stock appreciation rights or (2) above the current stock price in exchange for cash or other securities. However, such stockholder approval is not required in connection with certain corporate transactions or other actions with respect to Petros’ securities, such as a stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Petros’ common stock.
Establishment of Sub-Plans
Petros’ Board of Directors may, from time to time, establish one or more sub-plans under the 2020 Plan to satisfy applicable blue sky, securities, or tax laws of various jurisdictions. Petros’ Board of Directors may establish such sub-plans by adopting supplements to the 2020 Plan setting forth limitations on the committee’s discretion and such additional terms and conditions not otherwise inconsistent with the 2020 Plan as Petros’ Board of Directors will deem necessary or desirable. All such supplements will be deemed part of the 2020 Plan, but each supplement will only apply to participants within the affected jurisdiction.
Clawback
Subject to applicable law, the committee may provide in any award agreement that if a participant breaches any restrictive covenant agreement between the participant and Petros, or otherwise engages in activities that constitute cause either while employed by, or providing services to, Petros or within the applicable period of time thereafter, all awards held by the participant will terminate, and Petros may rescind any exercise of an option or stock appreciation right and the vesting of any other award and delivery of shares upon such exercise or vesting, as applicable on such terms as the committee will determine, including the right to require that in the event of any rescission:
•
the participant must return the shares received upon the exercise of any option or stock appreciation right or the vesting and payment of any other awards; or

•
if the participant no longer owns the shares, the participant must pay to Petros the amount of any gain realized or payment received as a result of any sale or other disposition of the shares (if the participant transferred the shares by gift or without consideration, then the fair market value of the shares on the date of the breach of the restrictive covenant agreement or activity constituting cause), net of the price originally paid by the participant for the shares.

The committee may also provide for clawbacks pursuant to a clawback policy, which Petros’ Board of Directors may in the future adopt and amend from time to time. Payment by the participant will be made in such manner and on such terms and conditions as may be required by the committee. Petros will be entitled to set off against the amount of any such payment any amounts that Petros otherwise owes to the participant.
Federal Income Tax Consequences
The following discussion summarizes certain federal income tax considerations of awards under the 2020 Plan. However, it does not purport to be complete and does not describe the state, local or foreign tax considerations or the consequences for any particular individual.
Stock Options.   A participant does not realize ordinary income on the grant of a stock option. Upon exercise of a non-qualified stock option, the participant will realize ordinary income equal to the excess of the fair market value of the shares of common stock over the option exercise price. The cost basis of the shares acquired for capital gain treatment is their fair market value at the time of exercise. Upon exercise of an incentive stock option, the excess of the fair market value of the shares of common stock acquired over the option exercise price will be an item of tax preference to the participant, which may be subject to an alternative minimum tax for the year of exercise. If no disposition of the shares is made within two years from the date of granting of the incentive stock option or within one year after the transfer of the shares to the participant, the participant does not realize taxable income as a result of exercising the incentive stock option; the tax basis of the shares received for capital gain treatment is the option exercise price; any gain or loss realized on the sale of the shares is long-term capital gain or loss. If the participant disposes of the shares within the two-year or one-year periods referred to above, the participant will realize ordinary income at that time in an amount equal to the excess of the fair market value of the shares at the time of exercise (or the net proceeds of disposition, if less) over the option exercise price. For capital gain treatment on such a disposition, the tax basis of the shares will be their fair market value at the time of exercise.
Stock Appreciation Rights.   No ordinary income will be realized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant will realize ordinary income in an amount equal to the sum of the amount of any cash received and the fair market value of the shares of common stock or other property received upon the exercise.
Restricted Stock, Performance and Restricted Stock Unit Awards.   The participant will not realize ordinary income on the grant of a restricted stock award (or a performance award if the shares of common stock are issued on grant), but will realize ordinary income when the shares subject to the award become vested in an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the purchase price, if any, paid for the shares. The participant may, however, elect under Section 83(b) of the Code to include as ordinary income in the year the shares are granted an amount equal to the excess of (i) the fair market value of the shares on the date of issuance, over (ii) the purchase price, if any, paid for the shares. If the Section 83(b) election is made, the participant will not realize any additional taxable income when the shares become vested.
The participant will not realize ordinary income on the grant of a restricted stock unit award (or a performance award under which shares of common stock are not issued on grant), but will realize ordinary income when the shares subject to the award are issued to the participant after they become vested. The amount of ordinary income will be equal to the excess of (i) the fair market value of the shares on the date they are issued over (ii) the purchase price, if any, paid for the award.
Upon disposition of shares of common stock acquired under a restricted stock award, performance award or restricted stock unit award, the participant will realize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for the shares plus any amount realized as ordinary income upon grant (or vesting) of the shares.
Company Tax Deduction
Prior to 2018, Section 162(m) of the Code imposed a $1 million limit on the amount a public company may deduct for compensation paid to a company’s chief executive officer or any of the company’s three other most highly compensated executive officers (other than the chief financial officer) who are employed as of the end of the year. This limitation did not apply to compensation that meets the tax code requirements for “qualified performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders, including stock options).
The performance-based compensation exemption and the exemption of the chief financial officer from Section 162(m)’s deduction limit have been repealed, among other changes, effective for taxable years beginning after December 31, 2017, such that awards paid to Petros’ covered executive officers (including Petros’ chief executive officer) in excess of $1 million will not be deductible in future years, unless it qualifies for transition relief applicable to certain arrangements that were in effect as of November 2, 2017 and are not materially modified thereafter.
While deductibility of executive compensation for federal income tax purposes is among the factors the committee considers when structuring Petros’ executive compensation arrangements, it is not the sole or primary factor considered. Petros retains the flexibility to authorize compensation that may not be deductible if Petros believes it is in the best interests of the Company.
New Plan Benefits under the 2020 Plan
Future benefits under the 2020 Plan generally will be granted at the discretion of the committee and are therefore not currently determinable.
Required Vote
The affirmative vote of a majority of the voting power of the votes cast at the Special Meeting and voting affirmatively or negatively on the matter is required to approve Proposal No. 3. Abstentions and broker non-votes will not be considered votes cast by the holders of all the shares of Neurotrope Common Stock present in person or by proxy at the Special Meeting and voting affirmatively or negatively, and will therefore not have any effect with respect to Proposal No. 3.
This Proposal No. 3 is conditioned upon the consummation of the Mergers. If the Mergers are not completed or the Neurotrope Stockholders do not approve Proposal No. 3, the 2020 Plan will not be adopted.
THE NEUROTROPE BOARD OF DIRECTORS RECOMMENDS THAT NEUROTROPE STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3 TO ADOPT THE 2020 PLAN.

PROPOSAL NO. 4:
ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION
Section 14A of the Exchange Act and Rule 14a-21(c) under the Exchange Act requires that Neurotrope seek a non-binding advisory vote from the Neurotrope Stockholders to approve the compensation that will be paid or may become payable to Neurotrope’s named executive officers in connection with the Mergers. For further information, see the section titled “The Mergers — Interests of the Neurotrope Directors and Executive Officers in the Mergers — Golden Parachute Compensation” beginning on page 105 of this proxy statement/prospectus. As required by these provisions, Neurotrope is asking its stockholders to vote on the adoption of the following resolution:
“RESOLVED, that the compensation that will be paid or may become payable to Neurotrope’s named executive officers in connection with or subsequent to the Mergers, as disclosed in the section titled “The Mergers — Interests of the Neurotrope Directors and Executive Officers in the Mergers — Golden Parachute Compensation” and the agreements or understandings pursuant to which such compensation will be paid or may become payable, are hereby APPROVED.”
As this vote is advisory, it will not be binding upon the Neurotrope Board of Directors or compensation committee and neither the Neurotrope Board of Directors nor the compensation committee will be required to take any action as a result of the outcome of this vote. Approval of this proposal is not a condition to completion of the Mergers. The vote with respect to this proposal is an advisory vote and will not be binding on Neurotrope or Metuchen. Therefore, regardless of whether Neurotrope Stockholders approve this proposal, if the Mergers are approved by the Neurotrope Stockholders and completed, the Mergers-related compensation will still be paid to such named executive officers to the extent payable in accordance with the terms of such compensation contracts and arrangements.
Required Vote
The affirmative vote of a majority of the voting power of the votes cast at the Special Meeting and voting affirmatively or negatively on the matter is required for the approval, on a non-binding, advisory basis, of Proposal No. 4. Abstentions and broker non-votes will not be considered votes cast by the holders of all the shares of Neurotrope Common Stock present in person or by proxy at the Special Meeting and voting affirmatively or negatively, and will therefore not have any effect with respect to Proposal No. 4.
THE NEUROTROPE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL NO. 4 TO APPROVE, ON A NON-BINDING, ADVISORY BASIS, THE “GOLDEN PARACHUTE” COMPENSATION.

PROPOSAL NO. 5:
ELECTION OF THE NEUROTROPE DIRECTORS
On [•], 2020, the Neurotrope Board of Directors nominated Charles S. Ryan, J.D., Ph.D, Joshua N. Silverman, William S. Singer, Bruce T. Bernstein, George Perry, Ph.D., Jonathan L. Schechter, J.D., and Ivan P. Gergel, MD, MBA, for election at the special meeting. If they are elected, they will serve on our Board of Directors until the 2021 annual meeting of stockholders and until their respective successors are duly elected and qualified, or until their earlier resignation or removal.
Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of Charles S. Ryan, J.D., Ph.D, Joshua N. Silverman, William S. Singer, Bruce T. Bernstein, George Perry, Ph.D., Jonathan L. Schechter, J.D., and Ivan P. Gergel, MD, MBA. In the event that either nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in that nominee’s place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.
If the Mergers are completed, however, the board of directors will be reconstituted as provided in the Merger Agreement.
Required Vote
A plurality of the shares voted “FOR” each nominee at the Meeting is required to elect each nominee as a director. Broker non-votes will have no effect with respect to Proposal No. 5.
THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF CHARLES S. RYAN, J.D., PH.D, JOSHUA N. SILVERMAN, WILLIAM S. SINGER, BRUCE T. BERNSTEIN, GEORGE PERRY, PH.D., JONATHAN L. SCHECHTER, J.D., AND IVAN P. GERGEL, MD, MBA, AS DIRECTORS.

PROPOSAL NO. 6:
RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of Neurotrope (the “Audit Committee”) has appointed Friedman LLP, as Neurotrope’s independent registered public accounting firm, to audit Neurotrope’s financial statements for the fiscal year ending December 31, 2020. The Neurotrope Board of Directors proposes that the stockholders ratify this appointment. Friedman LLP audited Neurotrope’s financial statements for the fiscal years ended December 31, 2018 and December 31, 2019. Neurotrope expects that representatives of Friedman LLP will be present at the Special Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.
In deciding to appoint Friedman LLP, the Audit Committee reviewed auditor independence issues and existing commercial relationships with Friedman LLP and concluded that Friedman LLP has no commercial relationship with Neurotrope that would impair its independence for the fiscal year ending December 31, 2020.
The following table presents fees for professional audit services rendered by Friedman LLP for the audit of Neurotrope’s annual financial statements for the years ended December 31, 2019, and December 31, 2018, and fees billed for other services rendered by Friedman LLP during those periods.
	2019	2018
Audit fees:(1)	$109,300	$84,800
Audit related fees:	0	0
Tax fees:	0	0
All other fees:	0	0
Total	$109,300	$84,800

(1)
Audit fees were for professional services for the audit of the consolidated financial statements and other fees for services that only Neurotrope’s independent registered public accounting firm can perform, such as the review of Neurotrope’s interim consolidated financial statements included in Neurotrope’s Form 10-Q filings and work relating to the filing of Neurotrope’s registration statements.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Public Accountant
Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of Neurotrope’s independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by Neurotrope’s independent registered public accounting firm.
Prior to engagement of an independent registered public accounting firm for the next year’s audit, Neurotrope’s management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.
1.
Audit services include audit work performed in the preparation of financial statements, as well as work that generally only an independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2.
Audit-Related services are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.
Tax services include all services performed by an independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4.
Other Fees are those associated with services not captured in the other categories. Neurotrope generally does not request such services from its independent registered public accounting firm.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires Neurotrope’s independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage Neurotrope’s independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging Neurotrope’s independent registered public accounting firm.
The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.
In the event the stockholders do not ratify the appointment of Friedman LLP as Neurotrope’s independent registered public accounting firm, the Audit Committee will reconsider its appointment.
Required Vote
The affirmative vote of a majority of the voting power of the votes cast at the Special Meeting and voting affirmatively or negatively on the matter is required to approve this Proposal No. 6. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on Proposal No. 6.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF FRIEDMAN LLP AS NEUROTROPE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL NO. 7:
ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT
Neurotrope is seeking your advisory vote as required by Section 14A of the Securities Exchange Act of 1934, as amended, on the approval of the compensation of Neurotrope’s named executive officers as described in the compensation tables and related material contained in this proxy statement. Because your vote is advisory, it will not be binding on Neurotrope’s compensation committee (the “Compensation Committee”) or Neurotrope’s Board of Directors. However, the Compensation Committee and the Neurotrope Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation. Neurotrope has determined to hold an advisory vote to approve the compensation of Neurotrope’s named executive officers annually, and the next such advisory vote will occur at the 2021 annual meeting of stockholders.
Neurotrope’s compensation philosophy is designed to align each executive’s compensation with Neurotrope’s short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to Neurotrope’s long-term success. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of Neurotrope’s executives is directly related to performance factors that measure Neurotrope’s progress against the goals of Neurotrope’s strategic and operating plans, as well as Neurotrope’s performance against that of its peer companies.
In accordance with the rules of the SEC, the following resolution, commonly known as a “say-on-pay” vote, is being submitted for a stockholder vote at the Special Meeting:
“RESOLVED, that the compensation paid to the named executive officers of Neurotrope, Inc., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the related material disclosed in this proxy statement, is hereby APPROVED.”
The affirmative vote of a majority of the voting power of the votes cast at the Special Meeting and voting affirmatively or negatively on the matter is required to approve this Proposal No. 7. Abstentions and broker non-votes will not be considered votes cast by the holders of all the shares of Neurotrope Common Stock present in person or by proxy at the Special Meeting and voting affirmatively or negatively, and will therefore not have any effect with respect to Proposal No. 7.
THE NEUROTROPE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE COMPENSATION OF NEUROTROPE’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 8:
APPROVAL OF POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING
If Neurotrope fails to receive a sufficient number of votes to approve Proposal No. 1, Neurotrope may propose to adjourn the Special Meeting, for a period of not more than 30 days, for the purpose of soliciting additional proxies to approve Proposal No. 1. Neurotrope currently does not intend to propose adjournment at the Special Meeting if there are sufficient votes to approve Proposal No. 1. The affirmative vote of a majority of the voting power of the votes cast at the Special Meeting and voting affirmatively or negatively on the matter is required to approve the adjournment of the Special Meeting for the purpose of soliciting additional proxies to approve Proposal No. 1.
THE NEUROTROPE BOARD OF DIRECTORS RECOMMENDS THAT THE NEUROTROPE STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 8 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NO. 1.

NEUROTROPE BUSINESS
Overview
Neurotrope is a biopharmaceutical company with product candidates in pre-clinical and clinical development. Neurotrope BioScience began operations in October 2012. Neurotrope is principally focused on developing a product platform based upon a drug candidate called bryostatin for the treatment of Alzheimer’s disease (“AD”), which is in the clinical testing stage. Neurotrope is also evaluating potential therapeutic applications of bryostatin for other neurodegenerative or cognitive diseases and dysfunctions, such as Fragile X syndrome, Multiple Sclerosis, and Niemann-Pick Type C disease, which have undergone pre-clinical testing. Neurotrope has been a party to a technology license and services agreement with the original Blanchette Rockefeller Neurosciences Institute (“BRNI”) (which has been known as Cognitive Research Enterprises, Inc. since October 2016), and its affiliate NRV II, LLC, which is collectively referred to herein as “CRE,” pursuant to which Neurotrope has an exclusive non-transferable license to certain patents and technologies required to develop Neurotrope’s proposed products. Neurotrope BioScience was formed for the primary purpose of commercializing the technologies initially developed by BRNI for therapeutic applications for AD or other cognitive dysfunctions. These technologies have been under development by BRNI since 1999 and, until March 2013, had been financed through funding from a variety of non-investor sources (which include not-for-profit foundations, the National Institutes of Health, which is part of the U.S. Department of Health and Human Services, and individual philanthropists). From March 2013 forward, development of the licensed technology has been funded principally through Neurotrope in collaboration with CRE. Licensing agreements have been culminated with Stanford University for the exclusive use of synthetic bryostatin and for the potential use of bryostatin-like compounds, called Bryologs, for certain therapeutic indications. On September 9, 2019, Neurotrope issued a press release announcing that the confirmatory Phase 2 study of Bryostatin-1 in moderate to severe AD did not achieve statistical significance on the primary endpoint, which was change from baseline to Week 13 in the SIB total score. There were multiple secondary outcome measures in this trial, including the changes from baseline at Weeks 5, 9 and 15 in the SIB total score. No statistically significant difference was observed in the change from baseline in SIB total score between the Bryostatin -1 and placebo treatment groups. On October 8, 2019, following Neurotrope’s announcement of such top-line results from its Phase 2 study of Bryostatin-1, Neurotrope announced its plans to explore strategic alternatives to maximize shareholder value. The Neurotrope Board of Directors formed a strategic alternatives committee to aid in evaluating its alternatives. On January 22, 2020, Neurotrope announced the completion of an additional analysis in connection with the confirmatory Phase 2 study, which examined moderately severe to severe AD patients treated with Bryostatin-1 in the absence of memantine. To adjust for the baseline imbalance observed in the study, a post-hoc analysis was conducted using paired data for individual patients, with each patient as his/her own control. For the pre-specified moderate stratum (i.e., MMSE-2 baseline scores 10-15), the baseline value and the week 13 value were used, resulting in pairs of observations for each patient. The changes from baseline for each patient were calculated and a paired t-test was used to compare the mean change from baseline to week 13 for each patient. A total of 65 patients had both baseline and week 13 values, from which there were 32 patients in the Bryostatin-1 treatment group and 33 patients in the placebo group. There was a statistically significant improvement over baseline (4.8 points) in the mean SIB at week 13 for subjects in the Bryostatin-1 treatment group (32 subjects), paired t-test p < 0.0076, 2-tailed. In the placebo group (33 subjects), there was also a statistically significant increase from baseline in the mean SIB at week 13, for paired t-test p < 0.0144, consistent with the placebo effect seen in the overall 203 study. Although there was a signal of Bryostatin-1’s benefit for the moderately severe stratum, the difference between the Bryostatin-1 and placebo treatment groups was not statistically significant (p=0.2727).
Results of Phase 2 Clinical Trial
On May 1, 2017, Neurotrope reported certain relevant top-line results from Neurotrope’s Phase 2 exploratory clinical trial based on a preliminary analysis of a limited portion of the complete data set generated. A comprehensive analysis of these data from the Phase 2 exploratory trial evaluating Bryostatin-1 as a treatment of cognitive deficits in moderate to severe Alzheimer’s disease were recently published in the Journal of Alzheimer’s Disease, vol. 67, no. 2, pp. 555-570, 2019. A total of 147 patients were enrolled into the study; 135 patients in the mITT population (as defined below) and 113 in the Completer population (as defined below). This study was the first repeat dose study of Bryostatin-1 in patients with late stage AD

(defined as a Mini Mental State Exam 2 (“MMSE-2”) of 4-15), in which two dose levels of Bryostatin-1 were compared with placebo to assess safety and preliminary efficacy (p < 0.1, one-tailed) after 12 weeks of treatment. The pre-specified primary endpoint, the Severe Impairment Battery (the “SIB”) (used to evaluate cognition in severe dementia), compared each dose of Bryostatin-1 with placebo at Week 13 in two sets of patients: (1) the modified intent-to-treat (the “mITT”) population, consisting of all patients who received study drug and had at least one efficacy/safety evaluation, and (2) the Completer population, consisting of those patients within the mITT population who completed the 13-week dosing protocol and cognitive assessments.
These announced top-line results indicated that the 20 µg dose, administered after two weekly 20 µg doses during the first two weeks and every other week thereafter, met the pre-specified primary endpoint in the Completer population, but not in the mITT population. Among the patients who completed the protocol (n = 113), the patients on the 20 µg dose at 13 weeks showed a mean increase on the SIB of 1.5 vs. a decrease in the placebo group of -1.1 (net improvement of 2.6, p < 0.07), whereas, in the mITT population, the 20 µg group had a mean increase on the SIB of 1.2 vs. a decrease in the placebo group of -0.8 (net improvement of 2.0, p < 0.134). At the pre-specified 5 week secondary endpoint, the Completer patients in the 20 µg group showed a net improvement of 4.0 SIB (p < .016), and the mITT population showed a net improvement of 3.0 (p < .056). Unlike the 20 µg dose, there was no therapeutic signal observed with the 40 µg dose.
The Alzheimer Disease Cooperative Study Activities of Daily Living Inventory Severe Impairment version (the “ADCS-ADL-SIV”) was another pre-specified secondary endpoint. The p values for the comparisons between 20 µg and placebo for the ADCS-ADL endpoint at 13 weeks were 0.082 for the Completers and 0.104 for the mITT population.
Together, these initial results after preliminary analysis of this exploratory trial, provided signals that Bryostatin-1, at the 20 µg dose, caused sustained improvement in important functions that are impaired in patients with moderate to severe Alzheimer’s disease, i.e., cognition and the ability to care for oneself. Since many of the patients in this study were already taking donepezil and/or memantine, the efficacy of Bryostatin-1 was evaluated in the Top Line results over and above the standard of care therapeutics.
The safety profile of Bryostatin-1 20 µg was minimally different from the placebo group except for a higher incidence of diarrhea and infusion reactions (11% versus 2% for diarrhea and 17% versus 6% for infusion reactions). Fewer adverse events were reported in patients in the 20 µg group, compared to the 40 µg group. Patients dosed with 20 µg had a dropout rate less than or identical to placebo, while patients dosed at 40 µg experienced poorer safety and tolerability, and had a higher dropout rate. Treatment emergent adverse events (“TEAEs”) were mostly mild or moderate in severity. TEAEs, including serious adverse events, were more common in the 40 µg group, as compared to the 20 µg and placebo groups. The mean age of patients in the study was 72 years and similar across all three treatment groups.
Following presentation of the top line results in July 2017 at the Alzheimer’s Association International Conference in London, a much more extensive analysis of a complete set of the Phase 2 trial data was conducted.
On January 5, 2018, Neurotrope announced that a pre-specified exploratory analysis of the comprehensive data set from Neurotrope’s recent Phase 2 trial in patients with advanced AD found evidence of sustained improvement in cognition in patients receiving the 20 µg bryostatin regimen. As specified in the Statistical Analysis Plan (“SAP”), analysis of patients who did not receive memantine, an approved AD treatment, as baseline therapy showed greater SIB improvement. These findings suggested that this investigational drug could potentially treat Alzheimer’s disease itself and help reduce and/or reverse the progression of AD, in addition to alleviating its symptoms.
Comprehensive follow-on analyses found that patients in the 20 µg treatment arm showed a sustained improvement in cognition over baseline compared to the placebo group at an exploratory endpoint week 15 (30 days after last dose at week 11). These data were observed in the study population as a whole as well as in the Completers study group.
This follow-on analysis of the data evaluated SIB scores of patients at 15 weeks, 30 days after all dosing had been completed — a pre-specified exploratory endpoint. For the 20 µg group, patients in the mITT population (n=34) showed an overall improvement compared to controls (n=33) of 3.59 (p=0.0503) and in the Completers population (n=34) showed an overall improvement compared to controls (n=33) of 4.09 (p=0.0293). In summary, patients on the 20 µg dose showed a persistent SIB improvement 30 days after all dosing had been completed. These p-values and those below are one-tailed.
Additional analyses compared 20 µg dose patients who were on baseline therapy of Aricept vs. patients off Aricept. No significant differences were observed. Another analysis compared the 20 µg dose patients who were on or off baseline therapy of memantine. The secondary analysis comparing SIB scores in non-memantine versus memantine patients found the following:
•
At week 15, non-memantine patients in the mITT Group treated with 20 µg (n=14) showed an SIB improvement of 5.88, while the placebo patients (n=11) showed a decline in their SIB scores of −0.05 for an overall treatment Δ of 5.93 from baseline (p=0.0576).

•
At week 15, non-memantine patients in the Completers Group treated with 20 µg (n=14) showed an SIB improvement of 6.24, while the placebo patients (n=11) showed a decline in their SIB scores of −0.12 for an overall treatment Δ of 6.36 from baseline (p=0.0488).

•
Patients taking memantine as background therapy in the 20 µg (n=20) and control (n=22) groups showed no improvement in SIB scores.

Memantine, an NMDA receptor antagonist, is marketed under the brand names Namenda®, Namenda® XR, and Namzaric® (a combination of memantine and donepezil) for the treatment of dementia in patients with moderate-to-severe AD. It has been shown to delay cognitive decline and help reduce disease symptoms. Further follow-on analyses used trend analyses (testing the dependence of treatment effect on repeated doses).
In the trend analyses, Neurotrope found that the SIB values did not increase over time for the placebo patients resulting in slopes that were non-significantly different from zero (e.g. ‘zero-slopes’). In contrast, the SIB slopes for the 20 µg bryostatin patients who did not receive baseline memantine were found to be statistically significant (p<.001), giving a slope (95% CI) = 0.38 (0.18, 0.57) SIB points per week in the random intercept model, and a slope (95% CI) = 0.38 (0.18, 0.59) points per week in the random intercept and slope model. These results provided evidence that SIB improvement (drug benefit) increased as the number of successive bryostatin doses increased for the 20 µg patient cohort.
Confirmatory Phase 2 Clinical Trial
On May 4, 2018, Neurotrope announced a confirmatory, 100 patient, double-blinded clinical trial for the safe, effective 20 µg dose protocol for advanced AD patients not taking memantine as background therapy to evaluate improvements in SIB scores with an increased number of patients. Neurotrope engaged Worldwide Clinical Trials, Inc. (“WCT”), in conjunction with consultants and investigators at leading academic institutions, to collaborate on the design and conduct of the trial, which began in April 2018. During July 2018, the first patient was enrolled in this study. Pursuant to a new Services Agreement with WCT dated as of May 4, 2018, WCT provided services relating to the trial. The total estimated budget for the services, including pass-through costs, drug supply and other statistical analyses, was approximately $7.8 million. Of the total estimated study costs, as of September 30, 2019, Neurotrope has incurred approximately $7.2 million in expenses of which WCT has represented a total of approximately $6.8 million and approximately $400,000 of expenses have been incurred to other trial-related vendors and consultants. In addition, Neurotrope paid $1.2 million to WCT as prepaid deposits of which Neurotrope has utilized the entire amount.
On September 9, 2019, Neurotrope issued a press release announcing that the confirmatory Phase 2 study of Bryostatin-1 in moderate to severe AD did not achieve statistical significance on the primary endpoint, which was changed from baseline to Week 13 in the SIB total score.
An average increase in SIB total score of 1.3 points and 2.1 points was observed for the Bryostatin-1 and placebo groups, respectively, at Week 13. There were multiple secondary outcome measures in this trial, including the changes from baseline at Weeks 5, 9 and 15 in the SIB total score. No statistically significant difference was observed in the change from baseline in SIB total score between the bryostatin -1 and placebo treatment groups.

The confirmatory Phase 2 multicenter trial was designed to assess the safety and efficacy of Bryostatin-1 as a treatment for cognitive deficits in patients with moderate to severe AD — defined as a Mini Mental State Exam 2 (“MMSE-2”) score of 4-15 — who are not currently taking memantine. Patients were randomized 1:1 to be treated with either bryostatin -1 20µg or placebo, receiving 7 doses over 12 weeks. Patients on memantine, an NMDA receptor antagonist, were excluded unless they had been discontinued from memantine treatment for a 30-day washout period prior to study enrollment. The primary efficacy endpoint was the change in the SIB score between the baseline and week 13. Secondary endpoints included repeated SIB changes from baseline SIB at weeks 5, 9, 13 and 15.
On January 22, 2020, Neurotrope announced the completion of an additional analysis in connection with the confirmatory Phase 2 study, which examined moderately severe to severe AD patients treated with byrostatin-1 in the absence of memantine. To adjust for the baseline imbalance observed in the study, a post-hoc analysis was conducted using paired data for individual patients, with each patient as his/her own control. For the pre-specified moderate stratum (i.e., MMSE-2 baseline scores 10-15), the baseline value and the week 13 value were used, resulting in pairs of observations for each patient. The changes from baseline for each patient were calculated and a paired t-test was used to compare the mean change from baseline to week 13 for each patient. A total of 65 patients had both baseline and week 13 values, from which there were 32 patients in the Bryostatin-1 treatment group and 33 patients in the placebo group. There was a statistically significant improvement over baseline (4.8 points) in the mean SIB at week 13 for subjects in the Bryostatin-1 treatment group (32 subjects), paired t-test p < 0.0076, 2-tailed. In the placebo group (33 subjects), there was also a statistically significant increase from baseline in the mean SIB at week 13, for paired t-test p < 0.0144, consistent with the placebo effect seen in the overall 203 study. Although there was a signal of Bryostatin-1’s benefit for the moderately severe stratum, the difference between the Bryostatin-1 and placebo treatment groups was not statistically significant (p=0.2727). As a further test of the robustness of this Moderate Stratum benefit signal, a pre-specified trend analysis (measuring increase of SIB improvement as a function of successive drug doses) was performed on the repeated SIB measures over time (Weeks 0, 5, 9, and 13). These trend analyses showed a significant positive slope of improvement for the treatment groups in the 203 study that was significantly greater than for the placebo group (p<.01).
In connection with the additional analysis, Neurotrope also announced the receipt of a $2.7 million award from the National Institutes of Health to support an additional Phase 2 clinical study focused on the moderate stratum for which Neurotrope saw improvement in the 203 study. Neurotrope is planning to meet with the Food and Drug Administration (“FDA”) to present the totality of the clinical data for Bryostatin-1. Neurotrope is continuing to determine how to proceed with respect to Neurotrope’s current development programs for Bryostatin-1. On May 28, 2020, Neurotrope Bioscience entered into a non-binding letter of intent with WCT pursuant to which the parties agreed to negotiate a definitive agreement for the provision of clinical trial development services by WCT in connection with a proposed Phase 2 study assessing safety, tolerability and long-term efficacy of bryostatin in the treatment of moderately severe AD subjects not receiving memantine treatment.
On July 23, 2020, Neurotrope Bioscience entered into an additional services agreement (the “2020 Services Agreement”) with WCT. The 2020 Services Agreement relates to services for our Phase 2 clinical study assessing the safety, tolerability and long-term efficacy of bryostatin in the treatment of moderately severe AD subjects not receiving memantine treatment. The total estimated budget for the services, including pass-through costs, is approximately $9.8 million. As previously disclosed on January 22, 2020, Neurotrope has received a $2.7 million award from the NIH, which award will be used to support the 2020 Study, resulting in an estimated net budgeted cost of the 2020 Study to Neurotrope of $7.1 million. In connection with the entry into the 2020 Services Agreement, Neurotrope agreed that WCT would invoice Neurotrope Bioscience for the following advance payments: (i) services fees of approximately $490,000; (ii) pass-through expenses of approximately $140,000; and (iii) investigator/institute fees of approximately $310,000, which in each case will be due within ten (10) days of Neurotrope Bioscience’s receipt of such invoice.
Other Development Projects
To the extent resources permit, Neurotrope may pursue development of selected technology platforms with indications related to the treatment of various disorders, including neurodegenerative disorders such as AD, based on Neurotrope’s currently licensed technology and/or technologies available from third party licensors or collaborators.

For example, Neurotrope has entered into a Cooperative Research and Development Agreement (“CRADA”) with the National Cancer Institute (“NCI”) for the research and clinical development of Bryostatin-1. Under the CRADA, Neurotrope will collaborate with the NCI’s Center for Cancer Research, Pediatric Oncology Branch (“POB”) to develop a Phase I clinical trial testing the safety and toxicity of Bryostatin-1 in children and young adults with CD22 + leukemia and B-cell lymphoma. In the growing era of highly effective immunotherapies targeting cell-surface antigens (e.g., CAR-T cell therapy), and the recognition that antigen modulation plays a critical role in evasion of response to immunotherapy, the ability for Bryostatin-1 to upregulate CD22 may serve a synergistic role in enhancing the response to a host of CD22 targeted therapies. Under the CRADA, Bryostatin-1 is expected to be tested in the clinic to evaluate its ability to modulate CD22 in patients with relapsed/refractory CD22+ disease, while evaluating safety, toxicity and overall response. In connection with the Transfer Agreement (as defined below), Neurotrope agreed to assign and transfer to BryoLogyx Inc. all of its right, title and interest in and to the CRADA, subject to the receipt of NCI’s consent.
Nemours Agreement
On September 5, 2018, Neurotrope announced a collaboration with The Nemours / Alfred I. duPont Hospital for Children, a premier U.S. children’s hospital, to initiate a clinical trial in children with Fragile X syndrome (“Fragile X”). In addition to the primary objective of safety and tolerability, measurements will be made of working memory, language and other functional aspects such as anxiety, repetitive behavior, executive functioning, and social behavior. The total estimated cost of this proposed trial to Neurotrope is approximately $100,000.
Recent Developments
Review of Strategic Alternatives
On October 8, 2019, Neurotrope announced its plans to explore strategic alternatives to maximize shareholder value. Neurotrope is continuing to determine how to proceed with respect to its current development programs for Bryostatin-1 in its effort to maximize shareholder value.
Registered Direct Offering
On January 22, 2020, Neurotrope entered into a securities purchase agreement with certain institutional investors and certain pre-existing high net worth individual investors. Pursuant to the terms of the purchase agreement, Neurotrope issued to the purchasers in a registered offering an aggregate of 18,000 shares of its newly designated Series D Convertible Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”) (which are convertible into a total of 10,909,100 shares of common stock) and Series H warrants to purchase up to an aggregate of 10,909,100 shares of common stock for an aggregate purchase price of approximately $18 million. The warrants are exercisable at a price of $1.65 per share immediately upon issuance. They feature a five-year term and a right by Neurotrope, in certain circumstances, to call for the cancellation of up to 50% of the shares of common stock underlying such warrants for consideration equal to $0.0001 per share of underlying common stock in the event the value weighted average price of Neurotrope’s common stock exceeds $5.00 for each of 10 consequence trading days in a 30-day calendar period. The Series D Preferred Stock and the Series H warrants are immediately separable and were issued separately. The net proceeds to Neurotrope from the offering were approximately $16.4 million, after deducting financial advisory fees and offering expenses paid by Neurotrope.
Director Resignations
On February 21, 2020, James Gottlieb resigned as a member of the Neurotrope Board of Directors and from all committees thereof, effective immediately. On February 25, 2020, Shana Phares resigned as a member of the Neurotrope Board of Directors and from all committees thereof, effective immediately. Mr. Gottlieb and Ms. Phares served as the two Neurotrope Board of Directors designees of the licensor of the patents and technologies utilized by Neurotrope in its attempts to develop therapeutic applications for AD and other cognitive dysfunctions.

Corporate Information
Neurotrope, Inc. is a Nevada corporation with its principal business office at 1185 Avenue of the Americas, 3rd Floor, New York, New York 10036. Neurotrope’s website can be found at www.neurotrope.com. Through Neurotrope’s website, Neurotrope makes available, free of charge, Neurotrope’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the Securities and Exchange Commission, or SEC. Information contained on, or that can be accessed through, Neurotrope’s website is not and shall not be deemed to be a part of this proxy statement/prospectus.
AD and the Potential Market for Neurotrope’s Products
The Epidemic of AD
According to the Alzheimer’s Association, it has been estimated that 44 million people worldwide had AD, or other forms of dementia, in 2018. The prevalence of AD is independent of race, ethnicity, geography, life style and, to a large extent, genetics. The most common cause of developing AD is living a long life. In developing countries where the median age of death is less than 65 years old, AD is rarely recognized or diagnosed. In the United States in 2019, 5.8 million people are estimated to have AD, and over 96% of these people are older than 65 years of age.
Researchers continue to explore a wide range of drug mechanisms in hopes of developing drugs to combat this disease. Figure 1 illustrates the range of mechanisms under consideration. Neurotrope’s approach, which involves the activation of the enzyme PKCε, represents a novel mechanism in the armamentarium of potential AD drug therapies.
Figure 1. Different Pharmacologic Targets being pursued for the Treatment of AD

Therapeutic Targets in AD
NeuroGenesis
Amyloid Cascade
Nicotinic Receptors
Immunization
5HT Receptors
Tau and GSK-3 Theory
Neuro-inflammation
PDE Inhibitor
HDAC & Sirtuin
Mitochondria
Activation of PKCε

It has been shown that, during several years preceding the diagnosis of dementia associated with AD, there can be gradual cognition decline, which at first may have rather benign characteristics. At this stage, known as mild cognitive impairment (“MCI”), 60% of these patients will convert to early AD. In MCI, there can already be significant loss of synapses (the junctions between nerve cells) and compromised release of the chemical messengers onto their post-synaptic targets. MCI, therefore, can transition into mild, moderate and, finally, severe stages of Alzheimer’s disease that are characterized by greater systemic loss of neurons and synapses in the brain tissue. Multiple failures in acetylcholine and glutamate neurotransmitter systems (neurotransmitters) may cause some of the symptoms of early AD, and thus these systems have become targets for pharmacologic intervention.

In MCI and early AD, the amyloid load in the brain may or may not increase while the symptoms of early AD begin to occur. Loss of neurons and synaptic networks can be accompanied by abnormal processing of β amyloid (“Aβ”) peptide, causing elevation of the soluble Aβ oligomers, eventually leading to the formation of Aβ plaques (protein deposits) in the brain.
The conventional amyloid cascade hypothesis holds that amyloid pathology leads to hyperphosphorylated tau proteins (a protein found in nerve cells) being deposited within neurons in the form of insoluble tangles, excitotoxicity (overstimulation of nerve cells by neurotransmitters), inflammation and finally synaptic depletion and neuronal death. Other hypotheses suggest that AD begins earlier with dysfunctional tau metabolism — independent of amyloid levels. However, the majority of drug development efforts during the past two decades have focused on stopping the production of Aβ or its fragments, and the elimination of these peptides from either intracellular or extracellular locations has represented the preponderance of drug design efforts to halt the progression of AD. However, these efforts have been largely unsuccessful.
Neurotrope believes the current failures of therapies clearing formed amyloid plaques come from an incomplete view of the process. In Neurotrope’s view, amyloid plaques and the tau-based neurofibrillary tangles are pathologic hallmarks of AD, but cognitive deficits and synaptic loss can often occur in AD patients in the absence of amyloid plaques. Neurotrope believes the appearance of these plaques and tangles is not necessarily linked to the death of neurons or synapses, and that the elimination of the plaques does not restore cognitive function as already demonstrated in extensive clinical testing with pathologic correlates. However, Neurotrope believes that the soluble amyloid pre-plaque oligomers, through their toxicity to synapses and neurons, are important in the progression of the disease.
In animal studies, the scientific team led by Neurotrope’s Chief Scientific Officer, Dr. Alkon, at the Blanchette Rockefeller Neurosciences Institute, or BRNI (now known as CRE) found that PKCε activation in neurons targets the loss of synapses in the brains of animals with AD, and can delay or temporarily arrest other elements of the disease, e.g., the elevation of the toxic Aβ peptide, the loss of neurons, the appearance of plaques and tangles, and the loss of cognitive function. In pre-clinical testing, Dr. Alkon and his teams also demonstrated that Bryostatin prevents the death of neurons (anti-apoptosis) and induces synaptogenesis by mobilizing synaptic growth factors such as BDNF, NGF, and IGF. At the same time, Bryostatin appeared to prevent the formation of A Beta oligomers, prevent the deposition of amyloid plaques (extra-neuronal), prevent the formation of neurofibrillary tangles (intra-neuronal), and may restore cognitive function. These neuro-restorative benefits may result from the multi-modal molecular cascades activated by the Bryostatin — PKCε efficacies.
Potential Market for Neurotrope’s Products
According to an article titled “Progress in AD” published in The Journal of Neurology in 2012, there has been a dearth of new product introductions in the last 20 years either for the treatment of AD symptoms or its definitive diagnosis in patients who begin exhibiting the memory and cognitive disorders associated with the disease. According to the Alzheimer’s Association, all of the products introduced to date for the treatment of AD have yielded negative or marginal results with no long-term effect on the progression of AD and no improvement in the memory or cognitive performance of the patients receiving these therapies. With over 44 million people worldwide estimated to have had AD in 2019, there is significant commercial potential for a new therapeutic that is effective in delaying the progression of the disease.
Neurotrope believes the markets for drugs or therapies to treat the underlying pathology of AD exist largely, but not exclusively, in the developed world and principally comprise the North American, European and Japanese markets. The aggregate AD market is subdivided into four distinct segments, which are shown in Figure 2, as are the compounded annual growth rates (“CAGRs”) for these segments over the 2013-2023 timeframe.
Sales of the major drug therapies available only by prescription are approved for the symptomatic treatment of the cognitive aspects of AD, but have no meaningful effect on disease progression, causing only temporary improvement in cognitive decline. Despite their limited efficacy, this group of drugs had collective worldwide sales in 2018 of approximately $4.4 billion and is projected to grow to approximately $8.2 billion by 2026, a compounded annual growth rate of 8.2%, according to Fior Markets as of July 10, 2019.

Neurotrope’s Proposed Products
Challenges in Treating AD
One of the challenges in treating AD is that its symptoms become manifest only years after the disease process can be definitely diagnosed. Treatment strategies attempting to intervene once symptoms become more apparent are focused on stimulating the neurotransmitter activity of still healthy neurons, or removing the amyloid plaque deposited in the brain. Many drug development efforts to date that have targeted the removal of beta-amyloid or tau protein as their therapeutic mechanism of action have failed, and drugs approved for stimulating neurotransmitter activity offer short-lived, palliative results for AD patients. As such, these strategies have yielded negative or marginal results with no effect on the progression of AD and no improvement in the memory or cognitive performance of the patients receiving these therapies.
Dying neurons and synapses have, to date, not been therapeutic targets for restoration, and many in the AD field currently believe that stemming the progression of the disease may only be possible with very early stage intervention. The FDA is encouraging the pharmaceutical industry to increase efforts to investigate such early stage interventional treatments by recommending that modified clinical endpoints, both functional and cognitive, be established to monitor the efficacy of drug prototypes being tested in early stage AD patients, according to an article published in The New England Journal of Medicine.
In contrast, Neurotrope believes that Neurotrope’s data from various preclinical animal models and compassionate use trials support that activation of PKCε in central nervous system neurons may improve neuronal vitality and function in areas of the brain damaged by AD, potentially resulting in the improvement of memory and cognition.
Synaptogenesis
Studies of autopsy brains of AD vs. Control patients showed that deficient activity or low concentrations of PKCε in aging subjects is one of the main causes of the neurodegeneration seen in AD. These deficiencies result in the loss of BDNF, an important synaptic growth factor as demonstrated by other clinical research. The schematic in Figure 3 illustrates only a portion of the changes mediated by PKCε, and how it may help reverse the neuronal damage and loss central to the pathogenic process in AD.
Figure 2. PKCε Activation Involves 5 Different Mechanisms to Stop the Progression of AD

PKCε Activation
- ↓ Aβ plaque deposits in neurons
(through ↑ ECE enzymatic activity)
- ↓ the levels of toxic precursor protein leading to Aβ deposits in the nerve cell
(through ↑ α-secretase activity)
- ↓ phosphorylated extracellular protein tangles & plaques
(through ↓ of GSK-3β)
- ↑ release of nerve growth factors at the neuronal synapse (leads to ↑ synaptic function and ↑ memory functions)
- ↓ Cell death of nerve cells
(through ↓ of neuronal apoptosis)
PKCε activation reverses most, if not all, of the pathological processes leading to the progression of Alzheimer's Disease, and represents a unique singular point for therapeutic intervention which could arrest further development of the disease in either early or late stage patients

Activation of PKCε has been achieved with drug prototypes that mimic the activity of diacylglycerol and phosphatidylserine, which are the natural binding targets for this enzyme. In addition, a variety of in vitro and in vivo animal models have demonstrated that these drug prototypes may be effective in restoring the structure and function of neuronal synapses. Neurotrope’s first clinical application of the PKCε activators is focused on the treatment of AD, but a number of other neurodegenerative diseases may be amenable to similar treatment. A list of these potential future drug targets is shown in Figure 3.
Figure 3. Therapeutic targets for neuroregeneration through PKCε activation

Behavioral Models/ Learning & Memory
Synaptic imaging / Regeneration
restores # of neurons and synaptic morphologies in rats suffering ischemic shock accelerates spatial maze learning in mice
Bryostatin & other Test Compounds
prolongation of survival in AD transgenic mice
Cell Culture Assays
Induce PKCε activation
confocal histochemical imaging of synapses
Human SH-SY5Y neuroblastoma cells
Mouse N2a neuroblastoma cells
Rat hippocampal neurons
Control Neurons
PKCε "Activated" Neurons
ANTI-ALZHEIMER'S EFFECTS
ECE
Aβ
Aβ
enhances degradation
inhibits buildup
increases level of synaptic proteins spinophilin and synaptophysin level of PKCε activation is measurable;
high levels of activation = stronger cell survival

Treatment of AD by Stimulating Synaptic Regeneration and Prevention of Neuronal Death
Dr. Alkon’s team at BRNI (now known as CRE) conducted research in synaptic regeneration and the prevention of neuronal death, outside the conventional wisdom that has dominated research efforts in the industry. The pathology of AD likely has multiple layers in its development, in addition to the presence of tau phosphorylated tangles and Aβ oligomers. However, once this process presents clinical manifestations of AD, restoring synaptic function thus far has not been effectively achieved by removing Aβ plaques with experimental drug interventions. Once neurons undergo toxic changes with soluble Aβ oligomers, the loss of function to the patient has been irreversible.
CRE’s and Neurotrope’s approach has been to restore general viability and hence synaptic function in still-functioning neurons by stimulating the regeneration and growth of the dendritic branches, spines, and pre-synaptic terminals on these neurons. (Dendrites are the branched projections of a neuron that act to propagate the electrochemical stimulation received from other neural cells.) This process can be visualized with serial sections using an electron microscope in the brains of rats whose neurons and synapses have been damaged by ischemic shock (depriving oxygen) or traumatic injury to the brain. The morphology of the damaged neurons in these animal models looks strikingly different after they are treated with experimental drugs that activate PKCε. The new growth of dendritic trees on the damaged neurons creates a multiplicity of new synaptic connections, basically re-wiring the damaged neurons and restoring their function. Earlier therapeutic intervention with a PKCε activator produces markedly improved outcomes in tests measuring restored animal cognitive function.
PKCε Activation Stimulates the Formation of New Synaptic Connections
The new synaptic connections formed from the damaged neurons revitalized by PKCε in rats can be demonstrated in various behavioral models for the animals that are used to measure memory functions.

Treatment with bryostatin, for 12 weeks in genetically modified rodents pre-disposed to develop an AD-type of pathology showed that bryostatin promoted the growth of new synapses and preserved the existing synapses. In addition, this drug also reversed the decrease of PKCε and the reciprocal increase of soluble amyloid.
In cell tissue cultures, there is a difference in morphology between neurons damaged by the application of ASPD (soluble oligomers of Aβ) as compared to synapses rejuvenated by the application of bryostatin. Treatment with bryostatin, through PKCε activation, stimulates the revitalization of neurons and the formation of new synaptic connections.
The Central Role of PKCε in Maintaining Neuron Structure and Function
Upon activation, PKCε migrates from the intraneuronal cytoplasm to the cell membrane, where it activates signal-regulating enzymes (specifically the m-RNA stabilizing protein, HUD, and downstream growth factors such as BDNF, NGF, IGF, etc.; MAP kinases Erk1/2; the BCl-2 apoptosis cascade; and NF-ϰβ), causing a series of changes leading to increased DNA transcription, synaptic maturation, a consequent increase in levels of growth factor proteins (such as nerve growth factor and brain-derived neurotrophic factor), an inhibition of programmed cell-death and a reduction of β amyloid, and hyperphosphorylated tau.
This myriad of events is orchestrated by PKCε, and prompts a number of secondary events occurring in both the pre- and post-synaptic portions of the neuron. Cellular visualization of this effect shows an increase in the number of pre-synaptic vesicles in the neurons, an increase in pre-synaptic levels of PKCε and an increase in the number of mushroom spines associated with individual synaptic boutons (knoblike enlargements at the end of a nerve fiber, where it forms a synapse). Their genesis in these neurons is responsible for the formation of new synapses during associative learning and memory, and for regeneration of synaptic networks in pre-clinical models of Alzheimer’s disease, stroke, traumatic brain injury, and Fragile X syndrome.
The central role of PKCε activation in these dynamic events expands the amyloid and tau hypotheses for AD by including pathways to restore the synaptic networks lost during neurodegeneration and to prevent further loss. This mechanistic framework offers new targets for therapeutic intervention which not only prevent the formation of tangles and plaque, but also prevents neuronal death, and promotes the induction of new, mature synaptic networks.
Decreased amyloid formation from PKCε activation results from an increase in the rate of Aβ degradation by ECE (endothelin converting enzyme) and induction of α-secretase cleavage of amyloid precursor protein (the precursor molecule to Aβ) through phosphorylation of an enzyme known as Erk. In rodent models genetically predisposed to forming large amounts of amyloid deposits in their brains, PKCε activation was found to interrupt the ongoing formation of amyloid, suggesting that this approach may delay the progression of AD.
The key to CRE’s innovation in this area has been in identifying highly potent drug prototypes that at low concentrations cause the specific and transient activation of PKCε, without interacting with the other isozyme variants of PKC whose inactivation would negate the synaptogenic properties of the e isoform.
Testing PKCε Activation in Humans
The basic drug mechanism invoking PKCε activation for neuronal rejuvenation and synaptic regeneration has never been evaluated in humans for any drug class or therapeutic application. Neurotrope believes that the pre-clinical and clinical research in this field as described above is an ideal platform for testing this approach in human subjects.
Neurotrope has licensed a body of biomedical research from CRE, formerly known as the Blanchette Rockefeller Neurosciences Institute, or BRNI, that is comprised of new methods and drug prototypes designed to stimulate neuronal regeneration. For additional information, see “Neurotrope Business — Intellectual Property — Technology License and Services Agreement” of this proxy statement/prospectus. Neurotrope believes the commercial application of this technology has potential to impact AD as well as traumatic brain injury, ischemic stroke, post-traumatic stress syndrome and learning disorders.

Drug Prototypes That Treat AD through Regeneration
CRE has developed a new chemical family of polyunsaturated fatty acid (“PUFA”) analogs, which appear to be effective in the activation of PKCε. Representative structures of bryostatin and a PUFA analog are shown in Figure 4.
Figure 4. Structures of Bryostatin 1 and a PUFA Analog Effective in the Activation of PKCε
Ki values = effective concentration of the drug in achieving 50% activation of PKCε
These molecules activate PKCε by binding to two different and distinct active sites on the enzyme. The natural ligands that bind to these sites are diacylglycerol and phosphatidylserine. Bryostatin acts as a mimetic (mimic) for diacylglycerol by binding to the diacylglycerol site and, similarly, the PUFA analogs act as mimetics for phosphatidylserine by binding to the phosphatidylserine site.
Collaborative Agreements
Stanford License Agreements
On May 12, 2014, Neurotrope entered into a license agreement (the “Stanford Agreement”) with The Board of Trustees of The Leland Stanford Junior University (“Stanford”), pursuant to which Stanford has granted to Neurotrope a revenue-bearing, world-wide right and exclusive license, with the right to grant sublicenses (on certain conditions), under certain patent rights and related technology for the use of bryostatin structural derivatives, known as “bryologs,” for use in the treatment of central nervous system disorders, lysosomal storage diseases, stroke, cardio protection and traumatic brain injury, for the life of the licensed patents. Neurotrope is required by the Stanford Agreement to use commercially reasonable efforts to develop, manufacture and sell products (“Licensed Products”) in the Licensed Field of Use (as defined in the Stanford Agreement) during the term of the licensing agreement. Neurotrope paid Stanford $70,000 upon executing the license and is obligated to pay an additional $10,000 annually as a license maintenance fee. In addition, Neurotrope must meet specific diligence milestones, and upon meeting such milestones, make specific milestone payments to Stanford. Neurotrope will also pay Stanford royalties of 3% on net sales, if any, of Licensed Products (as defined in the Stanford Agreement) and milestone payments of up to $3.7 million dependent upon stage of product development. To-date, no royalties nor milestone payments have been made.
On January 19, 2017, Neurotrope entered into a second license agreement with Stanford, pursuant to which Stanford has granted to Neurotrope a revenue-bearing, world-wide right and exclusive license, with the right to grant sublicenses (on certain conditions), under certain patent rights and related technology for the use of “Bryostatin Compounds and Methods of Preparing the Same,” or synthesized bryostatin, for use in the treatment of neurological diseases, cognitive dysfunction and psychiatric disorders, for the life of the licensed patents. Neurotrope paid Stanford $70,000 upon executing the license and is obligated to pay an additional $10,000 annually as a license maintenance fee. In addition, based upon certain milestones which include product development and commercialization, Neurotrope will be obligated to pay up to an additional $2.1 million and between 1.5% and 4.5% royalty payments on certain revenues generated by Neurotrope relating to the licensed technology. Neurotrope has made all required annual maintenance payments.

Mt. Sinai License Agreement
On July 14, 2014, Neurotrope BioScience entered into an Exclusive License Agreement (the “Mount Sinai Agreement”) with the Icahn School of Medicine at Mount Sinai (“Mount Sinai”). Pursuant to the Mount Sinai Agreement, Mount Sinai granted Neurotrope BioScience (a) a revenue-bearing, world-wide right and exclusive license, with the right to grant sublicenses (on certain conditions), under Mount Sinai’s interest in certain joint patents held by Neurotrope and Mount Sinai (the “Joint Patents”) as well as in certain results and data (the “Data Package”) and (b) a non-exclusive license, with the right to grant sublicenses on certain conditions, to certain technical information, both relating to the diagnostic, prophylactic or therapeutic use for treating diseases or disorders in humans relying on activation of Protein Kinase C Epsilon (“PKCε”), which includes Niemann-Pick Disease (the “Mount Sinai Field of Use”). The Mount Sinai Agreement allows Neurotrope BioScience to research, discover, develop, make, have made, use, have used, import, lease, sell, have sold and offer certain products, processes or methods that are covered by valid claims of Mount Sinai’s interest in the Joint Patents or an Orphan Drug Designation Application covering the Data Package (“Mount Sinai Licensed Products”) in the Mount Sinai Field of Use (as such terms are defined in the Mount Sinai Agreement).
Bryostatin
Neurotrope’s lead product candidate is bryostatin. Bryostatin is a natural product isolated from a marine invertebrate organism, a bryozoan called Bugula neritina. Several total syntheses of this complex molecule have been achieved in recent years in various academic chemistry laboratories, and these approaches represent a possible alternative source of this drug. Importantly, Neurotrope has an exclusive license for neurologic disorders to a new, accelerated synthesis of Bryostatin-1 recently developed at Stanford University by Dr. Paul Wender and his team. Bryostatin is a PKCα and ε activator that was originally developed as a potential anticancer drug. According to Clinical Cancer Research, this drug candidate was previously evaluated in 63 clinical studies involving more than 1,400 patients at the National Cancer Institute (“NCI”) for the treatment of various forms of cancer. While having failed these studies as an experimental anti-cancer therapy, much useful information on the safety, pharmacodynamics and toxicity of the drug was obtained from these in-human trials. In general, Bryostatin-1 was considered to be “well-tolerated” in these anti-cancer trials. It was discovered that at doses at lower levels than those used in these anticancer trials, bryostatin is a potent activator of PKCε and may have efficacy in treating AD. As described above, activation of PKCε has been shown to partially restore synaptic function in neurons damaged by AD in in vitro and in vivo animal models.
The NCI has entered into a material transfer agreement with CRE to provide the bryostatin required for pre-clinical research as well as the Phase 2 clinical trials planned by Neurotrope. Neurotrope’s license agreement with CRE (see “Business — Intellectual Property — Technology License and Services Agreement”) permits Neurotrope’s access to new bryostatin clinical trial data and information held by the NCI, as well as past clinical, safety and toxicity data compiled by the NCI during the time this drug was being evaluated for its anticancer properties. See “Risk Factors — Risks Related to Our Business and Financial Condition — We are partly dependent upon the NCI to supply bryostatin for Neurotrope’s clinical trials” of Neurotrope’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 that is incorporated into this proxy statement/prospectus by reference.
CRE previously conducted an exploratory evaluation of bryostatin on a compassionate use basis in AD patients who have an inherited form of AD, frequently called familial AD, under an FDA-approved study protocol. Familial AD results from one of four major mutations in the genome, and this mutation is passed on from generation to generation within a family that carries the defective gene. The tragic consequence of familial AD is that it strikes its victims at an early age, often while they are in their twenties. The aggressive progression of familial AD can render these patients in the terminal stages of AD in their late 30s and early 40s.
Bryologs
On May 12, 2014, Neurotrope entered into a license agreement (the “Stanford License”) with Stanford pursuant to which Stanford has granted to Neurotrope a revenue-bearing, world-wide right and exclusive license, with the right to grant sublicenses (on certain conditions), under three issued U.S. patents and one pending U.S. patent and related technology for the use of bryostatin structural derivatives, known as “bryologs,” for use in the treatment of central nervous system disorders, lysosomal storage diseases, stroke, cardioprotection and traumatic brain injury, collectively referred to as the Licensed Field of Use (as defined in the Stanford License), for the life of the licensed patents. As mentioned above, in January 2017, Neurotrope entered into an additional license agreement with Stanford relating to an accelerated synthesis of Bryostatin-1.
Also as mentioned above, Neurotrope’s initial drug candidate, bryostatin, is a natural product isolated from a marine invertebrate organism, a bryozoan called Bugula neritina. However, it takes large quantities of biomass harvested from the oceans to produce even small quantities of bryostatin, and supply is limited.
Stanford researchers have synthesized a large family of bryologs over a number of years as part of a research program to define the essential molecular features critical to bryostatin’s biological activity. The bryologs are easier to produce than bryostatin due to their less complex chemical structures. They represent a collection of potential drug candidates, some of which Neurotrope may evaluate for the potential treatment of several diseases such as ischemic stroke, Fragile X syndrome, traumatic brain injury and AD, although there can be no assurance that Neurotrope will identify any potential candidates or if identified, will be successful in developing a potential treatment.
Neurotrope is required under the Stanford License to use commercially reasonable efforts to develop, manufacture, and sell products (“Licensed Products”) in the Licensed Field of Use (as defined in the Stanford License). In addition, Neurotrope must meet specific diligence milestones, and upon meeting such milestones, make specified milestone payments to Stanford. Neurotrope will also pay Stanford royalties on net sales, if any, of Licensed Products (as defined in the Stanford License).
Stanford retains the right, on behalf of itself and all other non-profit research institutions, to practice the licensed patents and use the licensed technology for any non-profit purpose, including sponsored research and collaborations. The license is also subject to Title 35, Sections 200-204, of the United States Code, which governs patent rights in inventions made with U.S. government assistance. Among other things, these provisions provide the United States government with nonexclusive rights in the licensed patents. They also impose the obligation that products based on the licensed patents sold or produced in the United States be “manufactured substantially in the United States.”
PUFA Analogs
Several other drug prototypes termed the PUFA analogs have been synthesized at CRE and evaluated for their PKCε activating properties in models of AD. The PUFA analogs are not structurally related to bryostatin and activate PKCε at a different site. Neurotrope believes the PUFA analogs may represent a potential source for follow-on drug candidates. PKCε activators from the PUFA family of drug prototypes have demonstrated neuroregeneration efficacy roughly equivalent to and, in some cases, potentially superior to that of bryostatin. If the PUFA analogs show adequate potency in preclinical models of AD, Neurotrope may advance a drug prototype from this chemical family.
Other Potential Products
Neurotrope may acquire, by license or otherwise, other development stage products that are consistent with Neurotrope’s product portfolio objectives and commercialization strategy.
WCT Services Agreements
On October 9, 2015, Neurotrope BioScience, Neurotrope’s wholly-owned subsidiary, executed a Services Agreement (the “2015 Services Agreement”) with Worldwide Clinical Trials, Inc. (“WCT”), effective as of August 31, 2015. The 2015 Services Agreement related to services for Neurotrope BioScience’s Phase 2 clinical study assessing the safety, tolerability and efficacy of bryostatin in the treatment of moderately severe to severe AD. Pursuant to the terms of the 2015 Services Agreement, WCT agreed to provide services to enroll approximately 150 study subjects at approximately 30 sites across the United States. Neurotrope began enrollment at the initial sites at the end of 2015, completed enrollment in November 2016 and announced top-line results in May 2017 as described in this report.

On May 4, 2018, Neurotrope BioScience executed a new Services Agreement (the “Services Agreement”) with WCT. The Services Agreement relates to services for Neurotrope BioScience’s confirmatory Phase 2 clinical study assessing the safety, tolerability and efficacy of bryostatin in the treatment of moderately severe to severe Alzheimer’s disease.
Pursuant to the terms of the Services Agreement, WCT provided services and enrolled one hundred six (106) study subjects. The total estimated budget for the services, including pass-through costs, was approximately $7.3 million. WCT substantially completed performance of the services thereunder in September 2019 and their services agreement will expire upon receipt of all payments from Neurotrope BioScience that are due under the Agreement. The total costs for WCT’s services was approximately $6.9 million. Further, under the Agreement, either Neurotrope BioScience or WCT may terminate the Agreement if the other party materially breaches the Agreement and fails to cure such breach. Additionally, either Neurotrope BioScience or WCT may terminate the Agreement upon notice to the other party if the other party is adjudicated insolvent or petitions for relief under any insolvency, re-organization, receivership, liquidation, compromise, or any moratorium statute. As of March 31, 2020, the trial’s data safety monitoring board determined that the drug did not have safety issues pursuant to their review based upon completion of patient dosing for the trial.
ByroLogyx Agreements
Supply Agreement
On June 9, 2020, Neurotrope entered into a supply agreement (the “Supply Agreement”) with BryoLogyx Inc. (“BryoLogyx”), pursuant to which BryoLogyx agreed to serve as Neurotrope’s exclusive supplier of synthetic Bryostatin-1. Pursuant to the terms of the Supply Agreement, Neurotrope agreed to place an initial order of one gram of current good manufacturing practice (“cGMP”) synthetic Bryostatin-1 as an active pharmaceutical ingredient to be used in a drug product (“API”), to be shipped by BryoLogyx within 60 days after the date upon which BryoLogyx obtains cGMP certification for production of API. Neurotrope may place additional orders for API beyond the initial order by making a written request to BryoLogyx no later than six months prior to the requested delivery date. Neurotrope agreed to pay a price per gram of API equal to the cost of goods sold plus 15%, in each case calculated as at the time of production of the API requested by Neurotrope.
The supply period under the Supply Agreement commences on the date that BryoLogyx receives cGMP certification for production of API and Neurotrope accepts the initial production run, and terminates upon (i) the fifth (5th) anniversary of the date of completion by Neurotrope of its Phase III clinical trial using API or (ii) such earlier or later date as is agreed to by the parties. Either party may terminate the Supply Agreement for cause as set forth in the Supply Agreement.
The Supply Agreement contains customary representations, warranties and agreements by the parties, as well as certain covenants regarding matters such as confidentiality.
Transfer Agreement
In connection with the Supply Agreement, on June 9, 2020 (the “Transfer Agreement Effective Date”), Neurotrope entered into a transfer agreement (the “Transfer Agreement”) with BryoLogyx. Pursuant to the terms of the Transfer Agreement, Neurotrope agreed to assign and transfer to BryoLogyx all of its right, title and interest in and to that certain Cooperative Research and Development Agreement, dated as of January 29, 2019 (the “CRADA”), by and between Neurotrope and the U.S. Department of Health and Human Services, as represented by the National Cancer Institute of the National Institutes of Health (“NCI”), under which Bryostatin-1’s ability to modulate CD22 in patients with relapsed/refractory CD22+ disease has been evaluated to date. The transfer is subject to the receipt of NCI’s consent. Neurotrope further agreed that, following the transfer of the CRADA, Neurotrope will assign to BryoLogyx its investigational new drug application (“IND”) currently on file with the U.S. Food and Drug Administration. As consideration for the transfer of the CRADA and IND, BryoLogyx has agreed to pay to Neurotrope 2% of the gross revenue received in connection with the sale of bryostatin products, up to an aggregate payment amount of $1 million (the date of receipt of such aggregate amount, the “End Date”).

The term of the Transfer Agreement commences on the Transfer Agreement Effective Date and will terminate upon the earliest to occur of the following: (i) the fifth (5th) business day after the Transfer Agreement Effective Date if the transfer has not occurred and Neurotrope has not provided certain required notifications, (ii) the End Date, (iii) such other date as the parties agree to in writing or (iv) thirty (30) days following the delivery by one party of a written notice of an uncured material breach of an obligation by the other party.
The Transfer Agreement contains customary representations, warranties and agreements by the parties, as well as certain covenants regarding matters such as confidentiality.
Intellectual Property
Technology License and Services Agreement
On February 4, 2015, Neurotrope BioScience, CRE and NRV II, LLC entered into an Amended and Restated Technology License and Services Agreement (the “CRE License”), which further amended and restated the Technology License and Services Agreement dated as of October 31, 2012, as amended by Amendment No. 1 dated as of August 21, 2013.
Pursuant to the CRE License, Neurotrope BioScience maintained its exclusive (except as described below), non-transferable (except pursuant to the CRE License’s assignment provision), world-wide, royalty-bearing right, with a right to sublicense (in accordance with the terms and conditions described below), under CRE’s and NRV II’s respective right, title and interest in and to certain patents and technology owned by CRE or licensed to NRV II, LLC by CRE as of or subsequent to October 31, 2012 to develop, use, manufacture, market, offer for sale, sell, distribute, import and export certain products or services for therapeutic applications for AD and other cognitive dysfunctions in humans or animals (the “Field of Use”). Additionally, the CRE License specifies that all patents that issue from a certain patent application, shall constitute licensed patents and all trade secrets, know-how and other confidential information claimed by such patents constitute licensed technology under the CRE License. Furthermore, on July 10, 2015, under the terms of the Statement of Work and Account Satisfaction Agreement dated February 4, 2015, Neurotrope BioScience’s rights relating to an in vitro diagnostic test system reverted back to CRE and, accordingly, Neurotrope BioScience no longer has any rights under the CRE License for diagnostic applications using the CRE patent portfolio or technology.
Notwithstanding the above license terms, CRE and its affiliates retain rights to use the licensed intellectual property in the Field of Use to engage in research and development and other non-commercial activities and to provide services to Neurotrope BioScience or to perform other activities in connection with the CRE License.
Under the CRE License, CRE and Neurotrope BioScience may not enter into sublicense agreements with third parties except with CRE’s prior written consent, which consent shall not be commercially unreasonably withheld. Furthermore, the CRE License dated February 4, 2015 revises the agreement that was entered into as of October 31, 2012 and amended on August 21, 2013, in that it provides that any intellectual property developed, conceived or created in connection with a sublicense agreement that Neurotrope BioScience entered into with a third party pursuant to the terms of the CRE License will be licensed to CRE and its affiliates for any and all non-commercial purposes, on a worldwide, perpetual, non-exclusive, irrevocable, non-terminable, fully paid-up, royalty-free, transferable basis, with the right to freely sublicense such intellectual property. Previously, the agreement had provided that such intellectual property would be assigned to CRE.
Under the CRE License, CRE and Neurotrope BioScience will jointly own data, reports and information that is generated on or after February 28, 2013, pursuant to the license agreement dated October 31, 2012 and amended on August 21, 2013, by Neurotrope BioScience, on behalf of Neurotrope BioScience by a third party or by CRE pursuant to a statement of work that the parties enter into pursuant to the CRE License, in each case to the extent not constituting or containing any data, reports or information generated prior to such date or by CRE not pursuant to a statement of work (the “Jointly Owned Data”). CRE has agreed not to use the Jointly Owned Data inside or outside the Field of Use for any commercial purpose during the term of the CRE License or following any expiration of the CRE License other than an expiration that is the result of a breach by Neurotrope BioScience of the CRE License that caused any licensed patent to expire, become abandoned or be declared unenforceable or invalid or caused any licensed technology to enter the public domain (a “Natural Expiration”) provided, however, CRE may use the Jointly Owned Data inside or outside the Field of Use for any commercial purpose following any termination of the CRE License. Also, CRE granted Neurotrope BioScience a license during the term and following any Natural Expiration, to use certain CRE data in the Field of Use for any commercial purposes falling within the scope of the license granted to Neurotrope BioScience under the CRE License.
The CRE License further requires Neurotrope to pay CRE (i) a fixed research fee equal to a pro rata amount of $1 million in the year during which Neurotrope close on a Series B Preferred Stock financing resulting in proceeds of at least $25 million, (ii) a fixed research fee of $1 million per year for each of the five calendar years following the completion of such financing and (iii) an annual fixed research fee in an amount to be negotiated and agreed upon no later than 90 days prior to the end of the fifth calendar year following the completion of such financing to be paid with respect to each remaining calendar year during the term of the CRE License. This fixed research fee is not yet due as the Neurotrope has not completed a Series B Preferred Stock financing. The CRE License Agreement also requires the payment by Neurotrope of royalties ranging between 2% and 5% of Neurotrope’s revenues generated from the licensed patents and other intellectual property, dependent upon the percentage ownership that Neuroscience Research Ventures, Inc. (“NRV, Inc.”) holds in Neurotrope’s company, which currently would be a royalty rate of 5% based on NRV, Inc.’s current ownership in Neurotrope.
Pursuant to the terms of the November 12, 2015 amendment to the CRE License, Neurotrope paid an aggregate of approximately $348,000 to CRE following the closings of the Series B private placement, which constituted an advance royalty payment to CRE and will be offset (with no interest) against the amount of future royalty obligations payable until such time that the amount of such future royalty obligations equals in full the amount of the advance royalty payments made. Neurotrope Bioscience shall be subtracted from the gross proceeds to determine the “Post-PA Fee Proceeds.”
On November 29, 2018, Neurotrope entered into a Second Amendment to the CRE License, pursuant to which (i) Neurotrope agreed to pay all outstanding invoices and accrued expenses associated with the licensed intellectual property and (ii) the parties agreed that CRE would no longer have the right, and Neurotrope would have the sole and exclusive right, to apply for, file, prosecute, and maintain patents and applications for the licensed intellectual property.
Neurotrope’s Licensed Intellectual Property
Neurotrope has licensed from CRE an extensive intellectual property portfolio that includes issued patents, pending patent applications and provisional patent applications, in the U.S. and elsewhere, which, Neurotrope believes, together cover these key pharmaceutical markets. A method of use patent has been issued to CRE that covers the use of the PUFA family of molecules for the same therapeutic applications.
Neurotrope believes the CRE License provides Neurotrope rights to the patents and technologies required to develop Neurotrope’s proposed products. The patents and technologies licensed to Neurotrope pursuant to the CRE License include, without limitation, the following:
•
therapies based on bryostatin and PUFA chemical families; and

•
methods for treating AD.

A number of CRE’s patent applications for treatment of neurological disorders have been under active prosecution for many years and have been the subject of multiple rejections for anticipation and/or obviousness based on prior art. There are no guarantees that CRE’s pending patent applications will issue into commercially meaningful patents. If these patent applications are not approved or successfully prosecuted, then Neurotrope will attempt to seek other means of protecting its proprietary position including, but not limited to, trade secrets, proprietary formulations and methods, etc.
A substantial amount of in-human data exists that was generated by the NCI that involves the earlier evaluation of bryostatin as an anticancer agent. The NCI also holds the existing inventory of the bryostatin drug product which is suitable for use in man. Neurotrope’s use of the substantial data package generated by the NCI on bryostatin, as well as access to the clinical supply of this substance, is permitted under a material transfer agreements entered into and between the NCI and CRE.
There are no known patent conflicts or freedom to operate issues at this time which could encumber Neurotrope’s ability to commercialize the PKCε activators for the treatment of cognition and memory disorders. However, Neurotrope cannot provide any assurance that such conflicts will not arise in the future. See “Risk Factors — Risks Related to Our Business and Financial Condition — Our commercial success will depend, in part, on our ability, and the ability of our licensors, to obtain and maintain patent protection. Our licensors’ failure to obtain and maintain patent protection for ours products may have a material adverse effect on our business.” and “Risk Factors — Risks Related to Our Business and Financial Condition — Our licensed patented technologies may infringe on other patents, which may expose us to costly litigation” of Neurotrope’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 that is incorporated into this proxy statement/prospectus by reference.
Neurotrope also has the right to re-license certain patents and patent applications in certain jurisdictions that Neurotrope had licensed under the CRE License but had previously elected to relinquish. In the event that Neurotrope decides to re-license any of such patents and/or patent applications, then Neurotrope is required to reimburse CRE for all of the attorneys’ fees, translation costs, filing fees, maintenance fees, and other costs and expenses related to such patents and/or patent applications that have been incurred since Neurotrope elected to relinquish them under the CRE License.
Additional Intellectual Property
In addition, Neurotrope has also filed, and owns, multiple patent families directed to methods of treatment and formulations with PKC activators, including bryostatin. Neurotrope is, or will, seek patent protection for these inventions in numerous countries and regions including, among others, Europe, Canada, Mexico, and Japan.
While Neurotrope seeks broad coverage under its existing patent applications, there is always a risk that an alteration to the product or process may provide sufficient basis for a competitor to avoid infringement claims. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued and courts can reinterpret patent scope after issuance. Moreover, many jurisdictions including the United States permit third parties to challenge issued patents in administrative proceedings, which may result in further narrowing or even cancellation of patent claims. Moreover, Neurotrope cannot provide any assurance that any patents will be issued from its pending or any future applications or that any potentially issued patents will adequately protect its intellectual property.
Individual patents extend for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, utility patents issued for applications filed in the United States are granted a term of 20 years from the earliest effective filing date of a non-provisional patent application. In addition, in certain instances, a patent term can be extended to recapture a portion of the U.S. Patent and Trademark Office, or the USPTO, delay in issuing the patent as well as a portion of the term effectively lost as a result of the FDA regulatory review period. However, as to the FDA component, the restoration period cannot be longer than five years and the total patent term including the restoration period must not exceed 14 years following FDA approval. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective filing date. The actual protection afforded by a patent may vary on a product by product basis, from country to country and can depend upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent.
Neurotrope also relies on trademarks, trade secrets, copyright protection, know-how, continuing technological innovation and potential in-licensing opportunities to develop and maintain Neurotrope’s proprietary position. For example, Neurotrope relies upon trade secrets and know-how and continuing technological innovation to develop and maintain Neurotrope’s competitive position. Neurotrope seeks to protect Neurotrope’s proprietary information, in part, using confidentiality agreements or invention assignment agreements with Neurotrope’s employees, contract research organizations, consultants, and any potential commercial partners. These agreements are designed to protect Neurotrope’s proprietary information and, in the case of the invention assignment agreements, to grant Neurotrope ownership of technologies that are developed.
Governmental Regulation and Product Approval
The manufacturing and marketing of Neurotrope’s potential products and Neurotrope’s ongoing research and development activities are subject to extensive regulation by the FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries.
United States Regulation of Drugs
In the United States, the FDA approves and regulates drugs under the Federal Food, Drug, and Cosmetic Act, or the FDCA, and implementing regulations. Before any drug product can be marketed in the United States, it must receive approval from the FDA. To receive this approval, any drug Neurotrope develops must undergo rigorous preclinical testing and clinical trials that demonstrate the product candidate’s safety and effectiveness for each indicated use. The FDA’s extensive regulatory process controls, among other things, the development, testing, manufacture, safety, efficacy, record keeping, labeling, storage, approval, advertising, promotion, sale, and distribution of pharmaceutical products. The failure to comply with requirements under the FDCA and other applicable laws at any time during the product development process, approval process or after approval may subject an applicant and/or sponsor to a variety of administrative or judicial sanctions, including refusal by the FDA to approve pending applications, withdrawal of an approval, imposition of a clinical hold, issuance of warning letters and other types of enforcement letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement of profits or civil or criminal investigations and penalties brought by the FDA and the Department of Justice or other governmental entities.
In general, before any new pharmaceutical product can be marketed in the United States, the process typically required by the FDA includes:
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preclinical laboratory and animal tests in compliance with the FDA’s good laboratory practice, or GLP, regulations;

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submission of an IND, which must become effective before human clinical trials may begin;

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approval by an independent institutional review board, or IRB, representing each clinical site before each clinical trial may be initiated;

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adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use, conducted in accordance with good clinical practices, or GCP;

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satisfactory completion of one or more FDA inspections of the manufacturing facility or facilities at which the product, or components thereof, are produced to assess compliance with current Good Manufacturing Practices, or cGMP, requirements and to assure that the facilities, methods and controls are adequate to preserve the product’s identity, strength, quality and purity;

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preparation and submission to the FDA of a new drug application, or NDA, requesting marketing for one or more proposed indications;

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review by an FDA advisory committee, where appropriate or if applicable;

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payment of user fees and securing FDA approval of an NDA or an NDA supplement (for subsequent indications or other modifications, including a change in location of the manufacturing facility); and

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compliance with any post-approval requirements, including the potential requirement to implement a Risk Evaluation and Mitigation Strategy, or REMS, and the potential requirement to conduct post-approval studies.

Preclinical Testing
In the United States, drug candidates are tested in animals until adequate proof of safety and efficacy is established. These preclinical studies generally evaluate the mechanism of action and pharmacology of the product and assess the potential safety and efficacy of the product. Tested compounds must be produced according to applicable cGMP requirements and preclinical safety tests must be conducted in compliance with FDA and international regulations regarding good laboratory practices. The results of the preclinical tests, together with manufacturing information and analytical data, are generally submitted to the FDA as part of an IND, which must become effective before human clinical trials may commence. The IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA requests an extension or raises concerns about the conduct of the clinical trials as outlined in the application. If the FDA has any concerns, the sponsor of the IND and the FDA must resolve the concerns before clinical trials can begin. Regulatory authorities may require additional preclinical data before allowing the clinical trials to commence or proceed from one phase to another, and could demand that the clinical trials be discontinued or suspended at any time if there are significant safety issues. Some long-term preclinical testing, such as animal tests of reproductive adverse events and carcinogenicity, may continue after the IND is submitted.
Furthermore, an independent IRB for each medical center proposing to participate in the conduct of the clinical trial must review and approve the clinical protocol and patient informed consent form before commencement of the clinical trial at the respective medical center. An IRB must operate in compliance with FDA regulations.
Clinical Trials
Human clinical trials are typically conducted in four sequential phases, which may overlap or be combined:
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Phase 1. The drug is initially introduced into healthy human subjects or, in certain indications such as cancer, patients with the target disease or condition and tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an early indication of its effectiveness and to determine optimal dosage.

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Phase 2. The drug is administered to a limited patient population to identify possible adverse effects and safety risks, to evaluate preliminarily the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

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Phase 3. The drug is administered to an expanded patient population, generally at geographically dispersed clinical trial sites, in well-controlled clinical trials to generate enough data to evaluate statistically the efficacy and safety of the product for approval, to establish the overall risk-benefit profile of the product and to provide adequate information for the labeling of the product.

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Phase 4. Post-approval studies may be conducted after initial marketing approval. These studies are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA.

During all clinical trials, physicians will monitor patients to determine effectiveness of the drug candidate and to observe and report any reactions or safety risks that may result from use of the drug candidate. The FDA, the trial site’s IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk.
Information about certain clinical trials must be submitted within specific timeframes to the National Institutes of Health for public dissemination on its ClinicalTrials.gov website.
Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if serious adverse events occur. In addition, IND safety reports must be submitted to the FDA for any of the following: serious and unexpected suspected adverse reactions; findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the drug; and any clinically important increase in the case of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution, or an institution it represents, if the clinical trial is not being conducted in accordance with the clinical protocol,

GMP, or other IRB requirements or if the drug has been associated with unexpected serious harm to patients. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether or not a trial may move forward at designated check points based on access to certain data from the trial. The FDA will typically inspect one or more clinical sites to assure compliance with GCP and the integrity of the clinical data submitted.
Review of the NDA by FDA
The data from the clinical trials, together with preclinical data and other supporting information that establishes a drug candidate’s profile, are submitted to the FDA in the form of an NDA or NDA supplement (for approval of a new indication if the product candidate is already approved for another indication). Under federal law, the submission of most NDAs is additionally subject to an application user fee, currently exceeding $2.9 million, and the sponsor of an approved NDA is subject to an annual program fee, currently exceeding $300,000 per product. These fees typically increase annually. Certain exceptions and waivers are available for some of these fees, such as an exception from the application fee for drugs with orphan designation and a waiver for certain small businesses.
Under applicable laws and FDA regulations, each NDA submitted for FDA approval is usually given an internal administrative review within 45 to 60 days following submission of the NDA. If deemed complete, the FDA will “file” the NDA, thereby triggering substantive review of the application. The FDA can refuse to file any NDA that it deems incomplete or not properly reviewable. The FDA has established internal substantive review goals of six months for priority NDAs (for drugs addressing serious or life threatening conditions for which there is an unmet medical need) and ten months for regular NDAs. The FDA, however, is not legally required to complete its review within these periods, and these performance goals may change over time. Moreover, the outcome of the review, even if generally favorable, is not typically an actual approval, but an “action letter” that describes additional work that must be done before the NDA can be approved. The FDA’s review of an NDA may involve review and recommendations by an independent FDA advisory committee. The FDA may deny approval of an NDA or an NDA supplement if the applicable regulatory criteria are not satisfied, or it may require additional clinical data and/or an additional pivotal phase 3 clinical trial. Even if such data are submitted, the FDA may ultimately decide that the NDA or NDA supplement does not satisfy the criteria for approval.
Before approving an NDA, the FDA typically will inspect the facility or facilities where the product is or will be manufactured. These pre-approval inspections may cover all facilities associated with an NDA submission, including drug component manufacturing (e.g., active pharmaceutical ingredients), finished drug product manufacturing and control testing laboratories. The FDA will not approve an application unless it determines that the manufacturing processes and facilities comply with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP.
In addition, as a condition of approval, the FDA may require an applicant to develop a REMS. REMS use risk minimization strategies beyond the professional labeling to ensure that the benefits of the product outweigh the potential risks. To determine whether a REMS is needed, the FDA will consider the size of the population likely to use the product, seriousness of the disease, expected benefit of the product, expected duration of treatment, seriousness of known or potential adverse events and whether the product is a new molecular entity. REMS can include medication guides, physician communication plans for healthcare professionals and elements to assure safe use, or ETASU. ETASU may include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring and use of patient registries. The FDA may require a REMS before approval or post-approval if it becomes aware of a serious risk associated with use of the product. The requirement for a REMS can materially affect the potential market and profitability of a product.
The FDA is required to refer an application for a novel drug to an advisory committee or explain why such referral was not made. Typically, an advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.
Data Review and Approval
Substantial financial resources are necessary to fund the research, clinical trials and related activities necessary to satisfy FDA requirements or similar requirements of state, local and foreign regulatory agencies. It normally takes many years to satisfy these various regulatory requirements, assuming they are satisfied. Information generated in this process is susceptible to varying interpretations that could delay, limit, or prevent regulatory approval at any stage of the process. Accordingly, the actual time and expense required to bring a product to market may vary substantially. Neurotrope cannot assure you that Neurotrope will submit applications for required authorizations to manufacture and/or market potential products or that any such application will be reviewed and approved by the appropriate regulatory authorities in a timely manner, if at all. Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. Success in early stage clinical trials does not ensure success in later stage clinical trials. Even if a product candidate receives regulatory approval, the approval may be significantly limited to specific disease states, patient populations and dosages, or have conditions placed on them that restrict the commercial applications, advertising, promotion or distribution of these products.
Orphan Drug Designation and Exclusivity
Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making available in the United States a drug for this type of disease or condition will be recovered from sales in the United States for that drug. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process. If a product that has orphan drug designation subsequently receives FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same disease, except in very limited circumstances, for seven years. These very limited circumstances are (i) an inability to supply the drug in sufficient quantities or (ii) a situation in which a new formulation of the drug has shown superior safety or efficacy. This exclusivity, however, also could block the approval of Neurotrope’s product for seven years if a competitor obtains earlier approval of the same drug for the same indication.
Fast Track, Breakthrough Therapy and Priority Review Designations
The FDA is authorized to designate certain products for expedited review if the product is intended to address an unmet medical need in the treatment of a serious or life-threatening disease or condition. These programs are fast track designation, breakthrough therapy designation and priority review designation.
Specifically, the FDA may designate a product for fast track review if the product is intended, whether alone or in combination with one or more other products, for the treatment of a serious or life-threatening disease or condition, and it demonstrates the potential to address unmet medical needs for such a disease or condition. For fast track products, sponsors may have greater interactions with the FDA and the FDA may initiate review of sections of a fast track product’s application before the application is complete. This rolling review may be available if the FDA determines, after preliminary evaluation of clinical data submitted by the sponsor, that a fast track product may be effective. The sponsor must also provide, and the FDA must approve, a schedule for the submission of the remaining information and the sponsor must pay applicable user fees. However, the FDA’s time period goal for reviewing a fast track application does not begin until the last section of the application is submitted. In addition, the FDA may withdraw the fast track designation if the FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

Second, in 2012, Congress enacted the Food and Drug Administration Safety and Innovation Act, or FDASIA. This law established a new regulatory scheme allowing for expedited review of products designated as “breakthrough therapies.” A product may be designated as a breakthrough therapy if it is intended, either alone or in combination with one or more other products, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The FDA may take certain actions with respect to breakthrough therapies, including holding meetings with the sponsor throughout the development process; providing timely advice to the product sponsor regarding development and approval; involving more senior staff in the review process; assigning a cross-disciplinary project lead for the review team; and taking other steps to design the clinical trials in an efficient manner.
Third, the FDA may designate a product for priority review if it is a product designed to treat a serious condition and, if approved, would provide a significant improvement in safety or effectiveness. The FDA determines, on a case-by-case basis, whether the proposed product represents a significant improvement when compared with other available therapies. Significant improvement may be illustrated by evidence of increased effectiveness in the treatment of a condition, elimination or substantial reduction of a treatment-limiting product reaction, documented enhancement of patient compliance that may lead to improvement in serious outcomes and evidence of safety and effectiveness in a new subpopulation. A priority review designation is intended to direct overall attention and resources to the evaluation of such applications, and to shorten the FDA’s goal for taking action on a marketing application from ten months to six months from the date of filing.
Accelerated Approval Pathway
The FDA may grant accelerated approval to a product for a serious or life-threatening condition that provides meaningful therapeutic advantage to patients over existing treatments based upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. The FDA may also grant accelerated approval for such a condition when the product has an effect on an intermediate clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality, or IMM, and that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. Products granted accelerated approval must meet the same statutory standards for safety and effectiveness as those granted traditional approval.
For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. An intermediate clinical endpoint is a measurement of a therapeutic effect that is considered reasonably likely to predict the clinical benefit of a product, such as an effect on IMM. The FDA has limited experience with accelerated approvals based on intermediate clinical endpoints, but has indicated that such endpoints generally may support accelerated approval where the therapeutic effect measured by the endpoint is not itself a clinical benefit and basis for traditional approval, if there is a basis for concluding that the therapeutic effect is reasonably likely to predict the ultimate clinical benefit of a product.
The accelerated approval pathway is most often used in settings in which the course of a disease is long and an extended period of time is required to measure the intended clinical benefit of a product, even if the effect on the surrogate or intermediate clinical endpoint occurs rapidly. Thus, accelerated approval has been used extensively in the development and approval of products for treatment of a variety of cancers in which the goal of therapy is generally to improve survival or decrease morbidity and the duration of the typical disease course requires lengthy and sometimes large trials to demonstrate a clinical or survival benefit.
The accelerated approval pathway is usually contingent on a sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the product’s clinical benefit. As a result, a product candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or confirm a clinical benefit during post-marketing studies, would allow the FDA to withdraw the product from the market on an expedited basis. All promotional materials for product candidates approved under accelerated regulations are subject to prior review by the FDA.
The FDA’s Decision on an NDA
Based on the FDA’s evaluation of an NDA and accompanying information, including the results of the inspection of the manufacturing facilities, the FDA may issue an approval letter or a complete response letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for the approved indications. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If and when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of an NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.
If the FDA approves a product, it may limit the approved indications for use for the product; require that contraindications, warnings or precautions be included in the product labeling; require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess the drug’s safety after approval; require testing and surveillance programs to monitor the product after commercialization; or impose other conditions, including distribution restrictions or other risk management mechanisms, including REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-market studies or surveillance programs. After approval, many types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and FDA review and approval.
Post-Approval Requirements
Drugs manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse experiences with the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual user fee requirements for any marketed products, as well as new application fees for supplemental applications with clinical data.
In addition, drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and state agencies, and are subject to periodic unannounced inspections by the FDA and these state agencies for compliance with cGMP requirements. Changes to the manufacturing process are strictly regulated and often require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance.
Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:
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restrictions on the marketing or manufacturing of the product, suspension of the approval, or complete withdrawal of the product from the market or product recalls;

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fines, warning letters or holds on post-approval clinical trials;

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refusal of the FDA to approve pending NDAs or supplements to approved NDAs;

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product seizure or detention, or refusal to permit the import or export of products; or

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injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company found to have improperly promoted off-label uses may be subject to significant liability.
In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act, or PDMA, and its implementing regulations, as well as the Drug Supply Chain Security Act, or DSCA, which regulate the distribution and tracing of prescription drugs and prescription drug samples at the federal level, and set minimum standards for the regulation of drug distributors by the states. The PDMA, its implementing regulations and state laws limit the distribution of prescription pharmaceutical product samples, and the DSCA imposes requirements to ensure accountability in distribution and to identify and remove counterfeit and other illegitimate products from the market.
Patent Term Restoration and Extension
A patent claiming a new drug product may be eligible for a limited patent term extension, also known as patent term restoration, under the Hatch-Waxman Act, which permits a patent restoration of up to five years for patent term lost during product development and the FDA regulatory review. Patent term extension is generally available only for drug products whose active ingredient has not previously been approved by the FDA. The restoration period granted is typically one-half the time between the effective date of an IND and the submission date of an NDA, plus the time between the submission date of an NDA and the ultimate approval date. Patent term extension cannot be used to extend the remaining term of a patent past a total of 14 years from the product’s approval date. Only one patent applicable to an approved drug product is eligible for the extension, and the application for the extension must be submitted prior to the expiration of the patent in question. A patent that covers multiple drugs for which approval is sought can only be extended in connection with one of the approvals. The United States PTO reviews and approves the application for any patent term extension in consultation with the FDA.
Foreign Regulation
In addition to regulations in the United States, Neurotrope will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of Neurotrope’s products in foreign countries. Whether or not Neurotrope obtains FDA approval for a product, Neurotrope must obtain approval of a product by the comparable regulatory authorities of foreign countries before Neurotrope can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.
Under European Union regulatory systems, Neurotrope may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is available for medicines produced by biotechnology or which are highly innovative, provides for the grant of a single marketing authorization that is valid for all EU member states. This authorization is a marketing authorization application. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval. This procedure is referred to as the mutual recognition procedure.
The policies of the FDA and foreign regulatory authorities may change and additional government regulations may be enacted which could prevent or delay regulatory approval of Neurotrope’s products and could also increase the cost of regulatory compliance. Neurotrope cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.
Other Government Regulations
Neurotrope’s research and development activities use biological and hazardous materials that are dangerous to human health and safety or the environment. Neurotrope is subject to a variety of federal, state and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these materials and wastes resulting from these materials. Neurotrope is also subject to regulation by the Occupational Safety and Health Administration and federal and state environmental protection agencies and to regulation under the Toxic Substances Control Act.
In addition, once Neurotrope’s products are marketed commercially, Neurotrope will have to comply with the various laws relating to the Medicare, Medicaid and other federal healthcare programs. These federal laws include, by way of example, the following:
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The anti-kickback statute (Section 1128B(b) of the Social Security Act) prohibits certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare, Medicaid and other federal healthcare programs, including, among other things, the payment or receipt of remuneration for the referral of patients whose care or services will be paid by Medicare or other governmental programs;

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The physician self-referral prohibition (Ethics in Patient Referral Act of 1989, as amended, commonly referred to as the Stark Law, Section 1877 of the Social Security Act), which prohibits referrals by physicians of Medicare or Medicaid patients to providers of a broad range of designated healthcare services in which the physicians (or their immediate family members) have ownership interests or with which they have certain other financial arrangements;

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The anti-inducement law (Section 1128A(a)(5) of the Social Security Act), which prohibits providers from offering anything of value to a Medicare or Medicaid beneficiary to induce that beneficiary to use items or services covered by either program;

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The False Claims Act (31 U.S.C. § 3729 et seq.), which prohibits any person from knowingly presenting or causing to be presented false or fraudulent claims for payment to the federal government (including the Medicare and Medicaid programs);

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, and their respective implementing regulations, including the Final Omnibus Rule published in January 2013, which impose obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

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The Civil Monetary Penalties Law (Section 1128A of the Social Security Act), which authorizes the United States Department of Health and Human Services to impose civil penalties administratively for various fraudulent or abusive acts;

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The Physician Payment Sunshine Act (Section 1128G of the Social Security Act), which requires manufacturers of drugs, medical devices and biologicals that participate in U.S. federal health care programs to report certain payments and items of value given to physicians and teaching hospitals; and

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Analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to healthcare items or services that are reimbursed by non-governmental third-party payors, including private insurers.

Sanctions for violating these federal laws include criminal and civil penalties that range from punitive sanctions, damage assessments, money penalties, imprisonment, denial of Medicare and Medicaid payments, or exclusion from the Medicare and Medicaid programs, or both. These laws also impose an affirmative duty on those receiving Medicare or Medicaid funding to ensure that they do not employ or contract with persons excluded from the Medicare and other government programs. Additionally, many states have laws and regulations that contain prohibitions that are similar to, and in many cases broader than, these federal laws and once Neurotrope’s products are marketed commercially, Neurotrope will have to comply with these various state laws as well.
Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report information related to payments to physicians and other health care providers or marketing expenditures. State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.
Scientific Advisory Board
Neurotrope has established a Scientific Advisory Board (“SAB”) comprised of experts in the fields of AD and other neurological diseases.
Scientific Advisory Board Chairperson & Members
Martin R. Farlow (Chairperson), MD, Professor Emeritus in the Department of Neurology at Indiana University and co-director of the Alzheimer’s Disease Center at Indiana University. Dr. Farlow received his medical degree from Indiana University School of Medicine. Following graduation, he completed an internship in Internal Medicine and a residency in Neurology. Dr. Farlow’s research focuses on clinical trials of investigational drugs for the treatment of AD and related dementias and has been the lead investigator for several major studies including tacrine, donepezil and rivastigmine.
Paul Coleman, PhD, has been an Associate at the University of Arizona (UA) McKnight Brain Institute since 2010 and a Research Professor at the UA Biodesign Institute since 2015. In 2007, Dr. Coleman was appointed Professor Emeritus at the University of Rochester Medical Center. Since 1988, Dr. Coleman has served as Editor-in-Chief for the journal Neurobiology of Aging and is currently Editor Emeritus and an Advisory Editor. Dr. Coleman received an AB in Psychology (magna cum laude) from Tufts University and a PhD in Physiology and Psychology from the University of Rochester. Following his PhD, Dr. Coleman was supported by the National Institute of Neurological Disorders and Stroke as a Special Fellow at Johns Hopkins School of Medicine. Dr. Coleman has been a pioneering investigator of the pathologic basis of AD.
Daniel F. Hanley Jr., MD, has been a Professor of Neurology, Neurosurgery and Anesthesia and Critical Medicine at Johns Hopkins Medicine since 1996. He is a graduate of Williams College and received his medical degree from Cornell University Medical College. Dr. Hanley has board certification in internal medicine, neurology and psychiatry. Dr. Hanley is a leading expert on brain injury and has received more than 20 basic research grants, predominantly from the National Institute of Health.
Marwan Sabbagh, MD, is the new director of the Cleveland Clinic Lou Ruvo Center for Brain Health and he has dedicated his entire career to finding a cure for Alzheimer’s and other age-related neurodegenerative diseases. Dr. Sabbagh earned his undergraduate degree from the University of California-Berkeley and his medical degree from the University of Arizona in Tucson. Dr. Sabbagh received his residency training in neurology at Baylor College of Medicine and completed his fellowship training in geriatric neurology and dementia under renowned AD experts, Leon Thal, M.D., and Robert Katzman, M.D., at the University of California, San Diego School of Medicine. Dr. Sabbagh is a board-certified neurologist and geriatric neurologist. Dr. Sabbagh is a leading investigator for many prominent national Alzheimer’s prevention and treatment trials, including Alzheimer immunotherapy studies.
Lee Jen Wei, PhD, is a tenured Professor of Biostatistics at Harvard University since 1991. He was the co-director of the Bioinformatics Core at the Harvard School of Public Health. Dr. Wei obtained his B.S in mathematics from Fu-Jen University (Taiwan) and his PhD in statistics from the University of Wisconsin — Madison. Dr. Wei has published many papers on monitoring drug and device safety and related topics. The resulting procedures have been utilized for various drug and device regulatory evaluations involving safety issues. His extensive experience in quantitative science for making inferences about the drug and device safety is readily applicable to the general industry product safety issues.

Competition
Neurotrope competes with many companies, research institutes, hospitals, governments and universities that are working to develop products and processes to treat AD. Many of these entities have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than Neurotrope does. However, there has been a dearth of new product introductions in the last 20 years for the treatment of AD symptoms in patients who begin exhibiting the memory and cognitive disorders associated with the disease. All of the products introduced to date for the treatment of AD have yielded negative or marginal results with little effect on the progression of AD and no improvement in the memory or cognitive performance of the patients receiving these therapies. Neurotrope believes Neurotrope is the only company currently pursuing PKCε activation (with consequent prevention of neuronal death and induction synaptic network growth) as a mechanism to treat AD and neurodegenerative disease. Although Neurotrope believes that Neurotrope has no direct competitors working in this same field at the present time, Neurotrope cannot provide assurance that its competitors will not discover compounds or processes that may be competitive with Neurotrope’s products and introduce such products or processes before Neurotrope.
Employees
As of the date of this proxy statement/prospectus, Neurotrope has five full-time personnel and two part-time personnel.

METUCHEN BUSINESS
Overview
Metuchen is a pharmaceutical company focused on men’s health therapeutics with a full range of commercial capabilities including sales, marketing, regulatory and medical affairs, finance, trade relations, pharmacovigilance, market access relations, manufacturing, and distribution. On September 30, 2016, Metuchen acquired from Vivus, Inc. (the “Vivus Transaction”), all of the rights to license, develop, market, sell, and distribute the drug avanafil (Stendra®) in the United States, Canada, South America, and India, including all assets related to, or necessary for, the exercise of such rights, such as licenses, trademarks, and intellectual property rights. The drug avanafil was initially developed by Mitsubishi Tanabe Pharma Corporation and the rights to avanafil were licensed to Vivus in December 2000. Stendra® (avanafil) was approved by the FDA in April 2012 to treat male erectile dysfunction. Metuchen has distribution agreements with the three largest pharmaceutical distributors (McKesson, Cardinal and Amerisource Bergen), enabling Metuchen to provide Stendra® to customers through most retail pharmacies in the United States.
In addition to established nationwide trade and distribution mechanisms, Metuchen pharmaceuticals also collaborates with several commercial insurance entities with contracted access to their current pharmaceutical asset, STENDRA, and enduring capabilities to expand these commercial insurance relationships for future assets. Although commercial insurance collaboration and contracts remain an important factor in patient access and affordability, Medicare and Medicaid remain largely out of scope for STENDRA and most sexual dysfunction therapies. As with many sexual dysfunction therapeutics, Medicare and Medicaid do not normally contract or reimburse for these therapies unless concomitantly indicated for other ailments beyond sexual dysfunction considered medically necessary. Nevertheless, commercial insurance access remains competitive and widely available for STENDRA.
The oral erectile dysfunction market (specifically the PDE5I class) has experienced significant growth over the last 24 months especially, with a 44% increase in prescriptions (filled in pharmacies) in 2019 vs. 2018. As generic options have become available, they have led the growth in prescription volume with an enduring presence of branded prescription volume, indicating durable brand loyalty and value. The trajectory of growth in this class is projected to continue to grow at a Compounded Annual Growth Rate of 8% through 2023. North America will remain the lead market in this growth due to its established healthcare landscape and the prominence of comorbid conditions associated with ED.
Stendra® is an FDA approved PDE-5 inhibitor prescription medication for the treatment of erectile dysfunction (“ED”) and is the only patent protected PDE-5 inhibitor on the market. As a distinct molecule with high in-vitro affinity and selectivity for penile tissue (clinical significance of this in-vitro selectivity profile is unknown), Stendra® offers the erectile dysfunction therapeutic landscape a valuable addition as an oral ED therapy that may be taken as early as approximately 15 minutes prior to sexual engagement, with or without food when using the 100mg or 200mg dosing (does not apply to 50mg dosing).
Metuchen was founded by Joseph J. Krivulka, an experienced pharmaceutical executive who held several key leadership positions at leading pharmaceutical companies such as Mylan Laboratories Inc. and its subsidiary Bertek Inc., and was also the co-founder of Reliant Pharmaceuticals which was sold to GlaxoSmithKline in 2007 for $1.65 billion. During the period from Metuchen’s inception in 2016 through 2018, the founder became ill and decided to outsource the sales and marketing function to an affiliated contractor. The level of performance expected from this affiliated contractor was not realized. In 2018, the founder passed away which caused significant disruption to the business. Metuchen terminated this affiliate contractor and in 2019, Metuchen was forced to establish its own internal sales, marketing, and trade distribution functions for Stendra®. This transition led to a period of redundant sales and marketing expenses and caused a substantial increase in General and Administrative investment in 2019. It also became apparent in 2017 and 2018 that an excess of product was sold into the marketplace prior to Metuchen’s acquisition of the rights to Stendra® from Vivus, which would lead to significantly higher than usual product returns due to product expiration dates.
With their integrated operational structure now in place for over a year, and enhancing the executive leadership, Metuchen expects to have greater visibility and control over the refinement and optimization of its gross-to-net and General and Administration expenses. Metuchen can also now directly monitor its distribution channels into efficient inventory levels with the aim to bring product returns back to more customary levels. By partnering with critical trade entities and continuing to work alongside payers for commercial insurance coverage and by establishing key collaborations with industry thought leaders and professional societies, Metuchen seeks to continue to increase sales for Stendra®.
Since Metuchen began managing sales and marketing internally in 2019, Metuchen has seen consistent prescription tablet count increases with quarter over quarter revenue growth, ranging from 2% to 12%, and the second half of 2019 demonstrating a 15% revenue growth over the first half of 2019, with an incremental tablet growth of approximately 17,000 tablets from the first half of 2019 to the second half of 2019. The velocity of growth was negatively impacted by an FDA warning letter received in August 2019 which related to certain legacy marketing activities requiring the company to withdraw the violative materials, provide corrective messaging, and launch a new campaign under a newly formed regulatory review committee using an industry best practice model. Metuchen believes it complied with all FDA requests and continues to maintain rigorous promotional compliance oversight. Even with the nascent internal infrastructure and the loss of sales momentum in the third and fourth quarter of 2019, in aggregate, Metuchen consistently grew tablet sales across 2019, deploying a specialized key account sales model augmented by an omni-channel campaign reaching nearly 30,000 healthcare professionals. Metuchen also enhanced its digital campaigns designed to create awareness among patients and their partners, reaching over 200,000 consumers across 2019. Additionally, Metuchen engaged in a wide array of specialty medical conferences often with educational product theaters and launched a national savings coupon for enhanced product access. Metuchen believes these activities have established the framework for continued growth into 2020 and beyond. Now, following a year of internal management over marketing, sales and trade distribution functions, Metuchen believes that it is positioned for a multi-channel sales and marketing campaign as it enters the second half of 2020, beginning in June during Men’s Health Month.
During their time on patent, Viagra®, Cialis® and Levitra® had combined annual sales of approximately $4 billion. Viagra®, Cialis® and Levitra® all lost patent protection over the past two years and Stendra® remains the only patent protected oral ED drug on the market. Currently, there are approximately 1 million prescriptions regularly filled for oral ED therapy each month, and Metuchen believes Stendra® is positioned to expand its growth trajectory offering prescribers a patient-centered therapeutic option for the treatment of ED.
Metuchen has begun to leverage a comprehensive commercial infrastructure to broadly and competitively commercialize Stendra®. With enduring wholesaler relationships, industry competitive insurance contracts, robust patient out of pocket savings programs, and expansive retail availability, Metuchen believes it is positioned well to competitively offer appropriate patients and their prescribers an attractive therapeutic option, addressing a market that generates approximately 1 million prescriptions per month. We believe Stendra® is accessible and affordable across a significant share of retail pharmacies and managed care organizations or PBMs throughout the U.S.; from retail giants such as CVS, Walgreens, and RiteAid to retail grocers with pharmacy models such as Kroger and Publix to the smaller independent pharmacies servicing their local communities. Stendra® is also available via three specialty pharmacies (regional and national) for prescriber and patient preference for at-home mailing and convenient prescription adjudication. According to MMIT, a managed care solutions and advisory organization, Stendra® is currently on 73% of commercially insured plans across the country. We believe this is a direct reflection of strong market access and managed care contracting.

Additionally, Metuchen has established a strong direct promotion and engagement channel with prominent urologists, market key opinion leaders with respect to men’s health issues, and with medical institutions. These engagements help Metuchen establish credibility, while engaging in progressive clinical dialogue and continuing medical education as it pertains to prescribing Stendra® and other products that are in the pipeline. Metuchen markets Stendra® at all junctures of prescription generation and demand through clinician-led speaker programs, patient-centered coupon cards, specialty pharmacy distribution, digital strategies, and field sales operations. With the emerging prominence of telemedicine services, Stendra® is also available through industry leading telemedicine providers and organizations.
In an ongoing and enduring effort to enhance the availability of STENDRA to a seemingly ever-growing market, Metuchen continues to explore and pursue several recent consumer preference paradigms. Among them, the concept of Over the Counter (OTC) approval and availability (subject to FDA guidance and authorization). With an estimated 30 million men in the US suffering from ED, only 25% are purported to have sought oral ED therapy rendering this condition significantly underserved, even after two decades of oral ED therapy availability. Among access hurdles faced by men struggling with ED is often the stigma associated with such a clinical disposition. An OTC offering may be a pivotal and expansive attribute to the ED market, and STENDRA as the lead, first mover therapeutic in this space. Recently, the FDA has stated that it believes there is an emerging trend favoring direct consumer involvement in their personal health care. As a result, the FDA has recently integrated into their mission a commitment to support the consumer’s desire for direct involvement in their healthcare, hence the potential value of Over the Counter Options (OTC), including former prescription medicines. A relatively recent model of the OTC feature to a former prescription only therapeutic was observed in the nicotine replacement marketplace. Upon going OTC, nicotine replacement therapy rose 150-200% in purchases in the first year of an Rx (prescription) switching to OTC. This empowered and enabled tens of thousands of smokers to use these products to help them quit smoking; potentially empowering and alleviating the healthcare landscape at large.
In an unprecedented collaboration with Foundation Consumer Healthcare, Metuchen seeks to make STENDRA the first oral ED prescription therapy available as an OTC option. Lead by Greg Bradley,

Consumer Healthcare Foundation is equipped with a team hosting immense experience in the consumer-packaged goods industry with a particular expertise in healthcare OTC. They have a proven track record in OTC becoming among the top 10 OTC companies worldwide, the second largest private, pure OTC company worldwide and currently hosting a broad and highly competitive healthcare OTC portfolio. Among them, the single highest selling SKU (retail merchandise) in the US and the number one OB/GYN recommended OTC emergency contraceptive brand, Plan B. Together, Foundation Consumer Healthcare and Metuchen Pharmaceuticals aim to execute a landmark achievement within the Men’s health marketplace; empowering men to address their sexual dysfunction and potentially alleviate the stigma that may have limited their interest to act previously. With draft timelines and activity mapping, involving the FDA review and approval process, this initiative is currently underway.
Metuchen also markets its own line of ED products in the form of VED products through Timm Medical and PTV. Metuchen plans to continue to grow the VED business both domestically and internationally. Metuchen believes that its potential domestic growth will come through the expansion of its distribution partner network, including national distributors such as SunMed and Vitality as well as a growing number of regional small-business distributors specialized in the Urology landscape. This expanded network of national and regional distributors will prove to increase the availability of our VED product lines to U.S. consumers, giving them more choice of where to purchase the product. Metuchen will also continue to leverage existing relationships with key clinician decision makers providing direct purchase agreements and access for these Centers of Excellence in Prostate and Sexual Health Rehabilitation. Additionally, we expect key network collaborations and endorsement by organizations such as the B.C. Prostate Cancer Foundation and the Prostate Foundation to offer brand recognition across numerous Men’s Health clinics and among numerous clinician specialists. Metuchen believes that its potential international growth will come through additional work with existing customers to expand its current base of business while also working to unlock new international territories. In addition to expanding the distribution network, Metuchen is pursuing better use of the historical clinical data available regarding VEDs.
In addition to ED products, Metuchen is committed to identifying and developing other pharmaceuticals to advance men’s health. In March 2020, Metuchen acquired an exclusive global license to H100™ from Hybrid Medical LLC (“Hybrid”). H100™ is a novel and patented topical formulation candidate for the treatment of acute Peyronie’s disease. Peyronie’s disease is a condition that occurs upon penile tissue disruption often caused by sexual activity or injury, healing into collagen-based scars that may ultimately harden and cause penile deformity. Based on the studies cited further below, Peyronie’s disease may affect millions of men around the world, and there is no approved non-invasive treatment option. Based on current approved therapies, if approved, H100 would become the first and only clinically approved topical non-invasive formulation for the treatment of Peyronie’s disease. Metuchen has established its foundation for growth and, with the addition of H100 to the product portfolio and other pipeline opportunities for additional products, Metuchen believes that it can build an industry leading men’s health pharmaceutical company.
H-100 is currently under review by the FDA Office of Orphan Products Development for possible Orphan Disease designation. Final determination is expected to occur in late 2020. The preclinical and clinical roadmap will be assessed thereafter, subject to FDA guidance. There are no other definitive license agreements at this time. However, Metuchen is engaged in discussions with viable, late stage therapeutic assets addressing male hormone replacement therapy, male infertility, BPH and prostate cancer, but has not entered into any binding agreements with respect thereto.
History and Corporate Information
Metuchen Pharmaceuticals LLC was formed as a limited liability company in the State of Delaware on July 22, 2016. It had no activity until it formally commenced operations on October 1, 2016. Metuchen was organized for the purposes of (i) acquiring the U.S., Canadian, South American, and Indian marketing authorization rights to Stendra®, (ii) owning the purchased assets, (iii) entering into related manufacturing and supply and distribution agreements, and (iv) engaging in any other lawful act or activity ancillary or incidental to the foregoing.
On December 10, 2018, (“Acquisition Date”) JCP III CI AIV, L.P. (“JCP”), an affiliate of the JCP Investor, acquired from Krivulka Family LLC (“Krivulka”) all of Krivulka’s ownership interest in Metuchen Therapeutics, LLC (“MT”), a holding company that owns 55% of Metuchen, giving JCP a controlling interest in Metuchen (such transaction, the “JCP Acquisition”). Prior to this transaction, Krivulka owned 68% of MT. As of May 1, 2020, investment funds affiliated with the JCP Investor owned, either directly or indirectly, approximately 82% of the outstanding membership interests in Metuchen.
Metuchen acquired the rights to Stendra® on September 30, 2016 when it entered into a License and Commercialization Agreement (the “License Agreement”) with Vivus to purchase and receive the license for the commercialization of Stendra® for a one-time fee of $70 million. The License Agreement gives Metuchen the right to sell avanafil in the U.S. and its territories, Canada, South America, and India. In December 2000, Vivus originally was granted the license from Mitsubishi Tanabe Pharma Corporation to develop, market, and manufacture avanafil.
Metuchen will pay MTPC a royalty of 5% on the first $500 million of net sales and 6% of net sales thereafter. In consideration for the trademark assignment and the use of the trademarks associated with Stendra® and the Vivus technology, Metuchen shall (a) during the first, second, and third years following the expiration of the royalty period in a particular country in Metuchen’s territory, pay to Vivus a royalty equal to 2% of the net sales of Stendra® in such territory; and (b) following the fourth and fifth years following the end of the royalty period in such territory, pay to Vivus a royalty equal to 1% of the net sales of Stendra® in such territory. After the royalty period, no further royalties shall be owed with respect to net sales of Stendra® in such territory. In addition, Metuchen will be responsible for a pro-rata portion of a one-time $6 million milestone payment to be paid once $250 million in sales has been reached on the separate revenue stream of Stendra® during any calendar year.
In connection with the License Agreement, Metuchen and Vivus also entered into a Commercial Supply Agreement (the “Vivus Supply Agreement”) on the effective date of the License Agreement. As part of the License Agreement, Metuchen also acquired Vivus’ Stendra® product and sample inventories as of September 30, 2016, for an additional $0.8 million. The Vivus Supply Agreement provided that Vivus would manufacture, test, and supply the product to Metuchen or its designee, directly or through one or more third parties for a period of 5 years. During that period, Metuchen is required to purchase minimum annual quantities from Vivus. On September 30, 2019, Metuchen provided a written notice of termination of the Vivus Supply Agreement effective September 30, 2021. In connection with the Vivus Supply Agreement, Metuchen has an ongoing dispute with Vivus with respect certain amounts owed under the supply agreement. See “Risks Related to Metuchen’s Business, Industry and Operations — Metuchen is subject to the terms of a commercial supply agreement with Vivus, and it has disputed certain amounts owed under the supply agreement” for further information.
On March 27, 2018, Metuchen entered into a sublicense agreement with Acerus Pharmaceuticals Corporation, an Ontario corporation (“Acerus”) (the “Acerus Sublicense Agreement”) pursuant to which Metuchen granted to Acerus an exclusive sublicense in Canada for, among other things, the development and commercialization of Stendra® for a one-time fee of $100,000. Metuchen is also entitled to receive an additional $400,000 if Stendra® is approved by Canadian regulators. Additionally, the Acerus Sublicense Agreement provides for a 12% royalty on net product sales. In addition, in August 2018, Metuchen entered into a Commercial Supply Agreement with Acerus (the “Acerus Supply Agreement”), pursuant to which Acerus will purchase the product from Metuchen in accordance with the terms of the Acerus Supply Agreement. The Acerus Supply Agreement remains in effect so long as the Acerus Sublicense Agreement is in effect.
In December 2018, Metuchen acquired all of the issued and outstanding equity interests of Timm Medical and PTV. Timm Medical and PTV market men’s health products, including Stendra®, primarily through urology practices. Timm Medical and PTV offer a line of VEDs and adjustable constriction devices for the treatment of erectile dysfunction. After its acquisition, Timm Medical became responsible for all sales and marketing of medical device products within the United States. International sales and marketing became PTV’s responsibility, along with distribution for both domestic and international sales. PTV also became the source of global manufacturing and assembly of Metuchen’s medical device products.
In March 2020, Metuchen entered into an exclusive license and development agreement with Hybrid Medical LLC for H100™ (the “Hybrid Medical License Agreement”). Under the terms of the Hybrid Medical License Agreement Metuchen has the exclusive right, including the right to sublicense, to use, sell, market and commercialize H100™ globally. The agreement provides that Metuchen’s exclusive right extends to any new indications or field uses for H100™ beyond the already identified use for Peyronie’s disease.
Our Vision
Metuchen is highly focused on unique and differentiated therapeutic solutions for the men’s health landscape. Metuchen focuses on men ages 18 and older. In the near term, Metuchen’s objective is for its men’s health product portfolio to be the best-in class solution for ED disorders. Beginning with Stendra®, Metuchen is committed to demonstrating its capacity for growth and market insights for new and emerging therapeutics. Metuchen’s overall goal is to identify and develop the most comprehensive therapeutic line available for men to provide a more holistic approach to men’s health and well-being. Metuchen believes that it has the expertise and experience to provide innovative and differentiated therapies for a spectrum of underserved men’s health conditions, such as erectile dysfunction, Peyronie’s disease, endothelial dysfunction, prostate cancer and hormonal deficiency, among others.
Key elements of Metuchen’s strategy include:
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Advancing Stendra® as a first line as well as a second line therapeutic choice for ED treatment;

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Research and development into new formulations for Stendra®;

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Leveraging Metuchen’s medical device products to capture value of VEDs and adjustable constriction devices;

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Working with partners in developing and bringing to market H100™ for the treatment of Acute Peyronie’s disease; and

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Continuing to develop and acquire differentiated product and profiles to provide a suite of solutions for a variety of men’s health conditions including endothelial dysfunction, prostate cancer, hormone health and products promoting overall health and wellness in men.

Men’s Health Market
Mild and moderate ED affects approximately 10% of men per decade of life (i.e., 50 percent of men in their 50s, 60 percent of men in their 60s). Approximately 5% of men that are 40 years old have complete erectile dysfunction, and that number increases to about 15% of men at age 70. Older men are more likely to have health conditions requiring medication that interferes with erectile function. Additionally, as men age, they may need more stimulation to get an erection, and a greater recovery time between erections. There are several different ways that ED can be treated.
Peyronie’s disease is a condition in which scar tissue forms inside the penis and can lead to ED. Researchers approximate that 1 in 100 men in the U.S. over the age of 18 have been diagnosed with Peyronie’s disease; however the same researchers have found evidence that it is more widespread, perhaps affecting up to one in ten based on sub-clinical symptoms. Peyronie’s disease may be characterized in two phases. The acute phase is within approximately 12 months of penile injury or trauma. The penis is normally tender with some pain and may begin exhibiting a deformity, often a curvature. The chronic phase is normally beyond the acute and exhibits a stable and palpable plaque of collagen that makes the curvature, or any associated deformity, residual and may begin to worsen into calcification. Injections and surgery become the mode of treatment but there is no known cure and a reliable, non-invasive option has not been identified.
Overview of ED Therapy Types
According to the Erectile Dysfunction Drugs Market Overview report, the ED drugs market is expected to grow at a compound annual growth rate of approximately 8% during the period of 2019 to 2023.

Overall ED Market Continues to Grow

metuchen
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IQVIA data through Feb 2020

The largest market is in North America because of the access to an established healthcare infrastructure and growing new drug R&D initiatives. Several factors, including sedentary lifestyles, alcoholism, and smoking, greatly increase the risk of erectile dysfunction. Metuchen believes that the adoption of these lifestyle choices is increasing and will lead to the overall growth of the demand in men’s health therapies. Growth of the global men’s health market is also driven by both the increasing geriatric population and the growing number of patient’s awareness campaigns by government and non-government organizations worldwide.
Metuchen’s Products
Prescription Medication
Stendra®
Metuchen’s marketed pharmaceutical product, Stendra®, was approved by the FDA in April 2012. Stendra® is administered orally in tablet form. Stendra® is available in 50 mg, 100 mg, and 200 mg tablets. After ingestion, Stendra® has a number of key clinical characteristics, including (i) a molecular structure allowing for enhanced affinity for targeted tissue as demonstrated in in-vitro studies (clinical significance of this in-vitro selectivity profile is unknown) (ii) the ability to dose as early as approximately 15 minutes prior to sexual engagement with doses of 100 or 200 mg, and (iii) a comprehensive series of studies demonstrating clinically significant results, as compared to placebo, in the ability to attain an erection when stimulated, the ability to maintain the erection to completion and a patient reported improvement in erectile function (assessed every 4 weeks while taking Stendra® during clinical trials). According to many physicians, avanafil’s (Stendra) primary product benefit is its flexible dosing potential, i.e. may be taken with or without food, and at the 100mg dose and 200mg dose, may be taken as early as approximately 15 minutes prior to sexual engagement. Moreover, Stendra® has demonstrated a discontinuation rate due to adverse events comparable to placebo (no active drug).
According to market research studies, Metuchen believes that a large number of ED patients switch among oral ED treatments. Stendra® presents the market landscape with an additional treatment option that may prove to be a choice therapy by many. Metuchen believes that Stendra® may continue to capture a meaningful portion of the patient population that is seeking an alternative to either (i) other branded products, or (ii) the risk of counterfeit variability among generic products.

Generics for sildenafil (Viagra®), tadalafil (Cialis®), and vardenafil (Levitra®), representing virtually all of our direct competitors for Stendra® have entered the market. This generic competition for Viagra®, Cialis® and Levitra® began in 2017 and 2018 as these brands lost their patent protection. Since avanafil maintains its patent protection, Stendra® is the only ED drug actively detailed to prescribers. This effectively gives Stendra® 100% share of the healthcare practitioner marketing and promotion voice for branded ED products. Marketing support will come through personal promotion to prescribers (sales aids, samples, coupons, etc.) and direct to consumer promotion (internet, media investment, and targeted advertising in health journals).
H100
H100™ is a topical application expected to be used as a combination therapy with at least one active ingredient, Nicardipine (a calcium channel blocker) responsible for the improvement of penile curvature. Under the Hybrid Medical License Agreement, Metuchen has exclusive operational and budgetary oversight for all development, manufacturing, marketing, lifecycle strategy and commercialization efforts including all regulatory applications and approvals. H100™ is currently in pre-clinical development and Metuchen expects to have a pre-investigational new drug application meeting with the FDA in Fall 2020. Based on current approved therapies, if approved, H100 would become the first and only clinically approved topical, non-invasive formulation for the treatment of Peyronie’s disease. Metuchen expects that H100 could become a first line therapy for Peyronie’s disease if approved by the FDA.
Medical Devices
Metuchen offers a range of men’s health medical device products including VenoSeal (adjustable constriction loop) and various VEDs and through its subsidiary, Timm Medical. VEDs and VenoSeal do not require a prescription, but patients often introduced to Timm Medical through urologist’s recommendations. Metuchen believes in the value of VEDs as both monotherapy and as a possible adjunct to a multifaceted ED therapeutic regimen.
Vacuum Erection Devices (VEDs)
Timm Medical and PTV offer six portfolio VED products: the PTV Automatic 3000, the PTV Automatic 2000, the PTV Manual 3000, the Osbon Esteem Manual, the Osbon Esteem Automatic and the Osbon ErecAid Classic. Each product consists of a pump-head with an acrylic cylinder that attaches directly to the device with exception of the Osbon Erecaid Classic system, which is a two-handed application model. These devices are considered 510(k)-exempt, and thus do not require premarket review by the FDA. A constriction ring or band is placed on the cylinder at the other end, which is applied to the body. The cylinder and pump are used to create a vacuum to help the penis become erect; the band or constriction ring is used to help maintain the erection. All VED products offered by Metuchen include a “quick release” feature to ensure the safety of our customers. Metuchen believes that its battery-powered products are especially helpful for men who do not have good hand strength or coordination or who have arthritis. Our products may be covered, at least in part, by certain insurance policies if a medical cause for ED has been documented.
VenoSeal
Timm Medical and PTV also market and sell VenoSeal, a product for treatment for venous leak conditions that prevent the penis from remaining fully engorged with blood during an erection. VenoSeal is an adjustable constriction loop designed to be placed on the base of the penis. Metuchen believes, based on client interviews that it conducted, that when properly used, the VenoSeal device is comfortable for both the user and partner while providing enough pressure to maintain a strong erection.
Sales and Marketing Channels
Metuchen currently leverages numerous channels to promote, market, and sell its therapeutics throughout various customer segments. With a sophisticated and integrated data intelligence engine, Metuchen is able to continually measure, study, calculate, target, and optimize its channel investment allocation. Metuchen’s primary marketing vector is its physician-based customer channel. Metuchen has sales representatives in the field promoting directly to high-volume physicians of various specialties. These physicians are identified as high-volume oral ED treaters based on therapeutic prescription activity.

Metuchen’s representatives are trained and equipped with promotional material, samples, and savings coupons that help them educate and inform physicians about its primary product, Stendra®. Additionally, Metuchen targets physicians — at-large, national, professional trade associations where it sponsors a booth and, in some cases a product theater. At these events, Metuchen also established numerous one-on-one meetings with key opinion leaders. Digitally, Metuchen conducts ongoing search engine optimization to improve its online exposure to both medical providers and potential customers. Metuchen targets physicians with display ads, paid search terms, and a physician specific webpage. Metuchen targets consumers for direct marketing and promotion. Metuchen’s coupon campaign uses print ads, digital display ads, paid search terms and paid social ads. Metuchen’s coupons are downloadable, each containing a unique code identifier enabling full tracking of customer use all the way through to adjudication.
Metuchen targets managed care organizations (payers) to deliver value-based contracts and improve its placement on their approved drug list (formularies). Stendra® currently enjoys approximately 73% coverage across all managed care organizations throughout the U.S. with 35% of that being unhindered and preferred access. With regards to retail pharmacies, Stendra® has an expansive presence across both major retail chains and independent pharmacies. To strengthen script adjudication even further, Metuchen has collaborated with three well-known specialty pharmacies. These pharmacies provide personalized service to physicians and patients, including discrete shipping to patient’s homes. Metuchen believes that it has implemented a best-in-industry, multi-channel, and multi-customer segment marketing plan that differentiates its market strategy and presence, ultimately growing its sales and market share.
Metuchen’s medical devices are marketed to urologist offices as well as to distributors both domestically and internationally. Metuchen is still integrating Timm Medical’s products into its sales channels but historically, Timm Medical marketed its own line of erectile dysfunction products, as well as other third-party men’s health products. However, since its acquisition, Timm Medical has handled sales and marketing of Metuchen’s medical device products in the United States. PTV, on the other hand, has taken on responsibility for international sales and marketing. Metuchen believes that domestic growth will come through the expansion of its distribution partner network, leveraging existing relationships that its partners have with key decision makers. This will allow for increased local purchase availability for consumers. Metuchen also believes that international growth will come through additional work with existing customers to expand their current base of business while also working to unlock new international territories. In addition to expanding the distribution network, Metuchen is pursuing better use of the historical clinical data available regarding VEDs.
Competition
The pharmaceutical market is highly competitive, including the men’s health sector. Metuchen believes that competition in the sale of its products is based primarily on efficacy, regulatory compliance, brand awareness, availability, product safety, and price. Metuchen’s pharmaceutical products are subject to competition from alternate therapies during the period of patent protection and thereafter from generic or other competitive products. All of Metuchen’s existing products compete with generic and other competitive products in the marketplace. In particular, Stendra® competes directly with sildenafil (Viagra®), tadalafil (Cialis®), and vardenafil (Levitra®). U.S. competitors for VED’s include Encore, Vacurect, Augusta, Spartan, Genesis, and Gesiva.
Competing in the branded product business requires Metuchen to identify and quickly bring to market new products and technological innovations. Successful marketing of branded products depends primarily on the ability to communicate the efficacy, safety, and value to healthcare professionals in private practice, group practices, and managed care organizations. Metuchen anticipates that its branded product offerings will support its existing therapeutic lines. Metuchen regularly examines its business strategies and may, from time to time, reallocate resources from one therapeutic area to another, withdraw from a therapeutic area, and/or add an additional therapeutic area in order to maximize growth potential.
Metuchen competes with other pharmaceutical companies for product line acquisitions, as well as for new products and acquisitions of other companies.

Intellectual Property
Metuchen’s ability to protect its products with strong intellectual property is an important factor in the success and continued growth of its business. Metuchen protects its products using several forms of intellectual property including patents, trademarks, trade secrets and copyrights. Some of its technology relies upon third-party licensed intellectual property.
Metuchen has the exclusive license to United States Patent Nos. 6,656,935 and 7,501,409, Canadian Patent Nos. 2,383,466 and 2,420,461, and Brazil Patent No. 0014526. These patents contain both composition of matter claims as well as method of treatment claims. To date, one or more of these have been challenged by several different alleged infringers in the U.S. and Canada. Each alleged infringer has agreed to cease and desist the allegedly infringing activity.
Metuchen owns the trademark registration for Stendra® in the U.S., Canada, Argentina, Brazil, Chile, Columbia, and Peru. Metuchen has a pending trademark application in India. Metuchen also owns the trademark registration application for Spedra (a trade name for avanafil) in Canada, Argentina, Brazil, Columbia, and India. Metuchen owns several registrations and pending applications on logos and tag lines.
Metuchen has established business procedures designed to maintain the confidentiality of its proprietary information, including the use of confidentiality agreements and assignment-of-inventions agreements with employees, independent contractors, consultants, and companies with it conducts business.
Pharmaceutical Products
Stendra®
United States Patent No. 6,656,935 and Canadian Patent No. 2,383,466 contain issued claims which include composition of matter claims directed to the chemical formulation for avanafil, the active ingredient in Stendra®. These patent claims are not limited to any particular dosage size or any particular formulation, including pure avanafil bulk powder. United States Patent 6,656,935 expires on April 27, 2025 (with 1687 days of patent term extension under 35 USC 156); the Canadian patent expires on September 13, 2022. The Canadian patent is entitled to two years of patent term extension from the original expiration date of September 13, 2020.
In contrast, United States Patent No. 7501409 and Canadian Patent No. 2420461 have issued claims directed to using avanafil in combination with certain excipients. These excipients are important to the oral bioavailability of avanafil. In particular, the FDA requires these excipients to be used in the form of avanafil approval by the FDA for commercial sale. Thus, this patent claims the pharmaceutical formulation of avanafil approved by the FDA in U.S. United States Patent 7,501,409 expires on May 05, 2023; the Canadian patent is similar. Stendra® is a registered trademark in the US.
H100
Metuchen has an exclusive license from Hybrid Medical, Inc. to three US patents and two European patents directed to the formulation and use of H100 in the treatment of Peyronie’s disease. United States Patent 9,333,242 contains claims directed to a transdermal gel composition containing the unique formulation of H100. United States Patent 9,238,059 contains claims directed to a method for inhibiting or treating Peyronie’s disease, comprising topically administering to a portion of penile dermis of a human with Peyronie’s disease an effective amount of a gel composition containing the formulation of H100. Additionally, U.S Patent 10,471,131 contains further formulation claims and method of treatment claims directed to the use of H100 in the treatment of Peyronie’s disease. There are two corresponding European Patents (EP3269372A1 and EP2804606B) that have similar corresponding issued claims.
Medical Devices
PTV holds two trademarks for VEDs in the United States, which are subject to renewal in 2028 and Timm Medical holds seven trademarks for VEDs in the United States, with renewal dates between 2022 to 2030. In addition to its US trademarks, Timm Medical holds trademarks in the European Union, Mexico,

Australia, Sweden, Benelux and Canada. Timm Medical’s international trademarks are subject to renewal between 2028 to 2030.
Manufacturers and Single Source Suppliers
Metuchen uses a third-party manufacturer for developmental and commercial production of its Stendra® product line. Metuchen is responsible for the assembly of its medical device products. Metuchen believes there is currently an excess capacity for manufacturing in the marketplace for its medical device products and therefore believes there are opportunities to lower manufacturing cost through outsourcing to regions and countries that can produce on a more cost-effective basis. Metuchen currently has multiple contract manufacturers for its products, and it issues purchase orders to these suppliers each time Metuchen requires replenishment of its product inventory. Metuchen’s active pharmaceutical ingredient is currently produced in France and is shipped to the US in tablet form for packaging. All of Metuchen’s current manufacturers for its medical device products are based in the U.S., except for one based in China.
Employees and Labor Relations
Metuchen currently has 38 full-time employees and no part-time employees. Metuchen also relies on a number of consultants. Subject to the availability of financing, Metuchen intends to expand its staff as part of its growth strategy.
Government Regulation and Product Approval
Government authorities in the United States, at the federal, state, and local level, and in other countries, extensively regulate, among other things, the research, development, testing, approval, manufacture, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, import, export, pricing, and reimbursement of drug and medical device products. The processes for obtaining regulatory approvals or clearances in the United States and in foreign countries, along with compliance with applicable statutes and regulations, require the expenditure of substantial time and financial resources.
FDA Regulation
In the United States, the FDA regulates drug and medical device products under the Federal Food, Drug, and Cosmetic Act, or FDCA, and its implementing regulations.
FDA Oversight of Drug Products
The process required by the FDA before new drug product candidates may be marketed in the United States generally involves the following:
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completion of preclinical laboratory tests, animal studies, and formulation studies in compliance with the FDA’s Good Laboratory Practice, or GLP, regulations;

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submission to the FDA of an Investigational New Drug Application, or IND, which must become effective before human clinical trials may begin at United States clinical trial sites;

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approval by an IRB for each clinical site, or centrally, before each trial may be initiated;

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adequate and well-controlled human clinical trials to establish the safety and efficacy of a drug product candidate for its intended use, performed in accordance with Good Clinical Practices, or GCPs;

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development of manufacturing processes to ensure the product candidate’s identity, strength, quality, purity, and potency;

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submission to the FDA of a New Drug Application, or NDA;

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satisfactory completion of an FDA advisory committee review, if applicable;

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satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the products are produced to assess compliance with current Good Manufacturing Practices, or cGMPs, and to assure that the facilities, methods, and controls are adequate to preserve the therapeutics’ identity, strength, quality, purity, and potency as well as satisfactory completion of an FDA inspection of selected clinical sites and selected clinical investigators to determine GCP compliance; and
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FDA review and approval of the NDA to permit commercial marketing for particular indications for use.

Certain of the above steps, however, may not be required or may be abbreviated in the case of a 505(b)(2) NDA application, as further discussed below.
Preclinical Studies and IND Submission for Drugs
The testing and approval process of product candidates requires substantial time, effort, and financial resources. Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity, and novelty of the product or disease. Preclinical studies include laboratory evaluation of chemistry, pharmacology, toxicity, and product formulation, as well as animal studies to assess potential safety and efficacy. Such studies must generally be conducted in accordance with the FDA’s GLPs. Prior to commencing the first clinical trial at a United States investigational site with a product candidate, an IND sponsor must submit the results of the preclinical tests and preclinical literature, together with manufacturing information, analytical data, any available clinical data or literature, and proposed clinical study protocols among other things, to the FDA as part of an IND. In the case of drug product candidates for which the sponsor will seek marketing approval via a 505(b)(2) NDA application, some of the above information may be abbreviated or omitted.
An IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, notifies the applicant of safety concerns or questions related to one or more proposed clinical trials and places the trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin.
Clinical Trials for Drugs
Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with federal regulations and GCP requirements, which include the requirements that all research subjects provide their informed consent in writing for their participation in any clinical trial, as well as review and approval of the study by an IRB. Investigators must also provide certain information to the clinical trial sponsors to allow the sponsors to make certain financial disclosures to the FDA. Clinical trials are conducted under protocols detailing, among other things, the objectives of the trial, the trial procedures, the parameters to be used in monitoring safety, the effectiveness criteria to be evaluated, and a statistical analysis plan. In addition, an IRB at each study site participating in the clinical trial or a central IRB must review and approve the plan for any clinical trial, informed consent forms, and communications to study subjects before a study commences at that site. An IRB considers, among other things, whether the risks to individuals participating in the trials are minimized and are reasonable in relation to anticipated benefits, and whether the planned human subject protections are adequate. The IRB must continue to oversee the clinical trial while it is being conducted. Once an IND is in effect, each new clinical protocol and any amendments to the protocol must be submitted to the IND for FDA review, and to the IRB for approval. Progress reports detailing the results of the clinical trials must also be submitted at least annually to the FDA and the IRB and more frequently if serious adverse events or other significant safety information is found.
The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s or GCP requirements, if the trial is not being conducted in accordance with the IRB approved protocol, or if the trial poses an unexpected serious harm to subjects. The FDA or an IRB may also impose conditions on the conduct of a clinical trial. Clinical trial sponsors may also choose to discontinue clinical trials as a result of risks to subjects, a lack of favorable results, or changing business priorities.

Information about most clinical trials, including a description of the study and study results, must be submitted by the study sponsor within specific timeframes to the National Institutes of Health, or NIH, for public dissemination on their clinicaltrials.gov website.
The manufacture of investigational drugs for the conduct of human clinical trials is subject to cGMP requirements. Investigational drugs and active ingredients imported into the United States are also subject to regulation by the FDA. Further, the export of investigational products outside of the United States is subject to regulatory requirements of the receiving country as well as U.S. export requirements under the FDCA.
In general, for purposes of NDA approval, human clinical trials are typically conducted in three sequential phases, which may overlap or be combined.
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Phase 1 — Studies are initially conducted in healthy human volunteers or subjects with the target disease or condition and test the product candidate for safety, dosage tolerance, structure-activity relationships, mechanism of action, absorption, metabolism, distribution, and excretion. If possible, Phase 1 trials may also be used to gain an initial indication of product effectiveness.

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Phase 2 — Controlled studies are conducted in limited subject populations with a specified disease or condition to evaluate preliminary efficacy, identify optimal dosages, dosage tolerance and schedule, possible adverse effects and safety risks, and expanded evidence of safety.

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Phase 3 — These adequate and well-controlled clinical trials are undertaken in expanded subject populations, generally at geographically dispersed clinical trial sites, to generate enough data to provide statistically significant evidence of clinical efficacy and safety of the product candidate for approval, to establish the overall risk-benefit profile of the product candidate, and to provide adequate information for the labeling of the product candidate. Typically, two Phase 3 trials are required by the FDA for product approval.

Moreover, in the case of 505(b)(2) NDAs, the above studies may be abbreviated. Additional kinds of data may also help to support an NDA, such as patient experience data. Real world evidence may also support an NDA for already approved products, and, for appropriate indications sought through supplemental NDAs, data summaries may provide marketing application support. Real world evidence may further be used to inform the design of clinical trials.
The FDA may also require, or companies may conduct, additional clinical trials for the same indication after a product is approved. These so-called Phase 4 studies may be made a condition to be satisfied after approval. The results of Phase 4 studies can confirm or refute the effectiveness of a product candidate, and can provide important safety information.
Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the product candidate as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, manufacturers must develop methods for testing the identity, strength, quality, potency, and purity of the final product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.
Drug Product Marketing Application Submission, Review by the FDA, and Marketing Approval
Assuming successful completion of the required clinical and preclinical testing, the results of product development, including chemistry, manufacture, and controls, non-clinical studies, and clinical trial results, including negative or ambiguous results as well as positive findings, are all submitted to the FDA, along with the proposed labeling, as part of an NDA, requesting approval to market the product for one or more indications. In most cases, the submission of a marketing application is subject to a substantial application user fee. These user fees must be paid at the time of the first submission of the application, even if the application is being submitted on a rolling basis. Product candidates that are designated as orphan products, which are further described below, are also not subject to application user fees unless the application includes an indication other than the orphan indication.

In addition, under the Pediatric Research Equity Act, or PREA, an NDA or supplement to an NDA for a new active ingredient, indication, dosage form, dosage regimen, or route of administration, must contain data that are adequate to assess the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults, or full or partial waivers from the pediatric data requirements. Orphan products are also exempt from the PREA requirements.
The FDA also may require submission of a risk evaluation and mitigation strategy, or REMS, to ensure that the benefits of the product candidate outweigh the risks. The REMS plan could include medication guides, physician communication plans, and elements to assure safe use, such as restricted distribution methods, patient registries, or other risk minimization tools. An assessment of the REMS must also be conducted at set intervals. Following product approval, a REMS may also be required by the FDA if new safety information is discovered and the FDA determines that a REMS is necessary to ensure that the benefits of the product outweigh the risks.
Once the FDA receives an application, it has 60 days to review the NDA to determine if it is substantially complete to permit a substantive review, before it accepts the application for filing. The FDA may request additional information rather than accept an application for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review.
Under the goals and policies agreed to by the FDA under the Prescription Drug User Fee Act, or PDUFA, the FDA has set the goal of completing its review of 90% of all applications for new molecular entities within ten months of the 60-day filing date. The FDA also has the review goal of completing its review of 90% of non-new molecular entity marketing applications within ten months of the agency’s receipt of the application. These review goals are referred to as the PDUFA date. The PDUFA date is only a goal, thus, the FDA does not always meet its PDUFA dates. The review process and the PDUFA date may also be extended if the FDA requests or the sponsor otherwise provides additional information or clarification regarding the submission.
The FDA may also refer applications to an advisory committee. Before approving a product candidate for which no active ingredient (including any ester or salt of active ingredients) has previously been approved by the FDA, the FDA must either refer that product candidate to an external advisory committee or provide in an action letter, a summary of the reasons why the FDA did not refer the product candidate to an advisory committee. The FDA may also refer other product candidates to an advisory committee if FDA believes that the advisory committee’s expertise would be beneficial. An advisory committee is typically a panel that includes clinicians and other experts, which review, evaluate, and make a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.
The FDA reviews applications to determine, among other things, whether a product candidate meets the agency’s approval standards and whether the manufacturing methods and controls are adequate to assure and preserve the product’s identity, strength, quality, potency, and purity. Before approving a marketing application, the FDA typically will inspect the facility or facilities where the product is manufactured, referred to as a Pre-Approval Inspection. The FDA will not approve an application unless it determines that the manufacturing processes and facilities, including contract manufacturers and subcontractors, are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving a marketing application the FDA will inspect one or more clinical trial sites to assure compliance with GCPs.
After evaluating the marketing application and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue an approval letter, or, in some cases, a Complete Response Letter, or CRL. A CRL indicates that the review cycle of the application is complete and the application is not ready for approval and describes all of the specific deficiencies that the FDA identified. A CRL generally contains a statement of specific conditions that must be met in order to secure final approval of the marketing application, and may require additional clinical or preclinical testing in order for the FDA to reconsider the application. The deficiencies identified may be minor, for example, requiring labeling changes; or major, for example, requiring additional clinical trials. If a CRL is issued, the applicant may either: resubmit the marketing application, addressing all of the deficiencies identified in the letter; withdraw the application; or request an opportunity for a hearing. The FDA has the goal of reviewing 90% of application resubmissions in either two or six months of the resubmission date, depending on the kind of resubmission. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA may issue an approval letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications.
Even if the FDA approves a product, it may limit the approved indications or populations for use of the product, require that contraindications, warnings, or precautions be included in the product labeling, including a boxed warning, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess a product’s safety and efficacy after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution restrictions or other risk management mechanisms under a REMS which can materially affect the potential market and profitability of the product. The FDA may also not approve label statements that are necessary for successful commercialization and marketing.
After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further testing requirements and FDA review and approval. The FDA may also withdraw the product approval if compliance with the pre- and post-marketing regulatory standards are not maintained or if problems occur after the product reaches the marketplace. Further, should new safety information arise, additional testing, product labeling, or FDA notification may be required.
505(b)(2) New Drug Applications, Abbreviated New Drug Applications, and the Hatch-Waxman Act
Section 505 of the FDCA describes three types of marketing applications that may be submitted to the FDA to request marketing authorization for a new drug. A Section 505(b)(1) NDA is an application that contains full reports of investigations of safety and efficacy. A 505(b)(2) NDA is an application that contains full reports of investigations of safety and efficacy but where at least some of the information required for approval comes from investigations that were not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use from the person by or for whom the investigations were conducted. This regulatory pathway enables the applicant to rely, in part, on the FDA’s prior findings of safety and efficacy for an existing product, or published literature, in support of its application.
Section 505(j) establishes an abbreviated approval process for a generic version of approved drug products through the submission of an Abbreviated New Drug Application, or ANDA. An ANDA provides for marketing of a generic drug product that has the same active ingredients, dosage form, strength, route of administration, labeling, performance characteristics and intended use, among other things, to a previously approved product. ANDAs are termed “abbreviated” because they are generally not required to include preclinical (animal) and clinical (human) data to establish safety and efficacy. Instead, generic applicants must scientifically demonstrate that their product is bioequivalent to, or performs in the same manner as, the innovator drug through in vitro, in vivo, or other testing. The generic version must deliver the same amount of active ingredients to the site of action in the same amount of time as the innovator drug and can often be substituted by pharmacists under prescriptions written for the reference listed drug.
In seeking approval for a drug through an NDA, applicants are required to list with the FDA each patent with claims that cover the applicant’s drug or a method of using the drug. Upon approval of a drug, each of the patents listed in the application for the drug is then published in the FDA’s list of Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential competitors in support of approval of an ANDA or 505(b)(2) NDA.

Upon submission of an ANDA or a 505(b)(2) NDA, an applicant must certify to the FDA that (1) no patent information has been submitted to the FDA; (2) such patent has expired; (3) the date on which such patent expires; or (4) such patent is invalid or will not be infringed upon by the manufacture, use or sale of the drug product for which the application is submitted. Generally, the ANDA or 505(b)(2) NDA cannot be approved until all listed patents have expired, except where the ANDA or 505(b)(2) NDA applicant challenges a listed patent through the last type of certification, also known as a paragraph IV certification. If the applicant does not challenge the listed patents or does not indicate that it is not seeking approval of a patented method of use, the ANDA or 505(b)(2) NDA application approval will not be made effective until all of the listed patents claiming the referenced product have expired.
If the ANDA or 505(b)(2) NDA applicant has provided a paragraph IV certification to the FDA, the applicant must send notice of the certification to the NDA and patent holders. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the paragraph IV certification, in which case the FDA may not make an approval effective until the earlier of 30 months from the patent or application owner’s receipt of the notice of the paragraph IV certification, the expiration of the patent, when the infringement case concerning each such patent is favorably decided in the applicant’s favor or settled, or such shorter or longer period as may be ordered by a court. This prohibition is generally referred to as the 30-month stay. In instances where an ANDA or 505(b)(2) NDA applicant files a paragraph IV certification, the NDA holder or patent owner(s) regularly take action to trigger the 30-month stay. Thus, approval of an ANDA or 505(b)(2) NDA could be delayed for a significant period of time depending on the patent certification the applicant makes and the reference drug sponsor’s decision to initiate patent litigation.
The Hatch-Waxman Act establishes periods of regulatory exclusivity for certain approved drug products, during which the FDA cannot accept an ANDA or 505(b)(2) application or make an approval of such a product effective. For example, the holder of an NDA, including a 505(b)(2) NDA, may obtain five years of exclusivity upon approval of a new drug containing new chemical entities, or NCEs, that have not been previously approved by the FDA. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the therapeutic activity of the drug substance. During the exclusivity period, the FDA may not accept for review an ANDA or a 505(b)(2) NDA submitted by another company that contains the previously approved active moiety. However, an ANDA or 505(b)(2) NDA may be submitted after four years if it contains a certification of patent invalidity or non-infringement.
The Hatch-Waxman Act also provides three years of marketing exclusivity to the holder of an NDA (including a 505 (b)(2) NDA) for a particular condition of approval, or change to a marketed product, such as a new indication or formulation for a previously approved product, if one or more new clinical studies (other than bioavailability or bioequivalence studies) was essential to the approval of the application and was conducted/sponsored by the applicant. This three-year exclusivity period protects against the FDA making an ANDA and 505(b)(2) NDA approval effective for the condition of the new drug’s approval. As a general matter, the three-year exclusivity does not prohibit the FDA from approving ANDAs or 505(b)(2) NDAs for generic or modified versions of the original, unmodified drug product. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA; however, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and efficacy.
Recently, Congress, the Administration, and administrative agencies have taken certain measures to increase drug competition and thus, decrease drug prices. By example, in 2019 FDA introduced a proposed rule and draft guidance to facilitate drug importation. Congress also passed a bill requiring sponsors of NDA approved products to provide sufficient quantities of drug product on commercially reasonable market based terms to entities developing generic and 505(b)(2) products. This bill also included provisions on shared and individual REMS for generic drug products.
Orphan Products
The Orphan Drug Act provides incentives for the development of products for rare diseases or conditions. Specifically, sponsors may apply for and receive orphan drug designation if a product candidate is intended to treat rare diseases or conditions, which generally are diseases or conditions affecting less than 200,000 individuals annually in the United States, or affecting more than 200,000 in the United States and for which there is no reasonable expectation that the cost of developing and making the product available in the United States will be recovered from United States sales. Additionally, sponsors must present a plausible hypothesis for clinical superiority to obtain orphan drug designation if there is a product already approved by the FDA that that is considered by the FDA to be the same as the already approved product and is intended for the same indication. This hypothesis must be demonstrated to obtain orphan exclusivity. If granted, prior to product approval, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical study costs, tax advantages, and certain user-fee waivers. The tax advantages, however, were limited in the 2017 Tax Cuts and Jobs Act. In addition, if a product candidate receives FDA approval for the indication for which it has orphan drug designation, the product is generally entitled to orphan exclusivity, which means the FDA may not approve any other application to market the same product for the same indication for a period of seven years, except in limited circumstances, such as a showing of clinical superiority over the product with orphan exclusivity.
Patent Term Restoration
If approved, drug products may also be eligible for periods of U.S. patent term restoration. If granted, patent term restoration extends the patent life of a single unexpired patent, that has not previously been extended, for a maximum of five years. The total patent life of the product with the extension also cannot exceed fourteen years from the product’ approval date. Subject to the prior limitations, the period of the extension is calculated by adding half of the time from the effective date of an IND to the initial submission of a marketing application, and all of the time between the submission of the marketing application and its approval. This period may also be reduced by any time that the applicant did not act with due diligence in seeking FDA approval of the product during the regulatory review period.
Post-approval Requirements for Drugs
Any drug products manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements related to manufacturing, recordkeeping, and reporting, including adverse experience reporting, deviation reporting, shortage reporting, and periodic reporting, supply chain security, product sampling and distribution, advertising, marketing, promotion, certain electronic records and signatures, and post-approval obligations imposed as a condition of approval, such as Phase 4 clinical trials, REMS, and surveillance to assess safety and effectiveness after commercialization.
After approval, most changes to the approved product, such as adding new indications or other labeling claims are subject to prior FDA review and approval. There also are continuing annual program user fee requirements for approved products, excluding orphan products. In addition, manufacturers and other entities involved in the manufacture and distribution of approved therapeutics are required to register their establishments with the FDA and certain state agencies, list their products, and are subject to periodic announced and unannounced inspections by the FDA and these state agencies for compliance with cGMP and other requirements, which impose certain procedural and documentation requirements upon the company and third-party manufacturers. Regulatory authorities may withdraw product approvals, require label modifications, or request product recalls, among other actions, if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered.
Changes to the manufacturing process are strictly regulated and often require prior FDA approval or notification before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and specifications, and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance.
The FDA also strictly regulates marketing, labeling, advertising, and promotion of products that are placed on the market. A company can make only those claims relating to a product that are consistent with the FDA-approved product label. Physicians, in their independent professional medical judgment, may prescribe legally available products for unapproved indications that are not described in the product’s labeling and that differ from those tested and approved by the FDA. Pharmaceutical companies, however, are required to promote their products only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including, but not limited to, criminal and civil penalties under the FDCA and False Claims Act, exclusion from participation in federal healthcare programs, mandatory compliance programs under corporate integrity agreements, suspension and debarment from government contracts, and refusal of orders under existing government contracts.
In addition, the distribution of prescription pharmaceutical samples is subject to the Prescription Drug Marketing Act, or PDMA, which regulates the distribution of samples at the federal level. Certain reporting related to samples is also required. Free trial or starter prescriptions provided through pharmacies are also subject to regulations under the Medicaid Drug Rebate Program and potential liability under anti-kickback and false claims laws. State laws also limit the distribution of pharmaceutical products and may require certain licensing.
Moreover, the Drug Quality and Security Act, or DQSA, imposes obligations on sponsors of pharmaceutical products related to product tracking and tracing. Among the requirements of this legislation, sponsors are required to provide certain information regarding the products to individuals and entities to which product ownership is transferred, are required to label products with a product identifier, and are required to keep certain records regarding the product. The transfer of information to subsequent product owners by sponsors is also required to be done electronically. Sponsors must also verify that purchasers of the sponsors’ products are appropriately licensed. Further, under this legislation, manufactures have product investigation, quarantine, disposition, and notification responsibilities related to counterfeit, diverted, stolen, and intentionally adulterated products that would result in serious adverse health consequences or death to humans, as well as products that are the subject of fraudulent transactions or which are otherwise unfit for distribution such that they would be reasonably likely to result in serious health consequences or death. Similar requirements additionally are and will be imposed through this legislation on other companies within the pharmaceutical product supply chain, such as distributors and dispensers, as well as certain sponsor licensees and affiliates.
Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in significant regulatory actions. Such actions may include refusal to approve pending applications, license or approval suspension or revocation, imposition of a clinical hold or termination of clinical trials, warning letters, untitled letters, cyber letters, modification of promotional materials or labeling, provision of corrective information, imposition of post-market requirements including the need for additional testing, imposition of distribution or other restrictions under a REMS, product recalls, product seizures or detentions, refusal to allow imports or exports, total or partial suspension of production or distribution, FDA debarment, injunctions, fines, consent decrees, corporate integrity agreements, suspension and debarment from government contracts, and refusal of orders under existing government contracts, exclusion from participation in federal and state healthcare programs, restitution, disgorgement, or civil or criminal penalties, including fines and imprisonment, and adverse publicity, among other adverse consequences.
FDA’s Regulation of Medical Devices — Premarket Requirements
Medical device products are also subject to extensive regulation by the FDA. The medical device requirements imposed by FDA cover all stages of the product life-cycle, including device design and development; pre-clinical and clinical testing; premarket review; product manufacturing, processing, and packaging; testing and release; labeling, promotion, and advertising; post-market surveillance and complaint handling; medical device reporting; recalls, field actions, and related reporting; and medical device imports and exports.
Unless an exemption applies, FDA requires that device manufacturers submit and obtain clearance or approval for a premarket application before marketing a device in the United States. The type of premarket submission required depends on the FDA device classification.

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Devices classified by FDA as Class I are considered low risk and are generally exempt from premarket review.

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Devices classified by FDA as Class II are considered moderate risk devices and generally require the submission and FDA clearance of a 510(k) premarket notification. However, some Class II devices are 510 (k)-exempt and do not require any premarket review.

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Devices classified by FDA as Class III are the highest risk devices and require the submission and FDA approval of a premarket approval, or PMA, application. Novel device technologies (including some novel device modifications) not previously classified by FDA are considered Class III by default and may qualify for review through the de novo request process if such devices are lower risk.

The regulatory process for device development and premarket review — including the design and validation of the device, obtaining data to support a premarket submission, preparation of the submission, and FDA’s review process — can be onerous and costly and may take up to several years. The regulatory burden and timeline varies, depending on the type of submission required.
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A 510(k) pre-market notification requires the sponsor to demonstrate that the device is as safe and effective as, or “substantially equivalent” to, a legally marketed predicate device. A predicate device is a device that (i) was legally marketed prior to May 28, 1976, (ii) has been reclassified from Class III to Class II or I, or (iii) has been previously reviewed and cleared by FDA via the 510(k) process. Applicants must submit descriptive information and performance data (which may include clinical study data) to establish that the device is substantially equivalent to a predicate device. Although the FDA review goal for a 510(k) is 90 FDA review days, the total review time (including the time it may take the applicant to respond to an FDA request for additional information) for a 510(k) is usually four to six months, but may take longer.

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The de novo pathway is available for novel device technologies, including novel device changes, that have not been previously classified by FDA and for which there is no suitable predicate device. To obtain marketing authorization via the de novo pathway, the applicant must show that the subject device is low to moderate risk, such that it can be reclassified as Class I or Class II. The de novo request pathway usually requires more testing data than a 510(k), and often requires clinical data. Although the FDA review goal for a de novo is 150 FDA review days, the average total review time (including the time it may take the applicant to respond to an FDA request for additional information) for a de novo is around seven to nine months, but may take longer.

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The PMA approval process is the most burdensome FDA premarket review process. The sponsor must demonstrate that the device is safe and effective for its intended use. A PMA generally requires data from at least one prospectively designed, well-controlled clinical study. In addition, a PMA requires extensive data and information related to the device design, materials, bench and animal testing, manufacturing, and quality. FDA also will inspect the device manufacturing and processing facilities as part of the PMA approval process. FDA may also convene an advisory panel to provide input for the PMA application. Although the FDA review goal for a PMA is 180 FDA review days (for non-panel submissions), the average total review time for a PMA (including the time it may take the applicant to respond to an FDA request for additional information) may take a year or longer.

Device manufacturers may need to perform clinical studies as part of the device development, to support a premarket submission, or to meet post-approval commitments. Such studies are subject to the FDA’s laws and regulations for investigational devices, informed consent, and IRB oversight and approval. For studies that involve significant risk devices, sponsors are also required to obtain approval from the FDA for an Investigational Device Exemption, or IDE, application before initiating the study.
FDA’s Postmarket Requirements for Medical Devices
After obtaining marketing clearance, authorization, or approval for a device, the device manufacturer is required to evaluate all changes made to the device, including changes to the device indications and labeling, to assess whether the change triggers a requirement for a new submission. If such a submission is required, the manufacturer must submit a new application to the FDA and obtain clearance/authorization/approval before marketing the modified device.

Manufacturers of Class I and Class II devices exempt from premarket review also must assess changes made to their devices, including changes the claims and indications, to assess whether the change may cause the device to be subject to premarket review requirements, such that a 510(k) or other submission is required.
Additional post-market obligations include requirements and restrictions related to device labeling, promotion and marketing, good manufacturing practices (as set forth in the Quality System Regulation, or QSR), complaint handling and medical device reporting, reporting of recalls and other field actions, and unique device identification.
Further, all facilities involved in the design, manufacture, processing, packaging or repackaging, labeling or relabeling, complaint handling, and importation of a medical device, including contract manufacturing facilities, are required to register with FDA and submit a listing of each device the facility handles. All registered facilities are subject to periodic FDA inspection to assess compliance with the applicable requirements. Device companies are required to oversee their contract manufacturers and suppliers to ensure such contractors are complying with the applicable FDA requirements and device specifications, including quality specifications. If FDA finds that a device manufacturer (including a contract manufacturer) is not complying with the applicable FDA requirements, or otherwise determines that a device may be hazardous or defective, the FDA has the power to take enforcement action, which may include issuance of a warning letter, untitled letter, or other enforcement letter; seizure of the device; requesting or requiring a recall or other field action; or requiring the repair, replacement, or refund the cost of the medical device. FDA may also delay or refuse to grant marketing authorization for new products; withdraw marketing authorization; pursue an injunction, operating restrictions, or civil or criminal penalties.
Fraud and Abuse, Data Privacy and Security, and Transparency Laws and Regulations
Our business activities, including but not limited to, research, sales, promotion, distribution, medical education, and other activities following product approval are subject to regulation by numerous federal and state regulatory and law enforcement authorities in the United States in addition to the FDA, including potentially the Department of Justice, the Department of Health and Human Services and its various divisions, including the Centers for Medicare and Medicaid Services, or CMS, and the Health Resources and Services Administration, the Department of Veterans Affairs, the Department of Defense, and state and local governments. Our business activities must comply with numerous healthcare laws, including but not limited to, anti-kickback and false claims laws and regulations as well as data privacy and security laws and regulations, which are described below, as well as state and federal consumer protection and unfair competition laws. Moreover, to the extent that we license or sublicense the right to sell our products and product candidates, if approved, to another entity under that entity’s labeler code, the licensee would have regulatory responsibilities, including healthcare, reimbursement, pricing, and reporting regulatory responsibilities.
The federal Anti-Kickback Statute, which regulates, among other things, marketing practices, educational programs, pricing policies, and relationships with healthcare providers or other entities, prohibits, among other things, any person or entity, from knowingly and willfully offering, paying, soliciting, or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or in return for purchasing, leasing, ordering, or arranging for or recommending the purchase, lease, or order, or the referral to another for the furnishing or arranging for the furnishing of any item or service reimbursable under Medicare, Medicaid, or other federal healthcare programs, in whole or in part. The term “remuneration” has been interpreted broadly to include anything of value. The Anti-Kickback Statute has been interpreted to apply to arrangements between suppliers of drugs and devices on one hand and prescribers, purchasers, formulary managers, and beneficiaries on the other. There are certain statutory exceptions and regulatory safe harbors protecting some common activities from prosecution. The exceptions and safe harbors are drawn narrowly, and practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases, or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, including purchases of products paid by federal healthcare programs, the statute has been violated. The Patient Protection and Affordable Care Act, or ACA, of 2010, as amended, modified the intent requirement under the Anti-Kickback Statute to a stricter standard, such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the ACA also provided that a violation of the federal Anti-Kickback Statute is grounds for the government or a whistleblower to assert that a claim for payment of items or services resulting from such violation constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act.
The federal civil False Claims Act, or FCA, prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment to, or approval by, the federal government, knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government, or avoiding, decreasing, or concealing an obligation to pay money to the federal government. FCA actions can also be based on alleged false certification of compliance with regulations material to payment by a government program. A claim includes “any request or demand” for money or property presented to the U.S. government. The civil False Claims Act has been used to assert liability on the basis of kickbacks and other improper referrals, improperly reported government pricing metrics such as Most Favored Customer, Best Price or Average Manufacturer Price, improper use of Medicare provider or supplier numbers when detailing a provider of services, improper promotion of off-label uses not expressly approved by the FDA in a product’s label, and allegations as to misrepresentations with respect to products, contract requirements, and services rendered. In addition, private payers have been filing follow-on lawsuits alleging fraudulent misrepresentation, although establishing liability and damages in these cases is more difficult than under the FCA. Intent to deceive is not required to establish liability under the civil False Claims Act. Civil False Claims Act actions may be brought by the government or may be brought by private individuals on behalf of the government, called “qui tam” actions. If the government decides to intervene in a qui tam action and prevails in the lawsuit, the individual will share in the proceeds from any fines or settlement funds. If the government declines to intervene, the individual may pursue the case alone. The civil FCA provides for treble damages and a civil penalty for each false claim, such as an invoice or pharmacy claim for reimbursement, which can aggregate into millions of dollars. For these reasons, since 2004, False Claims Act lawsuits have increased significantly in volume and breadth, leading to several substantial civil and criminal settlements, as much as $3.0 billion, regarding certain sales practices and promoting off label uses. Civil False Claims act liability may further be imposed for known Medicare or Medicaid overpayments, for example, overpayments caused by understated rebate amounts that are not refunded within 60 days of discovering the overpayment, even if the overpayment was not caused by a false or fraudulent act. In addition, conviction or civil judgment for violating the FCA may result in exclusion from federal health care programs, and suspension and debarment from government contracts, and refusal of orders under existing government contracts.
The government may further prosecute conduct constituting a false claim under the criminal False Claims Act. The criminal False Claims Act prohibits the making or presenting of a claim to the government knowing such claim to be false, fictitious, or fraudulent and, unlike the civil False Claims Act, requires proof of intent to submit a false claim.
The civil monetary penalties statute is another potential statute under which pharmaceutical and device companies may be subject to enforcement. Among other things, the civil monetary penalties statue imposes fines against any person who is determined to have knowingly presented, or caused to be presented, claims to a federal healthcare program that the person knows, or should know, is for an item or service that was not provided as claimed or is false or fraudulent.
Payment or reimbursement of prescription therapeutics by Medicaid requires sponsors to submit certified pricing information to CMS. The Medicaid Drug Rebate statute requires sponsors to calculate and report price points, which are used to determine Medicaid rebate payments shared between the states and the federal government and Medicaid payment rates for certain therapeutics. In addition, therapeutics covered by Medicaid are subject to an additional inflation penalty which can substantially increase rebate payments. For products approved under an NDA, the Veterans Health Care Act, or VHCA, requires, as a condition of payment by the VA and DoD, that sponsors calculate and report to the Veterans Administration, or VA, a different price called the Non-Federal Average Manufacturing Price, which is used to determine the maximum price that can be charged to certain federal agencies, referred to as the Federal Ceiling Price, or FCP. Like the Medicaid rebate amount, the FCP includes an inflation penalty. A Department of Defense regulation requires sponsors to provide this discount on therapeutics dispensed by retail pharmacies when paid by the TRICARE Program. All of these price reporting requirements create risk of submitting false information to the government, and potential FCA liability.
The VHCA also requires sponsors of covered therapeutics participating in the Medicaid program, or seeking payment by the VA or DoD, to enter into Federal Supply Schedule contracts with the VA through which their covered therapeutics must be sold to certain federal agencies at FCP. This necessitates compliance with applicable federal procurement laws and regulations, including submission of commercial sales and pricing information, and subjects us to contractual remedies as well as administrative, civil, and criminal sanctions. Medical devices are not subject to the VHCA; however, suppliers of medical devices who wish to offer them to the government through a Federal Supply Schedule contract must comply with the same procurement rules applicable to FSS contracts. Sponsors of covered therapeutics may choose not to participate in the Medicaid drug rebate program; however, if they do, the VHCA requires participating sponsors to agree to provide different mandatory discounts to certain Public Health Service grantees and other safety net hospitals and clinics under the 340B program based on the sponsor’s reported Medicaid pricing information. The 340B program has its own regulatory authority to impose sanctions for non-compliance and adjudicate overcharge claims against sponsors by the purchasing entities.
The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, also created federal criminal statutes that prohibit, among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, a healthcare benefit program, regardless of whether the payor is public or private, in connection with the delivery or payment for health care benefits, knowingly and willfully embezzling or stealing from a health care benefit program, willfully obstructing a criminal investigation of a health care offense and knowingly and willfully falsifying, concealing, or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items, or services relating to healthcare matters. Additionally, the ACA amended the intent requirement of certain of these criminal statutes under HIPAA so that a person or entity no longer needs to have actual knowledge of the statute, or the specific intent to violate it, to have committed a violation.
The ACA further created new federal requirements for reporting, by applicable manufacturers of covered therapeutics, devices, and medical supplies of certain payments and other transfers of value, such as payments and transfers of value to physicians and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members.
Further, we may be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and its respective implementing regulations imposes certain requirements on covered entities relating to the privacy, security, and transmission of certain individually identifiable health information, known as protected health information. Among other things, HITECH, through its implementing regulations, makes HIPAA’s security standards and certain privacy standards directly applicable to business associates, defined as a person or organization, other than a member of a covered entity’s workforce, that creates, receives, maintains, or transmits protected health information on behalf of a covered entity for a function or activity regulated by HIPAA. HITECH also strengthened the civil and criminal penalties that may be imposed against covered entities, business associates, and individuals, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, other federal and state laws, such as the California Consumer Privacy Act, may govern the privacy and security of health and other information in certain circumstances, many of which differ from each other in significant ways and may not be preempted by HIPAA, thus complicating compliance efforts.
Many states have also adopted laws similar to each of the above federal laws, which may be broader in scope and apply to items or services reimbursed by any third-party payor, including commercial insurers.

Certain state laws also regulate sponsors’ use of prescriber-identifiable data. Certain states also require implementation of commercial compliance programs and compliance with industry voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government, or otherwise restrict payments or the provision of other items of value that may be made to healthcare providers and other potential referral sources; impose restrictions on marketing practices; or require sponsors to track and report information related to payments, gifts, and other items of value to physicians and other healthcare providers. Recently, states have enacted or are considering legislation intended to make drug prices more transparent and deter significant price increases, typically as consumer protection laws. These laws may affect our future sales, marketing, and other promotional activities by imposing administrative and compliance burdens.
If our operations are found to be in violation of any of the laws or regulations described above or any other laws that apply to us, we may be subject penalties or other enforcement actions, including criminal and significant civil monetary penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government healthcare programs, corporate integrity agreements, suspension and debarment from government contracts, and refusal of orders under existing government contracts, reputational harm, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. Enforcement actions can be brought by federal or state governments, or as “qui tam” actions brought by individual whistleblowers in the name of the government under the civil False Claims Act if the violations are alleged to have caused the government to pay a false or fraudulent claim.
To the extent that any of our products are sold in a foreign country, we may be subject to similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws, and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals.
Coverage and Reimbursement Generally
The commercial success of our products and our ability to commercialize any approved products successfully will depend in part on the extent to which governmental payor programs at the federal and state levels, including Medicare and Medicaid, private health insurers, and other third-party payors provide coverage for and establish adequate reimbursement levels. Government authorities, private health insurers, and other organizations generally decide which therapeutics they will pay for and establish reimbursement levels for healthcare. Medicare is a federally funded program managed by CMS through local fiscal intermediaries and carriers that administer coverage and reimbursement for certain healthcare items and services furnished to the elderly and disabled. Medicaid is an insurance program for certain categories of patients whose income and assets fall below state defined levels and who are otherwise uninsured that is both federally and state funded and managed by each state. The federal government sets general guidelines for Medicaid and each state creates specific regulations that govern its individual program, including supplemental rebate programs that restrict coverage to therapeutics on the state Preferred Drug List. Drugs that are not considered medically necessary are not covered by Medicare or Medicaid. Similarly, government laws and regulations establish the parameters for coverage of prescription therapeutics by health plans participating in state exchanges and Tricare, the health care program for military personnel, retirees, and related beneficiaries. Some states have also created pharmacy assistance programs for individuals who do not qualify for federal programs. In the United States, private health insurers and other third-party payors often provide reimbursement for products and services based on the level at which the government provides reimbursement through the Medicare or Medicaid programs for such products and services.
In the United States and other potentially significant markets for our products, government authorities and third-party payors are increasingly attempting to limit or regulate the price of medical products and services, particularly for new and innovative products and therapies, which often has resulted in average selling prices lower than they would otherwise be and sometimes at or below the provider’s acquisition cost. In the United States, it is also common for government and private health plans to use coverage determinations to leverage rebates from sponsors in order to reduce the plans’ net costs. These restrictions and limitations influence the purchase of healthcare services and products and lower the realization on sponsors’ sales of prescription therapeutics. Third-party payors are developing increasingly sophisticated methods of controlling healthcare costs. Third-party payors may limit coverage to specific therapeutic products on an approved list, or formulary, which might not include all of the FDA-approved products for a particular indication, might include only generic alternatives in a class, or might impose high copayment amounts to influence patient choice. Third-party payors also control costs by requiring prior authorization or imposing other dispensing restrictions before covering certain products and by broadening therapeutic classes to increase competition. Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. Absent clinical differentiators, third-party payors may treat products as therapeutically equivalent and base formulary decisions on net cost. To lower the prescription cost, sponsors frequently rebate a portion of the prescription price to the third-party payors. Recently, purchasers and third-party payors have begun to focus on value of new therapeutics and sought agreements in which price is based on achievement of performance metrics.
Federal programs also impose price controls through mandatory ceiling prices on purchases by federal agencies and federally funded hospitals and clinics and mandatory rebates on retail pharmacy prescriptions paid by Medicaid and Tricare. These restrictions and limitations influence the purchase of healthcare services and products. Legislative proposals to reform healthcare or reduce costs under government programs may result in lower reimbursement for our products or exclusion of our products from coverage. In addition, government programs like Medicaid include substantial penalties for increasing commercial prices over the rate of inflation, which can affect realization and return on investment.
Private payors often rely on the lead of the governmental payors in rendering coverage and reimbursement determinations. Therefore, achieving favorable CMS coverage and reimbursement is usually a significant gating issue for successful introduction of a new product. In addition, many government programs as a condition of participation mandate fixed discounts or rebates from sponsors regardless of formulary position or utilization, and then rely on competition in the market to attain further price reductions, which can greatly reduce realization on the sale.
Further, the increased emphasis on managed healthcare in the United States will put additional pressure on product pricing, reimbursement, and utilization, which may adversely affect our future product sales and results of operations. These pressures can arise from rules and practices of managed care groups, competition within therapeutic classes, judicial decisions and governmental laws and regulations related to Medicare, Medicaid, and healthcare reform, pharmaceutical coverage and reimbursement policies, and pricing in general. Patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Sales of our products therefore depend substantially on the extent to which the costs of our products will be paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or reimbursed by government health administration authorities, such as Medicare and Medicaid, private health insurers, and other third-party payors.
As a result of the above, we may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain the FDA approvals. Our product candidates may not be considered medically necessary or cost-effective, or the rebate percentages required to secure coverage may not yield an adequate margin over cost. Additionally, companies are increasingly finding it necessary to establish bridge programs to assist patients access new therapies during protracted initial coverage determination periods.
Moreover, a payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved or that significant price concessions will not be required to avoid restrictive conditions. High health plan co-payment requirements may result in patients refusing prescriptions or seeking alternative therapies. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in therapeutic development. Legislative proposals to reform healthcare or reduce costs under government insurance programs may result in lower reimbursement for our products or exclusion of our products from coverage. The cost containment measures that healthcare payors and providers are instituting and any healthcare reform could significantly reduce our revenues from the sale of any approved product. We cannot provide any assurances that we will be able to obtain and maintain third-party coverage or adequate reimbursement for our products in whole or in part.

Healthcare Reform Measures
The United States and some foreign jurisdictions are considering or have enacted a number of legislative and regulatory proposals designed to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality, and expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.
For example, the American Recovery and Reinvestment Act of 2009 established funding for the federal government to compare the effectiveness of different treatments for the same illness. The Agency for Healthcare Research and Quality among other things, conducts patient-centered outcome research, develops evidence-based tools and resources on medication therapies, maintains databases of health care related data and standards, and issues periodic reports on specific studies. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payors, it is not clear what effect, if any, the organization’s research has had or will have on the sales of any product, if any such product or the condition that it is intended to treat is the subject of a study. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s product could adversely affect the sales of our products. If third-party payors do not consider our products to be cost-effective compared to other available therapies, they may not cover our products as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis.
Moreover, the ACA broadened access to health insurance, attempts to reduce or constrain the growth of healthcare spending, enhanced remedies against fraud and abuse, added new transparency requirements for healthcare and health insurance industries, imposed new taxes and fees on the health care industry, and imposed additional health policy reforms. The law expanded the eligibility criteria and mandatory eligibility categories for Medicaid programs, thereby potentially increasing both the volume of sales and sponsors’ Medicaid rebate liability. The law also expanded the 340B discount program that mandates discounts to certain hospitals, community centers, and other qualifying providers, by expanding the categories of entities eligible to purchase under the program, although, with the exception of children’s hospitals, these newly eligible entities are ineligible to receive discounted 340B pricing on orphan therapeutics used to treat an orphan disease or condition. The ACA revised the definition of average manufacturer price (“AMP”) for reporting purposes, which generally increased the amount of Medicaid rebates to states. The law additionally extended sponsor’s Medicaid rebate liability to covered therapeutics dispensed to patients enrolled in Medicaid managed care organizations and increased the statutory minimum rebates a sponsor must pay under the Medicaid Drug Rebate program. The revisions to the AMP definition and Medicaid rebate formula can have the further effect of increasing the required 340B discounts. Further, the ACA requires sponsors of therapeutics, to pay 50% of the pharmacy charge to Medicare Part D patients while they are in the coverage gap, and this percentage was increased to 70% by the Bipartisan Budget Act of 2018. Finally, the ACA imposes a significant annual fee on companies that manufacture or import branded prescription therapeutic products. Substantial new provisions affecting compliance have also been enacted through the ACA and otherwise, including the reporting of therapeutic sample distribution. Although the ACA was amended in 2017 to repeal the individual insurance mandate, and efforts to repeal and replace portions of the law may continue, it is likely that pressure on pharmaceutical pricing, especially under the Medicare program, will continue, and may also increase our regulatory burdens and operating costs. Moreover, in the coming years, additional changes could be made to governmental healthcare programs that could significantly impact the success of our product candidates.
The cost of pharmaceuticals continues to generate substantial governmental and third-party payor interest. We expect that the pharmaceutical industry will experience pricing pressures due to the trend toward managed healthcare, the increasing influence of managed care organizations and additional legislative proposals. Our results of operations could be adversely affected by current and future healthcare reforms.
Some third-party payors also require pre-approval of coverage for new or innovative devices or therapies before they will reimburse healthcare providers that use such therapies. While we cannot predict whether any proposed cost-containment measures will be adopted or otherwise implemented in the future, the announcement or adoption of these proposals could have a material adverse effect on our ability to obtain adequate prices for our product candidates and operate profitably.

In addition, other legislative and regulatory changes have been proposed and adopted since the ACA was enacted. The Budget Control Act of 2011, as amended, created the Joint Select Committee on Deficit Reduction to recommend proposals in spending reductions to Congress. The Joint Select Committee on Deficit Reduction did not achieve its targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, triggering the legislation’s automatic reductions to several government programs. These reductions include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year. The Bipartisan Budget Act of 2018 retained the federal budget “sequestration” Medicare payment reductions of 2%, and extended it through 2027 unless congressional action is taken, and also increased sponsor responsibility for prescription costs in the Medicare Part D coverage gap. The American Taxpayer Relief Act of 2012, further reduced Medicare payments to several categories of healthcare providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These and other healthcare reform initiatives may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on our financial operations. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could further limit the prices we are able to charge, or the amounts of reimbursement available, for our product candidates once they are approved.
In 2016, CMS issued a final rule regarding the Medicaid drug rebate program. The final rule, among other things, extended sponsor rebate obligations to U.S. territories (effective April 1, 2022), revised the manner in which the “average manufacturer price” is to be calculated by sponsors participating in the program, and implements certain amendments to the Medicaid rebate statute created under the ACA. In 2017, CMS issued a final Medicare rule limiting Part B payment for outpatient drugs purchased by hospitals under the 340B program. At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. The full impact of these laws, as well as other new laws and reform measures that may be proposed and adopted in the future remains uncertain, but may result in additional reductions in Medicare and other health care funding, or higher production costs which could have a material adverse effect on our customers and, accordingly, our financial operations.
There have been several recent U.S. Congressional inquiries and proposed and adopted federal and state legislation designed to, among other things, bring more transparency to drug pricing and deter price increases, review the relationship between pricing and sponsor patient programs, and reform government program reimbursement methodologies for drugs. Further, Congress has proposed policy changes and further drug price control measures that could be enacted in future legislation, including, for example, imposition of an inflation penalty on drugs paid by Medicare and measures to permit Medicare Part D plans to negotiate the price of certain drugs. While any proposed measures will require authorization through additional legislation to become effective, Congress and the current U.S. Presidential administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs.
The Foreign Corrupt Practices Act
The Foreign Corrupt Practices Act, or FCPA, prohibits any U.S. individual or business from paying, offering, or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party, or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations. Activities that violate the FCPA, even if they occur wholly outside the United States, can result in criminal and civil fines, imprisonment, disgorgement, oversight, and suspension and debarment from government contracts, and refusal of orders under existing government contracts.

Facilities
Metuchen’s executive offices are located in approximately 5,650 square feet of office space at 200 U.S. Highway 9, Suite 500, Manalapan, NJ 07726, which its occupies under a five year lease agreement at approximately $9,000 per month.
Metuchen anticipates no difficulty in extending the leases of its facilities, or obtaining comparable facilities in suitable locations, as needed. Metuchen considers its facilities to be adequate for its current needs.
Pos-T-Vac’s manufacturing facility is located in approximately 7,600 square feet of warehouse space at 2111 Wyatt Earp Boulevard, Dodge City, KS 67801 which it occupies under a ten-year lease agreement at approximately $6,000 per month. The lease expires on December 31, 2026.
Company Information
Metuchen’s executive offices are located at 200 U.S. Highway 9, Suite 500 Manalapan, New Jersey, 07726. Its telephone number at such office is 848-233-5568. Its website address is metuchenpharma.com. Information contained on its website is not incorporated by reference or to be deemed part of this report.
Legal Proceedings
On January 18, 2019, a Class Action Petition was filed against Timm in the Circuit Court of St. Louis County, Missouri. The Complaint alleges that on June 2, 2015, Timm sent an unsolicited facsimile advertisement on behalf of Pos-T-Vac Medical to the plaintiff in violation of the Telephone Consumer Protection Act (the “TCPA”). On March 27, 2019, the plaintiff filed a First Amended Class Action Complaint solely against Pos-T-Vac, LLC alleging claims for violation of the TCPA and for conversion. On June 10, 2019, Pos-T-Vac filed an Answer and Affirmative Defenses. Pos-T-Vac has insurance coverage for the matter and plans to vigorously defend.
Except as described above, as of the date hereof, Metuchen is not a party to any material legal or administrative proceedings. There are no proceedings in which any of Metuchen’s directors, executive officers, affiliates, or any registered or beneficial stockholder is an adverse party or has a material interest adverse to its interest. Metuchen may, from time to time, be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation, or any other legal or administrative proceeding, regardless of the outcome, may result in substantial cost and diversion of Metuchen’s resources, including its management’s time and attention.

METUCHEN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following management’s discussion and analysis of Metuchen’s financial condition and results of operations together with Metuchen’s quarterly unaudited condensed consolidated financial statements and related notes thereto and annual consolidated financial statements and the notes thereto appearing elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting Metuchen’s current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/prospectus. References in this section to “we,” “us,” or “the Company” refer to Metuchen.
Overview
Metuchen is a pharmaceutical company focused on men’s health therapeutics. On September 30, 2016, Metuchen acquired from Vivus, Inc. (“the Vivus Transaction”), all of the rights to license, develop, market, sell, and distribute the drug avanafil (Stendra®) in the United States, Canada, South America, and India. Stendra® is a U.S. Food and Drug Administration (“FDA”) approved PDE-5 inhibitor prescription medication for the treatment of erectile dysfunction (“ED”) and is the only patent protected PDE-5 inhibitor on the market. Stendra® offers the ED therapeutic landscape a valuable addition as an oral ED therapy that may be taken as early as approximately 15 minutes prior to sexual engagement, with or without food when using the 100mg or 200mg dosing (does not apply to 50mg dosing).
Metuchen was founded by Joseph J. Krivulka, an experienced pharmaceutical executive who held several key leadership positions at leading pharmaceutical companies such as Mylan Laboratories Inc. and its subsidiary Bertek Inc., and was also the co-founder of Reliant Pharmaceuticals which was sold to GlaxoSmithKline in 2007 for $1.65 billion. During the period from Metuchen’s inception in 2016 through 2018, the founder became ill and decided to outsource the sales and marketing function to an affiliated contractor. The level of performance expected from this affiliated contractor was not realized. In 2018, the founder passed away which caused significant disruption to the business. Metuchen terminated this affiliate contractor and in 2019, Metuchen was forced to establish its own internal sales, marketing, and trade distribution functions for Stendra®. In 2019 Metuchen deployed a specialized key account sales model augmented by a national non-personal promotion campaign reaching nearly 30,000 healthcare professionals. Metuchen also enhanced its digital campaigns designed to create awareness among patients and its partners. Additionally, Metuchen engaged in a wide array of specialty medical conferences including presentations at educational product theaters and launched a national savings coupon for enhanced product access. Metuchen believes that these activities have established a framework for continued growth into 2020 and beyond. Following a year of internal management over marketing, sales and trade distribution functions, we believe the Company is well-positioned for a strong, multi-channel sales and marketing campaign as it enters the second half of 2020, beginning in June during Men’s Health Month.
In addition to ED products, Metuchen is committed to identifying and developing other pharmaceuticals to advance men’s health. In March 2020, Metuchen acquired an exclusive global license to H100™ from Hybrid Medical LLC (“Hybrid”). H100™ is a novel and patented topical formulation candidate for the treatment of acute Peyronie’s disease. Peyronie’s disease is a condition that occurs upon penile tissue disruption often caused by sexual activity or injury, healing into collagen-based scars that may ultimately harden and cause penile deformity.
Impact of COVID-19
In January 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. As a result of the COVID-19 pandemic, which continues to rapidly evolve, “shelter in place” orders and other public health guidance measures have been implemented across much of the United States, Europe and Asia, including in the locations of our offices, key vendors and partners. The extent to which the outbreak impacts our business, results of operations, preclinical studies and clinical trials will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the pandemic, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease. During the first and second quarters of 2020 and the third quarter to date, government regulations and the voluntary business practices of Metuchen and prescribing physicians have prevented in-person visits by sales representatives to physicians’ offices. Metuchen has taken steps to mitigate the negative impact on its businesses of such restrictions. In March 2020, we reduced our sales representative head count to reflect the lack of in-person visits. We have maintained a core sales team which continues to contact physicians via telephone and videoconference as well as continuing to have webinars provided by our key opinion leaders (“KOLs”) to other physicians and pharmacists. We anticipate rehiring and/or assigning representatives to cover sales territories as states reopen and physician access resumes new normal levels. In response to the spread of SARS-CoV-2 and COVID-19, in March 2020, we closed our administrative offices and as of September 21, 2020, they remain closed, with our employees continuing their work outside of our offices. We have selectively resumed in-person interactions by our customer-facing personnel in compliance with local and state restrictions. We also continue to engage with customers virtually as we seek to continue to support healthcare professionals and patient care. However, our ability to engage in personal interactions with physicians and customers remains limited, and it is unknown when our offices will reopen, and these interactions will be fully resumed.
We continue to monitor our operations and applicable government recommendations, and we have made modifications to our normal operations because of the COVID-19 pandemic, including requiring most office-based employees to work remotely. Notwithstanding these measures, the COVID-19 pandemic could affect the health and availability of our workforce as well as those of the third parties we rely on taking similar measures. If members of our management and other key personnel in critical functions across our organization are unable to perform their duties or have limited availability due to COVID-19, we may not be able to execute on our business strategy and/or our operations may be negatively impacted. We may also experience limitations in employee resources, including because of sickness of employees or their families or the desire of employees to avoid contact with individuals or large groups of people. In addition, we have experienced and will continue to experience disruptions to our business operations resulting from quarantines, self-isolations and other restrictions on the ability of our employees to perform their jobs. Nevertheless, the extent of the impact of COVID-19 on our businesses cannot be predicted at this time.
In light of the COVID-19 outbreak, the FDA has issued a number of new guidance documents. Specifically, as a result of the potential effect of the COVID-19 outbreak on many clinical trial programs in the US and globally, the FDA issued guidance concerning potential impacts on clinical trial programs, changes that may be necessary to such programs if they proceed, considerations regarding trial suspensions and discontinuations, the potential need to consult with or make submissions to relevant ethics committees, Institutional Review Board (“IRBs”), and the FDA, the use of alternative drug delivery methods, and considerations with respect the outbreak’s impacts on endpoints, data collection, study procedures, and analysis. Such developments may result in delays in our development of H100.
On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property. We continue to examine the impact of the CARES Act. Currently, we are unable to determine the impact, if any, that the CARES Act will have on our business, financial condition or results of operations.
Nature of Operations and Basis of Presentation
Metuchen was formed as a limited liability company pursuant to a certificate of formation filed with the Secretary of State of Delaware on July 22, 2016. Metuchen was organized for the purpose of (i) acquiring the U.S., Canadian, South American, and Indian marketing authorization rights to Stendra®, (ii) owning the purchased assets, (iii) entering into a manufacturing and supply agreement, (iv) entering into a distribution agreement, and (v) engaging in any other lawful act or activity that is ancillary or incidental to the foregoing.

On December 10, 2018, (“Acquisition Date”) JCP III CI AIV, L.P. (“JCP”), an affiliate of Juggernaut Capital Partners (the “JCP Investor”), acquired from Krivulka Family LLC (“Krivulka”) all of Krivulka’s ownership interest in Metuchen Therapeutics, LLC (“MT”), a holding company that owned 55% of Metuchen, giving JCP a controlling interest in Metuchen (such transaction, the “JCP Acquisition”). This transaction was accounted for as a business combination and has been pushed down to the consolidated financial statements of the Company in accordance with the guidance for business combinations found in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 805: Business Combinations.
Prior to this transaction, Krivulka owned 68% of MT. As of June 30, 2020, investment funds affiliated with the JCP Investor owned, either directly or indirectly, approximately 82% of the outstanding membership interests in Metuchen. On the Acquisition Date, Metuchen purchased all the equity interests of Timm Medical Technologies, Inc. (“Timm Medical”) and Pos-T-Vac, LLC (“PTV”), collectively referred to as “Medical Device Business”, from entities related to Krivulka. Upon acquisition, the Medical Device Business became wholly owned subsidiaries of Metuchen.
Subsequent to the acquisition of the Medical Device Business, the Company manages its operations through two segments. The Company’s two segments, Prescription Medications and Medical Devices, focus on the treatment of male ED. The Prescription Medications segment consists primarily of Stendra®, which is sold generally in the United States. Expenses related to the development of H100™, which is in the early stages of development and has not yet sought FDA approval to begin Phase 1 clinical trials, will be within the Prescription Medications segment. The Medical Devices segment consists primarily of vacuum erection devices, which are sold domestically and internationally. Prior to the acquisition of the Medical Device Business, the Company managed its operation as a single segment for the purposes of assessing performance and making operating decisions.
Metuchen International, LLC (“Metuchen International”) was formed as a limited liability company pursuant to a certificate of formation filed with the Secretary of State of Delaware on July 22, 2016. Metuchen International is a wholly owned subsidiary of Metuchen included in the consolidated financial statements and has had no activity to date.
Licensing and Distribution
The Company acquired the rights to Stendra® avanafil on September 30, 2016 when it entered into the License Agreement with Vivus to purchase and receive the license for the commercialization and exploitation of Stendra® avanafil for a one-time fee of $70 million. The License Agreement gives Metuchen the exclusive right to sell avanafil in the U.S. and its territories, as well as Canada, South America, and India. In December 2000, Vivus originally was granted the license from Mitsubishi Tanabe Pharma Corporation (“MTPC”) to develop, market, and manufacture Stendra®. Stendra® was approved by the FDA in April 2012 to treat male ED.
Metuchen will pay MTPC a royalty of 5% on the first $500 million of net sales and 6% of net sales thereafter until the expiration of the applicable patent in a particular country. The last scheduled patent expiration is in April 2025. In consideration for the trademark assignment and the use of the trademarks associated with Stendra® and the Vivus technology, Metuchen shall (a) during the first, second, and third years following the expiration of the royalty period in a particular country in Metuchen’s territory, pay to Vivus a royalty equal to 2% of the net sales of Stendra® in such territory; and (b) following the fourth and fifth years following the end of the royalty period in such territory, pay to Vivus a royalty equal to 1% of the net sales of Stendra® in such territory. After the royalty period, no further royalties shall be owed with respect to net sales of Stendra® in such territory. In addition, Metuchen will be responsible for a pro-rata portion of a one-time $6 million milestone payment to be paid once $250 million in sales has been reached on the separate revenue stream of Stendra® during any calendar year.
In connection with the License Agreement, Metuchen and Vivus have also entered into the Vivus Supply Agreement on the effective date of the License Agreement. As part of the License Agreement, Metuchen also acquired Vivus’ Stendra® avanafil product and sample inventories as of September 30, 2016, for an additional $0.8 million. The Vivus Supply Agreement provided that Vivus would test, supply and provide the product to Metuchen or its designee, directly or through one or more third parties until

September 30, 2021. During the term of the Vivus Supply Agreement, Metuchen is required to purchase minimum annual quantities from Vivus. Vivus, in turn, procures the product from a third-party manufacturer.
On March 27, 2018, Metuchen entered into a Sublicense Agreement with Acerus whereby Metuchen granted to Acerus an exclusive sublicense in Canada for, among other things, the development and commercialization of Stendra® avanafil for a one-time fee of $100,000. Metuchen is entitled to receive an additional fee of $400,000 if Stendra® is approved by Canadian regulators, as well as commercial milestone payments and royalty fees of 12% of net sales. The agreement remains in effect. In August 2018, Metuchen entered into the Acerus Supply Agreement, pursuant to which Acerus will purchase the product from Metuchen so long as the Acerus Sublicense Agreement remains in effect.
Critical Accounting Policies and Estimates
There were no significant changes to our critical accounting policies and estimates since December 31, 2019. For additional discussion of our critical accounting policies and estimates, see critical accounting policies and estimates information included in this proxy statement/prospectus and Note 2. Summary of Significant Accounting Policies in our annual Consolidated Financial Statements, included in this proxy statement/prospectus.
Recent Accounting Pronouncements
For a discussion of recent accounting pronouncements, refer to Note 2. Summary of Significant Accounting Policies of the Condensed Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.
Results of Operations
The impact on our results of COVID-19 and related changes in economic conditions, including changes to consumer spending resulting from the rapid rise in local and national unemployment rates, are highly uncertain and, in many instances, outside of our control. The duration and severity of the direct and indirect effects of COVID-19 continue to evolve and in ways that are difficult to anticipate. There are numerous uncertainties related to the COVID-19 pandemic that have impacted our ability to forecast our future operations as a company. The extent to which COVID-19 will affect our business, financial position and operating results in the future cannot be predicted with certainty; however, any such impact could be material. In addition, because COVID-19 did not begin to affect our financial results until late in the first quarter of 2020, its impact on our consolidated results and the results of our business segments to date may not be directly comparable to any historical period and are not necessarily indicative of its impact on our results for the remainder of 2020 or any subsequent periods. COVID-19 could also increase the degree to which our quarterly results, including the results of our business segments, fluctuate in the future.
Three months ended June 30, 2020 and June 30, 2019 (unaudited)
The following table sets forth a summary of our statement of operations for the three months ended June 30, 2020 and June 30, 2019:
	For the Three Months Ended June 30,
	2020	2019
Net sales	$1,373,564	$4,022,155
Cost of goods sold	539,231	1,026,911
Gross profit	834,333	2,995,244
Operating expenses:
Selling, general and administrative	4,059,698	5,674,020
Research and development expense	131,583	—
Depreciation and amortization expense	1,661,360	1,302,561
Total operating expenses	5,852,641	6,976,581

	For the Three Months Ended June 30,
	2020	2019
(Loss) income from operations	(5,018,308)	(3,981,337)
Interest expense, senior debt	(357,409)	(643,207)
Interest expense, related party term loans	(402,435)	(4,047,435)
Loss before income taxes	(5,778,152)	(8,671,979)
Income tax benefit	(13,781)	(70,979)
Net loss	$(5,764,371)	$(8,601,000)
Net loss per common unit
Basic and Diluted	$(1.68)	$(8.60)
Weighted average common units outstanding
Basic and Diluted	3,434,551	1,000,000
Net Sales
Net sales for the three months ended June 30, 2020 were $1,373,564, composed of $740,286 of net sales from Prescription Medicines and net sales of $633,278 from Medical Devices.
Net sales for the three months ended June 30, 2019 were $4,022,155, composed of $2,915,720 of net sales from Prescription Medicines and net sales of $1,106,435 from Medical Devices.
For the three months ended June 30, 2020, gross sales to customers representing 10% or more of the Company’s total gross sales included one customer which represented approximately 77% of total gross sales.
For the three months ended June 30, 2019, gross sales from customers representing 10% or more of the Company’s total gross sales included one customer which represented approximately 84% of total gross sales.
Prescription Medicines sales consist of sales of Stendra® in the U.S. for the treatment of male ED. Stendra® is primarily sold directly to the one customer described above and resold through three main wholesalers, which collectively accounted for approximately 83% of Stendra® net sales for the three months ended June 30, 2020. Individually, sales to the three main wholesalers either from the one customer described above or directly, accounted for 46%, 31%, and 6% of Stendra® net sales for the three months ended June 30, 2020.
Medical Device sales consist of domestic and international sales of men’s health products for the treatment of ED. The men’s health products do not require a prescription and include Vacuum Erection Devices (“VEDs”), PreBoost, VenoSeal, penile injections (Rx), and urinary tract infection tests. Timm Medical discontinued various co-promotion activities in 2019 and is currently selling only VEDs and VenoSeal. The VEDs represent almost 100% of sales.
Net sales were $2,648,591 or 66% lower during the three months ended June 30, 2020 than in the same period in 2019 consisting of a $2,175,434 decrease in the net sales of Stendra® and a $473,157 decrease in Medical Device Sales. The decrease in net sales in Stendra® was substantially due to lower wholesaler demand to reduce inventory held by wholesalers for the potential implications of COVID-19, partially offset by minor sales price increases in late 2019. The decrease in net sales for our Medical Devices segment was attributable to the discontinuation of co-promotion activities and lower sales of certain products. Further, the reduction in net sales that are attributable to COVID-19 primarily relate to reduced physician office visits and reduced discretionary spending on medical devices.
Cost of Sales
Cost of sales for the three months ended June 30, 2020 were $539,231, composed of $276,176 of cost of sales for our Prescription Medicines segment and $263,055 for our Medical Devices segment.

Cost of sales for the three months ended June 30, 2019 were $1,026,911, composed of $717,275 of cost of sales for our Prescription Medicines segment and $309,636 for our Medical Devices segment.
Cost of sales for the Prescription Medicine segment for the three months ended June 30, 2020 consisted of 27% third-party product cost of sales, 27% inventory obsolescence reserves, 33% other cost of sales, and 13% royalty expenses.
Cost of sales for the Medical Device segment for the three months ended June 30, 2020 consisted of 56% raw materials, 35% production labor and 9% other cost of sales.
Cost of sales decreased by $487,680 or 47% during the three months ended June 30, 2020 compared to the same period 2019. For the three months ended June 30, 2020 and 2019, cost of sales as a percentage of net sales were 39% and 26%, respectively. The increase in cost of sales as a percentage of net sales was a result of write-offs for inventory obsolescence,, increased sales order fulfillment costs (on a per unit basis), and increased shipping expenses by the Company’s third-party logistics provider during the three months ended June 30, 2020.
Gross Profit
Gross profit for the three months ended June 30, 2020 was $834,333 or 61%, composed of $464,110 of gross profit from Prescription Medicines and $370,223 from Medical Devices. Gross profit for the three months ended June 30, 2019 was $2,995,244 or 74%, composed of $2,198,445 of gross profit from Prescription Medicines and $796,799 from Medical Devices. The decreases in gross profit and gross profit margin were driven by the factors noted above.
Operating Expenses
Selling, general and administrative
Selling, general and administrative expenses for the three months ended June 30, 2020 were $4,059,698, composed of $1,689,952 of selling, general and administrative expenses of our Prescription Medicines segment, $470,051 of selling, general and administrative expenses of our Medical Devices segment and $1,899,695 of general corporate expenses.
Selling, general and administrative expenses for the three months ended June 30, 2019 were $5,674,020, composed of $3,732,111 of selling, general and administrative expenses of our Prescription Medicines segment, $860,695 of selling, general and administrative expenses of our Medical Devices segment and $1,081,214 of general corporate expenses.
Selling, general and administrative expenses for both segments include selling, marketing and regulatory expenses. Unallocated general corporate expenses include costs that were not specific to a particular segment but are general to the group, including expenses incurred for administrative and accounting staff, general liability and other insurance, professional fees and other similar corporate expenses.
Selling, general and administrative expenses decreased by $1,614,322 or 29% during the three months ended June 30, 2020 compared to the same period of 2019. Decreased selling, general and administrative expenses were primarily driven by lower payroll expenses, attributable to the reduction in employee headcount and direct marketing expenses as management sought to reduce expenses due to COVID-19, partially offset by increased accounting and legal fees associated with the Company’s Merger with Neurotrope Inc.
Research and development
Research and development expenses for the three months ended June 30, 2020 were $131,583, in our Prescription Medicines segment.
Research and development expenses for Prescription Medicines segment are composed of $100,000 for a licensing fee extension payment, $30,533 for consulting fees, and $1,050 for legal fees related to the H100 license acquired in March 2020.
There were no research and development expenses for the three months ended June 30, 2019.

Depreciation and Amortization
Depreciation and Amortization expenses for the three months ended June 30, 2020 were $1,661,360, composed of $1,353,590 of Depreciation and Amortization expenses of our Prescription Medicines segment and $307,770 of Depreciation and Amortization expenses of our Medical Devices segment.
Depreciation and Amortization expenses for the three months ended June 30, 2019 were $1,302,561, composed of $1,017,503 of Depreciation and Amortization expenses of our Prescription Medicines segment and $285,058 of Depreciation and Amortization expenses of our Medical Devices segment.
Prescription Medicines Depreciation and Amortization consists primarily of the amortization of the intangible assets related to Stendra® over its estimated useful life of 10 years. Medical Devices Depreciation and Amortization primarily consists of the amortization of the intangible assets related to Timm Medical and PTV over their estimated useful life of 12 years. The increase in amortization expense was primarily driven by the accelerated method of amortization related to the Stendra product.
Interest expense, senior debt
Interest expense, senior debt for the three months ended June 30, 2020 was $357,409 consisting of interest payments on our senior debt, with a weighted average balance of $10,177,741. Interest expense, senior debt for the three months ended June 30, 2019 was $643,207, consisting of interest payments on our senior debt, with a weighted average balance of $16,264,925. The decrease of $285,798 or 44% was due to the pay down of $6.1 million of senior debt and decreased weighted average interest rate subsequent to June 30, 2019.
Interest expense, related party term loans
Interest expense, related party term loans for the three months ended June 30, 2020 was $402,435, consisted of Paid-in-Kind (“PIK”) interest. As described under “Liquidity and Capital Resources — Debt — Subordinated Related Party Loans” below, the related party term loans were extinguished in an exchange transaction on September 16, 2019. During the three months ended June 30, 2020, the Company borrowed $7,000,000 from a related party. Accordingly, as of June 30, 2020, the outstanding principal balance for the subordinated related party term loans was $10,000,000. Interest expense, related party term loans for the three months ended June 30, 2019 was $4,047,435, consisting of PIK interest of $2,396,190 and amortization of debt discount of $1,651,245. The reduction of interest expense was a result of the exchange transaction on September 16, 2019.
Income tax benefit
Income tax benefit for the three months ended June 30, 2020 was $13,781 compared to $70,979 for the three months ended June 30, 2019. The tax benefit is primarily attributed to the operations of the Medical Device segment.
Six months ended June 30, 2020 and June 30, 2019 (unaudited)
The following table sets forth a summary of our statement of operations for the six months ended June 30, 2020 and June 30, 2019:
	For the Six Months Ended June 30,
	2020	2019
Net sales	$3,165,485	$9,111,677
Cost of goods sold	1,323,266	2,293,093
Gross profit	1,842,219	6,818,584
Operating expenses:
Selling, general and administrative	8,876,162	10,061,493
Research and development expense	270,968	—

	For the Six Months Ended June 30,
	2020	2019
Depreciation and amortization expense	3,322,722	2,605,120
Total operating expenses	12,469,852	12,666,613
(Loss) income from operations	(10,627,633)	(5,848,029)
Interest expense, senior debt	(784,992)	(1,334,971)
Interest expense, related party term loans	(478,717)	(7,852,160)
Loss before income taxes	(11,891,342)	(15,035,160)
Income tax benefit	(43,752)	(91,748)
Net loss	$(11,847,590)	$(14,943,412)
Net loss per common unit
Basic and Diluted	$(3.45)	$(14.94)
Weighted average common units outstanding
Basic and Diluted	3,434,551	1,000,000
Net Sales
Net sales for the six months ended June 30, 2020 were $3,165,485, composed of $1,538,543 of net sales from Prescription Medicines and net sales of $1,626,942 from Medical Devices.
Net sales for the six months ended June 30, 2019 were $9,111,677, composed of $6,747,766 of net sales from Prescription Medicines and net sales of $2,363,911 from Medical Devices.
For the six months ended June 30, 2020, gross sales to customers representing 10% or more of the Company’s total gross sales included one customer which represented approximately 79% of total gross sales.
For the six months ended June 30, 2019, gross sales from customers representing 10% or more of the Company’s total gross sales included one customer which represented approximately 86% of total gross sales.
Prescription Medicines sales consist of sales of Stendra® in the U.S. for the treatment of male ED. Stendra® is primarily sold directly to the one customer described above and resold through three main wholesalers, which collectively accounted for approximately 87% of Stendra® net sales for six months ended June 30, 2020. Individually, sales to the three main wholesalers either from the one customer described above or directly, accounted for 39%, 29% and 19% of Stendra® net sales for the six months ended June 30, 2020.
Medical Device sales consist of domestic and international sales of men’s health products for the treatment of ED. The men’s health products do not require a prescription and include Vacuum Erection Devices (“VEDs”), PreBoost, VenoSeal, penile injections (Rx), and urinary tract infection tests. Timm Medical discontinued various co-promotion activities in 2019 and is currently selling only VEDs and VenoSeal. The VEDs represent almost 100% of sales.
Net sales were $5,946,192 or 65% lower during the six months ended June 30, 2020 than in the same period in 2019 consisting of a $5,209,223 decrease in the net sales of Stendra® and a $736,979 decrease in Medical Device Sales. The decrease in net sales in Stendra® was substantially due to lower wholesaler demand to reduce inventory held by wholesalers for the potential implications of COVID-19. The decrease in net sales for our Medical Devices segment was attributable to the discontinuation of co-promotion activities and lower sales of certain products. Further, the reduction in net sales that are attributable to COVID-19 primarily relate to reduced physician office visits and reduced discretionary spending on medical devices.
Cost of Sales
Cost of sales for the six months ended June 30, 2020 were $1,323,266, composed of $777,594 of cost of sales for our Prescription Medicines segment and $545,672 for our Medical Devices segment.

Cost of sales for the six months ended June 30, 2019 were $2,293,093, composed of $1,514,973 of cost of sales for our Prescription Medicines segment and $778,120 for our Medical Devices segment.
Cost of sales for the Prescription Medicine segment for the six months ended June 30, 2020 consisted of 53% third-party product cost of sales, 24% inventory obsolescence reserves, 13% other cost of sales, and 10% royalty expenses.
Cost of sales for the Medical Device segment for the six months ended June 30, 2020 consisted of 66% raw materials, 28% production labor and 6% other cost of sales.
Cost of sales decreased by $969,827 or 42% during the six months ended June 30, 2020 compared to the same period 2019. For the six months ended June 30, 2020 and 2019, cost of sales as a percentage of net sales was 42% and 25%. The increase in cost of sales as a percentage of net sales was a result of write-offs for inventory obsolescence, increased sales order fulfillment costs (on a per unit basis), and increased shipping expenses by the Company’s third-party logistics provider during the six months ended June 30, 2020.
Gross Profit
Gross profit for the six months ended June 30, 2020 was $1,842,219 or 58%, composed of $760,949 of gross profit from Prescription Medicines and $1,081,270 from Medical Devices. Gross profit for the six months ended June 30, 2019 was $7,220,441 or 75%, composed of $5,634,650 of gross profit from Prescription Medicines and $1,585,791 from Medical Devices. The decreases in gross profit and gross profit margin were driven by the factors noted above.
Operating Expenses
Selling, general and administrative
Selling, general and administrative expenses for the six months ended June 30, 2020 were $8,876,162, composed of $4,820,367 of selling, general and administrative expenses of our Prescription Medicines segment, $1,213,864 of selling, general and administrative expenses of our Medical Devices segment and $2,841,931 of general corporate expenses.
Selling, general and administrative expenses for the six months ended June 30, 2019 were $10,061,493, composed of $5,965,140 of selling, general and administrative expenses of our Prescription Medicines segment, $1,790,201 of selling, general and administrative expenses of our Medical Devices segment and $2,306,152 of general corporate expenses.
Selling, general and administrative expenses for both segments include selling, marketing and regulatory expenses. Unallocated general corporate expenses include costs that were not specific to a particular segment but are general to the group, including expenses incurred for administrative and accounting staff, general liability and other insurance, professional fees and other similar corporate expenses.
Selling, general and administrative expenses decreased by $1,185,331 or 12% during the six months ended June 30, 2020 compared to the same period of 2019. Decreased selling, general and administrative expenses were primarily driven by lower payroll expenses, attributable to the reduction in employee headcount and direct marketing expenses as management sought to reduce expenses due to COVID-19, partially offset by increased accounting and legal fees associated with the Company’s Merger with Neurotrope Inc.
Research and development
Research and development expenses for the six months ended June 30, 2020 were $270,968, in our Prescription Medicines segment.
Research and development expenses for the six months ended June 30, 2020 for Prescription Medicines segment are composed of $100,000 for upfront licensing fees, an extension payment of $100,000, $57,265 for consulting fees, and $13,703 for legal fees related to the H100 license acquired in June 2020.
There were no research and development expenses for the six months ended June 30, 2019.

Depreciation and Amortization
Depreciation and Amortization expenses for the six months ended June 30, 2020 were $3,322,722, composed of $2,707,181 of Depreciation and Amortization expenses of our Prescription Medicines segment and $615,541 of Depreciation and Amortization expenses of our Medical Devices segment.
Depreciation and Amortization expenses for the six months ended June 30, 2019 were $2,605,120, composed of $2,035,006 of Depreciation and Amortization expenses of our Prescription Medicines segment and $570,114 of Depreciation and Amortization expenses of our Medical Devices segment.
Prescription Medicines Depreciation and Amortization consists primarily of the amortization of the intangible assets related to Stendra® over its estimated useful life of 10 years. Medical Devices Depreciation and Amortization primarily consists of the amortization of the intangible assets related to Timm Medical and PTV over their estimated useful life of 12 years. The increase in amortization expense was primarily driven by the accelerated method of amortization related to the Stendra product.
Interest expense, senior debt
Interest expense, senior debt for the six months ended June 30, 2020 was $784,992, consisting of interest payments on our senior debt, with a weighted average balance of $10,959,368. Interest expense, senior debt for the six months ended June 30, 2019 was $1,334,971, consisting of interest payments on our senior debt, with a weighted average balance of $16,971,472. The decrease of $549,979 or 41% was due to the pay down of $6.1 million of senior debt and decreased weighted average interest rate subsequent to June 30, 2019.
Interest expense, related party term loans
Interest expense, related party term loans for the six months ended June 30, 2020 was $478,717, consisted of Paid-in-Kind (“PIK”) interest. As described under “Liquidity and Capital Resources — Debt — Subordinated Related Party Loans” below, the related party term loans were extinguished in an exchange transaction on September 16, 2019. During the six months ended June 30, 2020, the Company borrowed $10,000,000 from a related party. Accordingly, as of June 30, 2020, the outstanding principal balance for the subordinated related party term loans was $10,000,000. Interest expense, related party term loans for the six months ended June 30, 2019 was $7,852,160, consisting of PIK interest of $4,647,133 and amortization of debt discount of $3,205,027. The reduction of interest expense was a result of the exchange transaction on September 16, 2019.
Income tax benefit
Income tax benefit for the six months ended June 30, 2020 was $43,752 compared to $91,748 for the six months ended June 30, 2019. The tax benefit is primarily attributed to the operations of the Medical Device segment.
Year ended December 31, 2019, Successor Period from December 10, 2018 through December 31, 2018 and Predecessor Period from January 1, 2018 through December 9, 2018
The following table sets forth a summary of our statement of operations for the year ended December 31, 2019, the Successor Period from December 10, 2018 through December 31, 2018 and the Predecessor Period from January 1, 2018 through December 9, 2018:
	Year Ended December 31, 2019	Successor Period from December 10, 2018 through December 31, 2018	Predecessor Period from January 1, 2018 through December 9, 2018
Net Sales	$15,577,166	$838,926	$13,212,317
Cost of Sales	7,427,111	282,542	2,133,283
Gross Profit	8,150,055	556,384	11,079,034
Operating Expenses:

	Year Ended December 31, 2019	Successor Period from December 10, 2018 through December 31, 2018	Predecessor Period from January 1, 2018 through December 9, 2018
Selling, general and administrative	19,727,223	887,170	10,374,672
Depreciation and Amortization expense	5,291,107	289,458	7,775,536
Impairment loss	2,443,930	—	17,947,275
Total Operating Expenses	27,462,260	1,176,628	36,097,483
Loss from operations	(19,312,205)	(620,244)	(25,018,449)
Life insurance settlement	—	—	5,009,467
Interest expense, senior debt	(2,428,264)	(184,047)	(4,286,922)
Interest expense, related party term loans	(11,416,697)	(890,343)	(6,495,535)
Loss Before Income Taxes	(33,157,166)	(1,694,634)	(30,791,439)
Income tax benefit	(645,866)	(13,365)	—
Net Loss	$(32,511,300)	$(1,681,269)	$(30,791,439)

Net Sales
Net sales for the year ended December 31, 2019 were $15,577,166, composed of $11,110,660 of net sales from Prescription Medicines and net sales of $4,466,506 from Medical Devices.
Net sales for the Successor Period from December 10, 2018 through December 31, 2018 were $838,926, composed of $513,878 of net sales from Prescription Medicines and net sales of $325,048 from Medical Devices.
Net sales for the Predecessor Period from January 1, 2018 through December 9, 2018 were $13,212,317. For the year ended December 31, 2019, gross sales from customers representing 10% or more of the Company’s total gross sales included one customer which represented approximately 86% of total gross sales.
For the Successor Period for the period from December 10, 2018 through December 31, 2018, gross sales from customers representing 10% or more of the Company’s total gross sales included one customer which represented approximately 83% of total gross sales.
For the Predecessor Period from January 1, 2018 through December 9, 2018, gross sales from customers representing 10% or more of the Company’s total gross sales included the Company’s top three customers, with gross sales equal to approximately 31%, 29%, and 25%.
Prescription Medicines sales consist of sales of Stendra® in the U.S. for the treatment of male ED. Stendra® is primarily sold directly to the one customer described above and resold through three main wholesalers, which collectively accounted for 91% of Stendra® net sales in 2019. Individually, the three main wholesalers accounted for 33%, 32% and 26% of Stendra® net sales in 2019.
Medical Device sales consist of domestic and international sales of men’s health products for the treatment of ED. The men’s health products do not require a prescription and include VEDs, PreBoost, VenoSeal, penile injections (Rx), and urinary tract infection tests. Timm Medical discontinued various co- promotion activities in 2019 and is currently selling only VEDs and VenoSeal. The VEDs represent almost 100% of sales.
Cost of Sales
Cost of sales for the year ended December 31, 2019 were $7,427,111, composed of $6,057,977 of cost of sales for our Prescription Medicines segment and $1,369,134 for our Medical Devices segment.
Cost of sales for the Successor Period from December 10, 2018 through December 31, 2018 were $282,542, composed of $216,181 of cost of sales for our Prescription Medicines segment and $66,361 for our Medical Devices segment.

Cost of sales for the Predecessor Period from January 1, 2018 through December 9, 2018 were $2,133,283.
Cost of sales for the Prescription Medicine segment for 2019 consisted of 39% third-party product cost of sales, 49% inventory obsolescence reserves, 9% royalty expenses and 3% other cost of sales.
Cost of sales for the Medical Device segment for 2019 consisted of 80% raw materials, 15% production labor and 5% other cost of sales.
Cost of sales were higher as a percentage of 2019 sales than in either period of 2018. The increase was primarily driven by write-offs of inventory relating to step-ups and obsolescence.
Gross Profit
Gross profit for the year ended December 31, 2019 was $8,150,055, composed of $5,052,683 of gross profit from Prescription Medicines and $3,097,372 from Medical Devices. Our gross profit was the result of net sales for each segment, partially offset by the cost of sales for each segment, each of which is described above.
Gross profit for the Successor Period from December 10, 2018 through December 31, 2018 was $556,384, composed of $297,697 of gross profit from Prescription Medicines and $258,687 from Medical Devices. Our gross profit was the result of net sales for each segment, partially offset by the cost of sales for each segment, each of which is described above.
Gross profit for the Predecessor Period from January 1, 2018 through December 9, 2018 was $11,079,034. Our gross profit was the result of net sales, partially offset by the cost of sales, each of which is described above.
Gross profit margins on a percentage basis were 52% in 2019, which was lower than in either period in 2018. The decrease in gross profit margins percentage is primarily because of the change in the mix of sales by segment and the write-off of inventory.
Operating Expenses
General and administrative
General and administrative expenses for the year ended December 31, 2019 were $19,727,223, composed of $13,873,200 of General and administrative expenses of our Prescription Medicines segment, $2,735,390 of General and administrative expenses of our Medical Devices segment and $3,118,633 of general corporate expenses.
General and administrative expenses for the Successor Period from December 10, 2018 through December 31, 2018 were $887,170, composed of $496,352 of General and administrative expenses of our Prescription Medicines segment, $264,088 of General and administrative expenses of our Medical Devices segment and $126,730 of general corporate expenses.
General and administrative expenses for the Predecessor Period from January 1, 2018 through December 9, 2018 were $10,374,672.
General and administrative expenses for both segments include selling, marketing and regulatory expenses. Unallocated general corporate expenses include costs that were not specific to a particular segment but are general to the group, including expenses incurred for administrative and accounting staff, general liability and other insurance, professional fees and other similar corporate expenses.
General and Administrative expenses were higher in 2019 than in either period of 2018, primarily driven byhigher payroll expense related to formation of a Sales, Marketing and administrative staffing and the added expenses related to conducting operations internally without reliance on outsourcing.
Depreciation and Amortization
Depreciation and Amortization expenses for the year ended December 31, 2019 were $5,291,107, composed of $4,145,833 of Depreciation and Amortization expenses of our Prescription Medicines segment and $1,145,274 of Depreciation and Amortization expenses of our Medical Devices segment.

Depreciation and Amortization expenses for the Successor Period from December 10, 2018 through December 31, 2018 were $289,458, composed of $226,112 of Depreciation and Amortization expenses of our Prescription Medicines segment and $63,346 of Depreciation and Amortization expenses of our Medical Devices segment.
Depreciation and Amortization expenses for the Predecessor Period from January 1, 2018 through December 9, 2018 were $7,775,536.
Prescription Medicines Depreciation and Amortization consists primarily of the amortization of the intangible assets related to Stendra® over its estimated useful life of 10 years. Medical Devices Depreciation and Amortization primarily consists of the amortization of the intangible assets related to Timm Medical and PTV over their estimated useful life of 12 years.
Depreciation and Amortization was lower in 2019 than in the Predecessor Period, despite the difference in length of periods, primarily as a result of the reduction of intangible assets.
Impairment loss
Impairment loss on goodwill for the Successor Period for the year ended December 31, 2019 was $2,443,930 and was the result of the Company’s annual assessment of goodwill using assumptions to derive the fair value of the reporting unit to reflect current projections as compared to the projections used at the date of the purchase price allocation on the Acquisition Date of December 10, 2018.
Impairment loss on intangible asset for the Predecessor Period from January 1, 2018 through December 9, 2018 was $17,947,275. Metuchen had an existing intangible asset on its consolidated balance sheets related to the licensing rights of Stendra® it obtained from Vivus prior to the Acquisition Date of December 10, 2018. The impairment loss was the result of the carrying value of this existing Stendra® licensing right adjusted to reflect its fair value on the Acquisition Date.
Total Operating Expenses
Total Operating Expenses for the year ended December 31, 2019 were $27,462,260, composed of $20,462,963 of operating expenses of our Prescription Medicines segment, $3,880,664 of operating expenses of our Medical Devices segment and $3,118,633 of general corporate expenses. Such expenses consisted of the general and administrative expenses and Depreciation and Amortization expenses described above.
Total Operating Expenses for the Successor Period from December 10, 2018 through December 31, 2018 were $1,176,628, composed of $722,464 of operating expenses of our Prescription Medicines segment, $327,434 of operating expenses of our Medical Devices segment and $126,730 of general corporate expenses. Such expenses consisted of the general and administrative expenses and Depreciation and Amortization expenses described above.
Total Operating Expenses for the Predecessor Period from January 1, 2018 through December 9, 2018 were $36,097,483. Such expenses consisted of the general and administrative expenses, Depreciation and Amortization expenses and impairment loss described above.
Loss from Operations
Loss from Operations for the year ended December 31, 2019 was $19,312,205, including a loss from operations of $15,410,280 for our Prescription Medicines segment and a loss from operations of $783,292 for our Medical Devices segment, for the reasons described above. The remainder of the loss related to unallocated general corporate expenses.
Loss from Operations for the Successor Period from December 10, 2018 through December 31, 2018 was $620,244, including a loss from operations of $424,767 for our Prescription Medicines segment and a loss from operations of $68,747 for our Medical Devices segment, for the reasons described above. The remainder of the loss related to unallocated general corporate expenses.

Loss from Operations for the Predecessor Period from January 1, 2018 through December 9, 2018 was $25,018,449 for the reasons described above.
Life insurance settlement
Life insurance settlement for the Predecessor Period from January 1, 2018 through December 9, 2018 was $5,009,467. Such settlement related to a $5 million keyman life insurance policy on behalf of Metuchen’s previous managing member, who passed away in February 2018. In May 2018, Metuchen received such payment, including interest.
Interest expense, senior debt
Interest expense, senior debt for the year ended December 31, 2019 was $2,428,264, consisting of interest payments on our senior debt, with a weighted average balance of $15,514,168 and a weighted average interest rate of 14.1%.
Interest expense, senior debt for the Successor Period from December 10, 2018 through December 31, 2018 was $184,047, consisting of interest payments on our senior debt, with a weighted average balance of $18,591,889 and a weighted average interest rate of 14.4%.
Interest expense, senior debt for the Predecessor Period from January 1, 2018 through December 9, 2018 was $4,286,922, consisting of interest payments on our senior debt, with a weighted average balance of $22,156,526 and a weighted average interest rate of 13.6%.
Interest expense, related party term loans
Interest expense, related party term loans for the year ended December 31, 2019 was $11,416,697, consisting of PIK interest of $6,747,313 and amortization of debt discount of $4,669,384. As described under “Liquidity and Capital Resources — Debt — Subordinated Related Party Loans” below, the related party term loans were extinguished in an exchange transaction on September 16, 2019. Accordingly, as of December 31, 2019, there was no outstanding principal balance for the subordinated related term loans.
Interest expense, related party term loans for the Successor Period from December 10, 2018 through December 31, 2018 was $890,343, including PIK interest of $539,800 and amortization of debt discount of $350,543. As described under “Liquidity and Capital Resources — Debt — Subordinated Related Party Loans” below, on December 10, 2018, as part of the acquisition accounting for the JCP Acquisition, the outstanding related party term loans were determined to have a fair value that was less than its carrying value. A debt discount of $15,506,463 was recognized and is being amortized to interest expense over the term of the debt using the effective interest method.
Interest expense, related party term loans for the Predecessor Period from January 1, 2018 through December 9, 2018 was $6,495,535, consisting entirely of PIK interest on the subordinated related party term loans.
Loss before Income Taxes
Loss before Income Taxes for the year ended December 31, 2019 was $33,157,166, consisting of Loss from Operations, Interest expense and Other Non-operating Expenses, as described above.
Loss before Income Taxes for the Successor Period from December 10, 2018 through December 31, 2018 was $1,694,634, consisting of Loss from Operations, Interest expense and Other Non-operating Expenses, as described above.
Loss before Income Taxes for the Predecessor Period from January 1, 2018 through December 9, 2018 was $30,791,439, consisting of Loss from Operations and Interest expense, partially offset by the life insurance settlement, as described above.
Income tax benefit
Income tax benefit for the year ended December 31, 2019 was $645,866. The tax benefit is primarily attributed to the operations of the Medical Device segment.

Income tax benefit for the Successor Period from December 10, 2018 through December 31, 2018 was $13,365. The tax benefit is primarily attributed to the operations of the Medical Device segment. The Company did not have any income tax benefit for the Predecessor Period from December 1, 2018 through December 9, 2018.
Net Loss
Net Loss for the year ended December 31, 2019 was $32,511,300, consisting of Loss before Income Taxes of $33,157,166, partially offset by Income tax benefit of $645,866.
Net Loss for the Successor Period from December 10, 2018 through December 31, 2018 was $1,681,269, consisting of Loss before Income Taxes of $1,694,634, partially offset by Income tax benefit of $13,365.
Net Loss for the Predecessor Period from January 1, 2018 through December 9, 2018 was $30,791,439, consisting of Loss before Income Taxes. The Company did not incur any income tax expenses or benefit for the Predecessor Period.
Liquidity and Capital Resources
General
Cash totaled $831,763 at June 30, 2020, compared to $2,145,812 at December 31, 2019.
We have experienced net losses and negative cash flows from operations since our inception. As of June 30, 2020, we had cash of $831,763, negative working capital of approximately $44.8 million, and sustained cumulative losses attributable to common stockholders of $52,963,806. These conditions raise substantial doubt about our ability to continue as a going concern. We are exploring additional ways to raise capital. While we are optimistic that we will be successful in our efforts to raise additional capital, there can be no assurances that we will be successful in doing so. The financial statements do not contain any additional adjustments that might result from the resolution of any of the above uncertainties. We plan to continue raising additional funds to meet our operational goals until profitable.
To date, our principal sources of capital used to fund our operations have been the net proceeds we received from private sales of equity securities and proceeds received from the issuance of convertible debt, as described below.
We rely on McKesson Corporation (“McKesson”) to distribute our products to our customers. On March 27, 2020, Metuchen received notice of termination from McKesson. Such notice was withdrawn on April 3, 2020, following Metuchen’s payment of $1,915,144. As of June 30, 2020, we had $2,415,107 in Gross Accounts Receivable due from McKesson, partially offset by $1,595,250 in accrued chargebacks, cash discounts and distribution service fees. We also owed McKesson $245,891 in accrued returns expenses. Net amounts McKesson owed to Metuchen was $573,966 as of June 30, 2020.
Our principal expenditures include payment for inventory of Stendra® from our key supplier, Vivus, including purchases of inventory accrued in current periods, but for which payment is due in future periods. We have significant unpaid balances owed to Vivus and are currently in discussions with Vivus with respect to amounts owed. We had an aggregate accrued unpaid balance owed to Vivus of $15,575,877 as of June 30, 2020. While Metuchen is in discussions with Vivus to convert a portion of the amounts owed into a subordinated note, there can be no assurance that we will be successful in these discussions.
In March 2020, Metuchen acquired the exclusive license to H100™ from Hybrid. H100™ is a topical candidate with at least one active ingredient and potentially a combination of ingredients responsible for the improvement of penile curvature during the acute phase of Peyronie’s disease. We paid an initial license fee of $100,000 and an extension payment of $100,000, with an additional $900,000 payment due upon obtainment of orphan indication for H100 and termination of Hybrid’s existing agreement with a compounding pharmacy, and additional annual payments of $125,000, $150,000 and $200,000 due on each of the first, second and third anniversaries of the license agreement and $250,000 annual payments due thereafter. Metuchen is also required to make a $1,000,000 payment upon first commercial sale and a sliding scale of percentage payments on net sales in the low single digits. Annual anniversary payments will not be required after commercialization. Metuchen is also obligated to make royalty payments between 3-6% of any net sales. Metuchen also expects to incur approximately $14 million of research and development expenses relating to H100 over the estimated four to six-year period of clinical development prior to FDA approval, including approximately $10 million for clinical trials and $4 million of other expenses.
We expect to continue to incur substantial expenditures in the foreseeable future at rates consistent with expenditures incurred during fiscal year 2019 and the first half of 2020. We will require additional financing to further develop and market our products, fund operations, and otherwise implement our business strategy at amounts relatively consistent with the expenditure levels disclosed above. We intend to renegotiate our financial covenants in order to address our covenant violation and are exploring additional ways to raise capital, but we cannot assure you that we will be able to renegotiate such covenants or raise capital. Our failure to renegotiate our covenants or raise capital as and when needed would have a material adverse impact on our financial condition, our ability to meet our obligations, and our ability to pursue our business strategies. We will seek funds through additional equity or debt financings, collaborative or other arrangements with corporate sources, or through other sources of financing.
We are focused on expanding our service offering through internal development, collaborations, and through strategic acquisitions. We are continually evaluating potential asset acquisitions and business combinations. To finance such acquisitions, we might raise additional equity capital, incur additional debt, or both.
Debt
Senior Debt
On September 30, 2016, the Company entered into a loan agreement (the “Loan Agreement”) with Hercules Capital, Inc. (“Hercules”), for a $35 million term loan with a stated interest rate of the greater of either (i) Prime (as defined in the Loan Agreement) plus 7.25% or (ii) 10.75%. The interest rate was 11.50% at June 30, 2020. The Loan Agreement includes an additional PIK interest that increases the outstanding principal on a monthly basis at an annual rate of 1.35% and a $787,500 end of term charge. We refer to the credit facility with Hercules as Senior Debt.
On November 22, 2017, the Company entered into Amendment Number 1 to the Loan Agreement (the “First Amendment”). A covenant was added, in which the Company must achieve a certain minimum EBITDA, as defined in the First Amendment, target for the trailing twelve-month period, ending June 30, 2018. The end of term charge was increased from $787,500 to $1,068,750. The minimum EBITDA for each of the trailing six months and the fixed charge coverage ratio were reduced from 1:1 to 0.9:1. The Company was also required to prepay $10,000,000 in principal.
Monthly principal payments, including interest, commenced November 1, 2018 with the outstanding balance under the Loan Agreement, as amended, due in full on November 1, 2020. The end of term charge is being recognized as interest expense and accreted over the term of the Loan Agreement, as amended, using the effective interest method.
On August 13, 2019, the Company entered into a forbearance agreement with Hercules under which Hercules agreed to forbear exercising any remedies under the loan for events of default through the earlier of September 30, 2019 or the occurrence of an event of default under the Loan Agreement, as amended.
Effective April 13, 2020, the Company and Hercules amended the Loan Agreement, as previously amended, to extend the maturity date thereof to April 1, 2021, subject to further extension to December 1, 2021 if the Company raises at least $20 million through an equity or debt financing or other transaction. The amendment is subject to the Company’s receipt of at least $2 million of equity or debt financing prior to the effectiveness of the amendment. The amendment will remove the minimum EBITDA and fixed charge coverage ratio covenants and replace them with a covenant to raise at least $3 million of equity or debt financing by April 30, 2020 and minimum cash covenants, the required levels of which are dependent upon the Company’s achievement of certain revenue, EBITDA and capital raising milestones. Each of the $2 million minimum financing requirement prior to closing of the amendment and the $3 million financing requirement prior to April 30, 2020 were satisfied through the issuance of the $3 million April 2020

Second Subordinated Promissory Note described in “— Subordinated Related Party Loans” below. All previously accrued PIK interest will be added to accrued principal. No further PIK interest will accrue. The cash interest would accrue at a rate of the greater of (i) the prime rate reported in the Wall Street Journal plus 11.50% minus 4.25% and (ii) 11.50%. The interest rate was 11.50% at June 30, 2020. The end of term charge of $1,068,750 will be partially extended with $534,375 due on October 1, 2020 and $534,375 due on February 1, 2021. The Company incurred a $50,000 amendment fee upon closing of the amendment.
As of June 30, 2020, the Company was in violation of certain debt covenants and is required to maintain a certain cash requirement in a separate account for the benefit of Hercules. On September 24, 2020 the Company entered into a waiver with Hercules under which Hercules agreed to waive the existing event of default through the earlier of October 31, 2020 or the occurrence of an event of default as defined in the loan agreement.
Subordinated Related Party Loans
On September 30, 2016, the Company executed a Subordination Agreement relating to subordinated debt (“Sub Debt”) with several related parties, including the JCP Investor (herein referred to collectively as “the Related Holders”). On November 22, 2017, the Company and the Related Holders entered into an Amended and Restated Subordination Agreement (the “Amended Agreement”). Under the terms of the Amended Agreement, the principal balance was increased to $30,579,496. The cash interest rate of the amended sub debt is 12%. Additional PIK interest is 8% payable on the maturity date.
On December 10, 2018, as part of the acquisition accounting for the JCP Acquisition, the outstanding Sub Debt was determined to have a fair value that was less than its carrying value. The fair value of the subordinated related party term loans was $22,250,746 at December 10, 2018. A debt discount of $15,506,463 was recognized and is being amortized to interest expense over the term of the debt using the effective interest method.
On December 10, 2018, the Company signed a subordinated promissory note for an additional $4,750,000 of Sub Debt from JCP. The proceeds were used for the acquisition of the Medical Device Business. The principal, along with PIK interest at an annual rate of 25%, is due on April 2, 2021.
On September 16, 2019, Metuchen entered into an Exchange Agreement (“Exchange Agreement”) with JCP III SM AIV, L.P. and L. Mazur Associates, JV to exchange Preferred and Common Units for the Company’s subordinated related party term loans. Upon consummation of the exchange, the Preferred and Common Units issued were for the full satisfaction of the subordinated related party term loan.
Instrument	Amount
Common Units, at fair value (2,434,551.28 Units)	$29,117,232
Preferred Units, at fair value (1,373,820.51 Units)	17,500,000
Total fair value of Preferred and Common Units exchanged	46,617,232
Sub Debt principal balance	33,250,000
Add: PIK Interest	16,544,318
Less: Debt Discount	10,486,536
Total carrying value of Sub Debt exchanged	39,307,782
Excess of fair value of Preferred and Common Units exchanged over the carrying value of Sub Debt	$(7,309,450)
On January 31, 2020, the Company entered into a Subordinated Promissory Note with JCP in the principal amount of $3.0 million (“Subordinated Promissory Note”). The maturity date of the Subordinated Promissory Note is April 2, 2021 and has PIK interest that increases the outstanding principal on a daily basis at an annual rate of 20%. As of June 30, 2020, the principal balance of this subordinated related party loan together with the accrued PIK interest was $3.24 million.
On April 1, 2020, the Company entered into a Subordinated Promissory Note with JCP in the principal amount of $3.0 million (“Second Subordinated Promissory Note”). The maturity date of the

Second Subordinated Promissory Note is April 2, 2021 and has PIK interest that increases the outstanding principal on a daily basis at an annual rate of 20%. As of June 30, 2020, the principal balance of this subordinated related party loan together with the accrued PIK interest was $3.15 million.
On April 22, 2020, the Company entered into a Subordinated Promissory Note with JCP in the principal amount of $4.0 million (“Third Subordinated Promissory Note”). The maturity date of the Third Subordinated Promissory Note is April 2, 2021 and has PIK interest that increases the outstanding principal on a daily basis at an annual rate of 20%. As of June 30, 2020, the principal balance of this subordinated related party loan together with the accrued PIK interest was $4.09 million.
On July 31, 2020, the Company entered into a Subordinated Promissory Note with JCP in the principal amount of $2.5 million (“Fourth Subordinated Promissory Note”). The maturity date of the Fourth Subordinated Promissory Note is April 2, 2021 and has PIK interest that increases the outstanding principal on a daily basis at an annual rate of 20%.
On August 31, 2020, the Company entered into a Subordinated Promissory Note with JCP in the principal amount of $1.5 million (“Fifth Subordinated Promissory Note”). The maturity date of the Fifth Subordinated Promissory Note is April 2, 2021 and has PIK interest that increases the outstanding principal on a daily basis at an annual rate of 20%.
In connection with the entry into the Merger Agreement on May 17, 2020, Juggernaut Capital Partners LLP (the “Investor”), Neurotrope and Metuchen entered into a Note Conversion and Loan Repayment Agreement pursuant to which, the Investor agreed to convert all of the above outstanding subordinated promissory notes and accrued PIK interest of Metuchen held by Juggernaut Capital Partners LLP or its affiliates into shares of Petros common stock in connection with the consummation of the Mergers at the Closing.
Private Placement
On September 16, 2019, Metuchen consummated a Private Placement (“Private Placement”) with V4 Capital Partners, LLC (“Lead Investor”) and other accredited investors (collectively, the “Investors”). In connection with the Private Placement, the Company agreed to issue and sell up to $3.5 million of the Company’s preferred units. Each preferred unit had an offering price of $12.7382 per unit. The Company issued 245,933 preferred units related to the Private Placement and received aggregate net proceeds from the Private Placement was $2.7 million.
The preferred units contain a 5% non-cumulative quarterly dividend, include one vote per unit on all matters to be voted upon by common unit holders and require a mandatory conversion upon the closing of a qualified public offering, with the conversion price being subject to adjustment if the price per share in the qualified public offering is less than $15.92275 per preferred unit. Subject to adjustment, each preferred unit can be converted into one common unit.
In connection with the Private Placement, the Lead Investor received warrants (“Lead Investor Warrants”) to purchase an aggregate of 615,838.50 shares of the Company’s preferred units. The Lead Investor Warrants expire on September 16, 2020 and have an exercise price of $0.01 per preferred unit. The Lead Investor Warrants are only exercisable upon a qualified public offering being consummated within one year of the date of the Private Placement. The fair value of the Lead Investor Warrants was estimated to be $2.1 million. To record the issuance of the Lead Investor Warrants, the Company allocated the proceeds of $250,000 received from the Lead Investor for the Preferred Units between the Lead Investor Warrants and the beneficial conversion feature for the embedded conversion option. Of the proceeds received, the relative fair value allocated to the Lead Investor Warrants was $223,500 and was included in additional paid-in capital.
Also, in connection with the Private Placement, the placement agent received warrants (“Placement Agent Warrants”) to purchase an aggregate of 21,139.10 shares of the Company’s preferred units. The Placement Agent Warrants expire on September 16, 2024 and have an exercise price of $12.7382 per preferred unit. The fair value of the Placement Agent Warrants was estimated to be $135,800 and was included in additional paid-in capital. The Placement Agent Warrants did not meet the criteria for liability classification and will be classified within equity as they are indexed to the Company’s stock.

Cash Flows
The following table summarizes our cash flows for the six months ended June 30, 2020 and for the six months ended June 30, 2019 and for the year ended December 31, 2019 and for the Successor Period from December 10, 2018 through December 31, 2018 and for the Predecessor Period from January 1, 2018 through December 9, 2018:
	For the six months ended June 30,		Year ended December 31, 2019	Successor Period from December 10, 2018 through December 31, 2018	Predecessor Period from January 1, 2018 through December 9, 2018
	2020	2019
Net cash (used in) provided by operating activities	$(8,115,311)	$3,238,464	$2,532,479	$(80,215)	$8,100,981
Net cash used in investing activities	(4,429)	—	(71,540)	(1,875,660)	—
Net cash provided (used in) by financing activities	6,805,691	(2,918,945)	(3,109,252)	4,750,000	(7,297,763)
Net (decrease) increase in cash	$(1,314,049)	$319,519	$(648,313)	$2,794,125	$803,218
Cash Flows from Operating Activities
Net cash used in operating activities for the six months ended June 30, 2020 was $8,115,311, which primarily reflected our net loss of $11,847,590, partially offset by cash adjustments to reconcile net loss to net cash used in operating activities of $3,908,546 consisting primarily of depreciation and amortization, and changes in operating assets and liabilities of $176,267.
Net cash provided by operating activities for the six months ended June 30, 2019 was $3,238,464, which primarily reflected our net loss of $14,943,412, more than offset by adjustments to reconcile net loss to net cash provided by operating activities of $10,580,808 consisting primarily of depreciation and amortization, non-cash paid-in-kind interest and amortization of deferred financing costs and debt discount, and changes in operating assets and liabilities of $7,601,068.
Net cash provided by operating activities for the year ended December 31, 2019 was $2,532,479, which primarily reflected our net loss of $32,511,300, net of adjustments to reconcile net loss to net cash used in operating activities of $35,043,779, which included $10,365,132 of accounts payable and accrued expenses, comprised primarily of the minimum purchase obligation with Vivus and accrual due to McKesson for its services as the third-party logistics provider, $6,959,236 of non-cash PIK interest on our Sub Debt, $5,291,107 of depreciation and amortization, $4,669,384 of amortization of deferred financing costs and debt discount, and $2,443,930 of goodwill impairment, partially offset by $2,558,067 of inventory expense.
Net cash used in operating activities for the Successor Period from December 10, 2018 through December 31, 2018 was $80,215, which primarily reflected our net loss of $1,681,269, net of adjustments to reconcile net loss to net cash used in operating activities of $1,601,054, which included $4,642,623 of inventory expense, $645,761 of deposits and $555,990 of non-cash PIK interest on our Sub Debt, partially offset by $4,700,303 of other current liabilities, comprised primarily of the minimum purchase obligation with Vivus.
Net cash provided by operating activities for the Predecessor Period from January 1, 2018 through December 9, 2018 was $8,100,981, which primarily reflected our net loss of $30,791,439, net of adjustments to reconcile net loss to net cash provided by operating activities of $38,892,420, which included $17,947,275 of impairment loss for intangible assets, $11,080,793 of accrued expenses, $7,775,536 of depreciation and amortization, $6,778,033 of non-cash PIK interest on our Sub Debt and $4,147,552 of other current liabilities, comprised primarily of the minimum purchase obligation with Vivus, partially offset by $8,528,622 of deferred revenue, $4,546,044 of inventory and $1,356,349 of accounts payable.

Cash Flows from Investing Activities
Net cash used in investing activities was $4,429 for the six months ended June 30, 2020 related to the acquisition of fixed assets. There were no investing activities for the six months ended June 30, 2019.
Net cash used in investing activities was $71,540 for the year ended December 31, 2019. Net cash used in investing activities was $1,875,660 for the Successor Period from December 10, 2018 through December 31, 2018. In each case, such case related to the acquisition of fixed assets. No net cash was used in or provided by investing activities for the Predecessor Period.
Cash Flows from Financing Activities
Net cash provided by financing activities was $6,805,691 for the six months ended June 30, 2020, consisting of proceeds from issuance of subordinated related party term loans of $10,000,000, partially offset by payments on the senior debt of $3,144,309 and debt issuance costs of $50,000.
Net cash used in financing activities was $2,918,945 for the six months ended June 30, 2019, consisting entirely of payments on the senior debt.
Net cash used in financing activities was $3,109,252 for the year ended December 31, 2019, consisting of payments on the senior debt of $6,013,257, partially offset by net proceeds of a private placement of $2,904,005. Net cash provided by financing activities was $4,750,000 for the Successor Period from December 10, 2018 through December 31, 2018, consisting of the net proceeds received from the issuance of Sub Debt. Net cash used in financing activities was $7,297,763 for the Predecessor Period from January 1, 2018 through December 9, 2018, consisting of payments on the senior debt.
Off-Balance Sheet Commitments and Arrangements
We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholder’s equity or that are not reflected in our financial statements included elsewhere in this proxy statement/prospectus. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to market risks related to interest rates.
Interest Rate Risk
Our Loan Agreement, as amended, bears interest on outstanding borrowings thereunder at variable interest rates equal to the greater of either (a) 11.50% or (b) 11.50% plus the US WSJ Prime minus 4.25%. The rate in effect at June 30, 2020 was 11.50% per annum. At June 30, 2020, we had an aggregate principal balance of $9,690,694 thereunder. Increases in market interest rates would cause interest expense to increase and earnings before income taxes to decrease.
The change in interest expense and earnings before income taxes resulting from a change in market interest rates would be dependent upon the weighted average outstanding borrowings during the reporting period following an increase in market interest rates. An increase in applicable interest rates of 1% for the six months ended June 30, 2020 would result in an increase in interest expense of $96,907.
Foreign Currency Risk
All of our sales are in U.S. Dollars and we do not have foreign currency risk.

Contingencies
Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure commonly used in Metuchen’s industry and should not be construed as an alternative to net income as an indicator of operating performance (as determined in accordance with GAAP). Metuchen’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Metuchen has presented Adjusted EBITDA because it believes this measure provides management and investors with additional information to measure its performance, estimate its value and evaluate its ability to service debt.
Adjusted EBITDA is adjusted to exclude certain items that affect comparability. The adjustments are itemized in the tables below. You are encouraged to evaluate these adjustments and the reason Metuchen considers them appropriate for supplemental analysis. In evaluating adjustments, you should be aware that in the future Metuchen may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of these adjustments should not be construed as an inference that future results will be unaffected by unusual or recurring items.
Metuchen defines Adjusted EBITDA as net income (loss) adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization and (iii) income taxes, as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of Metuchen’s results as reported under GAAP. For example, Adjusted EBITDA:
•
does not reflect Metuchen’s capital expenditures, future requirements for capital expenditures or contractual commitments;

•
does not reflect changes in, or cash requirements for, Metuchen’s working capital needs;

•
does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on Metuchen’s debt; and

•
does not reflect payments related to income taxes.

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31, 2019	Successor Period from December 10, 2018 through December 31, 2018	Predecessor Period from January 1, 2018 through December 9, 2018
	2020	2019	2020	2019
Net Loss	$(5,764,371)	$(8,601,000)	$(11,847,590)	$(14,943,412)	$(32,511,300)	$(1,681,269)	$(30,791,439)
Interest expense, senior debt	357,409	643,207	784,992	1,334,971	2,428,264	184,047	4,286,922
Interest expense, related party term loans	402,435	4,047,435	478,717	7,852,160	11,416,697	890,343	6,495,535
Income tax benefit	(13,781)	(70,979)	(43,752)	(91,748)	(645,866)	(13,365)	—
Depreciation and Amortization expense	1,661,360	1,302,561	3,322,722	2,605,120	5,291,107	289,458	7,775,536
EBITDA	$(3,356,948)	$(2,678,776)	$(7,304,911)	$(3,242,909)	$(14,021,098)	$(330,786)	$(12,233,446)
Impairment loss(a)	—	—	—	—	2,443,930	—	17,947,275
Life insurance settlement(b)	—	—	—	—	—	—	(5,009,467)
Inventory reserve(c)	—	—	—	—	1,174,428	—	—
ADJUSTED EBITDA	$(3,356,948)	$(2,678,776)	$(7,304,911)	$(3,242,909)	$(10,402,740)	$(330,786)	$704,362

Gross Sales
Gross sales is a non-GAAP financial measure commonly used in Metuchen’s industry and should not be construed as an alternative to net sales as an indicator of operating performance (as determined in accordance with GAAP). Metuchen’s presentation of gross sales may not be comparable to similarly titled measures reported by other companies. Metuchen has presented gross sales because it believes this measure provides management and investors with additional information to measure its performance, estimate its value and evaluate its ability to service debt.
Gross sales is adjusted to exclude certain items that affect comparability. The adjustments are itemized in the tables below. You are encouraged to evaluate these adjustments and the reason Metuchen considers them appropriate for supplemental analysis. In evaluating adjustments, you should be aware that in the future Metuchen may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of these adjustments should not be construed as an inference that future results will be unaffected by unusual or recurring items.
Metuchen defines gross sales as the amount of its aggregate sales billed to customers at standard prices before the application of certain adjustments that reduce the net amount received from customers, including product returns, certain rebates and coupon redemptions, discounts and fees. Gross sales has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of Metuchen’s results as reported under GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31, 2019	Successor Period from December 10, 2018 through December 31, 2018	Predecessor Period from January 1, 2018 through December 9, 2018
	2020	2019	2020	2019
Net Sales	$1,373,564	$4,022,155	$3,165,485	$9,111,677	$15,577,166	$838,926	$13,212,317
Product Returns	(939,847)	2,031,820	171,746	4,573,725	8,726,460	225,312	5,544,938
Medicaid/Medicare Rebates	—	(2,700)	—	900	900	—	(104,452)
Contract Rebates	854,790	1,075,753	1,896,426	2,267,069	4,328,588	352,228	2,339,213
Chargebacks	939,142	108,037	1,021,025	33,960	161,730	179,946	2,388,773
Cash Discounts	43,316	79,838	127,202	272,538	442,378	31,293	574,075
Distribution Service Fees	354,522	683,124	894,021	1,681,071	3,035,272	166,872	2,897,144
Coupon Redemptions	422,212	450,467	1,220,359	929,513	2,189,756	95,140	2,266,172
Gross Sales	$3,047,699	$8,448,904	$8,496,264	$18,870,453	$34,462,250	$1,889,717	$29,118,180

NEUROTROPE’S DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Directors and Executive Officers
The size of the Neurotrope Board of Directors is set at nine directors. Due to recent resignations, Neurotrope currently has seven members and two vacancies on the Neurotrope Board of Directors. Executive officers are appointed by the Neurotrope Board of Directors and serve at its pleasure. Below are the names of and certain information regarding Neurotrope’s current executive officers and directors:
Name	Age	Position	Date Named to the Neurotrope Board of Directors or as Executive Officer
Joshua N. Silverman	50	Chairman of the Board of Directors	August 4, 2016
Charles S. Ryan, J.D., Ph.D.	56	Director, Chief Executive Officer	December 14, 2017 (as Director) February 15, 2018 (as Chief Executive Officer)
Robert Weinstein	60	Chief Financial Officer, Treasurer, Secretary and Executive Vice President	August 23, 2013
Daniel L. Alkon, M.D.	77	President, Chief Scientific Officer	September 19, 2016
William S. Singer	78	Director; Vice-Chairman of the Board	August 23, 2013
Bruce T. Bernstein	56	Director	November 14, 2016
George Perry, Ph.D.	67	Director	December 12, 2017
Jonathan L. Schechter	46	Director	December 13, 2018
Ivan Gergel, M.D., M.B.A.	60	Director	December 13, 2018
Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Directors are elected by a plurality of the votes cast at the annual meeting of stockholders and hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.
On November 12, 2015, Neurotrope and NRV entered into a letter agreement (the “Letter Agreement”) pursuant to which Neurotrope agreed to take such reasonable actions within its control so that two (2) representatives designated by NRV (the “NRV Designees”) are nominated for election to the Neurotrope Board of Directors at each annual meeting of stockholders until such time as the CRE License is no longer in effect. Furthermore, Neurotrope will use its best efforts to ensure that (i) each NRV Designee is included in the Neurotrope Board of Director’s slate of nominees to the stockholders for each election of directors, and (ii) each NRV Designee is included in the proxy statement for every meeting of the stockholders of Neurotrope called with respect to the election of members of the Neurotrope Board of Directors. Subject to applicable law and stock exchange rules, no NRV Designee shall be removed from the Neurotrope Board of Directors unless such removal is for cause or requested in writing by NRV. In the event that any NRV Designee shall cease to serve for any reason, NRV shall be entitled to designate such person’s successor and the Neurotrope Board of Directors will promptly fill the vacancy with such successor nominee and such designee will serve the remainder of the term of the director whom such designee replaces. Under the Letter Agreement, if an NRV Designee is not appointed or elected to the Neurotrope Board of Directors because of such person’s death, disability, disqualification, withdrawal as a nominee or for other reason is unavailable or unable to serve on the Neurotrope Board of Directors, NRV is entitled to designate another nominee for such Neurotrope Board of Directors seat.
On December 14, 2017, Dr. Susanne Wilke resigned as a member of the Neurotrope Board of Directors and as Neurotrope’s Chief Executive Officer. Neurotrope nominated Dr. Ryan to fill the vacancy on the Neurotrope Board of Directors effective December 14, 2017. Dr. Ryan began serving as Neurotrope’s Chief Executive Officer effective February 15, 2018.
On June 19, 2018, Andrew Perlman resigned as a member of Neurotrope Board of Directors. On December 13, 2018, the Neurotrope Board of Directors appointed Jonathan Schechter and Ivan Gergel to the Neurotrope Board of Directors.

On March 29, 2019, Michael Ciraolo was appointed as the Neurotrope’s General Counsel and Chief Operating Officer, commencing April 1, 2019. Michael Ciraolo resigned from both positions on October 23, 2019.
On February 21, 2020, James Gottlieb resigned as a member of the Neurotrope Board of Directors and from all committees thereof, effective immediately. On February 25, 2020, Shana Phares resigned as a member of the Neurotrope Board of Directors and from all committees thereof, effective immediately. Mr. Gottlieb and Ms. Phares served as the two Neurotrope Board of Directors designees of the licensor of the patents and technologies utilized by the Neurotrope in its attempts to develop therapeutic applications for Alzheimer’s disease and other cognitive dysfunctions.
Pursuant to the above, the Neurotrope Board of Directors is currently comprised of seven members: Mr. Silverman, Dr. Ryan, Mr. Singer, Mr. Bernstein, Dr. Perry, Mr. Schechter and Dr. Gergel, who are nominated by the Neurotrope Board of Directors. Executive officers are appointed by the Neurotrope Board of Directors and serve at its pleasure.
The principal occupation and business experience during the past five years for our executive officers and directors is as follows:
Joshua N. Silverman — Director, Chairman of the Board.   Mr. Silverman joined Neurotrope as a Director and Chairman of the Neurotrope Board of Directors in August 2016. He is currently the Co-Founder and Managing Member of Parkfield Funding LLC, and is a former Principal and Managing Partner of Iroquois Capital Management, LLC (“Iroquois”). Mr. Silverman served as Co-Chief Investment Officer of Iroquois from 2003 until July 2016. From 2000 to 2003, Mr. Silverman served as Co-Chief Investment Officer of Vertical Ventures, LLC, a merchant bank. Prior to forming Iroquois, Mr. Silverman was a Director of Joele Frank, a boutique consulting firm specializing in mergers and acquisitions. Previously, Mr. Silverman served as Assistant Press Secretary to The President of The United States. Mr. Silverman received his B.A. from Lehigh University in 1992. In the past five years, Mr. Silverman has served on the boards of directors of MGT Capital Investments Inc., National Holdings Corporation, Alanco Technologies Inc., Protagenic Therapeutics, Inc., TapImmune, Inc. and WPCS International Incorporated.
Charles S. Ryan, J.D., PhD — Director, Chief Executive Officer.   Dr. Ryan joined Neurotrope as a Director on December 14, 2017 and as Chief Executive Officer on February 15, 2018. Dr. Ryan is an experienced executive with an extensive background in pharmaceuticals and biotechnology. Since October 2016, he has served as President and Chief Executive Officer for the Orthobond Corporation, a private company focused on creating proprietary surface modifications for the medical device, biotechnology and pharmaceutical industries to enhance the function of a device or pharmaceutical. He was responsible for providing strategic leadership for the company and managing all internal and external corporate affairs. From March 2015 through May 2016, Dr. Ryan was Vice President and General Counsel at Cold Spring Harbor Laboratory, a preeminent non-profit institution focused in neuroscience, bioinformatics, cancer, genomics and plant biology. In this position, he provided guidance to the organization on business, legal and public policy issues. From 2003 until the acquisition by Actavis plc in 2014, Dr. Ryan was Senior Vice President & Chief Intellectual Property Counsel for Forest Laboratories, a specialty pharmaceutical company in New York. At Forest Laboratories, Dr. Ryan led hundreds of due diligence teams, managed all aspects of patent and trademark litigations, developed cross-functional teams to establish a global strategy for hundreds of products, built and managed the company’s IP team, and recruited, developed and trained executive leaders. Two of the company’s most significant drugs were Lexapro (for major depressive disorders) and Namenda (for moderate to severe Alzheimer’s disease). He began his career in biotechnology with The Collaborative Group, Ltd., a bioscience company providing development, research and manufacturing services to the pharmaceutical and skin care industries, where he was the Vice President, General Counsel from 1998 to 2002. Dr. Ryan also has experience in private law practice, holding positions with Darby & Darby, P.C. and Scully, Scott, Murphy & Presser. He served on the Board of Directors of Applied DNA Sciences, Inc. and BioRestorative Therapies as well as was a Director on the Board of Trustees for The College of Wooster. Also, he previously held board seats with ABS Materials, Inc., Lab21, Inc., GlycoMira Therapeutics, Inc., Forest Laboratory Holdings, Ltd., New York Biotechnology Association, Stony Brook University Medical Center Development Council (Chair), and Western New England University Board of Trustees.

Dr. Ryan earned his B.A. in Chemistry from The College of Wooster in 1986, a Ph.D. in Oral Biology and Pathology from Stony Brook University in 1990 and his law degree from Western New England University in 1993.
Robert Weinstein — Chief Financial Officer, Executive Vice President, Treasurer and Secretary.    Mr. Weinstein joined Neurotrope in June 2013 as its acting Chief Financial Officer. Neurotrope is party to an employment agreement dated as of October 1, 2013, with Mr. Weinstein, pursuant to which he serves as the Neurotrope’s Chief Financial Officer and Executive Vice President. He has extensive accounting and finance experience, spanning more than 30 years, as a public accountant, investment banker, healthcare private equity fund principal and chief financial officer. From September 2011 to the present, Mr. Weinstein has been an independent consultant for several healthcare companies in the pharmaceutical and biotechnology industries. From March 2010 to August 2011, he was the Chief Financial Officer of Green Energy Management Services Holdings, Inc., a publicly-traded energy consulting company. From August 2007 to February 2010, Mr. Weinstein served as Chief Financial Officer of Xcorporeal, Inc., a publicly-traded, development-stage medical device company which was sold in March 2010 to Fresenius Medical USA, the largest provider of dialysis equipment and services worldwide. Mr. Weinstein also serves as a member of the Board of Directors of XpresSpa Group, Inc. (Nasdaq: XSPA), a health and wellness company whose core asset, XpresSpa, is a leading airport retailer of spa services and related health and wellness products. Mr. Weinstein received his MBA degree in finance and international business from the University of Chicago Graduate School of Business, is a Certified Public Accountant (inactive), and received his BS degree in accounting from the State University of New York at Albany.
Daniel L. Alkon, MD — President and Chief Scientific Officer.   Dr. Alkon was appointed as Neurotrope’s President on September 16, 2016. Dr. Alkon served as the founding Scientific Director of the original Blanchette Rockefeller Neurosciences Institute (now known as CRE) from 1999 until September 23, 2016. He received his undergraduate degree in chemistry in 1965 at the University of Pennsylvania. After earning his M.D. at Cornell University and finishing an internship in medicine at the Mount Sinai Hospital in New York, he joined the staff of the National Institutes of Health where during his 30 year career he became a Medical Director in the U.S. Public Health Service at the National Institute for Neurological Disorders and Strokes and Chief of the Laboratory of Adaptive Systems. From June 2006 to September 23, 2016, Dr. Alkon was the Toyota Chair for Neurodegenerative Disease Research at BRNI. In this position, he and his team conducted multidisciplinary research on the molecular and biophysical mechanisms of memory and memory dysfunction in psychiatric and neurological disorders, particularly AD. From October 2000 to September 28, 2016, Dr. Alkon was also a Professor at CRE and a Professor of Neurology at West Virginia University.
William S. Singer — Director and Vice-Chairman of the Board of Directors.   Mr. Singer served as President of CRE until April 26, 2016 and served on its board of directors. He was a partner in the Chicago office of the law firm of Kirkland & Ellis LLP from 1980 until 2006 and has been of counsel to that firm since that time, concentrating his practice on corporate, real estate, and legislative matters. He has been listed in Crain’s Who’s Who in Chicago Business in the 2000, 2001, 2002, 2003, and 2004 editions. Mr. Singer has been prominently active in Chicago public service, serving as an Alderman for several years and as a candidate for Mayoral office.
Bruce T. Bernstein — Director.   Mr. Bernstein has over thirty years of experience in the securities industry, primarily as senior portfolio manager for two alternative finance funds as well as in trading and structuring of arbitrage strategies. Mr. Bernstein has served as President of Rockmore Capital, LLC since 2006, the manager of a direct investment and lending fund with peak assets under management of $140 million. Previously, he served as Co-President of Omicron Capital, LP, an investment firm based in New York, which he joined in 2001. Omicron Capital focused on direct investing and lending to public small cap companies and had peak assets under management of $260 million. Prior to joining Omicron Capital, Mr. Bernstein was with Fortis Investments Inc., where he was Senior Vice President in the bank’s Global Securities Arbitrage business unit, specializing in equity structured products and equity arbitrage and then President in charge of the bank’s proprietary investment business in the United States. Prior to Fortis, Mr. Bernstein was Director in the Equity Derivatives Group at Nomura Securities International specializing in cross-border tax arbitrage, domestic equity arbitrage and structured equity swaps. Mr. Bernstein started his career at Kidder Peabody, where he rose to the level of Assistant Treasurer. Mr. Bernstein also serves as a member of the Board of Directors of XpresSpa Holdings, the leading airport spa company in the world, based in New York. Mr. Bernstein is also a member of the board of Summit Digital Health, a laser based blood glucose monitor distributor, based in New Jersey. Mr. Bernstein holds a B.B.A. from City University of New York (Baruch).
George Perry, Ph.D. — Director.   Dr. Perry has served as dean of the College of Sciences and professor of biology at The University of Texas at San Antonio since 2006. He additionally holds the position of Semmes Foundation Distinguished University Chair in Neurobiology. Dr. Perry has served as acting Chief Scientific Officer for Neurotez, Inc., a private company focused on Alzheimer’s disease since 2010 and as a director of Neurotez, Inc. since 2008. Dr. Perry is recognized in the field of Alzheimer’s research, where he has studied amyloidosis, oxidative stress, cytoskeleton, metal homeostasis, cell cycle reentry, and mitochondria. He currently serves as the editor for numerous journals and as editor-in-chief for the Journal of Alzheimer’s Disease. He is a fellow of the American Association for the Advancement of Science, Texas Academy of Science, the Microscopy Society of America, past president of the American Association of Neuropathologists and the Southwestern and Rocky Mountain Division of the American Association for the Advancement of Science, a member of the Dana Alliance for Brain Initiatives, and a Fulbright Senior Specialist. Dr. Perry holds a B.A. in Zoology from the University of California, Santa Barbara and a Ph.D. in Marine Biology from Scripps Institution of Oceanography, University of California at San Diego. He completed his postdoctoral fellowship in the Department of Cell Biology at Baylor College of Medicine.
Jonathan L. Schechter — Director.   Mr. Schechter has served as the Director of Investment Banking at Chardan Capital Markets, a full service investment bank, since February 2008. He previously served as a director of DropCar, Inc. Mr. Schechter has worked with public companies for over two decades, including ten years of legal experience and eleven years of investment banking experience. He has received formal education in finance and accounting and has extensive experience analyzing and evaluating the financial statements of public companies. Mr. Schechter holds an A.B. in Public Policy/Political Science from Duke University and a J.D. from Fordham University School of Law.
Ivan Gergel — Director.   Dr. Gergel has served as Managing Partner and Chief Medical Officer of New Rhein Healthcare Investors LLC, a pharmaceutical investment company, since March 2018. Prior to that time, from May 2014 through December 2017, Dr. Gergel served as Chief Medical Officer of Nektar Therapeutics, Inc. Dr. Gergel has worked in pharmaceutical development for over thirty years. He currently serves on the boards of directors of Corium International, Inc., Realm Therapeutics, Inc. and Neuraptive Therapeutics, Inc. Dr. Gergel holds an MBBS (MD) from the Royal Free Hospital School of Medicine in London and an MBA from the Wharton School of Business at the University of Pennsylvania.
Board of Directors
The Neurotrope Board of Directors is authorized to consist of nine members and currently consists of seven members.
Management has been delegated the responsibility for meeting defined corporate objectives, implementing approved strategic and operating plans, carrying on the Neurotrope’s business in the ordinary course, managing cash flow, evaluating new business opportunities, recruiting staff and complying with applicable regulatory requirements. The Neurotrope Board of Directors exercises its supervision over management by reviewing and approving long-term strategic, business and capital plans, material contracts and business transactions, and all debt and equity financing transactions and stock issuances.
Director Independence
The Neurotrope Board of Directors has reviewed the materiality of any relationship that each of our directors and director nominees has with Neurotrope, either directly or indirectly. Based upon this review, the Neurotrope Board of Directors has determined that the following members of the Neurotrope Board of Directors and director nominees are “independent directors” as defined by The Nasdaq Stock Market:
Joshua N. Silverman
William S. Singer
Bruce T. Bernstein
George Perry, Ph.D.
Jonathan L. Schechter
Ivan Gergel
Board Committees
The Neurotrope Board of Directors has established three committees, each of which is composed solely of independent directors:
•
The Audit Committee consists of Mr. Bernstein, as Chairman, Mr. Singer and Mr. Schechter.

•
The Compensation Committee consists of Mr. Silverman as Chairman, Mr. Bernstein and Mr. Singer.

•
The Nominating and Corporate Governance Committee consists of Mr. Singer, as Chairman, Mr. Bernstein and Mr. Silverman.

Each of the Committees has a written charter adopted by the Neurotrope Board of Directors; a current copy of each such charter is available to security holders on Neurotrope’s website, http://www.neurotropebioscience.com.
Audit Committee
The Audit Committee (a) assists the Neurotrope Board of Directors in fulfilling its oversight of: (i) the quality and integrity of the Neurotrope’s financial statements; (ii) the Neurotrope’s compliance with legal and regulatory requirements relating to the Neurotrope’s financial statements and related disclosures; (iii) the qualifications and independence of the Neurotrope’s independent auditors; and (iv) the performance of the Neurotrope’s independent auditors; and (b) prepares any reports that the rules of the SEC require be included in the Neurotrope’s annual proxy statement.
The Audit Committee was established on December 11, 2013, and held five meetings in 2019. The Neurotrope Board of Directors has determined that each member of the Audit Committee is an independent director in accordance with the rules of The Nasdaq Stock Market and applicable federal securities laws and regulations. In addition, the Neurotrope Board of Directors has determined that each of Mr. Bernstein and Mr. Schechter is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K and has designated each of them to fill that role. See “Directors, Executive Officers and Corporate Governance — Directors and Executive Officers” above for descriptions of the relevant education and experience of each member of the Audit Committee.
At no time since the commencement of the Neurotrope’s most recently completed fiscal year was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Neurotrope Board of Directors.
The Audit Committee is responsible for the oversight of the Neurotrope’s financial reporting process on behalf of the Neurotrope Board of Directors and such other matters as specified in the Committee’s charter or as directed by the Neurotrope Board of Directors. Neurotrope’s Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged by us for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us (or to nominate the independent registered public accounting firm for stockholder approval), and each such registered public accounting firm must report directly to the Audit Committee. Neurotrope’s Audit Committee must approve in advance all audit, review and attest services and all non-audit services (including, in each case, the engagement and terms thereof) to be performed by our independent auditors, in accordance with applicable laws, rules and regulations.

Compensation Committee
The Neurotrope Compensation Committee (i) assists the Board of Directors in discharging its responsibilities with respect to compensation of Neurotrope’s executive officers and directors, (ii) evaluates the performance of the executive officers of Neurotrope, and (iii) administers Neurotrope’s stock and incentive compensation plans and recommends changes in such plans to the Neurotrope Board of Directors as needed.
The Neurotrope Compensation Committee was established on December 11, 2013, and held three meetings in 2019. The Neurotrope Board of Directors has determined that each member of the Neurotrope Compensation Committee is an independent director in accordance with the rules of The Nasdaq Stock Market and applicable federal securities laws and regulations.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee assists the Neurotrope Board of Directors in (i) identifying qualified individuals to become directors, (ii) determining the composition of the Neurotrope Board of Directors and its committees, (iii) developing succession plans for executive officers, (iv) monitoring a process to assess the Neurotrope Board of Directors’ effectiveness, and (v) developing and implementing the Neurotrope Board of Directors’ corporate governance procedures and policies.
The Nominating and Corporate Governance Committee was established on December 11, 2013, and held three meetings in 2019. The Neurotrope Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is an independent director in accordance with the rules of The Nasdaq Stock Market and applicable federal securities laws and regulations.
The Nominating and Corporate Governance Committee considers any timely submitted and qualified director candidates recommended by any security holder entitled to vote in an election of directors. To date no security holders have made any such recommendations.
Pursuant to our by-laws, nominations of persons for election to the Neurotrope Board of Directors at an annual meeting or at any special meeting of stockholders for the purpose of electing directors may be made by or at the direction of the Neurotrope Board of Directors, by any nominating committee or person appointed for such purpose by the Neurotrope Board of Directors, or by any stockholder of record entitled to vote for the election of directors at the meeting who complies with the following notice procedures. Such nominations, other than those made by, or at the direction of, or under the authority of the Neurotrope Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of Neurotrope by a stockholder of record at such time. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Neurotrope (a) in the case of an annual meeting, not less than 90 nor more than 120 days prior to the one-year anniversary of the date of the annual meeting of the previous year; provided, however, that if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not earlier than 120 days prior to such annual meeting and not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders for the purpose of electing directors, not earlier than 120 days prior to such special meeting and not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. Such stockholder’s notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of Neurotrope, if any, which are beneficially owned by the person and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act or other applicable law; and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the class and number of shares of capital stock of Neurotrope which are beneficially owned by the stockholder. The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, and the defective nomination will be disregarded.

Code of Conduct and Ethics
Neurotrope has adopted a Code of Ethics and Business Conduct (“Code of Ethics”) applicable to all of its employees, officers and directors (including our principal executive officer, principal financial officer and principal accounting officer) that complies with SEC regulations. The Code of Ethics is available free of charge on our website at http://www.neurotropebioscience.com .
Neurotrope intends to timely disclose any amendments to, or waivers from, Neurotrope’s code of ethics and business conduct that are required to be publicly disclosed pursuant to rules of the SEC and any securities exchange on which Neurotrope’s shares may be listed by filing such amendment or waiver with the SEC.
Involvement in Certain Legal Proceedings
None of Neurotrope’s directors or executive officers has been involved in any of the following events during the past ten years:
•
any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•
any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; or

•
being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee consists of Mr. Silverman as Chairman, Mr. Singer and Mr. Bernstein. No member of the Compensation Committee has been an officer or employee of Neurotrope. None of Neurotrope’s executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on the Neurotrope Board of Directors or Compensation Committee.
Family Relationships
There are no family relationships among our directors or executive officers.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires Neurotrope’s directors and executive officers and each person who owns more than ten percent of a registered class of Neurotrope’s equity securities (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of the Neurotrope Common Stock and Neurotrope’s other equity securities. Reporting Persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on the Neurotrope’s review of the copies of the forms received by it during the fiscal year ended December 31, 2019 and written representations that no other reports were required, Neurotrope believes that each person who, at any time during such fiscal year, was a director, officer or beneficial owner of more than ten percent of Neurotrope’s common stock complied with all Section 16(a) filing requirements during such fiscal year, except for a non-timely Form 4 reporting a single transaction for each of Dr. Gergel, Mr. Silverman, Mr. Singer, Mr. Gottlieb, Mr. Schechter, Mr. Bernstein, Ms. Phares and Dr. Perry.

NEUROTROPE’S EXECUTIVE OFFICER AND DIRECTOR COMPENSATION
Summary compensation table
The following table sets forth information concerning the total compensation paid or accrued by Neurotrope during the last two fiscal years ended December 31, 2019 and December 31, 2018, to (i) all individuals that served as Neurotrope’s principal executive officer or acted in a similar capacity for Neurotrope at any time during the fiscal year ended December 31, 2019; (ii) the two most highly compensated executive officers other than the principal executive officer who were serving as executive officers at December 31, 2019; and (iii) up to two additional individuals for whom disclosure would have been required pursuant to clause (ii) above but for the fact that the individual was not serving as an executive officer at December 31, 2019 (collectively, the “named executive officers”).
The Compensation Committee of the Neurotrope Board of Directors is responsible for determining executive compensation.
Name & Principal Position	Fiscal Year Ended December 31	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Charles Ryan, JD, PhD, CEO(4)	2019	425,000	397,500	—	617,600	—	—	27,706	1,467,806
	2018	371,875	—	—	302,727	—	—	22,583	697,185
Robert Weinstein, CFO, Secretary and Executive Vice President	2019	291,900	85,000	—	87,675	—	—	46,920	511,495
	2018	286,433	—	—	0	—	—	43,214	329,647
Daniel L. Alkon(5) MD, President and CSO	2019	275,000	—	—	526,056	—	—	—	801,056
	2018	300,000	—	—	0	—	—	—	300,000

(1)
Includes $212,500 paid to Dr. Ryan in fiscal 2020 for services rendered in 2019 and $60,000 paid to Mr. Weinstein in fiscal 2020 for services rendered in 2019.

(2)
Option awards represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718. Grant date fair value is based on the Black-Scholes option pricing model on the date of grant. For additional discussion on the valuation assumptions used in determining the grant date fair value, see Note 7 to the audited consolidated financial statements included in Neurotrope’s Annual Report on Form 10-K for the year ended December 31, 2019.

(3)
Mr. Weinstein and Dr. Ryan’s 2018 and 2019 amounts reflect healthcare payments and insurance premiums paid on their behalf.

(4)
Dr. Ryan became Neurotrope’s Chief Executive Officer on February 15, 2018.

(5)
Effective November 1, 2019, Dr. Alkon voluntarily reduced his compensation to $12,500 per month for two months. His compensation was reinstated to previous levels on January 1, 2020.

Outstanding Equity Awards at 2019 Fiscal Year-End
Neurotrope has two compensation plans approved by its stockholders, the Neurotrope, Inc. 2013 Equity Incentive Plan (as amended, the “2013 Plan”) and the Neurotrope, Inc. 2017 Equity Incentive Plan (as amended, the “2017 Plan”). The following table provides information regarding 2013 Plan and 2017 Plan awards for each named executive officer outstanding as of December 31, 2019.
	Option awards					Stock awards
Name (a)	Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares of units of stock that have not vested (h)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (i)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Dr. Charles S. Ryan	99,618	58,300	—	7.55	12/14/2027(1)	—	—	—	—
	1,228	77,869	—	4.10	12/14/2028(2)	—	—	—	—
	103,125	46,875	—	3.93	1/22/2029(3)
	3,043	127,637	—	0.7825	12/14/2029(4)

Robert Weinstein	20,313	0	—	32.00	10/01/2023(5)	—	—	—	—
	3,125	0	—	25.60	11/19/2025(6)	—	—	—	—
	5,930	1,838	—	10.56	11/22/2026(7)	—	—	—	—
	9,473	9,472	—	19.62	04/11/2027(8)	—	—	—	—
	17,188	7,812	—	3.93	1/22/2029(3)

Daniel L. Alkon, MD	5,469	0	—	56.00	8/23/2023(9)	—	—	—	—
	94,865	29,409	—	10.56	11/22/2026(7)	—	—	—	—
	83,500	83,500	—	19.62	04/11/2027(8)	—	—	—	—
	103,125	46,985	—	3.93	1/22/2029(3)

(1)
50% of these options vested on the date of grant, with the remaining 50% vesting in equal daily installments over a four year period.

(2)
The options vest in equal daily installments over a three-year period from the date of grant.

(3)
The options vested 50% on grant date with the remaining vesting quarterly over two years.

(4)
The options vest in equal daily installments over a two-year period from the date of grant.

(5)
25% of these options vested on each of the first four anniversaries of the date of grant (October 2, 2013).

(6)
The options vest at a rate of 25% per year, with the initial 25% vested as of the date of grant.

(7)
The options vested 50% on grant date with the remaining vesting over four years.

(8)
The options vest in equal quarterly installments over a three-year period.

(9)
The options vested as of the date of grant.

Executive Employment Arrangements
Neurotrope has no plans in place and has never maintained any plans that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax-qualified deferred contribution plans and nonqualified deferred contribution plans.
Except as indicated below, Neurotrope has no contracts, agreements, plans or arrangements, whether written or unwritten, that provide for payments to the named executive officers listed above.
Narrative Disclosure to Summary Compensation Table
Charles S. Ryan, JD, PhD. Neurotrope is a party to an employment agreement dated as of December 14, 2017, with Charles Ryan, JD, PhD, pursuant to which Dr. Ryan serves as Neurotrope’s Chief Executive Officer. Dr. Ryan became Chief Executive Officer effective February 15, 2018, following the departure of Susanne Wilke, PhD, as Neurotrope’s Chief Executive Officer on December 14, 2017. Under the terms of Dr. Ryan’s employment agreement, Neurotrope agreed to pay Dr. Ryan an initial annual base salary of $425,000 with a target annual bonus equal to 50% of his base salary as then in effect. Dr. Ryan also received, pursuant to the Company’s 2017 Equity Incentive Plan, (i) an initial equity grant of options to purchase 157,918 shares of Neurotrope’s common stock with an exercise price of $7.55 per share, half of which vested upon the date of grant and the remainder of which vest in equal daily installments over a four-year period and (ii) an additional equity grant of options to purchase the number of shares equal to 1% of Neurotrope’s outstanding equity on the first anniversary of the date of the agreement, which grant vests in equal daily installments over a three-year period. Dr. Ryan received such option grant to purchase 79,097 shares of Neurotrope’s common stock with an exercise price of $4.10 per share on December 14, 2018. Pursuant to the terms of his employment agreement, Dr. Ryan is also entitled to receive an additional equity grant of options to purchase the number of shares equal to 1% of Neurotrope’s outstanding equity on the grant date, to be made on or as soon as practicable after the second anniversary of the effective date of his employment agreement, such grant to vest in equal daily installments over a two-year period. Dr. Ryan received such option grant to purchase 130,680 shares of Neurotrope’s common stock with an exercise price of $0.7825 per share on December 13, 2019.
If Neurotrope terminates Dr. Ryan’s employment without cause or if Dr. Ryan terminates his employment with Neurotrope for good reason, Dr. Ryan is entitled to receive (i) a severance payment in an amount equal to twelve months of his salary as then in effect, (ii) a bonus payment based on his actual achievement of performance criteria for that year and (iii) continued coverage under Neurotrope’s group health plan for a period of twelve months. In the event such termination without cause or for good reason occurs within the three months preceding or twelve months following a change of control, then in addition to the benefits outlined above, Dr. Ryan’s initial option grant and additional option grants described in the previous paragraph shall vest in full.
On January 22, 2019, Dr. Ryan received a grant of options to purchase 150,000 shares of common stock, at an exercise price of $3.93 per share, which vested with respect to 50% of the shares on the date of grant, with the remaining underlying shares vesting in equal quarterly installments over a two-year period.
Robert Weinstein. Neurotrope is party to an employment agreement dated as of October 1, 2013, with Robert Weinstein, pursuant to which he serves as the Neurotrope’s Chief Financial Officer and Executive Vice President. Mr. Weinstein’s current gross salary is $291,900. Neurotrope agreed to pay Mr. Weinstein a discretionary annual bonus of up to 50% of his annual base salary for all years beginning January 1, 2015, to be earned and payable based upon attainment of annual performance goals as determined by the Board or a committee thereof. Mr. Weinstein was not paid a bonus in 2017 or in 2018. Mr. Weinstein’s annual bonus opportunity may be periodically reviewed and increased at the discretion of the Neurotrope Board of Directors or a committee thereof. Mr. Weinstein is also eligible to participate in all Neurotrope benefits generally available to Neurotrope’s officers in accordance with the terms of those benefit plans and all retirement, life, disability, medical and dental plan benefits generally available to Neurotrope’s officers in accordance with the terms of those plans.
If Mr. Weinstein’s employment is terminated by the Company for a reason other than cause or by him for good reason, and subject to his compliance with other terms of Mr. Weinstein’s employment agreement, and certain other conditions, then the Company will pay him a severance amount equal to his annual base salary, payable in a single lump sum. In addition, if he elects health care continuation coverage under COBRA, the Company will pay for such health insurance coverage for a period of 18 months following the termination of his employment, as the same rate as it pays for health insurance coverage for its active employees (with Mr. Weinstein required to pay for any employee-paid portion of such coverage). If Mr. Weinstein’s employment is terminated by non-renewal or due to his death or disability, he will be entitled to any unpaid prorated annual bonus for the year in which his employment terminates. Subject to earlier termination by Mr. Weinstein’s death or disability, or by the Company for Cause, the term of Mr. Weinstein’s employment agreement is four years and will be extended automatically for successive one-year periods, unless either party gives written notice of termination to the other party at least 90 days prior to the end of the then-current term.
Pursuant to his employment agreement, the Neurotrope Board of Directors granted an incentive stock option to Mr. Weinstein under the 2013 Plan to purchase 20,313 shares of Neurotrope’s common stock. The option vested with respect to 5,078 shares on each of the first, second, third and fourth anniversaries of October 1, 2013.
On April 11, 2017, Mr. Weinstein received a grant of options to purchase 18,945 shares of common stock, at an exercise price of $19.62 per share, to vest in equal quarterly installments over a three-year period.
On January 22, 2019, Mr. Weinstein received a grant of options to purchase 25,000 shares of common stock, at an exercise price of $3.93 per share, which vested with respect to 50% of the shares on the date of grant, with the remaining underlying shares vesting in equal quarterly installments over a two-year period.
Daniel L. Alkon, M.D. Effective September 23, 2016, Neurotrope appointed Dr. Daniel Alkon, M.D., as President of Neurotrope. Dr. Alkon continues to serve as Neurotrope’s Chief Scientific Officer. On January 4, 2017, Neurotrope agreed to compensate Dr. Alkon with a salary of $25,000 per month until May 31, 2017. Since that time, Dr. Alkon has received an annual salary of $300,000.
In November 2016, upon the closing of the November 2016 Private Placement, Dr. Alkon received an option to purchase up to 124,274 shares of Neurotrope’s common stock at an exercise price of $10.56 per share, which vested with respect to 62,137 shares as of the date of grant, with the balance vesting at a rate of approximately 42.6 shares per day.
On April 11, 2017, Dr. Alkon received a grant of options to purchase 167,000 shares of common stock, at an exercise price of $19.62 per share, to vest in equal quarterly installments over a three-year period.
On January 22, 2019, Dr. Alkon received a grant of options to purchase 150,000 shares of common stock, at an exercise price of $3.93 per share, which vested with respect to 50% of the shares on the date of grant, with the remaining underlying shares vesting in equal quarterly installments over a two-year period.
Pension Benefits
Neurotrope does not have any qualified or non-qualified defined benefit plans.
Nonqualified Deferred Compensation
Neurotrope does not have any nonqualified defined contribution plans or other deferred compensation plan.
Potential Payments upon Termination or Change-In-Control
Neurotrope is party to an employment agreement dated as of December 14, 2017, with Charles Ryan, JD, PhD, pursuant to which Dr. Ryan serves as Neurotrope’s Chief Executive Officer. If Neurotrope terminates Dr. Ryan’s employment without cause or if Dr. Ryan terminates his employment with Neurotrope for good reason, Dr. Ryan is entitled to receive (i) a severance payment in an amount equal to twelve months of his salary as then in effect, (ii) a bonus payment based on his actual achievement of performance criteria for that year and (iii) continued coverage under Neurotrope’s group health plan for a period of twelve months. In the event such termination without cause or for good reason occurs within the three months preceding or twelve months following a change of control, then in addition to the benefits outlined above, the stock option grants made to Dr. Ryan pursuant to his employment agreement shall vest in full.
Neurotrope is also party to an employment agreement dated as of October 1, 2013, with Robert Weinstein, pursuant to which he serves as Neurotrope’s Chief Financial Officer and Executive Vice President. If Mr. Weinstein’s employment is terminated by Neurotrope for a reason other than cause or by him for good reason, and subject to his compliance with other terms of Mr. Weinstein’s employment agreement, and certain other conditions, then Neurotrope will pay him a severance amount equal to his annual base salary, payable in a single lump sum. In addition, if he elects health care continuation coverage under COBRA, Neurotrope will pay for such health insurance coverage for a period of 18 months following the termination of his employment, as the same rate as it pays for health insurance coverage for its active employees (with Mr. Weinstein required to pay for any employee-paid portion of such coverage). If Mr. Weinstein’s employment is terminated by non-renewal or due to his death or disability, he will be entitled to any unpaid prorated annual bonus for the year in which his employment terminates.
Director Compensation
Neurotrope reimburses all of its directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Neurotrope Board of Directors. On March 9, 2017, Neurotrope adopted a new nonemployee director compensation policy (the “Director Compensation Policy”). The Director Compensation Policy provides for the annual automatic grant of nonqualified stock options to purchase up to 10,000 shares of Neurotrope’s common stock to each of Neurotrope’s nonemployee directors. Such grants shall occur annually on the fifth business day after the filing of Neurotrope’s Annual Report on Form 10-K and shall vest on the one year anniversary from the date of grant subject to the director’s continued service on the Neurotrope Board of Directors on the vesting date. The Director Compensation Policy also provides for the automatic grant of nonqualified stock options to purchase up to 7,813 shares of Neurotrope’s common stock, plus options to purchase an additional 1,562 shares for service on a committee of the Neurotrope Board of Directors, to each newly appointed director following the date of his or her appointment. Such options shall vest in equal daily installments over three years from the date of grant, subject to the director’s continued service on the Neurotrope Board of Directors on the applicable vesting dates. Each nonemployee director will also receive an annual retainer, in the amount of $120,000 for the Chairman of the Board and $25,000 for each other non-employee board member. In addition, the Chairman of each of the Audit, Compensation, and Nominating and Governance Committees will receive an additional $15,000 retainer.
In addition to the compensation described above, on January 22, 2019, the Neurotrope Board of Directors approved of additional stock option grants to purchase shares of Neurotrope’s common stock to its directors and officers. The grants were made pursuant to the Neurotrope’s 2017 Plan. The stock options vest according to the following schedule: 50% vested on the date of the grant, with the remaining 50% vesting in equal quarterly installments over a two-year period.

The following table provides information concerning the compensation of Neurotrope’s directors for the year ended December 31, 2019.
Name (a)	Fees earned or paid in cash ($)(b)	Stock awards ($)(c)	Option awards ($)(d)	Non-equity incentive plan compensation ($)(e)	Nonqualified deferred compensation earnings ($)(f)	All other Compensation ($)(g)	Total ($)(h)
Joshua Silverman(2)	240,000	—	526,056	—	—	—	766,056
Charles S. Ryan, Ph.D.(3)	—	—	617,600	—	—	—	617,600
William S. Singer	52,082	—	87,675	—	—	—	139,757
James R. Gottlieb(4)	25,000	—	35,070	—	—	—	60,070
Shana K. Phares(5)	25,000	—	35,070	—	—	—	60,070
Bruce T. Bernstein	40,000	—	87,675	—	—	—	127,675
George Perry, Ph.D.	25,000	—	35,070	—	—	—	60,070
Jonathan L. Schechter	40,000	—	35,070	—	—		75,070
Dr. Ivan Gergel	24,134		35,070	—	—	—	59,204

(1)
These amounts represent the aggregate grant date fair value of options granted to each director in 2017 computed in accordance with FASB ASC Topic 718.

(2)
Fees represent payments for consulting services provided by Mr. Silverman and Chairman of the Board fees.

(3)
Option awards reflect compensation paid to Dr. Ryan in connection with his employment agreement pursuant to which he agreed to be appointed as our Chief Executive Officer effective February 15, 2018.

(4)
Mr. Gottlieb resigned on February 21, 2020.

(5)
Ms. Phares resigned on February 25, 2020.

MANAGEMENT FOLLOWING THE MERGER
Executive Officers and Directors
Resignation of Current Executive Officers of Neurotrope
Pursuant to the Merger Agreement, [•] will resign immediately prior to the completion of the merger.
Executive Officers and Directors of Petros Following the Mergers
The Neurotrope Board of Directors is currently composed of seven directors. Under the Petros Bylaws, the number of members of the Petros Board of Directors will be fixed from time to time by the Petros Board of Directors to serve until the next annual meeting of stockholders, and until their successors are duly elected and qualified, or until their earlier resignation or removal. Pursuant to the Merger Agreement, the Petros Board of Directors will initially consist of five directors, three of whom will be designated by Metuchen (collectively, the “Metuchen Directors”) and two of whom will be designated by Neurotrope (collectively, the “Neurotrope Directors”). It is anticipated that the Neurotrope Directors will consist of Joshua N. Silverman and Bruce T. Bernstein. The Neurotrope Directors will then elect, effective as of the Effective Time, three designees selected by Metuchen as the Metuchen Directors. The Metuchen Directors are anticipated to be John D. Shulman, Founder and Managing Partner of Juggernaut Capital and Executive Chairman of Metuchen, Greg Bradley and Wayne R. Walker. We expect our Board of Directors to determine that Messrs. Silverman, Bernstein, Bradley and Walker satisfy Nasdaq’s listing standards for independence.
The following table lists, as of September 21, 2020, the names, ages and positions of the individuals who are expected to serve as executive officers of Petros upon completion of the Mergers:
Name	Age	Position
Executive Officers
Fady Boctor, MBA	43	President and Chief Commercial Officer
Keith Lavan	57	Chief Financial Officer
Andrew Gesek, MBA	50	President, Timm Medical
The following table lists, as of September 21, 2020, the names and ages of the two continuing non-employee directors of Neurotrope who will serve on the Petros Board of Directors. Three additional directors will be selected by Metuchen prior to the Mergers.
Name	Age
Joshua N. Silverman	50
Bruce T. Bernstein	56
John D. Shulman	57
Greg Bradley	60
Wayne R. Walker	61

Executive Officers
Fady Boctor, M.B.A. — Mr. Boctor serves as President and Chief Commercial Officer of Petros. Mr. Boctor has over 20 years of experience in the pharmaceutical industry, across a wide array of functions including brand and portfolio marketing, sales channel optimization, product portfolio strategy development and new product launches. Mr. Boctor has driven significant revenue growth for mainstream Men’s Health product lines, rare/orphan disease therapeutics, and substance abuse rescue modalities. Mr. Boctor currently serves as Vice President of Marketing at Metuchen Pharmaceuticals, a position he has held since March 2019. From May 2017 to March 2019, Mr. Boctor served as Director of Marketing for Adapt Pharma, Inc. Prior to joining Adapt Pharma, Mr. Boctor held various roles at Endo International plc from Mar 2010 to May 2017, most recently holding the position of Senior Brand/Marketing Manager. Mr. Boctor holds a B.A. in International Relations from Hamline University, a Masters in Diplomacy from Norwich University and an M.B.A. from the University of Manchester Business School.
Keith Lavan — Mr. Lavan serves as Chief Financial Officer of Petros. Mr. Lavan has over 15 years of experience in the pharmaceutical industry, with responsibility for a broad range of oversight and leadership in accounting and financial roles, including financial reporting and auditing, strategic planning, supply-chain, and budgeting and financial planning. He has been successful in establishing and implementing accounting standards and financial operations procedures for small to mid-size start-up companies. Mr. Lavan currently serves as Chief Financial Officer of Metuchen Pharmaceuticals, a position he has held since September 2016. Additionally, from September 2016 to June 2018, Mr. Lavan served as Chief Financial Officer of KFE LLC, a financial management and consulting firm. From August 2012 until January 2014, he served as Director, Financial Operations and from February 2014 to September 2016, he served as Vice President, Financial Operations at Akrimax Pharmaceuticals, LLC. Prior to Akrimax Pharmaceuticals, he served as Director of Accounting Operations & Systems at Triax Pharmaceuticals, LLC. Before joining Triax Pharmaceuticals, Mr. Lavan held various positions in the finance departments of Reliant Pharmaceuticals, LLC, Integra Life Sciences Corporation & Alpharma Pharmaceuticals LLC. Mr. Lavan earned a BS in Accounting from Kean University.
Andrew Gesek, M.B.A. — Mr. Gesek is expected to serve as President, Timm Medical, a position he has held since January 2016, after consummation of the Mergers. Mr. Gesek brings over twenty years of diverse commercial and financial experience to the table. Prior to taking on the role at Timm Medical, Mr. Gesek served from October 2009 to December 2015 as Vice President, Commercial Operations and Business Strategy & General Manager, Established Brands Portfolio for Endo International plc, where he worked closely with the President of the Branded Pharmaceuticals business to set, measure and refine the strategy for the business unit while leading a team of 20 people who provided operational support to the business. From October 2009 to December 2015, Mr. Gesek held the position of Senior Director, Business Strategy & New Product Planning at Endo International plc. After starting his career in finance at Janssen Pharmaceutica, Mr. Gesek transitioned to pharmaceutical sales and over the course of twenty years has worked in areas including: Finance, Sales, Sales Operations, Forecasting, Valuation Commercial Analytics, Business Development and Corporate Strategy in companies including Janssen, Novartis International AG, Pharmacia & Upjohn, Wyeth, LLC, Pfizer Inc., and British Technology Group International. Mr. Gesek holds a B.S. in Accounting and Finance from Drexel University and an M.B.A. from the Wharton School of Business.
Non-Employee Directors
John D. Shulman — Mr. Shulman founded Juggernaut in 2009 and leads its Investment Committee. He has over 25 years of experience with private investments, primarily into the consumer, pharmaceutical and business services sectors. Previously, Mr. Shulman was a Managing Director from 2001 to 2009 at Allied Capital Corporation, where he was a member of the Management and Investment Committees. He sits on the following Boards of Directors or Managers: Amerex Group, Ceuta Group, Foundation Consumer Healthcare, Integrated Beverage Group, Metuchen Pharmaceuticals, Puori ApS and VOSS of Norway AS. Mr. Shulman received a B.S. in Finance from the University of Virginia. Mr. Shulman’s financial, leadership, and operational expertise enable him to contribute valuable insights into strategic governance, operations and planning for the Company.

Joshua N. Silverman — Mr. Silverman joined Neurotrope as a Director and Chairman of the Neurotrope Board of Directors in August 2016. He is currently the Co-Founder and Managing Member of Parkfield Funding LLC, and is a former Principal and Managing Partner of Iroquois Capital Management, LLC (“Iroquois”). Mr. Silverman served as Co-Chief Investment Officer of Iroquois from 2003 until July 2016. From 2000 to 2003, Mr. Silverman served as Co-Chief Investment Officer of Vertical Ventures, LLC, a merchant bank. Prior to forming Iroquois, Mr. Silverman was a Director of Joele Frank, a boutique consulting firm specializing in mergers and acquisitions. Previously, Mr. Silverman served as Assistant Press Secretary to The President of The United States. Mr. Silverman received his B.A. from Lehigh University in 1992. In the past five years, Mr. Silverman has served on the boards of directors of MGT Capital Investments Inc., National Holdings Corporation, Alanco Technologies Inc., Protagenic Therapeutics, Inc., TapImmune, Inc. and WPCS International Incorporated. Mr. Silverman was selected to serve on Neurotrope’s Board of Directors because of his substantial experience as an investor in the life sciences industry and as a director of a number of publicly and privately-held companies.
Bruce T. Bernstein — Mr. Bernstein has over thirty years of experience in the securities industry, primarily as senior portfolio manager for two alternative finance funds as well as in trading and structuring of arbitrage strategies. Mr. Bernstein has served as President of Rockmore Capital, LLC since 2006, the manager of a direct investment and lending fund with peak assets under management of $140 million. Previously, he served as Co-President of Omicron Capital, LP, an investment firm based in New York, which he joined in 2001. Omicron Capital focused on direct investing and lending to public small cap companies and had peak assets under management of $260 million. Prior to joining Omicron Capital, Mr. Bernstein was with Fortis Investments Inc., where he was Senior Vice President in the bank’s Global Securities Arbitrage business unit, specializing in equity structured products and equity arbitrage and then President in charge of the bank’s proprietary investment business in the United States. Prior to Fortis, Mr. Bernstein was Director in the Equity Derivatives Group at Nomura Securities International specializing in cross-border tax arbitrage, domestic equity arbitrage and structured equity swaps. Mr. Bernstein started his career at Kidder Peabody, where he rose to the level of Assistant Treasurer. Mr. Bernstein also serves as a member of the Board of Directors of XpresSpa Holdings, the leading airport spa company in the world, based in New York. Mr. Bernstein is also a member of the board of Summit Digital Health, a laser based blood glucose monitor distributor, based in New Jersey. Mr. Bernstein holds a B.B.A. from City University of New York (Baruch). Mr. Bernstein was selected to serve on Neurotrope’s Board of Directors because of his substantial experience as an investor in the life sciences industry and a member of board of public and private companies.
Greg Bradley — Mr. Bradley is the President and CEO of Foundation Consumer Healthcare (FCH), which is a fast growing over the counter (“OTC”) Consumer Healthcare company with iconic brands including important emergency contraception solutions like Plan B One-Step and Take Action. Plan B and Take Action are the #1 and #2 selling OTC SKUs in the entire US market. Prior to creating FCH in 2014 in partnership with Juggernaut Capital Partners, Greg had 32 years of experience in the pharmaceutical and consumer packaged goods industries, including his role as Head of the US Operating Team for GlaxoSmithKline Consumer Healthcare until 2011, and CEO of Advantage Consumer Healthcare from 2011 - 2014. He has extensive experience including Sales, Marketing, Supply Chain and General Management. Greg has helped create mega Brands in the CPG industry in every facet of their development and commercial success. Greg is a magna cum laude graduate of Indiana University of Pennsylvania and serves on multiple industry Boards and Associations including his current Executive Committee Board role on CHPA.
Wayne R. Walker — Mr. Walker is the president of Walker Nell Partners, Inc., an international business consulting firm which he founded in 2003 and has been its Managing Partner since 2004. In his role at Walker Nell, he has served on a number of private and public company boards. Mr. Walker has also been an Independent Director at Wrap Technologies, Inc. and the Pitcairn Company since 2018. Before founding Walker Nell, from 1984 to 1998, Mr. Walker worked at the DuPont Company in Wilmington, Delaware in the Securities and Bankruptcy group, where he worked in the Corporate Secretary’s office and served as Senior Counsel. In addition, from 2001 to 2004, Mr. Walker was a partner at Parente Beard, now known as Baker Tilly and Cohn Reznick, LLP from 2015 to 2018. Additionally, from 1995 to 1998, Mr. Walker served as Chairman of the Board of Directors of Habitat for Humanity International, then a $400 million plus global non-profit housing organization spanning 60 countries. Prior to becoming Chairman of the Board of Directors, Mr. Walker held positions of corporate secretary and Chairman of the Executive and Human Resource Committees of the board at Habitat for Humanity International from 1992 to 1995.

Mr. Walker holds a Doctor of Jurisprudence (JD) from Catholic University (Washington, D.C.) and a Bachelor of Arts from Loyola University (New Orleans).
Committees of the Board of Directors
Upon the completion of the Mergers, we expect that Petros’s Board of Directors will have two standing committees: an audit committee and a compensation committee, both of which will operate pursuant to written charters to be adopted by Petros’s Board of Directors and be available on Petros’s website at [•]. We anticipate that Petros will qualify as a “controlled company” within the meaning of the Nasdaq listing standards. As such, we expect Petros to be exempt from certain of Nasdaq’s corporate governance requirements, including the requirement that director nominees be selected exclusively by independent directors constituting a majority of the independent directors of the board of directors or that Petros have a nominating committee comprised solely of independent directors. Accordingly, Petros will not have a separate standing nomination and corporate governance committee comprised of independent directors. The responsibilities and functions normally associated with such committee will instead be carried out by the full Board of Directors. The responsibilities of the Petros Board of Directors will be described in the Petros Corporate Governance Guidelines to be adopted by the Petros Board of Directors, which will be available on Petros’s website at [•].
Audit Committee
The Petros audit committee’s roles and responsibilities will be set forth in the Audit Committee’s written charter immediately following the Mergers and include the authority to retain and terminate the services of our independent registered public accounting firm. In addition, the Petros audit committee will review annual financial statements, consider matters relating to accounting policy and internal controls and review the scope of annual audits. A copy of the Petros audit committee’s written charter will be publicly available on the Petros website immediately following the Mergers at [•].
Following completion of the Mergers, the members of the Petros audit committee are expected to be [•], [•] and [•]. [•] is expected to be the Chair of the Petros audit committee and its financial expert under the rules of the SEC. It is expected that the Petros Board of Directors will conclude that the composition of the Petros audit committee meets the requirements for independence under the rules and regulations of The Nasdaq Stock Market LLC and the SEC. Neurotrope and Metuchen believe that, after completion of the merger, the functioning of the Petros audit committee will comply with the applicable requirements of the rules and regulations of The Nasdaq Stock Market LLC and the SEC.
Compensation Committee
The Neurotrope Compensation Committee’s roles and responsibilities are as set forth in the section titled “Neurotrope’s Directors, Executive Officers and Corporate Governance — Compensation Committee” and as more fully described in the Neurotrope Compensation Committee’s Charter, which is publicly available on the Neurotrope website at http://www.neurotropebioscience.com.
The Compensation Committee of Petros is expected to retain these duties and responsibilities following completion of the Mergers.
Following completion of the Mergers, the Petros compensation committee is expected to consist of [•], [•] and [•]. [•] is expected be the Chair of the Compensation Committee. The members of the Compensation Committee of the Petros Board of Directors are expected to be independent directors and a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act. A copy of the Petros Compensation Committee’s written charter will be publicly available on the Petros website at [•] immediately following the Mergers.
Compensation Committee Interlocks and Insider Participation
None of the proposed members of the Petros Board of Directors or Petros Compensation Committee following the Mergers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serves on the Neurotrope Board of Directors.

Metuchen Manager Compensation and Petros Director Compensation
Metuchen did not pay to its Managers any compensation during the fiscal years ended December 31, 2019 and 2018.
Following completion of the Mergers, the Petros Board of Directors will determine compensation to be paid to members who are independent directors. The Chairman and committee chairs of the Petros Board of Directors are anticipated to receive additional payments for their services in that capacity. The directors who also serve as executive officers will not receive additional compensation for their service on the Board of Directors. Following the separation, the Petros Board of Directors may adopt stock ownership guidelines for directors.
Metuchen Executive Compensation
The Board of Managers of Metuchen is responsible for evaluating and approving the compensation of executive officers.
The major elements of Metuchen’s compensation program include:
•
base salary;

•
cash bonus incentive opportunities tied to Metuchen’s performance and certain employment agreements;

•
retirement benefits through a qualified defined contribution scheme (such as a 401(k) plan in the United States); and

•
other benefit programs generally available to all U.S. and non-U.S. employees that are customary and appropriate for the country in which the employee is operating.

Metuchen believes that these elements when combined are effective in achieving the overall objectives of Metuchen’s compensation objectives.
	Description	Performance/ Job Considerations	Primary Objectives
Base Salary	Fixed cash amount	Increases based upon individual performance against goals, objectives and job criteria such as executive qualifications, responsibilities, role criticality, potential and market value	Recruit qualified executives or personnel. Retention of personnel.
Cash Incentive Opportunity	Short-term incentive, annual bonus opportunities	Amount of actual payment based on achievement of corporate financial goals, key strategic and operating objectives.	Promote achievement of short-term financial goals and strategic and operating objectives.
Retirement and Welfare Benefits	401(k) plan, health and insurance benefits	None, benefits offered to broad workforce	Recruit qualified employees.
Metuchen provides base salary based on the executive officers’ individual responsibilities and performance. Metuchen offers bonus opportunities to certain executive officers and employees based primarily on company performance. See “Employment Agreements” below. Metuchen’s compensation decisions and salary adjustments are generally evaluated on a calendar year basis.
Summary Compensation Table
The following table shows compensation awarded to, paid to or earned by, Metuchen’s Chief Executive Officer and Chief Financial Officer and Metuchen’s two other most highly compensated executive officers during the fiscal years ended December 31, 2019 and 2018. Metuchen did not make any stock awards, nor does it have a pension plan nor did it pay any nonqualified deferred compensation in the fiscal years ended December 31, 2019 and 2018, and accordingly, has omitted such columns from the table. As noted above, salary and bonus determinations are generally made on a calendar year basis.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Nonequity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Greg Ford Chief Executive Officer	2019	367,744	—	—	82,655	450,399
	2018	353,600	—	—	80,054	433,654
Andrew Gesek Chief Operating Officer	2019	300,000	—	234,688	70,250	604,937
Keith Lavan Chief Financial Officer	2019	335,297	—	—	78,005	413,302
	2018	322,400	—	—	75,498	397,898
Fady Boctor Chief Commercial Officer	2019	208,333	50,000	—	81,412	339,745

(1)
Reflects a $50,000 signing bonus paid to Mr. Boctor upon being hired by Metuchen in 2019. See “Employment Agreements” below.

(2)
Reflects performance-based cash bonuses awarded to Mr. Gesek pursuant to the terms of his employment agreement, including a $75,000 deferred signing bonus and a $159,688 bonus in connection with the sale of Timm Medical Technologies. See “Employment Agreements” below.

(3)
Amounts in this column reflect 401(k) contributions, insurance premiums (life, long term disability, short term disability, health and dental), and, for Mr. Ford, Mr. Lavan, and Mr. Boctor, car allowances, and represents for 2019: for Mr. Ford, $16,800 for contributions under Metuchen’s 401(k) plan, $58,355 of insurance premiums, and $7,500 as a car allowance; for Mr. Gesek, $11,200 for contributions under Metuchen’s 401(k) plan, $59,050 of insurance premiums; for Mr. Lavan, $14,250 for contributions under Metuchen’s 401(k) plan, $58,755 of insurance premiums, and $5,000 as a car allowance; and for Mr. Boctor, $15,500 for contributions under Metuchen’s 401(k) plan, $58,912 of insurance premiums, and a $7,000 as a car allowance. For 2018, this represents: for Mr. Ford, $16,500 for contributions under Metuchen’s 401(k) plan, $54,554 of insurance premiums, and $9,000 as a car allowance; and for Mr. Lavan, $14,544 for contributions under Metuchen’s 401(k) plan, $54,954 of insurance premiums, and $6,000 as a car allowance.

Employment Agreements
Andrew Gesek
On December 10, 2018, Metuchen entered into an employment agreement with Mr. Gesek, pursuant to which Mr. Gesek serves as Metuchen’s Chief Operating Officer. Under his employment agreement, Mr. Gesek is entitled to an initial annual base salary of $300,000. Additionally, Mr. Gesek was eligible to receive a deferred cash signing bonus of $75,000 on January 15, 2019, an annual performance bonus with a target of up to 35% of his then-current base salary, contingent upon satisfaction of corporate performance goals, a retention bonus of $100,000 contingent upon satisfaction of corporate performance goals and Mr. Gesek’s continued employment with Metuchen as of the twelve (12) month anniversary of his start date, and an extension bonus of up to $75,000 payable in monthly installments between January and June 2020, contingent upon Mr. Gesek’s continued employment through June 30, 2020. The agreement also provided Mr. Gesek with the opportunity to earn ten percent (10%) of the net proceeds in excess of six million dollars ($6,000,000) of any sale of all or substantially all of Timm Medical Technologies or Pos-T-Vac, LLC or their constituent businesses, and to receive twenty percent (20%) of the gross profits (less direct expenses) of sales for the first twelve (12) months under a contract with the U.S. Department of Veterans Affairs, if he was able to secure such a contract in the first eighteen (18) months of the term of the employment agreement (the “VA Payment”).

Pursuant to Mr. Gesek’s employment agreement, upon termination of his employment without cause or his resignation for good reason (each as defined therein), Mr. Gesek will be entitled to receive (i) his salary, accrued vacation and PTO through the termination date, and (ii) the VA Payment, if he has submitted a bid prior to termination and a contract is entered into within six (6) months of his termination.
Fady Boctor
On January 24, 2019, Metuchen provided an offer letter to Mr. Boctor. The offer letter provided for Mr. Boctor’s at-will employment and set forth his initial base salary as $208,333, a signing bonus of $50,000, eligibility for an annual bonus with a target of 36% of his base salary and additional incentive bonuses, and eligibility to participate in Metuchen’s benefit plans generally. Mr. Boctor is subject to Metuchen’s standard confidentiality, non-competition and invention assignment agreement.
Accounting and Tax Considerations
Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that a public company may deduct as a business expense in any year with respect to such company’s chief executive officer and certain other named executive officers. This deduction limitation did not previously apply to Metuchen a as a private company.
The combined organization’s Compensation Committee intends to maximize deductibility of compensation under Section 162(m) to the extent practicable while maintaining a competitive, performance-based compensation program. However, the combined organization’s compensation committee reserves the right to award compensation which it deems to be in the combined organization’s best interest and in the best interest of its stockholders, but which may not be fully tax deductible under Code Section 162(m).
Employment Benefits Plans
Metuchen 401(k) Plan
Metuchen has a defined contribution retirement plan in which all employees are eligible to participate. This plan is intended to qualify under Section 401(k) of the Code so that contributions by employees and by Metuchen to the plan and income earned on plan contributions are not taxable to employees until withdrawn or distributed from the plan, and so that contributions, including employee salary deferral contributions, will be deductible by Metuchen when made. Metuchen currently provides contributions under this plan of up to six percent (6%) of an employee’s compensation, subject to statutory limits.
Participants may elect a salary deferral up to the statutorily prescribed annual limit for tax-deferred contributions and Metuchen may make contributions up to six percent (6%) of the participant’s compensation, subject to certain statutory limits.
Metuchen also contributes to medical, disability and other standard insurance plans for its employees.
Compensation Committee Interlocks and Insider Participation
Following the completion of the Mergers, the members of the Compensation Committee are expected to be [•], [•] and [•]. [•] is expected to be the chairman of the Compensation Committee. Each member of the Compensation Committee is expected to be a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and independent within the meaning of the independent director guidelines of Nasdaq. None of the proposed combined organization’s executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who is proposed to serve on the combined organization’s board of directors or Compensation Committee following the completion of the Mergers.

RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS OF PETROS
Described below are any transactions occurring since January 1, 2017 and any currently proposed transactions to which either Neurotrope or Metuchen was a party and in which:
•
the amounts involved exceeded or will exceed $120,000; and

•
a director, executive officer, holder of more than 5% of the outstanding capital stock of Neurotrope or Metuchen, or any member of such person’s immediate family, had or will have a direct or indirect material interest.

Neurotrope Transactions
Except as set forth herein and in the section titled “The Mergers — Interests of the Neurotrope Directors and Executive Officers in the Mergers,” there were no transactions to which Neurotrope was a party from January 1, 2017 through the date of this proxy statement/prospectus with Neurotrope’s directors and executive officers and beneficial owners of more than 5% of Neurotrope’s voting securities and their affiliates.
Consulting Agreement
On August 4, 2016, Neurotrope entered into a consulting agreement with SM Capital Management, LLC (“SMCM”), a limited liability company owned and controlled by Mr. Joshua N. Silverman (the “Consulting Agreement”). Mr. Silverman was appointed to the Neurotrope Board of Directors on August 4, 2016. Pursuant to the Consulting Agreement, SMCM shall provide consulting services which shall include, but not be limited to, providing business development, financial communications and management transition services, for a one-year period, subject to annual review thereafter. SMCM’s annual consulting fee is $120,000, payable by Neurotrope in monthly installments of $10,000. In addition, SMCM shall be reimbursed for (i) all pre-approved travel in connection with the consulting services to Neurotrope, (ii) upon submission to Neurotrope of appropriate vouchers and receipts, for all other out-of-pocket expenses reasonably incurred by SMCM in furtherance of Neurotrope’s business and (iii) SMCM’s out-of-pocket legal and advisory fees in connection with SMCM’s recent involvement with Neurotrope, including, but not limited to, expenses incurred in connection with the proposed consent solicitation and the Consulting Agreement, which reimbursement shall not exceed $50,000. In addition, the Consulting Agreement provides that effective immediately, Mr. Silverman shall be appointed as a member of the Neurotrope Board of Directors and that Mr. Silverman shall continue to be a member of the Neurotrope Board of Directors throughout the consulting term. The Consulting Agreement further provides that the Neurotrope Board of Directors and all applicable committees of the Neurotrope Board of Directors shall take all necessary actions to appoint Mr. Silverman as Chairman of the Neurotrope Board of Directors and as Chairman of the Audit Committee of the Neurotrope Board of Directors and that Mr. Silverman shall continue to serve as Chairman of the Neurotrope Board of Directors and Chairman of the Audit Committee throughout the consulting term. In addition, the Consulting Agreement provides that Neurotrope shall take all actions within its control, including the recommendation of such director nominee by the Nominating and Governance Committee of the Neurotrope Board of Directors, to nominate and appoint one (1) additional member to the Neurotrope Board of Directors designated by Josh Silverman during the initial consulting term. Neurotrope agreed to indemnify Mr. Silverman to the fullest and same extent as Neurotrope provides indemnification to its directors from time to time under the Neurotrope Articles of Incorporation, Neurotrope Bylaws and applicable law, and under the Neurotrope’s policies of directors and officers liability insurance. In addition, Neurotrope agreed to provide compensation to Mr. Silverman in the same amounts as Neurotrope provides to its non-employee directors for service in the capacity of a director of Neurotrope.
CRE License
James Gottlieb, who resigned as a director of the Company on February 21, 2020, serves as a director of CRE, and Shana Phares, who resigned as a director of the Company on February 25, 2020, served as President and Chief Executive Officer of CRE. CRE is a stockholder of a corporation, Neuroscience Research Ventures, Inc. (“NRV, Inc.”), which owned approximately 1.3% of the Company’s outstanding common stock as of March 31, 2020.

On February 4, 2015, Neurotrope, CRE and NRV II, LLC entered into an Amended and Restated Technology License and Services Agreement (the “CRE License”), which further amended and restated the Technology License and Services Agreement dated as of October 31, 2012, as amended by Amendment No. 1 dated as of August 21, 2013.
Pursuant to the CRE License, Neurotrope maintained its exclusive (except as described below), non-transferable (except pursuant to the CRE License’s assignment provision), world-wide, royalty-bearing right, with a right to sublicense (in accordance with the terms and conditions described below), under CRE’s and NRV II’s respective right, title and interest in and to certain patents and technology owned by CRE or licensed to NRV II, LLC by CRE as of or subsequent to October 31, 2012 to develop, use, manufacture, market, offer for sale, sell, distribute, import and export certain products or services for therapeutic applications for AD and other cognitive dysfunctions in humans or animals (the “Field of Use”). Additionally, the CRE License specifies that all patents that issue from a certain patent application, shall constitute licensed patents and all trade secrets, know-how and other confidential information claimed by such patents constitute licensed technology under the CRE License. Furthermore, on July 10, 2015, under the terms of the Statement of Work and Account Satisfaction Agreement dated February 4, 2015, Neurotrope’s rights relating to an in vitro diagnostic test system reverted back to CRE and, accordingly, Neurotrope no longer has any rights under the CRE License for diagnostic applications using the CRE patent portfolio or technology.
Notwithstanding the above license terms, CRE and its affiliates retain rights to use the licensed intellectual property in the Field of Use to engage in research and development and other non-commercial activities and to provide services to Neurotrope or to perform other activities in connection with the CRE License.
Under the CRE License, Neurotrope may not enter into sublicense agreements with third parties except with CRE’s prior written consent, which consent shall not be commercially unreasonably withheld. Furthermore, the CRE License dated February 4, 2015 revises the agreement that was entered into as of October 31, 2012 and amended on August 21, 2013, in that it provides that any intellectual property developed, conceived or created in connection with a sublicense agreement that Neurotrope entered into with a third party pursuant to the terms of the CRE License will be licensed to CRE and its affiliates for any and all non-commercial purposes, on a worldwide, perpetual, non-exclusive, irrevocable, non-terminable, fully paid-up, royalty-free, transferable basis, with the right to freely sublicense such intellectual property. Previously, the agreement had provided that such intellectual property would be assigned to CRE.
Pursuant to the terms of the November 12, 2015 amendment to the CRE License, Neurotrope paid an aggregate of approximately $348,000 to CRE following the closings of the Series B private placement, which constituted an advance royalty payment to CRE and will be offset (with no interest) against the amount of future royalty obligations payable until such time that the amount of such future royalty obligations equals in full the amount of the advance royalty payments made.
Under the CRE License, CRE and Neurotrope will jointly own data, reports and information that is generated on or after February 28, 2013, pursuant to the license agreement dated October 31, 2012 and amended on August 21, 2013, by Neurotrope, on behalf of Neurotrope by a third party or by CRE pursuant to a statement of work that the parties enter into pursuant to the CRE License, in each case to the extent not constituting or containing any data, reports or information generated prior to such date or by CRE not pursuant to a statement of work (the “Jointly Owned Data”). CRE has agreed not to use the Jointly Owned Data inside or outside the Field of Use for any commercial purpose during the term of the CRE License or following any expiration of the CRE License other than an expiration that is the result of a breach by Neurotrope of the CRE License that caused any licensed patent to expire, become abandoned or be declared unenforceable or invalid or caused any licensed technology to enter the public domain (a “Natural Expiration”) provided, however, CRE may use the Jointly Owned Data inside or outside the Field of Use for any commercial purpose following any termination of the CRE License. Also, CRE granted Neurotrope a license during the term and following any Natural Expiration, to use certain CRE data in the Field of Use for any commercial purposes falling within the scope of the license granted to Neurotrope BioScience under the CRE License.

The CRE License further requires us to pay CRE (i) a fixed research fee equal to a pro rata amount of $1 million in the year during which we close on a Series B Preferred Stock financing resulting in proceeds of at least $25 million, (ii) a fixed research fee of $1 million per year for each of the five calendar years following the completion of such financing and (iii) an annual fixed research fee in an amount to be negotiated and agreed upon no later than 90 days prior to the end of the fifth calendar year following the completion of such financing to be paid with respect to each remaining calendar year during the term of the CRE License. This fixed research fee is not yet due.
On November 29, 2018 Neurotrope entered into a Second Amendment to the CRE License, pursuant to which (i) it agreed to pay all outstanding invoices and accrued expenses associated with the licensed intellectual property and (ii) the parties agreed that CRE would no longer have the right, and Neurotrope would have the sole and exclusive right, to apply for, file, prosecute, and maintain patents and applications for the licensed intellectual property. Neurotrope paid $10,000 to CRE for administrative expenses relating to this amendment.
For the year ending December 31, 2018, Neurotrope paid CRE a total of $262,012 for maintenance of CRE’s patent portfolio and administrative expenses for license amendment. For the year ending December 31, 2019, Neurotrope paid, on behalf of CRE, a total of $28,345 for maintenance of CRE’s patent portfolio and administrative expenses for license amendment.
Director Compensation
2019 Director Compensation
Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)(1)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other Compensation ($)	Total ($)
Joshua Silverman(2)	240,000	—	526,056	—	—	—	766,056
Charles S. Ryan, Ph.D.(3)	—	—	617,600	—	—	—	617,600
William S. Singer	52,082	—	87,675	—	—	—	139,757
James R. Gottlieb(4)	25,000	—	35,070	—	—	—	60,070
Shana K. Phares(5)	25,000	—	35,070	—	—	—	60,070
Bruce T. Bernstein	40,000	—	87,675	—	—	—	127,675
George Perry, Ph.D.	25,000	—	35,070	—	—	—	60,070
Jonathan L. Schechter	40,000	—	35,070	—	—		75,070
Ivan Gergel, MBBS	24,134		35,070	—	—	—	59,204

(1)
These amounts represent the aggregate grant date fair value of options granted to each director in 2019 computed in accordance with FASB ASC Topic 718.

(2)
Fees represent payments for consulting services provided by Mr. Silverman and Chairman of the Neurotrope Board of Directors fees.

(3)
Option awards reflect compensation paid to Dr. Ryan in connection with his employment agreement pursuant to which he agreed to be appointed as Neurotrope’s Chief Executive Officer effective February 15, 2018.

(4)
Mr. Gottlieb resigned from the Neurotrope Board of Directors on February 21, 2020.

(5)
Ms. Phares resigned from the Neurotrope Board of Directors on February 25, 2020.

2018 Director Compensation
Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)(1)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other Compensation ($)	Total ($)
Joshua Silverman(2)	120,000	—	77,112	—	—	120,000	317,112
Charles S. Ryan, Ph.D.(3)	—	—	302,727				302,727
William S. Singer	40,000	—	77,112				117,112
James R. Gottlieb	25,000	—	77,112	—	—	—	102,112
Shana K. Phares	25,000	—	77,112	—	—	—	102,112
Bruce T. Bernstein	40,000	—	77,112				117,112
George Perry, Ph.D.	25,000	—	77,112				102,112
Jonathan L. Schechter(4)	462	—	36,461	—	—		36,923
Dr. Ivan P. Gergel, MD, MBA(5)	1,155		30,386				31,541

(1)
These amounts represent the aggregate grant date fair value of options granted to each director in 2018 computed in accordance with FASB ASC Topic 718.

(2)
Fees represent payments for consulting services provided by Mr. Silverman and Chairman of the Neurotrope Board of Directors fees.

(3)
Option awards reflect compensation paid to Dr. Ryan in connection with his employment agreement pursuant to which he agreed to be appointed as Neurotrope’s Chief Executive Officer effective February 15, 2018

(4)
Mr. Schechter was appointed to the Neurotrope Board of Directors on December 13, 2018.

(5)
Dr. Gergel was appointed to the Neurotrope Board of Directors on December 13, 2018.

Metuchen Transactions
Subordinated Related Party Loans
On September 30, 2016, Metuchen executed a Subordination Agreement relating to subordinated debt (“Sub Debt”) with several related parties, including the JCP Investor (herein referred to collectively as the “Related Holders”). On November 22, 2017, Metuchen and the Related Holders entered into an Amended and Restated Subordination Agreement (the “Amended Agreement”). Under the terms of the Amended Agreement, the aggregate principal balance was increased to $30,579,496. The cash interest rate of the amended Sub Debt was 12% per annum, and additional PIK interest of 8% per annum was payable on the maturity date, per the terms of the subordinated note.
On December 10, 2018, Metuchen signed a subordinated promissory note for an additional $4,750,000 of Sub Debt from JCP. The proceeds were used for the acquisition of the Medical Device Business. The principal, along with PIK interest at an annual rate of 25%, is due on April 2, 2021.
On September 16, 2019, Metuchen entered into an Exchange Agreement with JCP III SM AIV, L.P. and L. Mazur Associates, JV to exchange Preferred and Common Units for the Metuchen’s Sub Debt. Upon consummation of the exchange, the Preferred and Common Units issued were for the full satisfaction of the Sub Debt. As of December 31, 2019, there was no outstanding principal balance or accrued interest for the Sub Debt. The following chart summarizes the instruments exchanged in the transaction as of September 16, 2019:
Instrument	Amount
Common Units, at fair value (2,434,551.28 Units)	$29,117,232
Preferred Units, at fair value (1,373,820.51 Units)	17,500,000
Total fair value of Preferred and Common Units exchanged	46,617,232
Sub Debt principal balance	33,250,000
Add: PIK Interest	16,544,318
Less: Debt Discount	10,486,536
Total carrying value of Sub Debt exchanged	39,307,782
Excess of fair value of Preferred and Common Units exchanged over the carrying value of Sub Debt	$(7,309,450)
From January 1, 2019 through the consummation of the exchange, Metuchen paid an aggregate amount of $0 in principal and an aggregate amount of $0 in interest related to the Sub Debt.
Subordinated Promissory Notes
From January 31, 2020 through April 22, 2020, the Company entered into Subordinated Promissory Notes with JCP III SM AIV, L.P., a related party, in the aggregate principal amount of $10.0 million (“Subordinated Promissory Notes”). The maturity date of each Subordinated Promissory Note is April 2, 2021. Each Subordinated Promissory Note bears PIK interest at an annual rate of 20%. As of the date hereof, the aggregate principal amount outstanding under the Subordinated Promissory notes is $10.0 million with PIK interest of $0.1 million. The largest aggregate amount of principal outstanding under the Subordinated Promissory Notes since January 31, 2020 was $10.0 million with PIK interest of $0.1 million as of March 31, 2020. Since January 31, 2020, Metuchen has paid an aggregate amount of $0 in principal and an aggregate amount of $0 in interest related to the Subordinated Promissory Notes.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined financial statements presents the pro forma financial position and results of operations of (1) Neurotrope based on the historical consolidated financial statements of Neurotrope, after giving effect to the proposed spin-off of all of the business, assets and liabilities of Neurotrope’s wholly-owned subsidiary, Neurotrope BioSciences, Inc.; and (2) the combined business based on the historical consolidated financial statements of Neurotrope and Metuchen, after giving effect to the Mergers.
Metuchen has preliminarily determined that it is the accounting acquirer based on an analysis of the criteria outlined in ASC 805 and the facts and circumstances specific to the Merger, including: (1) Securityholders of Metuchen will own 51.0% of the equity securities of the combined company on a fully-diluted basis immediately following the closing of the Mergers, subject to an increase to 75% upon the occurrence of certain events over time as discussed below; (2) a majority of the board of directors of the combined company will be composed of directors designated by Metuchen under the terms of the Mergers; and (3) majority of the existing members of Metuchen’s management will be the management of the combined company.
Because Metuchen has been determined to be the accounting acquirer in the Mergers, but not the legal acquirer, the Mergers are deemed a reverse recapitalization under the guidance of ASC 805. As a result, upon consummation of the Mergers, the historical financial statements of Metuchen will become the historical financial statements of the combined company.
The unaudited pro forma condensed combined financial statements are based on the audited financial statements of Neurotrope and Metuchen as of December 31, 2019 and the unaudited interim financial statements as of June 30, 2020. The historical financial statements have been adjusted to give pro forma effect to events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results of operations of the combined company. Other than as disclosed in the footnotes thereto, the unaudited pro forma condensed combined financial statements do not reflect any additional liabilities, off-balance sheet commitments or other obligations that may become payable after the date of such financial data. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Neurotrope and Metuchen been a combined company during the specified periods.
The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the separate historical financial statements of Neurotrope and Metuchen and the “Metuchen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Neurotrope’s historical audited consolidated financial statements for the year ended December 31, 2019 are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 13, 2020, and its unaudited interim condensed consolidated financial statements for the three and six months ended June 30, 2020 are included in its interim report on Form 10-Q filed with the SEC on August 10, 2020. Metuchen’s historical audited consolidated financial statements for the year ended December 31, 2019, and unaudited condensed consolidated financial statements for the three and six months ended June 30, 2020 are included elsewhere in this proxy statement/prospectus..
Unaudited Pro Forma Financial Information For Spin-Co Adjustment
The following unaudited pro forma condensed combined financial statements present the pro forma financial position and results of operations of Neurotrope based on the historical consolidated financial statements of Neurotrope, after giving effect to the proposed spin-off transaction whereby following the effective date of the Mergers, all of the business, assets and liabilities of Neurotrope not assumed by Metuchen pursuant to the Merger Agreement will be retained by Neurotrope BioSciences.

The unaudited pro forma condensed combined balance sheet data as of June 30, 2020 gives effect to the transactions as though it took place on June 30, 2020. The unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2019 and the six months ended June 30, 2020 gives effect to the transactions as if they took place on January 1, 2019.

Neurotrope, Inc. and Subsidiary
PRO FORMA Condensed Consolidated Balance Sheets
As of June 30, 2020
Unaudited
	Neurotrope, Inc.	Pro Forma Adjustments for Disposition	Pro Forma As Adjusted	Metuchen Pharmaceuticals, Inc.	Pro Forma Adjustments for Metuchen Reverse Merger	Pro Forma Results
ASSETS:
CURRENT ASSETS:
Cash	30,251,180	(10,251,180)	20,000,000(A)	$831,763	$4,000,000 (B)
					(1,497,517)(C)
					4,583,562(D)
					(4,583,562)(D)	23,334,246
Accounts receivable, net			—	1,114,135		1,114,135
Inventories			—	1,793,782		1,793,782
Prepaid expenses and other current assets	589,559	(589,559)	—	3,132,213		3,132,213
Total current assets	30,840,739	(10,840,739)	20,000,000	6,871,893	2,502,483	29,374,376
Property and equipment, net	24,677	(24,677)	—	69,156		69,156
Intangible assets			—	35,493,526		35,493,526
Other assets			—	7,352,762		7,352,762
TOTAL ASSETS	$30,865,416	$(10,865,416)	$20,000,000	$49,787,337	$2,502,483	$72,289,820
CURRENT LIABILITIES:
Current portion of senior debt, net plus end of term payable			—	10,689,674	(1,497,517)(C)	9,192,157
Current portion of related party debt			—	10,478,717	4,000,000(B)
					(14,478,717)(E)	—
Accounts payable	967,632	(967,632)	—	5,697,697	(4,583,562)(D)	1,114,135
Accrued expenses	99,946	(99,946)	—	15,208,983		15,208,983
Accrued inventory purchases			—	9,055,594		9,055,594
Other current liabilities			—	573,438		573,438
Total current liabilities	1,067,578	(1,067,578)	—	51,704,103	(16,559,796)	35,144,307
Deferred tax liability			—	1,237,808		1,237,808
Other long-term liabilities	—	—	—	673,794	—	673,794
TOTAL LIABILITIES	1,067,578	(1,067,578)	—	53,615,705	(16,559,796)	37,055,909
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY (DEFICIT):
Neurotrope, Inc. Preferred stock	1		1			1
Metuchen Pharmaceuticals, Inc. Preferred units			—	20,018,205	(20,018,205)(F)	—
Neurotrope, Inc. Common stock	2,368		2,368	—	2,475(I)	4,843
Metuchen Pharmaceuticals, Inc. Common units			—	29,117,233	(29,117,233)(G)	—
Additional paid-in-capital (L)	124,081,782	(124,084,151)	(2,369)		20,000,000(A)
					4,583,562(D)
					14,478,717 (E)
					20,018,205(F)
					29,117,233(G)
					1,303,975(H)
					(2,475)(I)
					(1,303,975)(H)	88,192,873
Retained earnings (accumulated deficit) (L)	(94,286,313)	94,286,313	—	(52,963,806)		(52,963,806)
Deemed distribution		20,000,000	20,000,000		(20,000,000)(A)	—
TOTAL SHAREHOLDERS’ EQUITY (DEFICIT)	29,797,838	(9,797,838)	20,000,000	(3,828,368)	19,062,279	35,233,911
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$30,865,416	$(10,865,416)	$20,000,000	$49,787,337	$2,502,483	$72,289,820

Neurotrope, Inc. and Subsidiary
PRO FORMA Condensed Consolidated Statements of Operations
For the Six Months Ended June 30, 2020
Unaudited
	Neurotrope, Inc.	Pro Forma Adjustments for Disposition	Pro Forma As Adjusted	Metuchen Pharmaceuticals, Inc.	Pro Forma Adjustments for Metuchen Reverse Merger	Pro Forma Results
NET REVENUES	$—	$—	$—	$3,165,485	$—	$3,165,485
COST OF REVENUES	—	—	—	1,323,266	—	1,323,266
GROSS PROFIT	—	—	—	1,842,219	—	1,842,219
OPERATING EXPENSES
Research and development expenses	594,470	(594,470)	—	270,968	—	270,968
General and administrative expenses	3,960,412	(3,560,412)	400,000(J)	8,876,162	—	9,276,162
Depreciation and amortization	—	—	—	3,322,722	—	3,322,722
Stock-based compensation	1,061,096	(1,061,096)	—	—	—	—
TOTAL OPERATING EXPENSES	5,615,978	(5,215,978)	400,000	12,469,852	—	12,869,852
OPERATING INCOME (LOSS)	(5,615,978)	5,215,978	(400,000)	(10,627,633)	—	(11,027,633)
Interest expense, senior debt	—	—	—	(784,992)	—	(784,992)
Interest expense, related party term loans	—	—	—	(478,717)	478,717(B)	—
Interest income	146,508	(146,508)	—	—	—	—
Net loss before income taxes	(5,469,470)	5,069,470	(400,000)	(11,891,342)	478,717	(11,812,625)
Income tax benefit	—	—	—	(43,752)	—	(43,752)
NET LOSS	$(5,469,470)	$5,069,470	$(400,000)	$(11,847,590)	$478,717	$(11,768,873)
NET INCOME (LOSS) PER COMMON SHARE, BASIC AND DILUTED	$(0.23)			$(0.48)		$(0.26)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING BASIC AND DILUTED	23,777,539			24,748,051		48,525,590(I)(K)

Neurotrope, Inc. and Subsidiary
PRO FORMA Condensed Consolidated Statements of Operations
For the Year Ended December 31, 2019
Unaudited
	Neurotrope, Inc.	Neurotrope, Inc. Subsequent Financing	Pro Forma Adjustments for Disposition	Pro Forma As Adjusted	Metuchen Pharmaceuticals, Inc.	Pro Forma Adjustments for Metuchen Reverse Merger	Pro Forma Results
NET REVENUES	$—	$—	$—	$—	$15,577,166	$—	$15,577,166
COST OF REVENUES	—	—	—	—	7,427,111	—	7,427,111
GROSS PROFIT	—	—	—	—	8,150,055	—	8,150,055
OPERATING EXPENSES
Research and development expenses	4,540,947	—	(4,540,947)	—	—	—	—
General and administrative expenses	6,790,510	—	(6,040,510)	750,000(J)	19,727,223	—	20,477,223
Depreciation and amortization	—	—	—	—	5,291,107	—	5,291,107
Impairment loss	—	—	—	—	2,443,930	—	2,443,930
Stock-based compensation	4,182,000	—	(4,182,000)	—	—	—	—
TOTAL OPERATING EXPENSES	15,513,457		(14,763,457)	750,000	27,462,260	—	28,212,260
OPERATING INCOME (LOSS)	(15,513,457)	—	14,763,457	(750,000)	(19,312,205)	—	(20,062,205)
Interest expense, senior debt	—	—	—	—	(2,428,264)	—	(2,428,264)
Interest expense, related party term loans	—	—	—	—	(11,416,697)	—	(11,416,697)
Interest income	378,707	—	(378,707)	—	—	—	—
Net loss before income taxes	(15,134,750)	—	14,384,750	(750,000)	(33,157,166)	—	(33,907,166)
Income tax benefit	—	—	—	—	(645,866)	—	(645,866)
NET LOSS	$(15,134,750)	$—	$14,384,750	$(750,000)	$(32,511,300)	$—	$(33,261,300)
NET INCOME (LOSS) PER COMMON SHARE, BASIC AND DILUTED	$(1.16)						$(0.88)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING AND EQUIVALENTS, BASIC AND DILUTED	12,992,900						37,948,687

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1. Description of Transaction and Basis of Presentation
The unaudited pro forma condensed combined financial statements were prepared in accordance with GAAP and pursuant to the rules and regulations of Article 11 SEC Regulation S-X, and present the pro forma financial position and results of operations of the combined companies based upon the historical data of Neurotrope and Metuchen.
Description of Transactions
On May 17, 2020, Neurotrope, Metuchen, Petros Pharmaceuticals, Inc., a Delaware corporation (“Petros”), PM Merger Sub 1, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Petros (“Merger Sub 1”), and PN Merger Sub 2, Inc., a Delaware corporation and a wholly-owned subsidiary of Petros (“Merger Sub 2”), entered into an Agreement and Plan of Merger, as amended by the First Amendment to the Agreement and Plan of Merger dated as of July 23, 2020 and the Second Amendment to the Agreement and Plan of Merger dated as of September 30, 2020 (as amended, the “Merger Agreement”). Petros Pharmaceuticals, Inc. will be the name of the combined company following consummation of the Mergers (as defined below).
The Merger Agreement provides for (1) the merger of Merger Sub 1, with and into Metuchen, with Metuchen surviving as a wholly-owned subsidiary of Petros (the “Metuchen Merger”) and (2) the merger of Merger Sub 2 with and into Neurotrope, with Neurotrope surviving as a wholly-owned subsidiary of Petros (the “Neurotrope Merger” and together with the Metuchen Merger, the “Mergers”). The Mergers are intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 351 of the Internal Revenue Code of 1986, as amended.
As a result of the Metuchen Merger, each outstanding common unit or preferred unit of Metuchen will be exchanged for a number of shares of Petros common stock equal to the quotient resulting from the formula of (i) 24,748,051 divided by (ii) the number of fully-diluted units of the Company outstanding immediately prior to the effective time of the Mergers, subject to adjustment. As a result of the Neurotrope Merger, each outstanding share of Neurotrope Common Stock will be exchanged for one (1) share of Petros common stock and each outstanding share of Neurotrope preferred stock will be exchanged for one (1) share of Petros Preferred Stock. Also, each outstanding option to purchase Neurotrope Common Stock or outstanding warrant to purchase common stock that has not previously been exercised prior to the closing of the Mergers will be converted into equivalent options and warrants to purchase shares of Petros common stock and will be adjusted to give effect to the exchange ratios set forth in the Merger Agreement. In addition, each security holder of Metuchen prior to the Mergers will receive a right to receive such security holder’s pro rata share of an aggregate of 71,160,451 shares of Petros Common Stock potentially issuable upon the achievement of certain milestones set forth in the Merger Agreement.
In connection with the Mergers, Neurotrope plans to spin-off (the “Spin-Off”) its wholly-owned subsidiary, Neurotrope Biosciences, Inc. Substantially all of the consolidated operations of Neurotrope were conducted through such subsidiary and substantially all of the consolidated operating assets and liabilities of Neurotrope reside in such subsidiary. The Spin-Off is planned to be made as a distribution to Neurotrope’s stakeholders as of a record date prior to the Mergers, but the distribution is currently contemplated to occur after the closing of the Merger. The spun-off entity will be capitalized with all cash in excess of the $20 million to be retained by Metuchen, subject to adjustment for the proceeds from any exercise of Neurotrope’s warrants between signing and closing of the Mergers. The proceeds of any such warrant exercises will be split 80% to Petros and 20% to the spun-off entity, subject to adjustment as provided in the Merger Agreement. Warrant proceeds not distributed to SpinCo will be used to pay the Transaction Costs contemplated by this Agreement or reimburse either Neurotrope or the Company, as the case may be, for any Transaction Costs contemplated by this Agreement that have been paid prior to the Closing minus (ii) the sum of (A) any Fees (as defined in the Employee Lease Agreement), (B) seventy-five percent (75%) of all investor relations and public relations fees reasonably incurred by Neurotrope and its Subsidiaries during the Pre-Closing Period and (C) fifty percent (50%) of any severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the Transactions) that become due or payable. To the extent that the proceeds of any

Neurotrope Warrants exercised during the Pre-Closing Period, if any, are inadequate to cover the aggregate Transaction Costs of each of Neurotrope and the Company, the balance of the unpaid Transaction Costs shall be borne fifty percent (50%) via a reduction in the Twenty Million Dollars ($20,000,000) to be retained by Parent and fifty percent (50%) via a reduction in the amount that would otherwise be distributed to SpinCo.
The record date for the Spin-Off, the ratio of the Spin-Off shares distributed to the Neurotrope shares held as of the record date and the extent to which other stakeholders of Neurotrope may be entitled to participate in the Spin-Off have not yet been determined.
Basis of Presentation
Neurotrope, Metuchen and Petros have preliminarily concluded that the Mergers represent a reverse recapitalization by a non-public company in which the non-public company is the accounting acquirer. Following the Mergers and Spin-Off, the securityholders of Metuchen will effectively control the combined companies, and as such, Metuchen is deemed to be the accounting acquirer in the Mergers. Neurotrope’s historical financial statements before the Mergers will be replaced with the historical financial statements of Metuchen before the Mergers in future filings with the SEC. The assets and liabilities and the historical operations that will be reflected in the financial statements prior to the Mergers will be those of Metuchen, and will be recorded at the historical cost basis. The consolidated financial statements after completion of the Mergers will include the assets and liabilities of Metuchen, historical operations of Metuchen, and operations of the combined company and its subsidiaries from the closing date of the Mergers.
Each company expects to incur a pre-tax loss in 2020 and incurred a pre-tax loss in 2019 and each company maintains a full valuation allowance on its deferred tax assets. Accordingly, no additional tax effects have been provided for in the pro forma adjustments described in Note 3, “Pro Forma Adjustments.” Metuchen does have an historical tax benefit primarily as a result of book versus tax differences on certain historical acquisitions.
Treatment of Stock Options and Warrants in the Mergers
Prior to the closing of the Mergers, Metuchen does not have any outstanding options and it is anticipated that all outstanding warrants of Neurotrope will convert into Petros common stock in the Mergers.
Neurotrope options and warrants issued and outstanding at the time of the Mergers will be converted into equivalent options and warrants to purchase shares of Petros common stock and will be adjusted to give effect to the exchange ratios set forth in the Merger Agreement. The change of control of Neurotrope results in the acceleration of vesting for all outstanding options. For accounting purposes, Neurotrope equity awards will be assumed to have been exchanged for equity awards of Petros, the accounting acquirer. As of June 30, 2020, Neurotrope had 2,271,573 outstanding options to purchase shares of common stock, of which 1,841,093 options were exercisable at a weighted average exercise price per option of $14.69. As of June 30, 2020, Neurotrope had 21,871,258 outstanding warrants to purchase shares of common stock, of which 21,824,591 warrants were exercisable at a weighted average exercise price per warrant of $5.46.
The number of shares of Petros Common Stock subject to each Neurotrope warrant assumed by Petros will be determined by multiplying (i) the number of shares of Neurotrope Common Stock that were subject to such warrant as in effect immediately prior to the Neurotrope Effective Time by (ii) the Neurotrope Common Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Petros Common Stock. The per share exercise price for Petros Common Stock issuable upon exercise of each Nuerotrope warrant assumed by Petros will be determined by dividing (i) the per share exercise price of Neurotrope Common Stock subject to such warrant, as in effect immediately prior to the Neurotrope Effective Time, by (ii) the Neurotrope Common Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent.
Outstanding Metuchen warrants prior to the Mergers will be exercised in exchanged for Metuchen Common Units, and each Metuchen Common Unit issued and outstanding at the time of the Mergers will be converted into a number of shares of Petros common stock equal to the Metuchen Exchange Ratio. As of June 30, 2020, Metuchen had 636,978 outstanding warrants to purchase shares of common stock, of which 636,978 warrants were exercisable at a weighted average exercse price per warrant of $0.43. Metuchen does not have any outstanding options.

Warrant Amendment Agreements
Neurotrope Warrant Amendment Agreements
Beginning on September 28, 2020, Neurotrope entered into separate warrant amendment agreements with certain existing holders of warrants to purchase shares of the Neurotrope’s common stock. The warrant amendment agreements are intended to facilitate the transactions contemplated by the Merger Agreement. As of September 28, 2020, holders of warrants to purchase 19,493,654 shares of Neurotrope Common Stock had entered into warrant amendment agreements, including holders of Series E Warrants to purchase 774,421 shares of common stock, Series F Warrants to purchase 3,067,812 shares of common stock, Series G Warrants to purchase 4,542,321 shares of common stock and Series H Warrants to purchase 11,109,100 shares of Neurotrope Common Stock.
Pursuant to the terms of the warrant amendment agreements, Neurotrope and the holders agreed to the following provisions:
(i)
to reduce the exercise price of the Series E Warrants from $32.00 to $25.00, to reduce the exercise price of the Series F Warrants from $12.80 per share to $10.25 per share, to reduce the exercise price of the Series G Warrants from $4.37 to $3.50 and to reduce the exercise price of the Series H Warrants from $1.65 to $1.50;

(ii)
to extend the termination date or expiration date, as applicable, of each of the original Series E Warrants, Series F Warrants, Series G Warrants and Series H Warrants (collectively, the “Original Warrants”) from their original respective termination or expiration dates to either (a) the five year anniversary of the closing of the Mergers contemplated by the Merger Agreement or (b) if the Merger Agreement is terminated or the Mergers contemplated thereby have not been consummated, the one year anniversary of the original termination or expiration date of such Original Warrants;

(iii)
to revise the terms of the Original Warrants to provide that in the event of a spin-off (the “Spin-Off”) of Neurotrope Bioscience, Inc. or any other entity or entities containing the existing business of the Company (collectively, the “Spin-Off Company”), the holder shall only receive, in lieu of any other consideration, warrants (the “Spin-Off Warrants”), to purchase a number of shares of the Spin-Off Company based on the same ratio as the ratio used to determine the number of shares of common stock of the Spin-Off Company that common stockholders of Neurotrope will receive in the Spin-Off; and

(iv)
to delete the call provision contained in the original Series H Warrants.

2. Shares Issued in Merger
The number of shares of common stock Petros will issue to Metuchen stockholders, for purposes of these unaudited pro forma condensed combined financial statements, is calculated pursuant to the terms of the Merger Agreement based on the exchange ratio set forth in the Merger Agreement which is based on Neurotrope’s common stock outstanding as of the filing date, are as follows:
Shares of Neurotrope common stock outstanding	23,777,539
Divided by the assumed percentage of Neurotrope ownership of combined company	49.0%
Estimated adjusted total shares of common stock of combined company	48,525,590
Estimated shares of Petros common stock issued to Metuchen upon closing of Mergers	24,748,051
Estimated percentage of shares issued to Metuchen	51.0%
Estimated percentage of shares issued to Neurotrope	49.0%
In addition, each security holder of Metuchen prior to the Mergers will receive a right to receive such security holder’s pro rata share of an aggregate of 71,160,451 shares of Petros Common Stock potentially issuable upon the achievement of certain milestones set forth in the Merger Agreement. The milestones are for the achievement of share price and market capitalization, as defined over a two-year period.
If at any time following the Closing and prior to the one year anniversary of the Closing (the “First Period”), the Closing Price (as defined in the Merger Agreement) per share of Petros Common Stock is (i) greater than or equal to $1.60 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (“First Period Initial Milestone Earnout Payment”); (ii) greater than or equal to $2.00 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “First Period Second Milestone Earnout Payment”); (iii) greater than or equal to $2.60 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “First Period Third Milestone Earnout Payment”) and (iv) greater than or equal to $3.00 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “First Period Final Milestone Earnout Payment”).
If at any time within the twelve (12) month period following the one year anniversary of the Closing (the “Second Period”), the Closing Price per share of Petros Common Stock is (i) greater than or equal to $2.00 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (“Second Period Initial Milestone Earnout Payment” and together with the First Period Initial Milestone Earnout Payment, the “First Milestone Earnout Payment”); (ii) greater than or equal to $2.50 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “Second Period Second Milestone Earnout Payment” and together with the First Period Second Milestone Earnout Payment, the “Second Milestone Earnout Payment”); (iii) greater than or equal to $3.25 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “Second Period Third Milestone Earnout Payment” and together with the First Period Third Milestone Earnout Payment, the “Third Milestone Earnout Payment) and (iv) greater than or equal to $3.75 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “Second Period Final Milestone Earnout Payment” and together with the First Period Final Milestone Earnout Payment, the “Final Milestone Earnout Payment”).
The First Milestone Earnout Payment, the Second Milestone Earnout Payment, the Third Milestone Earnout Payment and the Final Milestone Earnout Payment are collectively referred to herein as the “Milestone Earnout Payments” and individually as a “Milestone Earnout Payment”). Each Milestone Earnout Payment is only achievable and payable one time and upon achievement of such Milestone Earnout Payment, there will be no further payments with respect to such Milestone Earnout Payment. Further, upon achievement of a Milestone Earnout Payment in the First Period, the corresponding milestone for the Second Period will not be achievable.
In no event will the sum of (i) the First Milestone Earnout Payment, (ii) the Second Milestone Earnout Payment, (iii) the Third Milestone Earnout Payment and (iv) the Final Milestone Earnout Payment be greater than 20,000,000 shares of Petros Common Stock.
In addition to the Milestone Earnout Payments, Metuchen equity holders will have the opportunity to receive the following during the period ending on the second anniversary of the Closing if: (a) either (i) Petros’ Market Capitalization (as defined in the Merger Agreement) is greater than or equal to $250,000,000 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period with a Closing Price of no less than $3.50 on each such trading day or (ii) Petros receives aggregate gross proceeds of at least $25,000,000 in an offering (or series of offerings within a sixty (60) calendar day period) of Petros Common Stock with a price per share of Petros Common Stock sold equal to no less than $3.50 in each offering (or series of offerings) and where Petros has a Market Capitalization immediately prior to each such offering (or series of offerings) equal to at least $250,000,000, then the Earnout Payment shall be equal to 10,000,000 shares of Petros Common Stock (the “Initial Market Capitalization/Gross Proceeds Earnout Payment”); (b) either (i) Petros’ Market Capitalization is greater than or equal to $300,000,000 for a period of twenty (20)

trading days during any thirty (30) consecutive trading day period with a Closing Price of no less than $3.75 on each such trading day or (ii) Petros receives aggregate gross proceeds of at least $30,000,000 in an offering (or series of offerings within a sixty (60) calendar day period) of Petros Common Stock with a price per share of Petros Common Stock sold equal to no less than $3.75 in each offering (or series of offerings) and where Petros has a Market Capitalization immediately prior to each such offering (or series of offerings) equal to at least $300,000,000, then the Earnout Payment shall be equal to 10,000,000 shares of Petros Common Stock, (the “Second Market Capitalization/Gross Proceeds Earnout Payment”); (c) either (i) Petros’ Market Capitalization is greater than or equal to $400,000,000 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period with a Closing Price of no less than $4.50 on each such trading day or (ii) Petros receives aggregate gross proceeds of at least $40,000,000 in an offering (or series of offerings within a sixty (60) calendar day period) of Petros Common Stock with a price per share of Petros Common Stock sold equal to no less than $4.50 in each offering (or series of offerings) and where Petros has a Market Capitalization immediately prior to each such offering (or series of offerings) equal to at least $400,000,000, then the Earnout Payment shall be equal to 15,000,000 shares of Petros Common Stock (the “Third Market Capitalization/Gross Proceeds Earnout Payment”); and (d) either (i) Petros’ Market Capitalization is greater than or equal to $500,000,000 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period with a Closing Price of no less than $4.75 on each such trading day or (ii) Petros receives aggregate gross proceeds of at least $50,000,000 in an offering (or series of offerings within a sixty (60) calendar day period) of Petros Common Stock with a price per share of Petros Common Stock sold equal to no less than $4.75 in each offering (or series of offerings) and where Petros has a Market Capitalization immediately prior to each such offering (or series of offerings) equal to at least $500,000,000, then the Earnout Payment shall be equal to 16,160,451 shares of Petros Common Stock,(the “Final Market Capitalization/Gross Proceeds Earnout Payment”). The Initial Market Capitalization/Gross Proceeds Earnout Payment, the Second Market Capitalization/Gross Proceeds Earnout Payment, the Third Market Capitalization/Gross Proceeds Earnout Payment and the Final Market Capitalization/Gross Proceeds Earnout Payment are collectively referred to herein as the “Market Capitalization/Gross Proceeds Earnout Payments” and individually as a “Market Capitalization/Gross Proceeds Earnout Payment”).
Each Market Capitalization/Gross Proceeds Earnout Payment will only be achievable and payable one time and upon achievement of such Market Capitalization/Gross Proceeds Earnout Payment, there will be no further payments with respect to such Market Capitalization/Gross Proceeds Earnout Payment.
In no event will the sum of (i) the Initial Market Capitalization/Gross Proceeds Earnout Payment, (ii) the Second Market Capitalization/Gross Proceeds Earnout Payment, (iii) the Third Market Capitalization/Gross Proceeds Earnout Payment and (iv) the Final Market Capitalization/Gross Proceeds Earnout Payment be greater than 51,160,451 shares of Petros Common Stock.
Further, in no event will the sum of (i) the Milestone Earnout Payments and (ii) the Market Capitalization/Gross Proceeds Earnout Payments be greater than 71,160,451 shares of Petros Common Stock.
Each and every reference to share prices and Petros Common Stock will be subject to adjustment for reverse and stock forward splits, stock dividends, stock combinations and other similar transaction of the Petros Common Stock that occur after the date of the Merger Agreement.
To date, the milestones have not been achieved; accordingly, the Market Capitalization/Gross Proceeds Earnout Payment are not reflected in the unaudited pro forma condensed combined financial statements.
3. Pro Forma Adjustments
The unaudited pro forma condensed combined financial statements include pro forma adjustments that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the results of operations of the combined company.
Based on Metuchen management’s review of Neurotrope’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Neurotrope to conform to the accounting policies of Metuchen are not expected to be significant.

(A)
Includes $20 million in cash retained by Neurotrope, Inc. after Neurotrope Bioscience, Inc. spin-off.

(B)
Subsequent to June 30, 2020, JCP III SM AIV, LP entered into two (2) Subordinated Promissory Notes with Metuchen for a total of $4.0 million. As discussed in note (E) these notes are required to be converted into common stock of the merged entity upon consummation of the merger transaction. As of June 30, 2020, approximately $10 million of the total commitment of $14.0 million has been funded. Interest expense on these notes has been eliminated as a result of the requirement for them to be converted.

(C)
Represents: Metuchen principal portion of three senior debt principal payments made to Hercules for the period July through September 2020 of approximately $1.5 million for June 30, 2020 pro forma.

(D)
Requirement for JCP to fund and backstop an amount equal to the Working Capital Shortfall and to pay accounts payable amounts of Metuchen not to exceed $6.0 million, calculated as $4,583,562 as of June 30, 2020.

(E)
Requirement in Merger Agreement for conversion of the JCP approximately $14.0 million of Subordinated Notes into Metuchen common units reflected in June 30, 2020 pro forma balance sheet.

(F)
Metuchen Preferred units converted into Metuchen common units at closing.

(G)
Metuchen common units exchanged for Petros common stock.

(H)
Represents expense relating to accelerated vesting on existing Neurotrope options pursuant to existing change of control provisions within the options agreements of $1,303,975, as of June 30, 2020.

(I)
To reflect Petros common stock issuance to Metuchen unitholders at the agreed upon exchange ratio pursuant to the Merger Agreement

(J)
To reflect the spin-off of Neurotrope BioScience, Inc. excluding $750,000 and $400,000 in general & administrative expenses related to public company’s expenses including salaries, insurance and stock listing fees for the year ended December 31, 2019 and the six months ended June 30, 2020 respectively.

(K)
The pro forma financial statements do not reflect the impact of the potentially issuable shares discussed in Note (2) on earnings per share as those shares have not been issued. For informational purposes, to the extent that the requisite performance criteria were achieved and such contingently issuable shares were issued as of June 30, 2020, then Metuchen would have 95,908,502 shares and 80% of the issued shares, with Neurotrope having 20%. The pro forma loss per share, excluding the anti-diutive effect of the options and warrants, and including the contigently issuable shares would have been $(0.12) for the six months June 30, 2020 and $(0.35) for the year ended December 31, 2020

(L)
Excludes the impact of: (1) modifications to the Series E, F, G and H Warrants which are being made concurrent to closing the Mergers and treated as a deemed dividend, which modifications will result in an increase in accumulated deficit and an increase in additional paid in capital, and the amount of entry of which will be determined at the closing date and will be calculated utilizing relevant valuation variables; and (2) potential severance payments due upon consummation of the Mergers.

DESCRIPTION OF PETROS CAPITAL STOCK
The following description of material terms of the capital stock of Petros is a summary of certain terms, does not purport to be complete and is qualified in its entirety by reference to the Petros Amended and Restated Certificate of Incorporation, which is filed as Annex D to the registration statement to which this proxy statement/prospectus relates, and to the Petros Bylaws and the applicable provisions of the Delaware General Corporation Law.
General
Petros’s authorized capital stock consists of 150,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share. As of the close of business on September 21, 2020, there were 23,777,539 shares of Neurotrope Common Stock outstanding and 5,691,282 Metuchen Capital Units outstanding. At the effective time, each share of Neurotrope Common Stock will be converted into a number of validly issued, fully paid and non-assessable shares of Petros Common Stock equal to the Neurotrope Exchange Ratio, and each Metuchen Capital Unit will be converted into a number of validly issued, fully paid and non-assessable shares of Petros Common Stock equal to the Metuchen Exchange Ratio. It is expected that, immediately following the Effective Time, there will be a total of 48,525,590 shares of Petros Common Stock outstanding.
Common Stock
Voting Rights
Each holder of Petros Common Stock is entitled to one vote for each share on all matters to be voted on by the stockholders, including the election of directors. Petros stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a plurality of the voting shares are able to elect all of the directors.
Dividends
Subject to preferences that may be applicable to any then outstanding preferred stock, holders of Petros Common Stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the Petros Board of Directors out of funds legally available for that purpose.
Liquidation
In the event of a liquidation, dissolution or winding up of Petros, holders of Petros Common Stock would be entitled to share ratably in the net assets remaining after payment in full of all debts and other liabilities of Petros and satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.
Rights and Preferences
Holders of Petros Common Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to Petros Common Stock. The holders of Petros Common Stock will have and possess all rights pertaining to the capital stock of Petros, subject to the preferences, qualifications, limitations, voting rights and restrictions with respect to any series of preferred stock of Petros that may be issued with any preference or priority over the Petros Common Stock.
Fully Paid and Nonassessable
All of the outstanding shares of Petros Common Stock to be issued in connection with the Mergers will be fully paid and nonassessable.
Preferred Stock
Under the terms of the Petros Certificate of Incorporation, the Petros Board of Directors is authorized, subject to limitations prescribed by the Delaware General Corporate Law (the “DGCL”) and by the Petros

Certificate of Incorporation, to issue shares of preferred stock in one or more series without further action by the holders of the Petros Common Stock. The Petros Board of Directors can designate the rights, preferences and privileges of the shares of each series and any of their qualifications, limitations or restrictions. The Petros Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Petros Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of restricting dividends on Petros Common Stock, diluting the voting power of Petros Common Stock, impairing the liquidation rights of Petros Common Stock, or delaying, deferring or preventing a change in control of Petros, which might harm the market price of Petros Common Stock. See also the section entitled “— Anti-Takeover Provisions” of this proxy statement/prospectus.
Registration Rights
Petros intends to enter into a Registration Rights Agreement with JCP III SM AIV, L.P. and its affiliates who hold Petros capital stock (the “Juggernaut Holders”). Under the Registration Rights Agreement, The Juggernaut Holders can demand that Petros files a registration statement or request that their shares be included on a registration statement that Petros is otherwise filing, in either case, registering the resale of their shares of common stock. These registration rights are subject to conditions and limitations.
Demand Registration Rights
Petros is obligated no later than 45 days following the Effective Time to file a shelf registration statement under Rule 415 of the Securities Act covering the resale of all the shares of Petros capital stock held by the Juggernaut Holders and to use commercially reasonable efforts to have such shelf registration statement declared effective. Following the 9 month anniversary of the date of the Registration Rights Agreement, Juggernaut Holders of at least $10.0 million worth of Petros’s registrable securities shall have the right to sell all or part of its registrable shares of Petros capital stock by delivering a written request to Petros for an underwritten offering. In the event a shelf registration statement has been declared effective and is unavailable, Juggernaut Holders of at least $10.0 million worth of Petros’s registrable securities shall have the right to require Petros to effect a long-form registration statement. In no event will the Registration Rights Agreement require Petros file more than two long-form registration statements or require Petros to cause a long-form registration statement to be declared effective within a period of 90 days after the effective date of any other registration statement, other than a Form S-4 or Form S-8 or comparable form.
Piggyback Registration Rights
If Petros proposes to file a registration statement under the Securities Act for the purposes of registering Petros securities, other than a registration statement on Form S-4 or Form S-8 or any similar successor forms thereto, the Juggernaut Holders are entitled to receive notice of such registration and to request that Petros includes their registrable securities for resale in the registration statement.
Expenses of Registration
Petros will pay all registration expenses, other than underwriting discounts and commissions, related to any demand or piggyback registration. The Registration Rights Agreement contains customary cross-indemnification provisions, pursuant to which Petros is obligated to indemnify the selling Juggernaut Holders, in the event of misstatements or omissions in the registration statement attributable to Petros except in the event of fraud, and the selling Juggernaut holders are obligated to indemnify Petros for misstatements or omissions attributable to them.
Expiration of Registration Rights
The registration rights will terminate five years from the date of the Registration Rights agreement.
Anti-Takeover Provisions
Blank Check Preferred Stock
The Petros Certificate of Incorporation provides for 50,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable the Petros Board of Directors to render more difficult or to discourage an attempt to obtain control of Petros by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Petros Board of Directors were to determine that a takeover proposal is not in the best interests of us or the Petros stockholders, the Petros Board of Directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, the Petros Certificate of Incorporation grants the Petros Board of Directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of Petros Common Stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of Petros.
Amendment to Bylaws and Certificate of Incorporation
As required by the DGCL, any amendment of the Petros Certificate of Incorporation must first be approved by a majority of the Petros Board of Directors and, if required by law or the Petros Certificate of Incorporation, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, directors, limitation of liability, exclusive jurisdiction of Delaware courts and the amendment of the Petros Bylaws and the Petros Certificate of Incorporation must be approved by not less than 75% of the outstanding shares entitled to vote on the amendment, and not less than 75% of the outstanding shares of each class entitled to vote thereon as a class.
The provisions of the DGCL and the Petros Certificate of Incorporation and Petros Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of Petros Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in Petros’s management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Nasdaq Capital Market Listing
Petros intends to file an initial listing application with The Nasdaq Capital Market pursuant to Nasdaq’s rules for companies conducting a business combination that results in a change of control. After completion of the Mergers, Petros expects to trade on The Nasdaq Capital Market under the symbol “PTPI.”
Exclusive Forum
Article Thirteenth of the Petros Certificate of Incorporation provides that, unless Petros consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of Petros, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of Petros to Petros or Petros’s stockholders, (iii) any action asserting a claim against Petros, its directors, officers or employees arising pursuant to any provision of the DGCL, the Petros Certificate of Incorporation or the Petros Bylaws, or (iv) any action asserting a claim against Petros, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction, or any action arising under the federal securities laws, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of Article Thirteenth will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.

Transfer Agent and Registrar
The transfer agent and registrar for the Petros Common Stock will be Philadelphia Stock Transfer, Inc. The transfer agent and registrar’s address is 2320 Haverford Rd., Suite 230, Ardmore, PA 19003.

COMPARISON OF RIGHTS OF HOLDERS OF PETROS STOCK,
NEUROTROPE STOCK AND METUCHEN UNITS
Upon consummation of the Mergers, the holders of Metuchen Common Units and holders of Neurotrope Common Stock will be issued Petros Common Stock. Consequently, the current Metuchen Securityholders, whose rights as stockholders are currently governed by the Delaware Limited Liability Company Act (the “DLLC”) and the Metuchen Operating Agreement, and the current Neurotrope Stockholders, whose rights are governed by the Nevada the Nevada Revised Statutes (the “NRS”) and the Articles of Incorporation and bylaws of Neurotrope, will be governed the Delaware General Corporation Law (the “DGCL”) and the Amended and Restated Certificate of Incorporation of Petros, a copy of which is attached as Annex D to the proxy statement/prospectus, and Bylaws of Petros.
The following table summarizes some of the differences among the Metuchen Operating Agreement, the Neurotrope Articles of Incorporation and Neurotrope Bylaws, and the Petros Certificate of Incorporation and Petros Bylaws. While Petros, Neurotrope and Metuchen believe that the summary tables cover the material differences between the rights of their respective securityholders prior to the Mergers and the rights of Petros Stockholders following the Mergers, these summary tables may not contain all of the information that is important to you. These summaries are not intended to be a complete discussion of the respective rights of Neurotrope Stockholders, Metuchen Securityholders and Petros Stockholders and are qualified in their entirety by reference to the DGCL and the various documents of Neurotrope and Metuchen that are referred to in the summaries. You should carefully read this entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between being a Neurotrope Stockholder and a Metuchen Securityholder before the Merger and being a Petros Stockholder after the Mergers. Neurotrope has filed copies of its current Articles of Incorporation and Bylaws with the SEC and will send copies of the documents referred to in this proxy statement/prospectus to you upon your request. Petros and Metuchen will also send copies of its documents referred to in this proxy statement/prospectus to you upon your request. See the section titled “Where You Can Find More Information” in this proxy statement/prospectus.
Current Metuchen Rights and Neurotrope Rights Versus Petros Rights Post-Mergers
Provision	Metuchen (Pre-Mergers)	Neurotrope (Pre-Mergers)	Petros (Post-Mergers)
Elections; Voting; Procedural Matters
Authorized Capital Units/Stock	Common Units and Preferred Units, as authorized by the Board of Manager	Neurotrope is authorized to issue 150,000,000 shares of Neurotrope Common Stock and 50,000,000 shares of Neurotrope Preferred Stock. Neurotrope Preferred Stock may be issued from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by the Neurotrope Board of Directors prior to the issuance of any shares thereof, and will have such voting powers and such preferences and rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolutions providing for the issue of such class or series of Neurotrope Preferred Stock as may be adopted from time to time by the Neurotrope Board of Directors	Petros is authorized to issue 150,000,000 shares of Petros Common Stock and 50,000,000 shares of Petros Preferred Stock. Petros Preferred Stock may be issued in one or more series, each of which will have such distinctive designation, voting powers, and such preferences and rights and any qualifications, limitations or restrictions thereof, as shall be stated in the resolutions providing for the issuance of such series of Petros Preferred Stock

Provision	Metuchen (Pre-Mergers)	Neurotrope (Pre-Mergers)	Petros (Post-Mergers)
		prior to the issuance of any shares thereof.	adopted by the Petros Board of Directors.
Number of Directors	One board member	The number of directors shall be fixed from time to time, but shall not be more than eleven (11) nor less than one (1).	Nine board members
Stockholder/Member Nominations and Proposals	Not applicable
For business to be properly brought before a Neurotrope annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to Neurotrope’s secretary in accordance with the Neurotrope Bylaws, and must have been a stockholder of record at such time.
Nominations of persons for election to the Neurotrope Board of Directors at Neurotrope’s annual meeting or at any special meeting of stockholders for the purpose of electing directors may be made at a meeting of stockholders by or at the direction of the Neurotrope Board of Directors, by any nominating committee or person appointed for such purpose by the Neurotrope Board of Directors, or by any stockholder of record of Neurotrope entitled to vote for the election of directors at the meeting who complies with the advance notice procedures set forth in the Neurotrope Bylaws.
Stockholder proposals and nominations must be made in accordance with Rule 14a-8 of the Exchange Act and as otherwise set forth in the advance notice provisions of the Petros Bylaws.
Classified Board of Directors	Not applicable	The NRS permits a corporation to classify its board of directors into as many as four classes with staggered terms of office, where at least one-fourth of the directors must be elected annually. However, the Neurotrope Articles of Incorporation and the Neurotrope Bylaws do not provide for a classified board of directors. The Neurotrope Bylaws provide that a nominee for director shall be elected to the Neurotrope Board of Directors by a plurality of the votes cast at	Not applicable

Provision	Metuchen (Pre-Mergers)	Neurotrope (Pre-Mergers)	Petros (Post-Mergers)
the Neurotrope annual meeting of stockholders.
Removal of Directors	Board member is subject to removal by the Requisite Holders (defined as the holders of a majority of then outstanding Units voting together as a single class on an as-converted to Common Units basis).
The NRS requires the vote of the holders of at least two-thirds of voting power of the issued and outstanding stock entitled to vote at an election of directors in order to remove a director or all of the directors. Furthermore, the NRS does not make a distinction between removals for cause and removals without cause.
According to the Neurotrope Bylaws, a director may be removed, with or without cause, by the affirmative vote of holders of shares of Neurotrope capital stock issued and outstanding entitled to vote at an election of directors representing at least two-thirds of the votes entitled to be cast thereon. Also, a director may resign at any time upon notice to Neurotrope. The acceptance of a resignation shall not be necessary to make it effective unless so specified therein.
Any director or the entire Petros Board of Directors may be removed only in accordance with the provisions of the Petros Certificate of Incorporation. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.
Special Meeting of the Stockholders	Not applicable
The NRS permits special meetings of stockholders to be called by the entire board of directors, any two directors or the President, unless the articles of incorporation or bylaws provide otherwise.
The Neurotrope Bylaws provide that special meetings of the stockholders may be called by the Chairman of the Neurotrope Board of Directors, the chief executive officer, the president or the secretary. Notice of a special meeting stating the purpose or purposes for which the meeting is called and the date, time and place of the meeting, and the means of electronic communications, if any, by which stockholders and proxies shall be deemed to be present in person and vote, shall be given not less than ten (10) nor more than sixty
Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Petros Certificate of Incorporation, may be called only by the Chairman of the Petros Board of Directors or President and shall be called by the Chairman of the Petros Board of Directors, the President or Secretary at the request in writing of a majority of the Petros Board of Directors. The Petros Board of Directors may cancel, postpone or reschedule

Provision	Metuchen (Pre-Mergers)	Neurotrope (Pre-Mergers)	Petros (Post-Mergers)
		(60) days before the date of the meeting to each stockholder entitled to vote at such meeting. Only such business as is specified in the notice of special meeting shall come before such meeting.	previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.
Cumulative Voting	Not applicable	Nevada law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its articles of incorporation as long as certain procedures are followed. However, the Neurotrope Articles of Incorporation do not authorize cumulative voting.	Not applicable
Vacancies	To be filled by the Requisite Holders.	Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the remaining directors then in office, though less than a quorum, or by a sole remaining director, and the directors so elected shall hold office until the next Neurotrope annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier resignation or removal. If there are no directors in office, then an election of directors may be held in the manner provided by the Nevada Private Corporations Law. No decrease in the number of directors constituting the Neurotrope Board of Directors shall shorten the term of any incumbent director.	Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election at which such director’s class is to be elected and until their successors are duly elected and shall qualify, unless sooner displaced
Voting Stock	Metuchen Securityholders have no right to vote on any matter, except as specifically set forth in the Metuchen Operating Agreement or as may be required under the DLLCA. Any such vote shall be at a meeting of the Metuchen	The Neurotrope Bylaws provide that each stockholder of record of any class or series of stock other than the Neurotrope Common Stock shall be entitled on each matter submitted to a vote at each meeting of stockholders to such number of votes for each share of such stock as may be fixed in the Neurotrope Articles of Incorporation, and each stockholder of record of
The holders of the Petros Common Stock are entitled to one vote for each share of Petros Common Stock held at all meetings of stockholders (and written actions in lieu of meetings).
Holders of Petros Preferred Stock shall have no voting rights,

Provision	Metuchen (Pre-Mergers)	Neurotrope (Pre-Mergers)	Petros (Post-Mergers)
Securityholders entitled to vote or by written consent as provided herein. Each holder of Common Units shall be entitled to cast one (1) vote on any matter requiring the approval of such Units, and each holder of Preferred Units shall be entitled to cast one (1) vote for each Common Unit into which such Preferred Unit is then convertible (on an aggregate basis for each holder of Preferred Units) on any matter requiring approval of such Units.
Neurotrope Common Stock shall be entitled at each meeting of stockholders to one vote for each share of such stock, in each case, registered in such stockholder’s name on the books of Neurotrope on the date fixed as the record date pursuant to the Neurotrope Bylaws for the determination of stockholders entitled to notice of and to vote at such meeting, or if no such record date shall have been so fixed, then at the close of business on the day next preceding the day on which notice of such meeting is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.
The Neurotrope Articles of Incorporation provide that each issued and outstanding share of Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) and each issued and outstanding share of Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”) shall be entitled to the number of votes equal to the number of shares of Neurotrope Common Stock into which each such share of Series A Preferred Stock and Series B Preferred Stock is convertible.
The Neurotrope Articles of Incorporation provide that each issued and outstanding share of Series C Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”) shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the Neurotrope Stockholders.
The Neurotrope Articles of Incorporation provide that the Series D Convertible Preferred Stock, par value $0.0001 per share (the “Series D Preferred except as required by law (including without limitation, the DGCL and as expressly provided in the Petros Certificate of Incorporation. Subject to Section 5 of the Petros Certificate of Incorporation, to the extent that under the DGCL the holders of Petros Preferred Stock are required to vote on a matter with holders of shares of Petros Common Stock, voting together as one class, each share of Petros Preferred Stock shall entitle the holder of Petros Preferred Stock thereof to cast that number of votes per share as is equal to the number of shares of Petros Common Stock into which it is then convertible (subject to the ownership limitations specified in Section 5 hereof) using the record date for determining the stockholders of Petros eligible to vote on such matters as the date as of which the Conversion Price is calculated. Holders of Petros Preferred Stock shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled by vote, which notice

Provision	Metuchen (Pre-Mergers)	Neurotrope (Pre-Mergers)	Petros (Post-Mergers)
		Stock”) shall have no voting rights.	would be provided pursuant to the Bylaws of Petros and the DGCL.
Drag Along	If at any time prior to the consummation of a Qualified Public Offering (defined as an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 in which the gross cash proceeds to Metuchen or any successor to Metuchen (before deduction of underwriting discounts, commissions and expenses of sale) are at least $15,000,000) or any other transaction in which JCP proposes to sell or otherwise dispose of all of its Units to a third-party buyer, then JCP shall have the right (but not the obligation) to require each other member of Metuchen to participate in such sale on the terms set forth in Section 7.02 of the Metuchen Operating Agreement.	Not applicable	Not applicable
Registration Rights	Not applicable	Not applicable.	Not applicable
Stockholder/Member Action by Written Consent	Where required for action under Section 3.11 of the Metuchen Operating Agreement, the Majority Preferred (defined as the holders of a majority of the outstanding Preferred Units) may take	The Neurotrope Bylaws provide that Neurotrope Stockholders may not take any action by written consent in lieu of a meeting.	Not applicable

Provision	Metuchen (Pre-Mergers)	Neurotrope (Pre-Mergers)	Petros (Post-Mergers)
action by written consent.
Notice of Stockholder Meeting	Not applicable.
Notice of the Neurotrope annual meeting stating the date, time and place of the meeting shall be given as permitted by law to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.
Notice of a Neurotrope special meeting stating the purpose or purposes for which the meeting is called and the date, time and place of the meeting, and the means of electronic communications, if any, by which stockholders and proxies shall be deemed to be present in person and vote, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. Only such business as is specified in the notice of special meeting shall come before such meeting.
Notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the corporation’s records.
Conversion Rights and Protective Provisions
Conversion Rights:    Under
Section 3.06 of the Metuchen Operating Agreement, Holders of Preferred Units have an optional right to convert Preferred Units to Common Units, as well as an automatic conversion right in the event of a Qualified Public Offering.
Protective Provisions:   Without the written consent of the Majority Preferred, Metuchen may not: (a) amend, alter or repeal any provision of this Agreement if such amendment, alteration or repeal would

Conversion Rights:   The holders of Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock have the option to convert their shares of preferred stock into shares of Neurotrope Common Stock, at the option of the holder, at any time and without the payment of additional consideration by the holder.
Protective Provisions:   While any Series A Preferred Stock is issued and outstanding, Neurotrope may not, without an affirmative vote of the majority of the holders of the Series A Preferred Stock that is issued and outstanding: (i) liquidate, dissolve or wind-up the business and affairs of Neurotrope or effect any merger or consolidation, (ii) amend, alter or repeal any provision of the Neurotrope Articles of Incorporation or the

Conversion Rights: The holders of Petros Preferred Stock are entitled to convert shares of Petros Preferred Stock to Petros Common Stock.
Protective Provisions: The holders of Petros Preferred Stock benefit from several protective provisions which prohibit Petros from amending the Petros Certificate of Incorporation or changing the terms of or issuing additional shares of Petros Preferred Stock without the consent of the Required Holders.

Provision	Metuchen (Pre-Mergers)	Neurotrope (Pre-Mergers)	Petros (Post-Mergers)
adversely alter in any material respect any of the rights and preferences of the Preferred Units; (b) authorize or create any class or series of Membership Interests having a preference over the Preferred Units as to dividends or liquidation; (c) declare or pay any dividends or distributions, except any tax distributions pursuant to Section 5.04(a) of the Metuchen Operating Agreement or any distribution required by Section 5.05 of the Metuchen Operating Agreement; (d) dissolve or liquidate, in whole or in part; or consolidate or merge with or into any other Person; or convey, lease, sell, or transfer all or substantially all the assets of Metuchen or any subsidiary of Metuchen; or purchase or otherwise acquire, directly or indirectly, all or substantially all of the assets of, or any equity interest of any class issued by, any other Person; or file a petition for bankruptcy or receivership of the Metuchen or any subsidiary of Metuchen; (e) repurchase or redeem any Membership Interests; or (f) enter into any
Neurotrope Bylaws in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock, (iii) create or issue any additional class or series of Neurotrope capital stock or increase the authorized number of shares of any existing series of Neurotrope capital stock unless the same ranks junior to the Series A Preferred Stock with respect to the distribution of assets or the liquidation, dissolution or winding up of Neurotrope and the payment of dividends and rights of redemption, (iv) reclassify, alter or amend any existing security of Neurotrope that is pari passu with or junior to the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of Neurotrope, the payment of dividends or rights of redemption, if such reclassification alteration or amendment would render such other security senior to the Series A Preferred Stock in respect of any such right, preference or privilege, or (v) purchase or redeem or pay or declare any dividend or make any distribution on, any shares of Neurotrope capital stock, subject to certain exceptions or as approved by the Neurotrope Board of Directors.
While any Series B Preferred Stock is issued and outstanding, Neurotrope may not, without an affirmative vote of the majority of the holders of the Series B Preferred Stock that is issued and outstanding: (i) increase the authorized number of shares of Series B Preferred Stock; (ii) amend, alter or repeal the Neurotrope Articles of Incorporation or the Neurotrope Bylaws in a manner that adversely

Provision	Metuchen (Pre-Mergers)	Neurotrope (Pre-Mergers)	Petros (Post-Mergers)
agreement, commitment or arrangement to do any of the foregoing.
affects the powers, preferences or rights of the Series B Preferred Stock, (iii) create or issue any debt security or any equity security or incur, or authorize the incurrence of any other indebtedness, (iv) create or issue any additional class or series of Neurotrope capital stock or increase the authorized number of shares of any existing series of Neurotrope capital stock unless the same ranks junior to the Series B Preferred Stock with respect to the distribution of assets or the liquidation, dissolution or winding up of Neurotrope and the payment of dividends and rights of redemption, or (v) issue or sell any rights, warrants or options to subscribe for or purchase shares of Neurotrope Common Stock or securities directly or indirectly convertible into or exchangeable or exercisable for shares of Neurotrope Common Stock at a price which varies or may vary with the market price of the shares of Neurotrope Common Stock.
While any Series C Preferred Stock is issued and outstanding, Neurotrope may not amend the Neurotrope Articles of Incorporation in any manner, including in a merger of consolidation, which would alter, change or repeal the powers, preferences or special rights of the Series C Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock, voting together as a single class.
Without first obtaining the affirmative vote of two-thirds of the outstanding shares of Series D Preferred Stock, Neurotrope may not: (i) amend

Provision	Metuchen (Pre-Mergers)	Neurotrope (Pre-Mergers)	Petros (Post-Mergers)

or repeal any provision of the Neurotrope Articles of Incorporation or the Neurotrope Bylaws if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit of the Series D Preferred Stock; provided, however, Neurotrope may, without the consent of the Series D Preferred Stock, unless such consent is otherwise required by the NRS, amend the Neurotrope Articles of Incorporation to effectuate one or more reverse stock splits, or (ii) circumvent a right of the Series D Preferred Stock.
In addition, the Neurotrope Board of Directors adopted a shareholder rights plan (the “Rights Plan”) pursuant to which, in the event that 15% or more of Neurotrope Common Stock is acquired in a transaction not approved by the Neurotrope Board of Directors, the Neurotrope Stockholders who were granted rights under the Rights Plan will be entitled to acquire shares of Neurotrope Common Stock at a 50% discount or Neurotrope may exchange such rights held by such holders for one share of Neurotrope Common Stock. See “Description of Neurotrope Capital Stock — Anti-Takeover Provisions” for more information.

Right of First Refusal	Not applicable	Not applicable.	Not applicable
Right of Co-Sale	Not applicable	Not applicable.	Not applicable
Forum Selection	Court of Chancery of the State of Delaware	Unless Neurotrope consents in writing to the selection of an alternative forum, the appropriate state and federal courts sitting in the State of Nevada shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of Neurotrope, (b) any action	Not applicable

Provision	Metuchen (Pre-Mergers)	Neurotrope (Pre-Mergers)	Petros (Post-Mergers)
asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Neurotrope or Neurotrope’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the NRS, or (d) any action asserting a claim governed by the internal affairs doctrine.
Inspection of Books and Records
The NRS grants any person who has been a stockholder of record of a corporation for at least six months immediately preceding the demand, or any person holding, or thereunto authorized in writing by the holders of, at least 5% of all of its outstanding shares, upon at least five days’ written demand, the right to inspect in person or by agent or attorney, during usual business hours (i) the articles of incorporation and all amendments thereto, (ii) the bylaws and all amendments thereto and (iii) a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them respectively. A Nevada corporation may require a stockholder to furnish the corporation with an affidavit that such inspection is for a proper purpose related to his or her interest as a stockholder of the corporation.
In addition, the NRS grants certain stockholders the right to inspect the books of account and records of a corporation for any proper purpose. The right to inspect the books of account and all financial records of a corporation, to make copies of records and to conduct an audit of such records is granted only to

Provision	Metuchen (Pre-Mergers)	Neurotrope (Pre-Mergers)	Petros (Post-Mergers)
a stockholder who owns at least 15% of the issued and outstanding shares of a Nevada corporation, or who has been authorized in writing by the holders of at least 15% of such shares. However, these requirements do not apply to any corporation that furnishes to its stockholders a detailed, annual financial statement or any corporation that has filed during the preceding 12 months all reports required to be filed pursuant to Section 13 or Section 15(d) of the Exchange Act.
Indemnification of Officers and Directors and Advancement of Expenses; Limitation on Personal Liability
Indemnification	Officers and directors, as “Covered Persons,” shall be indemnified to the fullest extent permitted by the DLLCA, subject to the provisions of Section 8.02 of the Metuchen Operating Agreement.
The Neurotrope Bylaws provide that Neurotrope shall indemnify, to the fullest extent permitted by law, any person that is made party or threatened to be made party to a third party claim or derivative claim by reason of the fact that such person is or was a director, officer, employee or agent of Neurotrope or is or was serving at the request of Neurotrope.
The NRS generally permits a corporation to indemnify any director or officer who acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a non-derivative action involving a criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful). Under the NRS, the person seeking indemnity may also be indemnified if he or she is not liable for his or her actions under Nevada law.
Officers and directors, as “Indemnified Persons,” shall be indemnified to the fullest extent permitted by law.
Advancement of Expenses	Metuchen shall promptly reimburse or advance each Covered Person for expenses in connection with	Expenses incurred by any present or former director or officer of Neurotrope in defending a civil or criminal action, suit or proceeding shall, to the extent	Petros shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in

Provision	Metuchen (Pre-Mergers)	Neurotrope (Pre-Mergers)	Petros (Post-Mergers)
investigating, preparing to defend or defending against matters indemnified by Section 8.02 of the Metuchen Operating Agreement.
permitted by law, be paid by Neurotrope in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking in writing by or on behalf of such person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that such person is not entitled to be indemnified by Neurotrope as authorized by the Neurotrope Bylaws.
Expenses and costs incurred by any other person whom Neurotrope may be obligated to indemnify in defending a civil, criminal, administrative, regulatory or investigative action, suit or proceeding may be paid by Neurotrope in advance of the final disposition of such action, suit or proceeding as authorized by or under the authority of the Neurotrope Board of Directors upon receipt of an undertaking in writing by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Neurotrope in respect of such costs and expenses as authorized by the Neurotrope Bylaws and subject to any limitations or qualifications provided by or under the authority of the Neurotrope Board of Directors.
defending any proceeding in advance of its final disposition; provided, that to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under the Article Tenth of the Petros Certificate of Incorporation or otherwise.
Dividends Declaration and Payment of Dividends	Metuchen may not declare or pay any dividends or distributions (except pursuant to Section 5.04(a) or Section 5.05) without the written consent of the Majority Preferred.	The NRS provides that no distribution (including dividends on, or redemption or repurchases of, shares of capital stock) may be made if, after giving effect to such distribution, (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or, (ii) except as otherwise specifically permitted by the articles of incorporation, the corporation’s total assets would be less than the sum of its total	Dividends upon the capital stock of Petros, subject to the provisions of the Petros Certificate of Incorporation, if any, may be declared by the Petros Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares

Provision	Metuchen (Pre-Mergers)	Neurotrope (Pre-Mergers)	Petros (Post-Mergers)

liabilities plus the amount that would be needed at the time of a dissolution to satisfy the preferential rights of preferred stockholders. In making those determinations, the board of directors may consider financial statements prepared on the basis of accounting practices that are reasonable in the circumstances, a fair valuation, including but not limited to unrealized appreciation and depreciation, or any other method that is reasonable in the circumstances.
The Neurotrope Bylaws provide that dividends upon Neurotrope capital stock may be declared by the Neurotrope Board of Directors at any regular or special meeting, and may be paid in cash, in property, or in shares of capital stock. Before payment of any dividend, there may be set aside out of any funds of Neurotrope available for dividends such sum or sums as the Neurotrope Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of Neurotrope or for any proper purpose, and the Neurotrope Board of Directors may modify or abolish any such reserve.
of the capital stock, subject to the provisions of the Petros Certificate of Incorporation and pursuant to applicable law.
Fiduciary Duties of Directors		Nevada requires that directors and officers of Nevada corporations exercise their powers in good faith and with a view to the interests of the corporation. As a matter of law, under the NRS, directors and officers are presumed to act in good faith, on an informed basis and with a view to the interests of the corporation in making business decisions. In performing such duties, directors and officers may exercise their business judgment

Provision	Metuchen (Pre-Mergers)	Neurotrope (Pre-Mergers)	Petros (Post-Mergers)
through reliance on information, opinions, reports, financial statements and other financial data prepared or presented by corporate directors, officers or employees who are reasonably believed to be reliable and competent. Professional reliance may also be extended to legal counsel, public accountants, advisers, bankers or other persons as to matters reasonably believed to be within their professional competence, and to the work of a committee (on which the particular director or officer does not serve) if the committee was established and empowered by the corporation’s board of directors, and if the committee’s work was within its designated authority and was about matters on which the committee was reasonably believed to merit confidence. However, directors and officers may not rely on such information, opinions, reports, books of account or similar statements if they have knowledge concerning the matter in question that would make such reliance unwarranted.
Amendments to Articles of Incorporation or Bylaws
General Provisions	The Metuchen Operating Agreement may only be amended or modified by a writing executed by the Requisite Holders (other than amendments to Exhibit A of the Metuchen Operating Agreement to reflect changes in the members of Metuchen, their respective Capital Accounts, and their respective Membership Interests). In addition, no amendment shall	Nevada law provides generally that a resolution of the board of directors is required to propose an amendment to a corporation’s articles of incorporation and that the amendment must be approved by the affirmative vote of a majority of the voting power of all classes of Neurotrope capital stock entitled to vote, as well as a majority of any class adversely affected.
The Petros Certificate of Incorporation may be amended by the affirmative vote at a meeting or by written consent, in accordance with the DGCL, of the Required Holders (defined as the holders of at least two-thirds of the shares of outstanding Petros Preferred Stock) and such other stockholder approval as may be required by DGCL.
The Bylaws may be

Provision	Metuchen (Pre-Mergers)	Neurotrope (Pre-Mergers)	Petros (Post-Mergers)
	create any personal liability or personal obligation of any Member for the debts, obligations, or liabilities of Metuchen not otherwise required under the Act without such Member’s written consent; and (ii) no amendment may to any material extent adversely affect the rights of, or create any new obligations of, any Member specifically (and exclusive of any amendment that affects all Members) without such Member’s written consent.		repealed, altered amended or rescinded by the holders of a majority of the outstanding shares of Petros or by a majority of the Petros Board of Directors.

PRINCIPAL STOCKHOLDERS OF NEUROTROPE
The following table sets forth certain information with respect to the beneficial ownership of Neurotrope Common Stock as of September 21, 2020 (except where otherwise indicated) for:
•
each person, or group of affiliated persons, who are known by us to beneficially own more than 5% of the outstanding shares of Neurotrope Common Stock;

•
each of Neurotrope’s directors as of September 21, 2020;

•
each of Neurotrope’s named executive officers; and

•
all of the current directors and executive officers of Neurotrope as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of September 21, 2020, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse, with respect to the shares set forth in the following table.
The percentage of ownership is based on 23,777,539 shares of Neurotrope Common Stock outstanding on September 21, 2020 adjusted as required by the rules promulgated by the SEC to determine beneficial ownership. Neurotrope does not know of any arrangements, including any pledge by any person of securities of Neurotrope, the operation of which may at a subsequent date result in a change of control of Neurotrope.
Unless otherwise indicated in the following table, the address for each person named in the table is c/o Neurotrope, Inc., 1185 Avenue of the Americas, 3rd Floor, New York, NY 10036.
Name and Address of Beneficial Owner	Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned(1)
McGregor, Clyde S. & LeAnn P. Pope, JTWROS(2)	1,766,215	7.4%
Intracoastal Capital LLC(3)	2,964,816	9.99%
Daniel L. Alkon(4)	467,014	1.9%
Bruce T. Bernstein(5)	76,802	*
Ivan P. Gergel(6)	22,406	*
George Perry(7)	33,964	*
Charles S. Ryan(8)	389,852	1.6%
Jonathan L. Schechter(9)	40,308	*
Joshua N. Silverman(10)	469,917	1.9%
William S. Singer(11)	81,468	*
Robert Weinstein(12)	78,842	*
All current directors and executive officers as a group (9 persons)	1,643,277	6.8%

*
Represents beneficial ownership of less than 1% of the outstanding shares.

(1)
Applicable percentage ownership is based on 23,777,539 shares of Neurotrope Common Stock outstanding, together with securities exercisable or convertible into shares of Neurotrope Common Stock within 60 days of September 21, 2020 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The shares issuable pursuant to the exercise or conversion of such securities are deemed outstanding for the purpose of computing the percentage of ownership of the security holder, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person.

(2)
This information is based on a Schedule 13G/A filed by Clyde S. McGregor on February 14, 2019, which reported ownership as of December 31, 2018. Includes (1) 1,021,797 shares of Neurotrope Common Stock, (2) 104,167 shares of Neurotrope Common Stock underlying Series E Warrants issued in the Neurotrope’s November 2015 private placement, (3) 195,313 shares of Neurotrope Common Stock issuable upon exercise of the Series F Warrant and (4) 444,938 shares of Neurotrope Common Stock underlying Series G warrants issued in Neurotrope’s December 2018 registered direct offering. The shares included in the table report the number of shares that would be issuable upon exercise of the warrants, without giving effect to the 9.99% blocker included in such securities.

(3)
This information is based on a Schedule 13G filed by Mitchell P. Kopin, Daniel B. Asher, and Intracoastal Capital LLC (“Intracoastal”) on January 31, 2020, which reported ownership as of January 30, 2020. Includes an aggregate of (i) 657,240 shares of Neurotrope Common Stock held by Intracoastal, (ii) 428,788 shares of Neurotrope Common Stock issuable upon conversion of Series D Convertible Preferred Stock and (iii) 1,878,788 shares of Neurotrope Common Stock issuable upon exercise of warrants held by Intracoastal. The shares included in the table report the number of shares that would be issuable upon exercise of the warrants, without giving effect to the 9.99% blocker included in such securities. The principal business address of Mr. Kopin and Intracoastal is 245 Palm Trail, Delray Beach, Florida 33483. The principal business address of Mr. Asher is 111 W. Jackson Boulevard, Suite 2000, Chicago, Illinois 60604.

(4)
Includes (1) 29,688 shares of Neurotrope Common Stock and (2) 437,326 shares of Neurotrope Common Stock underlying stock options held by Dr. Alkon that are vested as of September 21, 2020 or will vest within 60 days thereafter.

(5)
Includes (1) 1,563 shares of Neurotrope Common Stock and (2) 75,239 shares underlying stock options held by Mr. Bernstein that are vested as of September 21, 2020 or will vest within 60 days thereafter.

(6)
Includes 22,406 shares of Neurotrope Common Stock underlying stock options held by Dr. Gergel that are vested as of September 21, 2020 or will vest within 60 days thereafter.

(7)
Includes 33,964 shares of Neurotrope Common Stock underlying stock options held by Dr. Perry that are vested as of September 21, 2020 or will vest within 60 days thereafter.

(8)
Includes 389,852 shares of Neurotrope Common Stock underlying stock options held by Dr. Ryan that are vested as of September 21, 2020 or will vest within 60 days thereafter.

(9)
Includes 23,012 shares of Neurotrope Common Stock underlying stock options held by Mr. Schechter that are vested as of September 21, 2020 or will vest within 60 days thereafter.

(10)
Includes 469,917 shares of Neurotrope Common Stock underlying stock options held by Mr. Silverman that are vested as of September 21, 2020 or will vest within 60 days thereafter.

(11)
Includes 81,468 shares of Neurotrope Common Stock underlying stock options held by Mr. Singer that are vested as of September 21, 2020 or will vest within 60 days thereafter.

(12)
Includes (1) 3,953 shares of Neurotrope Common Stock, (2) 1,303 shares of Neurotrope Common Stock underlying Series E Warrants issued in the Company’s November 2015 private placement and (3) 73,586 shares of Neurotrope Common Stock underlying stock options held by Mr. Weinstein that are vested as of September 21, 2020 or will vest within 60 days thereafter.

PRINCIPAL SECURITYHOLDERS OF METUCHEN
The following table sets forth certain information with respect to the beneficial ownership of Metuchen’s Common Units and Preferred Units as of September 22, 2020, by:
•
each person, or group of affiliated persons, expected by Metuchen to become the beneficial owner of more than 5% of the outstanding Common Units and Preferred Units of Metuchen;

•
each named executive officer and director of Metuchen; and

•
all of Metuchen’s executive officers and directors as a group.

The number of units beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any units as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of July 15, 2020, through the exercise of any stock option or other right. Unless otherwise indicated, Metuchen believes, based on the information furnished to each company, that each of the persons named in the table below has sole investment and voting power, or shares such powers with his or her spouse, with respect to the units set forth in the following table.
The percentage of ownership is based on 3,434,551.28 Common Units and on 1,619,753.13 Preferred Units outstanding as of September 22, 2020, adjusted as required by the rules promulgated by the SEC to determine beneficial ownership as discussed above.
Unless otherwise indicated in the following table, the address for each person named in the table is c/o Metuchen Pharmaceuticals LLC 200 U.S. Highway 9, Suite 500, Manalapan Township, New Jersey 07726.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Units(1)(2)	Percent of Class	Amount and Nature of Beneficial Ownership of Preferred Units(3)	Percent of Class
Juggernaut Capital Partners III, L.P.(4) 5301 Wisconsin Ave NW, Suite 570, Washington, DC 20015	2,824,838.46	82.2%	1,129,497	69.7%
L Mazur Associates, JV(5)	590,109.25	17.2%	244,323	15.1%
Keith Lavan	1,964.29(6)	*	—	—
Fady Boctor	—	—	—	—
Andrew Gesek	196.43(7)	*	—	—
All directors and executive officers as a group	3,417,108	99.4%	1,373,821	84.8%

(1)
Unless otherwise indicated, each unitholder has sole voting and investment power with respect to the securities shown to be owned by such unitholder. The inclusion herein of securities listed as beneficially owned does not constitute an admission of beneficial ownership.

(2)
The beneficial ownership of Common Units does not include the Common Units issuable upon conversion of the Preferred Units.

(3)
Unless otherwise indicated, each unitholder has sole voting and investment power with respect to the securities shown to be owned by such unitholder. The inclusion herein of securities listed as beneficially owned does not constitute an admission of beneficial ownership.

(4)
Units are held by JCP III SM AIV, L.P., a special purpose investment vehicle of Juggernaut Capital Partners III, L.P. (the general partner of both entities is Juggernaut Partners III GP, L.P.). Juggernaut Management, LLC is the investment manager of JCP III SM AIV, L.P. and Juggernaut Capital Partners III, L.P. (John D. Shulman is the Manager of, and controls, Juggernaut Management, LLC). Each of Mr. Shulman and Juggernaut Partners III GP, L.P. disclaims beneficial ownership of the shares reported except to the extent of its or his pecuniary interest in such shares. 2,451,584.89 common units owned directly and 373,253.57 on a look-through basis based on proportionate ownership of Metuchen Therapeutics, LLC.
(5)
L Mazur Associates, JV is controlled by Leonard Mazur. 432,966.39 common units owned directly and 157,142.86 on a look-through basis based on proportionate ownership of Metuchen Therapeutics, LLC.

(6)
Ownership in Metuchen Pharmaceuticals on look-through basis based on proportionate ownership of Metuchen Therapeutics, LLC which owns 550,000 units of Metuchen Pharmaceuticals.

(7)
Ownership in Metuchen Pharmaceuticals on look-through basis based on proportionate ownership of Metuchen Therapeutics, LLC which owns 550,000 units of Metuchen Pharmaceuticals.

PRINCIPAL STOCKHOLDERS OF PETROS
The following table sets forth certain information with respect to the beneficial ownership of Petros’s common stock immediately following the consummation of the Mergers, by:
•
each person, or group of affiliated persons, expected by Neurotrope and Metuchen to become the beneficial owner of more than 5% of the outstanding common stock of Petros;

•
each named executive officer and director of Petros; and

•
all of Petros’s executive officers and directors as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of the consummnation of the Mergers, through the exercise of any stock option or other right. Unless otherwise indicated, Neurotrope and Metuchen believe, based on the information furnished to each company, that the persons named in the table below have sole investment and voting power, or shares such powers with his or her spouse, with respect to the shares set forth in the following table.
The percentage of ownership is based on 48,525,566 shares of common stock expected to be outstanding upon the consummation of the Mergers, adjusted as required by the rules promulgated by the SEC to determine beneficial ownership and, in the case of the columns under the heading “Full Earnout”, the issuance of the maximum 71,160,451 additional shares of common stock (“Earnout Shares”) to the existing Metuchen Securityholders as Earnout Payments. Neither Neurotrope nor Metuchen know of any arrangements, including any pledge by any person of securities of Petros.
The Metuchen Exchange Ratio is calculated using a formula intended to allocate a percentage of Petros to existing Metuchen Securityholders. The Neurotrope Common Exchange Ratio is equal to 1.0. It is currently estimated that the Metuchen Exchange Ratio at Closing will be approximately 2.8578 and, based solely on the Metuchen Exchange Ratio and the Neurotrope Common Exchange Ratio (collectively, the “Exchange Ratios”) and assuming that no Earnout Shares are issued, at Closing: (a) Metuchen Securityholders as of immediately prior to the Mergers will own approximately 51.0% of the Petros Common Stock (as defined in the Merger Agreement), and (b) the Neurotrope Stockholders as of immediately prior to the Mergers will own approximately 49.0% of the Petros Common Stock in each case, subject to adjustment of the Exchange Ratios as set forth in the Merger Agreement and described herein. Assuming the issuance of the maximum number of Earnout Shares, at Closing: (a) Metuchen Securityholders as of immediately prior to the Mergers will own approximately 80.13% of the Petros Common Stock (as defined below), and (b) the Neurotrope Stockholders as of immediately prior to the Mergers will own approximately 19.87% of the Petros Common Stock in each case, subject to adjustment of the Exchange Ratios as set forth in the Merger Agreement and described herein.
The following table and the related notes assume that, at the Effective Time, each Metuchen Common Unit will convert into the right to receive 2.8578 shares of Petros Common Stock (which is the current estimate of the Company Exchange Ratio and is subject to change), and each Neurotrope Common Stock will convert into the right to receive 1 share of Petros Common Stock. The information in the columns under the heading “No Earnout” assumes that none of the Earnout Shares are issued. The information in the columns under the heading “Full Earnout” assumes that the maximum number of Earnout Shares are issued. See “The Merger Agreement — Merger Consideration” for more information regarding the Exchange Ratios.

Unless otherwise indicated in the following table, the address for each person named in the table is: 5301 Wisconsin Avenue, NW, Suite 570, Washington, DC 20015.
Name and address of beneficial owner	No Earnout Amount and Nature of Beneficial Ownership(1)	No Earnout Percent of Class	Full Earnout Amount and Nature of Beneficial Ownership(1)	Full Earnout Percent of Class
Juggernaut Capital Partners III, L.P.(2)	15,731,440	32.4%	72,659,309	60.7%
L Mazur Associates, JV(3)	2,384,645	*	11,014,037	9.2%
Bruce T. Bernstein(4)	76,802	*	76,802	*
Joshua N. Silverman(7)	469,917	*	469,917	*
Wayne R. Walker	—	*	—	*
Greg Bradley	—	*	—	*
Keith Lavan	5,613	*	25,295	*
Fady Boctor	—	*	—	*
Andrew Gesek	561	*	2,591	*
All directors and executive officers as a group	18,668,978	38.5%	84,248,580	70.4%

*
Indicates less than one percent (1%) ownership.

(1)
Unless otherwise indicated, each of the stockholder has sole voting and investment power with respect to the securities shown to be owned by such stockholder. The inclusion herein of securities listed as beneficially owned does not constitute an admission of beneficial ownership.

(2)
Shares are held by JCP III SM AIV, L.P., a special purpose investment vehicle of Juggernaut Capital Partners III, L.P. (the general partner of both entities is Juggernaut Partners III GP, L.P.). Juggernaut Management, LLC is the investment manager of JCP III SM AIV, L.P. and Juggernaut Capital Partners III, L.P. (John D. Shulman is the Manager of, and controls, Juggernaut Management, LLC).

Each of Mr. Shulman and Juggernaut Partners III GP, L.P. disclaims beneficial ownership of the shares reported except to the extent of its or his pecuniary interest in such shares.
(3)
L Mazur Associates, JV is controlled by Leonard Mazur. Amount includes 2,227,707 shares currently owned by Metuchen Therapeutics LLC.

(4)
Amount includes (1) 1,563 shares of common stock and (2) 75,239 shares underlying stock options held by Mr. Bernstein that were vested as of September 21, 2020 or will vest within 60 days thereafter.

(7)
Amount includes 469,917 shares underlying stock options held by Mr. Silverman that were vested as of September 21, 2020 or will vest within 60 days thereafter.

LEGAL MATTERS
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. will pass upon the validity of the Petros Common Stock and Petros Preferred Stock offered by this proxy statement/prospectus.
EXPERTS
The consolidated financial statements of Neurotrope, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2019 incorporated by reference in this proxy statement/prospectus, have been so incorporated in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.
The consolidated balance sheets of Metuchen Pharmaceuticals LLC and Subsidiaries as of December 31, 2019 (Successor) and December 31, 2018 (Successor), and the related consolidated statements of operations, changes in members’ capital (deficit), and cash flows for the year ended December 31, 2019 (Successor), and for each of the periods December 10, 2018 through December 31, 2018 (Successor), and January 1, 2018 through December 9, 2018 (Predecessor), have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report, which is incorporated herein, which report includes an explanatory paragraph about the existence of substantial doubt concerning Metuchen Pharmaceuticals LLC and Subsidiaries ability to continue as a going concern. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in auditing and accounting.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows Neurotrope to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.
This document incorporates by reference the following documents that have previously been filed with the SEC by Neurotrope (file number: 001-38045):
•
Annual Report on Form 10-K for our fiscal year ended December 31, 2019 filed on March 13, 2020;

•
Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 filed on June 12, 2020 and August 10, 2020, respectively;

•
Current Reports on Form 8-K filed January 21, 2020, January 22, 2020, January 23, 2020, February 27, 2020, May 11, 2020, May 18, 2020, May 28, 2020, July 24, 2020, July 24, 2020, July 29, 2020 and September 30, 2020 (other than the portions of those documents not deemed to be filed); and

•
The description of our common stock contained in our Registration Statement on Form 8-A filed on March 27, 2017 and all amendments or reports filed by us for the purpose of updating those descriptions.

A copy of each of the documents listed above is being mailed with this proxy statement/prospectus. In addition, Neurotrope is incorporating by reference any documents it may file under Section 13(a), 13(c) 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the special meeting of the Neurotrope Stockholders, provided, however, that Neurotrope is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for the purposes of this proxy statement/prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.
Neurotrope files annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Neurotrope files with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 312 of this document.
Neurotrope has not authorized anyone to give any information or make any representation about the Mergers that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

WHERE YOU CAN FIND MORE INFORMATION
Neurotrope files annual, quarterly and current reports, proxy statements and other information with the SEC. Neurotrope SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Neurotrope also may be inspected at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.
As of the date of this proxy statement/prospectus, Petros has filed a registration statement on Form S-4 to register with the SEC the Petros Common Stock and Petros Preferred Stock that Petros will issue to Neurotrope Stockholders and Metuchen Securityholders, as applicable, in the Mergers. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Petros, as well as a proxy statement of Neurotrope for the Special Meeting and for the purpose of Metuchen for its written consent.
Petros has supplied all information contained in this proxy statement/prospectus relating to Petros, Neurotrope has supplied all information contained in this proxy statement/prospectus relating to Neurotrope, and Metuchen has supplied all information contained in this proxy statement/prospectus relating to Metuchen.
If you would like to request documents from Neurotrope, Metuchen or Petros, please send a request in writing or by telephone to Neurotrope, Metuchen or Petros at the following addresses:
Neurotrope, Inc. 1185 Avenue of the Americas, 3rd Floor New York, New York 10036 (973) 242-0005 Attn: Joshua N. Silverman	Metuchen Pharmaceuticals LLC 200 U.S. Highway 9, Suite 500 Manalapan Township, New Jersey 07726 (848) 233-5568 Attn: John D. Shulman	Petros Pharmaceuticals, Inc. 1185 Avenue of the Americas, 3rd Floor New York, New York 10036 (973) 242-0005 Attn:[•]
OTHER MATTERS
Stockholder Proposals
The Neurotrope Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of Neurotrope’s bylaws and the rules established by the SEC under the Exchange Act. Under these requirements, if a stockholder wishes to present a proposal, or nominate a candidate for election, at an annual meeting of stockholders, but does not wish to have the proposal considered for inclusion in Neurotrope’s proxy statement and proxy card, such stockholder must give written notice to the Secretary of Neurotrope at its principal executive offices at the address noted above. The Secretary must receive such notice no earlier than March 25, 2020 and no later than April 24, 2020, provided that if the date of the Special Meeting is advanced or delayed by more than 30 days, from the first anniversary of the 2019 Annual Meeting, such notice must instead be received by the Secretary no earlier than the 120th day prior to the Special Meeting and not later than the later of (i) the 90th day prior to the Special Meeting and (ii) the tenth day following the day on which notice of the date of the Special Meeting was mailed or public disclosure of the date of the Special Meeting was made, whichever occurs first. The notice must contain and be accompanied by information described in Neurotrope’s bylaws.
Stockholder Communications with the Neurotrope Board of Directors
Neurotrope Stockholders may communicate with the Neurotrope Board of Directors, or an individual director, by sending written correspondence to Neurotrope’s Secretary at Neurotrope, Inc., 1185 Avenue of the Americas, 3rd Floor, New York, New York 10036. The Secretary will review such correspondence and forward it to the Neurotrope Board of Directors, or an individual director, as appropriate.
Householding of Proxy Materials
The SEC has adopted rules known as “householding” that permit companies and intermediaries (such as brokers) to deliver one set of proxy materials to multiple stockholders residing at the same address. This process enables Neurotrope to reduce Neurotrope’s printing and distribution costs, and reduce Neurotrope’s environmental impact. Householding is available to both Neurotrope registered stockholders and beneficial owners of Neurotrope shares held in street name.
Neurotrope will promptly deliver a separate copy of either document to you upon written or oral request to Neurotrope, Inc., 1185 Avenue of the Americas, 3rd Floor, New York, New York 10036, Attention: Joshua N. Silverman, Telephone: 973-242-0005. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

METUCHEN FINANCIAL STATEMENTS

Unaudited Condensed Consolidated Financial Statements:
Condensed Consolidated Balance Sheets as of June 30, 2020 (unaudited) and December 31, 2019	F-2
Condensed Consolidated Statements of Operations for the three months and six months ended June 30, 2020 and 2019 (unaudited)	F-3
Condensed Consolidated Statements of Changes in Members’ Capital (Deficit) for the three months and six months ended June 30, 2020 and 2019 (unaudited)	F-4
Condensed Consolidated Statements of Cash Flows for the three months and six months ended June 30, 2020 and 2019 (unaudited)	F-5
Notes to Condensed Consolidated Financial Statements	F-6
Audited Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-25
Consolidated balance sheets as of December 31, 2019 (Successor) and December 31, 2018 (Successor)	F-26

Consolidated statements of operations for the year ended December 31, 2019 (Successor), the periods December 10, 2018 through December 31, 2018 (Successor) and January 1, 2018 through December 9, 2018 (Predecessor)
F-27

Consolidated Statements of Changes in Members’ Capital (Deficit) for the year ended December 31 2019 (Successor), the periods December 10, 2018 through December 31, 2018 (Successor) and January 1, 2018 through December 9, 2018 (Predecessor)
F-28

Consolidated Statements of Cash Flows for the year ended December 31, 2019 (Successor), the periods December 10, 2018 through December 31, 2018 (Successor) and January 1, 2018 through December 9, 2018 (Predecessor))
F-29
Notes to Consolidated Financial Statements	F-30 – F-59

Metuchen Pharmaceuticals, LLC and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash	$831,763	$2,145,812
Accounts receivable, net	1,114,135	2,605,130
Inventories	1,793,782	2,204,428
Deposits with related party	—	2,325
Prepaid expenses and other current assets	3,132,213	5,129,820
Total current assets	6,871,893	12,087,515
Fixed assets, net	69,156	69,837
Intangible assets, net	35,493,526	38,811,137
Other assets	7,352,762	7,397,804
Total assets	$49,787,337	$58,366,293
Liabilities and Members’ Capital
Current liabilities:
Current portion of senior debt, net	$10,689,674	$6,681,936
Current portion of related party debt	10,478,717	—
Accounts payable	5,697,697	3,776,443
Accrued expenses	15,208,983	20,887,262
Accrued inventory purchases	9,055,594	9,305,594
Other current liabilities	573,438	453,092
Total current liabilities	51,704,103	41,104,327
Long-term portion of senior debt	—	7,061,034
Deferred tax liability	1,237,808	1,432,167
Other long-term liabilities	673,794	749,546
Total liabilities	53,615,705	50,347,074
Member’s Capital:
Preferred units (1,619,754 units issued and outstanding as of June 30, 2020 and December 31, 2019)	20,018,205	20,018,205
Common units (3,434,551 units issued and outstanding as of June 30, 2020 and December 31, 2019)	29,117,233	29,117,233
Accumulated deficit	(52,963,806)	(41,116,219)
Total members’ capital	(3,828,368)	8,019,219
Total liabilities and member’s capital	$49,787,337	58,366,293
See accompanying notes to the consolidated financial statements.

Metuchen Pharmaceuticals, LLC and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Net sales	$1,373,564	$4,022,155	$3,165,485	$9,111,677
Cost of goods sold	539,231	1,026,911	1,323,266	2,293,093
Gross profit	834,333	2,995,244	1,842,219	6,818,584
Operating expenses:
Selling, general and administrative	4,059,698	5,674,020	8,876,162	10,061,493
Research and development expense	131,583	—	270,968	—
Depreciation and amortization expense	1,661,360	1,302,561	3,322,722	2,605,120
Total operating expenses	5,852,641	6,976,581	12,469,852	12,666,613
(Loss) income from operations	(5,018,308)	(3,981,337)	(10,627,633)	(5,848,029)
Interest expense, senior debt	(357,409)	(643,207)	(784,992)	(1,334,971)
Interest expense, related party term loans	(402,435)	(4,047,435)	(478,717)	(7,852,160)
Loss before income taxes	(5,778,152)	(8,671,979)	(11,891,342)	(15,035,160)
Income tax benefit	(13,781)	(70,979)	(43,752)	(91,748)
Net loss	$(5,764,371)	$(8,601,000)	$(11,847,590)	$(14,943,412)
Net loss per common unit
Basic and Diluted	$(1.68)	$(8.60)	$(3.45)	$(14.94)
Weighted average common units outstanding
Basic and Diluted	3,434,551	1,000,000	3,434,551	1,000,000
See accompanying notes to the consolidated financial statements.

Metuchen Pharmaceuticals, LLC and Subsidiaries
Condensed Consolidated Statements of Changes in Members’ Capital (Deficit) (unaudited)
For the periods from January 1, 2019 through June 30, 2019 and January 1, 2020 through June 30, 2020
	Class A Units Shares	Class A Units Amount	Preferred Units Shares	Preferred Units Amount	Common Units Shares	Common Units Amount	Additiona Paid-in Capital	Accumulated Deficit	Total
Three Months Ended June 30, 2020:
Balance, March 31, 2020	—	$—	1,619,754	$20,018,205	$3,434,551	$29,117,233	$—	$(47,199,435)	$1,936,003
Net loss	—	—	—	—	—	—	—	(5,764,371)	$(5,764,371)
Balance, June 30, 2020	—	$—	1,619,754	$20,018,205	$3,434,551	$29,117,233	$—	$(52,963,806)	$(3,828,368)
Three Months Ended June 30, 2019:
Balance, March 31, 2019	100	$1	—	$—	$—	$—	$—	$(8,023,681)	$(8,023,680)
Net loss	—	—	—	—	—	—	—	(8,601,000)	$(8,601,000)
Balance, June 30, 2019	100	$1	—	$—	$—	$—	$—	$(16,624,681)	$(16,624,680)
Six Months Ended June 30, 2020:
Balance, December 31, 2019	—	$—	1,619,754	$20,018,205	3,434,551	$29,117,233	$—	$(41,116,216)	$8,019,222
Net loss	—	—	—	—	—	—	—	(11,847,590)	$(11,847,590)
Balance, June 30, 2020	—	$—	1,619,754	$20,018,205	$3,434,551	$29,117,233	$—	$(52,963,806)	$(3,828,368)
Six Months Ended June 30, 2019:
Balance, December 31, 2018	100	$1	—	$—	—	$—	$—	$(1,681,269)	$(1,681,268)
Net loss	—	—	—	—	—	—	—	(14,943,412)	$(14,943,412)
Balance, June 30, 2019	100	$1	—	$—	$—	$—	$—	$(16,624,681)	$(16,624,680)
See accompanying notes to the consolidated financial statements.

Metuchen Pharmaceuticals, LLC and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
	For the six months ended June 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(11,847,590)	$(14,943,412)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,322,722	2,605,120
Inventory and sample inventory reserve	115,410	—
Non-cash paid-in-kind interest	523,166	4,762,163
Amortization of deferred financing costs and debt discount	12,500	3,205,027
Accretion for end of term fee	84,064	133,546
Deferred tax benefit	(194,358)	(131,647)
Lease expense	45,042	6,599
Changes in operating assets and liabilities:
Accounts receivable	1,490,995	(1,740,516)
Inventories	381,494	1,397,703
Deposits	2,326	1,407,084
Prepaid expenses and other current assets	1,911,349	109,567
Accounts payable	1,921,252	1,194,936
Accrued expenses	(5,678,278)	5,053,625
Due to related parties	—	60,807
Accrued inventory purchases	(250,000)	—
Other current liabilities	120,347	48,851
Long-term Liabilities	(75,752)	69,011
Net cash (used in) provided by operating activities	(8,115,311)	3,238,464
Cash flows from investing activities:
Acquisition of fixed assets	(4,429)	—
Net cash used in investing activities	(4,429)	—
Cash flows from financing activities:
Payment of senior debt	(3,144,309)	(2,918,945)
Proceeds from issuance of subordinated related party term loans	10,000,000	—
Debt issuance costs	(50,000)	—
Net cash provided by (used in) financing activities	6,805,691	(2,918,945)
Net (decrease) increase in cash	(1,314,049)	319,519
Cash, beginning of period	2,145,812	2,794,125
Cash, end of period	$831,763	$3,113,644
Supplemental cash flow information:
Cash paid for interest during the period	$683,118	$1,120,272
See accompanying notes to the consolidated financial statements.

Metuchen Pharmaceuticals, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
1)   Nature of Operations, Basis of Presentation, and Going Concern
Nature of Operations and Basis of Presentation
Metuchen Pharmaceuticals, LLC (“Metuchen”) was formed as a limited liability company pursuant to a certificate of formation filed with the Secretary of State of Delaware on July 22, 2016. Metuchen was organized for the purpose of (i) acquiring the United States (“U.S.”), Canadian, South American, and Indian marketing authorization rights to Stendra, PDE5 inhibitor pharmaceutical product indicated for the treatment of male erectile dysfunction, (ii) owning the purchased assets, (iii) entering into a manufacturing and supply agreement, (iv) entering into a distribution agreement, and (v) engaging in any other lawful act or activity that is ancillary or incidental to the foregoing.
Prior to December 10, 2018, Metuchen Therapeutics, LLC (“MT”) and JCP II CI AIV, L.P. (“JCP”) owned membership interests in the Company of 55% and 45%, respectively. Within MT, the Krivulka Family LLC (“Krivulka”) owned 68% of the outstanding equity interests, which corresponded to a 37% ownership interest in the Company (i.e. 68% of the 55% interest).
On December 10, 2018, JCP acquired all of Krivulka’s ownership interests in MT, which, when combined with its previous 45% equity interest in the Company, resulted in JCP owning an 82% controlling interest in the Company (i.e. its prior 45% equity interest plus the acquired 37% equity interest from Krivulka). This transaction was accounted for as a business combination and the purchase accounting has been pushed down to the consolidated financial statements of the Company in accordance with the guidance for business combinations found in Accounting Standards Codification (“ASC”) 805.
Metuchen International, LLC (“Metuchen International”) was formed as a limited liability company pursuant to a certificate of formation filed with the Secretary of State of Delaware on July 22, 2016. Metuchen International is a wholly owned subsidiary of Metuchen included in these consolidated financial statements and has had no activity to date.
All transactions between the consolidated entities have been eliminated in consolidation. Metuchen, Metuchen International, Timm Medical and PTV, are referred to collectively as the “Company” herein.
The accompanying unaudited Condensed Consolidated Financial Statements of Metuchen and its subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and Article 10 of Regulation S-X of the SEC for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, the accompanying Condensed Consolidated Financial Statements of Metuchen and its subsidiaries, which are unaudited, include all normal and recurring adjustments necessary for a fair presentation of the Company’s financial position as of June 30, 2020 and the results of its operations and its cash flows for the periods presented. Operating results for the three months and six months ended June 30, 2020 are not necessarily indicative of the results that may be expected for the year ending December 31, 2020. The year-end Condensed Consolidated Balance Sheet data as of December 31, 2019 was derived from audited financial statements but does not include all disclosures required by U.S. GAAP.
The information included in these condensed consolidated financial statements should be read in conjunction with our annual Consolidated Financial Statements.
Going Concern
The Company’s condensed consolidated financial statements have been presented on a basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.
The Company has incurred losses and used cash in operations since its inception and the Company has a working capital deficit of approximately $44.8 million as of June 30, 2020. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company is exploring additional ways to raise capital, as discussed further below in this section. While the Company is optimistic that it will be successful in its efforts to raise additional capital, there can be no assurances that they will be successful in doing so. The condensed consolidated financial statements do not contain any additional adjustments that might result from the resolution of any of the above uncertainties. The Company plans to continue raising additional funds to meet its operational goals until profitable.
On May 17, 2020, Neurotrope, Inc., a Nevada corporation (“Neurotrope”), Petros Pharmaceuticals,Inc., a Delaware corporation formed for the purposes of effecting transactions contemplated by the Merger Agreement (“Petros”), PM Merger Sub 1, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Petros (“Merger Sub 1”), PN Merger Sub 2, Inc., a Nevada corporation and a wholly-owned subsidiary of Petros (“Merger Sub 2”), and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”).
The Merger Agreement provides for (1) the merger of Merger Sub 1, with and into the Company, with the Company surviving as a wholly-owned subsidiary of Petros (the “Metuchen Merger”) and (2) the merger of Merger Sub 2 with and into Neurotrope, with Neurotrope surviving as a wholly-owned subsidiary of Petros (the “Neurotrope Merger” and together with the Metuchen Merger, the “Mergers”). The Mergers are intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 351 of the Internal Revenue Code of 1986, as amended.
As a result of the Metuchen Merger, each outstanding common unit or preferred unit of Metuchen will be exchanged for a number of shares of Petros common stock equal to the quotient resulting from formula as defined in the Merger Agreement, subject to adjustment. As a result of the Neurotrope Merger, each outstanding share of Neurotrope Common Stock will be exchanged for one (1) share of Petros common stock and each outstanding share of Neurotrope preferred stock will be exchanged for one (1) share of Petros Preferred Stock. Also, each outstanding option to purchase Neurotrope Common Stock or outstanding warrant to purchase common stock that has not previously been exercised prior to the closing of the Mergers will be converted into equivalent options and warrants to purchase shares of Petros common stock and will be adjusted to give effect to the exchange ratios set forth in the Merger Agreement. Immediately after the consummation of the Mergers, each security holder of Metuchen would own approximately 51% of the Petros Common Stock, and Neurotrope Stockholders would own approximately 49% of the Petros Common Stock, subject to adjustment pursuant to the terms of the Merger Agreement.
Consummation of the Mergers is subject to certain closing conditions, including, among other things, approval by the security holders of Neurotrope and the Company and the listing of the Petros common stock on the Nasdaq Stock Market after the Mergers. In accordance with the terms of the Merger Agreement, (i) certain executive officers, directors and unitholders of the Company (solely in their respective capacities as Company unitholders) holding approximately 91% of the outstanding the Company’s capital units have entered into voting agreements with Neurotrope to vote all of their Company capital units in favor of adoption of the Merger Agreement (the “Metuchen Voting Agreements”) and (ii) certain executive officers, directors and stockholders of Neurotrope (solely in their respective capacities as Neurotrope stockholders) holding less than 1% of the outstanding Neurotrope common stock have entered into voting agreements with the Company to vote all of their shares of Neurotrope common stock in favor of approval of the Merger Agreement (the “Neurotrope Voting Agreements”, and together with the Metuchen Voting Agreements, the “Voting Agreements”). The Voting Agreements include covenants with respect to the voting of such shares or units in favor of approving the transactions contemplated by the Merger Agreement and against any competing acquisition proposals. In addition, concurrently with the execution of the Merger Agreement, (i) certain executive officers, directors and unitholders of Metuchen and (ii) certain executive officers, directors and stockholders of Neurotrope have entered into lock-up agreements (the “Lock-Up Agreements”) pursuant to which they accepted certain restrictions on transfers of shares of Petros common stock for the nine-month period following the closing of the Mergers (the “Closing”).
The Merger Agreement contains certain termination rights for both Neurotrope and the Company, and further provides that, upon termination of the Merger Agreement under specified circumstances, either party may be required to pay the other party a termination fee of $1,000,000 plus third-party expenses incurred by the terminating party.

2)   Summary of Significant Accounting Policies
The significant accounting policies used in the preparation of these condensed consolidated financial statements are disclosed in the 2019 consolidated financial statements, and there have been no changes to the Company’s significant accounting policies during the three months and six months ended June 30, 2020, except as otherwise indicated below.
Use of Estimates
The preparation of condensed consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the assets and liabilities, disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Such estimates include the adequacy of accounts receivable reserves, return reserves, inventory reserves, and assessment of long-lived assets, including intangible asset impairment, and the allocation of the purchase price in acquisitions. Actual results could differ from these estimates.
Risks and Uncertainties
The Company is subject to risks common to companies in the pharmaceutical industry including, but not limited to, uncertainties related to commercialization of competitor products, regulatory approvals, dependence on key products, dependence on key customers and suppliers, and protection of intellectual property rights.
The Company’s business, results of operations and financial condition may be adversely impacted by economic conditions, including the global health concerns relating to the coronavirus (“COVID-19”) pandemic. The outbreak and spread of COVID-19 has significantly increased economic uncertainty. Authorities implemented numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders, and business shutdowns. These measures may remain in place for a significant period of time and could negatively impact business and consumer spending. The extent to which the coronavirus outbreak impacts the Company’s business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted. The Company does not know yet the full extent of the impact of COVID-19 on its business, operations or the global economy as a whole.
Revenue Recognition
Effective January 1, 2018, the Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, “Topic 606”, without restating prior period financial statements. Upon adoption, the Company elected the following practical expedients:
•
Portfolio approach — contracts within the Stendra revenue stream have similar characteristics and the Company believes this approach would not differ materially than if applying Topic 606 to each individual contract.

•
Modified retrospective approach — the Company applied Topic 606 only to contracts with customers which were not completed at the date of initial application, January 1, 2018.

•
Significant financing component — the Company does not adjust the promised amount of consideration for the effects of a significant financing component as the Company expects, at contract inception, that the period between when the Company transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

•
Shipping and Handling Activities — the Company considers any shipping and handling costs that are incurred after the customer has obtained control of the product as a cost to fulfill a promise.

•
Immaterial Performance Obligations — the Company disregards promises deemed to be immaterial in the context of the contract.

Prescription Medication Sales

The Company’s prescription medication sales consist of sales of Stendra in the U.S. for the treatment of male erectile dysfunction. Under Topic 606, the Company recognizes revenue from prescription medication sales when its performance obligations with its customers have been satisfied. In the contracts with its customers, the Company has identified a single performance obligation to provide Stendra upon receipt of a customer order. The performance obligation is satisfied at a point in time when the Company’s customers obtain control of Stendra, which is typically upon delivery. The Company invoices its customers after Stendra has been delivered and invoice payments are generally due within 30 to 75 days of invoice date.
In determining the transaction price, a significant financing component does not exist since the timing from when the Company delivers Stendra to when the customers pay for the product is typically less than one year. The Company records prescription medication sales net of any variable consideration, including but not limited to discounts, rebates, returns, chargebacks, and distribution fees. The Company uses the expected value method when estimating its variable consideration, unless terms are specified within contracts. The identified variable consideration is recorded as a reduction of revenue at the time revenues from sales of Stendra are recognized. The Company recognizes revenue to the extent that it is probable that a significant revenue reversal will not occur in a future period. These estimates may differ from actual consideration received. The Company evaluates these estimates each reporting period to reflect known changes.
As of June 30, 2020 and December 31, 2019, the reserves for sales deductions were $8.8 million and $12.0 million, respectively. The most significant sales deductions included in this reserve relate to contract rebates and coupon redemptions, and distribution service fees (“DSA fees”). Our estimates are based on factors such as our direct and indirect customers’ buying patterns and the estimated resulting contractual deduction rates, historical experience, specific known market events and estimated future trends, current contractual and statutory requirements, industry data, estimated customer inventory levels, current contract sales terms with our direct and indirect customers, and other competitive factors. Significant judgment and estimation is required in developing the foregoing and other relevant assumptions. The most significant sales deductions are further described below.
Product Returns
Consistent with industry practice, the Company maintains a return policy that generally allows its customers to return Stendra and receive credit for product within six months prior to expiration date and up to one year after expiration date. The provision for returns is based upon the Company’s estimates for future Stendra returns and historical experience. The provision of returns is part of the variable consideration recorded at the time revenue is recognized. As of June 30, 2020 and December 31, 2019, the reserves for product returns were $6.7 million and $8.3 million, respectively, and are included as a component of accrued expenses.
Contract Rebates, Coupon Redemptions and DSA Fees
The Company establishes contracts with wholesalers, chain stores, and indirect customers that provide for rebates, sales incentives, DSA fees and other allowances. Some customers receive rebates upon attaining established sales volumes. Direct rebates are generally rebates paid to direct purchasing customers based on a percentage applied to a direct customer’s purchases from us, including fees paid to wholesalers under our DSAs, as described below. Indirect rebates are rebates paid to indirect customers that have purchased our products from a wholesaler under a contract with us.
The Company has entered into DSAs with certain of our significant wholesaler customers that obligate the wholesalers, in exchange for fees paid by us, to: (i) manage the variability of their purchases and inventory levels within specified limits based on product demand and (ii) provide us with specific services, including the provision of periodic retail demand information and current inventory levels for our pharmaceutical products held at their warehouse locations.
Medical Device Sales
The Company’s medical device sales consist of domestic and international sales of men’s health products for the treatment of erectile dysfunction. The men’s health products do not require a prescription and include Vacuum Erection Devices, PreBoost, VenoSeal, penile injections (Rx), and urinary tract infection tests. Under Topic 606, the Company recognizes revenue from medical device sales when its performance obligations with its customers have been satisfied. In the contracts with its customers, the Company has identified a single performance obligation to provide medical devices upon receipt of a customer order. The performance obligation is satisfied at a point in time when the Company’s customers obtain control of the medical device, which is typically upon shipment. The Company invoices its customers after the medical devices have been shipped and invoice payments are generally due within 30 days of invoice date for domestic customers and 90 days for international customers.
In determining the transaction price, a significant financing component does not exist since the timing from when the Company delivers the medical devices to when the customers pay for the product is typically less than one year. The Company records medical device sales net of any variable consideration, including but not limited to returns. The Company uses the expected value method when estimating its variable consideration. The identified variable consideration is recorded as a reduction of revenue at the time revenues from the medical device sales are recognized. The Company recognizes revenue to the extent that it is probable that a significant revenue reversal will not occur in a future period. These estimates may differ from actual consideration received. The Company evaluates these estimates each reporting period to reflect known changes.
Product Returns
Consistent with industry practice, the Company maintains a return policy that generally allows its customers to return medical devices and receive credit for products within 90 days of the sale. The provision for returns is based upon the Company’s estimates for future product returns and historical experience. The Company has not made significant changes to the judgments made in applying Topic 606. As of June 30, 2020 and December 31, 2019, the reserves for product returns for medical devices were not significant.
Contract Costs
In relation to customer contracts, the Company incurs costs to fulfill a contract but does not incur costs to obtain a contract. These costs to fulfill a contract do not meet the criteria for capitalization and are expensed as incurred. As such, the Company did not have any contract assets at June 30, 2020 and December 31, 2019.
Fair Value of Financial Instruments
Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy:
Level 1 — Quoted prices in active markets for identical assets or liabilities.
Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market.
Level 3 — Unobservable inputs which are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.
Financial instruments recognized at historical amounts in the consolidated balance sheets consist of cash, accounts receivable, other current assets, accounts payable, accrued expenses, other current liabilities and senior debt. The Company believes that the carrying value of cash, accounts receivable, other current assets, accounts payable, accrued expenses, other current liabilities approximates their fair values due to the short-term nature of these instruments.

The carrying value of senior debt as of June 30, 2020 approximated fair value. The fair value of the senior debt was estimated by discounting to present value the scheduled coupon payments and principal repayment, using an appropriate fair market yield and is considered Level 3 in the fair value hierarchy.
Recent Accounting Pronouncements
In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Measurement of Credit Losses on Financial Instruments (ASU 2016-13). ASU 2016-13, together with a series of subsequently issued related ASUs, has been codified in Topic 326. Topic 326 establishes new requirements for companies to estimate expected credit losses when measuring certain financial assets, including accounts receivables. The new guidance is effective for fiscal years beginning after December 15, 2021. The Company is currently evaluating the effect that the new guidance will have on its consolidated financial statements and related disclosures.
In August 2018, the FASB issued ASU 2018-13, Changes to the Disclosure Requirements for Fair Value Measurement. This ASU modifies the disclosure requirements on fair value measurements by requiring that Level 3 fair value disclosures include the range and weighted average of significant unobservable inputs used to develop those fair value measurements. For certain unobservable inputs, an entity may disclose other quantitative information in lieu of the weighted average if the entity determines that other quantitative information would be a more reasonable and rational method to reflect the distribution of unobservable inputs used to develop Level 3 fair value measurements. The guidance is effective for the Company for the annual periods and interim periods within annual periods beginning after December 15, 2019 for both private and public entities. The Company adopted this guidance as of January 1, 2020 and its impact was not material.
3)   Accounts Receivable, net
Accounts receivable, net is comprised of the following:
	June 30, 2020	December 31, 2019
Gross accounts receivables	$2,871,534	$4,989,260
Distribution service fees	(1,350,086)	(2,061,481)
Chargebacks accruals	(165,350)	(60,507)
Cash discount allowances	(79,814)	(235,867)
Allowance for doubtful accounts	(162,149)	(26,275)
Total accounts receivable, net	$1,114,135	$2,605,130
For the six months ended June 30, 2020 and June 30, 2019, gross sales from customers representing 10% or more of the Company’s total gross sales included one customer which represented approximately 79% and 86% of total gross sales, respectively. Receivables from customers representing 10% or more of the Company’s gross accounts receivable included one customer at June 30, 2020 equal to 84% of the Company’s total gross accounts receivables and one customer at December 31, 2019 equal to 88% of the Company’s total gross accounts receivables.
4)   Inventories
Inventory is comprised of the following:
	June 30, 2020	December 31, 2019
Raw Materials	$331,854	$798,161
Finished Goods	1,461,928	1,406,267
	$1,793,782	$2,204,428

Finished goods are net of valuation reserves of $249,406 and $220,254 as of June 30, 2020 and December 31, 2019, respectively. Raw materials are net of valuation reserves of $2,872,977 as of June 30, 2020 and December 31, 2019.
5)   Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets are comprised of the following:
	June 30, 2020	December 31, 2019
Prepaid samples	$239,413	$391,024
Prepaid insurance	119,105	287,844
Prepaid FDA fees	488,136	732,204
Prepaid coupon fees	71,500	71,500
Rebates receivable	—	1,243,120
API purchase commitment asset (see Note 12)	1,409,592	1,409,592
Other prepaid expenses	353,554	468,226
Other current assets	450,913	526,310
Total prepaid expenses and other current assets	$3,132,213	$5,129,820
Prepaid samples, which are presented net of reserves, are expensed when distributed to the sales force. The prepaid samples reserve amount was $231,731 and $145,474 at June 30, 2020 and December 31, 2019, respectively.
In relation to a transition services agreement with a prior owner of the product rights to Stendra, the prior owner had processed managed care rebates and remitted them back to the Company during the six months ended June 30, 2020; therefore the Company did not have a receivable related to rebates processed by the prior owner of the product rights to Stendra as of June 30, 2020.
6)   Intangible Assets
Balance at December 31, 2019	$38,811,137
Amortization expense	(3,317,611)
Balance at June 30, 2020	$35,493,526
The future annual amortization related to the Company’s intangible assets is as follows:
2020 (Remaining 6 Months)	$3,332,607
2021	6,867,771
2022	6,191,740
2023	5,445,729
2024	4,650,787
Thereafter	9,004,892
$35,493,526
The intangible assets held by the Company are the Stendra product, Timm Medical product, and PTV product and are being amortized over their estimated useful lives of 10 years, 12 years, and 12 years, respectively. The carrying value of the Stendra product, Timm Medical product, and PTV product as of June 30, 2020 are $27.3 million, $6.4 million and $1.8 million, respectively. The carrying value of the Stendra product, Timm Medical product, and PTV product as of December 31, 2019 were $30.0 million, $6.9 million and $1.9 million, respectively.

7)   Other Assets
Other assets are comprised of the following:
	June 30, 2020	December 31, 2019
API purchase commitment asset (see Note 12)	$6,721,574	$6,721,574
Operating lease ROU asset	627,204	672,246
Other assets	3,984	3,984
Total other assets	$7,352,762	$7,397,804
8)   Accrued Expenses
Accrued expenses are comprised of the following:
	June 30, 2020	December 31, 2019
Accrued price protection	$1,853,979	$1,847,639
Accrued product returns	9,125,727	10,707,807
Accrued contract rebates	446,888	1,368,279
Due to Vivus (see Note 12)	2,267,523	2,259,769
Due to third-party logistic provider	245,891	4,388,600
Accrued professional fees	873,175	—
Other accrued expenses	395,800	315,168
Total accrued expenses	$15,208,983	$20,887,262
As part of its acquisition of Stendra, the Company provides the previous owner with price protection for certain Stendra product returns that are processed by the previous owner. Some customer agreements require that product returns be credited at the current wholesale acquisition cost (“WAC”). If the Company subsequently raises the WAC, the Company will reimburse the previous owner for the difference between the current WAC and the original sale price for returns processed by the previous owner.
9)   Debt
Senior Debt
The following is a summary of Metuchen’s senior indebtedness at June 30, 2020 and December 31, 2019:
	June 30, 2020	December 31, 2019
Principal balance	$9,690,694	$11,688,979
Plus: Paid-In-Kind interest	—	1,101,575
Plus: End of term fee	1,036,480	952,416
Less: Debt issuance costs	(37,500)	—
Total senior debt	$10,689,674	$13,742,970
On September 30, 2016, the Company entered into a loan agreement with Hercules, a third party, for a $35 million term loan (“Senior Debt”) with a stated interest rate of the greater of either (i) Prime plus 7.25% or (ii) 10.75%. The interest rate was 10.75% and 11.50% at June 30, 2020 and December 31, 2019, respectively. The Senior Debt includes an additional Paid-In-Kind (“PIK”) interest that increases the outstanding principal on a monthly basis at an annual rate of 1.35% and a $787,500 end of term charge.
On November 22, 2017, the Company amended its loan agreement with Hercules (“First Amendment”). A covenant was added, in which the Company must achieve a certain minimum EBITDA, as defined, target for the trailing twelve-month period, ending June 30, 2018. The end of term charge was increased from $787,500 to $1,068,750. The minimum EBITDA for each of the trailing six months and the fixed charge coverage ratio (1:1 to 0.9:1) were reduced. The Company was also required to prepay $10,000,000 in principal. This amendment was accounted for as a modification under ASC 470, Debt.
Monthly principal payments, including interest commenced November 1, 2018 with the outstanding balance of the Senior Debt due in full on November 1, 2020. The end of term charge is being recognized as interest expense and accreted over the term of the Senior Debt using the effective interest method.
The total debt issuance costs paid to the lender associated with the First Amendment to the Senior Debt agreement were approximately $62,600 and have been recorded as a debt discount and were being recognized as interest expense over the term of the debt using the effective interest method. The debt including accrued PIK interest and the end of term fee were recorded at fair value on December 10, 2018.
On April 13, 2020, the Company amended its loan agreement with Hercules. The amendment waived all financial covenant defaults for all periods since inception through the period ending March 31, 2020. The amendment also included the following changes:
•
Removed the Adjusted EBITDA and Fixed Cost Coverage Ratio Covenants.

•
Extended the maturity date from October 1, 2020 to April 2021, which can be further extendable to December 1, 2021 upon achieving the Financing Milestone, as defined in the agreement.

•
Increased the cash interest rate from the greater of (a) 10.75% or (b) 10.75% plus the US WSJ Prime minus 4.50% to the greater of (a) 11.50% or (b) 11.50% plus the US WSJ Prime minus 4.25%.

•
Removed the PIK interest rate.

•
Removed the prepayment penalty.

As of June 30, 2020, the Company was in violation of certain debt covenants and is required to maintain a certain cash requirement in a separate account for the benefit of Hercules. On September 24, 2020 the Company entered into a waiver with Hercules under which Hercules agreed to waive the existing event of default through the earlier of October 31, 2020 or the occurrence of an event of default as defined in the loan agreement.
Interest expense on the Senior Debt is as follows:
	For the Three Months Ended June 30		For the Six Months Ended June 30,
	2020	2019	2020	2019
Interest expense for term loan	$352,977	$587,769	$740,543	$1,219,941
PIK interest	4,432	55,438	44,449	115,030
	$357,409	$643,207	$784,992	$1,334,971
Included in accrued expenses in the accompanying consolidated balance sheets as of June 30, 2020 and December 31, 2019 is $92,868 and $132,006, respectively, of accrued and unpaid interest.
Future payments on senior debt as of June 30, 2020 were as follows:
Future Payments on Senior Debt
2020 (remaining 6 months)	$3,549,806
2021	7,177,368
Total	$10,727,174

Subordinated Related Party Term Loans
The Company’s subordinated related party term loans are as follows:
June 30, 2020
Principal balance	$10,000,000
Plus: PIK interest	478,717
Subordinated related party term loans	$10,478,717
On January 31, 2020, the Company entered into a Subordinated Promissory Note with JCP, a related party and an affiliate of Juggernaut Capital Partners LLP, in the principal amount of $3,000,000 (“Subordinated Promissory Note”). The maturity date of the Subordinated Promissory Note is April 2, 2021 and has PIK interest that increases the outstanding principal on a daily basis at an annual rate of 20%. As of June 30, 2020, the principal balance of this subordinated related party loan together with the accrued PIK interest was $3.24 million.
On April 1, 2020, the Company entered into a Subordinated Promissory Note with JCP in the principal amount of $3.0 million (“Second Subordinated Promissory Note”). The maturity date of the Second Subordinated Promissory Note is April 2, 2021 and has PIK interest that increases the outstanding principal on a daily basis at an annual rate of 20%. As of June 30, 2020, the principal balance of this subordinated related party loan together with the accrued PIK interest was $3.15 million.
On April 22, 2020, the Company entered into a Subordinated Promissory Note with JCP in the principal amount of $4.0 million (“Third Subordinated Promissory Note”). The maturity date of the Third Subordinated Promissory Note is April 2, 2021 and has PIK interest that increases the outstanding principal on a daily basis at an annual rate of 20%. As of June 30, 2020, the principal balance of this subordinated related party loan together with the accrued PIK interest was $4.09 million.
In connection with the entry into the Merger Agreement on May 17, 2020, Juggernaut Capital Partners LLP (the “Investor”), Neurotrope and Metuchen entered into a Note Conversion and Loan Repayment Agreement pursuant to which, the Investor agreed to convert all of the above outstanding subordinated promissory notes and accrued PIK interest of Metuchen held by Juggernaut Capital Partners LLP or its affiliates into shares of Petros common stock in connection with the consummation of the Mergers at the Closing.
The Company executed a Subordination Agreement (“Sub Debt”) with several related parties, L. Mazur Associates, JV (“LMA”), KFE, an entity controlled by Krivulka and JCP (herein referred to collectively as “the Related Holders”). The Company and the Related Holders entered into an Amended and Restated Subordination Agreement (“Amended Agreement”). Under the terms of the Amended Agreement, the principal balance was $30,579,496. The amount due was divided 20.9%, 20.1%, and 59%, respectively, amongst LMA, KFE, and JCP. The cash interest rate of the amended sub debt was 12%. Additional PIK interest was 8% payable on the maturity date.
On December 10, 2018, as part of the acquisition accounting for JCP Acquisition of a majority ownership interest in Metuchen, the outstanding Sub Debt was determined to have a fair value that was less than its carrying value. The fair value of the subordinated related party term loans was $22,250,746 at December 10, 2018. A debt discount of $15,506,463 was recognized and was being amortized to interest expense over the term of the debt using the effective interest method.
On December 10, 2018, the Company signed a subordinated promissory note for an additional $4,750,000 of Sub Debt from JCP. The proceeds were used for the acquisition of the Medical Device Business. The principal, along with PIK interest at an annual rate of 25%, was due on April 2, 2021.
On September 16, 2019, Metuchen entered into an Exchange Agreement (“Exchange Agreement”) with JCP and LMA to exchange Preferred and Common Units for the Company’s subordinated related party term loans. Upon consummation of the exchange, the Preferred and Common Units issued were for the full satisfaction of the subordinated related party term loan. As of June 30, 2020, there was no outstanding principal balance or accrued interest for the subordinated related term loans. The following chart summarizes the instruments exchanged in the transaction as of September 16, 2019:
Common Units, at fair value (2,434,551.28 Units)	$29,117,232
Preferred Units, at fair value (1,373,820.51 Units)	17,500,000
Total fair value of Preferred and Common Units exchanged	46,617,232
Sub Debt principal balance	33,250,000
Add: PIK Interest	16,544,318
Less: Debt Discount	10,486,536
Total carrying value of Sub Debt exchanged	39,307,782
Excess of fair value of Preferred and Common Units exchanged over the carrying value of Sub Debt	$(7,309,450)
The Company accounted for the exchange between related parties as a capital transaction. The carrying value of the subordinated related party term loans, including any accrued interest, on the date of the exchange was $39.3 million and the fair value of Preferred and Common Units was $46.6 million. As this is a capital transaction between related parties it is not appropriate to record an extinguishment loss; therefore, the company recorded the $7.3 million difference between the carrying value of the subordinated related party term loans and the fair value of the Preferred and Common Units to members’ capital. See Note 10 Members’ Capital for the determination of fair value of the Preferred and Common Units.
The Company had related party subordinated debt which was converted into common and preferred shares on September 16, 2019. Interest expense on this debt was $7,852,160 for the six months ended June 30, 2019.
PIK Interest on the related party term loans was $478,717 and $7,852,160, including PIK interest of $478,717 and $4,647,133 and amortization of debt discount of $0 and $3,205,027 for the six months ended June 30, 2020 and 2019, respectively.
10)
Members’ Capital

(a)
Capitalization

The Company authorized 100 units of Class A Common Units (the “Class A Units”) to be issued and outstanding. In addition, there were Restricted Member Units (“RMU’s”) that were designated as a class of incentive units (also known as “Class B Units”).
On September 16, 2019, the Company amended and restated its operating agreement creating the rights and preferences relating to the Preferred Units and Common Units mentioned in the Private Placement Offering below.
(b)
Preferred Units

A holder of a Preferred Unit is entitled to vote on any matter requiring the approval of such units. In addition, the Preferred Unit holders are entitled to distributions, after adjustment for specific items, for each fiscal year.
The following actions require the prior consent of the holders of a majority of the outstanding Preferred Units: (a) amend, alter or repeal any provision of the amended and restated operating agreement (if such amendment would adversely affect any of the rights or preferences of the Preferred Units); (b) authorize or create membership interests that have a preference over the Preferred Units as to dividends or liquidation; (c) declare or pay any dividends or distributions; (d) dissolve or liquidate (in whole or in part), consolidate, merge, convey, lease, sell, or transfer all or substantially all of the assets of the Company; or purchase or otherwise acquire (directly or indirectly) all or substantially all of the assets or equity interest issued by another company; or file a petition for bankruptcy or receivership of the Company; (e) repurchase or redeem any Membership Interests; or (f) enter into any agreement, commitment or arrangement to do any of the foregoing. See also Note 10 Section (f) for further discussion of Preferred Units.

(c)
Common Units (formerly known as Class A Units)

A holder of a Common Unit is entitled to vote on any matter requiring the approval of such units. In addition, the Common Unit holders are entitled to distributions, after adjustment for specific items, for each fiscal year.
Effective with the amended and restated operating agreement on August 26, 2019, each Class A Unit was exchanged for 10,000 Common Units. There was no change to the ownership percentages as a result of the exchange and the rights and privileges of Common Unit holders is consistent with that of the Class A Unit.
(d)
Class B Units

As of September 16, 2019, none of the Class B Units have been issued. Effective with the amended and restated operating agreement on September 16, 2019, the Class B Units are no longer an authorized membership interest of the Company.
(e)
Liquidation

Upon liquidation of the Company or upon any Company sale, the Company shall pay, hold, or distribute, or cause to be paid, held or distributed, the proceeds thereof as follows: (a) first, to the holders of Preferred Units, pro rata in proportion to the number of Preferred Units held by such holders, until the holders of such Preferred Units receive in respect of each Preferred Unit held by them, the preferred liquidation preference amount; (b) second, to the holders of Common Units, pro rata in proportion to the number of Common Units held by such holders, the remaining proceeds available for distribution.
(f)
Private Placement Offering

On September 16, 2019, the Company executed a Private Placement offering (“Private Placement”) with V4 Capital Partners, LLC (“Lead Investor”) and other accredited investors (collectively “Investors”). None of the Investors had previously held an interest in the Company. Pursuant to the Private Placement, the Company agreed to issue and sell up to $3.5 million of the Company’s Preferred Units. Each Preferred Unit had an offering price of $12.7382 per unit. The Company issued 245,933 Preferred Units related to the Private Placement and received aggregate net proceeds from the Private Placement of $2.7 million.
The Preferred Units contain a 5% non-cumulative quarterly dividend, include one vote per unit on all matters to be voted upon by Common Unit holders and require a mandatory conversion upon the closing of a qualified public offering, with the conversion price being subject to adjustment if the price per share in the qualified public offering is less than $15.92275 per Preferred Unit. Subject to adjustment, each Preferred Unit can be converted into one Common Unit. The Preferred Units did not meet the criteria for liability classification and are classified within equity. In addition, the embedded conversion feature was considered clearly and closely related to the Preferred Units and did not require bifurcation. However, the embedded conversion feature represents a beneficial conversion feature with a relative fair value of $26,500 and has been recorded to additional paid-in capital, included within the $250,000 proceeds received related to the issuance of the lead investor warrants.
In connection with the Private Placement, the Lead Investor received warrants (“Lead Investor Warrants”) to purchase an aggregate of 615,838.50 shares of the Company’s Preferred Units. The Lead Investor Warrants expire on September 16, 2020 and have an exercise price of $0.01 per Preferred Unit. The Lead Investor Warrants are only exercisable upon a qualified public offering being consummated within one year. The fair value of the Lead Investor Warrants was estimated to be $2.1 million. To record the issuance of the Lead Investor Warrants, the Company allocated the proceeds of $250,000 received from the Lead Investor for the Preferred Units between the Lead Investor Warrants and the beneficial conversion feature for the embedded conversion option. Of the proceeds received, the relative fair value allocated to the Lead Investor Warrants was $223,500 and was included in additional paid-in capital. The Lead Investor Warrants did not meet the criteria for liability classification.
The Company estimated their fair value using Monte Carlo Simulation approach. Significant judgments used in the valuation model included the overall likelihood of a qualified public offering occurring and

Management’s estimate for the aggregate equity value, including an estimate for the proceeds from a qualified public offering as well as giving consideration in the event the price per share in a qualified public offering is below 125% of the $12.7382 price per Preferred Unit. Also incorporated in the fair value of the Lead Investor Warrants was a risk-free rate, estimated volatility of equity and an incremental discount for lack of marketability.
Also, in connection with the Private Placement, the placement agent received warrants (“Placement Agent Warrants”) to purchase an aggregate of 21,139.10 shares of the Company’s Preferred Units. The Placement Agent Warrants expire on September 16, 2024 and have an exercise price of $12.7382 per Preferred Unit. The fair value of the Placement Agent Warrants was estimated to be $135,800 and was included in additional paid-in capital. The Placement Agent Warrants did not meet the criteria for liability classification.
The Company estimated their fair value using the Black-Scholes valuation model. The inputs used to value the Placement Agent Warrants included the Preferred Unit Price and the Placement Agent Warrant Strike Price (both of which are $12.7382), the expiration date of the Placement Agent Warrants of September 16, 2024, the risk-free rate to the expiration date of 1.73%, and the estimated volatility over the expected term of the Placement Agent Warrants of 90.0%.
As there has been no public market for the Company’s common stock to date, the estimated fair value of its Common Units has been determined by the Board of Directors as of the Private Placement date, with input from management, considering the Company’s most recently available valuations of the aggregate equity value of the Company. In addition to considering the results of these valuations, the Company’s Board of Directors considered various objective and subjective factors to determine the fair value of its Common and Preferred Units as of the private placement date, including the progress of the Company’s products sales, external market conditions affecting and trends within the life sciences industry and the likelihood of achieving a liquidity event. The fair value of the Company’s Common Units as of the Private Placement Date was determined to be the difference between the fair value of the Company’s aggregate equity and the summation of the fair values of the Preferred Units, the Lead Investor Warrants and Placement Agent Warrants.
11)
Basic and Diluted Net Loss per Common Unit

The following is a reconciliation of the weighted average number of Common Units outstanding used in calculating basic and diluted net loss per unit:
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Numerator	$(5,764,371)	$(8,601,000)	$(11,847,590)	$(14,943,412)
Net loss
Denominator
Weighted-average common units for basic and diluted net loss per unit	3,434,551	1,000,000	3,434,551	1,000,000
Basic and diluted net loss per common unit	$(1.68)	$(8.60)	$(3.45)	$(14.94)
The following table summarizes the potentially dilutive securities convertible into Common Units that were excluded from the calculation of diluted net loss per unit because their inclusion would have been antidilutive:
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Preferred Units	$1,619,754	$—	$1,619,754	$—
Lead Investor Warrants	615,839	—	615,839	—
Placement Agent Warrants	21,139	—	21,139	—
Basic and diluted net loss per common unit	$2,256,732	$—	$2,256,732	$—

12)
Marketing, Licensing and Distribution Agreements

(a)
Vivus

On September 30, 2016, Metuchen entered into a License and Commercialization Agreement (the “License Agreement”) with Vivus, Inc (“Vivus”) to purchase and receive the license for the commercialization and exploitation of Stendra for a one-time fee of $70 million, and for an additional $0.8 million, Metuchen also acquired the current Stendra product and sample inventories as of September 30, 2016 that were owned by Vivus. The License Agreement gives Metuchen the right to sell Stendra in the U.S and its territories, Canada, South America, and India. In December 2000, Vivus originally was granted the license from Mitsubishi Tanabe Pharma Corporation (“MTPC”) to develop, market, and manufacture Stendra. Stendra was approved by the Food and Drug Administration (“FDA”) in April 2012 to treat male erectile dysfunction.
Metuchen will pay MTPC a royalty of 5% on the first $500 million of net sales and 6% of net sales thereafter. In consideration for the trademark assignment and the use of the trademarks associated with the product and the Vivus technology, Metuchen shall (a) during the first, second, and third years following the expiration of the Royalty Period in a particular country in Metuchen’s territory, pay to Vivus a royalty equal to 2% of the net sales of products in such territory; and (b) following the fourth and fifth years following the end of the Royalty Period in such territory, pay to Vivus a royalty equal to 1% of the net sales of products in such territory. Thereafter, no further royalties shall be owed with respect to net sales of Stendra in such territory.
In addition, Metuchen will be responsible for a pro-rata portion of a $6 million milestone payment to be paid once $250 million in sales has been reached on the separate revenue stream of Stendra. Should the $250 million of sales threshold be reached, the Company will be responsible for $3.2 million of the milestone payment.
In connection with the License Agreement, Metuchen and Vivus also entered into a Supply Agreement on the effective date of the License Agreement. The Supply Agreement states that Vivus will initially manufacture, test, and supply the product to Metuchen or its designee, directly or through one or more third parties. The agreement is effective through September 30, 2021. Metuchen is required to make future minimum annual purchases of Stendra under the Supply Agreement as follows (based on current prices, however, subject to annual price increases).
Calendar Year	Minimum Purchase Obligation
2020	$4,100,000
2021	$4,100,000
Stendra can be purchased by written purchase orders submitted to Vivus at least 125 days in advance of the desired shipment date. For each quarter, the Company is required to submit purchase orders for at least 90% of the quantities in the forecast above. Vivus will have no obligation to supply Stendra in excess of 120% of the quantity specified above but will use reasonable efforts.
As of June 30, 2020 and December 31, 2019, the Company has $9.1 million and $9.3 million, respectively, of accrued inventory purchases related to the Company’s minimum purchase obligations with Vivus for raw material or API inventory. As API inventory is not a finished good, the Company does not have title to the product and classifies API Inventory in either other current assets or other assets, depending on whether the Company expects to take title to the product within one year from the date of the financial statements. As of June 30, 2020 and December 31, 2019, there was $1.4 million included in other current assets (see Note 5) and $6.7 million included in other assets (see Note 7), respectively. The Company reviews its inventory levels and purchase commitments for excess amounts that it is required to purchase but projects it will not be able to sell prior to product expiry.
On July 7, 2020, Vivus announced that it has completed the solicitation of an in-court prepackaged plan of reorganization, under which IEH Biopharma LLC will take 100% ownership of Vivus. Vivus is a specialty pharmaceutical company and, as described in Note 13 (a), the Company has a License Agreement

with Vivus for commercialization and exploitation of Stendra as well as the Company and Vivus are parties to a Supply Agreement for which Vivus will manufacture, test and supply Stendra to the Company. The License Agreement is a sublicense under Vivus’ license agreement with the owner of the Stendra patent, MTPC.
The license agreement between MTPC and Vivus (“MTPC License”) contains certain termination rights that would allow MTPC to terminate the agreement if Vivus were to breach any of the terms of the MTPC License or become insolvent or bankrupt. In the event that MTPC terminates the MTPC License with Vivus because of any contractual breach Metuchen has step-in rights with MTPC, which would allow Metuchen to continue to sell Stendra.
(b)
Hybrid

In March 2020, Metuchen acquired the exclusive license to H100™ from Hybrid. H100™ is a topical candidate with at least one active ingredient and potentially a combination of ingredients responsible for the improvement of penile curvature during the acute phase of Peyronie’s disease. We paid an initial license fee of $100,000, with an additional $900,000 payment due upon obtainment of orphan indication for H100 and termination of Hybrid’s existing agreement with a compounding pharmacy, and additional annual payments of $125,000, $150,000 and $200,000 due on each of the first, second and third anniversaries of the license agreement and $250,000 annual payments due thereafter. Metuchen is also required to make a $1,000,000 payment upon first commercial sale and a sliding scale of percentage payments on net sales in the low single digits. Annual anniversary payments will not be required after commercialization. Metuchen is also obligated to make royalty payments between 3-6% of any net sales. In addition, Metuchen may terminate at any time after first anniversary, without cause, upon ninety (90) days’ notice.
The initial license fee of $100,000 and an extension payment of $100,000 has been recorded in research and development during the six months ended June 30, 2020. The Company has treated the acquisition as an asset acquisition and has concluded that the asset acquired and the upfront payment should be expensed as it was considered an IPR&D asset with no alternative future uses.
13)
Commitments and Contingencies

(a) Employment Agreements
The Company has employment agreements with certain executive officers and key employees that provide for, among other things, salary and performance bonuses.
In connection with entry into the Merger Agreement Amendment, Neurotrope, Neurotrope Bioscience, Inc. (a wholly-owned subsidiary of Neurotrope) and Metuchen entered into an Employee Lease Agreement pursuant to which Neurotrope and Neurotrope Bioscience, Inc. agreed to lease the services of Dr. Charles Ryan to Metuchen prior to the Closing. Dr. Ryan will devote no more than 75% of his working time performing services to Metuchen under the Employee Lease Agreement and Metuchen will pay 75% of the costs associated with Dr. Ryan’s employment from the period beginning on June 1, 2020 through the Closing, including but not limited to, the costs for all compensation and benefits paid to, for or on behalf Dr. Ryan (the “Fees”). The Fees pursuant to the Employee Lease Agreement will act to reduce the amount of cash that is retained by Petros following the Closing, provided, however, that if the Mergers are not consummated and the Merger Agreement is terminated pursuant to its terms, Metuchen will not be required to pay any of the Fees..
(b) Legal Proceedings
As discussed in Note 15, the Company is investigating the claim relating to severance for the termination of Greg Ford. The Company is not currently involved in any other significant claims or legal actions that, in the opinion of management, will have a material adverse impact on the Company’s operations, financial position or cash flows.
(c)
Milestones and Royalties

See Note 12, Marketing, License, and Distribution Agreements for a description of future milestone and royalty commitments pursuant to our acquisitions, license and distribution agreements.

(d)
Price Protection

As part of its acquisition of Stendra, the Company provides the previous owner with price protection for certain Stendra product returns that are processed by the previous owner. The Company has accrued $1,853,979 for amounts due to the previous owner as of June 30, 2020 and $1,847,639 as of December 31, 2019. See Note 8.
(e)
Operating Leases

The Company has commitments under operating leases for office and warehouse space used in its operations. The Company’s leases have remaining lease terms ranging from 4.2 years to 6.5 years.
The components of lease expense were as follows:
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Operating Lease Cost:
Fixed lease cost	$44,812	$17,438	$89,624	$34,877
Supplemental balance sheet information related to leases was as follows:
	As of June 30, 2020	As of December 31, 2019
Operating lease ROU asset:
Other assets	$627,204	$672,246
Operating lease liability:
Other current liabilities	$102,106	$96,104
Other long-term liabilities	586,828	639,568
Total operating lease liability	$688,934	$735,672
Supplemental lease term and discount rate information related to leases was as follows:
	As of June 30, 2020	As of December 31, 2019
Weighted-average remaining lease terms – operating leases	5.2 years	5.7 years
Weighted-average discount rate – operating leases	12.6%	12.6%
Supplemental cash flow information related to leases was as follows:
	For the Six Months Ended June 30,
	2020	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$91,319	$37,088
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$—	$269,022

Future minimum lease payments under non-cancelable leases as of June 30, 2020 were as follows:
Lease Liability Maturity Analysis	Operating Leases
2020 (remaining 6 months)	$91,319
2021	184,239
2022	187,739
2023	189,374
2024	155,242
Thereafter	163,432
Total lease payments	971,345
Less: Imputed Interest	(282,412)
Total	$688,934
As of June 30, 2020, the Company had no operating leases that had not yet commenced.
14) Segment Information
The Company manages its operations through two segments. The Company’s two segments, prescription medications and medical devices, focus on the treatment of male erectile dysfunction. The prescription medications consist primarily of Stendra, which is sold generally in the United States. The medical devices consist primarily of vacuum erection devices, which are sold domestically and internationally. The Company’s results of operations by reportable segment for the three months ended June 30, 2020 are summarized as follows:
For the Three Months Ended June 30, 2020	Prescription Medications	Medical Devices	Corporate	Consolidated
Net sales	$740,286	$633,278	$—	$1,373,564
Cost of goods sold	276,176	263,055	—	539,231
Selling, general and administrative expenses	1,689,952	470,051	1,899,695	4,059,698
Research and development expenses	131,583	—	—	131,583
Depreciation and amortization expense	1,353,590	307,770	—	1,661,360
Interest expense	—	—	759,844	759,844
Income tax benefit	—	13,781	—	13,781
Net loss	$(2,711,015)	$(393,817)	$(2,659,539)	$(5,764,371)
The Company’s results of operations by reportable segment for the three months ended June 30, 2019 are summarized as follows:
For the Three Months ended June 30, 2019	Prescription Medications	Medical Devices	Corporate	Consolidated
Net sales	$2,915,720	$1,106,435	$—	$4,022,155
Cost of goods sold	717,275	309,636	—	1,026,911
Selling, general and administrative expenses	3,732,111	860,695	1,081,214	5,674,020
Depreciation and amortization expense	1,017,503	285,058	—	1,302,561
Interest expense	—	—	4,690,642	4,690,642
Income tax benefit	—	70,979	—	70,979
Net loss	$(2,551,169)	$(277,975)	$(5,771,856)	$(8,601,000)

The Company’s results of operations by reportable segment for the six months ended June 30, 2020 are summarized as follows:
For the Six Months Ended June 30, 2020	Prescription Medications	Medical Devices	Corporate	Consolidated
Net sales	$1,538,543	$1,626,942	$—	$3,165,485
Cost of goods sold	777,594	545,672	—	1,323,266
Selling, general and administrative expenses	4,820,367	1,213,864	2,841,931	8,876,162
Research and development expenses	270,968	—	—	270,968
Depreciation and amortization expense	2,707,181	615,541	—	3,322,722
Interest expense	—	—	1,263,709	1,263,709
Income tax benefit	—	43,752	—	43,752
Net loss	$(7,037,567)	$(704,383)	$(4,105,640)	$(11,847,590)
The Company’s results of operations by reportable segment for the six months ended June 30, 2019 are summarized as follows:
For the Six Months Ended June 30, 2019	Prescription Medications	Medical Devices	Corporate	Consolidated
Net sales	$6,747,766	$2,363,911	$—	$9,111,677
Cost of goods sold	1,514,973	778,120	—	2,293,093
Selling, general and administrative expenses	5,965,140	1,790,201	2,306,152	10,061,493
Depreciation and amortization expense	2,035,006	570,114	—	2,605,120
Interest expense	—	—	9,187,131	9,187,131
Income tax benefit	—	91,748	—	91,748
Net loss	$(2,767,353)	$(682,776)	$(11,493,283)	$(14,943,412)
Unallocated operating expenses include costs that were not specific to a particular segment but are general to the group; included are expenses incurred for administrative and accounting staff, general liability and other insurance, professional fees and other similar corporate expenses. Interest and other income (expense), net is also not allocated to the operating segments.
The following table reflects net sales by geographic region for the three and six months ended June 30, 2020 and 2019:
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Net sales	2020	2019	2020	2019
United States	$1,205,973	$3,724,747	$2,654,593	$8,540,262
International	167,591	293,750	510,892	571,415
	$1,373,564	$4,022,155	$3,165,485	$9,111,677
No individual country other than the United States accounted for 10% of total sales for the six months ended June 30, 2020 and 2019.
The Company’s assets by reportable segment and reconciliation of segment assets to consolidated assets as of June 30, 2020 are summarized as follows:
	Prescription Medications	Medical Devices	Consolidated
Intangible assets, net	$27,337,687	$8,155,839	$35,493,526
Total segment assets	$39,816,223	$9,971,114	$49,787,337

The Company’s assets by reportable segment and reconciliation of segment assets to consolidated assets as of December 31, 2019 are summarized as follows:
	Prescription Medications	Medical Devices	Consolidated
Intangible assets, net	$30,039,758	$8,771,379	$38,811,137
Total segment assets	$47,455,382	$10,910,911	$58,366,293

15)
Subsequent Events

As discussed in Note 13 (a), in connection with the Merger Agreement Amendment, Neurotrope, Neurotrope Bioscience, Inc. (a wholly-owned subsidiary of Neurotrope) and Metuchen entered into an Employee Lease Agreement on July 23, 2020.
On July 14, 2020, Greg Ford, the Chief Executive Officer of the Company, was terminated. On July 14, 2020, Mr. Ford, through his attorney, claimed that he was entitled to severance pay pursuant to an employment agreement following the termination of his employment on that same date. This claim is currently at an early stage where the Company is unable to determine the likelihood of any unfavorable outcome.
On July 29, 2020, the Company's former Vice President, Sales and Operations, through his attorney, claimed that his termination from employment on July 14, 2020, was based on unlawful age discrimination. This claim is currently at an early stage where the Company is unable to determine the likelihood of any unfavorable outcome.
On July 31, 2020, the Company entered into a Subordinated Promissory Note with JCP III SM AIV, L.P., a related party, in the principal amount of $2.5 million (“Fourth Subordinated Promissory Note”). The maturity date of the Fourth Subordinated Promissory Note is April 2, 2021 and has PIK interest that increases the outstanding principal on a daily basis at an annual rate of 20%.
On August 31, 2020, the Company entered into a Subordinated Promissory Note with JCP in the principal amount of $1.5 million (“Fifth Subordinated Promissory Note”). The maturity date of the Fifth Subordinated Promissory Note is April 2, 2021 and has PIK interest that increases the outstanding principal on a daily basis at an annual rate of 20%.
On September 16, 2020, warrants to purchase an aggregate of 615,838.50 shares of the Company's Preferred Units expired.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Members of
Metuchen Pharmaceuticals, LLC
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Metuchen Pharmaceuticals and Subsidiaries (the “Company”) as of December 31, 2019 (Successor) and December 31, 2018 (Successor), and the related consolidated statements of operations, changes in members’ capital (deficit), and cash flows for the year ended December 31, 2019 (Successor), and for each of the periods December 10, 2018 through December 31, 2018 (Successor), and January 1, 2018 through December 9, 2018 (Predecessor), and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2019 (Successor) and December 31, 2018 (Successor), and the consolidated results of their operations and their cash flows for the year ended December 31, 2019 (Successor), and each of the periods December 10, 2018 through December 31, 2018 (Successor), and January 1, 2018 through December 9, 2018 (Predecessor) in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses, has a working capital deficit and used cash in operations since inception. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ EisnerAmper LLP
We have served as the Company’s auditor since 2016.
EISNERAMPER LLP
Iselin, New Jersey
May 16, 2020

Metuchen Pharmaceuticals, LLC and Subsidiaries
Consolidated Balance Sheets
	Successor
	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash	$2,145,812	$2,794,125
Accounts receivable, net	2,605,130	3,512,074
Inventories	2,204,428	6,490,235
Deposits with related party	2,325	1,407,084
Prepaid expenses and other current assets	5,129,820	1,604,489
Total current assets	12,087,515	15,808,007
Goodwill	—	2,443,930
Fixed assets, net	69,837	—
Intangible assets, net	38,811,137	44,100,542
Other assets	7,397,804	4,533,641
Total assets	$58,366,293	$66,886,120
Liabilities and Members’ Capital (Deficit)
Current liabilities:
Current portion of senior debt, net	$6,681,936	$19,299,827
Accounts payable	3,776,443	1,752,195
Accrued expenses	20,887,262	12,546,377
Due to related parties	—	41,151
Accrued inventory purchases	9,305,594	4,529,657
Other current liabilities	453,092	371,657
Total current liabilities	41,104,327	38,540,864
Long-term portion of senior debt	7,061,034	—
Deferred tax liability	1,432,167	2,078,032
Unfavorable leasehold interest	—	57,403
Subordinated related party term loans	—	27,891,089
Other long-term liabilities	749,546	—
Total liabilities	50,347,074	68,567,388
Member’s Capital (Deficit):
Preferred units (1,619,754 units issued and outstanding as of December 31, 2019 and 0 units issued and outstanding as of December 31, 2018)	20,018,205	—
Common units (3,434,551 units issued and outstanding as of December 31, 2019 and 0 units issued and outstanding as of December 31, 2018)	29,117,233	—
Class A units (0 units issued and outstanding as of December 31, 2019 and 1,000,000 units issued and outstanding as of December 31, 2018)	—	1
Accumulated deficit	(41,116,219)	(1,681,269)
Total members’ capital (deficit)	8,019,219	(1,681,268)
Total liabilities and member’s capital (deficit)	$58,366,293	$66,886,120

See accompanying notes to the consolidated financial statements.

Metuchen Pharmaceuticals, LLC and Subsidiaries
Consolidated Statements of Operations
	Successor		Predecessor
	For the Year Ended December 31, 2019	For the period December 10, 2018 through December 31, 2018	For the period January 1, 2018 through December 9, 2018
Net sales	$15,577,166	$838,926	$13,212,317
Cost of goods sold	7,427,111	282,542	2,133,283
Gross profit	8,150,055	556,384	11,079,034
Operating expenses:
General and administrative	19,727,223	887,170	10,374,672
Depreciation and amortization expense	5,291,107	289,458	7,775,536
Impairment loss	2,443,930	—	17,947,275
Total operating expenses	27,462,260	1,176,628	36,097,483
Loss from operations	(19,312,205)	(620,244)	(25,018,449)
Life insurance settlement	—	—	5,009,467
Interest expense, senior debt	(2,428,264)	(184,047)	(4,286,922)
Interest expense, related party term loans	(11,416,697)	(890,343)	(6,495,535)
Loss before income taxes	(33,157,166)	(1,694,634)	(30,791,439)
Income tax benefit	(645,866)	(13,365)	—
Net loss	$(32,511,300)	$(1,681,269)	$(30,791,439)
Net loss per common unit
Basic and Diluted	$(19.05)	$(1.68)	$(30.79)
Weighted average common units outstanding
Basic and Diluted	1,707,020	1,000,000	1,000,000
See accompanying notes to the consolidated financial statements.

Metuchen Pharmaceuticals, LLC and Subsidiaries
Consolidated Statements of Changes in Members’ Capital (Deficit)
For the year ended December 31, 2019 (Successor), the periods December 10, 2018 through December 31, 2018 (Successor) and January 1, 2018 through
December 9, 2018 (Predecessor)
	Class A Units Shares	Class A Units Amount	Preferred Units Shares	Preferred Units Amount	Common Units Shares	Common Units Amount	Additional Paid-in Capital	Accumulated Deficit	Total
Balance, December 31,2017, Predecessor	100	$28,000,000	—	$—	—	$—	$—	$(23,564,549)	$4,435,451
Cumulative effect of adoption of new accounting standard	—	—	—	—	—	—	—	1,938,831	1,938,831
Net loss	—	—	—	—	—	—	—	(30,791,439)	(30,791,439)
Balance, December 9, 2018, Predecessor	100	$28,000,000	—	$—	—	$—	$—	$(52,417,157)	$(24,417,157)
Balance, December 10, 2018, Successor	100	$—	—	$—	—	$—	$—	$—	$—
Contributions	—	1	—	—	—	—	—	—	1
Net loss	—	—	—	—	—	—	—	(1,681,269)	(1,681,269)
Balance, December 31, 2018	100	$1	—	$—	—	$—	$—	$(1,681,269)	$(1,681,268)
Exchange of Class A Units for Common Units	(100)	(1)	—	—	1,000,000	1	—	—	—
Net proceeds from private placement offering	—	—	245,933	2,904,005	—	—	—	—	2,904,005
Issuance of lead investor warrants	—	—	—	(250,000)	—	—	250,000	—	—
Issuance of placement agent warrants	—	—	—	(135,800)	—	—	135,800	—	—
Conversion of related party debt into preferred and common units	—	—	1,373,821	17,500,000	2,434,551	29,117,232	(385,800)	(6,923,650)	39,307,782
Net loss	—	—	—	—	—	—	—	(32,511,300)	(32,511,300)
Balance, December 31, 2019	—	$—	1,619,754	$20,018,205	3,434,551	$29,117,233	$—	$(41,116,219)	$8,019,219

See accompanying notes to the consolidated financial statements.

Metuchen Pharmaceuticals, LLC and Subsidiaries
Consolidated Statements of Cash Flows
	Successor		Predecessor
	For the Year Ended December 31, 2019	For the period December 10, 2018 through December 31, 2018	For the period January 1, 2018 through December 9, 2018
Cash flows from operating activities:
Net loss	$(32,511,300)	$(1,681,269)	$(30,791,439)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	5,291,107	289,458	7,775,536
Inventory and sample inventory reserve	2,987,606	77,599	303,529
Non-cash paid-in-kind interest	6,959,236	555,990	6,778,033
Amortization of deferred financing costs and debt discount	4,669,384	350,543	1,471,975
Accretion for end of term fee	244,477	16,787	—
Amortization of unfavorable leasehold interest	—	508	—
Deferred tax benefit	(645,866)	(6,940)	—
Lease expense	25,881	—	—
Impairment loss	2,443,930	—	17,947,275
Changes in operating assets and liabilities, net of effect from acquisitions:
Accounts receivable	906,944	(494,142)	2,445,764
Right of use asset	—	—	—
Inventories	2,558,067	4,642,623	(4,546,044)
Deposits	1,404,758	645,761	788,229
Prepaid expenses and other current assets	(2,201,178)	31,636	393,226
Accounts payable	2,024,247	391,306	(1,356,349)
Accrued expenses	8,340,885	(49,400)	11,080,793
Due to related parties	(41,152)	(150,372)	191,523
Deferred revenue	—	—	(8,528,622)
Accrued inventory purchases	—	—	—
Other current liabilities	81,435	(4,700,303)	4,147,552
Current portion of long-term liabilities	(5,982)	—	—
Net cash provided by (used in) operating activities	2,532,479	(80,215)	8,100,981
Cash flows from investing activities:
Acquisition of fixed assets	(71,540)	(1,875,660)	—
Net cash used in investing activities	(71,540)	(1,875,660)	—
Cash flows from financing activities:
Payment of senior debt	(6,013,257)	—	(7,297,763)
Proceeds from issuance of subordinated related party term loans	—	4,750,000	—
Net proceeds from private placement	2,904,005	—	—
Net cash provided by (used in) financing activities	(3,109,252)	4,750,000	(7,297,763)
Net (decrease) increase in cash	(648,313)	2,794,125	803,218
Cash, beginning of period	2,794,125	—	1,659,712
Cash, end of period	$2,145,812	$2,794,125	$2,462,930
Supplemental cash flow information:
Cash paid for interest during the period	$2,040,965	$—	$2,738,419
Noncash Items:
Issuance of lead investor warrants	$250,000	$—	$—
Issuance of placement agent warrants	$135,000	$—	$—
Increase in preferred and common units from conversion of related party debt	$(46,617,232)	$—	$—
Decrease in related party debt from conversion into preferred and common units	$39,307,782	$—	$—
Noncash increase in API Inventory (other assets)	$4,775,937	$4,529,657	$—
See accompanying notes to the consolidated financial statements.

Metuchen Pharmaceuticals, LLC and Subsidiaries
Notes to Consolidated Financial Statements
1)   Nature of Operations, Basis of Presentation, and Going Concern
Nature of Operations and Basis of Presentation
Metuchen Pharmaceuticals, LLC (“Metuchen”) was formed as a limited liability company pursuant to a certificate of formation filed with the Secretary of State of Delaware on July 22, 2016. Metuchen was organized for the purpose of (i) acquiring the United States (“U.S.”), Canadian, South American, and Indian marketing authorization rights to Stendra, PDE5 inhibitor pharmaceutical product indicated for the treatment of male erectile dysfunction, (ii) owning the purchased assets, (iii) entering into a manufacturing and supply agreement, (iv) entering into a distribution agreement, and (v) engaging in any other lawful act or activity that is ancillary or incidental to the foregoing.
Prior to December 10, 2018, Metuchen Therapeutics, LLC (“MT”) and JCP II CI AIV, L.P. (“JCP”) owned membership interests in the Company of 55% and 45%, respectively. Within MT, the Krivulka Family LLC (“Krivulka”) owned 68% of the outstanding equity interests, which corresponded to a 37% ownership interest in the Company (i.e. 68% of the 55% interest).
On December 10, 2018, JCP acquired all of Krivulka’s ownership interests in MT, which, when combined with its previous 45% equity interest in the Company, resulted in JCP owning an 82% controlling interest in the Company (i.e. its prior 45% equity interest plus the acquired 37% equity interest from Krivulka). This transaction was accounted for as a business combination and the purchase accounting has been pushed down to the consolidated financial statements of the Company in accordance with the guidance for business combinations found in Accounting Standards Codification (“ASC”) 805.
On December 10, 2018, Metuchen purchased all the equity interests of Timm Medical Technologies, Inc. (“Timm”) and Pos-T-Vac, LLC (“Pos-T-Vac”), collectively referred to as “Medical Device Business”, entities related to Krivulka. Upon acquisition, the Medical Device Business became wholly owned subsidiaries of Metuchen.
Metuchen International, LLC (“Metuchen International”) was formed as a limited liability company pursuant to a certificate of formation filed with the Secretary of State of Delaware on July 22, 2016. Metuchen International is a wholly owned subsidiary of Metuchen included in these consolidated financial statements and has had no activity to date.
All transactions between the consolidated entities have been eliminated in consolidation. Metuchen, Metuchen International, and Timm and Post-T-Vac, after their acquisition on December 10, 2018, are referred to collectively as the “Company” herein.
References in this report to “Successor” refer to the Company after the Acquisition Date. References to “Predecessor” refer to the Company prior to the Acquisition Date. The consolidated financial statements as of December 31, 2019, December 31, 2018, for the year ended December 31, 2019, and for the period from December 10, 2018 through December 31, 2018 represent the Successor’s financial position and results of operations (the “Successor Period”). The consolidated financial statements for the period from January 1, 2018 through December 9, 2018 represents the Predecessor’s results of operations (the “Predecessor Period”). The Successor Period reflects the assets and liabilities at fair value as of the Acquisition Date. Accordingly, the consolidated financial statements for the Predecessor Period are not comparable to the consolidated financial statements for the Successor Period. In addition, operating results for the Successor Period and Predecessor Period are not necessarily indicative of the results to be expected for a full fiscal year.
For the period from January 1, 2018 through December 9, 2018, Metuchen was owned and controlled by the same individuals and entities who own and control Akrimax Pharmaceuticals, LLC (“Akrimax”), Mist Pharmaceuticals, LLC (“Mist”), Timm, and Cranford Pharmaceuticals, LLC (“Cranford”). As such, all transactions during this period between the Company and Akrimax, Mist, Timm, and Cranford as well as any other operations of the individuals who own and control the Company are considered related party transactions (See Note 16, Related Party Transactions).

Metuchen Pharmaceuticals, LLC and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Going Concern
The Company’s financial statements have been presented on a basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.
The Company has incurred losses and used cash in operations since its inception and the Company has a working capital deficit of approximately $29.0 million as of December 31, 2019. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company is exploring additional ways to raise capital. While the Company is optimistic that it will be successful in its efforts to raise additional capital, there can be no assurances that they will be successful in doing so. The financial statements do not contain any additional adjustments that might result from the resolution of any of the above uncertainties. The Company plans to continue raising additional funds to meet its operational goals until profitable.
2)   Summary of Significant Accounting Policies
Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the Company to make estimates and assumptions that affect the assets and liabilities, disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Such estimates include the adequacy of accounts receivable reserves, return reserves, inventory reserves, and assessment of long-lived assets, including intangible asset impairment, and the allocation of the purchase price in acquisitions. Actual results could differ from these estimates.
Risks and Uncertainties
The Company is subject to risks common to companies in the pharmaceutical industry including, but not limited to, uncertainties related to commercialization of competitor products, regulatory approvals, dependence on key products, dependence on key customers and suppliers, and protection of intellectual property rights.
The Company’s business, results of operations and financial condition may be adversely impacted by economic conditions, including the global health concerns relating to the coronavirus (COVID-19) pandemic. The outbreak and spread of COVID-19 has significantly increased economic uncertainty. Authorities implemented numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders, and business shutdowns. These measures may remain in place for a significant period of time and could negatively impact business and consumer spending. The extent to which the coronavirus outbreak impacts the Company’s business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted. The Company does not know yet the full extent of the impact of COVID-19 on its business, operations or the global economy as a whole.
Concentration of Credit Risk
Financial instruments that subject the Company to concentrations of credit risk includes cash. The Company maintains cash on deposit at U.S.-based banks in amounts which, at times, may be in excess of insured limits.
Cash and Cash Equivalents
The Company considers all highly-liquid investments that have maturities of three months or less when acquired to be cash equivalents.

Metuchen Pharmaceuticals, LLC and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Segment Reporting
On December 10, 2018, the Company acquired the Medical Device Business. The results of Medical Device Business have been included in the consolidated results since the acquisition date. As a result of the acquisition of Medical Device Business, the Company reports its results in two segments, prescription medications and medical devices. See Note 3 for additional information on the Medical Device Business acquisition and Note 18 for segment information.
Operating segments are components of a Company for which separate financial information is available and evaluated regularly by the chief operating decision maker in assessing performance and deciding how to allocate resources. The Company’s two segments, prescription medications and medical devices, focus on the treatment of male erectile dysfunction. The prescription medications consist primarily of Stendra, which is sold generally in the United States. The medical devices consist primarily of vacuum erection devices, which are sold domestically and internationally.
Revenue Recognition
Effective January 1, 2018, the Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, “Topic 606”, without restating prior period financial statements. Upon adoption, the Company elected the following practical expedients:
•
Portfolio approach — contracts within the Stendra revenue stream have similar characteristics and the Company believes this approach would not differ materially than if applying Topic 606 to each individual contract.

•
Modified retrospective approach — the Company applied Topic 606 only to contracts with customers which were not completed at the date of initial application, January 1, 2018.

•
Significant financing component — the Company does not adjust the promised amount of consideration for the effects of a significant financing component as the Company expects, at contract inception, that the period between when the Company transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

•
Shipping and Handling Activities — the Company considers any shipping and handling costs that are incurred after the customer has obtained control of the product as a cost to fulfill a promise.

•
Immaterial Performance Obligations — the Company disregards promises deemed to be immaterial in the context of the contract.

Prescription Medication Sales
The Company’s prescription medication sales consist of sales of Stendra in the U.S. for the treatment of male erectile dysfunction. Under Topic 606, the Company recognizes revenue from prescription medication sales when its performance obligations with its customers have been satisfied. In the contracts with its customers, the Company has identified a single performance obligation to provide Stendra upon receipt of a customer order. The performance obligation is satisfied at a point in time when the Company’s customers obtain control of Stendra, which is typically upon delivery. The Company invoices its customers after Stendra has been delivered and invoice payments are generally due within 30 to 75 days of invoice date.
In determining the transaction price, a significant financing component does not exist since the timing from when the Company delivers Stendra to when the customers pay for the product is typically less than one year. The Company records prescription medication sales net of any variable consideration, including but not limited to discounts, rebates, returns, chargebacks, and distribution fees. The Company uses the expected value method when estimating its variable consideration, unless terms are specified within contracts. The identified variable consideration is recorded as a reduction of revenue at the time revenues from sales of Stendra are recognized. The Company recognizes revenue to the extent that it is probable that

Metuchen Pharmaceuticals, LLC and Subsidiaries
Notes to Consolidated Financial Statements (continued)
a significant revenue reversal will not occur in a future period. These estimates may differ from actual consideration received. The Company evaluates these estimates each reporting period to reflect known changes.
As of December 31, 2019 and 2018, the reserves for sales deductions were $12.0 million and $14.6 million, respectively. The most significant sales deductions included in this reserve relate to contract rebates and coupon redemptions, and distribution service fees (“DSA fees”). Our estimates are based on factors such as our direct and indirect customers’ buying patterns and the estimated resulting contractual deduction rates, historical experience, specific known market events and estimated future trends, current contractual and statutory requirements, industry data, estimated customer inventory levels, current contract sales terms with our direct and indirect customers, and other competitive factors. Significant judgment and estimation is required in developing the foregoing and other relevant assumptions. The most significant sales deductions are further described below.
Product Returns
Consistent with industry practice, the Company maintains a return policy that generally allows its customers to return Stendra and receive credit for product within six months prior to expiration date and up to one year after expiration date. The provision for returns is based upon the Company’s estimates for future Stendra returns and historical experience. The provision of returns is part of the variable consideration recorded at the time revenue is recognized. As of December 31, 2019 and 2018, the reserves for product returns were $8.3 million and $7.7 million, respectively, and are included as a component of accrued expenses.
Contract Rebates, Coupon Redemptions and DSA Fees
The Company establishes contracts with wholesalers, chain stores, and indirect customers that provide for rebates, sales incentives, DSA fees and other allowances. Some customers receive rebates upon attaining established sales volumes. Direct rebates are generally rebates paid to direct purchasing customers based on a percentage applied to a direct customer’s purchases from us, including fees paid to wholesalers under our DSAs, as described below. Indirect rebates are rebates paid to indirect customers that have purchased our products from a wholesaler under a contract with us.
The Company has entered into DSAs with certain of our significant wholesaler customers that obligate the wholesalers, in exchange for fees paid by us, to: (i) manage the variability of their purchases and inventory levels within specified limits based on product demand and (ii) provide us with specific services, including the provision of periodic retail demand information and current inventory levels for our pharmaceutical products held at their warehouse locations.
Medical Device Sales
The Company’s medical device sales consist of domestic and international sales of men’s health products for the treatment of erectile dysfunction. The men’s health products do not require a prescription and include Vacuum Erection Devices, PreBoost, VenoSeal, penile injections (Rx), and urinary tract infection tests. Under Topic 606, the Company recognizes revenue from medical device sales when its performance obligations with its customers have been satisfied. In the contracts with its customers, the Company has identified a single performance obligation to provide medical devices upon receipt of a customer order. The performance obligation is satisfied at a point in time when the Company’s customers obtain control of the medical device, which is typically upon shipment. The Company invoices its customers after the medical devices have been shipped and invoice payments are generally due within 30 days of invoice date for domestic customers and 90 days for international customers.
In determining the transaction price, a significant financing component does not exist since the timing from when the Company delivers the medical devices to when the customers pay for the product is typically less than one year. The Company records medical device sales net of any variable consideration, including but not limited to returns. The Company uses the expected value method when estimating its variable

Metuchen Pharmaceuticals, LLC and Subsidiaries
Notes to Consolidated Financial Statements (continued)
consideration. The identified variable consideration is recorded as a reduction of revenue at the time revenues from the medical device sales are recognized. The Company recognizes revenue to the extent that it is probable that a significant revenue reversal will not occur in a future period. These estimates may differ from actual consideration received. The Company evaluates these estimates each reporting period to reflect known changes.
Product Returns
Consistent with industry practice, the Company maintains a return policy that generally allows its customers to return medical devices and receive credit for products within 90 days of the sale. The provision for returns is based upon the Company’s estimates for future product returns and historical experience. The Company has not made significant changes to the judgments made in applying Topic 606. As of December 31, 2019 and 2018, the reserves for product returns for medical devices were not significant.
Contract Costs
In relation to customer contracts, the Company incurs costs to fulfill a contract but does not incur costs to obtain a contract. These costs to fulfill a contract do not meet the criteria for capitalization and are expensed as incurred. As such, the Company did not have any contract assets at December 31, 2019 and 2018.
Accounts Receivable, net
The Company extends credit to its customers in the normal course of business. Accounts receivable are recorded at the invoiced amount, net of chargebacks, distribution service fees, and cash discounts. Management determines each allowance based on historical experience along with the present knowledge of potentially uncollectible accounts. See Note 4.
Inventories
Inventories consist of finished goods held for sale and raw materials. Inventories are stated at the lower of cost or net realizable value, with cost determined using the first-in, first-out method. Inventories are adjusted for excess and obsolescence. Evaluation of excess inventory includes such factors as expiry date, inventory turnover, and management’s assessment of current product demand. See Note 5.
Intangible Assets
The Company accounts for recognized intangible assets at cost. Intangible assets with finite useful lives are amortized over the useful life which the assets are expected to contribute directly or indirectly to future cash flows. Intangible assets are amortized using an accelerated method based on the pattern in which the economic benefits of the assets are consumed. The Company reviews the carrying value and useful lives of its intangible assets with definite lives whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable or the period over which they should be amortized has changed. When indicators of impairment exist, the Company determines whether the estimated undiscounted sum of the future cash flows of such assets is less than their carrying amounts. If less, an impairment loss is recognized in the amount, if any, by which the carrying amount of such assets exceeds their respective fair values. The Company evaluates the remaining useful life of each intangible asset that is being amortized during each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the estimate of the intangible asset’s remaining useful life has changed, the remaining carrying amount of the intangible asset is amortized prospectively over that revised remaining useful life.
The Company did not record any impairments of intangible assets for the Successor Periods for the year ended December 31, 2019 or for the period from December 10, 2018 through December 31, 2018. The Company incurred an intangible asset impairment loss of $17,947,275 during the Predecessor Period.

Metuchen Pharmaceuticals, LLC and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Goodwill
Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in a business combination. The Company evaluates the carrying value of goodwill annually in December of each year in connection with the annual budgeting and forecast process and also between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit to which goodwill was allocated to below its carrying amount. Such circumstances could include, but are not limited to: (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. When evaluating goodwill for impairment, we may first perform an assessment qualitatively whether it is more likely than not that a reporting unit’s carrying amount exceeds its fair value, referred to as a “step zero” approach. Subsequently (if necessary after step zero), an entity should perform its goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. This quantitative impairment test uses a combination of the income method and guideline public company comparable companies. The income method is based on a discounted future cash flow approach that uses significant assumptions of projected revenue, projected operational profit, terminal growth rates and the cost of capital. Under Topic 350, goodwill impairment is measured as the excess of the carrying amount of the reporting unit over its fair value. The Company incurred a goodwill impairment loss of $2,443,930 during the Successor Period for the year ended December 31, 2019, related to the prescription medications segment.
Balance, December 31, 2018, Successor	2,443,930
Impairment loss	(2,443,930)
Balance at December 31, 2019, Successor	$—
Fixed Assets
Fixed assets consist of furniture and fixtures. Furniture and fixtures are recorded at cost, less accumulated depreciation, and are depreciated on a straight-line basis over its estimated useful life. The Company uses an estimated useful life of 7 years for furniture and fixtures. Depreciation expense for the year ended December 31, 2019 was $1,703.
Leases
Effective January 1, 2019, the Company adopted FASB ASU No. 2016-02, Leases, “Topic 842” along with other amendments issued in 2017 and 2018. Topic 842 supersedes the lease accounting requirements in Accounting Standards Codification Topic 840, Leases, “Topic 840”. Topic 842 requires organizations to recognize leased assets and liabilities on the balance sheet. The standard also requires disclosures to help investors and other financial statement users better understand the amount, timing and uncertainty of cash flows arising from leases.
The Company determines if an arrangement is a lease at inception. This determination generally depends on whether the arrangement conveys to the Company the right to control the use of an explicitly or implicitly identified fixed asset for a period of time in exchange for consideration. Control of an underlying asset is conveyed to the Company if the Company obtains the rights to direct the use of and to obtain substantially all of the economic benefits from using the underlying asset. The Company has lease agreements which include lease and non-lease components, which the Company accounts for as a single lease component for all leases.
Operating lease right-of-use (“ROU”) assets are included in other assets whereas operating lease liabilities are included in other current liabilities and other long-term liabilities on the Company’s consolidated balance sheets. Operating lease ROU assets and operating lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The operating lease payments are recognized as lease expense on a straight-line basis over the lease term. Lease payments included in the measurement of the lease liability are comprised of fixed payments.

Metuchen Pharmaceuticals, LLC and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Variable lease payments associated with the Company’s leases are recognized when the event, activity, or circumstance in the lease agreement on which those payments are assessed occurs. Variable lease payments are presented in the Company’s consolidated statements of operations in the same line item as expense arising from fixed lease payments for operating leases.
Leases with an initial term of 12 months or less are not recorded on the consolidated balance sheet and the Company recognizes lease expense for these leases on a straight-line basis over the lease term. The Company applies this policy to all underlying asset categories.
Topic 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its incremental borrowing rate. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.
The lease term for all of the Company’s leases includes the non-cancellable period of the lease plus any additional periods covered by either a Company option to extend (or not to terminate) the lease that the Company is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor.
See Note 2 Summary of Significant Accounting Policies-Recently Adopted and Note 14 Commitments and Contingencies for additional information. The information presented for periods prior to January 1, 2019 has not been adjusted and is reported under Topic 840.
Fair Value of Financial Instruments
Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy:
Level 1 — Quoted prices in active markets for identical assets or liabilities.
Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market.
Level 3 — Unobservable inputs which are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.
Financial instruments recognized at historical amounts in the consolidated balance sheets consist of cash, accounts receivable, other current assets, accounts payable, accrued expenses, other current liabilities and senior debt. The Company believes that the carrying value of cash, accounts receivable, other current assets, accounts payable, accrued expenses, other current liabilities approximates their fair values due to the short-term nature of these instruments.
The carrying value of senior debt as of December 31, 2019 approximated fair value. The fair value of the senior debt was estimated by discounting to present value the scheduled coupon payments and principal repayment, using an appropriate fair market yield and is considered Level 3 in the fair value hierarchy.
Deferred Financing Costs
Costs incurred to issue debt are deferred and presented in the consolidated balance sheets as a direct reduction from the carrying amount of the debt liability, consistent with debt discounts.

Metuchen Pharmaceuticals, LLC and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Related amortization expense is recorded as a component of interest expense over the term of the related debt using the effective interest rate method.
Costs of Equity Transactions
Incremental direct costs incurred to issue shares of the Company’s Preferred and Common Units are recorded as a reduction of the related proceeds.
Income Taxes
Metuchen is a limited liability company (“LLC’s”) for federal income tax purposes and has elected to be treated as a Partnership for state income tax purposes. PTV is a disregarded entity for federal income tax purposes. As such, all income tax consequences resulting from the operations of Metuchen and PTV are reported on the members’ income tax returns.
Timm is a C corporation, which accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, Timm determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
Timm recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, Timm considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If Timm determines that it would be able to realize deferred tax assets in the future in excess of its net recorded amount, Timm would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.
The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) it determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.
The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statement of operations. As of December 31, 2019 and 2018, no accrued interest or penalties are recorded in the consolidated balance sheets.
Contingencies
The Company may be subject to various patent challenges, product liability claims, government investigations and other legal proceedings in the ordinary course of business. Legal fees and other expenses related to litigation are expensed as incurred and included in general and administrative expenses in the consolidated statements of operations.
Shipping Costs
The Company records the costs of shipping related to prescription medication sales in general and administrative expense in its consolidated statements of operations. There were no shipping costs for the Successor Periods for the year ended December 31, 2019 and for the period from December 10, 2018 through December 31, 2018. Shipping costs for the Predecessor Period from January 1, 2018 through December 9, 2018 was $6,092.
Shipping costs related to medical devices are recorded as revenue and subsequently deducted as a component of cost of goods sold in the consolidated statements of operations. Shipping costs for the

Metuchen Pharmaceuticals, LLC and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Successor Periods for the year ended December 31, 2019 and for the period from December 10, 2018 through December 31, 2018 were $130,242 and $13,648, respectively. No shipping costs related to medical devices sales were incurred in the Predecessor Period from January 1, 2018 through December 9, 2018.
Basic and Diluted Net Loss per Common Unit
The Company computes basic net loss per common unit by dividing net loss applicable to common unitholders by the weighted average number of common units outstanding during the period, excluding the dilutive effects of warrants to purchase common units. The Company computes diluted net loss per common unit by dividing the net loss applicable to common unitholders by the sum of the weighted-average number of common units outstanding during the period plus the potential dilutive effects of its convertible preferred units and warrants to purchase common and preferred units, but such items are excluded if their effect is anti-dilutive. Because the impact of these items is anti-dilutive during periods of net loss, there was no difference between the Company’s basic and diluted net loss per share of common stock for the year ended December 31, 2019 and for the Successor Period from December 10, 2018 through December 31, 2018 and for the Predecessor Period from January 1, 2018 through December 9, 2018. See Note 12.
Recent Accounting Pronouncements
Recently Adopted
In February 2016, the FASB issued ASU No. 2016-02, as amended, Leases (Topic 842) (“ASU 2016-02”). This guidance revises existing practice related to accounting for leases under Topic 840 for both lessees and lessors. The new guidance in Topic 842, requires lessees to recognize a right-of-use asset and a lease liability for nearly all leases (other than leases that meet the definition of a short-term lease). The lease liability will be equal to the present value of lease payments and the right-of-use asset will be based on the lease liability, subject to adjustment such as for initial direct costs. For income statement purposes, the new standard retains a dual model similar to Topic 840, requiring leases to be classified as either operating leases or capital leases. For lessees, operating leases will result in straight-line expense (similar to current accounting by lessees for operating leases under ASC 840) while capital leases will result in a front-loaded expense pattern (similar to current accounting by lessees for capital leases under ASC 840). The Company adopted Topic 842 on January 1, 2019 using the effective date transition method. Prior period results continue to be presented under Topic 840 based on the accounting standards originally in effect for such periods.
The Company has elected certain practical expedients permitted under the transition guidance within Topic 842 to leases that commenced before January 1, 2019, including the package of practical expedients. The election of the package of practical expedients resulted in the Company not reassessing prior conclusions under Topic 840 related to lease identification, lease classification and initial direct costs for existing leases at January 1, 2019.
Upon adoption, the Company recorded an operating lease liability with a corresponding operating lease ROU asset of $0.3 million. The Company also reclassified the unfavorable leasehold interest to the operating ROU asset upon adoption of Topic 842. The adoption did not have a material impact on the consolidated results of operations and cash flows for the year ended December 31, 2019.
As discussed further above, on January 1, 2018, the Company adopted Topic 606 using the modified retrospective approach and applied this approach only to contracts that were not completed as of January 1, 2018. The Company calculated a one-time transition adjustment of $1,938,831, which was recorded on January 1, 2018 to the opening balance of accumulated deficit, related to the product sales of Stendra. The Topic 606 transition adjustment recorded for Stendra resulted in sales being recognized earlier than under Topic 605, as the deferred revenue recognition model (sell-through) is not permitted under Topic 606. The one-time adjustment consisted of $8,528,628 in deferred revenue offset by deferred inventory of $186,313 and $6,403,484 of variable consideration included in accrued expenses in the accompanying balance sheet.
In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, that eliminates the requirement to calculate the implied fair

Metuchen Pharmaceuticals, LLC and Subsidiaries
Notes to Consolidated Financial Statements (continued)
value of goodwill (i.e., Step 2 of today’s goodwill impairment test) to measure a goodwill impairment charge. Instead, entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value (i.e., measure the charge based on today’s Step 1). The Company adopted ASU 2017-04 effective December 10, 2018. The early adoption of the standard had no impact on the consolidated financial statements.
Pending Adoption as of December 31, 2019
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. Subsequently, in November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments-Credit Losses. ASU 2016-13 changes the impairment model for most financial assets including trade receivables and certain other instruments that are not measured at fair value through net income. ASU 2016-13 will replace today’s “incurred loss” approach with an “expected loss” model for instruments measured at amortized cost and require entities to record allowances for available-for-sale debt securities rather than reduce the carrying amount, as they do today under the other-than-temporary impairment model. ASU 2016-13 also simplifies the accounting model for purchased credit-impaired debt securities and loans. Private entities will apply the standard’s provisions as a cumulative effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. ASU 2016-13 and ASU 2018-19 are effective for the annual periods beginning after December 15, 2022. Public entities that are SEC filers must adopt for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company is evaluating the impact of this new guidance on its consolidated financial statements.
In August 2018, the FASB issued ASU 2018-13, Changes to the Disclosure Requirements for Fair Value Measurement. This ASU modifies the disclosure requirements on fair value measurements by requiring that Level 3 fair value disclosures include the range and weighted average of significant unobservable inputs used to develop those fair value measurements. For certain unobservable inputs, an entity may disclose other quantitative information in lieu of the weighted average if the entity determines that other quantitative information would be a more reasonable and rational method to reflect the distribution of unobservable inputs used to develop Level 3 fair value measurements. The guidance is effective for the Company for the annual periods and interim periods within annual periods beginning after December 15, 2019 for both private and public entities. Early adoption is permitted. The Company is evaluating the impact of this new guidance on its consolidated financial statements.
3)   Acquisitions
On December 10, 2018, the Company entered into two acquisition transactions with a common related party as discussed below. The Company considers these acquisitions to be a combined transaction for accounting purposes.
On December 10, 2018, JCP obtained majority control of the Company through its purchase of the member interests in Metuchen Therapeutics previously held by KFE, an entity controlled by Krivulka, for $1. JCP also paid $3,250,000 to KFE to acquire KFE’s interest in notes issued by Metuchen.
The Company considered the guidance of ASC 350-30 in ascribing fair value to intangible assets. In accordance with ASC 350-30-35, any intangibles acquired with definitive lives will be amortized over their useful lives while intangibles with indefinite lives will not be amortized.
The Company identified the Stendra product as the only intangible asset acquired and calculated the fair value of the Stendra product using the multiperiod excess earnings method (“MPEEM”) of the income approach.
The Company determined the fair value of its outstanding debt based on a waterfall of the Company’s invested capital using the current value method. Based on the fair value of the invested capital as of December 10, 2018, the senior debt would be paid in full upon liquidation. As such, the carrying value of

Metuchen Pharmaceuticals, LLC and Subsidiaries
Notes to Consolidated Financial Statements (continued)
the senior term debt of $19,266,850 was considered to also be its fair value. The subordinated related party term loans were discounted to the pre-acquisition carrying value of $37,757,209, based on the remaining expected funds from a sale of the enterprise. The fair value of the related party notes was calculated as $22,250,746 which represents a decrease of $15,506,463. The difference was recorded as a debt discount and is being amortized over the remaining term of the related party notes using the effective interest method.
On December 10, 2018, Metuchen entered into an equity purchase agreement to acquire the issued and outstanding shares of capital stock of Timm and the outstanding equity interests of Pos-T-Vac. Timm and Post-T-Vac are medical device companies that manufacture vacuum therapy systems for the treatment of male erectile dysfunction. Both of these entities were majority owned and controlled by Krivulka.
Under the terms of the transaction, Metuchen paid $4.0 million in cash plus adjustments for the cash on hand, closing indebtedness and interest and seller transaction costs.
The acquisition-date fair value of the consideration transferred is as follows:
Cash price, including cash on hand and seller expenses	$4,400,222
Seller indebtedness paid	478,355
Accounts payabledue to Timm on acquisition date	(159,779)
Total consideration	$4,718,798
Two intangible assets were acquired in this transaction: 1) Timm Product and 2) PTV Product. In accordance with the guidance of ASC 350-30, to calculate the fair values of the Timm Product and PTV Product, the MPEEM of the income approach was used.

Metuchen Pharmaceuticals, LLC and Subsidiaries
Notes to Consolidated Financial Statements (continued)
The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition:
Cash and cash equivalents	$2,843,139
Accounts receivable	3,017,932
Inventories	11,190,001
Prepaid expenses	1,508,578
Related party assets	2,052,845
Other current assets	27,866
Other assets	3,984
Intangible assets	44,390,000
Accounts payable	(1,360,891)
Accrued expenses and other current liabilities	(12,475,640)
Deferred tax liability	(2,084,972)
Due to related parties	(31,835)
Current portion of senior debt, net	(19,266,850)
Subordinated related party term loans	(22,250,746)
Other current liabilities	(5,220,543)
Unfavorable leasehold interest	(68,000)
Total identifiable net assets	$2,274,868
Fair value of consideration transferred	$4,718,798
Net assets acquired	2,274,868
Goodwill	$2,443,930
As discussed above, these transactions were considered to be a combined transaction for accounting purposes and accounted for as a business combination under the acquisition method of accounting and the Company elected the option to apply pushdown accounting whereby JCP’s basis in the net assets acquired at the acquisition date is reflected in these consolidated financial statements. Accordingly, the tangible assets and identifiable intangible assets acquired, and liabilities assumed were recorded at fair value as of the date of acquisition. Total goodwill of $2,443,930 represents the excess of the purchase price over the net identifiable tangible and intangible assets acquired. The Company believes the goodwill related to the acquisition was a result of the expected synergies to be realized from combining operations and is not deductible for income tax purposes.
Combined transaction costs for the above transactions were $165,253 and were recorded in consolidated statements of operations.
4)   Accounts Receivable, net
Accounts receivable, net is comprised of the following:
	Successor
	December 31, 2019	December 31, 2018
Gross accounts receivables	$4,989,260	$3,946,463
Distribution service fees	(2,061,481)	(347,619)
Chargebacks accruals	(60,507)	—
Cash discount allowances	(235,867)	(34,552)
Allowance for doubtful accounts	(26,275)	(52,218)
Total accounts receivable, net	$2,605,130	$3,512,074

Metuchen Pharmaceuticals, LLC and Subsidiaries
Notes to Consolidated Financial Statements (continued)
For the Successor Period for the year ended December 31, 2019, gross sales from customers representing 10% or more of the Company’s total gross sales included one customer which represented approximately 86% of total gross sales. For the Successor Period for the period from December 10, 2018 through December 31, 2018, gross sales from customers representing 10% or more of the Company’s total gross sales included one customer which represented approximately 83% of total gross sales.
For the Predecessor Period from January 1, 2018 through December 9, 2018, gross sales from customers representing 10% or more of the Company’s total gross sales included the Company’s top three customers, with gross sales equal to approximately 31%, 29%, and 25%.
Receivables from customers representing 10% or more of the Company’s gross accounts receivable included one customer at December 31, 2019 equal to 88% of the Company’s total gross accounts receivables and one customer at December 31, 2018 equal to 84% of the Company’s total gross accounts receivables.
5)   Inventories
Inventory is comprised of the following:
	Successor
	December 31, 2019	December 31, 2018
Raw Materials	$798,161	$2,690,776
Finished Goods	1,406,267	3,799,459
	$2,204,428	$6,490,235
Finished goods are net of valuation reserves of $220,254 and $429,099 as of December 31, 2019 and 2018, respectively. Raw materials are net of valuation reserves of $2,872,977 and $1,227,097 as of December 31, 2019 and 2018, respectively.
6)   Prepaid Expenses and Other Current Assets
Prepaid expenses and Other current assets are comprised of the following:
	Successor
	December 31, 2019	December 31, 2018
Prepaid samples	$391,024	$89,994
Prepaid insurance	287,844	4,102
Prepaid FDA fees	732,204	697,309
Prepaid coupon fees	71,500	550,000
Rebates receivable	1,243,120	—
API purchase commitment asset (see Note 13)	1,409,592	—
Other prepaid expenses	468,226	123,612
Other current assets	526,310	139,472
Total prepaid expenses and other current assets	$5,129,820	$1,604,489
Prepaid samples, which are presented net of reserves, are expensed when distributed to the sales force. The prepaid samples reserve amount was $145,474 and $1,640,370 at December 31, 2019 and 2018, respectively.
In relation to a transition services agreement with a prior owner of the product rights to Stendra, the prior owner had processed managed care rebates and had not remitted them back to the Company as of

Metuchen Pharmaceuticals, LLC and Subsidiaries
Notes to Consolidated Financial Statements (continued)
December 31, 2019. As of December 31, 2019, the Company has a receivable of $1.2 million related to rebates processed by the prior owner of the product rights to Stendra.
7)   Intangible Assets
Balance, January 1, 2018, Predecessor	$60,132,811
Amortization expense	(7,775,536)
Intangible Impairment	(17,947,275)
Balance, December 10, 2018, Predecessor	$34,410,000
Balance, December 10, 2018, Successor	$—
Acquisition of intangible assets	44,390,000
Amortization expense	(289,458)
Balance, December 31, 2018, Successor	44,100,542
Amortization expense	(5,289,405)
Balance at December 31, 2019, Successor	$38,811,137
The future annual amortization related to the Company’s intangible assets is as follows:
2020	$6,650,218
2021	6,867,771
2022	6,191,740
2023	5,445,729
2024	4,650,787
Thereafter	9,004,892
$38,811,137
The intangible assets held by the Company are the Stendra Product, Timm Product, and PTV Product and are being amortized over their estimated useful lives of 10 years, 12 years, and 12 years, respectively. The carrying value of the Stendra Product, Timm Product, and PTV Product as of December 31, 2019 are $30.0 million, $6.9 million and $1.9 million, respectively. The carrying value of the Stendra Product, Timm Product, and PTV Product as of December 31, 2018 are $34.2 million, $7.7 million and $2.2 million, respectively.
8)   Other Assets
Other assets are comprised of the following:
	Successor
	December 31, 2019	December 31, 2018
API purchase commitment asset (see Note 13)	$6,721,574	$4,529,657
Operating lease ROU asset	672,246	—
Other assets	3,984	3,984
Total other assets	$7,397,804	$4,533,641

Metuchen Pharmaceuticals, LLC and Subsidiaries
Notes to Consolidated Financial Statements (continued)
9)   Accrued Expenses
Accrued expenses are comprised of the following:
	Successor
	December 31, 2019	December 31, 2018
Accrued price protection	$1,847,639	$4,422,463
Accrued product returns	10,707,807	7,664,551
Accrued contract rebates	1,368,279	39,363
Due to Vivus (see Note 13)	2,259,769	—
Due to third-party logistic provider	4,388,600	—
Other accrued expenses	315,168	420,000
Total accrued expenses	$20,887,262	$12,546,377
As part of its acquisition of Stendra, the Company provides the previous owner with price protection for certain Stendra product returns that are processed by the previous owner. Some customer agreements require that product returns be credited at the current wholesale acquisition cost (“WAC”). If the Company subsequently raises the WAC, the Company will reimburse the previous owner for the difference between the current WAC and the original sale price for returns processed by the previous owner.
10)   Debt
Senior Debt
The following is a summary of Metuchen’s senior indebtedness at December 31, 2019 and 2018:
	Successor
	December 31, 2019	December 31, 2018
Principal balance	$11,688,979	$19,627,662
Less: Unamortized debt discount	—	(360,812)
Plus: Paid In Kind interest	1,101,575	16,190
Plus: End of term fee	952,416	16,787
Total senior debt	$13,742,970	$19,299,827
On September 30, 2016, the Company entered into a loan agreement with Hercules, a third party, for a $35 million term loan (“Senior Debt”) with a stated interest rate of the greater of either (i) Prime plus 7.25% or (ii) 10.75%. The interest rate was 12.00% at December 31, 2019. The Senior Debt includes an additional Paid-In-Kind (“PIK”) interest that increases the outstanding principal on a monthly basis at an annual rate of 1.35% and a $787,500 end of term charge.
On November 22, 2017, the Company amended its loan agreement with Hercules (“First Amendment”). A covenant was added, in which the Company must achieve a certain minimum EBITDA, as defined, target for the trailing twelve-month period, ending June 30, 2018. The end of term charge was increased from $787,500 to $1,068,750. The minimum EBITDA for each of the trailing six months and the fixed charge coverage ratio (1:1 to 0.9:1) were reduced. The Company was also required to prepay $10,000,000 in principal. This amendment was accounted for as a modification under ASC 470, Debt. At December 31, 2019, the Company was in violation of certain debt covenants. Based upon the covenant violations, the lender has the right to call the debt at its election.
Monthly principal payments, including interest commenced November 1, 2018 with the outstanding balance of the Senior Debt due in full on November 1, 2020. The end of term charge is being recognized as interest expense and accreted over the term of the Senior Debt using the effective interest method.

Metuchen Pharmaceuticals, LLC and Subsidiaries
Notes to Consolidated Financial Statements (continued)
The total debt issuance costs paid to the lender associated with the First Amendment to the Senior Debt agreement were approximately $62,600 and have been recorded as a debt discount and were being recognized as interest expense over the term of the debt using the effective interest method. In accordance with ASC 805, the debt including accrued PIK interest and the end of term fee were recorded at fair value on December 10, 2018.
On April 13, 2020, the Company amended its loan agreement with Hercules. The amendment waived all financial covenant defaults for all periods since inception through the period ending March 31, 2020. The debt is now classified in accordance with the payment schedule within the agreement, and $6,681,936 is classified as a current liability with $7,061,034 classified as a noncurrent liability. The amendment also included the following changes:
•
Removed the Adjusted EBITDA and Fixed Cost Coverage Ratio Covenants.

•
Extended the maturity date from October 1, 2020 to April 2021, which can be further extendable to December 1, 2021 upon achieving the Financing Milestone, as defined in the agreement.

•
Increased the cash interest rate from the greater of (a) 10.75% or (b) 10.75% plus the US WSJ Prime minus 4.50% to the greater of (a) 11.50% or (b) 11.50% plus the US WSJ Prime minus 4.25%.

•
Removed the PIK interest rate.

•
Removed the prepayment penalty.

Interest expense on the Senior Debt is as follows:
	Successor		Predecessor
	For the Year Ended December 31, 2019	For the period December 10, 2018 through December 31, 2018	For the period January 1, 2018 through December 9, 2018
Interest expense for term loan	$2,216,341	$151,070	$2,532,449
PIK interest	211,923	16,190	282,498
Amortization of debt issuance costs	—	—	866,825
End of term fee accretion	—	16,787	605,150
	$2,428,264	$184,047	$4,286,922
Included in accrued expenses in the accompanying consolidated balance sheets as of December 31, 2019 and 2018 is $132,006 and $201,426, respectively, of accrued and unpaid interest.
Subordinated Related Party Term Loans
The Company’s subordinated related party term loans are as follows:
	Successor
	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018
Principal balance	$—	$42,507,209
Less: Discount on debt	(15,155,920)	(15,506,463)
Plus: Paid in kind interest	16,544,318	539,800
Plus: Discount amortization	4,669,384	350,543
Plus: Principal balance before conversion of subordinated related party term loan	33,250,000	—

Metuchen Pharmaceuticals, LLC and Subsidiaries
Notes to Consolidated Financial Statements (continued)
	Successor
	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018
Less: Conversion of subordinated related party term loan to equity at September 16, 2019	(39,307,782)	—
Subordinated related party term loans	—	27,891,089

The Company executed a Subordination Agreement (“Sub Debt”) with several related parties, L. Mazur Associates, JV (“LMA”), KFE and JCP (herein referred to collectively as “the Related Holders”). The Company and the Related Holders entered into an Amended and Restated Subordination Agreement (“Amended Agreement”). Under the terms of the Amended Agreement, the principal balance was $30,579,496. The amount due was divided 20.9%, 20.1%, and 59%, respectively, amongst LMA, KFE, and JCP. The cash interest rate of the amended sub debt was 12%. Additional PIK interest was 8% payable on the maturity date.
On December 10, 2018, as part of the acquisition accounting for JCP Acquisition of a majority ownership interest in Metuchen, the outstanding Sub Debt was determined to have a fair value that was less than its carrying value. The fair value of the subordinated related party term loans was $22,250,746 at December 10, 2018. A debt discount of $15,506,463 was recognized and was being amortized to interest expense over the term of the debt using the effective interest method. The Company recorded interest expense related to the discount of $4,669,384 and $350,543 for the Successor Periods for the year ended December 31, 2019 and for the period from December 10, 2018 through December 31, 2018, respectively.
On December 10, 2018, the Company signed a subordinated promissory note for an additional $4,750,000 of Sub Debt from JCP. The proceeds were used for the acquisition of the Medical Device Business. The principal, along with PIK interest at an annual rate of 25%, was due on April 2, 2021.
On September 16, 2019, Metuchen entered into an Exchange Agreement (“Exchange Agreement”) with JCP III SM AIV, L.P. and L. Mazur Associates, JV to exchange Preferred and Common Units for the Company’s subordinated related party term loans. Upon consummation of the exchange, the Preferred and Common Units issued were for the full satisfaction of the subordinated related party term loan. As of December 31, 2019, there was no outstanding principal balance or accrued interest for the subordinated related term loans. The following chart summarizes the instruments exchanged in the transaction as of September 16, 2019:
Common Units, at fair value (2,434,551.28 Units)	$29,117,232
Preferred Units, at fair value (1,373,820.51 Units)	17,500,000
Total fair value of Preferred and Common Units exchanged	46,617,232
Sub Debt principal balance	33,250,000
Add: PIK Interest	16,544,318
Less: Debt Discount	10,486,536
Total carrying value of Sub Debt exchanged	39,307,782
Excess of fair value of Preferred and Common Units exchanged over the carrying value of Sub Debt	$(7,309,450)
Based on ASC 470, the Company accounted for the exchange between related parties as a capital transaction. The carrying value of the subordinated related party term loans, including any accrued interest, on the date of the exchange was $39.3 million and the fair value of Preferred and Common Units was $46.6 million. As this is a capital transaction between related parties it is not appropriate to record an extinguishment loss; therefore, the company recorded the $7.3 million difference between the carrying

Metuchen Pharmaceuticals, LLC and Subsidiaries
Notes to Consolidated Financial Statements (continued)
value of the subordinated related party term loans and the fair value of the Preferred and Common Units to members’ capital. See Note 11 Members’ Capital for the determination of fair value of the Preferred and Common Units.
Interest expense on the related party term loans was $11,416,697 and $890,343, including PIK interest of $6,747,313 and $539,800, for the Successor Periods for the year ended December 31, 2019 and for the period from December 10, 2018 through December 31, 2018, respectively. Interest expense on the related party term loans was $6,495,535, including PIK interest of $6,495,535, for the Predecessor Period from January 1, 2018 through December 9, 2018.
11)   Members’ Capital
(a)   Capitalization
The Company authorized 100 units of Class A Common Units (the “Class A Units”) to be issued and outstanding. In addition, there were Restricted Member Units (“RMU’s”) that were designated as a class of incentive units (also known as “Class B Units”).
On September 16, 2019, the Company amended and restated its operating agreement creating the rights and preferences relating to the Preferred Units and Common Units mentioned in the Private Placement Offering below.
(b)   Preferred Units
A holder of a Preferred Unit is entitled to vote on any matter requiring the approval of such units. In addition, the Preferred Unit holders are entitled to distributions, after adjustment for specific items, for each fiscal year.
The following actions require the prior consent of the holders of a majority of the outstanding Preferred Units: (a) amend, alter or repeal any provision of the amended and restated operating agreement (if such amendment would adversely affect any of the rights or preferences of the Preferred Units); (b) authorize or create membership interests that have a preference over the Preferred Units as to dividends or liquidation; (c) declare or pay any dividends or distributions; (d) dissolve or liquidate (in whole or in part), consolidate, merge, convey, lease, sell, or transfer all or substantially all of the assets of the Company; or purchase or otherwise acquire (directly or indirectly) all or substantially all of the assets or equity interest issued by another company; or file a petition for bankruptcy or receivership of the Company; (e) repurchase or redeem any Membership Interests; or (f) enter into any agreement, commitment or arrangement to do any of the foregoing. See also Note 12 Section (f) for further discussion of Preferred Units.
(c)   Common Units (formerly known as Class A Units)
A holder of a Common Unit is entitled to vote on any matter requiring the approval of such units. In addition, the Common Unit holders are entitled to distributions, after adjustment for specific items, for each fiscal year.
Effective with the amended and restated operating agreement on August 26, 2019, each Class A Unit was exchanged for 10,000 Common Units. There was no change to the ownership percentages as a result of the exchange and the rights and privileges of Common Unit holders is consistent with that of the Class A Unit.
(d)   Class B Units
As of September 16, 2019, none of the Class B Units have been issued. Effective with the amended and restated operating agreement on September 16, 2019, the Class B Units are no longer an authorized membership interest of the Company.

Metuchen Pharmaceuticals, LLC and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(e)   Liquidation
Upon liquidation of the Company or upon any Company sale, the Company shall pay, hold, or distribute, or cause to be paid, held or distributed, the proceeds thereof as follows: (a) first, to the holders of Preferred Units, pro rata in proportion to the number of Preferred Units held by such holders, until the holders of such Preferred Units receive in respect of each Preferred Unit held by them, the preferred liquidation preference amount; (b) second, to the holders of Common Units, pro rata in proportion to the number of Common Units held by such holders, the remaining proceeds available for distribution.
(f)   Private Placement Offering
On September 16, 2019, the Company executed a Private Placement offering (“Private Placement”) with V4 Capital Partners, LLC (“Lead Investor”) and other accredited investors (collectively “Investors”). None of the Investors had previously held an interest in the Company. Pursuant to the Private Placement, the Company agreed to issue and sell up to $3.5 million of the Company’s Preferred Units. Each Preferred Unit had an offering price of $12.7382 per unit. The Company issued 245,933 Preferred Units related to the Private Placement and received aggregate net proceeds from the Private Placement of $2.7 million.
The Preferred Units contain a 5% non-cumulative quarterly dividend, include one vote per unit on all matters to be voted upon by Common Unit holders and require a mandatory conversion upon the closing of a qualified public offering, with the conversion price being subject to adjustment if the price per share in the qualified public offering is less than $15.92275 per Preferred Unit. Subject to adjustment, each Preferred Unit can be converted into one Common Unit. The Preferred Units did not meet the criteria for liability classification and are classified within equity. In addition, the embedded conversion feature was considered clearly and closely related to the Preferred Units and did not require bifurcation. However, the embedded conversion feature represents a beneficial conversion feature with a relative fair value of $26,500 and has been recorded to additional paid-in capital, included within the $250,000 proceeds received related to the issuance of the lead investor warrants.
In connection with the Private Placement, the Lead Investor received warrants (“Lead Investor Warrants”) to purchase an aggregate of 615,838.50 shares of the Company’s Preferred Units. The Lead Investor Warrants expire on September 16, 2020 and have an exercise price of $0.01 per Preferred Unit. The Lead Investor Warrants are only exercisable upon a qualified public offering being consummated within one year. The fair value of the Lead Investor Warrants was estimated to be $2.1 million. To record the issuance of the Lead Investor Warrants, the Company allocated the proceeds of $250,000 received from the Lead Investor for the Preferred Units between the Lead Investor Warrants and the beneficial conversion feature for the embedded conversion option. Of the proceeds received, the relative fair value allocated to the Lead Investor Warrants was $223,500 and was included in additional paid-in capital. The Lead Investor Warrants did not meet the criteria for liability classification.
The Company estimated their fair value using Monte Carlo Simulation approach. Significant judgments used in the valuation model included the overall likelihood of a qualified public offering occurring and Management’s estimate for the aggregate equity value, including an estimate for the proceeds from a qualified public offering as well as giving consideration in the event the price per share in a qualified public offering is below 125% of the $12.7382 price per Preferred Unit. Also incorporated in the fair value of the Lead Investor Warrants was a risk-free rate, estimated volatility of equity and an incremental discount for lack of marketability.
Also, in connection with the Private Placement, the placement agent received warrants (“Placement Agent Warrants”) to purchase an aggregate of 21,139.10 shares of the Company’s Preferred Units. The Placement Agent Warrants expire on September 16, 2024 and have an exercise price of $12.7382 per Preferred Unit. The Placement Agent Warrants can be exercised any time on or after September 16, 2019. The fair value of the Placement Agent Warrants was estimated to be $135,800 and was included in additional paid-in capital. The Placement Agent Warrants did not meet the criteria for liability classification.

Metuchen Pharmaceuticals, LLC and Subsidiaries
Notes to Consolidated Financial Statements (continued)
The Company estimated their fair value using the Black-Scholes valuation model. The inputs used to value the Placement Agent Warrants included the Preferred Unit Price and the Placement Agent Warrant Strike Price (both of which are $12.7382), the expiration date of the Placement Agent Warrants of September 16, 2024, the risk-free rate to the expiration date of 1.73%, and the estimated volatility over the expected term of the Placement Agent Warrants of 90.0%.
As there has been no public market for the Company’s common stock to date, the estimated fair value of its Common Units has been determined by the Board of Directors as of the Private Placement date, with input from management, considering the Company’s most recently available valuations of the aggregate equity value of the Company. In addition to considering the results of these valuations, the Company’s Board of Directors considered various objective and subjective factors to determine the fair value of its Common and Preferred Units as of the private placement date, including the progress of the Company’s products sales, external market conditions affecting and trends within the life sciences industry and the likelihood of achieving a liquidity event. The fair value of the Company’s Common Units as of the Private Placement Date was determined to be the difference between the fair value of the Company’s aggregate equity and the summation of the fair values of the Preferred Units, the Lead Investor Warrants and Placement Agent Warrants.
12)   Basic and Diluted Net Loss per Common Unit
The following is a reconciliation of the weighted average number of Common Units outstanding used in calculating basic and diluted net loss per unit:
	Successor		Predecessor
	For the Year Ended December 31, 2019	For the period December 10, 2018 through December 31, 2018	For the period January 1, 2018 through December 9, 2018
Numerator
Net loss	$(32,511,300)	$(1,681,269)	$(30,791,439)
Denominator
Weighted-average common units for basic and diluted net loss per unit	1,707,020	1,000,000	1,000,000
Basic and diluted net loss per common unit	$(19.05)	$(1.68)	$(30.79)
The following table summarizes the potentially dilutive securities convertible into Common Units that were excluded from the calculation of diluted net loss per unit because their inclusion would have been antidilutive:
	Successor		Predecessor
	For the Year Ended December 31, 2019	For the period December 10, 2018 through December 31, 2018	For the period January 1, 2018 through December 9, 2018
Preferred Units	1,619,754	—	—
Lead Investor Warrants	615,839	—	—
Placement Agent Warrants	21,139	—	—
Total	2,256,732	—	—
13)   Marketing, Licensing and Distribution Agreements
(a)   Vivus
On September 30, 2016, Metuchen entered into an License and Commercialization Agreement (the “License Agreement”) with Vivus, Inc (“Vivus”) to purchase and receive the license for the commercialization

Metuchen Pharmaceuticals, LLC and Subsidiaries
Notes to Consolidated Financial Statements (continued)
and exploitation of Stendra for a one-time fee of $70 million, and for an additional $0.8 million, Metuchen also acquired the current Stendra product and sample inventories as of September 30, 2016 that were owned by Vivus. The License Agreement gives Metuchen the right to sell Stendra in the U.S and its territories, Canada, South America, and India. In December 2000, Vivus originally was granted the license from Mitsubishi Tanabe Pharma Corporation (“MTPC”) to develop, market, and manufacture Stendra. Stendra was approved by the Food and Drug Administration (“FDA”) in April 2012 to treat male erectile dysfunction.
Metuchen will pay MTPC a royalty of 5% on the first $500 million of net sales and 6% of net sales thereafter. In consideration for the trademark assignment and the use of the trademarks associated with the Product and the Vivus technology, Metuchen shall (a) during the first, second, and third years following the expiration of the Royalty Period in a particular country in Metuchen’s territory, pay to Vivus a royalty equal to 2% of the net sales of Products in such territory; and (b) following the fourth and fifth years following the end of the Royalty Period in such territory, pay to Vivus a royalty equal to 1% of the net sales of Products in such territory. Thereafter, no further royalties shall be owed with respect to net sales of Stendra in such territory.
In addition, Metuchen will be responsible for a pro-rata portion of a $6 million milestone payment to be paid once $250 million in sales has been reached on the separate revenue stream of Stendra. Should the $250 million of sales threshold be reached, the Company will be responsible for $3.2 million of the milestone payment.
In connection with the License Agreement, Metuchen and Vivus also entered into a Supply Agreement on the effective date of the License Agreement. The Supply Agreement states that Vivus will initially manufacture, test, and supply the product to Metuchen or its designee, directly or through one or more third parties. The agreement is effective through September 30, 2021. Metuchen is required to make future minimum annual purchases of Stendra under the Supply Agreement as follows (based on current prices, however, subject to annual price increases).
Calendar Year	Minimum Purchase Obligation
2020	$4,100,000
2021	$4,100,000
Stendra can be purchased by written purchase orders submitted to Vivus at least 125 days in advance of the desired shipment date. For each quarter, the Company is required to submit purchase orders for at least 90% of the quantities in the forecast above. Vivus will have no obligation to supply Stendra in excess of 120% of the quantity specified above but will use reasonable efforts.
As of December 31, 2019, the Company has $9.3 million of accrued inventory purchases related to the Company’s minimum purchase obligations with Vivus for raw material or API inventory. As API inventory is not a finished good, the Company does not have title to the product and classifies API Inventory in either other current assets or other assets, depending on whether the Company expects to take title to the product within one year from the date of the financial statements. As of December 31, 2019 and 2018, there was $1.4 million and $0, respectively, included in other current assets (see Note 6) and $6.7 million and $4.5 million, respectively, included in other assets (see Note 8). The Company reviews its inventory levels and purchase commitments for excess amounts that it is required to purchase but projects it will not be able to sell prior to product expiry. During the year ended December 31, 2019, the Company recorded a reserve of $1.2 million, which is included in cost of goods sold, to reduce the cost of API inventory to its net realizable value.
During the Successor Periods for the year ended December 31, 2019 and for the period from December 10, 2018 through December 31, 2018, Metuchen incurred royalties to MTPC for Stendra of $550,533 and $20,863, respectively. During the Predecessor Period from January 1, 2018 through December 9,

Metuchen Pharmaceuticals, LLC and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2018, Metuchen incurred royalties to MTPC for Stendra of $539,265. Royalties incurred were included in cost of goods sold in the consolidated statements of operations. As of December 31, 2019 and 2018, Metuchen had a receivable for royalties for $309,147 and $120,138 which are included in other current assets in prepaid expenses and other current assets in the consolidated balance sheet (see Note 6).
(b)   Related parties
See Note 15, Related Party Transactions for a complete description of related party marketing, licensing, and distribution Agreements.
14)   Commitments and Contingencies
(a)   Employment Agreements
The Company has employment agreements with certain non-executive officers and key employees that provide for, among other things, salary and performance bonuses.
(b)   Legal Proceedings
The Company is not currently involved in any significant claims or legal actions that, in the opinion of management, will have a material adverse impact on the Company’s operations, financial position or cash flows.
(c)   Milestones and Royalties
See Note 13, Marketing, License, and Distribution Agreements for a description of future milestone and royalty commitments pursuant to our acquisitions, license and distribution agreements.
(d)   Price Protection
As part of its acquisition of Stendra, the Company provides the previous owner with price protection for certain Stendra product returns that are processed by the previous owner. The Company has accrued $1,847,639 and $4,422,463 for amounts due to the previous owner as of December 31, 2019 and 2018, respectively. See Note 9.
(e)   Operating Leases
The Company has commitments under operating leases for office and warehouse space used in its operations. The Company’s leases have remaining lease terms ranging from 4.7 years to 7.0 years.
The components of lease expense were as follows:
For the Year Ended December 31, 2019
Operating Lease Cost:
Fixed lease cost	$88,002
For the Successor Period from December 10, 2018 through December 31, 2018 and Predecessor Period from January 1, 2018 through December 9, 2018 rent expense was $11,859, and $20,629, respectively.

Metuchen Pharmaceuticals, LLC and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Supplemental balance sheet information related to leases was as follows:
As of December 31, 2019
Operating lease ROU asset:
Other assets	$672,246
Operating lease liability:
Other current liabilities	$96,104
Other long-term liabilities	639,568
Total operating lease liability	$735,672
Supplemental lease term and discount rate information related to leases was as follows:
As of December 31, 2019
Weighted-average remaining lease terms – operating leases	5.7 years
Weighted-average discount rate – operating leases	12.6%
Supplemental cash flow information related to leases was as follows:
For the Year Ended December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$92,068
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$698,127
Future minimum lease payments under non-cancelable leases as of December 31, 2019 were as follows:
Lease Liability Maturity Analysis	Operating Leases
2020	$182,639
2021	184,239
2022	187,739
2023	189,374
2024	155,242
Thereafter	163,432
Total lease payments	1,062,665
Less: Imputed Interest	(326,993)
Total	$735,672
As of December 31, 2019, the Company had no operating leases that had not yet commenced.
15)   Related Party Transactions
During the Predecessor Periods, Metuchen conducted business with the following related parties: (i) Mist, (ii) Akrimax, (iii) Timm, (iv) Cranford, and (v) JCP.
In the Successor Period, as result of the JCP acquisition more fully described in Note 3, Mist, Cranford and Akrimax are no longer considered to be related parties and Timm became a subsidiary of Metuchen with all intercompany balances eliminated in consolidation.

Metuchen Pharmaceuticals, LLC and Subsidiaries
Notes to Consolidated Financial Statements (continued)
A summary of due from (to) related parties is as follows:
Successor
December 31, 2018
Mist	$1,407,084(i)
Akrimax	—(ii)
TIMM	—(iii)
Cranford	—(iv)
JCP	(41,151)(v)
$1,365,933
The following reflects the related party transactions, which were included in general and administrative expense in the accompanying consolidated statements of operations:
	Successor	Predecessor
	For the period December 10, 2018 through December 31, 2018	For the period January 1, 2018 through December 9, 2018
Mist	$—	$3,477,051(i)
Akrimax	—	5,847(ii)
TIMM	—	425,000(iii)
Cranford	—	—(iv)
JCP	41,151	—(v)
Total included in general and administrative expense	$41,151	$3,907,898
(i)   Mist
On September 30, 2016, Metuchen and Mist entered into a Sales, Marketing, and Distribution Agreement pursuant to which Mist acquired the U.S. distribution rights to the Stendra asset in exchange for which Mist shall be entitled to be paid an administrative fee annually during the distribution period for providing the distribution services. The Administrative Fee due to Mist from Metuchen shall be paid within forty-five days after the end of each calendar quarter during the distribution period, and shall be an amount equal to (i) 7.0% of the Net Sales made during the relevant calendar quarter plus a sales force fee equal to the number of prescriptions written in the territory multiplied by $13.50 for prescriptions written from July 22, 2016 through September 30, 2017. For the period October 1, 2017 through September 30, 2018 that rate was $12.50 per prescription. Effective November 30, 2018, Metuchen terminated the Sales, Marketing, and Distribution Agreement with Mist and brought all the activities formerly being performed by Mist in house.
During the Predecessor Period from January 1, 2018 through December 9, 2018, the Company was charged $3,477,051 for Mist expenses. The details are as follows:

Metuchen Pharmaceuticals, LLC and Subsidiaries
Notes to Consolidated Financial Statements (continued)
Predecessor
For the period January 1, 2018 through December 9, 2018
Mist administrative fees	$382,775
Mist sales force fees	194,344
Mist marketing, support, and regulatory fees	2,899,932
Total included in general and administrative expense	$3,477,051
There were no Mist transactions recorded in the Successor Periods.
(ii)   Akrimax
On September 30, 2016, Metuchen granted Akrimax, the right to sell and market the Product in the Primary Care Physician (“PCP”) market space within the U.S. and its territories. Akrimax will have the right to receive an incentive fee from Metuchen based upon a pro-rata share of the 7% of net sales payable each calendar quarter. Akrimax shall also be entitled to a sales force fee for selling the product. The fee was equal to the number of prescriptions written in the territory multiplied by $13.50 for prescriptions written from July 22, 2016 through September 30, 2017. For the period October 1, 2017 through September 30, 2018 that rate was $12.50 per prescription. The agreement was terminated on January 31, 2018.
During the Predecessor Period from January 1, 2018 through December 9, 2018, the Company incurred $5,847 for Akrimax expenses. The details are as follows:
Predecessor
For the period January 1, 2018 through December 9, 2018
Akrimax administrative fees	$5,847
Akrimax sales force fees	—
Total included in general and administrative expense	$5,847
There were no Akrimax transactions recorded in the Successor Periods.
(iii)   Timm
On September 30, 2016, Metuchen granted Timm, the right to sell and market the Stendra Product in the urology market space within the U.S. and its territories. Timm has the right to receive an incentive fee from Metuchen based upon a pro-rata share of the 7% of net sales payable each calendar quarter. Timm is also be entitled to a sales force fee for selling the product. The fee was equal to the number of prescriptions written in the territory multiplied by $13.50 for prescriptions written from July 22, 2016 through September 30, 2017. For the period October 1, 2017 through September 30, 2018 that rate was $12.50 per prescription.

Metuchen Pharmaceuticals, LLC and Subsidiaries
Notes to Consolidated Financial Statements (continued)
During the Predecessor Period from January 1, 2018 through December 9, 2018, the Company incurred $425,000 of Timm expenses. The details are as follows:
Predecessor
For the period January 1, 2018 through December 9, 2018
TIMM administrative fees	$232,494
TIMM sales force fees	192,506
Total included in general and administrative expense	$425,000
As a result of the Timm Acquisition on December 10, 2018, (see Note 3) all intercompany transactions for the Successor Periods have been eliminated in consolidation.
(iv)   Cranford
A $5 million keyman life insurance policy on behalf of Metuchen’s previous managing member was transferred from Cranford to Metuchen during 2017. In May 2018, Metuchen received $5,009,467, which includes interest as proceeds from a keyman life insurance policy on behalf of its managing member, Krivulka, who passed away in February 2018. The proceeds were recorded as other income in the Predecessor’s consolidated statements of operations.
(v)   JCP
There were no JCP transactions recorded in the Successor Period for the year ended December 31, 2019. During the Successor Period from December 10, 2018 through December 31, 2018, JCP paid $41,151 in legal expenses on behalf of the Company. This expense is included in general administrative expenses in the Company’s consolidated statements of operations for the Successor Period and Due to related party on the December 31, 2018 consolidated balance sheet.
There were no JCP transactions recorded in the Predecessor Period.
16)   Income Taxes
The components of the income tax benefit are as follows:
	Successor		Predecessor
	For the Year Ended December 31, 2019	For the period from December 10, 2018 through December 31, 2018	For the period from January 1, 2018 through December 9, 2018
Current benefit:
Federal	$—	$(4,469)	$—
State	—	(1,956)	—
Total current benefit	—	(6,425)	—
Deferred benefit:
Federal	(165,483)	(5,157)	—
State	(480,383)	(1,783)	—
Total deferred benefit	(645,866)	(6,940)	—
Total income tax benefit	$(645,866)	$(13,365)	$—
A reconciliation of the Company’s statutory income tax rate to the Company’s effective income tax rate is as follows:

Metuchen Pharmaceuticals, LLC and Subsidiaries
Notes to Consolidated Financial Statements (continued)
	Successor		Predecessor
	For the Year Ended December 31, 2019	For the period from December 10, 2018 through December 31, 2018	For the period from January 1, 2018 through December 9, 2018
Income at US Statutory Rate	21.00%	21.00%	21.00%
State Taxes, net of Federal benefit	1.59%	-2.53%	0.00%
Permanent Differences	-0.02%	0.32%	0.00%
Pass through income to members	-21.13%	-27.84%	-21.00%
Other	0.51%	0.00%	0.00%
Effective income tax rate	1.95%	-9.05%	0.00%
The net deferred income tax liability balance related to the following:
	Successor		Predecessor
	For the Year Ended December 31, 2019	For the period from December 10, 2018 through December 31, 2018	For the period from January 1, 2018 through December 9, 2018
Accruals	$5,732	$14,757	$—
Intangible Assets	(1,438,682)	(2,092,789)	—
Net operating loss carryforwards	783	—	—
Total deferred tax liability	$(1,432,167)	$(2,078,032)	$—
17)   Defined Contribution Plan
The Company has a qualified defined contribution plan under Section 401(k) of the Internal Revenue Code covering eligible employees. Eligible employees can contribute to the defined contribution plan, subject to certain limitations, on a pre-tax basis. The Company matches up to 100% of the first 6% of each employee’s contribution and is recognized as expense in general and administrative expenses on the consolidated statement of operations. Employer contributions were $218,361 for the Successor Period for the year ended December 31, 2019. There were no employer contributions for the period from December 10, 2018 through December 31, 2018. Employer contributions were $31,044 for the Predecessor Period from January 1, 2018 through December 9, 2018.
18) Segment Information
Prior to the acquisition of the Medical Device Business, the Company managed its operation as a single segment for the purposes of assessing performance and making operating decisions.
The Company reorganized its segments to reflect the change in the organizational structure resulting from the acquisition of Medical Device Business Subsequent to the acquisition of Medical Device Business, the Company manages its operations through two segments. The Company’s two segments, prescription medications and medical devices, focus on the treatment of male erectile dysfunction. The prescription medications consist primarily of Stendra, which is sold generally in the United States. The medical devices consist primarily of vacuum erection devices, which are sold domestically and internationally. The Company’s results of operations by reportable segment for the year ended December 31, 2019 are summarized as follows:

Metuchen Pharmaceuticals, LLC and Subsidiaries
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2019	Prescription Medications	Medical Devices	Corporate	Consolidated
Net sales	$11,110,660	$4,466,506	$—	$15,577,166
Cost of goods sold	6,057,977	1,369,134	—	7,427,111
General and administrative expenses	13,873,200	2,735,390	3,118,633	19,727,223
Depreciation and amortization expense	4,145,833	1,145,274	—	5,291,107
Impairment loss	2,443,930	—	—	2,443,930
Interest expense	—	—	13,844,961	13,844,961
Income tax benefit	—	645,866	—	645,866
Net income (loss)	$(15,410,280)	$(137,426)	$(16,963,594)	$(32,511,300)
The Company’s results of operations by reportable segment for the Successor Period from December 10, 2018 through December 31, 2018 are summarized as follows:
For the period December 10, 2018 through December 31, 2018	Prescription Medications	Medical Devices	Corporate	Consolidated
Net sales	$513,878	$325,048	$—	$838,926
Cost of goods sold	216,181	66,361	—	282,542
General and administrative expenses	496,352	264,088	126,730	887,170
Amortization expense	226,112	63,346	—	289,458
Interest expense	—	—	1,074,390	1,074,390
Other income/(expense)	—	—	—	—
Income tax benefit	—	13,365	—	13,365
Net income	$(424,767)	$(55,382)	$(1,201,120)	$(1,681,269)
Unallocated operating expenses include costs that were not specific to a particular segment but are general to the group; included are expenses incurred for administrative and accounting staff, general liability and other insurance, professional fees and other similar corporate expenses. Interest and other income (expense), net is also not allocated to the operating segments.
The following table reflects net sales by geographic region for the Successor Periods for the year ended December 31, 2019 and for the period from December 10, 2018 through December 31, 2018:
	Successor
Net sales	For the Year Ended December 31, 2019	For the period December 10, 2018 through December 31, 2018
United States	$14,236,886	$714,477
International	1,340,280	124,449
	$15,577,166	$838,926
No individual country other than the United States accounted for 10% of total sales for the Successor Periods for the year ended December 31, 2019 and for the period from December 10, 2018 through December 31, 2018.
The Company’s assets by reportable segment and reconciliation of segment assets to consolidated assets as of December 31, 2019 are summarized as follows:

Metuchen Pharmaceuticals, LLC and Subsidiaries
Notes to Consolidated Financial Statements (continued)
	Prescription Medications	Medical Devices	Consolidated
Intangible assets, net	$30,039,758	$8,771,379	$38,811,137
Total segment assets	47,455,382	10,910,911	58,366,293
The Company’s assets by reportable segment and reconciliation of segment assets to consolidated assets as of December 31, 2018 are summarized as follows:
	Prescription Medications	Medical Devices	Consolidated
Goodwill	$2,005,562	$438,368	$2,443,930
Intangible assets, net	34,183,888	9,916,654	44,100,542
Total segment assets	55,549,385	11,336,735	66,886,120
19)   Subsequent Events
The Company has evaluated subsequent events through May 16, 2020, the date at which the consolidated financial statements were available to be issued.
On January 31, 2020, the Company entered into a Subordinated Promissory Note with JCP III SM AIV, L.P., a related party, in the principal amount of $3.0 million (“Subordinated Promissory Note”). The maturity date of the Subordinated Promissory Note is April 2, 2021 and has PIK interest that increases the outstanding principal on a monthly basis at an annual rate of 20%.
On April 1, 2020, the Company entered into a Subordinated Promissory Note with JCP III SM AIV, L.P., a related party, in the principal amount of $3.0 million (“Subordinated Promissory Note”). The maturity date of the Subordinated Promissory Note is April 2, 2021 and has PIK interest that increases the outstanding principal on a monthly basis at an annual rate of 20%.
On April 22, 2020, the Company entered into a Subordinated Promissory Note with JCP III SM AIV, L.P., a related party, in the principal amount of $4.0 million (“Subordinated Promissory Note”). The maturity date of the Subordinated Promissory Note is April 2, 2021 and has PIK interest that increases the outstanding principal on a monthly basis at an annual rate of 20%.
On March 24, 2020, Metuchen entered into an exclusive license and development agreement with Hybrid Medical LLC for H100™ (the “Hybrid Medical License Agreement”). Under the terms of the Hybrid Medical License Agreement Metuchen has the exclusive right, including the right to sublicense, to use, sell, market and commercialize H100™ globally. The agreement provides that Metuchen’s exclusive right extends to any new indications or field uses for H100™ beyond the already identified use for Peyronie’s disease.
As discussed in Note 10, the Company refinanced its long-term debt with Hercules on April 13, 2020.
The Company is in negotiations with a publicly traded company to complete a reverse merger and expects to sign an agreement of merger shortly. Once the merger, which is subject to the approval of the shareholders of the publicly traded company, is complete, the resulting company will be publicly traded. The merger agreement is expected to include, among other provisions, certain termination rights for both parties for which under specified circumstances either party may be required to pay a termination fee of $1.0 million. While there can be no assurances, it is expected that the reverse merger will occur in the second quarter of 2020.
We are closely monitoring the impact of the COVID-19 pandemic on the Company’s business and are unable to predict the impact that the COVID-19 pandemic will have on the Company’s future financial condition, results of operations and cash flows due to numerous uncertainties. These uncertainties include the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its

Metuchen Pharmaceuticals, LLC and Subsidiaries
Notes to Consolidated Financial Statements (continued)
impact and the direct and indirect economic effects of the pandemic and containment measures, among others. The outbreak of COVID-19 in many countries, including the United States, has significantly adversely impacted global economic activity and has contributed to significant volatility and negative pressure in financial markets. As a result, the COVID-19 pandemic is negatively impacting almost every industry directly or indirectly. Further, the impacts of a potential worsening of global economic conditions and the continued disruptions to, and volatility in, the credit and financial markets, pharmaceutical supply chains, patient access to healthcare as well as other unanticipated consequences remain unknown.

ANNEX A
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
PETROS PHARMACEUTICALS, INC.,
PM MERGER SUB 1, LLC,
PN MERGER SUB 2, INC.,
NEUROTROPE, INC.,
and
METUCHEN PHARMACEUTICALS LLC
Dated as of May 17, 2020
Exhibits
Exhibit A Certain Definitions
Exhibit B-1 Form of Company Voting Agreement
Exhibit B-2 Form of Neurotrope Voting Agreement
Exhibit C-1 Form of Metuchen Certificate of Merger
Exhibit C-2 Form of Neurotrope Nevada Articles of Merger
Exhibit C-3 Form of Neurotrope Delaware Certificate of Merger
Exhibit D Form of Partnership FIRPTA Certificate
Exhibit E Form of Lock-up Agreement
Exhibit F Form of Registration Rights Agreement
Exhibit G Form of Juggernaut Backstop Agreement
Exhibit H Form of Note Conversion and Loan Repayment Agreement
Exhibit I Form of Parent Amended Certificate of Incorporation
Exhibit J Form of Parent Amended Bylaws
Exhibit K Form of FIRPTA Notice and Certificate
Schedule A List of Lock-up Agreement Signatories
Schedule B List of Voting Agreement Signatories

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, is made and entered into as of May 17, 2020 (this “Agreement”), by and among PETROS PHARMACEUTICALS, INC., a Delaware corporation (“Parent”), PM MERGER SUB 1, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub 1”), PN MERGER SUB 2, INC., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), NEUROTROPE, INC. a Nevada corporation (“Neurotrope”), and METUCHEN PHARMACEUTICALS LLC, a Delaware limited liability company (“Company”). Parent, Merger Sub 1, Merger Sub 2, Neurotrope and Company are each a “Party” and referred to collectively herein as the “Parties.” Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS:
WHEREAS, in anticipation of the Mergers (as defined below), Neurotrope and the Company have formed, directly or indirectly, (i) Parent, (ii) Merger Sub 1 and (iii) Merger Sub 2;
WHEREAS, the Parties intend to effect the Mergers upon the terms and conditions set forth in this Agreement whereby (i) Merger Sub 1 shall be merged with and into the Company (the “Metuchen Merger”), with the Company surviving as a direct wholly owned subsidiary of Parent and (ii) simultaneous with the Metuchen Merger, Merger Sub 2 shall be merged with and into the Neurotrope (the “Neurotrope Merger” and, together with the Metuchen Merger, the “Mergers”), with Neurotrope surviving as a direct wholly owned subsidiary of Parent;
WHEREAS, the board of directors of Neurotrope (“Neurotrope Board”) (i) has determined that the Neurotrope Merger is fair to, and in the best interests of, Neurotrope and its stockholders, (ii) has approved this Agreement, the Neurotrope Merger, the change of control of Neurotrope, the Spin-Off (defined below), and the other actions contemplated by this Agreement, and (iii) has determined to recommend that the stockholders of Neurotrope vote to approve the Neurotrope Stockholder Approval Matter and such other actions as contemplated by this Agreement;
WHEREAS, the board of managers of Company (“Company Board”) (i) has determined that the Metuchen Merger is advisable and fair to, and in the best interests of, Company and its members, (ii) has approved this Agreement, the Metuchen Merger and the other transactions contemplated by this Agreement and the agreements entered into in connection herewith (the “Company Transactions”) and has deemed this Agreement advisable and (iii) has determined to recommend that the Company Members vote or consent to approve the Company Member Matters;
WHEREAS, Parent, as the sole member of Merger Sub 1 and the sole stockholder of Merger Sub 2, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Metuchen Merger, the Neurotrope Merger and adopted this Agreement;
WHEREAS, for U.S. federal income tax purposes, it is intended that the Mergers will qualify as a contribution governed by Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code;
WHEREAS, pursuant to the terms and conditions of this Agreement, the holders of the outstanding Company Units immediately prior to the Effective Times (as defined below) will own approximately 80.00% of the capital stock of Parent immediately following the Effective Times and the holders of the outstanding stock of Parent immediately prior to the Effective Times will own approximately 20.00% of the capital stock of Parent immediately following the Effective Times.
WHEREAS, concurrently and in connection with the Mergers, the Parties intend that Neurotrope will, in one or a series of transactions, including by operation of Legal Requirements, (i) transfer, and cause SpinCo to accept, the Excess Cash (as defined below), (ii) assign, and cause SpinCo to assume, certain of the operating assets and liabilities of Neurotrope, and (iii) after the Effective Times, assign, including by way of stock transfer, asset sale, merger, pro rata distribution or otherwise, all outstanding equity interests of SpinCo to Neurotrope stockholders as of the record date (the “Spin-Off”);
WHEREAS, as a condition to the willingness of, and an inducement to Neurotrope to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, the holders of a majority of the Company Preferred Units (as defined herein) will, pursuant to the required provisions of the operating agreement of the Company, deliver written consent authorizing the Company Board to cause the Company to enter into this Agreement and consummate the Metuchen Merger and the Transactions in connection therewith (the “Preferred Members Consent”);
WHEREAS, as a condition to the willingness of, and an inducement to each of Neurotrope and the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Company Voting Agreement Signatories is entering into a voting agreement, in favor of Company, in substantially the form of Exhibit B-1 attached hereto (the “Company Voting Agreements”), and each of the Neurotrope Voting Agreement Signatories is entering into a voting agreement, in favor of Neurotrope, in substantially the form of Exhibit B-2 attached hereto (individually, the “Neurotrope Voting Agreements” and collectively with the Company Voting Agreements, the “Voting Agreements”) under which the Voting Agreement Signatories will agree, with respect to a portion of Company Units or the shares of Neurotrope Capital Stock, as applicable, held thereby, to vote as members or stockholders, as applicable, in favor of the Company Member Matters or Neurotrope Stockholder Approval Matter, as applicable, pursuant to the terms and conditions of the Voting Agreements, as applicable; and
WHEREAS, as a condition to the willingness of, and an inducement to each of Neurotrope and Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Lock-up Signatories is entering into a lock-up agreement, in substantially the form of Exhibit E attached hereto (the “Lock-up Agreements”) with respect to the shares of Parent Common Stock held thereby from time to time after the Mergers.
WHEREAS, as a condition to willingness of, and an inducement to Neurotrope to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, Juggernaut is entering into the Juggernaut Backstop Agreement in the form of Exhibit G and the Note Conversion and Loan Repayment Agreement in the form of Exhibit H.
AGREEMENT:
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1.
THE MERGERS
1.1   Metuchen Merger.
(a)   At the Metuchen Effective Time (as defined below), Merger Sub 1 shall be merged with and into the Company upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware Limited Liability Company Act (“Delaware Law”), whereupon the separate corporate existence of Merger Sub 1 shall cease and Company shall continue its existence under Delaware Law as the surviving limited liability company (the “Metuchen Surviving LLC”). As a result of the Metuchen Merger, the Metuchen Surviving LLC shall become a wholly owned subsidiary of Parent.
(b)   From and after the Metuchen Effective Time, the Metuchen Surviving LLC shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of Company and Merger Sub 1, all as provided under Delaware Law.
(c)   For federal income tax purposes, it is intended that the Metuchen Merger be treated as a contribution of all Company Units in the Company to Parent in a transaction governed by Section 351 of the Code.

1.2   Neurotrope Merger.
(a)   At the Neurotrope Effective Time (as defined below), Merger Sub 2 shall be merged with and into Neurotrope upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and the Nevada Revised Statutes (“Nevada Law”), whereupon the separate corporate existence of Merger Sub 2 shall cease and Neurotrope shall continue its existence as the surviving corporation (the “Neurotrope Surviving Corporation” and, together with the Metuchen Surviving LLC, the “Surviving Companies”). As a result of the Neurotrope Merger, upon the Neurotrope Effective Time, Neurotrope shall be admitted as a member of Neurotrope Surviving Corporation, and Neurotrope Surviving Corporation shall continue without dissolution and shall be a wholly owned subsidiary of Parent.
(b)   From and after the Neurotrope Effective Time, the Neurotrope Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of Neurotrope and Merger Sub 2, all as provided under the DGCL and applicable Nevada Law.
1.3   Closing.   Unless this Agreement has been terminated and the Transactions herein contemplated have been abandoned pursuant to Section 7.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article VI of this Agreement, the consummation of the Mergers (the “Closing”) will take place at the offices of Morgan, Lewis & Bockius, LLP, 1111 Pennsylvania Avenue NW, Washington, DC 20004, at 10:00 a.m. on a date to be specified by the Parties which will be no later than seven (7) Business Days after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such conditions), or at such other time, date and place as Neurotrope and Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date”.
1.4   Effective Times.
(a)   Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the Parties shall cause the Mergers to be consummated by: (i) with respect to the Metuchen Merger, executing and filing a Certificate of Merger in accordance with the relevant provisions of Delaware Law (the “Metuchen Certificate of Merger”), in substantially the form of Exhibit C-1 attached hereto, together with any required related certificates, with the Secretary of State of the State of Delaware (“Delaware Secretary of State”), in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law; and (ii) with respect to the Neurotrope Merger, (A) executing and filing a Certificate of Merger in accordance with the relevant provisions of the DGCL (the “Neurotrope Certificate of Merger”), in substantially the form of Exhibit C-2 attached hereto, and (B) executing and filing Articles of Merger in accordance with the relevant provisions of the DGCL (the “Neurotrope Articles of Merger”), in substantially the form of Exhibit C-3 attached hereto, together with any required related certificates, with the Delaware Secretary of State and the Secretary of State of the State of Nevada (the “Nevada Secretary of State”) in such form as required by, and executed in accordance with the relevant provisions of, the DGCL and Nevada Law.
(b)   The Metuchen Merger shall become effective at such time as the Metuchen Certificate of Merger is duly filed with the Delaware Secretary of State or at such later date or time as is agreed between the Parties and specified in the Metuchen Certificate of Merger (such time as the Metuchen Merger becomes effective being the “Metuchen Effective Time”).
(c)   The Neurotrope Merger shall become effective at such time as the Neurotrope Certificate of Merger and the Neurotrope Articles of Merger are duly filed with the Delaware Secretary of State and the Nevada Secretary of State, as the case may be, or at such later date or time as is agreed between the Parties and specified in the Neurotrope Certificate of Merger and Neurotrope Articles of Merger (such time as the Neurotrope Merger becomes effective being the “Neurotrope Effective Time” and, together with the Metuchen Effective Time, the “Effective Times”).
1.5   Effect of the Mergers.   At the Effective Times, the effect of the Mergers will be as provided in this Agreement, the Metuchen Certificate of Merger, the Neurotrope Certificate of Merger, the Neurotrope Articles of Merger and the applicable provisions of Delaware Law and the DGCL, as applicable. Without limiting the generality of the foregoing, and subject thereto, at the applicable Effective Time, all the property, rights, privileges of each of Company and Neurotrope shall vest in the applicable Surviving Company, and all debts, liabilities, obligations and duties of each of Company and Neurotrope shall become debts, liabilities, obligations and duties of the applicable Surviving Company.
1.6   Governing Documents.
(a)   Immediately after the Effective Times, (i) the certificate of incorporation of Parent shall be amended and restated in its entirety in the form set forth in Exhibit I hereto until thereafter changed or amended as provided therein or by applicable law and (ii) the bylaws of Parent shall be amended and restated in their entirety in the form set forth in Exhibit J hereto until thereafter changed or amended as provided therein or by applicable law.
(b)   Immediately after the Metuchen Effective Time, the certificate of formation and the limited liability company agreement of Metuchen Surviving LLC shall be amended and restated to be identical to the certificate of formation and the limited liability company agreement of Merger Sub 1. No amendment to the limited liability company agreement of Metuchen Surviving LLC will in any way affect any indemnification obligations under the limited liability company agreement of the Company in existence on the date of this Agreement.
(c)   Immediately after the Neurotrope Effective Time, the certificate of incorporation and by-laws of the Neurotrope Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation and by-laws of Merger Sub 2.
1.7   Directors and Officers.   From and after the Effective Times, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors and officers of Parent shall be the directors and officers set forth in Section 6.11 herein. Prior to the execution of this Agreement, each member of the board of managers of the Company has executed a written resignation effective as of the Metuchen Effective Time.
1.8   Calculation of Working Capital.
(a)   Not less than seven (7) Business Days prior to the anticipated date for Closing (the “Anticipated Closing Date”), Company will deliver to Neurotrope a schedule (the “Working Capital Schedule”) setting forth, in reasonable detail, Company’s good faith, estimated calculation (the “Working Capital Calculation”) of Working Capital (using an estimate of the Company’s accounts payable, Transaction Costs and accrued expenses as of the Anticipated Closing Date and determined in a manner substantially consistent with the manner in which such items were determined in connection with the Company Financials) as of the close of business on the Business Day immediately preceding the Anticipated Closing Date (the “Working Capital Determination Time”) prepared and certified by Company’s Chief Financial Officer (or if there is no Chief Financial Officer, the Chief Executive Officer of the Company). The date on which the Working Capital Schedule is delivered being referred to hereinafter as the “Delivery Date”. Company shall make available to Neurotrope, as reasonably requested by Neurotrope, the work papers and back-up materials used or useful in preparing the Working Capital Schedule and, if requested by Neurotrope, the Company’s accountants and counsel at reasonable times and upon reasonable notice.
(b)   Within three (3) Business Days after the Delivery Date (the last day of such period, the “Response Date”), Neurotrope shall have the right to dispute any part of the Working Capital Calculation by delivering a written notice to that effect to Company (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature and amounts of any proposed revisions to the Working Capital Calculation.
(c)   If, on or prior to the Response Date, (i) Neurotrope notifies Company in writing that it has no objections to the Working Capital Calculation or (ii) Neurotrope fails to deliver a Dispute Notice as provided in Section 1.8(b), then the Working Capital Calculation as set forth in the Working Capital Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Working Capital at the Working Capital Determination Time for purposes of this Agreement.
(d)   If Neurotrope delivers a Dispute Notice on or prior to the Response Date, then representatives of Neurotrope and Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Working Capital, which agreed upon Working Capital amounts shall be deemed to have been finally determined for purposes of this Agreement and to represent the Working Capital at the Working Capital Determination Time for purposes of this Agreement.
(e)   If Representatives of Neurotrope and the Company are unable to agree upon the calculation of Working Capital as of the Working Capital Determination Time pursuant to Section 1.8(d) within two (2) Business Days after delivery of the Dispute Notice (or such other period as Neurotrope and the Company may mutually agree upon), then any remaining disagreements as to the calculation of Working Capital shall be referred to an independent auditor of recognized national standing jointly selected by Neurotrope and Company (the “Accounting Firm”). Company shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Working Capital Schedule, and Neurotrope and Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within ten (10) calendar days of accepting its selection. Company and Neurotrope shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Company and Neurotrope. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Accounts Receivable and Accounts Payable made by the Accounting Firm shall be made in writing delivered to each of Neurotrope and Company, shall be final and binding on Neurotrope and Company and shall be deemed to have been finally determined for purposes of this Agreement and to represent the Accounts Receivable and Accounts Payable at the Working Capital Determination Time for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 1.8(e). If this Section 1.8(e) applies as to the determination of the Working Capital at the Working Capital Determination Time described in Section 1.8(a), upon resolution of the matter in accordance with this Section 1.8(e), the Parties shall not be required to determine Working Capital again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Neurotrope or Company may request a redetermination of Working Capital if the Closing Date is more than thirty (30) calendar days after the Anticipated Closing Date.
(f)   In the event that Accounts Payable shall exceed Accounts Receivable as finally determined in accordance with the foregoing provisions of this Section 1.8, payment of the amount by which Accounts Payable exceeds Accounts Receivable (the “Working Capital Shortfall Amount”) shall be governed by the Juggernaut Backstop Agreement.
ARTICLE 2.
2.1   Effect on Company Units and Merger Sub 1.   At the Metuchen Effective Time, by virtue of the Metuchen Merger and without any action on the part of the Company, Parent, Merger Sub 1 or any holders of (i) Preferred Units or (ii) Common Units:
(a)   Cancellation of Certain Company Units.   All Company Units that are owned by the Company, Merger Sub 1 or any wholly owned subsidiary of the Company immediately prior to the Metuchen Effective Time shall automatically be canceled, and no Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.
(b)   Conversion of Company Units.   Subject to the other provisions of this Article II, each Company Unit issued and outstanding immediately prior to the Metuchen Effective Time shall be converted into a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the quotient resulting from the formula of (i) 95,908,502 divided by (ii) the number of Company Outstanding Units (the “Company Exchange Ratio”); provided, however, that if the Parties mutually agree, for Nasdaq listing purposes, then the Company Exchange Ratio may be adjusted, in which case any other ratios described herein that would be impacted by such change shall be proportionately adjusted (such shares referred to as the “Company Merger Consideration”).
(c)   Conversion of Merger Sub 1 Membership Interests.   At the Metuchen Effective Time, each common limited liability company interest of Merger Sub 1 shall be converted into one common limited liability company interest of Metuchen Surviving LLC.
(d)   Cancellation of Parent Stock.   All shares of Parent Common Stock that are held by the Company immediately prior to the Effective Times shall cease to be outstanding and shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

2.2   Metuchen Exchange Procedures.
(a)   Exchange Agent.   Prior to the Effective Times, Parent shall deposit with a nationally recognized financial institution or trust company designated by Parent and Neurotrope and reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the exchange of certificates representing the full number of shares of Parent Stock (as defined below) issuable pursuant to Sections 2.1(b), 2.3(b) and 2.3(c) in exchange for outstanding shares of Neurotrope Stock and Company Units (such shares of Parent Stock provided to the Exchange Agent, the “Exchange Fund”). Parent shall cause the Exchange Agent to deliver the Parent Common Stock contemplated to be issued pursuant to Sections 2.1(b), 2.3(b) and 2.3(c) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. Parent, the Company and Neurotrope shall enter into an agreement relating to the Exchange Agent’s responsibilities under this Agreement.
(b)   Delivery of Parent Stock.   Upon the delivery of by each holder of Company Units of a Unitholder FIRPTA Certificate, Parent shall cause the Exchange Agent to deliver as promptly as practicable after the Metuchen Effective Time, in respect of each Company Unit, the shares of Parent Common Stock (all of which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder of record, such shares are the subject of a lock-up agreement or lock-up provisions in Parent’s certificate of incorporation or such shares constitute restricted securities or control securities under the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “Securities Act”) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.1(b) and such holder shall cease to be a member of the Metuchen Surviving LLC or to have any rights or interests with respect thereto.
(c)   Withholding Rights.   Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of a Company Unit pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Legal Requirement. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, Parent will be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of Company Units, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.
2.3   Effect on Capital Stock of Neurotrope, Merger Sub 2 and Parent.   At the Neurotrope Effective Time, by virtue of the Neurotrope Merger and without any action on the part of Neurotrope, Parent, Merger Sub 2 or any holder of (i) any shares of Neurotrope common stock, $0.0001 par value per share (“Neurotrope Common Stock”) or (ii) any shares of Neurotrope preferred stock, $0.0001 par value per share (“Neurotrope Preferred Stock” and, together with Neurotrope Common Stock, “Neurotrope Stock”):
(a)   Conversion of Certain Stock.   All shares of Neurotrope Common Stock that are held by Neurotrope as treasury stock or that are owned by Neurotrope, Merger Sub 2 or any other wholly owned subsidiary of Neurotrope immediately prior to the Neurotrope Effective Time shall cease to be outstanding and shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(b)   Conversion of Neurotrope Common Stock.   Subject to the other provisions of Article II (including, without limitation, Section 2.6), each share of Neurotrope Common Stock issued and outstanding immediately prior to the Neurotrope Effective Time (other than Dissenting Shares) shall be converted into a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to 1.00 (the “Neurotrope Common Exchange Ratio”; provided, however, that if the Parties mutually agree, for Nasdaq listing purposes, then the Neurotrope Common Exchange Ratio may be some ratio other than 1.00, in which case any other ratios described herein that would be impacted by such change shall be proportionately adjusted (such shares referred to collectively as the “Neurotrope Common Merger Consideration”). As of the Neurotrope Effective Time, all shares of Neurotrope Common Stock shall cease to be outstanding and shall cease to exist, and each holder of a certificate representing any such shares of Neurotrope Common Stock (a “Neurotrope Common Certificate”) or shares of Neurotrope Common Stock held in book entry form (the “Neurotrope Common Book-Entry Shares”) shall, subject to Section 2.6, cease to have any rights with respect thereto, except the right to receive, in accordance with this Section 2.3(b), the Neurotrope Common Merger Consideration upon surrender of such Neurotrope Common Certificate, without interest.
(c)   Conversion of Neurotrope Preferred Stock.   Subject to the other provisions of Article II (including, without limitation, Section 2.6), each share of Neurotrope Preferred Stock issued and outstanding immediately prior to the Neurotrope Effective Time (other than Dissenting Shares) shall be converted into a number of validly issued, fully paid and non-assessable shares of Parent Preferred Stock equal to 1.00 (the “Neurotrope Preferred Exchange Ratio”; provided that if the Parties mutually agree, for Nasdaq listing purposes, then the Neurotrope Preferred Exchange Ratio may be some ratio other than 1.00, in which case any other ratios described herein that would be impacted by such change shall be proportionately adjusted (such shares referred to collectively as the “Neurotrope Preferred Merger Consideration” and collectively with the Neurotrope Common Merger Consideration, the “Neurotrope Merger Consideration”). As of the Neurotrope Effective Time, all shares of Neurotrope Preferred Stock shall cease to be outstanding and shall cease to exist, and each holder of a certificate representing any such shares of Neurotrope Preferred Stock (a “Neurotrope Preferred Certificate” and collectively with the Neurotrope Common Certificate, the “Neurotrope Certificates”) or shares of Neurotrope Preferred Stock held in book entry form (the “Neurotrope Preferred Book-Entry Shares” and collectively with the Neurotrope Common Book-Entry Shares, the “Neurotrope Book-Entry Shares”) shall, subject to Section 2.6, cease to have any rights with respect thereto, except the right to receive, in accordance with this Section 2.3(c), the Neurotrope Preferred Merger Consideration upon surrender of such Neurotrope Preferred Certificate, without interest. Following the Mergers, the Parent Preferred Stock will have substantially the same conversion rights (proportionally adjusted to give effect to the Mergers), powers, rights and privileges as the Neurotrope Preferred Stock prior to the Mergers.
(d)   Conversion of Neurotrope Options.   At the Neurotrope Effective Time, each Neurotrope Option that is outstanding and unexercised immediately prior to the Neurotrope Effective Time, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume the Neurotrope Stock Option Plans and each such Neurotrope Option in accordance with its terms (as in effect as of the date of this Agreement). All rights with respect to Neurotrope Common Stock under Neurotrope Options assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Neurotrope Effective Time: (i) each Neurotrope Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Neurotrope Option assumed by Parent shall be determined by multiplying (A) the number of shares of Neurotrope Common Stock that were subject to such Neurotrope Option, as in effect immediately prior to the Neurotrope Effective Time by (B) the Neurotrope Common Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Neurotrope Option assumed by Parent shall be determined by dividing (A) the per share exercise price of Neurotrope Common Stock subject to such Neurotrope Option, as in effect immediately prior to the Neurotrope Effective Time, by (B) the Neurotrope Common Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Neurotrope Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Neurotrope Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Neurotrope Option, such Neurotrope Option assumed by Parent in accordance with this Section 2.3(d) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Neurotrope Effective Time; and (B) Parent’s Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Neurotrope Board or any committee thereof with respect to each Neurotrope Option assumed by Parent. Notwithstanding anything to the contrary in this Section 2.3(d), the conversion of each Neurotrope Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Parent Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Neurotrope Option shall not constitute a “modification” of such Neurotrope Option for purposes of Section 409A or Section 424 of the Code.

(e)   Conversion of Neurotrope Warrants.   At the Neurotrope Effective Time, each Neurotrope Warrant that is outstanding and unexercised immediately prior to the Neurotrope Effective Time, whether or not vested, shall be converted into and become a warrant to purchase Parent Common Stock, and Parent shall assume each such Neurotrope Warrant in accordance with its terms (as in effect as of the date of this Agreement). All rights with respect to Neurotrope Common Stock under Neurotrope Warrants assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Neurotrope Effective Time: (i) each Neurotrope Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Neurotrope Warrant assumed by Parent shall be determined by multiplying (A) the number of shares of Neurotrope Common Stock that were subject to such Neurotrope Warrant, as in effect immediately prior to the Neurotrope Effective Time by (B) the Neurotrope Common Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Neurotrope Warrant assumed by Parent shall be determined by dividing (A) the per share exercise price of Neurotrope Common Stock subject to such Neurotrope Warrant, as in effect immediately prior to the Neurotrope Effective Time, by (B) the Neurotrope Common Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Neurotrope Warrant assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Neurotrope Warrant shall otherwise remain unchanged; provided, however, that to the extent provided under the terms of a Neurotrope Warrant, such Neurotrope Warrant assumed by Parent in accordance with this Section 2.3(e) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Neurotrope Effective Time.
(f)   Conversion of Merger Sub 2 Stock.   Each share of Merger Sub 2 common stock issued and outstanding immediately prior to the Neurotrope Effective Time shall be converted into one share of common stock, par value $0.01 per share, of Neurotrope Surviving Corporation.
(g)   Cancellation of Parent Stock.   Each share of Parent Common Stock that is held by Neurotrope immediately prior to the Effective Times shall cease to be outstanding and shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
2.4   Neurotrope Exchange Procedures.
(a)   Neurotrope Certificates.   Parent shall instruct the Exchange Agent to mail, as soon as reasonably practicable after the Neurotrope Effective Time, to each holder of record of a Neurotrope Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Neurotrope Certificates shall pass, only upon delivery of the Neurotrope Certificates to the Exchange Agent and shall be in customary form and have such other provisions as are reasonably satisfactory to both Neurotrope and the Company) and (ii) instructions for use in effecting the surrender of the Neurotrope Certificates in exchange for the Neurotrope Merger Consideration. Upon surrender of a Neurotrope Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Neurotrope Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to deliver in exchange thereof as promptly as practicable the number of whole shares of Parent Common Stock and/or Parent Preferred Stock (which shall be in non-certificated book entry form unless a physical certificate is requested by such holder, such shares are the subject of a lock-up agreement or lock-up provisions in Parent’s certificate of incorporation or such shares constitute restricted securities or control securities under the Securities Act), as the case may be, representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.3(b) and/or (c), as the case may be, and the Neurotrope Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Neurotrope Common Stock or Neurotrope Preferred Stock that is not registered in the transfer records of Neurotrope, shares may be issued to a person other than the person in whose name the Neurotrope Certificate so surrendered is registered, if such Neurotrope Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance to a person other than the registered holder of such Neurotrope Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable.
(b)   Neurotrope Book-Entry Shares.   Notwithstanding anything to the contrary contained in this Agreement, any holder of Neurotrope Book-Entry Shares shall not be required to deliver a Neurotrope Certificate or an executed letter of transmittal to the Exchange Agent to receive the applicable Neurotrope Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Neurotrope Book-Entry Shares whose shares of Neurotrope Common Stock and/or Neurotrope Preferred Stock, as the case may be, were converted into the right to receive the applicable Neurotrope Merger Consideration shall automatically upon the Neurotrope Effective Time (or, at any later time at which such Neurotrope Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Neurotrope Effective Time, in respect of each share of Neurotrope Common Stock or Neurotrope Preferred Stock, as the case may be, the number of whole shares of Parent Common Stock and/or Parent Preferred Stock, as the case may be (which, in each case, shall be in non-certificated book entry form unless a physical certificate is requested by such holder of record, such shares are the subject of a lock-up agreement or lock-up provisions in Parent’s certificate of incorporation or such shares constitute restricted securities or control securities under the Securities Act), representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Sections 2.1(b) and 2.1(c), and the Neurotrope Book-Entry Shares of such holder shall forthwith be canceled.
(c)   No Further Ownership Rights in Neurotrope Common Stock.   The Neurotrope Merger Consideration issued in accordance with the terms of this Article II upon the surrender of the Neurotrope Certificates (or, automatically, in the case of the Neurotrope Book-Entry Shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Neurotrope Common Stock or Neurotrope Preferred Stock. After the Neurotrope Effective Time there shall be no further registration of transfers on the stock transfer books of Neurotrope Surviving Corporation of shares of Neurotrope Common Stock or Neurotrope Preferred Stock that were outstanding immediately prior to the Neurotrope Effective Time. If, after the Neurotrope Effective Time, any Neurotrope Certificates formerly representing shares of Neurotrope Stock are presented to the Neurotrope Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II. No dividends or other distributions, if any, with a record date after the Neurotrope Effective Time shall be paid to the holder of any unsurrendered Neurotrope Common Stock or Neurotrope Preferred Stock until such holder shall surrender such Neurotrope Common Stock or Neurotrope Preferred Stock, as the case may be, in accordance with this Section 2.4. After the surrender of Neurotrope Common Stock and Neurotrope Preferred Stock in accordance with this Section 2.4, the holder thereof shall be entitled (in addition to the Neurotrope Merger Consideration issuable to such holder pursuant to this Article II) to any dividends or other distributions, without interest thereon, which, prior to such surrender, had become payable with respect to the Parent Common Stock and/or Parent Preferred Stock, as the case may be, to be issued in exchange for such Neurotrope Common Stock and/or Neurotrope Preferred Stock, as the case may be.
(d)   Termination of Exchange Fund.   Any portion of the Exchange Fund that remains undistributed to the holders of Neurotrope Common Stock and Neurotrope Preferred Stock for 180 days after the Neurotrope Effective Time shall be delivered to Parent, upon demand, and any holder of Neurotrope Common Stock or Neurotrope Preferred Stock who has not theretofore complied with this Article II shall thereafter look only to Parent (subject to abandoned property, escheat or other similar laws) for payment of its claim for the Neurotrope Merger Consideration and any dividends and distributions which such holder has the right to receive with respect to such Neurotrope Merger Consideration. Notwithstanding any other provision of this Agreement, any portion of the Neurotrope Merger Consideration that remains undistributed to the holders of Neurotrope Certificates as of the second anniversary of the Neurotrope Effective Time (or immediately prior to such earlier date on which the Neurotrope Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Body), shall, to the extent permitted by applicable Law, become the property of the Neurotrope Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.
(e)   No Liability.   None of Neurotrope, the Company, Parent, the Merger Subs or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock or Parent Preferred

Stock from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.
(f)   Lost, Stolen or Destroyed Certificates.   In the event any Neurotrope Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Neurotrope Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in reasonable amount as indemnity against any claim that may be made against it with respect to such Neurotrope Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.4(d), Parent) will issue in exchange for such lost, stolen or destroyed Neurotrope Certificate the shares of Parent Common Stock or Parent Preferred Stock, as the case may be, that would be deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Neurotrope Certificate been surrendered as provided in this Article II.
(g)   Withholding Rights.   Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Neurotrope Common Stock, and Neurotrope Preferred Stock, Neurotrope Option, or Neurotrope Warrant pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Legal Requirement. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, Parent will be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of Neurotrope Common Stock, and Neurotrope Preferred Stock, Neurotrope Option, or Neurotrope Warrant sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.
2.5   No Fractional Shares.   No certificates or scrip representing fractional shares of Parent Common Stock or Parent Preferred Stock will be issued in the Mergers, but in lieu thereof, the number of shares of Parent Common Stock or Parent Preferred Stock, as the case may be, to be delivered to each holder of Company Common Units, Neurotrope Common Stock or Neurotrope Preferred Stock shall be rounded down to the nearest whole share.
2.6   Dissenting Shares.   Notwithstanding anything in this Agreement to the contrary, and solely to the extent available to Neurotrope stockholders under Section 92A.390 et seq. of the Nevada Revised Statutes, Neurotrope Capital Stock that is outstanding immediately prior to the Neurotrope Effective Time and that is held by stockholders who shall not have voted in favor of the Neurotrope Merger or consented thereto in writing and who shall have demanded properly in writing appraisal (“Dissent Rights”) for such shares (collectively, the “Dissenting Shares”) in accordance with Section 92A.390 et seq. of the Nevada Revised Statutes shall not be converted into or represent the right to receive shares of Parent Common Stock or Parent Preferred Stock, as the case may be. To the extent Dissent Rights are available pursuant to Section 92A.390 et seq. of the Nevada Revised Statutes, such stockholders shall be entitled to receive payment of the appraised value of the Dissenting Shares held by them in accordance with the provisions of said Section 92A.390 except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 92A.390 et seq. of the Nevada Revised Statutes shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Neurotrope Merger Effective Time, for the right to receive, without any interest thereon, the shares of Parent Common Stock or Parent Preferred Stock, as the case may be, in the manner provided in Section 2.3 above. For the avoidance of doubt, neither Neurotrope nor any other Party intends to confer upon any Neurotrope stockholder any right of appraisal or dissenters’ right that is in addition to the rights to which Neurotrope stockholders are expressly entitled under Section 92A.390 et seq. of the Nevada Revised Statutes by reason of the Neurotrope Merger.
2.7   Certain Adjustments.   If, between the date of this Agreement and the Closing Date (and as permitted by Article VI), the outstanding Neurotrope Common Stock, Neurotrope Preferred Stock, Company Units, Parent Common Stock or Parent Preferred Stock shall have been changed into a different number of shares or units or a different class by reason of any dividend, distribution, subdivision, reorganization, reclassification, redemption, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Company Merger Consideration and the Company Exchange Ratio and any other similarly dependent items, as the case may be, shall be equitably adjusted, without duplication, to proportionally reflect such change.

2.8   Further Assurances.   If at any time before or after the Effective Times, Neurotrope or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Mergers or to carry out the purposes and intent of this Agreement at or after the Effective Times, then Neurotrope, Parent, the Merger Subs, the Company and the Surviving Companies and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Mergers and to carry out the purposes and intent of this Agreement. Each of Neurotrope and the Company shall timely take all necessary action, in its capacity as a stockholder of Parent, and shall cause its officers, employees and representatives, in their capacities as directors and officers of Parent, Merger Sub 1 and/or Merger Sub 2, to timely take all necessary action, required to give effect to the terms and provisions of this Agreement. Neither Neurotrope nor the Company shall, in its capacity as a stockholder of Parent, nor shall Neurotrope or the Company permit its officers, directors, managers or representatives to take, in their capacities as officers and/or directors of Parent, Merger Sub 1 or Merger Sub 2, any action that would, or would reasonably be expected to result in the failure of Parent, Merger Sub 1 or Merger Sub 2 to comply with their respective obligations hereunder or would otherwise prohibit, materially delay or impede the Closing or the satisfaction of any condition to either Neurotrope’s or the Company’s obligations to consummate the Closing.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF COMPANY
Except as set forth in the corresponding sections or subsections of the Company Disclosure Schedule, the Company represents and warrants to Neurotrope as follows:
3.1   Organization and Qualification; Charter Documents.
(a)   Part 3.1(a) of the Company Disclosure Schedule identifies each Subsidiary of Company and indicates its jurisdiction of organization. Neither Company nor any of the Entities identified in Part 3.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the Company Disclosure Schedule. None of the Metuchen Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.
(b)   Each of the Metuchen Companies is a corporation, limited liability company or similar entity duly organized, validly existing and, in jurisdictions that recognize the concept, is in good standing under the laws of the jurisdiction of its incorporation, formation or other establishment, as applicable, and has all necessary Entity power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.
(c)   Each of the Metuchen Companies (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign Entity, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification except where the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect.
(d)   Company has made available to Neurotrope accurate and complete copies of: (i) the certificate of incorporation, bylaws and other charter and organizational documents of each Metuchen Company, including all amendments thereto; (ii) the stock records of each Metuchen Company; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each Metuchen Company, the board of directors of each Metuchen Company and all committees of the board of directors of each Metuchen Company. Except as disclosed in Part 3.1(a) of the Company Disclosure Schedule, the books of account, stock records, minute books and other records of the Metuchen Companies are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.
3.2   Capital Structure.
(a)   The authorized equity of Company consists of 5,691,281.99 fully diluted Company Units, of which (i) 1,619,753.11 Company Preferred Units are issued and outstanding as of the date of this Agreement,

(ii) 3,434,551.28 Company Common Units are issued and outstanding as of the date of this Agreement, and (iii) 636,977.59 Company Units are reserved for issuance in connection with the Company Warrants and Company Options as set forth in Section 3.2(b) herein. No Company Units are held in Company’s treasury as of the date of this Agreement. All outstanding Company Units are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities Legal Requirements.
(b)   As of the date of this Agreement, (i) no Company Common Units are reserved for issuance to employees, consultants and non-employee directors, and no Company Options are issued or outstanding, and (ii) Company has reserved 636,977.59 Company Common Units for issuance to holders of Company Warrants upon their exercise. All Company Common Units subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Part 3.2(b) of the Company Disclosure Schedule lists each holder of Company Units and the number and type of Company Units held by such holder, each outstanding Company Option and Company Warrant, the name of the holder of such Company Option or Company Warrant, the number of shares subject to such Company Option or Company Warrant, the exercise price of such Company Option or Company Warrant, the vesting schedule of such Company Option or Company Warrant and whether the exercisability of such Company Option or Company Warrant will be accelerated in any way by the transactions contemplated by this Agreement, indicating the extent of acceleration, if any.
(c)   Except as set forth on Part 3.2(c) of the Company Disclosure Schedule: (i) none of the outstanding Company Units are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding Company Units are subject to any right of first refusal in favor of Company or any other Person for which a waiver of such right of first refusal shall have not been obtained; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Metuchen Companies having a right to vote on any matters on which the Company Members have a right to vote; (iv) there is no Contract to which the Metuchen Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Company Units. Except as set forth on Part 3.2(c) of the Company Disclosure Schedule, none of the Metuchen Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Units or other securities. Each Company Preferred Unit is convertible into one Company Common Unit.
3.3   Authority; Non-Contravention; Approvals
(a)   Company has the requisite limited liability company power and authority to enter into this Agreement and, subject to the Preferred Members Consent, to perform its obligations hereunder and to consummate the Company Transactions. The execution and delivery of this Agreement by Company, the performance by Company of its obligations hereunder and the consummation by Company of the Company Transactions have been duly authorized by all necessary limited liability company action on the part of Company, subject only to the Preferred Members Consent and the filing and recordation of the Metuchen Certificate of Merger pursuant to Delaware Law. The Preferred Members Consent is the only vote of the holders of any class or series of Company Units necessary to adopt this Agreement and approve the Mergers and the other Company Transactions (the “Required Company Vote”). This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Neurotrope and Parent, constitutes the valid and binding obligation of Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.
(b)   The Company Board, by resolutions duly adopted by unanimous written consent of the Company Board and, as of the date of this Agreement, not subsequently rescinded or modified in any way, has, as of the date of this Agreement (i) approved this Agreement and the Mergers, and determined that this Agreement and the Transactions, including the Mergers, are fair to, and in the best interests of the Company Members, and (ii) resolved to recommend that the holders of a majority of the Company Preferred Units adopt this Agreement and approve the Mergers and all other Transactions and directed that such matters be submitted for consideration of the holders of a majority of the Company Preferred Units.

(c)   The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the certificate of formation or operating agreement of Company or the equivalent organizational documents of any of its Subsidiaries, (ii) subject to obtaining the Preferred Members Consent and compliance with the requirements set forth in Section 3.3(d) below, conflict with or violate any Legal Requirement applicable to Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect or would not prevent or materially delay the consummation of the Mergers, (iii) require any Metuchen Company to make any filing with or give any notice to a Person, to obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company’s rights or alter the rights of obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its Subsidiaries pursuant to, any Company Contract (as defined below), except as would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the Mergers or (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the properties or assets of any Metuchen Company, except as would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the Mergers.
(d)   No material consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) the filing of the Metuchen Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing of the Registration Statement, in which the Proxy Statement will be included as a prospectus with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iii) such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iv) such Consents as may be required under (A) the HSR Act or (B) any other Legal Requirements that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Foreign Antitrust Laws” and, together with the HSR Act, the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement.
3.4   Anti-Takeover Statutes Not Applicable.   The Company Board has taken all actions so that no state takeover statute or similar Legal Requirement applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Mergers or the other Transactions.
3.5   Company Financial Statements; No Undisclosed Liabilities.
(a)   The audited consolidated financial statements (including any related notes thereto) representing the financial condition of Company as of December 31, 2019 and 2018 (collectively, the “Company Financials”), including any available quarterly financial statements (including any related notes thereto), (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (ii) fairly presented the consolidated financial position of Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount, and (iii) are consistent with, and have been prepared from, the books and records of Company. The balance sheet of Company as of December 31, 2019, is hereinafter referred to as the “Company Balance Sheet.” Notwithstanding the foregoing, unaudited financial statements are subject to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of footnotes.
(b)   Except as disclosed in Part 3.5(b) of the Company Disclosure Schedule, each of Company and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Company and each of its Subsidiaries maintains internal controls over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
(c)   Since January 1, 2017 (the “Company Lookback Date”), there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Company, the Company Board or any committee thereof. Since the Company Lookback Date, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Company, (ii) any fraud, whether or not material, that involves Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Company, or (iii) any claim or allegation regarding any of the foregoing.
(d)   Except as disclosed in the Company Financials, neither Company nor any of its Subsidiaries has any liabilities, Indebtedness, obligation, expense, claim, deficiency, guaranty, or endorsement of any kind, whether accrued, absolute, contingent, matured, or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) (each, a “Liability”) except Liabilities (i) identified in the Company Balance Sheet, (ii) incurred in connection with the Transactions, (iii) described on Part 3.5(d) of the Company Disclosure Schedule, (iv) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices, (v) set forth in any Company Contract or (vi) would not have, individually or in the aggregate, a Company Material Adverse Effect.
3.6   Absence Of Certain Changes Or Events.   Except as disclosed in Part 3.6 of the Company Disclosure Schedule, since the date of the Company Balance Sheet through the date of this Agreement and other than with respect to the negotiation, execution and performance of this Agreement, each of the Metuchen Companies has conducted its business only in the ordinary course of business consistent with past practice, and there has not been: (a) any event that has had a Company Material Adverse Effect, (b) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or as disclosed in the notes to the Company Financials, (c) any revaluation by Company of any of its assets having a Company Material Adverse Effect, or writing off notes or accounts receivable other than in the ordinary course of business, or (d) any other action, event or occurrence that would have required the consent of Neurotrope pursuant to Section 5.1 of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.
3.7   Taxes.
(a)   Each income and other material Tax Return that any Metuchen Company was required to file under applicable Legal Requirements: (i) has been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) is true and complete in all material respects. All material Taxes due and payable by Company or its Subsidiaries have been timely paid, except to the extent such amounts are being contested in good faith by Company or are properly reserved for on the books or records of Company and its Subsidiaries. Except as disclosed in Part 3.7 of the Company Disclosure Schedule, no extension of time with respect to any date on which a Tax Return was required to be filed by any Metuchen Company is in force (except where such Tax Return was filed), and no waiver or agreement by or with respect to any Metuchen Company is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by any Metuchen Company in writing for any such extension or waiver (except, in each case, in connection with any request for extension of time for filing Tax Returns). There are no liens for Taxes on any asset of any Metuchen Company other than liens for Taxes not yet due and payable, Taxes contested in good faith or that are otherwise not material and reserved against in accordance with GAAP. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Company or its Subsidiaries which has not been fully paid or adequately reserved or reflected in the Company Financials.
(b)   No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Metuchen Company with any taxing authority or issued by any taxing authority to any Metuchen Company. There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to any Metuchen Company that are, or if issued would be, binding on any Metuchen Company.
(c)   No Metuchen Company is a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business). No Metuchen Company has any liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.
(d)   None of the Metuchen Companies is a “controlled foreign corporation” within the meaning of Section 957 of the Code or “passive foreign investment company” within the meaning of Section 1297 of the Code.
(e)   No Metuchen Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Company has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.
(f)   No Metuchen Company is nor has been at any time during the five-year period ending at the Metuchen Effective Time a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.
(g)   No Metuchen Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
3.8   Intellectual Property.
(a)   The Company, directly or through any of its Subsidiaries, owns, or has the right to use, and has the right to bring actions for the infringement of, all Company IP Rights, except for any failure to own or have such right to use, or have the right to bring actions that would not reasonably be expected to have a Company Material Adverse Effect.
(b)   Part 3.8(b) of the Company Disclosure Schedule is an accurate, true and complete listing of all Company Registered IP.
(c)   Part 3.8(c) of the Company Disclosure Schedule accurately identifies (i) all Company IP Rights licensed to the Company or any of its Subsidiaries (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or any of its Subsidiaries’ products or services, (B) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials, and (C) any confidential information provided under confidentiality agreements), (ii) the corresponding Company Contract pursuant to which such Company IP Rights are licensed to the Company or any of its Subsidiaries and (iii) whether the license or licenses granted to the Company or any of its Subsidiaries are exclusive or non-exclusive.
(d)   Part 3.8(d) of the Company Disclosure Schedule accurately identifies each Company Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Company IP Rights non-exclusively licensed to suppliers or service providers for the sole purpose of enabling such supplier or service providers to provide services for the Company’s benefit).
(e)   Neither the Company nor any of its Subsidiaries is bound by, and no Company IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any of its Subsidiaries to use, exploit, assert, or enforce any Company IP Rights anywhere in the world, in each case, in a manner that would materially limit the business of the Company as currently conducted.
(f)   The Company or one of its Subsidiaries exclusively owns all right, title, and interest to and in Company IP Rights (other than (i) Company IP Rights exclusively and non-exclusively licensed to the Company or one of its Subsidiaries, as identified in Part 3.8(c) of the Company Disclosure Schedule, (ii) any non-customized software that (A) is licensed to the Company or any of its Subsidiaries solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or any of its Subsidiaries’ products or services and (iii) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:
(i)   All documents and instruments necessary to register or apply for or renew registration of Company Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body except for any such failure, individually or collectively, that would not reasonably be expected to have a Company Material Adverse Effect.
(ii)   Each Person who is or was an employee or contractor of the Company or any of its Subsidiaries and who is or was involved in the creation or development of any Company IP Rights purported to be owned by the Company has signed a valid, enforceable agreement containing an assignment of such Intellectual Property to the Company or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of the Company and its Subsidiaries.
(iii)   To the Knowledge of the Company, no current or former stockholder, officer, director, or employee of the Company or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Company IP Rights purported to be owned by the Company. To the Knowledge of the Company, no employee of the Company or any or any of its Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or such Subsidiary or (b) in breach of any Contract with any former employer or other Person concerning Company IP Rights purported to be owned by the Company or confidentiality provisions protecting trade secrets and confidential information comprising Company IP Rights purported to be owned by the Company.
(iv)   No funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company IP Rights in which the Company or any of its Subsidiaries has an ownership interest.
(v)   The Company and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that the Company or such Subsidiary holds, or purports to hold, as a trade secret.
(vi)   Neither the Company nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP Rights to any other Person.
(vii)   To the Knowledge of the Company, the Company IP Rights constitute all Intellectual Property necessary for the Company and its Subsidiaries to conduct its business as currently conducted.
(g)   The Company has delivered or made available to Neurotrope, a complete and accurate copy of all Company IP Rights Agreements. With respect to each of the Company IP Rights Agreements: (i) each such agreement is valid and binding on the Company or its Subsidiaries, as applicable, and in full force and effect; (ii) the Company has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) neither the Company nor its Subsidiaries, and to the Knowledge of the Company, no other party to any such agreement, is in breach or default thereof in any material respect.

(h)   The manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by the Company or any of its Subsidiaries does not violate any license or agreement between the Company or its Subsidiaries and any third party, and, to the Knowledge of the Company, does not infringe or misappropriate any Intellectual Property right of any other party, which infringement or misappropriation would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no third party is infringing upon, or violating any license or agreement with the Company or its Subsidiaries relating to any Company IP Rights.
(i)   There is no current or pending Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Rights, nor has the Company or any of its Subsidiaries received any written notice asserting that any Company IP Rights or the proposed use, sale, license or disposition thereof conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.
(j)   Each item of Company IP Rights that is Company Registered IP is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline, except for any failure to perform any of the foregoing, individually or collectively, that would not reasonably be expected to have a Company Material Adverse Effect.
(k)   To the Knowledge of the Company, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company or any of its Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company or any of its Subsidiaries has or purports to have an ownership interest has been impaired as determined by the Company or any of its Subsidiaries in accordance with GAAP.
(l)   Except as set forth in Parts 3.8(c) or 3.8(d) of the Company Disclosure Schedule (i) neither the Company nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, and (ii) neither the Company nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.
(m)   Neither the Company nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Company IP Rights or impair the right of the Company or the Surviving Corporation and its Subsidiaries to use, sell or license or enforce any Company IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
3.9   Compliance with Legal Requirements.
Except as disclosed in in Part 3.9 of the Company Disclosure Schedule:
(a)   Company and its Subsidiaries are not and have not been at any time in conflict with (i) any Legal Requirement, order, judgment or decree applicable to Company or any of its Subsidiaries or by which Company or any of its Subsidiaries are bound or affected (or to which the parent of Company is bound), or (ii) any Contract to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any immaterial conflicts, defaults or violations. To Company’s knowledge, no investigation or review by any Governmental Body is pending or, to the knowledge of Company, threatened against Company or its Subsidiaries, nor any product Commercialized or intended to be Commercialized by Company, nor has any Governmental Body indicated to any Metuchen Company or its parent in writing an intention to conduct the same.

(b)   Company and its Subsidiaries hold all permits, licenses, registrations, authorizations, variances, exemptions, orders and approvals from Governmental Bodies which are necessary to the operation of the business of Company and its Subsidiaries taken as a whole (collectively, the “Company Permits”). Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Company, threatened, which seeks to revoke or limit any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Company immediately after the Metuchen Effective Time on terms substantially identical to those enjoyed by Company immediately prior to the Effective Time. Company has made available to Neurotrope all Company Permits and correspondence from the FDA or other comparable Governmental Body.
(c)   The Metuchen Companies and Persons acting in concert with and on behalf of Company:
(i)   have not used in any capacity the services of any individual or entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules or regulations; and
(ii)   have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules regulations.
(d)   None of the Metuchen Companies, and to the knowledge of Company, no Representative of any of the Metuchen Companies on their behalf with respect to any matter relating to any of the Metuchen Companies, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or (iii) made any other unlawful payment.
(e)   No product or product candidate manufactured, tested, distributed, held, licensed or marketed (“Commercialized”) by or on behalf of Company, or by or on behalf of any of the other Metuchen Companies, has at any time been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise). No Governmental Body or institutional review board or comparable body has commenced, or threatened to initiate, any proceeding seeking the recall, market withdrawal, suspension or withdrawal of approval, or seizure of any such product or product candidate; the imposition of material sales, marketing or production restriction on any such product or product candidate; or the suspension, termination or other restriction of preclinical or clinical research with respect to any such product candidate by or on behalf of any of the Metuchen Companies, including any action regarding any investigator participating in any such research, nor is any such proceeding pending. Company has, prior to the execution of this Agreement, provided or made available to Neurotrope all information about adverse drug experiences obtained or otherwise received by Company or by any of the Metuchen Companies from any source, in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, postmarketing clinical investigations, postmarketing epidemiological/surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers for any product or product candidate Commercialized by any of the Metuchen Companies.
(f)   Neither Company nor any of the Metuchen Companies, or Persons acting in concert with or on behalf of Company or Metuchen Companies or any officers, employees or agents of the same, has with respect to any product that is Commercialized by or on behalf of Company, or, any of the other Metuchen Companies, made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and

Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any other Governmental Body to invoke any similar policy.
(g)   All pre-clinical and clinical studies conducted by or on behalf of Company relating to product or product candidates have been, or are being, conducted in all material respects in compliance with the applicable requirements of the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312 and applicable guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar requirements in other jurisdictions, including all requirements relating to protection of human subjects participating in any such clinical studies.
(h)   Company and each of the Metuchen Companies have, filed with the FDA, any other Governmental Body, and any institutional review board or comparable body, all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to each investigational new drug application or any comparable foreign regulatory application, related to the manufacture, testing, study, or sale of any of its products or product candidates, as applicable.
(i)   Company and the Metuchen Companies, and their Representatives, are and at all times have been, in compliance with, and the business of Company and the Metuchen Companies (including the research, development, labeling, manufacture, testing, storage, use, sale, offer for sale, importation, and other distribution or commercial exploitation of any products Commercialized by or on behalf of Company) has been operated in accordance with, all Legal Requirements relating to health care regulatory matters, including to the extent applicable, each of the following: (i) all applicable Legal Requirements of any Governmental Body, including the United States Department of Health and Human Services and its constituent agencies, the Centers for Medicare & Medicaid Services, the Office of Inspector General, and the FDA (collectively with other applicable federal, state or foreign regulatory authorities and any Governmental Bodies, “Regulatory Authorities”), including the federal Food, Drug, and Cosmetic Act (21 U.S.C. § 321 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the Federal Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-7b), the Stark Law (42 U.S.C. § 1395nn), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), and the implementing rules, regulations, and guidance documents promulgated pursuant to the foregoing laws, (ii) the applicable Legal Requirements precluding off-label marketing of drugs, devices and other health care products, (iii) all other United States laws and regulations with respect to the marketing, sale, pricing, price reporting, and reimbursement of drugs, devices and other health care products, including the provisions of the Federal False Claims Act, 31 U.S.C. §3729 et seq., the Medicare Program (Title XVIII of the Social Security Act), the Medicaid Program (Title XIX of the Social Security Act), and the regulations promulgated pursuant to such Legal Requirements, and (iv) any state, local or foreign equivalents to any of the foregoing. No event has occurred, and no condition or circumstance exists, that will constitute or result in a violation by Company or the Metuchen Companies of, or a failure on the part of Company or the Metuchen Companies to comply with, any such Legal Requirements.
3.10   Legal Proceedings; Orders.
(a)   Except as set forth in Part 3.10(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Metuchen Companies, any business of any of the Metuchen Companies or any of the assets owned, leased or used by any of the Metuchen Companies; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Mergers or any of the other Transactions or (iii) that involves any product Commercialized by any of the Metuchen Companies. None of the Legal Proceedings identified in Part 3.10(a) of the Company Disclosure Schedule has had or, if adversely determined, would reasonably be expected to have or result in a Company Material Adverse Effect. To the knowledge of Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 3.10(a).

(b)   There is no Order to which any of the Metuchen Companies, or the assets owned or used by any of the Metuchen Companies (including, without limitation, any product Commercialized or intended to be Commercialized by any of the Metuchen Companies), is subject. To the knowledge of Company, no officer or other key employee of any of the Metuchen Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Metuchen Companies.
3.11   Brokers’ And Finders’ Fees.   Except as set forth in Part 3.11 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers or any of the other Transactions based upon arrangements made by or on behalf of any of the Metuchen Companies.
3.12   Employee Benefit Plans.
(a)   Part 3.12(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each material Employee Benefit Plan which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by any Metuchen Company or any ERISA Affiliate of any Metuchen Company (collectively, the “Company Employee Plans”). No Metuchen Company nor, to the knowledge of Company, any other person or entity, has made any commitment to modify, change or terminate any Company Employee Plan, other than with respect to a modification, change or termination required by Legal Requirements. With respect to each material Company Employee Plan, Company has made available to Neurotrope, accurate and complete copies of the following documents: (i) the plan document and any related trust agreement, including amendments thereto; (ii) any current summary plan descriptions and other material communications to participants relating to the plan; (iii) each plan trust, insurance, annuity or other funding contract or service provider agreement related thereto; (iv) the most recent plan financial statements and actuarial or other valuation reports prepared with respect thereto, if any; (v) the most recent IRS determination or opinion letter, if any; (vi) copies of the most recent plan year nondiscrimination and coverage testing results for each plan subject to such testing requirements; and (vii) the most recent annual reports (Form 5500) and all schedules attached thereto for each Company Employee Plan that is subject to ERISA and Code reporting requirements.
(b)   Each Company Employee Plan is being, and has been, administered in accordance with its terms and in compliance with the requirements prescribed by any and all Legal Requirements (including ERISA and the Code), in all material respects. No Metuchen Company is in material default under or material violation of, and has no knowledge of any material defaults or material violations by any other party to, any of Company Employee Plans. All contributions required to be made by any Metuchen Company or any ERISA Affiliate of any Metuchen Company to any Company Employee Plan have been timely paid or accrued on the most recent Company Financials on file with the SEC, if required under GAAP. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter or opinion letter as to its qualified status under the Code, and to the knowledge of Company, no event has occurred and no condition exists with respect to the form or operation of such Company Employee Plan that would cause the loss of such qualification.
(c)   No Company Employee Plan provides retiree medical or other retiree welfare benefits to any person, except as required by COBRA. No suit, administrative proceeding or action has been brought, or to the knowledge of Company, is threatened against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under such plans).
(d)   No Metuchen Company nor any ERISA Affiliate of any Metuchen Company has, during the past six (6) years from the date hereof, maintained, established, sponsored, participated in or contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. No Metuchen Company nor any ERISA Affiliate of any Metuchen Company has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.
(e)   Except as set forth in Part 2.12(e) of the Company Disclosure Schedule, consummation of the Mergers will not (i) entitle any current or former employee or other service provider of any Metuchen Company or any ERISA Affiliate of any Metuchen Company to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or benefits under any Company Employee Plan); (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; (iv) result in any obligation to fund future benefits under any Company Employee Plan; or (v) result in the imposition of any restrictions with respect to the amendment or termination of any of Company Employee Plans. No benefit payable or that may become payable by any Metuchen Company pursuant to any Company Employee Plan in connection with the transactions as a result of or arising under this Agreement will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.
3.13   Title to Assets; Real Property.
(a)   The Metuchen Companies own, and have good, valid and marketable title to, or, in the case of leased assets, valid leasehold interests in or other rights to use, all tangible assets purported to be owned or leased by them. All of said assets are owned by the Metuchen Companies free and clear of any Encumbrances, except for Permitted Encumbrances.
(b)   All material items of equipment and other tangible assets owned by or leased to the Metuchen Companies are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Metuchen Companies in the manner in which such businesses are currently being conducted immediately prior to the Effective Time. The Metuchen Companies do not own and have never owned any real property or any interest in real property. Part 3.13(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leases to which Company is a party.
3.14   Environmental Matters.
(a)   No substance that has been designated by any Governmental Body or by applicable federal, state or local Legal Requirement, to be radioactive, toxic, hazardous or otherwise a danger to health (through exposure in the environment) or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), has been released, as a result of the deliberate actions of Company or any of its Subsidiaries, or, to Company’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Company or any of its Subsidiaries currently owns, operates, occupies or leases, in such quantities as would cause a Company Material Adverse Effect.
(b)   Neither Company nor any of its Subsidiaries has, since the Company Lookback Date, transported, stored, used, manufactured, disposed of, or released Hazardous Materials (collectively, “Hazardous Material Activities”) in material violation of any Legal Requirement in effect on or before the date hereof.
(c)   Company and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Company Environmental Permits”) necessary for the conduct of Company’s and its Subsidiaries’ Hazardous Material Activities and other businesses of Company and its Subsidiaries as such activities and businesses are currently being conducted, except where the failure to so hold would not have a Company Material Adverse Effect.
(d)   No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Company, threatened concerning any Company Environmental Permit, Hazardous Material or any Hazardous Material Activity of Company or any of its Subsidiaries.

3.15   Labor Matters.
(a)   To the Company’s knowledge, no key employee or group of employees has threatened to terminate employment with Company or has plans to terminate such employment.
(b)   The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.
(c)   Except as disclosed in Part 3.15(c) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any written or oral: (i) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Mergers or other Transactions; (ii) agreement with any current or former employee of Company providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum; or (iii) agreement or plan the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, upon the consummation of the Mergers.
3.16   Company Contracts.
(a)   Except for Excluded Contracts or as set forth in Part 3.16 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or is bound by:
(i)   any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (i) any of the Metuchen Companies or any of their ERISA Affiliates; and (ii) any active, retired or former employees, directors or consultants of any Metuchen Company or any of their ERISA Affiliates, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of any Metuchen Company or any of their ERISA Affiliates to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by any Metuchen Company under applicable foreign Legal Requirements;
(ii)   any Contracts identified or required to be identified in Part 3.13(b) of the Company Disclosure Schedule;
(iii)   any Contract with any distributor, reseller or sales representative with an annual value in excess of $250,000;
(iv)   any Contract with any manufacturer, vendor, or other Person for the supply of materials or performance of services by such third party to Company in relation to the manufacture of the Company’s products or product candidates with an annual value in excess of $250,000;
(v)   any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;
(vi)   any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between Company or any of its Subsidiaries and any of its officers or directors;
(vii)   any Contract imposing, by its express terms, any material restriction on the right or ability of any Metuchen Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; or (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person;
(viii)   any Contract currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(ix)   any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $250,000;
(x)   any joint marketing or development agreement;
(xi)   any commercial Contract that would reasonably be expected to have a material effect on the ability of the Company to perform any of its material obligations under this Agreement, or to consummate any of the transactions contemplated by this Agreement;
(xii)   any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Metuchen Company for which a waiver of such right shall have not been obtained; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Metuchen Company; or
(xiii)   any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 or more in the aggregate, or contemplates or involves the performance of services having a value in excess of $250,000 in the aggregate other than any arrangement or agreement expressly contemplated or provided for under this Agreement.
(b)   Company has made available to Neurotrope an accurate and complete copy of each Contract listed or required to be listed in Part 3.16 of the Company Disclosure Schedule (any such Contract, a “Company Contract”). Neither Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Company Contract, has breached or violated in any material respect or materially defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Company Contracts. To the knowledge of Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a violation or breach in any material respect of any of the provisions of any Company Contract; (ii) give any Person the right to declare a default in any material respect under any Company Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (iv) give any Person the right to accelerate the maturity or performance of any Company Contract; or (v) give any Person the right to cancel, terminate or modify any Company Contract. Each Company Contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.
3.17   Books And Records.   Except as disclosed in Part 3.17 of the Company Disclosure Schedule, the minute books of Company and its Subsidiaries made available to Neurotrope are the only minute books of Company and contain accurate summaries, in all material respects, of all meetings of directors (or committees thereof) and stockholders or actions by written consent, as applicable, since the time of organization or incorporation of Company or such Subsidiaries, as the case may be. The books and records of Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Company and have been maintained in accordance with good business and bookkeeping practices.
3.18   Insurance.
(a)   The Company or its Subsidiaries maintain all policies of fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements and other forms of insurance (the “Company Insurance Policies”) in such amounts, with such deductibles and against such risks and losses that are necessary for the operation of the Company’s and its Subsidiaries’ businesses in all material respects. The Company Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Metuchen Companies would, in accordance with good business practice, customarily insure. All premiums due and payable under such Company Insurance Policies have been paid on a timely basis and each Metuchen Company is in compliance in all material respects with all other terms thereof. True, complete and correct copies, of such Company Insurance Policies, or summaries of all terms material thereof, have been made available to Neurotrope.

(b)   There are no material claims pending under any Company Insurance Policies as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and no Metuchen Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any Metuchen Company received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.
3.19   Government Contracts.   Company has not been suspended or debarred from bidding on contracts with any Governmental Body, and no such suspension or debarment has been initiated or threatened. The consummation of the Mergers and other Transactions will not result in any such suspension or debarment of Company or Neurotrope (other than any such suspension or debarment to the extent resulting from the Company becoming a subsidiary of Neurotrope).
3.20   Interested Party Transactions.   Except as disclosed in Part 3.20 of the Company Disclosure Schedule, no event has occurred during the past three years that would be required to be reported by Company as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K, if Company were required to report such information in periodic reports pursuant to the Exchange Act.
3.21   Disclosure; Company Information.   The information relating to Company or its Subsidiaries to be supplied by or on behalf of Company for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement will not, on the date of filing thereof or the date that it is first mailed to the Neurotrope stockholders, as applicable, or at the time of the Neurotrope Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by Company with respect to the information that has been or will be supplied by Parent, Neurotrope or any of their respective Representatives for inclusion in the Registration Statement and the Proxy Statement.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF NEUROTROPE
Except as set forth in the corresponding sections or subsections of the Neurotrope Disclosure Schedule and except for any disclosure set forth in any of the Neurotrope SEC Documents (excluding any “risk factor” sections thereof), Neurotrope represents and warrants to Company as follows:
4.1   Organization and Qualification.
(a)   Part 4.1(a) of the Neurotrope Disclosure Schedule identifies each Subsidiary of Neurotrope and indicates its jurisdiction of organization. Neither Neurotrope nor any of the Entities identified in Part 4.1(a) of the Neurotrope Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 4.1(a) of the Neurotrope Disclosure Schedule. None of the Neurotrope Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. No representations and warranties in this Section 4.1(a) are being given as to SpinCo.
(b)   Neurotrope is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and Neurotrope has all necessary corporate or limited liability company power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.
(c)   Neurotrope (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation or limited liability company, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not have and would not reasonably be expected to have or result in a Neurotrope Material Adverse Effect.

(d)   The copies of the certificate of incorporation and bylaws of Neurotrope which are incorporated by reference as exhibits to Neurotrope’s Annual Report on Form 10-K for the year ended December 31, 2019 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.
4.2   Capital Structure.
(a)   The authorized capital stock of Neurotrope consists of 150,000,000 shares of Neurotrope Common Stock, par value, $0.0001, of which 22,184,695 shares are issued and outstanding (which includes zero shares of restricted stock) as of the close of business on the day prior to the date hereof and 50,000,000 shares of Neurotrope Preferred Stock, par value $0.0001 per share, of which 2,957.50 shares are issued and outstanding as of the close of business on the day prior to the date hereof. No shares of capital stock are held in Neurotrope’s treasury. All outstanding shares of Neurotrope Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws.
(b)   As of the date of this Agreement, Neurotrope had reserved an aggregate of 2,935,323 shares of Neurotrope Common Stock for issuance to employees, consultants and non-employee directors pursuant to the Neurotrope Stock Option Plans, under which options were outstanding for an aggregate of 2,326,573 shares. 21,731,258 shares of Neurotrope Common Stock were reserved for issuance to holders of warrants to purchase Neurotrope Common Stock upon their exercise. All shares of Neurotrope Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Part 4.2(b) of the Neurotrope Disclosure Schedule lists each outstanding option to purchase shares of Neurotrope Capital Stock (a “Neurotrope Option”), and the name of the holder thereof, the number of shares subject thereto, the exercise price thereof and the vesting schedule and post-termination exercise period thereof.
(c)   [Reserved]
(d)   Except as set forth in Part 4.2(d) of the Neurotrope Disclosure Schedule and except for the right to participate in the Spin-Off: (i) none of the outstanding shares of Neurotrope Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Neurotrope Capital Stock are subject to any right of first refusal in favor of Neurotrope; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Neurotrope Companies having a right to vote on any matters on which the stockholders of Neurotrope have a right to vote; (iv) there is no Contract to which the Neurotrope Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Neurotrope Capital Stock. None of the Neurotrope Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Neurotrope Capital Stock or other securities.
4.3   Authority; Non-Contravention; Approvals.
(a)   Neurotrope has the requisite corporate power and authority to enter into this Agreement and, subject to Neurotrope Stockholder Approval, to perform its obligations hereunder and to consummate the Neurotrope Transactions. The execution and delivery by Neurotrope of this Agreement, the performance by Neurotrope of its obligations hereunder and the consummation by Neurotrope of the Neurotrope Transactions have been duly authorized by all necessary corporate or limited liability company action on the part of Neurotrope, subject only to Neurotrope Stockholder Approval and the filing and recordation of the Neurotrope Certificate of Merger pursuant to the DGCL and the Neurotrope Articles of Merger pursuant to Nevada Law. The affirmative vote of the holders of (i) a majority in voting power of the outstanding shares of Neurotrope Common Stock voting separately as a class and (ii) two-thirds in voting power of the outstanding shares of Neurotrope Preferred Stock voting separately as a class, in each case, on the applicable record date (“Neurotrope Stockholder Approval”) is the only vote of the holders of any class or series of Neurotrope Capital Stock necessary to adopt or approve the Neurotrope Stockholder Approval Matter. This Agreement has been duly executed and delivered by Neurotrope and, assuming the due authorization, execution and delivery of this Agreement by Company, this Agreement constitutes the valid and binding obligation of Neurotrope, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.
(b)   The Neurotrope Board, by resolutions duly adopted by a vote at a meeting of all directors of Neurotrope duly called and held, and, as of the date of this Agreement, not subsequently rescinded or modified in any way, has, as of the date of this Agreement (i) approved this Agreement and the Neurotrope Merger, and determined that this Agreement and the Neurotrope Transactions, including the Neurotrope Merger, are fair to, and in the best interests of Neurotrope’s stockholders, and (ii) resolved to recommend that Neurotrope’s stockholders approve the Neurotrope Stockholder Approval Matter and directed that such matters be submitted for consideration of the stockholders of Neurotrope at the Neurotrope Stockholders’ Meeting.
(c)   The execution and delivery of this Agreement by Neurotrope does not, and the performance of this Agreement by Neurotrope will not, (i) conflict with or violate the certificate of incorporation or bylaws of Neurotrope, (ii) subject to obtaining Neurotrope Stockholder Approval and compliance with the requirements set forth in Section 4.3(d) below, conflict with or violate any Legal Requirement, order, judgment or decree applicable to Neurotrope or by which their respective properties are bound or affected, except for any such conflicts or violations that would not have a Neurotrope Material Adverse Effect or would not prevent or materially delay the consummation of the Mergers, or (iii) require a Neurotrope Company to make any filing with or give any notice to or obtain any Consent from a Person pursuant to any Neurotrope Contract, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Neurotrope’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or Encumbrance on any of the properties or assets of Neurotrope pursuant to, any Neurotrope Contract.
(d)   No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to Neurotrope in connection with the execution and delivery of this Agreement or the consummation of the Neurotrope Transactions, except for (i) the filing with the SEC of any outstanding periodic reports due under the Exchange Act, (ii) the filing of the Neurotrope Certificate of Merger with the Delaware Secretary of State, (iii) the filing of the Neurotrope Articles of Merger with the Nevada Secretary of State (iv) the filing of Current Reports on Form 8-K with the SEC within four (4) Business Days after the execution of this Agreement and the Closing Date, (v) such approvals as may be required under applicable state securities or “blue sky” laws or the rules and regulations of Nasdaq or other applicable national securities exchange or over-the-counter market, (vi) such consents as may be required under the Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement and (vii) such filings as may be required in connection with the Spin-Off.
4.4   Anti-Takeover Statutes Not Applicable.   The Neurotrope Board has taken all actions so that no state takeover statute or similar Legal Requirement applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Neurotrope Merger or the other Neurotrope Transactions. The Neurotrope Board has taken all action necessary to render inapplicable to this Agreement and the Transactions Section 78.438 et seq. of the Nevada Revised Statutes.
4.5   SEC Filings; Neurotrope Financial Statements; No Undisclosed Liabilities.
(a)   Neurotrope has made available to Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Neurotrope with or furnished by Neurotrope to the SEC since January 1, 2017 (the “Neurotrope Lookback Date”) (the “Neurotrope SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov (the “SEC Website”). All Neurotrope SEC Documents have been timely filed and, as of the time a Neurotrope SEC Document was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Neurotrope SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and (ii) none of the Neurotrope SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no other documents that are required to be filed by Neurotrope with the SEC that have not been filed. Each of the certifications and statements relating to the Neurotrope SEC Documents required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) is accurate and complete (the “Certifications”), and complied as to form and content with all applicable Legal Requirements in effect at the time such Neurotrope Certification was filed with or furnished to the SEC. As used in this Section 4.5, the term “file” and variations thereof will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. No representations and warranties in this Section 4.5(a) are being given as to SpinCo.
(b)   Except as set forth in the Neurotrope SEC Documents, from the Neurotrope Lookback Date through the date hereof, Neurotrope has not received any comment letter from the SEC or the staff thereof or any correspondence from the Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Neurotrope Common Stock on the Nasdaq. Except as disclosed in the Neurotrope SEC Documents or documents which Neurotrope has made available in a data room for review by Company, Neurotrope has no unresolved SEC comments. As of the date of this Agreement, Neurotrope is in compliance in all material respects with the applicable listing and governance rules and regulations of the Nasdaq.
(c)   Since the Neurotrope Lookback Date, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Neurotrope, the Neurotrope Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.
(d)   Neurotrope is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act that are effective as of the date of this Agreement.
(e)   Neurotrope and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information (both financial and non-financial) required to be disclosed by Neurotrope in the reports that it files, submits or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Neurotrope’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.
(f)   Neurotrope and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neurotrope and each of its Subsidiaries maintains internal controls over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No representations and warranties in this Section 4.5(f) are being given as to SpinCo.
(g)   The financial statements (including any related notes) contained or incorporated by reference in the Neurotrope SEC Documents (the “Neurotrope Financials”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; (iii) fairly present the consolidated financial position of Neurotrope as of the respective dates thereof and the consolidated results of operations and cash flows of Neurotrope for the periods covered thereby. Neurotrope has not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of SEC Regulation S-K). Other than as expressly disclosed in the Neurotrope SEC Documents filed prior to the date hereof, there has been no material change in Neurotrope Neurotrope’s accounting methods or principles that would be required to be disclosed in Neurotrope’s Financials in accordance with GAAP. No representations and warranties in this Section 4.5(g) are being given as to SpinCo.
(h)   Except as disclosed in the Neurotrope Financials, neither Neurotrope nor any of its Subsidiaries has any Liabilities which are, individually or in the aggregate, material to the business, results of operations or financial condition of Neurotrope and its Subsidiaries taken as a whole, except Liabilities (i) identified in the Neurotrope Financials, (ii) incurred in connection with the Neurotrope Transactions, (iii) disclosed in Part 4.5(h) of the Neurotrope Disclosure Schedule, (iv) set forth in any Neurotrope Contract (other than with respect to SpinCo), or (v) incurred since January 1, 2020 in the ordinary course of business.
4.6   Absence Of Certain Changes Or Events.   Since the date of the most recent periodic report on Form 10-K filed by Neurotrope with the SEC through the date of this Agreement, each of the Neurotrope Companies has conducted its business in the ordinary course of business, and (a) there has not been any event that has had a Neurotrope Material Adverse Effect; (b) no Neurotrope Company has entered into or amended any material terms of any Contract (other than with respect to SpinCo), in each case providing for new obligations in excess of $100,000 or (c) incurred any Indebtedness.
4.7   Taxes.
(a)   Each of the income and other material Tax Returns that any Neurotrope Company was required to file under applicable Legal Requirements: (i) has been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) is true and complete in all material respects. All material Taxes due and payable by Neurotrope or its Subsidiaries have been timely paid, except to the extent such amounts are being contested in good faith by Neurotrope or are properly reserved for on the books or records of Neurotrope and its Subsidiaries. No extension of time with respect to any date on which a Tax Return was required to be filed by any Neurotrope Company is in force (except where such Tax Return was filed), and no waiver or agreement by or with respect to any Neurotrope Company is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by any Neurotrope Company in writing for any such extension or waiver (except, in each case, in connection with any request for extension of time for filing Tax Returns). There are no liens for Taxes on any asset of any Neurotrope Company other than liens for Taxes not yet due and payable, Taxes contested in good faith or that are otherwise not material and reserved against in accordance with GAAP. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Neurotrope or its Subsidiaries which has not been fully paid or adequately reserved or reflected in the Neurotrope Financials. No representations and warranties in this Section 4.7(a) are being given as to SpinCo.
(b)   No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Neurotrope Company with any taxing authority or issued by any taxing authority to a Neurotrope Company. There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to a Neurotrope Company that are, or if issued would be, binding on any Neurotrope Company.
(c)   No Neurotrope Company is a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business). No Neurotrope Company has any liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6

(or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.
(d)   None of the Neurotrope Companies is a “controlled foreign corporation” within the meaning of Section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code.
(e)   No Neurotrope Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Neurotrope has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.
(f)   No Neurotrope Company is (or has been at any time during the five-year period ending at the Effective Time) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.
(g)   No Neurotrope Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
4.8   Intellectual Property.   To the knowledge of Neurotrope, Neurotrope and its Subsidiaries have, or own rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade dress, trade secrets, know-how, software, inventions, copyrights, licenses and other intellectual property rights that are necessary or required for, or used in connection with their respective businesses as presently conducted and as presently proposed to be conducted and which the failure to so have would reasonably be expected to have a Neurotrope Material Adverse Effect (collectively, the “Neurotrope Owned IP Rights”). Neither Neurotrope nor any of its Subsidiaries has received any written notice of a claim or otherwise has any knowledge of any claim that any Neurotrope Owned IP Right, or that the manufacture, sale, offer for sale, development, use or importation of any product, product candidate or service by or on behalf of Neurotrope or its Subsidiaries, violates, misappropriates or infringes upon rights of any Person, except as would not have or reasonably be expected to have a Neurotrope Material Adverse Effect.
4.9   Compliance with Legal Requirements.   Other than with respect to SpinCo as to which no representations and warranties are being made in in this Section 4.9:
(a)   Neurotrope and its Subsidiaries are not and have not been at any time in conflict with (i) any Legal Requirement, order, judgment or decree applicable to Neurotrope or any of its Subsidiaries or by which Neurotrope or any of its Subsidiaries are bound or affected), or (ii) any Contract to which Neurotrope or any of its Subsidiaries is a party or by which Neurotrope or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any immaterial conflicts, defaults or violations. To Neurotrope’s knowledge, no investigation or review by any Governmental Body is pending or, to the knowledge of Neurotrope, threatened against Neurotrope or its Subsidiaries, nor any product Commercialized or intended to be Commercialized by Neurotrope, nor has any Governmental Body indicated to Neurotrope or its Subsidiaries in writing an intention to conduct the same.
(b)   Neurotrope and its Subsidiaries hold all permits, licenses, registrations, authorizations, variances, exemptions, orders and approvals from Governmental Bodies which are necessary to the operation of the business of Neurotrope and its Subsidiaries taken as a whole (collectively, the “Neurotrope Permits”). Neurotrope and its Subsidiaries are in compliance in all material respects with the terms of the Neurotrope Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Neurotrope, threatened, which seeks to revoke or limit any Neurotrope Permit. Except as set forth in Part 4.9(b) of the Neurotrope Disclosure Schedule, the rights and benefits of each Neurotrope Permit will be available to the Neurotrope Surviving Corporation immediately after the Neurotrope Effective Time on terms substantially identical to those enjoyed by Neurotrope immediately prior to the Effective Time.

Neurotrope has made available to Company all Neurotrope Permits and correspondence from the FDA or other comparable Governmental Body.
(c)   The Neurotrope Companies and Persons acting in concert with and on behalf of Neurotrope:
(i)   have not used in any capacity the services of any individual or entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules or regulations; and
(ii)   have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules regulations.
(d)   None of the Neurotrope Companies, and to the knowledge of Neurotrope, no Representative of any of the Neurotrope Companies on their behalf with respect to any matter relating to any of the Neurotrope Companies, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or (iii) made any other unlawful payment.
(e)   No product or product candidate Commercialized by or on behalf of Neurotrope, or by or on behalf of any of the other Neurotrope Companies, has at any time been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise). No Governmental Body or institutional review board or comparable body has commenced, or threatened to initiate, any proceeding seeking the recall, market withdrawal, suspension or withdrawal of approval, or seizure of any such product or product candidate; the imposition of material sales, marketing or production restriction on any such product or product candidate; or the suspension, termination or other restriction of preclinical or clinical research with respect to any such product candidate by or on behalf of any of the Neurotrope Companies, including any action regarding any investigator participating in any such research, nor is any such proceeding pending. Neurotrope has, prior to the execution of this Agreement, provided or made available to Company all information about adverse drug experiences obtained or otherwise received by Neurotrope or by any of the Neurotrope Companies from any source, in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, postmarketing clinical investigations, postmarketing epidemiological/surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers relating to any product or product candidate Commercialized by any of the Neurotrope Companies.
(f)   Neither Neurotrope nor any of the other Neurotrope Companies, or Persons acting in concert with or on behalf of Neurotrope or any of the other Neurotrope Companies or any officers, employees or agents of the same, has with respect to any product that is Commercialized by or on behalf of the Neurotrope, or, any of the other Neurotrope Companies, made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any other Governmental Body to invoke any similar policy.
(g)   All pre-clinical and clinical studies relating to Neurotrope product or product candidates have been, or are being, conducted in all material respects in compliance with the applicable requirements of the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312 and applicable guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar requirements in other jurisdictions, including all requirements relating to protection of human subjects participating in any such clinical studies.

(h)   Neurotrope has, and each of the other Neurotrope Companies have, filed with the FDA, any other Governmental Body, and any institutional review board or comparable body, all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to each investigational new drug application or any comparable foreign regulatory application, related to the manufacture, testing, study, or sale of any of its products or product candidates, as applicable.
(i)   Neurotrope and the other Neurotrope Companies, and their Representatives, are and at all times have been, in compliance with, and the business of Neurotrope and the other Neurotrope Companies (including the research, development, labeling, manufacture, testing, storage, use, sale, offer for sale, importation, and other distribution or commercial exploitation of any products Commercialized by or on behalf of Neurotrope) has been operated in accordance with, all Legal Requirements relating to health care regulatory matters, including to the extent applicable, each of the following: (i) all applicable Legal Requirements of any Regulatory Authorities, including the federal Food, Drug, and Cosmetic Act (21 U.S.C. § 321 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the Federal Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-7b), the Stark Law (42 U.S.C. § 1395nn), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), and the implementing rules, regulations, and guidance documents promulgated pursuant to the foregoing laws, (ii) the applicable Legal Requirements precluding off-label marketing of drugs, devices and other health care products, (iii) all other United States laws and regulations with respect to the marketing, sale, pricing, price reporting, and reimbursement of drugs, devices and other health care products, including the provisions of the Federal False Claims Act, 31 U.S.C. §3729 et seq., the Medicare Program (Title XVIII of the Social Security Act), the Medicaid Program (Title XIX of the Social Security Act), and the regulations promulgated pursuant to such Legal Requirements, and (iv) any state, local or foreign equivalents to any of the foregoing. No event has occurred, and no condition or circumstance exists, that will constitute or result in a violation by Neurotrope or the other Neurotrope Companies of, or a failure on the part of Neurotrope or the other Neurotrope Companies to comply with, any such Legal Requirements.
4.10   Legal Proceedings; Orders.
(a)   Except as set forth in Part 4.10(a) of the Neurotrope Disclosure Schedule, and other than with respect to SpinCo, as to which no representations and warranties are being made in this Section 4.10(a), there is no pending Legal Proceeding, and no Person has threatened in writing to commence any Legal Proceeding: (i) that involves any of the Neurotrope Companies, any business of any of the Neurotrope Companies or any of the assets owned, leased or used by any of the Neurotrope Companies or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Neurotrope Merger or any of the other Neurotrope Transactions. Except as set forth in Part 4.10(a)(i) of the Neurotrope Disclosure Schedule, none of the Legal Proceedings identified in Part 4.10(a) of the Neurotrope Disclosure Schedule has had or, if adversely determined, would reasonably be expected to have or result in a Neurotrope Material Adverse Effect. To the knowledge of Neurotrope, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 4.10(a).
(b)   Other than with respect to SpinCo, as to which no representations and warranties are being made in in this Section 4.10(b), there is no Order to which any of the Neurotrope Companies, or any material assets owned or used by any of the Neurotrope Companies, is subject. To the knowledge of Neurotrope, no officer or other key employee of any of the Neurotrope Companies is subject to any Order that prohibits such officer or other key employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Neurotrope Companies.
4.11   Brokers’ And Finders’ Fees.   Except as set forth in Part 4.11 of the Neurotrope Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Neurotrope Merger or any of the other Transactions based upon arrangements made by or on behalf of any of the Neurotrope Companies.
4.12   Employee Benefit Plans.
(a)   Part 4.12(a) of the Neurotrope Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each material Employee Benefit Plan which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by Neurotrope or any ERISA Affiliate of Neurotrope (collectively, the “Neurotrope Employee Plans”). Neither Neurotrope nor, to the knowledge of Neurotrope, any other person or entity, has made any commitment to modify, change or terminate any Neurotrope Employee Plan, other than with respect to a modification, change or termination required by Legal Requirements. With respect to each material Neurotrope Employee Plan, Neurotrope has made available to Company, accurate and complete copies of the following documents: (i) the plan document and any related trust agreement, including amendments thereto; (ii) any current summary plan descriptions and other material communications to participants relating to the plan; (iii) each plan trust, insurance, annuity or other funding contract or service provider agreement related thereto; (iv) the most recent plan financial statements and actuarial or other valuation reports prepared with respect thereto, if any; (v) the most recent IRS determination or opinion letter, if any; (vi) copies of the most recent plan year nondiscrimination and coverage testing results for each plan subject to such testing requirements; and (vii) the most recent annual reports (Form 5500) and all schedules attached thereto for each Neurotrope Employee Plan that is subject to ERISA and Code reporting requirements.
(b)   Each Neurotrope Employee Plan is being, and has been, administered in accordance with its terms and in compliance with the requirements prescribed by any and all Legal Requirements (including ERISA and the Code), in all material respects. Neurotrope is not in material default under or material violation of, and have no knowledge of any material defaults or material violations by any other party to, any of Neurotrope Employee Plans. All contributions required to be made by Neurotrope or any ERISA Affiliate to any Neurotrope Employee Plan have been timely paid or accrued on the most recent Neurotrope Financials on file with the SEC, if required under GAAP. Any Neurotrope Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter or opinion letter as to its qualified status under the Code, and to the knowledge of Neurotrope, no event has occurred and no condition exists with respect to the form or operation of such Neurotrope Employee Plan that would cause the loss of such qualification.
(c)   No Neurotrope Employee Plan provides retiree medical or other retiree welfare benefits to any person, except as required by COBRA. No suit, administrative proceeding or action has been brought, or to the knowledge of Neurotrope, is threatened against or with respect to any such Neurotrope Employee Plan, including any audit or inquiry by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under such plans).
(d)   Neither Neurotrope nor any ERISA Affiliate of Neurotrope has, during the past six (6) years from the date hereof, maintained, established, sponsored, participated in or contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. Neither Neurotrope nor any ERISA Affiliate has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.
(e)   Except as set forth in Part 4.12(e) of the Neurotrope Disclosure Schedule, consummation of the Neurotrope Merger will not (i) entitle any current or former employee or other service provider of Neurotrope or any ERISA Affiliate to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or benefits under any Neurotrope Employee Plan); (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; (iv) result in any obligation to fund future benefits under any Neurotrope Employee

Plan; or (v) result in the imposition of any restrictions with respect to the amendment or termination of any of Neurotrope Employee Plans. No benefit payable or that may become payable by Neurotrope pursuant to any Neurotrope Employee Plan in connection with the Neurotrope Transactions or as a result of or arising under this Agreement will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.
4.13   Title to Assets; Real Property.
(a)   The Neurotrope Companies own, and have good, valid and marketable title to, or, in the case of leased assets, valid leasehold interests in or other rights to use, all tangible assets purported to be owned or leased by them. All of said assets are owned or leased by the Neurotrope Companies free and clear of any Encumbrances, except for Permitted Encumbrances. No representations and warranties in this Section 4.13(a) are being given as to SpinCo.
(b)   The Neurotrope Companies do not own and have not, since the Neurotrope Lookback Date, owned any real property or any interest in real property, except for the leaseholders created under the real property leases identified in Part 4.13(b) of the Neurotrope Disclosure Schedule. No representations and warranties in this Section 4.13(b) are being given as to SpinCo.
4.14   Environmental Matters.
(a)   No Hazardous Material has been released as a result of the deliberate actions of Neurotrope or any of its Subsidiaries, or, to Neurotrope’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Neurotrope or any of its Subsidiaries currently owns, operates, occupies or leases, in such quantities as would cause a Neurotrope Material Adverse Effect.
(b)   Neither Neurotrope nor any of its Subsidiaries has engaged in Hazardous Material Activities in material violation of any Legal Requirement in effect on or before the date hereof.
(c)   Neurotrope and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Neurotrope Environmental Permits”) necessary for the conduct of Neurotrope’s and its Subsidiaries’ Hazardous Material Activities and other businesses of Neurotrope and its Subsidiaries as such activities and businesses are currently being conducted, except where the failure to so hold would not have a Neurotrope Material Adverse Effect.
(d)   No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Neurotrope, threatened concerning any Neurotrope Environmental Permit, Hazardous Material or any Hazardous Material Activity of Neurotrope or any of its Subsidiaries.
4.15   Neurotrope Contracts.
(a)   Except for (x) Excluded Contracts or as set forth in the most recent exhibit list on Neurotrope’s Form 10-K for the year ended December 31, 2017 or subsequently filed with the SEC pursuant to any current or periodic report and available on the SEC Website or Parts 4.8(b) or 4.14 of the Neurotrope Disclosure Schedule, (y) any Contracts by which SpinCo is a party or may be bound, subject or affected, and (z) this Agreement or the ancillary agreements hereto, neither Neurotrope nor any of its Subsidiaries is a party to or is bound by:
(i)   any management, employment, severance, retention, transaction bonus, change in control, material consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (i) any of the Neurotrope Companies and (ii) any active, retired or former employees, directors or material consultants of any Neurotrope Company, other than any such Contract that is (x) terminable “at will” (or following a notice period imposed by applicable Legal Requirements or, in the case of consulting agreements, following the notice period required in the Contract), or (y) without any obligation on the part of any Neurotrope Company, other than severance payments required to be made by any Neurotrope Company under applicable Legal Requirements;

(ii)   any Contracts identified or required to be identified in Part 4.13(b) of the Neurotrope Disclosure Schedule;
(iii)   any Contract with any distributor, reseller or sales representative with an annual value in excess of $250,000;
(iv)   any Contract with any manufacturer, vendor, or other Person for the supply of materials or performance of services by such third party to Neurotrope in relation to the manufacture of the Neurotrope’s products or product candidates with an annual value in excess of $250,000;
(v)   any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Neurotrope Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Neurotrope Transactions;
(vi)   any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between Neurotrope or any of its Subsidiaries and any of its officers or directors;
(vii)   any Contract imposing, by its express terms, any material restriction on the right or ability of any Neurotrope Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; or (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person;
(viii)   any Contract currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;
(ix)   any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;
(x)   any joint marketing or development agreement;
(xi)   any commercial Contract that would reasonably be expected to have a material effect on the ability of Neurotrope to perform any of its material obligations under this Agreement, or to consummate any of the transactions contemplated by this Agreement;
(xii)   any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Neurotrope Company; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Neurotrope Company;
(xiii)   any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $250,000 in the aggregate, in each case following the date of this Agreement, other than any arrangement or agreement expressly contemplated or provided for under this Agreement; or
(xiv)   any Contract that does not allow Neurotrope or Subsidiary to terminate the Contract for convenience with no more than sixty (60) days prior notice to the other party and without the payment of any rebate, chargeback, penalty or other amount to such third party in connection with any such termination in an amount or having a value in excess of $250,000 in the aggregate.
(b)   Neurotrope has made available to Company an accurate and complete copy of each Contract listed or required to be listed in Part 4.15 of the Neurotrope Disclosure Schedule (any such Contract, including any Contract that would be listed in Part 4.15 but for its inclusion in the most recent exhibit list of Neurotrope’s Form 10-K for the year ended December 31, 2019 or as an exhibit to any current or periodic report subsequently filed with the SEC, but excluding Excluded Contracts, a “Neurotrope Contract”). Neither Neurotrope nor any of its Subsidiaries, nor to Neurotrope’s knowledge any other party to a Neurotrope Contract, has, since the Neurotrope Lookback Date, breached or violated in any material respect or materially defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Neurotrope Contracts. To the knowledge of Neurotrope, no event has occurred, and, no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a violation or breach in any material respect of any of the provisions of any Neurotrope Contract or (ii) give any Person the right to declare a default in any material respect under any Neurotrope Contract, except for any immaterial violations, breaches or defaults. To Neurotrope’s knowledge, each Neurotrope Contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.
(c)   Effective as of the time of the closing of the Spin-Off, all Contracts to which Neurotrope is a party (other than as set forth (i) on Part 4.15(c) of the Neurotrope Disclosure Schedule and (ii) in this Agreement or the ancillary agreements hereto) will be assigned to SpinCo, and Neurotrope will have no liability under any such Contract.
4.16   Insurance.
(a)   Part 4.16(a) of the Neurotrope Disclosure Schedule sets forth each material insurance policy (the “Neurotrope Insurance Policies”) to which Neurotrope or its Subsidiaries is a party. Neurotrope or its Subsidiaries maintain all Neurotrope Insurance Policies in such amounts, with such deductibles and against such risks and losses that are reasonably adequate for the operation of Neurotrope’s and its Subsidiaries’ businesses in all material respects. To Neurotrope’s knowledge, such Neurotrope Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Neurotrope Companies would, in accordance with good business practice, customarily insure. Since the Neurotrope Lookback Date, all premiums due and payable under such Neurotrope Insurance Policies have been paid on a timely basis and each Neurotrope Company is in compliance in all material respects with all other terms thereof. True, complete and correct copies, of such Neurotrope Insurance Policies, or summaries of all terms material thereof, have been made available to the Company.
(b)   There are no material claims pending under any Neurotrope Insurance Policies as to which coverage has been questioned, denied or disputed. Since the Neurotrope Lookback Date, all material claims thereunder have been filed in a due and timely fashion and no Neurotrope Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any Neurotrope Company received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.
4.17   Interested Party Transactions.   Except as set forth in the Neurotrope SEC Documents, no event has occurred during the Neurotrope Lookback Period that would be required to be reported by Neurotrope as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K.
4.18   Opinion of Financial Advisor.   The Neurotrope Board has received an opinion of Gemini Valuation Services, LLC, financial advisor to Neurotrope, dated the date of this Agreement, to the effect that the Exchange Ratio is fair to Neurotrope from a financial point of view. Neurotrope will furnish an accurate and complete copy of said opinion to Company for informational purposes only promptly after the date hereof.
4.19   Status of SpinCo.   Immediately after giving effect to the Spin-Off, SpinCo shall be solvent and shall (a) be able to pay all of its liabilities and other obligations as they become due, and (b) have adequate capital to carry on its present or proposed business. No transfer of property is being made and no obligation is being incurred in connection with the Spin-Off or the transactions contemplated thereby with the intent to hinder, delay or defraud either present or future creditors of Neurotrope or

SpinCo. In connection with the transactions contemplated hereby, SpinCo has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.
4.20   Operating Liabilities After Spin-Off.   Immediately after giving effect to the Spin-Off and the transactions contemplated thereby, except as set forth on Part 4.20 of the Neurotrope Disclosure Schedule and pursuant to the terms of the Tax Matters Agreement between Neurotrope and SpinCo (the “Tax Matters Agreement”), Neurotrope shall have no liabilities relating to SpinCo, whether absolute, accrued, asserted or unasserted, contingent or otherwise.
4.21   Disclosure; Neurotrope Information.   The information relating to Neurotrope or its Subsidiaries to be supplied by or on behalf of Neurotrope for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement will not, on the date of filing thereof or the date it is first mailed to Neurotrope stockholders, as applicable, or at the time of the Neurotrope Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. The Registration Statement and the Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by Neurotrope with respect to the information that has been or will be supplied by the Company or any of it Representatives for inclusion in the Registration Statement and the Proxy Statement.
ARTICLE 5.
CONDUCT OF BUSINESS PENDING THE MERGERS
5.1   Conduct of Company Business.   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Metuchen Effective Time (the “Pre-Closing Period”), Company agrees, except to the extent that Neurotrope consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), as set forth on Part 5.1 of the Company Disclosure Schedule, as expressly permitted by this Agreement or by applicable Legal Requirements, to carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, consistent with past practice, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement, without obtaining the written consent of Neurotrope, which shall not be unreasonably withheld (and in which event, if Neurotrope has not objected in writing to any request for consent within three (3) calendar days of its receipt thereof, such consent shall be deemed irrevocably granted), Company will not, and will not permit its Subsidiaries to, do any of the following:
(a)   amend or otherwise change its certificate of formation or limited liability company agreement, or otherwise alter its company structure through merger, liquidation, reorganization or otherwise;
(b)   issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any membership interests of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any membership interests, or any other ownership interest (including, without limitation, any phantom interest), except for the issuance of Company Units issuable in connection with the conversion of indebtedness or of preferred units;
(c)   redeem, repurchase or otherwise acquire, directly or indirectly, any Company Units (other than pursuant a repurchase right in favor of the Company with respect to unvested shares at no more than cost);
(d)   incur any Indebtedness or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an Encumbrance over any assets;

(e)   (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its membership interests, except that a wholly owned Subsidiary may declare and pay a dividend to its parent; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its membership interests or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries (except pursuant to any Contract to which any Metuchen Company is a party as of the date of this Agreement), or propose to do any of the foregoing;
(f)   accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under this Agreement or as may be required by applicable Legal Requirements;
(g)   sell, assign, transfer, license, sublicense or otherwise dispose of any Company IP Rights;
(h)   (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets, in each case with an individual value in excess of $75,000; (ii) enter into or amend any material terms of any Company Contract or grant any release or relinquishment of any material rights under any Company Contract, with new obligations or losses of rights in excess of $75,000; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $75,000, taken as a whole or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1(h);
(i)   forgive any loans to any Person, including its employees, officers, directors or Affiliates;
(j)   take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;
(k)   (i) increase the wages, salary, commissions, fringe benefits or other compensation or remuneration payable or to become payable to its directors, officers, employees or consultants; (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer, employee or consultant; (iii) establish, adopt, enter into, or amend any Employee Benefit Plan, except, in each of the subsections (i)  – (iii) for bonus awards in the ordinary course of business consistent with past practice or bonus awards contingent upon the completion of the Transactions or payments, including any severance, termination or change of control payments, in compliance with any such agreements or plans existing as of the date of this Agreement and the plans, agreements or terms of which were made available to the Neurotrope prior to the date hereof, or except as required by Legal Requirements;
(l)   hire any directors, officers, employees or consultants or terminate any directors or officers, except in each case, in the ordinary course of business and in a manner consistent with past practice;
(m)   make or change any material Tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations for any assessment of any Tax;
(n)   pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice;
(o)   otherwise take any actions other than in the ordinary course of business consistent with past practice;
(p)   enter into any material partnership arrangements, joint development agreements or strategic alliances;
(q)   initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration, in each case where the Company and its

Subsidiaries are claiming, or would be reasonably likely to receive or become obligated for a liability, of more than $75,000 individually;
(r)   except to the extent expressly permitted by this Agreement, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Mergers, or the other Transactions; or
(s)   after the Working Capital Calculation is finalized pursuant to Section 1.8, incur any Liabilities or otherwise take any actions other than, in each case, in the ordinary course of business or in connection with the transactions contemplated by this Agreement;
(t)   take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (s) above.
5.2   Conduct of Neurotrope Business.   During the Pre-Closing Period, Neurotrope agrees, except to the extent that Company consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), as set forth on Part 5.2 of the Company Disclosure Schedule, as expressly permitted by this Agreement, in connection with the Spin-Off (effected in compliance with the provisions of Section 6.26, including, without limitation, transferring, and causing SpinCo to accept, the Excess Cash, in connection with the implementation of any alternative structures resulting in only the Neurotrope stockholders of record prior to the Neurotrope Effective Time receiving any interest in the Spin-Off (to the extent the Spin-Off is not consummated prior to, or concurrently with, the Neurotrope Effective Time) or by applicable Legal Requirements, to carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, preserve its relationships with key customers, suppliers, distributors, licensors, licensees and others with which it has business dealings. In addition, without limiting the foregoing, other than as set forth on Part 5.2 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, without obtaining the written consent of Company, which shall not be unreasonably withheld, conditioned or delayed (and in which event, if Company has not objected in writing to any request for consent within three (3) calendar days of its receipt thereof, such consent shall be deemed irrevocably granted), Neurotrope will not, and will not permit its Subsidiaries to, do any of the following:
(a)   amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise, or form any subsidiary;
(b)   issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), other than the issuance of shares of common stock issuable pursuant to employee stock options under currently existing employee stock option plans or pursuant to currently outstanding warrants, as the case may be, which options, warrants or rights, as the case may be, are outstanding on the date hereof) to the extent such issuances comply with all applicable Legal Requirements; provided, however, that Neurotrope shall be permitted to issue new warrants or amend the terms of its existing warrants for the purpose of inducing the holders of existing warrants to amend or exercise such warrants, and it being understood and agreed that at the Closing, eighty percent (80%) of the gross proceeds from any exercises of warrants with an exercise price of not greater than One Dollar and Sixty-Five Cents ($1.65) between the date of this Agreement and the Closing shall be retained by Neurotrope and twenty percent (20%) of such gross proceeds shall be disbursed to SpinCo in connection with the Spin-Off; provided, further, however, that Neurotrope shall be entitled to grant up to 600,000 options to current officers and directors of Neurotrope and to provide that such options shall not expire at Closing and shall remain exercisable for one year after the termination of such officer’s or director’s relationship with Neurotrope; provided, further, that any such warrants issued or amended or any options issued under this Section 5.2(b) shall not be issued or amended, as applicable, without the prior review and consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed;

(c)   redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Neurotrope Capital Stock;
(d)   incur any Indebtedness or sell, pledge, dispose of or create an Encumbrance over any assets (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, and (ii) dispositions of obsolete or worthless assets);
(e)   accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under any Neurotrope Stock Option Plan, Contract or this Agreement or as may be required by applicable Legal Requirements; provided, however, that Neurotrope shall be permitted to accelerate the vesting of all outstanding options at the Closing, provided, further, however, that Neurotrope shall be entitled to amend the terms of currently outstanding options to provide for the continued exercisability of such options for a period of one year following termination of employment or service as a director;
(f)   (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries (except pursuant to any Contract to which any Neurotrope Company is a party as of the date of this Agreement), or propose to do any of the foregoing;
(g)   sell, assign, transfer, license, sublicense or otherwise dispose of any Neurotrope IP Rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);
(h)   (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets, or allow any material property or assets to become subject to any Encumbrance; (ii) enter into or amend any material terms of any Neurotrope Contract (other than solely to decrease any payment obligation of the Neurotrope Company) or grant any release or relinquishment of any material rights under any Neurotrope Contract, with new obligations or losses of rights in excess of $75,000 in the aggregate; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $75,000, taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.2(h);
(i)   forgive any loans to any Person, including its employees, officers, directors or Affiliates;
(j)   (i) increase the wages, salary, commissions, fringe benefits or other compensation or remuneration payable or to become payable to its directors, officers, employees or consultants; (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer, employee or consultant; (iii) establish, adopt, enter into, or amend any Employee Benefit Plan, except, in each of the subsections (i)  – (iii) for bonus awards in the ordinary course of business consistent with past practice or bonus awards contingent upon the completion of the Transactions or payments, including any severance, termination or change of control payments, in compliance with any such agreements or plans existing as of the date of this Agreement and the plans, agreements or terms of which were made available to the Company prior to the date hereof, or except as required by Legal Requirements;
(k)   hire any directors, officers, employees or consultants or terminate any directors or officers, except in each case, in the ordinary course of business and in a manner consistent with past practice;
(l)   take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;
(m)   make or change any material Tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations for any assessment of any Tax;

(n)   pay, discharge, satisfy, modify or renegotiate any claims or Liabilities, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the financial statements of Company, or payments, discharges or satisfactions made in the ordinary course of business and consistent with past practice;
(o)   enter into any material partnership arrangements, joint development agreements or strategic alliances;
(p)   accelerate the collection of, or otherwise modify Neurotrope’s customary accounting or treatment of, any receivables outside the ordinary course of business consistent with past practice,
(q)   initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration, in each case where Neurotrope is claiming, or would be reasonably likely to receive or become obligated for a liability, of more than $75,000 individually;
(r)   dispose of any assets or otherwise take any actions other than in the ordinary course of business consistent with past practice;
(s)   [Reserved];
(t)   enter into or amend or modify any Neurotrope Contract or any lease with respect to material real estate or any other Contract or lease that, if in effect as of the date hereof would constitute a Neurotrope Contract or lease with respect to material real estate hereunder; or
(u)   except to the extent expressly permitted by this Agreement, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Mergers, or the other Transactions;
(v)   take, or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through 5.2(u) above.
ARTICLE 6.
ADDITIONAL AGREEMENTS
6.1   Registration Statement; Proxy Statement.
(a)   As promptly as practicable after the date of this Agreement, and in any event no later than forty-five (45) days following the date of this Agreement, the Parties shall prepare, and Parent shall cause to be filed with the SEC, the Registration Statement, in which the Proxy Statement will be included as a prospectus.
(b)   Each of the Company and Neurotrope shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Mergers and the other transactions contemplated hereby, which shall include their respective reasonable best efforts to cause to be delivered to each other consents from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act. Each of Neurotrope and the Company will cause the Proxy Statement to be mailed to their respective stockholders and unitholders as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. Neurotrope and the Company shall also take any action required to be taken under any applicable state or provincial securities Legal Requirements in connection with the issuance and reservation of shares of Parent Common Stock and Parent Preferred Stock in the Mergers, and Neurotrope and the Company shall furnish all information concerning themselves and their respective stockholders and unitholders as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement will be made by Parent without the prior consent of Neurotrope and the Company (which, in either case, shall not be unreasonably withheld, conditioned or delayed) and without providing the other party a reasonable opportunity to review and comment thereon. Neurotrope or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Parent Common Stock or Parent Preferred Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Times any information relating to Neurotrope or the Company, or any of their respective affiliates, officers or directors, is discovered by Neurotrope or the Company which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Neurotrope and the unitholders of the Company.
(c)   Prior to the Effective Times, Neurotrope and the Company shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock and Parent Preferred Stock to be issued in the Mergers (to the extent required) shall be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Company Units or Neurotrope Capital Stock has an address of record on the applicable record date for determining the holders of (i) Company Units entitled to notice of and to vote pursuant to the Preferred Members Consent and (ii) Neurotrope Capital stock entitled to notice of and to vote at the Neurotrope Stockholders Meeting; provided, however, that Parent shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction
(d)   Each of Neurotrope and the Company shall reasonably cooperate with Parent and provide, and require its Representatives, advisors, accountants and attorneys to provide, Parent and its Representatives, advisors, accountants and attorneys, with all true, correct and complete information regarding Neurotrope and the Company, as the case may be, that is required by law to be included in the Proxy Statement or Registration Statement or reasonably requested to be included in the Proxy Statement or Registration Statement. The information provided by either Neurotrope or the Company to be included in the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(e)   If required by applicable Legal Requirements and the respective organizational documents of the Merger Subs, each Merger Sub will promptly after the execution of this Agreement and in any event no later than 11:59 p.m. (Eastern Time) on the date of this Agreement, submit this Agreement to such Merger Sub’s stockholder or member, as the case may be, for the purpose of approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Metuchen Merger, in the case of Merger Sub 1, and the Neurotrope Merger, in the case of Merger Sub 2, by written consent (each a “Merger Sub Approval”), and each Merger Sub shall use its commercially reasonable efforts to obtain its Merger Sub Approval as promptly as reasonably practicable after the execution of this Agreement and in any event no later than 11:59 p.m. (Eastern) on the date of this Agreement.
(f)   Each Merger Sub agrees that: (i) its board of directors or managers, as applicable, shall unanimously recommend that its sole stockholder or sole member, as the case may be, vote to adopt and approve (or consent in writing to the adoption and approval of) this Agreement and the Metuchen Merger, in the case of Merger Sub 1, and the Neurotrope Merger, in the case of Merger Sub 2, and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 6.1(e).
6.2   Preferred Members Consent; Company Board Approval.
(a)   Concurrently with the execution of this Agreement, the Company has obtained and provided to Neurotrope the resolutions of the board of the Company adopting this Agreement and approving the

Mergers, and all other Transactions, and acknowledging that the approval given thereby is irrevocable (the “Company Board Approval”).
(b)   As promptly as practicable, and in any event within five (5) Business Days, following the date that the Registration Statement is declared effective (the “Company Vote Deadline”), the Company shall obtain the Preferred Members Consent for purposes of (i) adopting this Agreement and approving the Metuchen Merger, and all other Transactions, (ii) acknowledging that by its approval of the Metuchen Merger it is not entitled to appraisal rights with respect to its Company Units in connection with the Metuchen Merger and thereby waives any rights to receive payment of the fair value of its Company Units under Delaware Law (collectively, the “Company Member Matters”). Under no circumstances shall the Company assert that any other approval or consent is necessary by its members to approve this Agreement and the Transactions.
(c)   Company agrees that the Company Board Approval shall not be withdrawn or modified in a manner adverse to Neurotrope, and no resolution by the board of managers of Company or any committee thereof to withdraw or modify the Company Board Approval in a manner adverse to Neurotrope shall be adopted or proposed.
(d)   Promptly following the receipt of the Preferred Members Consent, the Company shall prepare and mail a notice (the “Member Notice”) to every member of the Company. The Member Notice shall (i) be a statement to the effect that the Company Board determined that the Metuchen Merger is in the best interests of the members of the Company and approved and adopted this Agreement, the Metuchen Merger and the other Transactions, and (ii) provide the members of the Company to whom it is sent with notice of the actions taken in the Preferred Members Consent, including the adoption and approval of this Agreement, the Metuchen Merger and the other Transactions. All materials (including any amendments thereto) submitted to the members of the Company in accordance with this Section 6.2(d) shall be subject to Neurotrope’s advance review and reasonable approval.
6.3   Neurotrope Stockholders’ Meeting.
(a)   Neurotrope shall (i) take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Neurotrope Capital Stock (such meeting, the “Neurotrope Stockholders’ Meeting”) to vote on the Neurotrope Merger (the “Neurotrope Stockholder Approval Matter”) and (ii) mail to Neurotrope Stockholders as of the record date established for the Neurotrope Stockholders’ Meeting, the Registration Statement and the Proxy Statement. The Neurotrope Stockholders’ Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in any event no later than forty-five (45) days after the effective date of the Registration Statement (as extended pursuant to any adjournment or postponement permitted below, the “Neurotrope Vote Deadline”). Neurotrope shall take reasonable measures to ensure that all proxies solicited in connection with the Neurotrope Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained herein, if on a date preceding the date on which or the date on which the Neurotrope Stockholders’ Meeting is scheduled, Neurotrope reasonably believes that (A) it will not receive proxies sufficient to obtain the Neurotrope Stockholder Approval, whether or not a quorum would be present or (B) it will not have sufficient shares of Neurotrope Capital Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Neurotrope Stockholders’ Meeting, Neurotrope may, in its sole discretion, postpone or adjourn, or make one or more successive postponements or adjournments of, the Neurotrope Stockholders’ Meeting as long as the date of the Neurotrope Stockholders’ Meeting is not postponed or adjourned more than an aggregate of sixty (60) calendar days in connection with any postponements or adjournments in reliance on the preceding sentence.
(b)   Neurotrope agrees that, subject to Section 5.3(c): (i) the Neurotrope Board shall recommend that the holders of Neurotrope Capital Stock vote to approve the Neurotrope Stockholder Approval Matter and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.3(a) above; (ii) the Proxy Statement shall include a statement to the effect that the Neurotrope Board recommends that Neurotrope’s stockholders vote to approve the Neurotrope Stockholder Approval Matter (the recommendation of Neurotrope Board that Neurotrope’s stockholders vote to approve the Neurotrope Stockholder Approval Matter being referred to as the “Neurotrope Board Recommendation”); (iii) the Neurotrope Board Recommendation shall not be withdrawn or modified in a manner adverse to Company, and no resolution by the Neurotrope Board or any committee thereof to withdraw or modify the

Neurotrope Board Recommendation in a manner adverse to Company shall be adopted or proposed; and (iv) Neurotrope shall use its reasonable best efforts to obtain from its stockholders the Neurotrope Stockholder Approval, including by soliciting proxies in favor thereof.
(c)   Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the approval of the Neurotrope Stockholder Approval Matter by the Neurotrope Stockholder Approval, the Neurotrope Board Recommendation may be withdrawn or modified (a “Neurotrope Change in Recommendation”) if the Neurotrope Board concludes in good faith, after having consulted with Neurotrope’s outside legal counsel and financial advisors, that as a result of Neurotrope’s receipt of an Acquisition Proposal that did not result from a violation of Section 6.13 that constitutes a Superior Offer, and the withdrawal or modification of the Neurotrope Board Recommendation is required in order for the Neurotrope Board to comply with its fiduciary obligations to Neurotrope’s stockholders under applicable Legal Requirements; provided, however, that prior to Neurotrope taking any action permitted under this Section 6.3(c), Neurotrope shall provide Company with four (4) Business Days’ prior written notice advising the Company that it intends to effect such withdrawal or modification to the Neurotrope Board Recommendation and specifying, in reasonable detail, the reasons therefor (including, in the case of an Acquisition Proposal, the information required by Section 6.13(b) and during such four (4) Business Day period, (i) Neurotrope shall negotiate, and cause its Representatives to negotiate, with Company in good faith (to the extent Company wishes to negotiate) to enable Company to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for Neurotrope Board to effect such withdrawal or modification, and (ii) Neurotrope shall consider in good faith any proposal by Company to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect such withdrawal or change of the Neurotrope Board Recommendation.
(d)   Notwithstanding the occurrence of any Neurotrope Change in Recommendation, Neurotrope shall nonetheless submit this Agreement to the Neurotrope Stockholders for adoption at the Neurotrope Stockholders Meeting unless this Agreement is terminated in accordance with Article VIII prior to the Neurotrope Stockholders Meeting.
(e)   Nothing contained in this Agreement shall prohibit Neurotrope or its board of directors from (i) taking and disclosing to the stockholders of Neurotrope a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act) or (ii) making a “stop, look and listen” communication to the stockholders of Neurotrope pursuant to Rule 14d-9(f) under the Exchange Act, in each case provided Neurotrope has otherwise complied with the terms of this Section 6.3, provided, however, that any disclosure made by Neurotrope or its board of directors pursuant to Rules 14d-9 or 14e-2(a) will be limited to a statement that Neurotrope is unable to take a position with respect to the bidder’s tender offer unless the Neurotrope Board determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable Legal Requirements; provided, further, that (A) in the case of each of the foregoing clauses (i) and (ii), any such disclosure or public statement shall be deemed to be a Neurotrope Change in Recommendation subject to the terms and conditions of this Agreement unless the Neurotrope Board reaffirms the Neurotrope Board Recommendation in such disclosure or public statement; and (B) Neurotrope shall not affect a Neurotrope Change in Recommendation unless specifically permitted pursuant to the terms of Section 6.3(c).
6.4   Access to Information; Confidentiality.   During the Pre-Closing Period, and upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject, Company and Neurotrope will each afford to the officers, employees, accountants, counsel and other Representatives of the other party, reasonable access, during the Pre-Closing Period, to all its properties, books, contracts, commitments and records (including, without limitation, Tax records) and, during such period, Company and Neurotrope each will furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each will make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other’s business, properties and personnel as either party may reasonably request; provided, that each of Company and Neurotrope reserves the right to withhold any information if access to such information would be reasonably likely to result in any such party forfeiting attorney-client privilege between it and its counsel with respect to such information, in which event such party shall cause such information to be delivered in a form or summary, including any redactions that may be necessary, so as to provide as much requested information as reasonably practicable while retaining such privilege. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company and Neurotrope will promptly provide the other party with copies of: (a) all material operating and financial reports prepared by Company or Neurotrope (or their respective Representatives), as applicable, for such party’s senior management, including copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports; (b) any written materials or communications sent by or on behalf of such party to its stockholders; (c) any material notice, document or other communication sent by or on behalf of any of such party to any third party to any Company Contract or Neurotrope Contract, as applicable, or sent to Company or Neurotrope by any third party to any Company Contract or Neurotrope Contract, as applicable, (other than any communication that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business and consistent with past practices); (d) any notice, report or other document filed with or sent to any Governmental Body in connection with the Mergers or any of the other Transactions; and (e) any material notice, report or other document received from any Governmental Body. Each party will keep such information confidential in accordance with the terms of the currently effective confidentiality agreement (the “Confidentiality Agreement”) between Neurotrope and Company; provided, that the Company may make disclosure of such information to its stockholders or other third parties as may be reasonably necessary to enable the Company to comply with its obligations under this Agreement, including without limitation under Section 6.2 hereof.
6.5   Filings; Other Actions.   Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Mergers, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file, if any, (a) the notification and report forms required to be filed under the HSR Act and (b) any notification or other document required to be filed in connection with the Mergers under any applicable foreign Legal Requirement relating to antitrust or competition matters. Neurotrope and Company shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.
6.6   Director Indemnification and Insurance.
(a)   From and after the Effective Time, Parent and the Surviving Companies will fulfill and honor in all respects the obligations of Company and Neurotrope which exist prior to the date hereof to indemnify Company’s and Neurotrope’s present and former directors and officers and their heirs, executors and assigns (each, a “D&O Indemnified Party”). The Company directors and officers who become directors and officers of Parent and Parent will enter into Parent’s standard indemnification agreement, which will be in addition to any other contractual rights to indemnification. The organizational documents of the Surviving Companies will contain provisions at least as favorable as the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the applicable organizational documents of Company and Neurotrope, respectively, and the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the organizational documents of Parent, Company and Neurotrope will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Times in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were directors, officers, employees or agents of Parent, Company or Neurotrope, unless such modification is required by Legal Requirements.
(b)   Effective as of the Effective Time, Company may, at Company’s sole expense, secure a “tail” policy on Company’s existing directors and officer’s liability insurance policy for a period of six (6) years.
(c)   Effective as of the Effective Time, Neurotrope will secure a directors and officers liability “tail” policy on Neurotrope’s existing directors and officers for a period of six (6) years.

(d)   This Section 6.6 will survive any termination of this Agreement and the consummation of the Mergers at the Effective Times, is intended to benefit Parent, the Company, the Surviving Companies, Neurotrope and the D&O Indemnified Parties, and will be binding on all successors and assigns of Parent and the Surviving Companies.
6.7   Notification of Certain Matters.
(a)   Company will give prompt notice to Neurotrope, and Neurotrope will give prompt notice to Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate such that the conditions set forth in Section 7.2(a) or Section 7.3(a), as applicable, would fail to be satisfied as of the Closing; (ii) any failure of Company or Neurotrope, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions set forth in Section 7.2(b) or Section 7.3(b), as applicable, would fail to be satisfied as of the Closing and (iii) whether any holder of shares of Neurotrope Capital Stock or any security or other right convertible into or exercisable for shares of Neurotrope Capital Stock has made any demand or request for the repurchase of any such share, security or right; provided, however, that the delivery of any notice pursuant to this Section 6.7 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
(b)   Each of Company and Neurotrope will give prompt notice to the other of: (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Mergers or other Transactions; (ii) any notice or other communication from any Governmental Body in connection with the Mergers or other Transactions; (iii) any litigation relating to or involving or otherwise affecting Company or Neurotrope that relates to the Mergers or other Transactions; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under a Company Contract; and (v) any change that would be considered reasonably likely to result in a Company Material Adverse Effect or Neurotrope Material Adverse Effect.
6.8   Stockholder and Member Litigation.   From and after the date of this Agreement until the earlier of the Effective Times or the date, if any, on which this Agreement is terminated pursuant to Article VIII, Neurotrope shall promptly notify Company of any litigation brought, or threatened, against Neurotrope and/or members of the board of directors of Neurotrope or any of its officers relating to the Transactions or otherwise and shall keep Company informed on a reasonably current basis with respect to the status thereof. From and after the date of this Agreement until the earlier of the Effective Times or the date, if any, on which this Agreement is terminated pursuant to Article VIII, Company shall promptly notify Neurotrope of any litigation brought, or threatened, against Company and/or members of the Company Board or any of its officers relating to the Transactions or otherwise and shall keep Neurotrope informed on a reasonably current basis with respect to the status thereof. Each Party shall give the other Party the right to review and comment on all material filings or responses to be made by such Party in connection with the foregoing and, no settlement shall be agreed to in connection with the foregoing without the other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
6.9   Public Announcements.   Neurotrope and Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Mergers or this Agreement and will not issue any such press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding this Agreement and/or the Transactions without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided, however, that, on the advice of legal counsel, Neurotrope may comply with any SEC requirements under the Securities Act or Exchange Act which requires any disclosure, without the consent or review of Company.
6.10   Conveyance Taxes.   Parent, Neurotrope and Company will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Effective Time.
6.11   Board of Directors and Officers of Parent.
(a)   Parent will take all actions necessary to cause the board of directors of Parent, immediately after the Effective Time, to consist of up to nine (9) directors, of which four (4) directors shall be designated by

Neurotrope and shall include Josh Silverman, Bruce Bernstein, Charles Ryan and Ivan Gergel, and up to five (5) directors who shall be designated by the Company in the Proxy Statement. Prior to the mailing of the Proxy Statement, Neurotrope shall provide executed resignation letters (effective as of the Effective Time) for all members of the board of directors who will no longer be members of the board of directors of Neurotrope effective immediately after the Effective Time; provided, however, the parties acknowledge that so long as Parent remains a public reporting company, the board of directors of Parent will continue to satisfy applicable securities laws, including, without limitation, maintaining an independent audit committee, and the nominations by Company and Neurotrope hereunder will allow Parent to comply with such applicable Legal Requirements. Each member of the board of directors of Parent shall enter into an indemnification agreement with Parent, on a form to be determined by the Parties, within fifteen (15) days of their appointment.
(b)   The parties hereby agree that Charles Ryan shall be appointed as the Chief Executive Officer of Parent following the Effective Times.
6.12   Non-Solicitation by Company.
(a)   Beginning on the date hereof and continuing until the earlier of the Metuchen Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VIII, the Company will not and will not authorize or permit any of its Subsidiaries or any Representative of Company or its Subsidiaries, directly or indirectly, to, (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding Company or its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Transaction (other than an Acceptable Company Confidentiality Agreement); provided, however, that prior to the adoption of this Agreement by the Preferred Members Consent, this Section 6.12(a) will not prohibit Company from furnishing nonpublic information regarding Company and its Subsidiaries to, entering into discussions with, any Person in response to any bona fide written Acquisition Proposal that, after consultation with a financial advisor and outside legal counsel, Company’s board of directors determines in good faith is, or would reasonably be expected to result in, a Company Superior Offer (and is not withdrawn) if (1) such Acquisition Proposal did not result from a breach of this Section 6.12(a); (2) the Company Board concludes in good faith, after having taken into account the advice of its outside legal counsel, that, in light of such Acquisition Proposal and the terms of this Agreement, failure to take such action would result in a breach of its fiduciary obligations to Company’s stockholders under applicable Legal Requirements; (3) at least two (2) Business Days prior to furnishing any such information to, or entering into discussions with, such Person, Neurotrope gives Company written notice of the identity of such Person, the terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) made thereby and of Company’s intention to furnish information to, or enter into discussions with, such Person, and Company receives from such Person an executed confidentiality agreement on terms no less favorable to Company than the confidentiality agreement between Neurotrope and Company and containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Company as well as customary “standstill” provisions (an, “Acceptable Company Confidentiality Agreement”) and (4) substantially contemporaneous with furnishing any such information to such Person, Company furnishes such nonpublic information to Neurotrope (to the extent such nonpublic information has not been previously furnished by Company to Parent). Without limiting the generality of the foregoing, Company acknowledges and agrees that in the event any Representative of Company (or its Subsidiaries), whether or not such Representative is purporting to act on behalf of Company (or its Subsidiaries), takes any action that, if taken by Company (or its Subsidiaries), would constitute a breach of this Section 6.12, the taking of such action by such Representative will be deemed to constitute a breach of this Section 6.12 by Neurotrope for purposes of this Agreement.
(b)   Company will promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Neurotrope orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to Company or its Subsidiaries (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, the material terms thereof and copies of any written material submitted therewith) that is made or submitted by any Person during the Pre-Closing Period. Company will keep Neurotrope informed on a prompt basis in all material respects with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto and shall deliver copies of any written material submitted therewith.
(c)   Company will immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal and will promptly request from each person that has executed a confidentiality agreement in connection with its consideration of making an Acquisition Proposal prior to the date hereof to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning the Company or any of its Subsidiaries and promptly terminate all physical and electronic data access previously granted to such person.
6.13   Non-Solicitation by Neurotrope.
(a)   Beginning on the date hereof and continuing until the earlier of the Neurotrope Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VIII, Neurotrope will not and will not authorize or permit any of its Subsidiaries or any Representative of Neurotrope or its Subsidiaries, directly or indirectly, to, (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any nonpublic information regarding Neurotrope or its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Transaction (other than an Acceptable Neurotrope Confidentiality Agreement); provided, however, that prior to the adoption of this Agreement by the Neurotrope Stockholder Approval, this Section 6.13(a) will not prohibit Neurotrope from furnishing nonpublic information regarding Neurotrope and its Subsidiaries to, entering into discussions with, any Person in response to any bona fide written Acquisition Proposal that, after consultation with a financial advisor and outside legal counsel, the Neurotrope Board determines in good faith is, or would reasonably be expected to result in, a Neurotrope Superior Offer (and is not withdrawn) if (1) such Acquisition Proposal did not result from a breach of this Section 6.13(a); (2) the Neurotrope Board concludes in good faith, after having taken into account the advice of its outside legal counsel, that, in light of such Acquisition Proposal and the terms of this Agreement, failure to take such action would result in a breach of its fiduciary obligations to Neurotrope’s stockholders under applicable Legal Requirements; (3) at least two (2) Business Days prior to furnishing any such information to, or entering into discussions with, such Person, Neurotrope gives Company written notice of the identity of such Person, the terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) made thereby and of Neurotrope’s intention to furnish information to, or enter into discussions with, such Person, and Neurotrope receives from such Person an executed confidentiality agreement on terms no less favorable to Neurotrope than the confidentiality agreement between Neurotrope and Company and containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Neurotrope as well as customary “standstill” provisions (an, “Acceptable Neurotrope Confidentiality Agreement”) and (4) substantially contemporaneous with furnishing any such information to such Person, Neurotrope furnishes such nonpublic information to Company (to the extent such nonpublic information has not been previously furnished by Neurotrope to Company). Without limiting the generality of the foregoing, Neurotrope acknowledges and agrees that in the event any Representative of Neurotrope (or its Subsidiaries), whether or not such Representative is purporting to act on behalf of Neurotrope (or its Subsidiaries), takes any action that, if taken by Neurotrope (or its Subsidiaries), would constitute a breach of this Section 6.13, the taking of such action by such Representative will be deemed to constitute a breach of this Section 6.13 by Neurotrope for purposes of this Agreement.
(b)   Neurotrope will promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Company orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to Neurotrope or its Subsidiaries (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, the material terms thereof and copies of any written material submitted therewith) that is made or submitted by any Person during the Pre-Closing Period. Neurotrope will keep Company informed on a prompt basis in all material respects with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto and shall deliver copies of any written material submitted therewith.
(c)   Neurotrope will immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal and will promptly request from each person that has executed a confidentiality agreement in connection with its consideration of making an Acquisition Proposal prior to the date hereof to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning Company or any of its Subsidiaries and promptly terminate all physical and electronic data access previously granted to such person.
6.14   Section 16 Matters.   Subject to the following sentence, prior to the Effective Times, Parent, Neurotrope and Company will take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each Person (including any director by deputization) who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act. At least thirty (30) days prior to the Closing Date, Company will furnish the following information to Neurotrope for each Person who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Neurotrope: (a) the number of Company Units held by such Person and expected to be exchanged for shares of Parent Common Stock pursuant to the Metuchen Merger and (b) the number of other derivative securities (if any) with respect to Company Units held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Mergers.
6.15   [Reserved]
6.16   [Reserved]
6.17   Parent S-8 Registration Statement.   Parent shall file with the SEC, promptly following the Effective Times, a registration statement on Form S-8, if available, for use by Parent, relating to the shares of Parent Common Stock issuable with respect to Neurotrope Options assumed by Parent in accordance with Section 2.3.
6.18   Parent Warrants.   If required by any applicable Neurotrope Warrant, promptly after the date of this Agreement, and in any event within twenty (20) Business Days before the Neurotrope Effective Time, Neurotrope shall deliver notice to the holders of such Neurotrope Warrants with respect to the Transactions and the rights of the holders thereof in connection therewith, subject to the review and approval of Company (not to be unreasonably withheld, conditioned or delayed).
6.19   Metuchen Allocation Certificate; Indebtedness; Invoices; Parent Certificate.
(a)   Company will prepare and deliver to Neurotrope at least two (2) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer and Secretary of Company in a form reasonably acceptable to Neurotrope which sets forth (i) a true and complete list of the Company Members immediately prior to the Metuchen Effective Time and the number and type of Company Units owned by each such Company Member and (ii) the allocation of the Metuchen Merger Consideration among the Company Members pursuant to the Metuchen Merger (the “Metuchen Allocation Certificate”).
(b)   At least five (5) Business Days prior to the Closing Date, Neurotrope shall, to the extent applicable, deliver to Company an accurate and complete copy of: one or more payoff letters, each dated no more than five (5) Business Days prior to the Closing Date, with respect to all outstanding Indebtedness of Neurotrope, to: (A) satisfy such Indebtedness as of the Closing; and (B) terminate and release any

Encumbrances related thereto; and (ii) Neurotrope Invoices with respect to all Transaction Costs estimated to be due and payable by Neurotrope as of the Closing Date.
(c)   Neurotrope will prepare and deliver to Company at least five (5) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer and Secretary of Neurotrope in a form reasonably acceptable to Company which sets forth the calculation of Neurotrope Closing Cash and Neurotrope Closing Liabilities, together, in each case, with reasonable supporting detail (the “Neurotrope Closing Certificate”), which Neurotrope Closing Certificate shall be subject to the reasonable review and approval of Company. Following delivery of the Neurotrope Closing Certificate until the Closing, Company and its accountants shall, upon reasonable notice and during normal business hours, be permitted to discuss with Neurotrope and its accountants the calculation of Neurotrope Closing Cash and Neurotrope Closing Liabilities and shall be provided complete and accurate copies of, and have reasonable access, upon reasonable notice at reasonable times during normal business hours, to the work papers and supporting records of Neurotrope and its accountants so as to allow Company and its accountants to verify the accuracy of the Neurotrope Closing Cash.
6.20   Employees; Employee Benefit Matters.
(a)   Effective as of immediately prior to the Closing, at Company’s request, Neurotrope shall terminate, in compliance with applicable Legal Requirements, the employment of any employee of Neurotrope as requested by Company. Neurotrope shall be responsible for the payment of all final payments, wages, salary and benefits and other remuneration, including, any severance, bonus, accrued vacation, payment in lieu of notice period and vacation pay or other payments or amounts due to such employees, whether under Legal Requirements or Contract with respect to their services as employees of Neurotrope and the termination of their employment, and all such payments shall be made to each such employee prior to the Closing and be considered Transaction Costs.
(b)   For purposes of vesting, eligibility to participate, and level of benefits under the benefit plans, programs, contracts or arrangements of Parent or any of its Subsidiaries (including, following the Closing, the Company and its Subsidiaries and Neurotrope and its Subsidiaries) providing benefits to any Continuing Employee after the Closing (the “Post-Closing Plans”), each employee who continues to be employed by Neurotrope, the Company or any of their respective Subsidiaries immediately following the Closing (“Continuing Employees”) shall be credited with his or her years of service with Neurotrope, Company or any of their respective Subsidiaries and their respective predecessors; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical and/or vision benefits to a Continuing Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents to the extent and unless such conditions would have been waived or satisfied under the employee benefit plan whose coverage is being replaced under the Post-Closing Plan, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of such plan year in which coverage is replaced with coverage under a Post-Closing Plan to be taken into account under such Post-Closing Plan with respect to the plan year in which participation in such Post-Closing Plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year as if such amounts had been paid in accordance with such Post-Closing Plan.
6.21   Company Disclosure Schedule; Neurotrope Disclosure Schedules.   Each of Company and Neurotrope may in its discretion, for informational purposes only, supplement the information set forth on the Company Disclosure Schedule or Neurotrope Disclosure Schedule, as applicable, with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or Neurotrope Disclosure Schedule, as applicable, on the date of this Agreement or that is necessary to correct any information in the Company Disclosure Schedule or Neurotrope Disclosure Schedule, as applicable, which has been rendered inaccurate thereby promptly following discovery thereof. Any such amended or supplemented disclosure shall not be deemed to modify the representations and warranties of Company, Parent for purposes of Sections 7.2(a) and 7.3(a) of this Agreement.

6.22   Tax Matters.   Notwithstanding anything herein to the contrary, none of Neurotrope, the Company, Parent or the Merger Subs shall take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Mergers from qualifying as a contribution governed by Section 351 of the Code. Prior to the Effective Times, Neurotrope and the Company shall use their commercially reasonable efforts, and shall cause their respective Subsidiaries to use their commercially reasonable efforts, to take or cause to be taken any action necessary for the Mergers to qualify as a contribution governed by Section 351 of the Code. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a). Each of Neurotrope and the Company shall report the Mergers as a contribution governed by Section 351 of the Code in which no gain or loss is recognized by Neurotrope, its stockholders, the holders of Company Units, the Company, Parent or Merger Sub, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
6.23   Lock-up Agreements.   During the Pre-Closing Period, Company shall deliver a Company Lock-up Agreement to each of the Company Members and shall use its commercially reasonable efforts to cause its Company Members to enter into such Company Lock-up Agreement.
6.24   Listing.   Parent shall use its commercially reasonable efforts, (a) to the extent required by the rules and regulations of Nasdaq, to prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance) and (b) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Times. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. The Company and Neurotrope will cooperate with Parent as reasonably requested by Parent with respect to the Nasdaq Listing Application and promptly furnish to Parent all information concerning the Company and its members or Neurotrope and its stockholders, as applicable, that may be required or reasonably requested in connection with any action contemplated by this Section 6.24.
6.25   Company Financial Statements.   Within thirty (30) calendar days following the date of this Agreement, Company will furnish to Neurotrope unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Proxy Statement or Registration Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”). The Company Interim Financial Statements will be suitable for inclusion in the Proxy Statement or Registration Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Interim Financial Statements.
6.26   Further Assurances.   Prior to the Effective Time, the Parties will exercise their reasonable best efforts to cause to be satisfied those conditions set forth under Article VII. At and after the Effective Times, the officers and directors of the applicable Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the applicable Surviving Company, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Neurotrope, as the case may be, any other actions and things to vest, perfect, or confirm of record or otherwise in the applicable Surviving Company any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company or Neurotrope, as the case may be, acquired or to be acquired by the applicable Surviving Company as a result of, or in connection with, the Mergers.
(a)   Spin-Off Transaction.   During the Pre-Closing Period, Neurotrope shall use commercially reasonable efforts to consummate the Spin-Off, the record date for which shall be prior to the consummation of the Mergers and the payment date for which shall be as soon as commercially reasonable after the consummation of the Mergers, in each case, in accordance with applicable Legal Requirements, including, without limitation, transferring, and causing SpinCo to accept, the Excess Cash. Neurotrope shall provide the Company a reasonable opportunity to review all documents and agreements related to the Spin-Off. Prior to effecting the Spin-Off, Neurotrope shall (a) seek and obtain written agreements in form and substance reasonably acceptable to Company from all counterparties to any Contracts entered into by Neurotrope that are assigned or transferred to SpinCo in connection with the Spin-Off releasing Neurotrope from any and all liabilities and obligations under such Contracts, (b) provide evidence reasonably satisfactory to Company that no material Tax will arise to Neurotrope as a result of the Spin-Off and (c) deliver to Company a schedule setting forth the list of Contracts and other assets and all related liabilities and obligations to be transferred to SpinCo in connection with the Spin-Off.
ARTICLE 7.
CONDITIONS TO THE MERGERS
7.1   Conditions To Obligation Of Each Party To Effect The Mergers.   The respective obligations of each party to effect the Mergers will be subject to the satisfaction at or prior to the applicable Effective Time of the following conditions:
(a)   No Injunctions or Restraints; Illegality.   No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers will be in effect, nor will any proceeding brought by any administrative agency or commission or other Governmental Body or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there will not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers, which makes the consummation of the Mergers illegal.
(b)   Effectiveness of Registration Statement.   The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement.
(c)   Governmental Approvals.   Any waiting period applicable to the consummation of the Mergers under the HSR Act will have expired or been terminated.
(d)   Company and Neurotrope Approvals.   This Agreement will have been duly adopted and the Mergers will have been duly approved by the Preferred Members Consent and Company Board Approval, and the Neurotrope Stockholder Approval Matter will have been duly adopted and approved by the Neurotrope Stockholder Approval.
(e)   Stock Exchange Listing.   The shares of Parent Common Stock to be issued in the Mergers shall have been approved for listing on the Nasdaq, subject to official notice of issuance.
7.2   Additional Conditions to Obligations of Neurotrope.   The obligations of Neurotrope to effect the Mergers is also subject to the following conditions:
(a)   Representations and Warranties.   The representations and warranties of Company (i) that constitute the Company Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) contained in this Agreement (other than the Company Fundamental Representations) will be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct as of such date), except for those inaccuracies that, individually or in the aggregate, do not constitute a Company Material Adverse Effect; provided, however, for purposes of this clause (ii), all “Company Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Company contained in this Agreement will be disregarded. Neurotrope will have received a certificate to such effect signed by an officer of Company.

(b)   Agreements and Covenants.   Company will have performed or complied with in all material respects its agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Times. Neurotrope will have received a certificate to such effect signed by an officer of Company.
(c)   Officer’s Certificate.   Neurotrope shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of Company certifying (i) that the conditions set forth in Sections 7.2(a), (b) and (d) have been duly satisfied and (ii) that the information set forth in the Metuchen Allocation Certificate delivered by Company in accordance with Section 6.19(a) is true and accurate in all respects as of the Closing Date.
(d)   Company Material Adverse Effect.   Since the date of this Agreement, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of Company or any Subsidiary of Company having, individually or in the aggregate, a Company Material Adverse Effect.
(e)   Partnership FIRPTA Certificate.   Neurotrope will have received from Company applicable FIRPTA documentation, consisting of a certificate in accordance with the requirements of Section 1.1445-11T(d)(2)(i) of the Treasury Regulations, dated as of the Closing Date and executed on behalf of the Company, in substantially the form of Exhibit D attached hereto.
(f)   Metuchen Allocation Certificate.   The Chief Financial Officer of Company will have executed and delivered to Neurotrope the Metuchen Allocation Certificate.
(g)   Lock-up Agreements.   The Lock-up Agreements executed by each of the Company Lock-up Signatories and each executive officer and director of the Company who is elected or appointed, as applicable, as an executive officer and director of Parent as of immediately following the Closing shall be in full force and effect.
(h)   Company Board of Managers Resignation Letters.   Neurotrope will have received a duly executed copy of a resignation letter from each of the resigning members of the board of managers of Company and each of its Subsidiaries contemplated by Section 6.11, pursuant to which each such person will resign as a member of the board of managers of Company immediately following the Effective Time.
(i)   Juggernaut Backstop Agreement.   The Juggernaut Backstop Agreement shall be in full force and effect and Juggernaut shall have complied in all respects with its duties and obligations thereunder.
(j)   JCP Notes and other Indebtedness.   Immediately prior to the Effective Time, the JCP Notes and any other Indebtedness between the Company and any of its Affiliates shall have been converted into Company Common Units.
(k)   Company Warrants.   Immediately prior to the Effective Time, all outstanding Company Warrants shall have been exercised in exchange for Common Units of the Company.
(l)   Company Working Capital.   Company Working Capital as of the Closing shall be greater than or equal to $0, or, if less than $0, Juggernaut shall have complied in all respects with its duties and obligations under the Juggernaut Backstop Agreement.
7.3   Additional Conditions to Obligations Of Company.   The obligation of Company to effect the Mergers is also subject to the following conditions:
(a)   Representations and Warranties.   The representations and warranties of Neurotrope (i) set forth in Sections 4.2 (Capital Structure) and 4.3 (Authority; Non-Contravention; Approvals) will be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date) and (ii) contained in this Agreement (other than those set forth in Sections 4.2 (Capital Structure) and 4.3 (Authority; Non-Contravention; Approvals)) will be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct as of such date), except for those inaccuracies that, individually or in the aggregate, do not constitute and would not reasonably be expected to constitute a Neurotrope Material Adverse Effect; provided, however, for purposes of this clause (ii), all “Neurotrope Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Neurotrope contained in this Agreement will be disregarded. Company will have received a certificate to such effect signed by an officer of Neurotrope.
(b)   Agreements and Covenants.   Neurotrope will have performed or complied with in all material respects its agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time. Company will have received a certificate to such effect signed by an officer of Neurotrope.
(c)   Officer’s Certificate.   Company shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of Neurotrope certifying (i) that the conditions set forth in Sections 7.3(a), (b) and (d) have been duly satisfied and (ii) that the information set forth in the Neurotrope Certificate delivered by Neurotrope in accordance with Section 6.19(c) is true and accurate in all respects as of the Closing Date.
(d)   Neurotrope Material Adverse Effect.   Since the date of this Agreement, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of Neurotrope or any Subsidiary of Neurotrope having, individually or in the aggregate, a Neurotrope Material Adverse Effect, that is continuing.
(e)   Neurotrope Board of Directors Resignation Letters.   Company will have received a duly executed copy of a resignation letter from each of the resigning members of the board of directors of Neurotrope contemplated by Section 6.11 and each of the Neurotrope Subsidiaries, as applicable, pursuant to which each such person will resign as a member of the board of directors of Neurotrope immediately following the Effective Time.
(f)   Neurotrope Certificate.   The Chief Financial Officer of Neurotrope will have executed and delivered to Company the Neurotrope Closing Certificate.
(g)   Lock-Up Agreements.   The Lock-up Agreements executed by each of the Neurotrope Lock-up Signatories and each executive officer and director of Neurotrope who is elected or appointed, as applicable, as an executive officer and director of Neurotrope as of immediately following the Closing, each of which shall be in full force and effect.
(h)   Neurotrope Invoices.   Company will have received written acknowledgements pursuant to which Neurotrope’s outside legal counsel and any financial advisor, accountant or other Person who performed services for or on behalf of Neurotrope, or who is otherwise entitled to any compensation from Neurotrope that in each case is owed Transaction Costs from Neurotrope: (i) the total amount of Transaction Costs that are payable to such Person; and (ii) that, upon receipt of the amount referred to in clause “(i)” above, such party will have been paid in full and is not (and will not be) owed any other Transaction Costs (collectively, the “Neurotrope Invoices”).
(i)   Employee Matters.   Company will have received evidence reasonably satisfactory to it as to compliance by Neurotrope with the provisions of Section 6.20(a).
(j)   Transfer Agent Instructions.   Parent shall have delivered irrevocable instructions to the Exchange Agent to effect the exchanges set forth in Article II hereof.
(k)   Execution of a Registration Rights Agreement.   Parent and Juggernaut shall have executed a Registration Rights Agreement in substantially the form attached hereto as Exhibit F.
(l)   Spin-Off Transaction.   The Spin-Off Transaction shall have been duly approved by the Neurotrope, and all conditions precedent to the consummation of the Spin-Off, other than the effectiveness of the Mergers, shall have been satisfied.

(m)   FIRPTA Notice and Certificate.   Company will have received from Neurotrope applicable FIRPTA documentation, consisting of (i) a notice to the IRS, in accordance with the requirements of Section 1.897-2(h)(2) of the Treasury Regulations, dated as of the Closing Date and executed by Neurotrope, together with written authorization for Parent to deliver such notice form to the IRS on behalf of Neurotrope after the Closing, and (ii) a FIRPTA Notification Letter, in substantially the form of Exhibit K attached hereto, dated as of the Closing Date and executed by Neurotrope.
ARTICLE 8.
TERMINATION
8.1   Termination.   This Agreement may be terminated and the Mergers may be abandoned, at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of Company and Neurotrope:
(a)   by mutual written consent of Company and Neurotrope duly authorized by each of their respective boards of directors and managers, as applicable;
(b)   by either Neurotrope or Company if the Mergers have not been consummated by the End Date (provided that the right to terminate this Agreement under this Section 8.1(b) will not be available to any party whose failure to fulfill any obligation under this Agreement has been a primary cause of the failure of the Mergers to occur on or before such date); provided, however, in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is sixty (60) days prior to the End Date, then Neurotrope shall be entitled to extend the End Date for an additional sixty (60) days;
(c)   by either Neurotrope or Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission will have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers;
(d)   by Neurotrope if the Preferred Members Consent shall not have been obtained by the Company Vote Deadline; provided, however, that once the Preferred Members Consent has been obtained, Neurotrope may not terminate this Agreement pursuant to this Section 8.1(d);
(e)   by Company if the Neurotrope Stockholder Approval shall not have been obtained by the Neurotrope Vote Deadline; provided, however, that once the Neurotrope Stockholder Approval has been obtained, Company may not terminate this Agreement pursuant to this Section 8.1(e); provided, further, that the right to terminate this Agreement under this Section 8.1(e) will not be available if Company’s failure to fulfill any obligation under this Agreement has been a primary cause of the failure of the Neurotrope Stockholder Approval to be obtained at or before such time;
(f)   by either Neurotrope or Company, if the Neurotrope Stockholder’s Meeting shall have been held (subject to any adjournment or postponement permitted by Section 6.3(a)) and the Neurotrope Stockholder Approval contemplated by this Agreement will not have been obtained thereat (provided that the right to terminate this Agreement under this Section 8.1(f) will not be available to any party whose failure to fulfill any obligation under this Agreement has been a primary cause of the failure of the Neurotrope Stockholder Approval to be obtained thereat);
(g)   by Company if the Neurotrope Board has effected a Neurotrope Change in Recommendation;
(h)   by Neurotrope upon breach of any of the representations, warranties, covenants or agreements on the part of Company set forth in this Agreement, or if any representation or warranty of Company will have become inaccurate, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided, however, if such breach or inaccuracy is curable by Company, then this Agreement will not terminate pursuant to this Section 8.1(h) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) Business Day following the date of written notice given by Neurotrope to Company of such breach or inaccuracy and its intention to terminate the agreement pursuant to this Section 8.1(h);

provided, further that no termination may be made pursuant to this Section 8.1(h) solely as a result of the failure of Company to obtain the Preferred Members Consent (in which case such termination must be made pursuant to Section 8.1(d));
(i)   by Company upon breach of any of the representations, warranties, covenants or agreements on the part of Neurotrope set forth in this Agreement, or if any representation or warranty of Neurotrope will have become inaccurate, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided, however, if such breach or inaccuracy is curable by Neurotrope, then this Agreement will not terminate pursuant to this Section 8.1(i) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) Business Day following the date of written notice given by Company to Neurotrope of such breach or inaccuracy and its intention to terminate the agreement pursuant to this Section 8.1(i); provided, further, that no termination may be made pursuant to this Section 8.1(i) solely as a result of the failure of Neurotrope to obtain the Neurotrope Stockholder Approval (in which case such termination must be made pursuant to Section 8.1(e)); or
(j)   by Neurotrope in connection with Neurotrope entering into a definitive agreement to effect a Neurotrope Superior Offer.
8.2   Effect Of Termination.   In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will forthwith become void and there will be no liability on the part of any party hereto or any of its Affiliates, directors, officers or stockholders except (i) as set forth in Sections 8.2, and Article IX hereof and (ii) for any liability for any willful breach of any representation, warranty, covenant or obligation contained in this Agreement (for purposes of this Section 8.2, a “willful breach” is an act or omission with the actual knowledge that such act or omission would cause a breach of this Agreement). No termination of this Agreement will affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations will, in addition to this Article VIII and Article IX, survive termination of this Agreement in accordance with its terms.
8.3   Expenses; Termination Fees.
(a)   Except as set forth in this Section 8.3 or specifically set forth elsewhere in this Agreement, all Transaction Costs shall be paid by the Party incurring such expenses, whether or not the Mergers are consummated, provided, however, that Neurotrope and the Company shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the filings by the Parties under any filing requirement under the HSR Act and any foreign antitrust law applicable to this Agreement and the transactions contemplated hereby; provided, further however, that Neurotrope and the Company shall also share equally all fees and expenses incurred in relation to the printing and filing with the SEC of the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC.
(b)   If this Agreement is terminated by Neurotrope pursuant to Section 8.1(d) or Section 8.1(h) (solely as a result of a failure by the Company to satisfy the closing condition set forth in Section 7.2(i)), then Company shall pay to Neurotrope an amount equal to (i) $1,000,000 plus (ii) all reasonable out-of-pocket fees and expenses incurred by Neurotrope in connection with this Agreement and the Transactions incurred by Neurotrope, by wire transfer of same-day funds within ten (10) Business Days following the date on which Neurotrope submits to the Company true and correct copies of reasonable documentation supporting such expenses (the “Company Termination Fee”), plus any amount payable to Neurotrope pursuant to Section 8.3(e).
(c)   If this Agreement is terminated by Company pursuant to Section 8.1(g) or Section 8.1(j), then Neurotrope shall pay to Company an amount equal to (i) $1,000,000 plus (ii) all reasonable out-of-pocket fees and expenses incurred by the Company in connection with this Agreement and the Transactions incurred by the Company, by wire transfer of same-day funds within ten (10) Business Days following the date on which the Company submits to Neurotrope true and correct copies of reasonable documentation supporting such expenses (the “Neurotrope Termination Fee”), plus any amount payable to the Company pursuant to Section 8.3(e).

(d)   If this Agreement is terminated by Company pursuant to Section 8.1(e), then Neurotrope shall reimburse the Company for all reasonable out-of-pocket fees and expenses incurred by the Company in connection with this Agreement and the Transactions, by wire transfer of same-day funds within ten (10) Business Days following the date on which the Company submits to Neurotrope true and correct copies of reasonable documentation supporting such Third Party Expenses.
(e)   If either Party fails to pay when due any amount payable by it under this Section 8.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 8.3 and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.
ARTICLE 9.
GENERAL PROVISIONS
9.1   Notices.   Any notice or other communication required or permitted to be delivered to any party under this Agreement will be in writing and will be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email before 11:59 p.m. (recipient’s time), when transmitted; (c) if sent by email on a day other than a Business Day, or if sent by email after 11:59 p.m. (recipient’s time), on the Business Day following the date when transmitted; (d) if sent by registered, certified or first class mail, the third (3rd) Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto):
(a)
If to Neurotrope or Merger Sub 2:

Neurotrope, Inc.
1185 Avenue of the Americas, 3rd Floor
New York, New York
Attn: Charles Ryan
Email: cryan@neurotrope.com
With a copy to:
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, NY 10017
Attn: Kenneth Koch
Email: krkoch@mintz.com
Attn: Daniel Bagliebter
Email: dabagliebter@mintz.com
(b)
If to Company, Parent or Merger Sub 1:
Metuchen Pharmaceuticals LLC
200 U.S. 9, Ste 500
Manalapan Township, NJ 07726
Attn: Greg Ford
Email: gford@metuchenpharma.com

With a copy to:
Morgan, Lewis & Bockius LLP
1111 Pennsylvania Avenue, NW
Washington, DC 20004
Attn: Andrew M. Ray
Email: andrew.ray@morganlewis.com
and a copy to:
Juggernaut Capital Partners
5301 Wisconsin Avenue NW, Suite 570
Washington, DC 20015
Attn: John Shulman
Email: jshulman@juggernautcap.com
9.2   Amendment.   This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Times; provided, however, that, after approval of the Mergers by the Preferred Members Consent or the Neurotrope Stockholder Approval, as applicable, no amendment may be made which by Legal Requirements requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
9.3   Headings.   The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
9.4   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.
9.5   Entire Agreement.   This Agreement constitutes the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.
9.6   Successors and Assigns.   This Agreement will be binding upon: (a) Parent and its successors and assigns (if any); (b) Company and its successors and assigns (if any); (c) Neurotrope and its successors and assigns (if any); (d) Merger Sub 1 and its successors and assigns (if any); (e) Merger Sub 2 and its successors and assigns (if any); and (f) the Company Members. This Agreement will inure to the benefit of: (i) Parent; (ii) Company; (iii) Neurotrope; (iv) Merger Sub 1; (v) Merger Sub 2; (vi) the other Neurotrope Indemnified Persons; and (vii) the respective successors and assigns (if any) of the foregoing. No party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto.
9.7   Parties In Interest.   This Agreement will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, expressed or implied, is intended to or will confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.6 (which is intended to be for the benefit of the parties indemnified thereby and may be enforced by such parties); provided, that SpinCo shall be deemed to be a successor of Neurotrope for purposes of this Section 9.7.
9.8   Waiver.   No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. At any time prior to the Effective Times, any party hereto may, with respect to any other party hereto, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound.
9.9   Remedies Cumulative; Specific Performance.   All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. Each party to this Agreement agrees that, in the event of any breach or threatened breach by the other party of any covenant, obligation or other provision set forth in this Agreement: (a) such party will be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such party will not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.
9.10   Governing Law; Venue; Waiver of Jury Trial.
(a)   This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
(b)   Any action, suit or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement will be brought or otherwise commenced exclusively in the Court of Chancery of the State of Delaware or, if jurisdiction over the matter is vested exclusively in the federal courts, the United States District Court for the Southern District of Delaware. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of such court (and each appellate court therefrom) in connection with any such action, suit or Legal Proceeding; (ii) agrees that such court will be deemed to be a convenient forum and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or Legal Proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or Legal Proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
(c)   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.
9.11   Counterparts and Exchanges by Electronic Transmission or Facsimile.   This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts and by facsimile or electronic (i.e., PDF) transmission, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.
9.12   Attorney Fees.   In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit will be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
9.13   Cooperation.   In further of, and not in limitation of, any other provision of this Agreement, each party hereto agrees to cooperate fully with the other parties hereto and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties hereto to evidence or reflect the Transactions and to carry out the intent and purposes of this Agreement.
9.14   Non-Survival of Representations, Warranties.   The representations and warranties of the Company and Neurotrope contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Times, and only the covenants that by their terms survive the Effective Times and this Article IX shall survive the Effective Times.

9.15   Construction.
(a)   References to “cash,” “dollars” or “$” are to U.S. dollars.
(b)   For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders.
(c)   The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.
(d)   As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”
(e)   Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.
(f)   Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.
(g)   The term “knowledge of Company”, and all variations thereof, will mean the actual knowledge of John Shulman, Greg Ford, Keith Lavan and Fady Boctor, and the knowledge such persons would reasonably be expected to have after making reasonable inquiry of their direct reports who are responsible for the subject matter of the particular representation or warranty. The term “knowledge of Neurotrope”, and all variations thereof, will mean the actual knowledge of Josh Silverman, Charles Ryan and Bob Weinstein, and the knowledge such persons would reasonably be expected to have after making reasonable inquiry of their direct reports who are responsible for the subject matter of the particular representation or warranty.
(h)   Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York are authorized or obligated by Legal Requirements to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed as of the date first written above.
PETROS PHARMACEUTICALS, INC.
/s/ John Shulman

By: John Shulman
Its: Chief Executive Officer
PM MERGER SUB 1, LLC
/s/ John Shulman

By: John Shulman
Its: Authorized Officer
PN MERGER SUB 2, INC.
/s/ John Shulman

By: John Shulman
Its: Chief Executive Officer
NEUROTROPE, INC
/s/ Charles S. Ryan

By: Charles S. Ryan
Its: Chief Executive Officer
METUCHEN PHARMACEUTICALS LLC
By:
/s/ John Shulman

Its: Authorized Person
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
CERTAIN DEFINITIONS
For purposes of the Agreement (including this Exhibit A):
“Accounts Payable” means all trade accounts payable of the Company occurred in the ordinary course of business and consistent with past practice.
“Accounts Receivable” means in respect of the Company, all trade accounts and notes receivable and other rights to payment from customers and all security for such accounts or rights to payment.
“Acquisition Proposal” means any offer, proposal or indication of interest contemplating or which would reasonably be interpreted to be lead to the contemplation of an Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of transactions involving:
(a)   any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Company (or its Subsidiaries) or Neurotrope (or its Subsidiaries) is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than twenty percent (20%) of the outstanding securities of any class of voting securities of Company (or its Subsidiaries) or Neurotrope (or its Subsidiaries), or (iii) in which Company (or its Subsidiaries) or Neurotrope (or its Subsidiaries) issues securities representing more than twenty percent (20%) of the outstanding securities of any class of voting securities of any such Entity (other than as contemplated under this Agreement);
(b)   any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for twenty percent (20%) or more of the consolidated net revenues, net income or assets of Company (or its Subsidiaries) or Neurotrope (or its Subsidiaries); or
(c)   any liquidation or dissolution of any of Company (or its Subsidiaries) or Neurotrope (or its Subsidiaries)
provided, that Acquisition Transaction shall not include the Transactions, including, without limitation, the Spin-Off.
“Affiliates” mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.
“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by applicable Legal Requirements to close.
“COBRA” means the health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and the regulations thereunder or any state Legal Requirement governing health care coverage extension or continuation.
“Company Common Units” means the membership units designed as “Common Units” as set forth in the operating agreement of the Company.
“Company Disclosure Schedule” means the disclosure schedule in agreed form that has been delivered by Company to Neurotrope on the date of this Agreement.
“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.1 (Organization and Qualification; Charter Documents), 3.2 (Capital Structure), 3.3 (Authority; Non-Contravention; Approvals), 3.8 (Intellectual Property), 3.11 (Brokers’ And Finders’ Fees) and 3.13 (Title to Assets; Real Property).
“Company IP Rights” shall mean all Intellectual Property owned, licensed, or controlled by the Company or its Subsidiaries that is necessary for or used in the operation of the business of the Company and its Subsidiaries as presently conducted.

“Company IP Rights Agreement” shall mean any instrument or agreement governing, related to or pertaining to any Company IP Rights.
“Company Material Adverse Effect” means any effect, change, event or circumstance (an “Effect”) that (a) has or would reasonably be expected to have a material adverse effect on the business, financial condition, operations or results of operations of the Metuchen Companies taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: Effects resulting from (i) conditions generally affecting the industries in which the Metuchen Companies operate (ii) changes generally affecting the United States or global economy or capital markets as a whole; (iii) any natural disaster or any acts of terrorism, sabotage, military action or war, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any escalation or worsening thereof; or (iv) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements, and with respect to items (i)  – (iv), only to the extent that, individually or in the aggregate, such Effects do not have a disproportionate impact on the Metuchen Companies taken as a whole; or (b) prevents the Company from consummating the Mergers.
“Company Members” mean the holders of Company Units issued and outstanding immediately prior to the Effective Time.
“Company Option” means an option to purchase Company Units.
“Company Outstanding Units” means the (a) the Company Units outstanding immediately prior to the Metuchen Effective Time (assuming the conversion of (i) the Company Preferred Units into Company Common Units and (ii) the JCP Notes into Company Common Units, in each case, immediately prior to the Metuchen Effective Time) and (b) the Company Units that, immediately prior to the Metuchen Effective Time, are issuable upon exercise of Company Options (whether or not vested or currently exercisable) and Company Warrants.
“Company Preferred Units” means the membership units designed as “Preferred Units” as set forth in the operating agreement of the Company.
“Company Registered IP” shall mean all Company IP Rights that are owned by the Company that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.
“Company Superior Offer” means an unsolicited, bona fide written Acquisition Proposal (with all references to twenty percent (20%) in the definition of Acquisition Proposal being treated as references to fifty percent (50%) for these purposes) made by a third party that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement and (b) the terms of which the Company Board determines, in its reasonable judgment after consulting in good faith with an independent financial advisor and its outside legal counsel, to be more favorable to its stockholders from a financial point of view than the terms of the Mergers, as well as the likelihood of the consummation thereof, which consideration shall include whether any financing is or may be required to consummate the transaction contemplated by such proposal, and whether such financing is committed and is reasonably capable of being obtained by the applicable offeror.
“Company Units” means the Company Common Units and Company Preferred Units reflecting membership interests of the Company.
“Company Voting Agreement Signatories” means those Persons set forth on Schedule B identified as Company Voting Agreement Signatories.
“Company Warrant” means a warrant to purchase Company Units.
“Consent” means any approval, consent, ratification, permission, waiver or authorization.
“Contract” means any written agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase Order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Copyrights” mean all copyrights and copyrightable works (including without limitation databases and other compilations of information, mask works and semiconductor chip rights), including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works and all registrations and rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright.
“Deferred Purchase Price” has the meaning set forth in the definition of Indebtedness.
“Effect” has the meaning set forth in the definition of Company Material Adverse Effect.
“Employee Benefit Plan” means each plan, program, policy, contract, agreement or other arrangement providing for retirement, pension, deferred compensation, severance, separation pay, relocation benefits, termination pay, performance awards, bonus compensation, incentive compensation, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, or other employee benefits, whether written or unwritten, including each “voluntary employees’ beneficiary association” under Section 501(c)(9) of the Code and each “employee benefit plan” within the meaning of Section 3(3) of ERISA, in each case, for active, retired or former employees, directors or consultants.
“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For the avoidance of doubt, Encumbrance does not include Out-Licenses.
“End Date” means the date that is six (6) months after the date of this Agreement.
“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with any Person within the meaning of Section 414 of the Code.
“Excess Cash” shall mean cash held by Neurotrope in excess of the sum of (i) Twenty Million Dollars ($20,000,000) plus (ii) the amount of gross proceeds to be retained by Neurotrope from any exercises of Neurotrope Warrants as set forth in Section 5.2(b); provided, however, that if any Neurotrope Warrants are exercised during the Pre-Closing Period, the proceeds of such exercised Neurotrope Warrants which would be retained by Parent and not distributed to SpinCo will be used to pay the Transaction Costs contemplated by this Agreement or reimburse either Neurotrope or the Company, as the case may be, for any Transaction Costs contemplated by this Agreement that have been paid prior to the Closing. To the extent that the proceeds of any Neurotrope Warrants exercised during the Pre-Closing Period, if any, are inadequate to cover the aggregate Transaction Costs of each of Neurotrope and the Company, the balance of the unpaid Transaction Costs shall be borne fifty percent (50%) via a reduction in the Twenty Million Dollars ($20,000,000) be retained by Parent and fifty percent (50%) via a reduction in the amount that would otherwise be distributed to SpinCo.
“Excluded Contracts” means (i) any non-exclusive Contract concerning “off-the-shelf” or similar computer software that is available on commercially reasonable terms, (ii) standard non-disclosure, confidentiality and material transfer Contracts granting non-exclusive rights to IP Rights and entered into in the Ordinary Course of Business, (iii) Contracts that have expired on their own terms or were terminated and for which there are no material outstanding obligations, and (v) purchase orders and associated terms and conditions for which the underlying goods or services have been delivered or received.
“FDA” means the United States Food and Drug Administration.
“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, regulatory agency, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means (i) all obligations for borrowed money and advancement of funds; (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, contracts or arrangements (whether or not convertible), (iii) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments, but excluding any such obligations to the extent there is cash being held by a third party in escrow exclusively for purposes of satisfying such obligations) (“Deferred Purchase Price”); (iv) all obligations arising out of any financial hedging, swap or similar arrangements; (v) all obligations as lessee that would be required to be capitalized in accordance with GAAP, whether or not recorded; (vi) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction; (vii) interest payable with respect to Indebtedness referred to in clause (i) through (vi), and (viii) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of such Person that would arise (whether or not then due and payable) if all such items under clauses (i) through (vii) were prepaid, extinguished, unwound and settled in full as of such specified date. For purposes of determining the Deferred Purchase Price obligations as of a specified date, such obligations shall be deemed to be the maximum amount of Deferred Purchase Price owing as of such specified date (whether or not then due and payable) or potentially owing at a future date.
“Intellectual Property” shall mean (a) United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, and (d) software, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not.
“JCP Notes” shall mean all Indebtedness between the Company and Juggernaut (and any of its Affiliates), including, without limitation, (a) that certain Subordinated Promissory Note dated as of January 31, 2020, by and between the Company and Juggernaut, (b) that certain Subordinated Promissory Note dated as of April 1, 2020, by and between the Company and Juggernaut and (c) that certain Subordinated Promissory Note dated as of April 22, 2020, by and between the Company and Juggernaut.
“Juggernaut” means JCP III SM AIV, L.P. and its Affiliates.
“Juggernaut Backstop Agreement” means that certain backstop agreement substantially in the form attached hereto as Exhibit G, as the same may be amended, restated, or otherwise modified from time to time in accordance with its terms.
“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirements” mean any federal, state, local, municipal, foreign or other law, statute, constitution, controlling principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
“Lock-up Agreement Signatories” means those Persons set forth on Schedule A.
“Metuchen Companies” mean Company and its direct and indirect Subsidiaries.
“Nasdaq” means The Nasdaq Capital Market.
“Neurotrope Capital Stock” means Neurotrope Common Stock and Neurotrope Preferred Stock.
“Neurotrope Closing Cash” means Neurotrope’s cash on hand immediately prior to the Neurotrope Effective Time.
“Neurotrope Closing Liabilities” means Neurotrope’s liabilities immediately prior to the Neurotrope Effective Time.
“Neurotrope Companies” means Neurotrope and its direct and indirect Subsidiaries.
“Neurotrope Disclosure Schedule” means the disclosure schedule that has been delivered by Neurotrope to Company on the date of this Agreement.
“Neurotrope IP Rights” means all Intellectual Property owned, licensed, or controlled by Neurotrope or its Subsidiaries that is necessary for or used in the operation of the business of Neurotrope as anticipated to be conducted following the Closing.
“Neurotrope Material Adverse Effect” means any Effect that, considered together with all other Effects, (a) has a material adverse effect on the business, financial condition, operations or results of operations of Neurotrope and its Subsidiaries (excluding SpinCo) taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has occurred, a Neurotrope Material Adverse Effect: Effects resulting (i) from conditions generally affecting the industries in which Neurotrope participates; (ii) changes generally affecting the United States or global economy or capital markets as a whole; (iii) changes in the trading price or trading volume of Neurotrope Common Stock (it being understood, however, that any Effect causing or contributing to such changes in the trading price or trading volume of Neurotrope Common Stock may if not otherwise to be disregarded pursuant to a different subclause of this definition, constitute a Neurotrope Material Adverse Effect and may be taken into account in determining whether a Neurotrope Material Adverse Effect has occurred); (iv) any natural disaster or any acts of terrorism, sabotage, military action or war, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any escalation or worsening thereof; and (v) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements, and with respect to items (i), (ii), (iv) and (v), only to the extent that, individually or in the aggregate, such Effects do not have a disproportionate impact on the Neurotrope Companies taken as a whole; or (b) prevents Neurotrope from consummating the Neurotrope Merger.
“Neurotrope Stock Option Plans” mean the Neurotrope, Inc. 2017 Equity Incentive Plan, as amended, and the Neurotrope, Inc. 2013 Equity Incentive Plan.
“Neurotrope Superior Offer” means an unsolicited, bona fide written Acquisition Proposal (with all references to twenty percent (20%) in the definition of Acquisition Proposal being treated as references to fifty percent (50%) for these purposes) made by a third party that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement and (b) the terms of which the Neurotrope Board determines, in its reasonable judgment after consulting in good faith with an independent financial advisor and its outside legal counsel, to be more favorable to its stockholders from a financial point of view than the terms of the Mergers, as well as the likelihood of the consummation thereof, which consideration shall include whether any financing is or may be required to consummate the transaction contemplated by such proposal, and whether such financing is committed and is reasonably capable of being obtained by the applicable offeror.

“Neurotrope Transactions” means the Neurotrope Merger and the Spin-Off.
“Neurotrope Voting Agreement Signatories” means those Persons set forth on Schedule B identified as Neurotrope Voting Agreement Signatories.
“Neurotrope Warrant” means any warrant to purchase shares of Neurotrope Capital Stock.
“Order” means any order, writ, injunction, judgment or decree.
“Permitted Encumbrances” means (i) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in good faith by appropriate Legal Proceedings or that may thereafter be paid without penalty; (ii) statutory Liens of landlords or lessors under rental agreements for amounts not delinquent, (iii) mechanics’, carriers’, warehousemen’s, workers’, repairers’ and similar Liens imposed by applicable Legal Requirements or arising or incurred in the ordinary course of business consistent with past practice with respect to amounts not yet due and payable or being contested in good faith by appropriate Legal Proceedings; (iv) Liens incurred or deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; and (v) licenses and other similar rights granted and obligations incurred in the ordinary course of business consistent with past practice that are not material to the operation of the applicable business, (vi) Liens or encumbrances of record affecting any owned or leased real property, any matters that would be disclosed by a survey of any owned or leased real property and any zoning, land use, covenants, conditions and restrictions or similar matters affecting any owned or leased real property, in each case that would not be reasonably likely to materially interfere with the present use or occupancy of such real property.
“Person” means any person, Entity, Governmental Body, or group (as defined in Section 13(d)(3) of the Exchange Act).
“Proxy Statement” shall mean the proxy statement to be sent to Company’s stockholders in connection with the approval of this Agreement and the Mergers (by signing the Preferred Members Consent) and to Neurotrope’s stockholders in connection with the Neurotrope Stockholders’ Meeting.
“Registration Statement” shall mean the registration statement on Form S-4 (or any other applicable form under the Securities Act to register Parent Common Stock and Parent Preferred Stock) to be filed with the SEC by Parent registering the public offering and sale of Parent Common Stock and Parent Preferred Stock in connection with the Mergers, as said registration statement may be amended prior to the time it is declared effective by the SEC.
A party’s “Representatives” include each Person that is or becomes (a) a Subsidiary or other controlled Affiliate of such party or (b) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such party or of any such party’s Subsidiaries or other controlled Affiliates.
“SpinCo” means Neurotrope Bioscience, Inc., a Delaware corporation.
An Entity will be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least fifty percent (50%) of the outstanding equity or financial interests of such Entity.
“Tax” and “Taxes” mean any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, escheat, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Transaction Costs” means the aggregate amount of costs and expenses of a Person or any of its Subsidiaries incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Transactions, including (a) any brokerage fees and commissions, finders’ fees or financial advisory fees, any fees and expenses of counsel or accountants payable by such Person or any of its Subsidiaries and any transaction bonuses or similar items in connection with the Transactions, (b) any bonus, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the Transactions) that become due or payable to any director, officer, employee or consultant of such Person in connection with the consummation of the Transactions, (c) any payments to third parties under any Contract to which such Person or its Subsidiaries are a party triggered by the consummation of the Transactions, or any payment or consideration arising under or in relation to obtaining any consents, waivers or approvals of any third party under any Contract to which such Person or its Subsidiaries are a party required to be obtained in connection with the consummation of the Transactions in order for any such Contract to remain in full force and effect following the Closing or resulting from agreed-upon modification or early termination of any such Contract, in each case with respect to the foregoing matters (a)-(c), to the extent unpaid; provided, that Neurotrope and Company shall share equally all out of pocket costs and expenses, other than attorneys’, accountants’ and other similar service provider’s fees and expenses, incurred in relation to (i) the filings by the Parties under any filing requirement under the HSR Act and any foreign antitrust Legal Requirement applicable to this Agreement and the Transactions; (ii) the filing with the SEC of the preliminary and definitive Proxy Statement (including any financial statements and exhibits), including printer fees, and any amendments or supplements thereto, and the printing and delivery of such documents to the Parties’ stockholders; and (iii) any fees incurred in connection with obtaining Nasdaq approval for the Mergers, the name and ticker symbol changes, and the listing of the shares of Parent Common Stock to be issued, to the extent contemplated by this Agreement. For the avoidance of doubt, all fees and costs incurred in connection with the Spin-Off shall be borne by Neurotrope.
“Transactions” means collectively the Company Transactions and the Neurotrope Transactions.
“Unitholder FIRPTA Certificate” shall mean either (a) (i) an IRS Form W-9 and (ii) a duly executed certification pursuant to Treasury Regulation Section 1.1445-2(b) and proposed Treasury Regulation Section 1.1446(f)-2(b)(2) certifying that withholding is not required by reason of the non-foreign status of a holder of Company Units or (b) a duly executed certification pursuant to Treasury Regulation Section 1.1445-2(d)(2) and proposed Treasury Regulation section 1.1446(f)-2(b)(6) certifying that withholding is not required by reason of the operation of a nonrecognition provision of the Code.
“Working Capital” shall mean (i) the Accounts Receivable of the Company, less the Accounts Payable of the Company, plus (ii) cash and cash equivalents of the Company, in each case, as of the Working Capital Determination Time.
Additionally, the following terms have the meanings assigned to such terms in the Sections of this Agreement set forth below opposite such term:
Defined Word	Section of Agreement
“Acceptable Company Confidentiality Agreement”	Section 6.12(a)
“Acceptable Neurotrope Confidentiality Agreement”	Section 6.13(a)
“Accounting Firm”	Section 1.8(e)
“Agreement”	Preamble
“Anticipated Closing Date”	Section 1.8(a)
“Antitrust Laws”	Section 3.3(d)
“Certifications”	Section 4.5(a)

Defined Word	Section of Agreement
“Closing”	Section 1.3
“Closing Date”	Section 1.3
“Code”	Recitals
“Commercialized”	Section 3.9(e)
“Company”	Preamble
“Company Balance Sheet”	Section 3.5(a)
“Company Board”	Recitals
“Company Board Approval”	Section 6.2(a)
“Company Contract”	Section 3.16(b)
“Company Employee Plans”	Section 3.12(a)
“Company Environmental Permits”	Section 3.14(c)
“Company Exchange Ratio”	Section 2.1(b)
“Company Financials”	Section 3.5(a)
“Company Insurance Policies”	Section 3.18(a)
“Company Interim Financial Statements”	Section 6.25
“Company Lookback Date”	Section 3.5(c)
“Company Member Matters”	Section 6.2(b)
“Company Merger Consideration”	Section 2.1(b)
“Company Permits”	Section 3.9(b)
“Company Termination Fee”	Section 8.3(b)
“Company Vote Deadline”	Section 6.2(b)
“Company Voting Agreements”	Recitals
“Confidentiality Agreement”	Section 6.4
“Continuing Employees”	Section 6.20(b)
“DGCL”	Section 1.2(a)
“D&O Indemnified Party”	Section 6.6(a)
“Delaware Law”	Section 1.1(a)
“Delaware Secretary of State”	Section 1.4(a)
“Delivery Date”	Section 1.8(a)
“Dispute Notice”	Section 1.8(b)
“Dissent Rights”	Section 2.6
“Dissenting Shares”	Section 2.6
“Effective Times”	Section 1.4(c)
“Exchange Act”	Section 3.3(d)
“Exchange Agent”	Section 2.2(a)
“Exchange Fund”	Section 2.2(a)
“Foreign Antitrust Laws”	Section 3.3(d)
“GAAP”	Section 5.5(a)
“Hazardous Material”	Section 3.14(a)
“Hazardous Material Activities”	Section 3.14(b)
“knowledge of Company”	Section 9.15(g)
“knowledge of Neurotrope”	Section 9.15(g)
“Liability”	Section 3.5(d)

Defined Word	Section of Agreement
“Lock-up Agreements”	Recitals
“Member Notice”	Section 6.2(d)
“Merger Sub 1”	Preamble
“Merger Sub 2”	Preamble
“Merger Sub Approval”	Section 6.1(e)
“Merger Subs”	Preamble
“Mergers”	Recitals
“Metuchen Allocation Certificate”	Section 6.19(a)
“Metuchen Certificate of Merger”	Section 1.4(a)
“Metuchen Effective Time”	Section 1.4(b)
“Metuchen Merger”	Recitals
“Metuchen Surviving LLC”	Section 1.1(a)
“Nasdaq Listing Application”	Section 6.24
“Neurotrope”	Preamble
“Neurotrope Certificate of Merger”	Section 1.4(a)
“Neurotrope Board”	Recitals
“Neurotrope Board Recommendation”	Section 6.3(b)
“Neurotrope Book-Entry Shares”	Section 2.3(c)
“Neurotrope Certificates”	Section 2.3(c)
“Neurotrope Change in Recommendation”	Section 6.3(c)
“Neurotrope Closing Certificate”	Section 6.19(c)
“Neurotrope Common Book-Entry Shares”	Section 2.3(b)
“Neurotrope Common Certificate”	Section 2.3(b)
“Neurotrope Common Exchange Ratio”	Section 2.3(b)
“Neurotrope Common Merger Consideration”	Section 2.3(b)
“Neurotrope Common Stock”	Section 2.3(a)
“Neurotrope Contract”	Section 4.15(b)
“Neurotrope Effective Time”	Section 1.4(c)
“Neurotrope Employee Plans”	Section 4.12(a)
“Neurotrope Environmental Permits”	Section 5.14(c)
“Neurotrope Financials”	Section 4.5(g)
“Neurotrope Insurance Policies”	Section 4.16(a)
“Neurotrope Lookback Date”	Section 4.5(a)
“Neurotrope Merger”	Recitals
“Neurotrope Merger Consideration”	Section 2.3(c)
“Neurotrope Option”	Section 4.2(b)
“Neurotrope Owned IP Rights”	Section 4.8
“Neurotrope Permits”	Section 4.9(b)
“Neurotrope Preferred Book-Entry Shares”	Section 2.3(c)
“Neurotrope Preferred Certificate”	Section 2.3(c)
“Neurotrope Preferred Exchange Ratio”	Section 2.3(c)
“Neurotrope Preferred Merger Consideration”	Section 2.3(c)
“Neurotrope Preferred Stock”	Section 2.3

Defined Word	Section of Agreement
“Neurotrope SEC Documents”	Section 4.5(a)
“Neurotrope Stock”	Section 2.3
“Neurotrope Stockholder Approval”	Section 4.3(a)
“Neurotrope Stockholder Approval Matter”	Section 6.3(a)
“Neurotrope Stockholders’ Meeting”	Section 6.3(a)
“Neurotrope Surviving Corporation”	Section 1.2(a)
“Neurotrope Termination Fee”	Section 8.3(c)
“Neurotrope Vote Deadline”	Section 6.3(a)
“Neurotrope Voting Agreements”	Recitals
“Parent”	Preamble
“Party” or “Parties”	Preamble
“Post-Closing Plans”	Section 6.20(b)
“Pre-Closing Period”	Section 5.1
“Preferred Members Consent”	Recitals
“Regulatory Authorities”	Section 3.9(i)
“Response Date”	Section 1.8(b)
“Required Company Vote”	Section 3.3(a)
“SEC”	Section 3.3(d)
“SEC Website”	Section 4.5(a)
“Securities Act”	Section 2.3(b)
“Spin-Off”	Recitals
“Surviving Companies”	Section 1.2(a)
“Tax Matters Agreement”	Section 4.20
“Transactions”	Recitals
“Voting Agreements”	Recitals
“Working Capital Calculation”	Section 1.8(a)
“Working Capital Determination Time”	Section 1.8(a)
“Working Capital Schedule”	Section 1.8(a)
“Working Capital Shortfall Amount”	Section 1.8(f)

Exhibit B-1
VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”) is entered into as of May 17, 2020, by and between Metuchen Pharmaceuticals LLC, a Delaware limited liability company (“Company”), and the undersigned (the “Stockholder”).
WHEREAS, as of the date hereof, the Stockholder is the sole record and beneficial owner of and has the sole power to vote (or to direct the voting of) the number of shares of common stock, par value $0.0001 per share (the “Common Shares”) of Neurotrope, Inc. a Nevada corporation (“Neurotrope”), set forth opposite the Stockholder’s name on Schedule I hereto (such Common Shares together with any other shares of Neurotrope (“Shares”) the voting power of which is acquired by such Stockholder during the period from the date hereof through the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the “Subject Shares”);
WHEREAS, Petros Pharmaceuticals, Inc., a Delaware corporation (“Parent”), PM Merger Sub 1, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Merger Sub 1”), PN Merger Sub 2, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub 2”), Company and Neurotrope, are concurrently entering into an agreement and plan of merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”), pursuant to which (i) Merger Sub 1 will be merged with and into the Company (the “Metuchen Merger”) with the Company continuing as the surviving limited liability company and as a wholly owned subsidiary of Parent, and (ii) Merger Sub 2 will be merged with and into Neurotrope (the “Neurotrope Merger” and together with the Metuchen Merger, the “Mergers”) with Neurotrope continuing as the surviving corporation and as a wholly owned subsidiary of Parent;
WHEREAS, the Neurotrope Merger requires the affirmative vote of the holders of (i) a majority in voting power of the outstanding shares of Neurotrope Common Stock (as defined in the Merger Agreement) voting separately as a class and (ii) two-thirds in voting power of the outstanding shares of Neurotrope Preferred Stock (as defined in the Merger Agreement) voting separately as a class, in each case, on the applicable record date;
WHEREAS, as an inducement to Company’s willingness to enter into the Merger Agreement and consummate the transactions contemplated thereby, transactions from which the Stockholder believes it will derive substantial benefits through its ownership interest in Neurotrope, the Stockholder is entering into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1   Capitalized Terms.   For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.
ARTICLE II
VOTING AGREEMENT AND IRREVOCABLE PROXY
SECTION 2.1   Agreement to Vote.   The Stockholder hereby agrees that, during the Voting Period (as defined below), and at any duly called meeting of the stockholders of Neurotrope (or any adjournment or postponement thereof), or in any other circumstances (including action by written consent of stockholders in lieu of a meeting) upon which a vote, adoption or other approval or consent with respect to the adoption of the Merger Agreement or the approval of the Neurotrope Merger and any of the transactions contemplated thereby is sought, the Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, and shall provide a written consent or vote (or cause to be voted), in person or by proxy, all its Subject Shares, in each case (a) in favor of (i) any proposal to adopt and approve or reapprove the Merger Agreement and the other transactions contemplated thereby and (ii) waiving any notice that may have been or may be required relating to the Neurotrope Merger or any of the other transactions contemplated by the Merger Agreement, and (b) against any Acquisition Proposal and any action in furtherance of any such Acquisition Proposal. As used herein, (x) the term “Expiration Time” shall mean the earliest to occur of (A) the Effective Time and (B) the date and time of the valid termination of the Merger Agreement in accordance with its terms, and (y) the term “Voting Period” shall mean such period of time between the date hereof and the Expiration Time.
SECTION 2.2   Grant of Irrevocable Proxy.   The Stockholder hereby appoints Company and any designee of Company, and each of them individually, as the Stockholder’s proxy, with full power of substitution and resubstitution, to vote, in the event the Stockholder shall fail to take any action in accordance with the requirements of Section 2.1 hereof, including by executing written consents, during the Voting Period with respect to any and all of the Subject Shares on the matters and in the manner specified in Section 2.1; provided, however, that such vote shall be restricted to the matters set forth in Section 2.1 and such vote shall be (a) in favor of (i) any proposal to adopt and approve or reapprove the Merger Agreement and the other transactions contemplated thereby and (ii) waiving any notice that may have been or may be required relating to the Neurotrope Merger or any of the other transactions contemplated by the Merger Agreement, and (b) against any Acquisition Proposal and any action in furtherance of any such Acquisition Proposal. The Stockholder shall take all further action or execute such other instruments as may be necessary to effectuate the intent of any such proxy. The Stockholder affirms that the irrevocable proxy given by it hereby with respect to the Merger Agreement and the transactions contemplated thereby is given to Company by the Stockholder to secure the performance of the obligations of the Stockholder under this Agreement. It is agreed that Company (and its officers on behalf of Company) will use the irrevocable proxy that is granted by the Stockholder hereby solely to the extent specified in this Section 2.2 and only in accordance with applicable Legal Requirements and that, to the extent Company (and its officers on behalf of Company) uses such irrevocable proxy, it will only vote (or sign written consents in respect of) the Subject Shares subject to such irrevocable proxy with respect to the matters specified in, and in accordance with the provisions of, Section  2.1.
SECTION 2.3   Nature of Irrevocable Proxy.   The proxy granted pursuant to Section 2.2 to Company by the Stockholder shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies or powers of attorney granted by the Stockholder and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Stockholder with respect thereto. The proxy that may be granted hereunder shall terminate upon the termination of this Agreement, but shall survive the death or incapacity of the Stockholder and any obligation of the Stockholder under this Agreement shall be binding upon the heirs, personal representatives and successors of the Stockholder.
ARTICLE III
COVENANTS
SECTION 3.1   Subject Shares.
(a)   The Stockholder agrees that (i) from the date hereof until the Expiration Time, it shall not, and shall not commit or agree to, without Company’s prior written consent, directly or indirectly, whether by merger, consolidation or otherwise, offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift or by operation of law) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to or permit, a Transfer of, any or all of the Subject Shares or any interest therein; and (ii) during the Voting Period, it shall not, and shall not commit or agree to, without Company’s prior written consent, (A) grant any proxies or powers of attorney with respect to any or all of the Subject Shares or agree to vote (or sign written consents in respect of) the Subject Shares on any matter or divest itself of any voting rights in the Subject Shares, or (B) take any action that would have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement. Notwithstanding the foregoing, the Stockholder may (1)  make transfers or dispositions of the Subject Shares to any member of the immediate family of the Stockholders or to any trust for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder, (2) make transfers or dispositions of the Subject

Shares by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the Stockholder, (3) make transfers of the Subject Shares to stockholders, direct or indirect affiliates (within the meaning set forth in Rule 405 under the Securities Act of 1933, as amended), current or former partners (general or limited), members or managers of the Stockholder, as applicable, or to the estates of any such stockholders, affiliates, partners, members or managers, or to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or is under common control with the Stockholder, (4) make transfers that occur by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, (5) make transfers or dispositions not involving a change in beneficial ownership and (6) if the Stockholder is a trust, make transfers or dispositions to any beneficiary of the Stockholder or the estate of any such beneficiary. The Stockholder agrees that any Transfer of Subject Shares not permitted hereby shall be null and void and that any such prohibited Transfer shall be enjoined. If any voluntary or involuntary transfer of any Subject Shares covered hereby shall occur (including, but not limited to, a sale by the Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect.
(b)   In the event of a stock dividend or distribution, or any change in the Subject Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of Shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction. The Stockholder further agrees that, in the event Stockholder purchases or otherwise acquires beneficial or record ownership of or an interest in, or acquires the right to vote or share in the voting of, any additional Shares, in each case after the execution of this Agreement, the Stockholder shall deliver promptly to Company written notice of such event, which notice shall state the number of additional Shares so acquired. The Stockholder agrees that any such additional Shares shall be subject to the terms of this Agreement, including all covenants, agreements, obligations, representations and warranties set forth herein as if those additional Shares were owned by the Stockholder on the date of this Agreement.
SECTION 3.2   Stockholder’s Capacity.   All agreements and understandings made herein shall be made solely in the Stockholder’s capacity as a holder of the Subject Shares and not in any other capacity.
SECTION 3.3   Other Offers.   Except to the extent Neurotrope is permitted to take such action pursuant to the Merger Agreement, neither the Stockholder (in the Stockholder’s capacity as such), shall, nor shall the Stockholder authorize or permit any of its Representatives to, take any of the following actions: (a)  solicit, initiate, knowingly encourage or knowingly facilitate an Acquisition Proposal, (b) furnish any non-public information regarding Company to any Person in connection with or in response to an Acquisition Proposal, (c) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to, or otherwise knowingly cooperate in any way with any person (or any representative thereof) with respect to, any Acquisition Proposal, (d) approve, endorse or recommend or propose to approve, endorse or recommend, any Acquisition Proposal or (e)  enter into any letter of intent or similar document or any Contract contemplating, approving, endorsing or recommending or proposing to approve, endorse or recommend, any Acquisition Transaction or accepting any Acquisition Proposal; provided, however, that none of the foregoing restrictions shall apply to the Stockholder’s and its Representatives’ interactions with Parent, Neurotrope, Company and its and their respective subsidiaries and representatives. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Representatives of the Stockholder shall be deemed to be a breach of this Section 3.3 by the Stockholder. The Stockholder shall, and shall use reasonable best efforts to cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.
SECTION 3.4   Communications.   The Stockholder hereby (a) consents to and authorizes the publication and disclosure by Parent, Neurotrope, and Company (including in any publicly filed documents relating to the Neurotrope Merger or any transaction contemplated by the Merger Agreement) of: (i) the Stockholder’s identity; (ii) the Stockholder’s beneficial ownership of the Subject Shares; and (iii) the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Parent, Neurotrope, or Company determines to be necessary in any SEC disclosure document in connection with the Merger or any transactions contemplated by the Merger Agreement, and (b) agrees as promptly as practicable to notify Parent, Neurotrope, and Company of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document.
SECTION 3.5   Voting Trusts.   The Stockholder agrees that it will not, nor will it permit any entity under its control to, deposit any of its Subject Shares in a voting trust or subject any of its Subject Shares to any arrangement with respect to the voting of such Subject Shares other than as provided herein.
SECTION 3.6   Waiver of Appraisal Rights.   The Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect (or attempt to exercise, assert or perfect) any rights of appraisal or rights to dissent from the Neurotrope Merger or quasi-appraisal rights that it may at any time have under applicable Legal Requirements. The Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub 1, Merger Sub 2, Neurotrope, Company or any of their respective successors, directors or officers, (a) challenging the validity, binding nature or enforceability of, or seeking to enjoin the operation of, this Agreement or the Merger Agreement, or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation, entry into or consummation of the Merger Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER
The Stockholder hereby represents and warrants to Company as follows:
SECTION 4.1   Due Authorization, etc.   The Stockholder is a natural person, corporation, limited partnership or limited liability company. If Stockholder is a corporation, limited partnership or limited liability company, Stockholder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted. The Stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Stockholder have been duly authorized by all necessary action on the part of the Stockholder and no other proceedings on the part of the Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and (assuming the due authorization, execution and delivery by Company) constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Legal Requirements of general applicability relating to or affecting creditors’ rights and by general equitable principles.
SECTION 4.2   Ownership of Shares.   Schedule  I hereto sets forth opposite the Stockholder’s name the Shares over which the Stockholder has sole record and beneficial ownership as of the date hereof. As of the date hereof, the Stockholder is the lawful owner of the Shares denoted as being owned by the Stockholder on Schedule I hereto, has the sole power to vote or cause to be voted such Shares and has the sole power to dispose of or cause to be disposed such Shares (other than, if Stockholder is a partnership or a limited liability company, the rights and interest of persons and entities that own partnership interests or units in Stockholder under the partnership agreement or operating agreement governing Stockholder and applicable partnership or limited liability company law, or if Stockholder is a married individual and resides in a state with community property laws, the community property interest of his or her spouse to the extent applicable under such community property laws, which spouse hereby consents to this Agreement by executing the spousal consent attached hereto). The Stockholder has, and will at all times up until the Expiration Time have, good and valid title to the Shares denoted as being owned by the Stockholder on Schedule  I hereto, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than (a) those created by this Agreement, or (b) those existing under applicable securities laws.
SECTION 4.3   No Conflicts.   (a) No filing with any Governmental Body, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by the Stockholder and (b) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of the Stockholder, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of the Subject Shares or its assets may be bound or (iii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to impair the Stockholder’s ability to perform its obligations under this Agreement.
SECTION 4.4   Finder’s Fees.   No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub 1, Merger Sub 2, Neurotrope or Company in respect of this Agreement based upon any Contract made by or on behalf of the Stockholder, solely in the Stockholder’s capacity as a stockholder of Neurotrope.
SECTION 4.5   No Litigation.   As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder that would reasonably be expected to impair the ability of the Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.
ARTICLE V
TERMINATION
SECTION 5.1   Termination.   This Agreement shall automatically terminate, and neither Company nor the Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) the Effective Time; or (b) the valid termination of the Merger Agreement in accordance with its terms. The parties acknowledge that, upon termination of this Agreement as permitted under and in accordance with the terms of this Article V, no party to this Agreement shall have the right to recover any claim with respect to any losses suffered by such party in connection with such termination, except that the termination of this Agreement shall not relieve either party to this Agreement from liability for such party’s intentional and material breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of this Article V and Article VI shall survive the termination of this Agreement.
ARTICLE VI
MISCELLANEOUS
SECTION 6.1   Further Actions.   Subject to the terms and conditions set forth in this Agreement, the Stockholder agrees to take any and all actions and to do all things reasonably necessary to effectuate this Agreement.
SECTION 6.2   Fees and Expenses.   Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.
SECTION 6.3   Amendments, Waivers, etc.   This Agreement may not be amended except by an instrument in writing signed by the parties hereto and specifically referencing this Agreement. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.
SECTION 6.4   Notices.   Any notice, request, instruction or other document required to be given hereunder shall be sufficient if in writing, and sent by confirmed electronic mail transmission of a “portable document format” (“.pdf”) attachment (provided that any notice received by electronic mail transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), or hand delivery, addressed as follows:

If to Company, to:
Metuchen Pharmaceuticals LLC
c/o Juggernaut Capital Partners
5301 Wisconsin Avenue NW, Suite 570
Washington, DC 20015
Attn: John Shulman
Email: jshulman@juggernautcap.com
with a copy to (which shall not constitute notice):
Morgan, Lewis & Bockius LLP
1111 Pennsylvania Avenue, NW
Washington, DC 20004
Attn: Andrew M. Ray
Email: andrew.ray@morganlewis.com
If to the Stockholder, to the address or electronic mail address set forth on the signature pages hereto, or to such other person or address as any party shall specify by written notice so given.
SECTION 6.5   Headings.   Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.
SECTION 6.6   Severability.   The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any person or any circumstance, is invalid or unenforceable (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
SECTION 6.7   Entire Agreement; Assignment.   This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that without consent, Company may assign all or any of its rights and obligations hereunder to any of its Affiliates that assume the rights and obligations of Company under the Merger Agreement. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Notwithstanding anything to the contrary set forth herein, the Stockholder agrees that this Agreement and the obligations hereunder shall be binding upon any Person to which record or beneficial ownership of the Stockholder’s Subject Shares shall pass, whether by operation or law or otherwise, including the Stockholder’s heirs, guardians, administrators or successors and assigns, and the Stockholder agrees to take all actions necessary to effect the foregoing.
SECTION 6.8   Governing Law.   THIS AGREEMENT AND ALL QUESTIONS RELATING TO THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.
SECTION 6.9   Specific Performance.   The Stockholder acknowledges that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy and each of Company and Neurotrope shall be entitled to a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without the necessity of proving the inadequacy of monetary damages as a remedy, which shall be the sole and exclusive remedy for any such breach.
SECTION 6.10   Submission to Jurisdiction.   The parties hereby irrevocably submit to the exclusive personal jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.4 or in such other manner as may be permitted by Legal Requirements shall be valid and sufficient service thereof.
SECTION 6.11   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.11.
SECTION 6.12   Counterparts.   This Agreement may be executed in two or more counterparts (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “.pdf” form), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.
[Remainder of page left intentionally blank. Signature pages follow.]

IN WITNESS WHEREOF, Company and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.
METUCHEN PHARMACEUTICALS, LLC
By:

Name:
Title:
[Signature Page to Voting Agreement]

[Stockholder]
Address: [•]
Email Address: [•]
[Signature Page to Voting Agreement]

SPOUSAL CONSENT
I                  , spouse of                  , having the legal capacity, power and authority to do so, hereby confirm that I have read and approve the foregoing the Voting Agreement (the “Agreement”). In consideration of the terms and conditions as set forth in the Agreement, I hereby appoint my spouse as my attorney in fact with respect to the exercise of any rights and obligations under the Agreement, and agree to be bound by the provisions of the Agreement insofar as I may have any rights or obligations in the Agreement under the community property laws of the State of California or similar laws relating to marital or community property in effect in the state of our residence as of the date of the Agreement.

Name:
Date:
[Signature Page to Spousal Consent]

Schedule I
Ownership of Common Shares
Name and Address of Stockholder	Number of Common Shares
[ ]	[ ]

Exhibit B-2
VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”) is entered into as of May 17, 2020, by and between Neurotrope, Inc., a Nevada corporation (“Neurotrope”), and the undersigned (the “Member”).
WHEREAS, as of the date hereof, the Member is the sole record and beneficial owner of and has the sole power to vote (or to direct the voting of) the number of preferred units (the “Preferred Units”) of Metuchen Pharmaceuticals LLC, a Delaware limited liability company (“Company”), set forth opposite the Member’s name on Schedule I hereto (such Preferred Units together with any other equity interests of Company (“Units”) the voting power of which is acquired by such Member during the period from the date hereof through the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the “Subject Units”);
WHEREAS, Petros Pharmaceuticals, Inc., a Delaware corporation (“Parent”), PM Merger Sub 1, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Merger Sub 1”), PN Merger Sub 2, Inc., a Nevada corporation and direct wholly owned subsidiary of Parent (“Merger Sub 2”), Company and Neurotrope, are concurrently entering into an agreement and plan of merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”), pursuant to which (i) Merger Sub 1 will be merged with and into the Company (the “Metuchen Merger”) with the Company continuing as the surviving limited liability company and as a wholly owned subsidiary of Parent, and (ii) Merger Sub 2 will be merged with and into Neurotrope (the “Neurotrope Merger” and together with the Metuchen Merger, the “Mergers”) with Neurotrope continuing as the surviving corporation and as a wholly owned subsidiary of Parent;
WHEREAS, the adoption of the Merger Agreement requires the affirmative vote of the holders of a majority in voting power of the outstanding preferred units of Company outstanding on the applicable record date; and
WHEREAS, as an inducement to Neurotrope’s willingness to enter into the Merger Agreement and consummate the transactions contemplated thereby, transactions from which the Member believes it will derive substantial benefits through its ownership interest in Company, the Member is entering into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1   Capitalized Terms.   For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.
ARTICLE II
VOTING AGREEMENT AND IRREVOCABLE PROXY
SECTION 2.1   Agreement to Vote.   The Member hereby agrees that, during the Voting Period (as defined below), and at any duly called meeting of the members of Company (or any adjournment or postponement thereof), or in any other circumstances (including action by written consent of members in lieu of a meeting) upon which a vote, adoption or other approval or consent with respect to the adoption of the Merger Agreement or the approval of the Metuchen Merger and any of the transactions contemplated thereby is sought, the Member shall, if a meeting is held, appear at the meeting, in person or by proxy, and shall provide a written consent or vote (or cause to be voted), in person or by proxy, all its Subject Units, in each case (a) in favor of (i) any proposal to adopt and approve or reapprove the Merger Agreement and the other transactions contemplated thereby and (ii) waiving any notice that may have been or may be required relating to the Metuchen Merger or any of the other transactions contemplated by the Merger Agreement, and (b) against any Acquisition Proposal and any action in furtherance of any such Acquisition Proposal. As used herein, (x) the term “Expiration Time” shall mean the earliest to occur of (A) the Effective Time and

(B) the date and time of the valid termination of the Merger Agreement in accordance with its terms, and (y) the term “Voting Period” shall mean such period of time between the date hereof and the Expiration Time.
SECTION 2.2   Grant of Irrevocable Proxy.   The Member hereby appoints Neurotrope and any designee of Neurotrope, and each of them individually, as the Member’s proxy, with full power of substitution and resubstitution, to vote, in the event the Member shall fail to take any action in accordance with the requirements of Section 2.1 hereof, including by executing written consents, during the Voting Period with respect to any and all of the Subject Units on the matters and in the manner specified in Section 2.1; provided, however, that such vote shall be restricted to the matters set forth in Section 2.1 and such vote shall be (a) in favor of (i) any proposal to adopt and approve or reapprove the Merger Agreement and the other transactions contemplated thereby and (ii) waiving any notice that may have been or may be required relating to the Metuchen Merger or any of the other transactions contemplated by the Merger Agreement, and (b) against any Acquisition Proposal and any action in furtherance of any such Acquisition Proposal. The Member shall take all further action or execute such other instruments as may be necessary to effectuate the intent of any such proxy. The Member affirms that the irrevocable proxy given by it hereby with respect to the Merger Agreement and the transactions contemplated thereby is given to Neurotrope by the Member to secure the performance of the obligations of the Member under this Agreement. It is agreed that Neurotrope (and its officers on behalf of Neurotrope) will use the irrevocable proxy that is granted by the Member hereby solely to the extent specified in this Section  2.2 and only in accordance with applicable Legal Requirements and that, to the extent Neurotrope (and its officers on behalf of Neurotrope) uses such irrevocable proxy, it will only vote (or sign written consents in respect of) the Subject Units subject to such irrevocable proxy with respect to the matters specified in, and in accordance with the provisions of, Section 2.1.
SECTION 2.3   Nature of Irrevocable Proxy.   The proxy granted pursuant to Section 2.2 to Neurotrope by the Member shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies or powers of attorney granted by the Member and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Member with respect thereto. The proxy that may be granted hereunder shall terminate upon the termination of this Agreement, but shall survive the death or incapacity of the Member and any obligation of the Member under this Agreement shall be binding upon the heirs, personal representatives and successors of the Member.
ARTICLE III
COVENANTS
SECTION 3.1   Subject Units.
(a)   The Member agrees that (i) from the date hereof until the Expiration Time, it shall not, and shall not commit or agree to, without Neurotrope’s prior written consent, directly or indirectly, whether by merger, consolidation or otherwise, offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift or by operation of law) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to or permit, a Transfer of, any or all of the Subject Units or any interest therein; and (ii) during the Voting Period, it shall not, and shall not commit or agree to, without Neurotrope’s prior written consent, (A) grant any proxies or powers of attorney with respect to any or all of the Subject Units or agree to vote (or sign written consents in respect of) the Subject Units on any matter or divest itself of any voting rights in the Subject Units, or (B) take any action that would have the effect of preventing or disabling the Member from performing its obligations under this Agreement. Notwithstanding the foregoing, the Member may (1) make transfers or dispositions of the Subject Units to any member of the immediate family of the Member or to any trust for the direct or indirect benefit of the Member or the immediate family of the Member, (2) make transfers or dispositions of the Subject Units by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the Member, (3) make transfers of the Subject Units to unitholders, direct or indirect affiliates (within the meaning set forth in Rule 405 under the Securities Act of 1933, as amended), current or former partners (general or limited), members or managers of the Member, as applicable, or to the estates of any such unitholders, affiliates, partners, members or managers, or to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or is under common control with the Member, (4) make transfers that occur by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, (5) make transfers or dispositions not involving a change in beneficial ownership and (6) if the Member is a trust, make transfers or dispositions to any beneficiary of the Member or the estate of any such beneficiary. The Member agrees that any Transfer of Subject Units not permitted hereby shall be null and void and that any such prohibited Transfer shall be enjoined. If any voluntary or involuntary transfer of any Subject Units covered hereby shall occur (including, but not limited to, a sale by the Member’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Units subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect.
(b)   In the event of a dividend or distribution, or any change in the Subject Units by reason of any dividend or distribution, split-up, recapitalization, combination, conversion, exchange of Units or the like, the term “Subject Units” shall be deemed to refer to and include the Subject Units as well as all such dividends and distributions and any securities into which or for which any or all of the Subject Units may be changed or exchanged or which are received in such transaction. The Member further agrees that, in the event Member purchases or otherwise acquires beneficial or record ownership of or an interest in, or acquires the right to vote or share in the voting of, any additional Units, in each case after the execution of this Agreement, the Member shall deliver promptly to Neurotrope written notice of such event, which notice shall state the number of additional Units so acquired. The Member agrees that any such additional Units shall be subject to the terms of this Agreement, including all covenants, agreements, obligations, representations and warranties set forth herein as if those additional Units were owned by the Member on the date of this Agreement.
SECTION 3.2   Member’s Capacity.   All agreements and understandings made herein shall be made solely in the Member’s capacity as a holder of the Subject Units and not in any other capacity.
SECTION 3.3   Other Offers.   Except to the extent Company is permitted to take such action pursuant to the Merger Agreement, neither the Member (in the Member’s capacity as such), shall, nor shall the Member authorize or permit any of its Representatives to, take any of the following actions: (a) solicit, initiate, knowingly encourage or knowingly facilitate an Acquisition Proposal, (b) furnish any non-public information regarding Neurotrope to any Person in connection with or in response to an Acquisition Proposal, (c) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to, or otherwise knowingly cooperate in any way with any person (or any representative thereof) with respect to, any Acquisition Proposal, (d) approve, endorse or recommend or propose to approve, endorse or recommend, any Acquisition Proposal or (e) enter into any letter of intent or similar document or any Contract contemplating, approving, endorsing or recommending or proposing to approve, endorse or recommend, any Acquisition Transaction or accepting any Acquisition Proposal; provided, however, that none of the foregoing restrictions shall apply to the Member’s and its Representatives’ interactions with Parent, Neurotrope, Company and its and their respective subsidiaries and representatives. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Representatives of the Member shall be deemed to be a breach of this Section 3.3 by the Member. The Member shall, and shall use reasonable best efforts to cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.
SECTION 3.4   Communications.   The Member hereby (a)  consents to and authorizes the publication and disclosure by Parent, Neurotrope, and Company (including in any publicly filed documents relating to the Merger or any transaction contemplated by the Merger Agreement) of: (i) the Member’s identity; (ii) the Member’s beneficial ownership of the Subject Units; and (iii) the nature of the Member’s commitments, arrangements and understandings under this Agreement, and any other information that Parent, Neurotrope, or Company determines to be necessary in any SEC disclosure document in connection with the Merger or any transactions contemplated by the Merger Agreement and (b) agrees as promptly as practicable to notify Parent, Neurotrope, and Company of any required corrections with respect to any written information supplied by the Member specifically for use in any such disclosure document.

SECTION 3.5   Voting Trusts.   The Member agrees that it will not, nor will it permit any entity under its control to, deposit any of its Subject Units in a voting trust or subject any of its Subject Units to any arrangement with respect to the voting of such Subject Units other than as provided herein.
SECTION 3.6   Waiver of Appraisal Rights.   The Member hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect (or attempt to exercise, assert or perfect) any rights of appraisal or rights to dissent from the Merger or quasi-appraisal rights that it may at any time have under applicable Legal Requirements. The Member agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub 1, Merger Sub 2, Neurotrope, Company or any of their respective successors, directors or officers, (a) challenging the validity, binding nature or enforceability of, or seeking to enjoin the operation of, this Agreement or the Merger Agreement, or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation, entry into or consummation of the Merger Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MEMBER
The Member hereby represents and warrants to Neurotrope as follows:
SECTION 4.1   Due Authorization, etc.   The Member is a natural person, corporation, limited partnership or limited liability company. If Member is a corporation, limited partnership or limited liability company, Member is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted. The Member has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Member have been duly authorized by all necessary action on the part of the Member and no other proceedings on the part of the Member are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Member and (assuming the due authorization, execution and delivery by Neurotrope) constitutes a valid and binding obligation of the Member, enforceable against the Member in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Legal Requirements of general applicability relating to or affecting creditors’ rights and by general equitable principles.
SECTION 4.2   Ownership of Units.   Schedule  I hereto sets forth opposite the Member’s name the Units over which the Member has sole record and beneficial ownership as of the date hereof. As of the date hereof, the Member is the lawful owner of the Units denoted as being owned by the Member on Schedule  I hereto, has the sole power to vote or cause to be voted such Units and has the sole power to dispose of or cause to be disposed such Units (other than, if Member is a partnership or a limited liability company, the rights and interest of persons and entities that own partnership interests or units in Member under the partnership agreement or operating agreement governing Member and applicable partnership or limited liability company law, or if Member is a married individual and resides in a state with community property laws, the community property interest of his or her spouse to the extent applicable under such community property laws, which spouse hereby consents to this Agreement by executing the spousal consent attached hereto). The Member has, and will at all times up until the Expiration Time have, good and valid title to the Units denoted as being owned by the Member on Schedule I hereto, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than (i) those created by this Agreement, or (ii) those existing under applicable securities laws.
SECTION 4.3   No Conflicts.   (a) No filing with any Governmental Body, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by the Member and (b) none of the execution and delivery of this Agreement by the Member, the consummation by the Member of the transactions contemplated hereby or compliance by the Member with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of the Member, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Member is a party or by which the Member or any of the Subject Units or its assets may be bound or (iii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to impair the Member’s ability to perform its obligations under this Agreement.
SECTION 4.4   Finder’s Fees.   No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub 1, Merger Sub 2, Neurotrope, or Company in respect of this Agreement based upon any Contract made by or on behalf of the Member, solely in the Member’s capacity as a member of Company.
SECTION 4.5   No Litigation.   As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of the Member, threatened against the Member that would reasonably be expected to impair the ability of the Member to perform its obligations hereunder or consummate the transactions contemplated hereby.
ARTICLE V
TERMINATION
SECTION 5.1   Termination.   This Agreement shall automatically terminate, and neither Neurotrope nor the Member shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) the Effective Time; or (b) the valid termination of the Merger Agreement in accordance with its terms. The parties acknowledge that, upon termination of this Agreement as permitted under and in accordance with the terms of this Article V, no party to this Agreement shall have the right to recover any claim with respect to any losses suffered by such party in connection with such termination, except that the termination of this Agreement shall not relieve either party to this Agreement from liability for such party’s intentional and material breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of this Article V and Article VI shall survive the termination of this Agreement.
ARTICLE VI
MISCELLANEOUS
SECTION 6.1   Further Actions.   Subject to the terms and conditions set forth in this Agreement, the Member agrees to take any and all actions and to do all things reasonably necessary to effectuate this Agreement.
SECTION 6.2   Fees and Expenses.   Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.
SECTION 6.3   Amendments, Waivers, etc.   This Agreement may not be amended except by an instrument in writing signed by the parties hereto and specifically referencing this Agreement. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.
SECTION 6.4   Notices.   Any notice, request, instruction or other document required to be given hereunder shall be sufficient if in writing, and sent by confirmed electronic mail transmission of a “portable document format” (“.pdf”) attachment (provided that any notice received by electronic mail transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), or hand delivery, addressed as follows:
If to Neurotrope, to
Neurotrope, Inc.
1185 Avenue of the Americas, 3rd Floor
New York, New York 10036
Attention:
Charles S. Ryan

Email:
cryan@neurotrope.com

with a copy to (which shall not constitute notice):
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, NY 10017
Attn:
Kenneth R. Koch
Daniel A. Bagliebter

Email:
krkoch@mintz.com
dabagliebter@mintz.com

If to the Member to the address or electronic mail address set forth on the signature pages hereto, or to such other person or address as any party shall specify by written notice so given.
SECTION 6.5   Headings.   Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.
SECTION 6.6   Severability.   The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any person or any circumstance, is invalid or unenforceable (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
SECTION 6.7   Entire Agreement; Assignment.   This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that without consent, Neurotrope may assign all or any of its rights and obligations hereunder to any of its Affiliates that assume the rights and obligations of Neurotrope under the Merger Agreement. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Notwithstanding anything to the contrary set forth herein, the Member agrees that this Agreement and the obligations hereunder shall be binding upon any Person to which record or beneficial ownership of the Member’s Subject Units shall pass, whether by operation or law or otherwise, including the Member’s heirs, guardians, administrators or successors and assigns, and the Member agrees to take all actions necessary to effect the foregoing.
SECTION 6.8   Governing Law.   THIS AGREEMENT AND ALL QUESTIONS RELATING TO THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.
SECTION 6.9   Specific Performance.   The Member acknowledges that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy and each of Company and Neurotrope shall be entitled to a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without the necessity of proving the inadequacy of monetary damages as a remedy, which shall be the sole and exclusive remedy for any such breach.
SECTION 6.10   Submission to Jurisdiction.   The parties hereby irrevocably submit to the exclusive personal jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this

Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.4 or in such other manner as may be permitted by Legal Requirements shall be valid and sufficient service thereof.
SECTION 6.11   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.11.
SECTION 6.12   Counterparts.   This Agreement may be executed in two or more counterparts (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “.pdf” form), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.
[Remainder of page left intentionally blank. Signature pages follow.]

IN WITNESS WHEREOF, Neurotrope and the Member have caused this Agreement to be duly executed as of the day and year first above written.
NEUROTROPE, INC.
By:

Name:
Charles S. Ryan

Title:
Chief Executive Officer

[Signature Page to Voting Agreement]

JCP SM AIV, L.P.,
By:
Juggernaut Partners III GP, L.P.,
its general partner

By:
Juggernaut Partners III GP, Ltd.,
its general partner

By:

Name:
John Shulman

Title:
Managing Partner

Address:
5301 Wisconsin Avenue, NW
Suite 570
Washington, DC 20015

Email Address: jshulman@juggernautcap.com
[Signature Page to Voting Agreement]

Schedule I
Ownership of Units
Name and Address of Member	Number of Preferred Units
JCP SM AIV, L.P. 5301 Wisconsin Avenue, NW Suite 570 Washington, DC 20015	1,129,497

Exhibit E
Lock-up Agreement
May 17, 2020
This Lock-up Agreement (this “Agreement”) is executed in connection with the Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”) by and among Petros Pharmaceuticals, Inc., a Delaware corporation (“Parent”), PM Merger Sub 1, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Merger Sub 1”), PN Merger Sub 2, Inc., a Nevada corporation and direct wholly owned subsidiary of Parent (“Merger Sub 2”), Neurotrope, Inc., a Nevada corporation (“Neurotrope”), and Metuchen Pharmaceuticals LLC, a Delaware limited liability company (“Company”), dated as of May 17, 2020. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Merger Agreement.
In connection with, and as an inducement to, the parties entering into the Merger Agreement and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned, by executing this Agreement, agrees that, without the prior written consent of Neurotrope and Company, during the period commencing at the Effective Times and continuing until the end of the Lock-up Period (as hereinafter defined), the undersigned will not: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of or lend, directly or indirectly, any shares of Common Stock of Parent (the “Parent Common Stock”) or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Parent Common Stock (including without limitation, Parent Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) whether now owned or hereafter acquired (the “Securities”); (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Parent Common Stock or such other securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to, the registration of any Parent Common Stock or any security convertible into or exercisable or exchangeable for Parent Common Stock; (4) except for the Voting Agreements, grant any proxies or powers of attorney with respect to any Securities, deposit any Securities into a voting trust or enter into a voting agreement or similar arrangement or commitment with respect to any Securities; or (5) publicly disclose the intention to do any of the foregoing (each of the foregoing restrictions, the “Lock-up Restrictions”).
Notwithstanding the terms of the foregoing paragraph, the Lock-up Restrictions shall automatically terminate and cease to be effective on the date that is the nine (9) month anniversary of the Effective Times. The period during which the Lock-up Restrictions apply to the Securities shall be deemed the “Lock-up Period” with respect thereto.
The undersigned agrees that the Lock-up Restrictions preclude the undersigned from engaging in any hedging or other transaction with respect to any then-subject Securities which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such Securities even if such Securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to such Securities or with respect to any security that includes, relates to, or derives any significant part of its value from such Securities.
Notwithstanding the foregoing, the undersigned may transfer any of the Securities (i) as a bona fide gift or gifts or charitable contribution(s), (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, (iii) if the undersigned is a corporation, partnership, limited liability company, trust or other business entity (1) to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned or (2) as distributions of shares of Parent Common Stock or any security convertible into or exercisable for Parent Common Stock to limited partners, limited liability company members or stockholders of the undersigned or holders of similar equity interests in the undersigned, (iv) if the undersigned is a trust, to the beneficiary of such trust, (v) by testate succession or intestate succession, (vi) to any immediate family member, any investment fund, family partnership, family limited liability company or other entity controlled or managed by the undersigned, (vii) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (vi), (viii) to Parent in a transaction exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) upon a vesting event of the Securities or upon the exercise of options or warrants to purchase Parent Common Stock on a “cashless” or “net exercise” basis or to cover tax withholding obligations of the undersigned in connection with such vesting or exercise (but for the avoidance of doubt, excluding all manners of exercise that would involve a sale in the open market of any securities relating to such options or warrants, whether to cover the applicable aggregate exercise price, withholding tax obligations or otherwise), (ix) to Parent in connection with the termination of employment or other termination of a service provider and pursuant to agreements in effect as of the Effective Times whereby Parent has the option to repurchase such shares or securities, (x) acquired by the undersigned in open market transactions after the Effective Times, (xi) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Parent’s capital stock involving a change of control of Parent, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Securities shall remain subject to the restrictions contained in this Agreement, or (xii) pursuant to an order of a court or regulatory agency; provided, in the case of clauses (i)-(vii), that (A) such transfer shall not involve a disposition for value and (B) the transferee agrees in writing with Parent to be bound by the terms of this Agreement; and provided, further, in the case of clauses (i)-(ix), no filing by any party under Section 16(a) of the Exchange Act shall be required or shall be made voluntarily in connection with such transfer. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.
In addition, the foregoing restrictions shall not apply to (i)  the exercise of stock options granted pursuant to equity incentive plans existing immediately following the Effective Times, including the “net” exercise of such options in accordance with their terms and the surrender of Parent Common Stock in lieu of payment in cash of the exercise price and any tax withholding obligations due as a result of such exercise (but for the avoidance of doubt, excluding all manners of exercise that would involve a sale in the open market of any securities relating to such options, whether to cover the applicable aggregate exercise price, withholding tax obligations or otherwise); provided that it shall apply to any of the Securities issued upon such exercise, (ii) conversion or exercise of warrants into Parent Common Stock or into any other security convertible into or exercisable for Parent Common Stock that are outstanding as of the Effective Times (but for the avoidance of doubt, excluding all manners of conversion or exercise that would involve a sale in the open market of any securities relating to such warrants, whether to cover the applicable aggregate exercise price, withholding tax obligations or otherwise); provided that it shall apply to any of the Securities issued upon such conversion or exercise; and provided, further that the recipient of Parent Common Stock agrees in writing with Parent to be bound by the terms of this Agreement, or (iii) the establishment of any contract, instruction or plan (a “Plan”) that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act; provided that no sales of the Securities shall be made pursuant to such a Plan prior to the expiration of the Lock-up Period, and such a Plan may only be established if no public announcement of the establishment or existence thereof and no filing with the Securities and Exchange Commission or other regulatory authority in respect thereof or transactions thereunder or contemplated thereby, by the undersigned, Parent or any other person, shall be required, and no such announcement or filing is made voluntarily, by the undersigned, Parent or any other person, prior to the expiration of the applicable Lock-up Period. In furtherance of the foregoing, Parent and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Parent Common Stock if such transfer would constitute a violation or breach of this Agreement.
The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement and that upon request, the undersigned will execute any additional documents reasonably necessary to ensure the validity or enforcement of this Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.
The undersigned understands that the undersigned shall be released from all obligations under this Agreement if the Merger Agreement is terminated prior to the Effective Times pursuant to its terms, upon the date of such termination.

The undersigned understands that Neurotrope and Company are entering into the Merger Agreement in reliance upon this Agreement.
This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
This Agreement, and any certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of Parent, Neurotrope and Company and the undersigned in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among Parent, Neurotrope and Company and the undersigned, written or oral, to the extent they relate in any way to the subject matter hereof.

Very truly yours,

Printed Name of Holder
By:

Signature

Printed Name of Person Signing
(and indicate capacity of person if signing as signing
as custodian, trustee, or on behalf of an entity)

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, is made and entered into as of the 23rd day of July, 2020 (the “Amendment”) by and among PETROS PHARMACEUTICALS, INC., a Delaware corporation (“Parent”), PM MERGER SUB 1, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub 1”), PN MERGER SUB 2, INC., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), NEUROTROPE, INC., a Nevada corporation (“Neurotrope”), and METUCHEN PHARMACEUTICALS LLC, a Delaware limited liability company (“Company”).
RECITALS
A.   The parties have entered into an Agreement and Plan of Merger dated as of May 17, 2020 (the “Merger Agreement”);
B.   Reference is made to that certain Employee Lease Agreement dated as of the date hereof by and among Neurotrope, the Company and Neurotrope Bioscience, Inc, a wholly owned subsidiary of Neurotrope (the “Employee Lease Agreement”).
C.   The Parties wish to amend the Merger Agreement to, among other things, modify certain definitions in the Agreement.
D.   The Merger Agreement may be amended by an instrument in writing signed on behalf of each of the parties with the approval of their respective boards of directors.
AGREEMENT
THEREFORE, in consideration of the foregoing recitals (which are incorporated as an integral part hereof), the mutual agreements of the parties set forth in the Merger Agreement, and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereby agree as follows:
1. Defined Terms.   Capitalized terms used in this Amendment that are not otherwise defined shall have the meanings set forth in the Merger Agreement.
2. Amendment to Section 2.1(b) of the Merger Agreement.   Section 2.1(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
(b)
Conversion of Company Units.   Subject to the other provisions of this Article II, each Company Unit issued and outstanding immediately prior to the Metuchen Effective Time shall be converted into (i) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the quotient resulting from the formula of (A) 82,587,877 divided by (B) the number of Company Outstanding Units (the “Company Exchange Ratio”); provided, however, that if the Parties mutually agree, for Nasdaq listing purposes, then the Company Exchange Ratio may be adjusted, in which case any other ratios described herein that would be impacted by such change shall be proportionately adjusted and (ii) the right to receive a number of shares of Parent Common Stock, subject to and upon the conditions set forth in Section 2.9 (such shares referred to in clauses (i) and (ii), collectively, the “Company Merger Consideration”).

3. Amendment to Section 2.9 of the Merger Agreement.   A new Section 2.9 of the Merger Agreement is hereby added to read as follows:
Section 2.9   Earnout.   Parent shall, subject to achievement of the targets set forth below, deposit earnout payments (the “Earnout Payments”) with the Exchange Agent for distribution to each unitholder of the Company prior to the Closing in accordance with such unitholder’s Earnout Pro Rata Percentage as follows:
(a)
If at any time following the Closing and prior to July 31, 2022, the Closing Price per share of Parent Common Stock is:

i.
greater than or equal to $1.8125 for a period of twenty (20) consecutive trading days, then the Earnout Payment shall be equal to 3,330,156 shares of Parent Common Stock (the “First Milestone Earnout Payment”);

ii.
greater than or equal to $2.175 for a period of twenty (20) consecutive trading days, then the Earnout Payment shall be equal to 3,330,156 shares of Parent Common Stock (the “Second Milestone Earnout Payment”);

iii.
greater than or equal to $2.5375 for a period of twenty (20) consecutive trading days, then the Earnout Payment shall be equal to 3,330,156 shares of Parent Common Stock (the “Third Milestone Earnout Payment”);

iv.
greater than or equal to $2.90 for a period of twenty (20) consecutive trading days, then the Earnout Payment shall be equal to 3,330,156 shares of Parent Common Stock (the “Final Milestone Earnout Payment,” collectively with the First Milestone Earnout Payment, the Second Milestone Earnout Payment and the Third Milestone Earnout Payment, the “Milestone Earnout Payments” and individually, a “Milestone Earnout Payment”).

(b)
For the avoidance of doubt, each Milestone Earnout Payment shall only be achievable and payable one time and upon achievement of such Milestone Earnout Payment, there shall be no further payments with respect to such Milestone Earnout Payment. For example, if the Closing Price per share of Parent Common Stock is greater than or equal to $1.8125 for twenty (20) consecutive trading days, the First Milestone Earnout Payment shall have been achieved. Subsequently, if the Closing Price per share of Parent Common Stock is below $1.8125 and then returns above $1.8125 for twenty (20) consecutive trading days, the First Milestone Earnout Payment shall not again be due and payable as such First Milestone Earnout Payment had been previously achieved and no further payments with respect to the First Milestone Earnout Payment shall be achievable following its initial achievement.

(c)
Notwithstanding anything herein to the contrary, in no event shall the sum of (i) the First Milestone Earnout Payment, (ii) the Second Milestone Earnout Payment, (iii) the Third Milestone Earnout Payment and (iii) the Final Milestone Earnout Payment be greater than 13,320,624 shares of Parent Common Stock.

(d)
Each and every reference to share prices and Parent Common Stock in this Agreement shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Parent Common Stock that occur after the date of this Agreement.

4. Amendment to Section 9.2 of the Merger Agreement.   Section 9.2 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
9.2 Amendment.   This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Times; provided, however, that, after approval of the Mergers by the Preferred Members Consent or the Neurotrope Stockholder Approval, as applicable, no amendment may be made which by Legal Requirements requires further approval by such stockholders without such further approval; provided, further, however, that for so long as there is at least one (1) Continuing Neurotrope Director on the Parent Board of Directors, the Continuing Neurotrope Directors shall have sole authority on behalf of Parent to approve any amendment to this Agreement on behalf of the Parent Board of Directors. In connection with the Continuing Neurotrope Directors exercise of their rights and duties pursuant to this Section 9.2, the Continuing Neurotrope Directors shall be permitted to hire counsel and advisors of its choosing and the payment of the fees and disbursements of such counsel and advisors shall be borne by Parent. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
5. Amendment of Certain Definitions.   The following definitions in the Merger Agreement are hereby amended and restated in their entirety to read as follows or added, as the case may be:
“Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Parent Common Stock is then listed or quoted on a Trading Market, the closing price of the Parent Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Parent Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the closing price of the Parent Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Parent Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Parent Common Stock are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Parent Common Stock so reported, or (d) in all other cases, the fair market value of a share of Parent Common Stock as determined by an independent appraiser selected in good faith by the disinterested members of Parent’s Board of Directors.
“Continuing Neurotrope Directors” means Josh Silverman, Bruce Bernstein, Charles Ryan and Ivan Gergel.
“Earnout Pro Rata Percentage” means, with respect to a particular Company unitholder, a fraction (a) the numerator of which equals the Company Outstanding Units held by such unitholder immediately prior to the Metuchen Effective Time and (b) the denominator of which equals all Company Outstanding Units immediately prior to the Metuchen Effective Time. For purposes of determining a unitholder’s Earnout Pro Rata Percentage, no effect shall be given to any subsequent transfer by a unitholder prior to the Metuchen Effective Time of the right to receive any Earnout Payment, if any.
“Employee Lease Agreement” means that certain Employee Lease Agreement dated as of July 23, 2020, by and among Neurotrope, the Company and Neurotrope Bioscience, Inc., a wholly owned subsidiary of Neurotrope.
“Excess Cash” shall mean cash held by Neurotrope in excess of (i) the sum of (A) Twenty Million Dollars ($20,000,000) plus (B) the amount of gross proceeds to be retained by Neurotrope from any exercises of Neurotrope Warrants as set forth in Section 5.2(b); provided, however, that if any Neurotrope Warrants are exercised during the Pre-Closing Period, the proceeds of such exercised Neurotrope Warrants which would be retained by Parent and not distributed to SpinCo will be used to pay the Transaction Costs contemplated by this Agreement or reimburse either Neurotrope or the Company, as the case may be, for any Transaction Costs contemplated by this Agreement that have been paid prior to the Closing minus (ii) the sum of (A) any Fees (as defined in the Employee Lease Agreement) and (B) seventy-five percent (75%) of all investor relations and public relations fees reasonably incurred by Neurotrope and its Subsidiaries during the Pre-Closing Period. To the extent that the proceeds of any Neurotrope Warrants exercised during the Pre-Closing Period, if any, are inadequate to cover the aggregate Transaction Costs of each of Neurotrope and the Company, the balance of the unpaid Transaction Costs shall be borne fifty percent (50%) via a reduction in the Twenty Million Dollars ($20,000,000) to be retained by Parent and fifty percent (50%) via a reduction in the amount that would otherwise be distributed to SpinCo.
“Trading Market” means any of the following markets or exchanges on which the Parent Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).
6. Effective Date of this Amendment.   This Amendment shall be effective when signed by the parties hereto.
7. Reference to the Merger Agreement.   On and after the effective date of this Amendment, each reference in the Merger Agreement to “the Agreement,” “this Agreement,” “hereunder” and “hereof” or words of like import shall refer to the Merger Agreement, as further amended by this Amendment. The Merger Agreement, as further amended by this Amendment, is, and shall continue to be, in full force and effect and is hereby in all respects ratified and confirmed.
8. Governing Law. This Amendment shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York (without giving effect to principles of conflicts of laws).
9. Entire Agreement.   The Merger Agreement and the other agreements referred to therein, as further amended by this Amendment, set forth the entire understanding of the parties thereto relating to the subject thereof and hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof or thereof.
10. Counterparts.   This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER to be duly executed and effective as of the day and year first above written.
PETROS PHARMACEUTICALS, INC.
By:
/s/ John Shulman

Name: John Shulman
Title: Chief Executive Officer
PM MERGER SUB 1, LLC
By:
/s/ John Shulman

Name: John Shulman
Title: Authorized Officer
PN MERGER SUB 2, INC.
By:
/s/ John Shulman

Name: John Shulman
Title: Chief Executive Officer
NEUROTROPE, INC.,
By:
/s/ Charles Ryan

Name: Charles Ryan
Title: Chief Executive Officer
METUCHEN PHARMACEUTICALS, LLC
By:
/s/ John Shulman

Name: John Shulman
Title: Authorized Person
[Signature Page to First Amendment to Agreement and Plan of Merger]

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER
THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER, is made and entered into as of the 30th day of September, 2020 (the “Amendment”) by and among PETROS PHARMACEUTICALS, INC., a Delaware corporation (“Parent”), PM MERGER SUB 1, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub 1”), PN MERGER SUB 2, INC., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), NEUROTROPE, INC., a Nevada corporation (“Neurotrope”), and METUCHEN PHARMACEUTICALS LLC, a Delaware limited liability company (“Company”).
RECITALS
A.   The parties have entered into an Agreement and Plan of Merger dated as of May 17, 2020, as amended by the First Amendment to Agreement and Plan of Merger dated as of July 23, 2020 (as amended, the “Merger Agreement”);
B.   The Parties now wish to further amend the Merger Agreement; and
C.   The Merger Agreement may be amended by an instrument in writing signed on behalf of each of the parties with the approval of their respective boards of directors.
AGREEMENT
THEREFORE, in consideration of the foregoing recitals (which are incorporated as an integral part hereof), the mutual agreements of the parties set forth in the Merger Agreement, and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereby agree as follows:
1.   Defined Terms.   Capitalized terms used in this Amendment that are not otherwise defined shall have the meanings set forth in the Merger Agreement.
2.   Amendment to Section 2.1(b) of the Merger Agreement.   Section 2.1(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
(b)   Conversion of Company Units. Subject to the other provisions of this Article II, each Company Unit issued and outstanding immediately prior to the Metuchen Effective Time shall be converted into (i) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the quotient resulting from the formula of (A) 24,748,051 divided by (B)  the number of Company Outstanding Units (the “Company Exchange Ratio”); provided, however, that if the Parties mutually agree, for Nasdaq listing purposes, then the Company Exchange Ratio may be adjusted, in which case any other ratios described herein that would be impacted by such change shall be proportionately adjusted and (ii) the right to receive a number of shares of Parent Common Stock, subject to and upon the conditions set forth in Section 2.9 (such shares referred to in clauses (i) and (ii), collectively, the “Company Merger Consideration”).
3.   Amendment to Section 2.9 of the Merger Agreement.   Section 2.9 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
Section 2.9   Earnout.   Parent shall, subject to achievement of the targets set forth below, deposit earnout payments (the “Earnout Payments”) with the Exchange Agent for distribution to each unitholder of the Company prior to the Closing in accordance with such unitholder’s Earnout Pro Rata Percentage as follows:
(a)
(i)
If at any time within the twelve (12) month period following the Closing Date (the “First Period”), the Closing Price per share of Parent Common Stock is:

(A)
greater than or equal to $1.60 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the Earnout Payment shall be equal to 5,000,000 shares of Parent Common Stock (the “First Period Initial Milestone Earnout Payment”);

(B)
greater than or equal to $2.00 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the Earnout Payment shall be equal to 5,000,000 shares of Parent Common Stock (the “First Period Second Milestone Earnout Payment”);

(C)
greater than or equal to $2.60 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the Earnout Payment shall be equal to 5,000,000 shares of Parent Common Stock (the “First Period Third Milestone Earnout Payment”);

(D)
greater than or equal to $3.00 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the Earnout Payment shall be equal to 5,000,000 shares of Parent Common Stock (the “First Period Final Milestone Earnout Payment”).

(ii)
If at any time within the twelve (12) month period following the one (1) year anniversary of the Closing Date (the “Second Period”), the Closing Price per share of Parent Common Stock is:

(A)
greater than or equal to $2.00 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the Earnout Payment shall be equal to 5,000,000 shares of Parent Common Stock (the “Second Period Initial Milestone Earnout Payment” and together with the First Period Initial Milestone Earnout Payment, the “First Milestone Earnout Payment”);

(B)
greater than or equal to $2.50 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the Earnout Payment shall be equal to 5,000,000 shares of Parent Common Stock (the “Second Period Second Milestone Earnout Payment” and together with the First Period Second Milestone Earnout Payment, the “Second Milestone Earnout Payment”);

(C)
greater than or equal to $3.25 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the Earnout Payment shall be equal to 5,000,000 shares of Parent Common Stock (the “Second Period Third Milestone Earnout Payment” and together with the First Period Third Milestone Earnout Payment, the “Third Milestone Earnout Payment”);

(D)
greater than or equal to $3.75 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the Earnout Payment shall be equal to 5,000,000 shares of Parent Common Stock (the “Second Period Final Milestone Earnout Payment” and together with the First Period Final Milestone Earnout Payment, the “Final Milestone Earnout Payment.” The First Milestone Earnout Payment, the Second Milestone Earnout Payment, the Third Milestone Earnout Payment and the Final Milestone Earnout Payment are collectively referred to herein as the “Milestone Earnout Payments” and individually as a “Milestone Earnout Payment”).

(iii)
For the avoidance of doubt, each Milestone Earnout Payment shall only be achievable and payable one time and upon achievement of such Milestone Earnout Payment, there shall be no further payments with respect to such Milestone Earnout Payment. For example, if the Closing Price per share of Parent Common Stock is greater than or equal to $1.60 for twenty (20) trading days during any thirty (30) consecutive trading day period, the First Period Initial Milestone Earnout Payment shall have been achieved. Subsequently, if the Closing Price per share of Parent

Common Stock is below $1.60 and then returns above $1.60 for twenty (20) trading days during any thirty (30) consecutive trading day period, the First Milestone Earnout Payment shall not again be due and payable as such First Milestone Earnout Payment had been previously achieved and no further payments with respect to the First Milestone Earnout Payment shall be achievable following its initial achievement. Further, upon achievement of a Milestone Earnout Payment in the First Period, the corresponding milestone for the Second Period shall not be achievable. For example, if the First Period First Milestone Earnout Payment is achieved, the Second Period First Milestone Payment shall not be achievable.
(iv)
Notwithstanding anything herein to the contrary, in no event shall the sum of (i) the First Milestone Earnout Payment, (ii) the Second Milestone Earnout Payment, (iii) the Third Milestone Earnout Payment and (iii) the Final Milestone Earnout Payment be greater than 20,000,000 shares of Parent Common Stock.

(b)
If at any time following the Closing and prior to the second anniversary of the Closing Date,

(i)
either (i) Parent’s Market Capitalization is greater than or equal to $250,000,000 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period with a Closing Price of no less than $3.50 on each such trading day or (ii) Parent receives aggregate gross proceeds of at least $25,000,000 in an offering (or series of offerings within a sixty (60) calendar day period) of Parent Common Stock with a price per share of Parent Common Stock sold equal to no less than $3.50 in each offering (or series of offerings) and where Parent has a Market Capitalization immediately prior to each such offering (or series of offerings) equal to at least $250,000,000, then the Earnout Payment shall be equal to 10,000,000 shares of Parent Common Stock, subject to Sections  2.9(c) and (d) below (the “Initial Market Capitalization/Gross Proceeds Earnout Payment”);

(ii)
either (i) Parent’s Market Capitalization is greater than or equal to $300,000,000 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period with a Closing Price of no less than $3.75 on each such trading day or (ii) Parent receives aggregate gross proceeds of at least $30,000,000 in an offering (or series of offerings within a sixty (60) calendar day period) of Parent Common Stock with a price per share of Parent Common Stock sold equal to no less than $3.75 in each offering (or series of offerings) and where Parent has a Market Capitalization immediately prior to each such offering (or series of offerings) equal to at least $300,000,000, then the Earnout Payment shall be equal to 10,000,000 shares of Parent Common Stock, subject to Sections  2.9(c) and (d) below (the “Second Market Capitalization/Gross Proceeds Earnout Payment”);

(iii)
either (i) Parent’s Market Capitalization is greater than or equal to $400,000,000 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period with a Closing Price of no less than $4.50 on each such trading day or (ii) Parent receives aggregate gross proceeds of at least $40,000,000 in an offering (or series of offerings within a sixty (60) calendar day period) of Parent Common Stock with a price per share of Parent Common Stock sold equal to no less than $4.50 in each offering (or series of offerings) and where Parent has a Market Capitalization immediately prior to each such offering (or series of offerings) equal to at least $400,000,000, then the Earnout Payment shall be equal to 15,000,000 shares of Parent Common Stock, subject to Sections  2.9(c) and (d) below (the “Third Market Capitalization/Gross Proceeds Earnout Payment”);

(iv)
either (i) Parent’s Market Capitalization is greater than or equal to $500,000,000 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period with a Closing Price of no less than $4.75 on each such trading day or (ii) Parent receives aggregate gross proceeds of at least $50,000,000 in an offering (or series of offerings within a sixty (60) calendar day period) of Parent Common Stock with a price per share of Parent Common Stock sold equal to no less than $4.75 in each offering (or series of offerings) and where Parent has a Market Capitalization immediately prior to each such offering (or series of offerings) equal to at least $500,000,000, then the Earnout Payment shall be equal to 16,160,451 shares of Parent Common Stock, subject to Sections  2.9(c) and (d) below (the “Final Market Capitalization/Gross Proceeds Earnout Payment.” The Initial Market Capitalization/Gross Proceeds Earnout Payment, the Second Market Capitalization/Gross Proceeds Earnout Payment, the Third Market Capitalization/Gross Proceeds Earnout Payment and the Final Market Capitalization/Gross Proceeds Earnout Payment are collectively referred to herein as the “Market Capitalization/Gross Proceeds Earnout Payments” and individually as a “Market Capitalization/Gross Proceeds Earnout Payment”);
(v)
For the avoidance of doubt, each Market Capitalization/Gross Proceeds Earnout Payment shall only be achievable and payable one time and upon achievement of such Market Capitalization/Gross Proceeds Earnout Payment, there shall be no further payments with respect to such Market Capitalization/Gross Proceeds Earnout Payment. For example, if Parent’s Market Capitalization is greater than or equal to $250,000,000 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period with a Closing Price of no less than $3.50 on each such trading day, the Initial Market Capitalization/Gross Proceeds Milestone Earnout Payment shall have been achieved. Subsequently, if Parent’s Market Capitalization is below $250,000,000 and then returns above $250,000,000 for twenty (20) trading days during any thirty (30) consecutive trading day period, the Initial Market Capitalization/Gross Proceeds Earnout Payment shall not again be due and payable as such Initial Market Capitalization/Gross Proceeds Earnout Payment had been previously achieved and no further payments with respect to the Initial Market Capitalization/Gross Proceeds Earnout Payment shall be achievable following its initial achievement.

(vi)
Notwithstanding anything herein to the contrary, in no event shall the sum of (i) the Initial Market Capitalization/Gross Proceeds Earnout Payment, (ii) the Second Market Capitalization/Gross Proceeds Earnout Payment, (iii) the Third Market Capitalization/Gross Proceeds Earnout Payment and (iii) the Final Market Capitalization/Gross Proceeds Earnout Payment be greater than 51,160,451 shares of Parent Common Stock.

(c)
Each and every reference to share prices and Parent Common Stock in this Amendment shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Parent Common Stock that occur after the date of this Amendment.

(d)
Notwithstanding anything herein to the contrary, in no event shall the sum of (i) the Milestone Earnout Payments and (ii) the Market Capitalization/Gross Proceeds Earnout Payments be greater than 71,160,451 shares of Parent Common Stock.

4.   Amendment to Section 6.11 of the Merger Agreement.   Section 6.11 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
6.11   Board of Directors and Officers of Parent.   Parent will take all actions necessary to cause the board of directors of Parent, immediately after the Effective Time, to consist of up to five (5) directors, of which three (3)  directors shall be designated by the Company and two (2) directors shall be designated by Neurotrope. Prior to the mailing of the Proxy Statement, Neurotrope shall provide executed resignation letters (effective as of the Effective Time) for all members of the board of directors who will no longer be members of the board of directors of Neurotrope effective immediately after the Effective Time; provided, however, the parties acknowledge that so long as Parent remains a public reporting company, the board of directors of Parent will continue to satisfy applicable securities laws, including, without limitation, maintaining an independent audit committee, and the nominations by Company and Neurotrope hereunder will allow Parent to comply with such applicable Legal Requirements. Each member of the board of directors of Parent shall enter into an indemnification agreement with Parent, on a form to be determined by the Parties, within fifteen (15) days of their appointment.
5.   Amendment of Certain Definitions.   The following definitions in the Merger Agreement are hereby amended and restated in their entirety to read as follows or added, as the case may be:
“Earnout Pro Rata Percentage” means:
(i) with respect to Company Units issued to holders of Company warrants with an exercise price of $0.01 as of the date hereof, (each a “Lead Investor” and, collectively, the “Lead Investors”), such Lead Investor’s proportionate share (based on the pro rata percentage of the total amount of Company Units issuable upon exercise of all Lead Investor warrants) of a percentage of the Earnout Payments equal to a fraction (a) the numerator of which is (x) 8,730,300 minus (y) the number of shares of Parent Common Stock issued in exchange for the Company Units resulting from the exercise of warrants held by the Lead Investor warrants prior to the Effective Time, and (b) the denominator of which is 71,160,451 (such percentage is referred to herein as the “Lead Investor Earnout Percentage”), and
(ii) with respect holders of Company Units which are not issued pursuant to warrants for Lead Investors, (a) a fraction (A) the numerator of which equals the Company Outstanding Units held by such unitholder immediately prior to the Metuchen Effective Time and (B) the denominator of which equals (x) all of the Company Outstanding Units immediately prior to the Metuchen Effective Time minus (y) the total amount of Company Units issuable upon exercise of all Lead Investor warrants, (b) multiplied by (A) one-hundred percent (100%) minus (B) the Lead Investor Earnout Percentage. For purposes of determining a unitholder’s Earnout Pro Rata Percentage, no effect shall be given to any subsequent transfer by a unitholder prior to the Metuchen Effective Time of the right to receive any Earnout Payment, if any.
“Excess Cash” shall mean cash held by Neurotrope in excess of (i) the sum of (A) Twenty Million Dollars ($20,000,000) plus (B) the amount of gross proceeds to be retained by Neurotrope from any exercises of Neurotrope Warrants as set forth in Section 5.2(b); provided, however, that if any Neurotrope Warrants are exercised during the Pre-Closing Period, the proceeds of such exercised Neurotrope Warrants which would be retained by Parent and not distributed to SpinCo will be used to pay the Transaction Costs contemplated by this Agreement or reimburse either Neurotrope or the Company, as the case may be, for any Transaction Costs contemplated by this Agreement that have been paid prior to the Closing minus (ii) the sum of (A)  any Fees (as defined in the Employee Lease Agreement), (B)  seventy-five percent (75%) of all investor relations and public relations fees reasonably incurred by Neurotrope and its Subsidiaries during the Pre-Closing Period, and (C) fifty percent (50%) of any severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the Transactions) that become due or payable to Dr. Charles Ryan. To the extent that the proceeds of any Neurotrope Warrants exercised during the Pre-Closing Period, if any, are inadequate to cover the aggregate Transaction Costs of each of Neurotrope and the Company, the balance of the unpaid Transaction Costs shall be borne fifty percent (50%) via a reduction in the Twenty Million Dollars ($20,000,000) to be retained by Parent and fifty percent (50%) via a reduction in the amount that would otherwise be distributed to SpinCo.
“Market Capitalization” shall mean the aggregate market value of Parent Common Stock calculated by multiplying (a) the total number of outstanding shares of Parent Common Stock on the date of calculation by (b) the Closing Price on such date.
“Neurotrope Voting Agreement Signatories” means the certain stockholders of Neurotrope who become parties to a Neurotrope Voting Agreement.

6.   Amendment to Schedule B of the Merger Agreement.   Schedule B of the Merger Agreement is hereby amended to delete all references to “Neurotrope Voting Agreement Signatories” and all Persons identified as Neurotrope Voting Agreement Signatories on Schedule B of the Merger Agreement shall be deleted in their entirety.
7.   Effective Date of this Amendment.   This Amendment shall be effective when signed by the parties hereto.
8.   Reference to the Merger Agreement.   On and after the effective date of this Amendment, each reference in the Merger Agreement to “the Agreement,” “this Agreement,” “hereunder” and “hereof” or words of like import shall refer to the Merger Agreement, as further amended by this Amendment. The Merger Agreement, as further amended by this Amendment, is, and shall continue to be, in full force and effect and is hereby in all respects ratified and confirmed.
9.   Governing Law.   This Amendment shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York (without giving effect to principles of conflicts of laws).
10.    Entire Agreement.   The Merger Agreement and the other agreements referred to therein, as further amended by this Amendment, set forth the entire understanding of the parties thereto relating to the subject thereof and hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof or thereof.
11.   Counterparts.   This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER to be duly executed and effective as of the day and year first above written.
PETROS PHARMACEUTICALS, INC.
By:
/s/ John Shulman

Name: John Shulman
Title: Chief Executive Officer
PM MERGER SUB 1, LLC
By:
/s/ John Shulman

Name: John Shulman
Title: Authorized Officer
PN MERGER SUB 2, INC.
By:
/s/ John Shulman

Name: John Shulman
Title: Chief Executive Officer
NEUROTROPE, INC.,
By:
Robert Weinstein

Name: Robert Weinstein
Title: Chief Financial Officer
METUCHEN PHARMACEUTICALS, LLC
By:
/s/ John Shulman

Name: John Shulman
Title: Authorized Person
[Signature Page to Second Amendment to Agreement and Plan of Merger]

Annex B-1
1100 Glendon Ave, 905 Los Angeles, CA 90024	T: 310-696-4001 F: 310-696-4007
Strictly Confidential
May 15, 2020
The Board of Directors
Neurotrope, Inc.
1185 Avenue of the Americas, 3rd Floor
New York, NY 10036
The Board of Directors:
You have requested the opinion (the “Opinion”) of Gemini Valuation Services, LLC (“GVS” and, for the avoidance of doubt, all references to pronouns such as “we” and “our”), as to the fairness from a financial point of view, of the contemplated Transaction (defined below) to the common stock holders of the company (the “Shareholders”) without giving effect to any impact of the Transaction on any particular shareholder other than in its capacity as a shareholder of Neurotrope, Inc. (the “Company” or “NTRP”).
As per a draft Agreement and Plan of Merger (the “Merger Agreement”) between, NTRP, Petros Pharmaceuticals, Inc., a Delaware corporation (“Petros”), PM Merger Sub 1, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Petros (“Merger Sub 1”), PN Merger Sub 2, Inc., a Nevada corporation and a wholly-owned subsidiary of Petros (“Merger Sub 2”), and Metuchen Pharmaceuticals LLC, a Delaware limited liability company (“Metuchen”), entered into an Agreement and Plan of Merger (the “Merger Agreement”).
•
Merger Sub 1 is merging with and into Metuchen, with Metuchen surviving as a wholly-owned subsidiary of Petros (the “Metuchen Merger”) and

•
Merger Sub 2 is merging with and into NTRP, with NTRP surviving as a wholly-owned subsidiary of Petros (the “Neurotrope Merger” and together with the Metuchen Merger, the “Transaction”).

Upon the closing of the Transaction, on a pro forma basis, current Neurotrope shareholders will own approximately 20.0% of the combined company and current Metuchen investors will own approximately 80.0% of the combined company.
In connection with the Transaction, NTRP plans to spin-off (the “Spin-Off”) its wholly-owned subsidiary, Neurotrope Biosciences, Inc. Substantially all of the consolidated operations of NTRP were conducted through such subsidiary and substantially all of the consolidated operating assets and liabilities of NTRP reside in such subsidiary. However, this Opinion does not address the Spin-Off or any matter related to the Spin-Off.
Our Opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. At your direction, we have not been asked to, nor do we, offer any opinion as to (i) the material terms of the Agreement or the form of the Transaction or any other contractual arrangement that the parties may enter into in connection with the Transaction or (ii) the fairness of the Transaction to, or any consideration that may be received in connection therewith by, the individual shareholders, nor do we offer any Opinion as to the relative fairness of the Consideration and the consideration to be received by different shareholders.
We have assumed, with your consent, that the representations and warranties of all parties to the Agreement are true and correct, that each party to the Agreement will perform all of the covenants and agreements required to be performed by such party, that all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and that the Transaction will be consummated in a timely manner

B-1-1

in accordance with the terms described in the Agreement, without any modifications or amendments thereto or any adjustment to the Consideration. In rendering this Opinion, we have also assumed, with your consent, that the final executed form of the Agreement does not differ in any material respect from the draft that we have examined along with the discussion on the draft. We have not been authorized to and have not solicited indications of interest in a possible transaction with the Company from any party.
In arriving at our Opinion, we have, among other things: (i) reviewed the financial statements for fiscal 2017 through 2019 and pro-forma financials through March 31, 2020 of both NTRP and Metuchen; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Target and the Company furnished to us by the Company; (iii) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (i) and (ii) of this paragraph, as well as the business and prospects of the Target generally; (iv) reviewed publicly available financial and stock market data, including valuation multiples, for certain other companies in lines of businesses of both the Company and the Target that we deemed relevant; (v) reviewed a draft of the Agreement, dated May 12, 2020; and (vi) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
In connection with our review, we have not assumed any responsibility for independent verification of any of the financial, legal, regulatory, tax accounting and other information supplied to, discussed with, or reviewed by us for the purpose of this Opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company or Metuchen, nor have we furnished with any such evaluation or appraisal. You have directed us to use the assumptions provided by management of Metuchen and the Company for the purposes of our analysis and this Opinion.
Our Opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.
In addition, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, any class of creditors or other constituencies of the Company, other than the shareholders of the Company. We also do not express any Opinion as to the fairness of the amount or nature of any compensation to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration or otherwise.
This Opinion is for the use and benefit of the Board of Directors of the Company in the evaluation of the Transaction.
Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the consideration for the shareholders of the Company in the Transaction is fair from a financial point of view to the Company.
Very truly yours,
GEMINI VALUATION SERVICES
/s/ Nathan Johnson

By: Nathan Johnson

Its: Managing Director

Date: 05/15/2020

B-1-2

Annex B-2
1100 Glendon Ave, 905 Los Angeles, CA 90024	T: 310-696-4001 F: 310-696-4007
Strictly Confidential
July 20, 2020
The Board of Directors
Neurotrope, Inc.
1185 Avenue of the Americas, 3rd Floor
New York, NY 10036
The Board of Directors:
You have requested the opinion (the “Opinion”) of Gemini Valuation Services, LLC (“GVS” and, for the avoidance of doubt, all references to pronouns such as “we” and “our”), as to the fairness from a financial point of view, of the contemplated Transaction (defined below) to the common stock holders of the company (the “Shareholders”) without giving effect to any impact of the Transaction on any particular shareholder other than in its capacity as a shareholder of Neurotrope, Inc. (the “Company” or “NTRP”).
As per the “Merger Agreement” dated May 17, 2020 and the draft of the First Amendment to the Merger Agreement and Plan of Merger dated July 20, 2020 between, NTRP, Petros Pharmaceuticals, Inc., a Delaware corporation (“Petros”), PM Merger Sub 1, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Petros (“Merger Sub 1”), PN Merger Sub 2, Inc., a Delaware corporation and a wholly-owned subsidiary of Petros (“Merger Sub 2”), and Metuchen Pharmaceuticals LLC, a Delaware limited liability company (“Metuchen”):
•
Merger Sub 1 is merging with and into Metuchen, with Metuchen surviving as a wholly-owned subsidiary of Petros (the “Metuchen Merger”) and

•
Merger Sub 2 is merging with and into NTRP, with NTRP surviving as a wholly-owned subsidiary of Petros (the “Neurotrope Merger” and together with the Metuchen Merger, the “Transaction”).

Upon the closing of the Transaction, on a pro forma basis, current Neurotrope shareholders will own approximately 22.5% of the combined company and current Metuchen investors will own approximately 77.5% of the combined company.
In connection with the Transaction, NTRP plans to spin-off (the “Spin-Off”) its wholly-owned subsidiary, Neurotrope Biosciences, Inc. Substantially all of the consolidated operations of NTRP were conducted through such subsidiary and substantially all of the consolidated operating assets and liabilities of NTRP reside in such subsidiary. However, this Opinion does not address the Spin-Off or any matter related to the Spin-Off.
Our Opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. At your direction, we have not been asked to,nor do we, offer any opinion as to (i) the material terms of the Agreement or the form of the Transaction or any other contractual arrangement that the parties may enter into in connection with the Transaction or (ii) the fairness of the Transaction to, or any consideration that may be received in connection therewith by, the individual shareholders, nor do we offer any Opinion as to the relative fairness of the Consideration and the consideration to be received by different shareholders.
We have assumed, with your consent, that the representations and warranties of all parties to the Agreement are true and correct, that each party to the Agreement will perform all of the covenants and agreements required to be performed by such party, that all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and that the Transaction will be consummated in a timely manner

B-2-1

in accordance with the terms described in the Agreement, without any modifications or amendments thereto or any adjustment to the Consideration. In rendering this Opinion, we have also assumed, with your consent, that the final executed form of the Agreement does not differ in any material respect from the draft that we have examined along with the discussion on the draft. We have not been authorized to and have not solicited indications of interest in a possible transaction with the Company from any party.
In arriving at our Opinion, we have, among other things: (i) reviewed the financial statements for fiscal 2017 through 2019 and pro-forma financials through March 31, 2020 of both NTRP and Metuchen; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Target and the Company furnished to us by the Company; (iii) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (i) and (ii) of this paragraph, as well as the business and prospects of the Target generally; (iv) reviewed publicly available financial and stock market data, including valuation multiples, for certain other companies in lines of businesses of both the Company and the Target that we deemed relevant; (v) reviewed the Merger Agreement, dated May 17, 2020 and the draft of the First Amendment to the Merger Agreement and Plan of Merger dated July 20, 2020; and (vi) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
In connection with our review, we have not assumed any responsibility for independent verification of any of the financial, legal, regulatory, tax accounting and other information supplied to, discussed with, or reviewed by us for the purpose of this Opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company or Metuchen, nor have we furnished with any such evaluation or appraisal. You have directed us to use the assumptions provided by management of Metuchen and the Company for the purposes of our analysis and this Opinion.
Our Opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.
In addition, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, any class of creditors or other constituencies of the Company, other than the shareholders of the Company. We also do not express any Opinion as to the fairness of the amount or nature of any compensation to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration or otherwise.
This Opinion is for the use and benefit of the Board of Directors of the Company in the evaluation of the Transaction.
Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the consideration for the shareholders of the Company in the Transaction is fair from a financial point of view to the Company.
Very truly yours,
GEMINI VALUATION SERVICES
/s/ Nathan Johnson

By: Nathan Johnson

Its: Managing Director

Date: 07/20/2020

CONFIDENTIAL

B-2-2

Annex B-3
1100 Glendon Ave, 905 Los Angeles, CA 90024	T: 310-696-4001 F: 310-696-4007
Strictly Confidential
September 24, 2020
The Board of Directors
Neurotrope, Inc.
1185 Avenue of the Americas, 3rd Floor
New York, NY 10036
The Board of Directors:
You have requested the opinion (the “Opinion”) of Gemini Valuation Services, LLC (“GVS” and, for the avoidance of doubt, all references to pronouns such as “we” and “our”), as to the fairness from a financial point of view, of the contemplated Transaction (defined below) to the common stock holders of the company (the “Shareholders”) without giving effect to any impact of the Transaction on any particular shareholder other than in its capacity as a shareholder of Neurotrope, Inc. (the “Company” or “NTRP”).
As per the “Merger Agreement” dated May 17, 2020 (that was further amended on July 23, 2020) and the draft of the Second Amendment to the Merger Agreement and Plan of Merger dated September 20, 2020 between, NTRP, Petros Pharmaceuticals, Inc., a Delaware corporation (“Petros”), PM Merger Sub 1, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Petros (“Merger Sub 1”), PN Merger Sub 2, Inc., a Delaware corporation and a wholly-owned subsidiary of Petros (“Merger Sub 2”), and Metuchen Pharmaceuticals LLC, a Delaware limited liability company (“Metuchen”):
•
Merger Sub 1 is merging with and into Metuchen, with Metuchen surviving as a wholly-owned subsidiary of Petros (the “Metuchen Merger”) and

•
Merger Sub 2 is merging with and into NTRP, with NTRP surviving as a wholly-owned subsidiary of Petros (the “Neurotrope Merger” and together with the Metuchen Merger, the “Transaction”).

Upon the closing of the Transaction, on a pro forma basis, current Neurotrope shareholders will own approximately 49.0% of the combined company and current Metuchen investors will own approximately 51.0% of the combined company (subject to adjustments based on Earnout Payments as per the Second Amendment).
In connection with the Transaction, NTRP plans to spin-off (the “Spin-Off”) its wholly-owned subsidiary, Neurotrope Biosciences, Inc. Substantially all of the consolidated operations of NTRP were conducted through such subsidiary and substantially all of the consolidated operating assets and liabilities of NTRP reside in such subsidiary. However, this Opinion does not address the Spin-Off or any matter related to the Spin-Off.
Our Opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. At your direction, we have not been asked to, nor do we, offer any opinion as to (i) the material terms of the Agreement or the form of the Transaction or any other contractual arrangement that the parties may enter into in connection with the Transaction or (ii) the fairness of the Transaction to, or any consideration that may be received in connection therewith by, the individual shareholders, nor do we offer any Opinion as to the relative fairness of the Consideration and the consideration to be received by different shareholders.
We have assumed, with your consent, that the representations and warranties of all parties to the Agreement are true and correct, that each party to the Agreement will perform all of the covenants and agreements required to be performed by such party, that all conditions to the consummation of the Transaction

B-3-1

will be satisfied without waiver thereof, and that the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement, without any modifications or amendments thereto or any adjustment to the Consideration. In rendering this Opinion, we have also assumed, with your consent, that the final executed form of the Agreement does not differ in any material respect from the draft that we have examined along with the discussion on the draft. We have not been authorized to and have not solicited indications of interest in a possible transaction with the Company from any party.
In arriving at our Opinion, we have, among other things: (i) reviewed the financial statements for fiscal 2017 through 2019 and pro-forma financials through June 30, 2020 of both NTRP and Metuchen; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Target and the Company furnished to us by the Company; (iii) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (i) and (ii) of this paragraph, as well as the business and prospects of the Target generally; (iv) reviewed publicly available financial and stock market data, including valuation multiples, for certain other companies in lines of businesses of both the Company and the Target that we deemed relevant; (v) reviewed the Merger Agreement, dated May 17, 2020, First Amendment to the Merger Agreement and Plan of Merger dated July 23, 2020 and the draft of the Second Amendment to the Merger Agreement and Plan of Merger dated September 20, 2020; and (vi) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
In connection with our review, we have not assumed any responsibility for independent verification of any of the financial, legal, regulatory, tax accounting and other information supplied to, discussed with, or reviewed by us for the purpose of this Opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company or Metuchen, nor have we furnished with any such evaluation or appraisal. You have directed us to use the assumptions provided by management of Metuchen and the Company for the purposes of our analysis and this Opinion.
Our Opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.
In addition, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, any class of creditors or other constituencies of the Company, other than the shareholders of the Company. We also do not express any Opinion as to the fairness of the amount or nature of any compensation to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration or otherwise.
This Opinion is for the use and benefit of the Board of Directors of the Company in the evaluation of the Transaction.
Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the consideration for the shareholders of the Company in the Transaction is fair from a financial point of view to the Company.
Very truly yours,
GEMINI VALUATION SERVICES
/s/ Nathan Johnson

By: Nathan Johnson

Its: Managing Director

Date: 09/24/2020
CONFIDENTIAL

B-3-2

ANNEX C
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PETROS PHARMACEUTICALS, INC.
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
Petros Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
DOES HEREBY CERTIFY:
1. That the name of this corporation is Petros Pharmaceuticals, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on May 14, 2020 under the name Petros Pharmaceuticals, Inc.
2. That the Board of Directors of the Corporation (the “Board of Directors”) duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:
RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:
FIRST: The name of this corporation is Petros Pharmaceuticals, Inc. (the “Corporation”).
SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Corporation.
THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (a) 150,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”) and (b) 50,000,000 shares of Preferred Stock, $0.0001 par value per share and stated value (“Stated Value”) per share of $1,000.00 (“Preferred Stock”).
The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.
A. COMMON STOCK
1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.
2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) the affirmative vote of the holders of record of the shares of Common Stock and Preferred Stock (voting as a single class on an as-converted basis), irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B. PREFERRED STOCK
The Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. The rights, preferences, powers, privileges and restrictions, qualifications and limitations of the Preferred Stock are as set forth below in this Part B of this Article Fourth. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.
1. Ranking. Except with respect to any current or future series of preferred stock of pari passu rank to the Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Parity Stock”), all shares of capital stock of the Corporation shall be junior in rank to all Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Junior Stock”). The rights of all such shares of capital stock of the Corporation shall be subject to the rights, powers, preferences and privileges of the Preferred Stock. In the event of the merger or consolidation of the Corporation with or into another corporation, shares of Preferred Stock shall maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation shall result inconsistent therewith. For the avoidance of doubt, in no circumstance will a share of Preferred Stock have any rights subordinate or otherwise inferior to the rights of shares of Parity Stock or Common Stock.
2. Participation. In addition to any adjustments pursuant to Section 6.4, the holders of shares of Preferred Stock (each a “Preferred Holder” and, collectively, the “Preferred Holders”) shall be entitled to receive such dividends paid and distributions made to the holders of shares of Common Stock to the same extent as if such Preferred Holder had converted each share of Preferred Stock held by each of them into shares of Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of shares of Common Stock (provided, however, to the extent that a Preferred Holder’s right to participate in any such dividend or distribution would result in such Preferred Holder exceeding the Maximum Percentage, then such Preferred Holder shall not be entitled to participate in such dividend or distribution to such extent (or the beneficial ownership of any such shares of Common Stock as a result of such dividend or distribution to such extent) and such dividend or distribution to such extent shall be held in abeyance for the benefit of such Preferred Holder until such time, if ever, as its right thereto would not result in such Preferred Holder exceeding the Maximum Percentage).
3. Liquidation, Dissolution or Winding Up. In the event of a Liquidation Event, the Preferred Holders shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of Junior Stock, an amount per share of Preferred Stock equal to the amount per share such Preferred Holder would receive if such Preferred Holder converted such Preferred Stock into Common Stock immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the Preferred Holders and holders of shares of Parity Stock, then each Preferred Holder and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Preferred Holder and such holder of Parity Stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all Preferred Holders and all holders of shares of Parity Stock. To the extent necessary, the Corporation shall cause such actions to be taken by each of its subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the

Corporation or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Corporation and its Subsidiaries, taken as a whole (a “Liquidation Event”) to be distributed to the Preferred Holders in accordance with this Section 3. All the preferential amounts to be paid to the Preferred Holders under this Section 3 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Corporation to the holders of shares of Junior Stock in connection with a Liquidation Event as to which this Section 3 applies.
4. Voting. Preferred Holders shall have no voting rights, except as required by law (including without limitation, the General Corporation Law and as expressly provided in this Certificate of Incorporation. Subject to Section 5, to the extent that under the General Corporation Law the Preferred Holders are required to vote on a matter with holders of shares of Common Stock, voting together as one class, each share of Preferred Stock shall entitle the Preferred Holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible (subject to the ownership limitations specified in Section 5 hereof) using the record date for determining the stockholders of the Corporation eligible to vote on such matters as the date as of which the Conversion Price is calculated. Preferred Holders shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled by vote, which notice would be provided pursuant to the Bylaws of the Corporation and the General Corporation Law.
5. Limitation of Beneficial Ownership. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, the shares of Preferred Stock held by a Preferred Holder shall not be convertible by such Preferred Holder, and the Corporation shall not effect any conversion of any shares of Preferred Stock held by such holder, to the extent (but only to the extent) that such Preferred Holder or any of its affiliates would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Common Stock. To the extent the above limitation applies, the determination of whether the shares of Preferred Stock held by such Preferred Holder shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by such holder or any of its affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by such holder and its affiliates) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Corporation for conversion, exercise or exchange (as the case may be). No prior inability of a Preferred Holder to convert shares of Preferred Stock, or of the Corporation to issue shares of Common Stock to such holder, pursuant to this Section 5 shall have any effect on the applicability of the provisions of this Section 5 with respect to any subsequent determination of convertibility or issuance (as the case may be). For purposes of this Section 5, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. The provisions of this Section 5 shall be implemented in a manner otherwise than in strict conformity with the terms of this Section 5 to correct this Section 5 (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this Section 5 shall apply to a successor holder of shares of Preferred Stock. The Corporation may not waive this Section 5 without the consent of holders of a majority of its Common Stock. For any reason at any time, upon the written or oral request of a Preferred Holder, the Corporation shall within one (1) Business Day confirm orally and in writing to such holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Certificate of Incorporation. By written notice to the Corporation, any Preferred Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to the Corporation, and (ii) any such increase or decrease will apply only to such Preferred Holder sending such notice and not to any other Preferred Holder.

6. Conversion.
Each share of Preferred Stock shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock on the terms and conditions set forth in this Section 6.
6.1 Conversion Right. Subject to the provisions of Section 5, at any time or times on or after the Initial Issuance Date, each Preferred Holder shall be entitled to convert any whole number of shares of Preferred Stock into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 6.3 at the Conversion Rate (as defined below).
6.2 Conversion Rate. The number of validly issued, fully paid and non-assessable shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 6.1 shall be determined according to the following formula (the “Conversion Rate”):
Conversion Amount
Conversion Price
No fractional shares of Common Stock are to be issued upon the conversion of any shares of Preferred Stock. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share. “Conversion Amount” shall mean, with respect to each share of Preferred Stock, as of the applicable date of determination, the Stated Value thereof.
6.3 Mechanics of Conversion. The conversion of each share of Preferred Stock shall be conducted in the following manner:
6.3.1 Preferred Holder’s Conversion. To convert a share of Preferred Stock into validly issued, fully paid and non-assessable shares of Common Stock on any date (a “Conversion Date”), a Preferred Holder shall deliver (whether via electronic mail, facsimile or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion of the share(s) of Preferred Stock subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Corporation. If required by Section 6.3.6, within five (5) Trading Days following a conversion of any such shares of Preferred Stock as aforesaid, such Preferred Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Corporation the original certificates representing the share(s) of Preferred Stock (the “Preferred Stock Certificates”) so converted as aforesaid. “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Required Holders.
6.3.2 Corporation’s Response. On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice, the Corporation shall transmit by electronic mail or facsimile an acknowledgment of confirmation, in the form attached hereto as Exhibit II, of receipt of such Conversion Notice to such Preferred Holder and the Corporation’s transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the second (2nd) Trading Day following the date of receipt by the Corporation of such Conversion Notice, the Corporation shall (1) provided that (x) the Transfer Agent is participating in the Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer Program and (y) Common Stock shares to be so issued are otherwise eligible for resale pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Preferred Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if either of the immediately preceding clauses (x) or (y) are not satisfied, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Preferred Holder or its designee, for the number of shares of Common Stock to which such Preferred Holder shall be entitled. If the number of shares of Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion pursuant to Section 6.3.6 is greater than the number of Preferred Stock being converted, then the Corporation shall if requested by such Preferred Holder, as soon as practicable and in no event later than three (3) Trading Days after receipt of the Preferred Stock Certificate(s) and at its own expense, issue and deliver to such Preferred Holder (or its designee) a new Preferred Stock Certificate representing the number of shares of Preferred Stock not converted.
6.3.3 Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of shares of Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.
6.3.4 Corporation’s Failure to Timely Convert. If the Corporation shall fail, for any reason or for no reason, to issue to a Preferred Holder within three (3) Trading Days after the Corporation’s receipt of a Conversion Notice (whether via electronic mail, facsimile or otherwise) (the “Share Delivery Deadline”), a certificate for the number of shares of Common Stock to which such Preferred Holder is entitled and register such shares of Common Stock on the Corporation’s share register or to credit such Preferred Holder’s or its designee’s balance account with DTC for such number of shares of Common Stock to which such Preferred Holder is entitled upon such Preferred Holder’s conversion of any shares of Preferred Stock (as the case may be) (a “Conversion Failure”), then, in addition to all other remedies available to such Preferred Holder, such Preferred Holder, upon written notice to the Corporation, may void its Conversion Notice with respect to, and retain or have returned (as the case may be) any shares of Preferred Stock that have not been converted pursuant to such Preferred Holder’s Conversion Notice, provided that the voiding of a Conversion Notice shall not affect the Corporation’s obligations to make any payments which have accrued prior to the date of such notice pursuant to the terms of this Certificate of Designations or otherwise. In addition to the foregoing, if within three (3) Trading Days after the Corporation’s receipt of a Conversion Notice (whether via electronic mail, facsimile or otherwise), the Corporation shall fail to issue and deliver a certificate to such Preferred Holder and register such shares of Common Stock on the Corporation’s share register or credit such Preferred Holder’s or its designee’s balance account with DTC for the number of shares of Common Stock to which such Preferred Holder is entitled upon such Preferred Holder’s conversion hereunder (as the case may be), and if on or after such third (3rd) Trading Day such Preferred Holder (or any other Person in respect, or on behalf, of such Preferred Holder) purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Preferred Holder of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock, issuable upon such conversion that such Preferred Holder so anticipated receiving from the Corporation, then, in addition to all other remedies available to such Preferred Holder, the Corporation shall, within three (3) Business Days after such Holder’s request, which request shall include reasonable documentation of all broker fees, costs and expenses and in such Preferred Holder’s discretion, either (i) pay cash to such Preferred Holder in an amount equal to such Holder’s total purchase price (including brokerage commissions and other reasonable out of pocket expenses related to the buy-in, if any) for the shares of Common Stock so purchased (including, without limitation, by any other Person in respect, or on behalf, of such Preferred Holder) (the “Buy-In Price”), at which point the Corporation’s obligation to so issue and deliver such certificate or credit such Preferred Holder’s balance account with DTC for the number of shares of Common Stock to which such Preferred Holder is entitled upon such Preferred Holder’s conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to so issue and deliver to such Preferred Holder a certificate or certificates representing such shares of Common Stock or credit such Preferred Holder’s balance account with DTC for the number of shares of Common Stock to which such Preferred Holder is entitled upon such Preferred Holder’s conversion hereunder (as the case may be) and pay cash to such Preferred Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock multiplied by (B) the sale price of the Common Stock at which the sell order giving rise to such purchase obligation was executed.
6.3.5 Pro Rata Conversion: Disputes. In the event the Corporation receives a Conversion Notice from more than one Preferred Holder for the same Conversion Date and the Corporation can convert some, but not all, of such shares of Preferred Stock submitted for conversion, the Corporation shall convert from each Preferred Holder electing to have shares of Preferred Stock converted on such date a pro rata amount of such Preferred Holder’s shares of Preferred Stock submitted for conversion on such date based on the number of shares of Preferred Stock submitted for conversion on such date by such Preferred Holder relative to the aggregate number of shares of Preferred Stock submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to a Preferred Holder in connection with a conversion of shares of Preferred Stock the Corporation shall issue to such Preferred Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with the Purchase Agreement.
6.3.6 Book-Entry. Notwithstanding anything to the contrary set forth in this Section 6, upon conversion of any shares of Preferred Stock in accordance with the terms hereof, no Preferred Holder thereof shall be required to physically surrender the certificate representing the shares of Preferred Stock to the Corporation following conversion thereof unless (A) the full or remaining number of shares of Preferred Stock represented by the certificate are being converted (in which event such certificate(s) shall be delivered to the Corporation as contemplated by this Section 6.3.6 or (B) such Preferred Holder has provided the Corporation with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of shares of Preferred Stock upon physical surrender of any shares of Preferred Stock. Each Preferred Holder and the Corporation shall maintain records showing the number of shares of Preferred Stock so converted by such Holder and the dates of such conversions or shall use such other method, reasonably satisfactory to such Preferred Holder and the Corporation, so as not to require physical surrender of the certificate representing the shares of Preferred Stock upon each such conversion. In the event of any dispute or discrepancy, such records of such Preferred Holder establishing the number of shares of Preferred Stock to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. A Preferred Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Stock, the number of shares of Preferred Stock represented by such certificate may be less than the number of shares of Preferred Stock stated on the face thereof. Each certificate for shares of Preferred Stock shall bear the following legend:
ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION’S CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 6.3.6 THEREOF. THE NUMBER OF SHARES OF PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 6.3.6 OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.
6.3.7 Notwithstanding the foregoing, with respect to any Conversion Notice(s) delivered on or prior to 12:00 p.m. (New York City time) on the Initial Issuance Date, the Corporation agrees to deliver the shares of Common Stock underlying the Preferred Stock subject to such notice(s) by 4:00 p.m. (New York City time) on the Initial Issuance Date.
6.3.8 Taxes. The Corporation shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof), issuance and other similar taxes that may be payable with respect to the issuance and delivery of shares of Common Stock upon the conversion of shares of Preferred Stock.

6.3.9 Notwithstanding the foregoing, with respect to any Conversion Notice(s) delivered on or prior to 12:00 p.m. (New York City time) on the Initial Issuance Date, the Corporation agrees to deliver the shares of Common Stock underlying the Preferred Stock subject to such notice(s) by 4:00 p.m. (New York City time) on the Initial Issuance Date.
6.4 Subdivision or Combination of Common Stock. Without limiting any provision of Section 2, if the Company at any time on or after the Initial Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision of Section 2, if the Company at any time on or after the Initial Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 6.4 shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 6.4 occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.
6.5 Reservation of Shares. The Corporation shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock equal to 100% of the Conversion Rate with respect to the Conversion Amount of each Preferred Share as of the Initial Issuance Date (assuming for purposes hereof, that such shares of Preferred Stock are convertible at the Conversion Price and without taking into account any limitations on the conversion of such Preferred Stock set forth in herein). So long as any of the shares of Preferred Stock are outstanding, the Corporation shall take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, as of any given date, 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the shares of Preferred Stock issued and outstanding, without taking into account any limitations on the issuance of securities set forth herein, provided that at no time shall the number of shares of Common Stock so available be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions contained in this Certificate of Incorporation) (the “Required Amount”). The initial number of shares of Common Stock reserved for conversions of the Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the Preferred Holders based on the number of shares of Preferred Stock held by each Preferred Holder on the Initial Issuance Date or increase in the number of reserved shares (as the case may be) (the “Authorized Share Allocation”). In the event a Preferred Holder shall sell or otherwise transfer any of such Preferred Holder’s shares of Preferred Stock, each transferee shall be allocated a pro rata portion of such Preferred Holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any shares of Preferred Stock shall be allocated to the remaining Preferred Holders of Preferred Stock, pro rata based on the number of shares of Preferred Stock then held by such Preferred Holders.
6.6 Insufficient Authorized Shares. If, notwithstanding Section 6.5 and not in limitation thereof, at any time while any of the shares of Preferred Stock remain outstanding the Corporation does not have a sufficient number of authorized and unissued shares of Common Stock to satisfy its obligation to have available for issuance upon conversion of the Preferred Stock at least a number of shares of Common Stock equal to the Required Amount (an “Authorized Share Failure”), then the Corporation shall promptly take all reasonable action (within its control) to increase the Corporation’s authorized shares of Common Stock to an amount sufficient to allow the Corporation to reserve and have available the Required Amount for all of the Preferred Stock then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Corporation shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Corporation shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock.

7. Special Provisions for Preferred Holders.
7.1 Vote to Change the Terms of or Issue Preferred Stock. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the holders of at least two-thirds (2/3) of the shares of outstanding Preferred Stock (the “Required Holders”), voting together as a single class, the Corporation shall not: (a) amend or repeal any provision of, or add any provision to, its Certificate of Incorporation or Bylaws of the Corporation, or file any certificate of designations or certificate of amendment, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Preferred Stock regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; provided, however, the Corporation shall be entitled, without the consent of the Required Holders unless such consent is otherwise required by the General Corporation Law, to amend the Certificate of Incorporation to effectuate one or more reverse stock splits of its issued and outstanding Common Stock for purposes of maintaining compliance with the rules and regulations of the Nasdaq Capital Market; or (b) without limiting any provision of Section 7.2, whether or not prohibited by the terms of the Preferred Stock, circumvent a right of the Preferred Stock.
7.2 Noncircumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Certificate of Incorporation, the Bylaws of the Corporation or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Incorporation, and will at all times in good faith carry out all the provisions of this Certificate of Incorporation and take all action as may be required to protect the rights of the Preferred Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Incorporation, the Corporation (i) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any Preferred Stock above the Conversion Price then in effect without the consent or vote of the Required Holders, (ii) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Preferred Stock and (iii) shall, so long as any shares of Preferred Stock are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the shares of Preferred Stock then outstanding (without regard to any limitations on conversion contained herein).
7.3 Disclosure. Upon receipt or delivery by the Corporation of any notice in accordance with the terms of this Certificate of Incorporation, unless the Corporation has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Corporation or any of its subsidiaries, the Corporation shall simultaneously with any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Corporation believes that a notice contains material, non-public information relating to the Corporation or any of its subsidiaries, the Corporation so shall indicate to each Preferred Holder contemporaneously with delivery of such notice, and in the absence of any such indication, each Preferred Holder shall be allowed to presume that all matters relating to such notice do not constitute material, non-public information relating to the Corporation or its subsidiaries.
7.4 Preferred Stock Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Preferred Holders), a register for the shares of Preferred Stock, in which the Corporation shall record the name, address, E-mail address and facsimile number of the Persons in whose name the shares Preferred Stock have been issued, as well as the name and address of each transferee. The Corporation may treat the Person in whose name any Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.
7.5 Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificates representing shares of Preferred Stock (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Preferred Holder to the Corporation in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Corporation shall execute and deliver new certificate(s) of like tenor and date.
7.6 Failure or Indulgence Not Waiver. No failure or delay on the part of a Preferred Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. Part B of this Certificate of Incorporation shall be deemed to be jointly drafted by the Corporation and all Preferred Holders and shall not be construed against any Person as the drafter hereof.
7.7 Notices. The Corporation shall provide each Preferred Holder with prompt written notice of all actions taken pursuant to the terms of Part B of this Certificate of Incorporation, including in reasonable detail a description of such action and the reason therefor. Whenever notice is required to be given to Preferred Holders under this Certificate of Incorporation, unless otherwise provided herein, such notice must be in writing. Without limiting the generality of the foregoing, the Corporation shall give written notice to each Preferred Holder (i) promptly following any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any options, convertible securities or rights to purchase stock, warrants, securities or other property to all holders of shares of Common Stock as a class or (C) for determining rights to vote with respect to any dissolution or liquidation, provided, in each case, that such information shall be made known to the public prior to, or simultaneously with, such notice being provided to any Preferred Holder.
7.8 Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided Part B of this Certificate of Incorporation shall be cumulative and in addition to all other remedies available under this Certificate of Incorporation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit any Preferred Holder’s right to pursue actual and consequential damages for any failure by the Corporation to comply with the terms of this Certificate of Incorporation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Preferred Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Preferred Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, each Preferred Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required, to the extent permitted by applicable law. The Corporation shall provide all information and documentation to a Preferred Holder that is requested by such Preferred Holder to enable such Preferred Holder to confirm the Corporation’s compliance with the terms and conditions of this Certificate of Incorporation.
7.9 Amendment. Any stockholder action, approval or consent required, desired or otherwise sought by the Corporation pursuant to the General Corporation Law, the Certificate of Incorporation, or otherwise with respect to the issuance of Preferred Stock may be effected by written consent of the Corporation’s stockholders or at a duly called meeting of the Corporation’s stockholders, all in accordance with the applicable rules and regulations of the General Corporation Law. This Certificate of Incorporation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the General Corporation Law, of the Required Holders, voting separate as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the General Corporation Law and the Certificate of Incorporation.
FIFTH: Subject to any additional vote required by the Certificate of Incorporation or Bylaws of the Corporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.
SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.
Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.
TENTH: The following indemnification provisions shall apply to the persons enumerated below.
1. Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability Corporation, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article Tenth, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board.
2. Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition; provided, that to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Tenth or otherwise.
3. Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article Tenth is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
4. Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability Corporation, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board.
5. Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorney’s fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board.
6. Non-Exclusivity of Rights. The rights conferred on any person by this Article Tenth shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.
7. Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another Corporation, partnership, limited liability Corporation, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Corporation, partnership, limited liability Corporation, joint venture, trust, organization or other enterprise.
8. Insurance. The Board may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Tenth; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Tenth.
9. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.
ELEVENTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.
TWELFTH: A director of the Corporation shall not, in the absence of fraud, be disqualified by his or her office from dealing or contracting with the Corporation either as a vendor, purchaser or otherwise, nor in the absence of fraud shall a director of the Corporation be liable to account to the Corporation for any profit realized by him or her from or through any transaction or contract of the Corporation by reason of the fact that such director, or any firm of which such director is a member, partner or manager or any corporation of which such director is an officer, director or stockholder, was interested in such transaction or contract, if such transaction or contract has been authorized, approved or ratified in a manner provided in the General Corporation Law for authorization, approval or ratification of transactions or contracts between the Corporation and one or more of its directors or officers or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, and in accordance with the terms of, and subject to any approval requirements set forth in, the Certificate of Incorporation and any other then effective governing document or agreement of the Corporation.
THIRTEENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction or any action arising under the federal securities laws, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of Article Thirteenth will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. If any provision or provisions of this Article Thirteenth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Thirteenth (including, without limitation, each portion of any sentence of this Article Thirteenth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
FOURTEENTH: No stockholder of the Corporation shall, solely in such stockholder’s capacity as such, have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation, except to the extent that such a right is otherwise expressly provided in favor of such stockholder by the terms of a separate written agreement between the Corporation and such stockholder.
FIFTEENTH: The Corporation is to have perpetual existence.
SIXTEENTH: The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law.
*  *  *

Exhibit I
PETROS PHARMACEUTICALS, INC.
CONVERSION NOTICE
Reference is made to Part B of the Certificate of Incorporation of Petros Pharmaceuticals, Inc. (the “Certificate of Incorporation”). In accordance with and pursuant to the Certificate of Incorporation, the undersigned hereby elects to convert the number of shares of Preferred Stock, $0.0001 par value per share (the “Preferred Shares”), of Petros Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), indicated below into shares of common stock, $0.0001 value per share (the “Common Stock”), of the Corporation, as of the date specified below.
Date of Conversion:

Number of Preferred Shares to be converted:

Share certificate numbers of Preferred Shares to be converted:

Tax ID Number (if applicable):

Conversion Price:
Please issue the shares of Common Stock into which the Preferred Shares are being converted in the following name and to the following address:
Issue to:

Address:

Telephone Number:

Email Address:

Facsimile Number:

Preferred Holder Name:

By:

Title:

Date:

Account Number (if by electronic book entry transfer):

Transaction Code Number (if by electronic book entry transfer):

Exhibit II
ACKNOWLEDGEMENT
The Corporation hereby acknowledges this Conversion Notice and hereby directs [      ] to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated [           ], from the Corporation and acknowledged and agreed to by [           ].
PETROS PHARMACEUTICALS, INC
By:
Name:
Title:

ANNEX D
PETROS PHARMACEUTICALS, INC.
2020 OMNIBUS INCENTIVE COMPENSATION PLAN
The purpose of the Petros Pharmaceuticals, Inc. 2020 Omnibus Incentive Compensation Plan (the “Plan”) is to provide employees of Petros Pharmaceuticals, Inc. (the “Company”) and its subsidiaries, certain consultants and advisors who perform services for the Company or its subsidiaries, and non-employee members of the Board of Directors of the Company with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, stock units and other stock-based awards.
The Plan is a successor to the Neurotrope, Inc. 2017 Equity Incentive Plan and the 2013 Equity Incentive Plan, as amended as of July 23, 2014 and further amended as of November 21, 2016 (collectively, the “Prior Plans”). No additional grants have been or will be made under the Prior Plans on and after the Effective Date. Outstanding grants under the Prior Plans shall continue in effect according to their terms, and the shares with respect to outstanding grants under the Prior Plans shall be issued or transferred in accordance with the terms of the Prior Plans.
The Plan is effective as of the Effective Date. Awards granted prior to the Effective Date shall continue to be governed by the applicable Award Agreements and the terms of the Prior Plans, and the Committee shall administer such Awards in accordance with the Prior Plans.
The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefitting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders.
Section 1.   Definitions
The following terms shall have the meanings set forth below for purposes of the Plan:
(a)   “Award” shall mean an Option, SAR, Stock Award, Stock Unit or Other Stock-Based Award granted under the Plan.
(b)   “Award Agreement” shall mean the written agreement that sets forth the terms and conditions of an Award, including all amendments thereto.
(c)   “Board” shall mean the Board of Directors of the Company.
(d)   “Cause” shall have the meaning given to that term in any written employment agreement, offer letter, consulting agreement or severance agreement between the Employer and the Participant, or if no such agreement exists or if such term is not defined therein, and unless otherwise defined in the Award Agreement, “Cause” shall mean a finding by the Committee of conduct involving one or more of the following: (i) the substantial and continuing failure of the Participant, after notice thereof, to render services to the Company or its subsidiaries in accordance with the terms or requirements of his or her employment, engagement as a Non-Employee Director or a Key Advisor; (ii) disloyalty, gross negligence, willful misconduct, dishonesty or breach of fiduciary duty to the Company or a Subsidiary; (iii) the commission of an act of embezzlement or fraud; (iv) deliberate disregard of the rules or policies of the Company or a Subsidiary which results in direct or indirect loss, damage or injury to the Company or a Subsidiary; (v) the unauthorized disclosure of any trade secret or confidential information of the Company or a Subsidiary; or (vi) the Participant’s breach of any written non-competition, non-solicitation, invention assignment or confidentiality agreement between the Participant and the Company or any of its subsidiaries.
(e)   “CEO” shall mean the Chief Executive Officer of the Company.
(f)   A “Change in Control” shall be deemed to have occurred if:
(i)   the acquisition, directly or indirectly, by a “person” (within the meaning of Section 13(d)(3) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that the following acquisitions of Voting Securities shall not constitute a Change in Control: (A) any acquisition by or from the Company or any of its subsidiaries, or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, (B) any acquisition by any underwriter in any firm commitment underwriting of securities to be issued by the Company, or (C) any acquisition by any corporation (or other entity) if, immediately following such acquisition, 50% or more of the then outstanding shares of common stock (or other equity unit) of such corporation (or other entity) and the combined voting power of the then outstanding voting securities of such corporation (or other entity), are beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who, immediately prior to such acquisition, were the beneficial owners of the then outstanding shares of Common Stock and the Voting Securities in substantially the same proportions, respectively, as their ownership immediately prior to the acquisition of the shares of Common Stock and Voting Securities; or
(ii)   the consummation of the sale or other disposition of all or substantially all of the assets of the Company, other than to a wholly-owned subsidiary of the Company or to a holding company of which the Company is a direct or indirect wholly owned subsidiary prior to such transaction; or
(iii)   the consummation of a reorganization, merger or consolidation of the Company, other than a reorganization, merger or consolidation, which would result in the Voting Securities outstanding immediately prior to the transaction continuing to represent (whether by remaining outstanding or by being converted to voting securities of the surviving entity) 65% or more of the Voting Securities or the voting power of the voting securities of such surviving entity outstanding immediately after such transaction; or
(iv)   the consummation of a plan of complete liquidation of the Company; or
(v)   the following individuals cease for any reason to constitute a majority of the Board: individuals who, as of the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved and recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended.
Notwithstanding the foregoing, if an Award constitutes deferred compensation subject to section 409A of the Code and the Award provides for payment upon a Change in Control, then, for purposes of such payment provisions, no Change in Control shall be deemed to have occurred upon an event described in items (i)  – (v) above unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under section 409A of the Code.
(g)   “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
(h)   “Committee” shall mean the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan. The Committee shall also consist of directors who are “non-employee directors” as defined under Rule 16b-3 promulgated under the Exchange Act and “independent directors,” as determined in accordance with the independence standards established by the stock exchange on which the Common Stock is at the time primarily traded.
(i)   “Common Stock” shall mean common stock of the Company.
(j)   “Company” shall mean Petros Pharmaceuticals, Inc. and shall include its successors.

(k)   “Disability” or “Disabled” shall mean, unless otherwise set forth in the Award Agreement, a Participant’s becoming disabled within the meaning of the Employer’s long-term disability plan applicable to the Participant, or, if there is no such plan, a physical or mental condition that prevents the Participant from performing the essential functions of the Participant’s position (with or without reasonable accommodation) for a period of six consecutive months.
(l)   “Dividend Equivalent” shall mean an amount determined by multiplying the number of shares of Common Stock subject to a Stock Unit or Other Stock-Based Award by the per-share cash dividend paid by the Company on its outstanding Common Stock, or the per-share Fair Market Value of any dividend paid on its outstanding Common Stock in consideration other than cash. If interest is credited on accumulated divided equivalents, the term “Dividend Equivalent” shall include the accrued interest.
(m)   “Effective Date” shall mean [•], provided stockholder approval of the Plan is received on or around such date.
(n)   “Employee” shall mean an employee of the Employer (including an officer or director who is also an employee), but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.
(o)   “Employed by, or providing service to, the Employer” shall mean employment or service as an Employee, Key Advisor or member of the Board (so that, for purposes of exercising Options and SARs and satisfying conditions with respect to Stock Awards, Stock Units and Other Stock-Based Awards, a Participant shall not be considered to have terminated employment or service until the Participant ceases to be an Employee, Key Advisor and member of the Board), unless the Committee determines otherwise. If a Participant’s relationship is with a subsidiary of the Company and that entity ceases to be a subsidiary of the Company, the Participant will be deemed to cease employment or service when the entity ceases to be a subsidiary of the Company, unless the Participant transfers employment or service to an Employer.
(p)   “Employer” shall mean the Company and its subsidiaries.
(q)   “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(r)   “Exercise Price” shall mean the per share price at which shares of Common Stock may be purchased under an Option, as designated by the Committee.
(s)   “Fair Market Value” shall mean:
(i)   If the Common Stock is publicly traded, the Fair Market Value per share shall be determined as follows: (A) if the principal trading market for the Common Stock is a national securities exchange, the closing sales price during regular trading hours on the relevant date or, if there were no trades on that date, the latest preceding date upon which a sale was reported, or (B) if the Common Stock is not principally traded on any such exchange, the last reported sale price of a share of Common Stock during regular trading hours on the relevant date, as reported by the OTC Bulletin Board.
(ii)   If the Common Stock is not publicly traded or, if publicly traded, is not subject to reported transactions as set forth above, the Fair Market Value per share shall be determined by the Committee through any reasonable valuation method authorized under the Code.
(t)   “Incentive Stock Option” shall mean an Option that is intended to meet the requirements of an incentive stock option under section 422 of the Code.
(u)   “Key Advisor” shall mean a consultant or advisor of the Employer.
(v)   “Non-Employee Director” shall mean a member of the Board who is not an Employee.

(w)   “Nonqualified Stock Option” shall mean an Option that is not intended to be taxed as an incentive stock option under section 422 of the Code.
(x)   “Option” shall mean an option to purchase shares of Common Stock, as described in Section 6.
(y)   “Other Stock-Based Award” shall mean any Award based on, measured by or payable in Common Stock (other than an Option, Stock Unit, Stock Award, or SAR), as described in Section 10.
(z)   “Participant” shall mean an Employee, Key Advisor or Non-Employee Director designated by the Committee to participate in the Plan.
(aa)   “Performance Objectives” shall mean the performance objectives established in the sole discretion of the Committee for Participants who are eligible to receive Awards under the Plan. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the subsidiary, division, department or function within the Company or one of its subsidiaries in which the Participant is employed. Performance Objectives may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Any Performance Objectives may include: specified levels of or increases in the Company’s, a division’s or a subsidiary’s return on capital, equity or assets; earnings measures/ratios (on a gross, net, pre-tax or post-tax basis), including basic earnings per share, diluted earnings per share, total earnings, operating earnings, earnings growth, earnings before interest and taxes and earnings before interest, taxes, depreciation and amortization; net economic profit (which is operating earnings minus a charge to capital); net income; operating income; sales; sales growth; gross margin; direct margin; costs; stock price (including but not limited to growth measures and total stockholder return); operating profit; per period or cumulative cash flow (including but not limited to operating cash flow and free cash flow) or cash flow return on investment (which equals net cash flow divided by total capital); inventory turns; financial return ratios; market share; balance sheet measurements such as receivable turnover; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; debt reduction; strategic innovation; customer or employee satisfaction; the consummation of one or more acquisitions of a certain size as measured by one or more of the financial criteria listed above; individual objectives; regulatory body approval for commercialization of a product; implementation or completion of critical projects (including, but not limited to, milestones such as clinical trial enrollment targets, commencement of phases of clinical trials and completion of phases of clinical trials); and any combination of the foregoing.
(bb)   “Plan” shall mean this Petros Pharmaceuticals, Inc. 2020 Omnibus Incentive Compensation Plan, as in effect from time to time.
(cc)   “Prior Plans” shall mean the Neurotrope, Inc. 2017 Equity Incentive Plan and the 2013 Equity Incentive Plan, as amended.
(dd)   “Restriction Period” shall have the meaning given that term in Section 7(a).
(ee)   “SAR” shall mean a stock appreciation right, as described in Section 9.
(ff)   “Stock Award” shall mean an award of Common Stock, as described in Section 7.
(gg)   “Stock Unit” shall mean an award of a phantom unit representing a share of Common Stock, as described in Section 8.
(hh)   “Substitute Awards” shall have the meaning given that term in Section 4(c).
Section 2.   Administration
(a)   Committee.   The Plan shall be administered and interpreted by the Committee. The Committee may delegate authority to one or more subcommittees, as it deems appropriate. Subject to compliance with applicable law and the applicable stock exchange rules, the Board, in its discretion, may perform any action of the Committee hereunder. To the extent that the Board, the Committee, a subcommittee or the CEO, as described below, administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to the Board, the Committee or such subcommittee or the CEO.
(b)   Delegation to CEO.   Subject to compliance with applicable law and applicable stock exchange requirements, the Committee may delegate all or part of its authority and power to the CEO, as it deems appropriate, with respect to Awards to Employees or Key Advisors who are not executive officers or directors under section 16 of the Exchange Act.
(c)   Committee Authority.   The Committee shall have the sole authority to (i) determine the individuals to whom Awards shall be made under the Plan, (ii) determine the type, size, terms and conditions of the Awards to be made to each such individual, (iii) determine the time when the Awards will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (v) amend the terms of any previously issued Award, subject to the provisions of Section 17 below, and (vi) deal with any other matters arising under the Plan.
(d)   Committee Determinations.   The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.
(e)   Indemnification.   No member of the Committee or the Board, and no employee of the Company shall be liable for any act or failure to act with respect to the Plan, except in circumstances involving his or her bad faith or willful misconduct, or for any act or failure to act hereunder by any other member of the Committee or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Committee and the Board and any agent of the Committee or the Board who is an employee of the Company or a subsidiary against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith or willful misconduct.
Section 3.   Awards
(a)   General.   Awards under the Plan may consist of Options as described in Section 6, Stock Awards as described in Section 7, Stock Units as described in Section 8, SARs as described in Section 9 and Other Stock-Based Awards as described in Section 10. All Awards shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in the Award Agreement. All Awards shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Award, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Award. Awards under a particular Section of the Plan need not be uniform as among the Participants. Notwithstanding anything to the contrary herein, any dividends or Dividend Equivalents granted in connection with Awards under the Plan shall vest and be paid only if and to the extent the underlying Awards vest and are paid.
(b)   Minimum Vesting.   Awards granted under the Plan shall include vesting schedules that provide that no portion of an Award will vest earlier than one year from the date of grant. However, subject to adjustments made in accordance with Section 4(e) below, up to [•] percent ([•]%) of the shares of Common Stock subject to the share reserve set forth in Section 4(a) as of the Effective Date may be granted without regard to the minimum vesting requirement.

Section 4.   Shares Subject to the Plan
(a)   Shares Authorized.   Subject to adjustment as described below in Sections 4(b) and 4(e), the maximum aggregate number of shares of Common Stock that may be issued or transferred under the Plan with respect to Awards made on and after the Effective Date shall be [•] shares, which is equal to the sum of the following: (i) [•] shares of Common Stock, plus (ii) [•] shares, which is the number of shares of Common Stock reserved for issuance under the Plan that remain available for grant under the Plan as of [•], 2020. In addition, and subject to adjustment as described below in Sections 4(b) and 4(e), shares of Common Stock subject to outstanding Awards granted under the Plan prior to [•], 2020 and shares of Common Stock subject to outstanding grants under the Prior Plans that terminate, expire or are cancelled, forfeited, exchanged or surrendered without having been exercised, vested or paid in shares after [•], 2020 shall be added to the share reserve under the Plan. The number of shares set forth in clause (ii) above will be reduced by the number of shares subject to Awards made under the Plan after [•], 2020 and before the Effective Date. The aggregate number of shares of Common Stock that may be issued or transferred under the Plan pursuant to Incentive Stock Options granted on and after the Effective Date shall not exceed [•] shares of Common Stock.
(b)   Source of Shares; Share Counting.   Shares issued or transferred under the Plan may be authorized but unissued shares of Common Stock or reacquired shares of Common Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options or SARs granted under the Plan or options granted under the Prior Plans terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, or if any Stock Awards, Stock Units, or Other Stock-Based Awards are forfeited, terminated or otherwise not paid in full, the shares subject to such Awards shall again be available for purposes of the Plan. Shares surrendered in payment of the Exercise Price of an Option (including an option granted under the Prior Plans that is exercised on or after the Effective Date) shall not be available for re-issuance under the Plan. Shares of Common Stock withheld or surrendered for payment of taxes with respect to Awards (including options granted under the Prior Plans) shall not be available for re-issuance under the Plan. If SARs are granted, the full number of shares subject to the SARs shall be considered issued under the Plan, without regard to the number of shares issued upon exercise of the SARs. To the extent any Awards are paid in cash, and not in shares of Common Stock, any shares previously subject to such Awards shall again be available for issuance or transfer under the Plan. For the avoidance of doubt, if shares are repurchased by the Company on the open market with the proceeds of the Exercise Price of Options (including options granted under the Prior Plans), such shares may not again be made available for issuance under the Plan
(c)   Substitute Awards.   Shares issued or transferred under Awards made pursuant to an assumption, substitution or exchange for previously granted awards of a company acquired by the Company in a transaction (“Substitute Awards”) shall not reduce the number of shares of Common Stock available under the Plan and available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and shall not reduce the Plan’s share reserve (subject to applicable stock exchange listing and Code requirements).
(d)   Individual Limits.   Subject to adjustment as described below in Section 4(e), the following Award limitations shall apply:
(i)   For Options, SARs, Stock Awards, Stock Units and Other Stock-Based Awards (whether payable in Common Stock, cash or a combination of the two), the maximum number of shares of Common Stock for which such Awards may be made to any Employee or Key Advisor in any calendar year shall not exceed [•] shares of Common Stock in the aggregate.
(ii)   The maximum aggregate grant date value of shares of Common Stock subject to Awards granted to any Non-Employee Director during any calendar year for services rendered as a Non-Employee Director, taken together with any cash fees earned by such Non-Employee Director for services rendered as a Non-Employee Director during the calendar year, shall not exceed $750,000 in total value. For purposes of this limit, the value of such Awards shall be calculated based on the grant date fair value of such Awards for financial reporting purposes.

(iii)   Notwithstanding the foregoing, the individual limit described in subsection (i) shall be increased to two times the otherwise applicable limit with respect to Awards that are made on or around the date of hire to a newly hired Employee.
(e)   Adjustments.   If there is any change in the number or kind of shares of Common Stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, reverse stock split or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Common Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number and kind of shares of Common Stock available for issuance under the Plan, the maximum number and kind of shares of Common Stock for which any individual may receive Awards in any year, the kind and number of shares covered by outstanding Awards, the kind and number of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such Awards shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Awards; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change in Control, the provisions of Section 12 of the Plan shall apply. Any adjustments to outstanding Awards shall be consistent with section 409A or 424 of the Code, to the extent applicable. Subject to Section 17(b) below, the adjustments of Awards under this Section 4(e) shall include adjustment of shares, Exercise Price of Stock Options, base amount of SARs, Performance Objectives or other terms and conditions, as the Committee deems appropriate. The Committee shall have the sole discretion and authority to determine what appropriate adjustments shall be made and any adjustments determined by the Committee shall be final, binding and conclusive.
Section 5.   Eligibility for Participation
(a)   Eligible Persons.   All Employees and Non-Employee Directors shall be eligible to participate in the Plan. Key Advisors shall be eligible to participate in the Plan if the Key Advisors render bona fide services to the Employer, the services are not in connection with the offer and sale of securities in a capital-raising transaction and the Key Advisors do not directly or indirectly promote or maintain a market for the Company’s securities.
(b)   Selection of Participants.   The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Awards and shall determine the number of shares of Common Stock subject to a particular Award in such manner as the Committee determines.
Section 6.   Options
The Committee may grant Options to an Employee, Non-Employee Director or Key Advisor upon such terms as the Committee deems appropriate. The following provisions are applicable to Options:
(a)   Number of Shares.   The Committee shall determine the number of shares of Common Stock that will be subject to each Award of Options to Employees, Non-Employee Directors and Key Advisors.
(b)   Type of Option and Exercise Price.
(i)   The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to employees of the Company or its parent or subsidiary corporations, as defined in section 424 of the Code. Nonqualified Stock Options may be granted to Employees, Non-Employee Directors and Key Advisors.
(ii)   The Exercise Price of Common Stock subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value of a share of Common Stock on the date the Option is granted. However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of a share of Common Stock on the date of grant.
(c)   Option Term.   The Committee shall determine the term of each Option. The term of any Option shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in section 424 of the Code, may not have a term that exceeds five years from the date of grant. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option), the exercise of the Option is prohibited by applicable law, including a prohibition on purchases or sales of Common Stock under the Company’s insider trading policy, the term of the Option shall be extended for a period of 30 days following the end of the legal prohibition, unless the Committee determines otherwise.
(d)   Exercisability of Options.   Subject to Section 3(b), Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Award Agreement. Subject to the limitations set forth in Section 12, the Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.
(e)   Awards to Non-Exempt Employees.    Notwithstanding the foregoing, Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change in Control or other circumstances permitted by applicable regulations).
(f)   Termination of Employment or Service.   Except as provided in the Award Agreement, an Option may only be exercised while the Participant is employed by, or providing services to, the Employer. The Committee shall determine in the Award Agreement under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service.
(g)   Exercise of Options.   A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Participant shall pay the Exercise Price for an Option as specified by the Committee (i) in cash or by check, (ii) unless the Committee determines otherwise, by delivering shares of Common Stock owned by the Participant and having a Fair Market Value on the date of exercise at least equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Common Stock having a Fair Market Value on the date of exercise at least equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iv) if permitted by the Committee, by withholding shares of Common Stock subject to the exercisable Option, which have a Fair Market Value on the date of exercise equal to the Exercise Price, or (v) by such other method as the Committee may approve. Shares of Common Stock used to exercise an Option shall have been held by the Participant for the requisite period of time necessary to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares to be issued or transferred pursuant to the Option, and any required withholding taxes, must be received by the Company by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance or transfer of such shares.
(h)   Limits on Incentive Stock Options.   Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Common Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.

Section 7.   Stock Awards
The Committee may issue or transfer shares of Common Stock to an Employee, Non-Employee Director or Key Advisor under a Stock Award, upon such terms as the Committee deems appropriate. The following provisions are applicable to Stock Awards:
(a)   General Requirements.   Shares of Common Stock issued pursuant to Stock Awards may be issued for consideration or for no consideration, and subject to restrictions or no restrictions, as determined by the Committee. Subject to Section 3(b), the Committee may, but shall not be required to, establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including, without limitation, restrictions based upon the achievement of specific Performance Objectives. The period of time during which the Stock Awards will remain subject to restrictions will be designated in the Award Agreement as the “Restriction Period.”
(b)   Number of Shares.   The Committee shall determine the number of shares of Common Stock to be issued or transferred pursuant to a Stock Award and the restrictions applicable to such shares.
(c)   Requirement of Employment or Service.   If the Participant ceases to be employed by, or provide service to, the Employer during a period designated in the Award Agreement as the Restriction Period, or if other specified conditions are not met, the Stock Award shall terminate as to all shares covered by the Award as to which the restrictions have not lapsed, and those shares of Common Stock must be immediately returned to the Company. Subject to the limitations set forth in Section 12, the Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.
(d)   Restrictions on Transfer and Legend on Stock Certificate.   During the Restriction Period, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except under Section 15 below. Unless otherwise determined by the Committee, the Company will retain possession of certificates for shares of Stock Awards until all restrictions on such shares have lapsed. Each certificate for a Stock Award, unless held by the Company, shall contain a legend giving appropriate notice of the restrictions in the Award. The Participant shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for Stock Awards until all restrictions on such shares have lapsed.
(e)   Right to Vote and to Receive Dividends.   Unless the Committee determines otherwise, during the Restriction Period, the Participant shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee, including, without limitation, the achievement of specific Performance Objectives; provided, however, that dividends shall vest and be paid only if and to the extent that the underlying Stock Award vests and is paid.
(f)   Lapse of Restrictions.   All restrictions imposed on Stock Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions, if any, imposed by the Committee. The Committee may determine, as to any or all Stock Awards, that the restrictions shall lapse without regard to any Restriction Period.
Section 8.   Stock Units
The Committee may grant Stock Units, each of which shall represent one hypothetical share of Common Stock, to an Employee, Non-Employee Director or Key Advisor upon such terms and conditions as the Committee deems appropriate. The following provisions are applicable to Stock Units:
(a)   Crediting of Units.   Each Stock Unit shall represent the right of the Participant to receive a share of Common Stock or an amount of cash based on the value of a share of Common Stock, if and when specified conditions are met. All Stock Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.

(b)   Terms of Stock Units.   Subject to Section 3(b), the Committee may grant Stock Units that vest and are payable if specified Performance Objectives or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified performance period or other period, or payment may be deferred to a date authorized by the Committee. Subject to the limitations set forth in Section 12, the Committee may accelerate vesting or payment, as to any or all Stock Units at any time for any reason, provided such acceleration complies with section 409A of the Code. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.
(c)   Requirement of Employment or Service.   If the Participant ceases to be employed by, or provide service to, the Employer prior to the vesting of Stock Units, or if other conditions established by the Committee are not met, the Participant’s Stock Units shall be forfeited. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.
(d)   Payment With Respect to Stock Units.   Payments with respect to Stock Units shall be made in cash, Common Stock or any combination of the foregoing, as the Committee shall determine.
Section 9.   Stock Appreciation Rights
The Committee may grant SARs to an Employee, Non-Employee Director or Key Advisor separately or in tandem with any Option. The following provisions are applicable to SARs:
(a)   General Requirements.   The Committee may grant SARs to an Employee, Non-Employee Director or Key Advisor separately or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the grant of the Incentive Stock Option. The Committee shall establish the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be equal to or greater than the Fair Market Value of a share of Common Stock as of the date of grant of the SAR. The term of any SAR shall not exceed ten years from the date of grant. Notwithstanding the foregoing, in the event that on the last business day of the term of a SAR, the exercise of the SAR is prohibited by applicable law, including a prohibition on purchases or sales of Common Stock under the Company’s insider trading policy, the term shall be extended for a period of 30 days following the end of the legal prohibition, unless the Committee determines otherwise.
(b)   Tandem SARs.   In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of shares of Common Stock that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Common Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Common Stock.
(c)   Exercisability.   Subject to Section 3(b), an SAR shall be exercisable during the period specified by the Committee in the Award Agreement and shall be subject to such vesting and other restrictions as may be specified in the Award Agreement. Subject to the limitations set forth in Section 12, the Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may only be exercised while the Participant is employed by, or providing service to, the Employer or during the applicable period after termination of employment or service as specified by the Committee. A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.
(d)   Grants to Non-Exempt Employees.   Notwithstanding the foregoing, SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change in Control or other circumstances permitted by applicable regulations).
(e)   Value of SARs.   When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised.

The stock appreciation for an SAR is the amount by which the Fair Market Value of the underlying Common Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described in subsection (a).
(f)   Form of Payment.   The appreciation in an SAR shall be paid in shares of Common Stock, cash or any combination of the foregoing, as the Committee shall determine. For purposes of calculating the number of shares of Common Stock to be received, shares of Common Stock shall be valued at their Fair Market Value on the date of exercise of the SAR.
Section 10.   Other Stock-Based Awards
The Committee may grant Other Stock-Based Awards, which are awards (other than those described in Sections 6, 7, 8 and 9 of the Plan) that are based on or measured by Common Stock, to any Employee, Non-Employee Director or Key Advisor, on such terms and conditions as the Committee shall determine. Subject to Section 3(b), Other Stock-Based Awards may be awarded subject to the achievement of Performance Objectives or other criteria or other conditions and may be payable in cash, Common Stock or any combination of the foregoing, as the Committee shall determine.
Section 11.   Dividend Equivalents
The Committee may grant Dividend Equivalents in connection with Stock Units or Other Stock-Based Awards. Subject to Section 3(b), Dividend Equivalents may be payable in cash or shares of Common Stock, and upon such terms and conditions as the Committee shall determine; provided that Dividend Equivalents shall vest and be paid only if and to the extent the underlying Stock Units or Other Stock-Based Awards vest and are paid. For the avoidance of doubt, no dividends or Dividend Equivalents will be granted in connection with Stock Options or SARs.
Section 12.   Consequences of a Change in Control
(a)   Assumption of Outstanding Awards.   Upon a Change in Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), all outstanding Awards that are not exercised or paid at the time of the Change in Control shall be assumed by, or replaced with grants that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation). In the event that the surviving corporation (or a parent or subsidiary of the surviving corporation) does not assume or replace Awards with grants that have comparable terms, outstanding Stock Options and SARs shall automatically accelerate and become fully exercisable and the restrictions and conditions on outstanding Stock Awards, Stock Units, Other Stock-Based Awards and Dividend Equivalents shall immediately lapse, provided that if the vesting of any such Awards is based, in whole or in part, on performance, such Awards shall vest based on the greater of (i) actual performance as of the Change in Control or (ii) target performance, pro-rated based on the period elapsed between the beginning of the applicable performance period and the date of the Change in Control. After a Change in Control, references to the “Company” as they relate to employment matters shall include the successor employer in the transaction, subject to applicable law.
(b)   Vesting Upon Certain Terminations of Employment.   At the Committee’s discretion, if Awards are assumed by, or replaced with grants that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation) and if a Participant incurs an involuntary termination of employment or service on or after a Change in Control, the Participant’s outstanding Awards may become vested, in whole or in part, as of the date of such termination; provided that if the vesting of any such Awards is based, in whole or in part, on performance, such Awards shall vest only based on the greater of (i) actual performance as of the date of Change in Control or (ii) target performance, pro-rated based on the period elapsed between the beginning of the applicable performance period and the date of the termination.
(c)   Other Alternatives.   In the event of a Change in Control, if any outstanding Awards are not assumed by, or replaced with grants that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Committee may take any of the following actions with respect to any or all outstanding Awards, without the consent of any Participant: (i) the Committee may determine that Participants shall receive a payment in settlement of outstanding Stock Units, Other Stock-Based Awards or Dividend Equivalents, in such amount and form as may be determined by the Committee; (ii) the Committee may require that Participants surrender their outstanding Stock Options and SARs in exchange for a payment by the Company, in cash or Common Stock as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Common Stock subject to the Participant’s unexercised Stock Options and SARs exceeds the Stock Option Exercise Price or SAR base amount, and (iii) after giving Participants an opportunity to exercise all of their outstanding Stock Options and SARs, the Committee may terminate any or all unexercised Stock Options and SARs at such time as the Committee deems appropriate. Such surrender, termination or payment shall take place as of the date of the Change in Control or such other date as the Committee may specify. Without limiting the foregoing, if the per share Fair Market Value of the Common Stock does not exceed the per share Stock Option Exercise Price or SAR base amount, as applicable, the Company shall not be required to make any payment to the Participant upon surrender of the Stock Option or SAR.
Section 13.   Deferrals
The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Participant in connection with any Award. If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals and may provide for interest or other earnings to be paid on such deferrals. The rules and procedures for any such deferrals shall be consistent with applicable requirements of section 409A of the Code.
Section 14.   Withholding of Taxes
(a)   Required Withholding.   All Awards under the Plan shall be subject to applicable United States federal (including FICA), state and local, foreign country or other tax withholding requirements. The Employer may require that the Participant or other person receiving Awards or exercising Awards pay to the Employer an amount sufficient to satisfy such tax withholding requirements with respect to such Awards, or the Employer may deduct from other wages and compensation paid by the Employer the amount of any withholding taxes due with respect to such Awards.
(b)   Share Withholding.   The Committee may permit or require the Employer’s tax withholding obligation with respect to Awards paid in Common Stock to be satisfied by having shares withheld up to an amount that does not exceed the Participant’s applicable withholding tax rate for United States federal (including FICA), state and local, foreign country or other tax liabilities. The Committee may, in its discretion, and subject to such rules as the Committee may adopt, allow Participants to elect to have such share withholding applied to all or a portion of the tax withholding obligation arising in connection with any particular Award. Unless the Committee determines otherwise, share withholding for taxes shall not exceed the Participant’s minimum applicable tax withholding amount.
Section 15.   Transferability of Awards
(a)   Nontransferability of Awards.   Except as described in subsection (b) below, only the Participant may exercise rights under an Award during the Participant’s lifetime. A Participant may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Awards other than Incentive Stock Options, pursuant to a domestic relations order. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Award under the Participant’s will or under the applicable laws of descent and distribution.
(b)   Transfer of Nonqualified Stock Options.   Notwithstanding the foregoing, the Committee may provide, in an Award Agreement, that a Participant may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of an Option and the transferred

Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.
Section 16.   Requirements for Issuance or Transfer of Shares
No Common Stock shall be issued or transferred in connection with any Award hereunder unless and until all legal requirements applicable to the issuance or transfer of such Common Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Award on the Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of the shares of Common Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Common Stock issued or transferred under the Plan may be subject to such stop-transfer orders and other restrictions as the Committee deems appropriate to comply with applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.
Section 17.   Amendment and Termination of the Plan
(a)   Amendment.   The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without stockholder approval if such approval is required in order to comply with the Code or other applicable law, or to comply with applicable stock exchange requirements.
(b)   No Repricing of Options or SARs.   Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Common Stock, other securities or property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities, or similar transactions), the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Stock Options or SARs to reduce the Exercise Price of such outstanding Stock Options or base price of such SARs, (ii) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs with an Exercise Price or base price, as applicable, that is less than the Exercise Price or base price of the original Stock Options or SARs or (iii) cancel outstanding Stock Options or SARs with an Exercise Price or base price, as applicable, above the current stock price in exchange for cash or other securities.
(c)   Termination of Plan.   The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders.
(d)   Termination and Amendment of Outstanding Awards.   A termination or amendment of the Plan that occurs after an Award is made shall not materially impair the rights of a Participant unless the Participant consents or unless the Committee acts under Section 18(f) below. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Award. Whether or not the Plan has terminated, an outstanding Award may be terminated or amended under Section 18(f) below or may be amended by agreement of the Company and the Participant consistent with the Plan, provided that the Participant’s consent is not required if any termination or amendment to the Participant’s outstanding Award does not materially impair the rights or materially increase the obligations of the Participant.
Section 18.   Miscellaneous
(a)   Awards in Connection with Corporate Transactions and Otherwise.   Nothing contained in the Plan shall be construed to (i) limit the right of the Committee to make Awards under the Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Awards to employees thereof who become Employees, or (ii) limit the right of the Company to grant stock options or make other awards outside of the Plan. The Committee may make an Award to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company, in substitution for a stock option or stock award granted by such corporation. Notwithstanding anything in the Plan to the contrary, the Committee may establish such terms and conditions of the new Awards as it deems appropriate, including setting the Exercise Price of Options or the base price of SARs at a price necessary to retain for the Participant the same economic value as the prior options or rights.
(b)   Governing Document.   The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.
(c)   Funding of the Plan.   The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Awards under the Plan.
(d)   Rights of Participants.   Nothing in the Plan shall entitle any Employee, Non-Employee Director, Key Advisor or other person to any claim or right to receive an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights.
(e)   No Fractional Shares.   No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. Except as otherwise provided under the Plan, the Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
(f)   Compliance with Law.
(i)   The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer shares of Common Stock under Awards shall be subject to all applicable laws and regulations, and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code, and that, to the extent applicable, Awards comply with the requirements of section 409A of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or section 422, or 409A of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 422 or 409A of the Code, that Plan provision shall cease to apply. The Committee may revoke any Award if it is contrary to law or modify an Award to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.
(ii)   The Plan is intended to comply with the requirements of section 409A of the Code, to the extent applicable. Each Award shall be construed and administered such that the Award either (A) qualifies for an exemption from the requirements of section 409A of the Code or (B) satisfies the requirements of section 409A of the Code. If an Award is subject to section 409A of the Code, (I) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (II) payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under section 409A of the Code, (III) unless the Award specifies otherwise, each installment payment shall be treated as a separate payment for purposes of section 409A of the Code, and (IV) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with section 409A of the Code.
(iii)   Any Award that is subject to section 409A of the Code and that is to be distributed to a Key Employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the Participant’s separation from service, if required by section 409A of the Code. If a distribution is delayed pursuant to section 409A of the Code, the distribution shall be paid within 15 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination of Key Employees, including the number and identity of persons considered Key Employees and the identification date, shall be made by the Committee or its delegate each year in accordance with section 416(i) of the Code and the “specified employee” requirements of section 409A of the Code.
(iv)   Notwithstanding anything in the Plan or any Award agreement to the contrary, each Participant shall be solely responsible for the tax consequences of Awards under the Plan, and in no event shall the Company or any subsidiary or affiliate of the Company have any responsibility or liability if an Award does not meet any applicable requirements of section 409A of the Code. Although the Company intends to administer the Plan to prevent taxation under section 409A of the Code, the Company does not represent or warrant that the Plan or any Award complies with any provision of federal, state, local or other tax law.
(g)   Establishment of Subplans.   The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Committee’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Employer shall not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.
(h)   Clawback Rights.   Subject to the requirements of applicable law, the Committee may provide in any Award Agreement that, if a Participant breaches any restrictive covenant agreement between the Participant and the Employer (which may be set forth in any Award Agreement) or otherwise engages in activities that constitute Cause either while employed by, or providing service to, the Employer or within the applicable period of time thereafter, all Awards held by the Participant shall terminate, and the Company may rescind any exercise of an Option or SAR and the vesting of any other Award and delivery of shares upon such exercise or vesting (including pursuant to dividends and Dividend Equivalents), as applicable on such terms as the Committee shall determine, including the right to require that in the event of any such rescission, (i) the Participant shall return to the Company the shares received upon the exercise of any Option or SAR and/or the vesting and payment of any other Award (including pursuant to dividends and Dividend Equivalents) or, (ii) if the Participant no longer owns the shares, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of any sale or other disposition of the shares (or, in the event the Participant transfers the shares by gift or otherwise without consideration, the Fair Market Value of the shares on the date of the breach of the restrictive covenant agreement or activity constituting Cause), net of the price originally paid by the Participant for the shares. Payment by the Participant shall be made in such manner and on such terms and conditions as may be required by the Committee. The Employer shall be entitled to set off against the amount of any such payment any amounts otherwise owed to the Participant by the Employer. In addition, all Awards under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time.
(i)   Governing Law.   The validity, construction, interpretation and effect of the Plan and Award Agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
Section 102 of the DGCL allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Petros Certificate of Incorporation and Petros Bylaws contain a provision which eliminates directors’ personal liability as set forth above.
The Petros Bylaws provides in effect that the Petros shall indemnify its directors and officers to the extent permitted by the Delaware law. Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its directors, officers, employees and agents in certain circumstances. Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.
Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Section 145 further provides that to the extent that a director or officer or employee of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; and the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made by (1) a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.
Item 21. Exhibits and Financial Statement Schedules.
A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 22. Undertakings.
(a)
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement);

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424; to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
any free writing prospectus relating to the offering prepared by or on behalf of such Registrant or used or referred to by the undersigned Registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or their securities provided by or on behalf of such Registrant; and

(iv)
any other communication that is an offer in the offering made by such Registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(8)
That every prospectus (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX
Exhibit Number	Description
2.1***+	Agreement and Plan of Merger and Reorganization, dated as of May 17, 2020, by and among Petros Pharmaceuticals, Inc., Neurotrope, Inc., PM Merger Sub 1, LLC, PN Merger Sub 2, Inc. and Metuchen Pharmaceuticals LLC (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement)
2.2***	First Amendment to the Agreement and Plan of Merger and Reorganization, dated as of July 23, 2020, by and among Petros Pharmaceuticals, Inc., Neurotrope, Inc., PM Merger Sub 1, LLC, PN Merger Sub 2, Inc. and Metuchen Pharmaceuticals LLC (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement)
2.3***	Second Amendment to the Agreement and Plan of Merger and Reorganization, dated as of September 29, 2020, by and among Petros Pharmaceuticals, Inc., Neurotrope, Inc., PM Merger Sub 1, LLC, PN Merger Sub 2, Inc. and Metuchen Pharmaceuticals LLC (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement)
2.4***	Form of Neurotrope Voting Agreement, by and between Metuchen Pharmaceuticals LLC and certain stockholders of Neurotrope, Inc. (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement)
2.5***	Form of Metuchen Voting Agreement, by and between Neurotrope, Inc. and certain unitholders of Metuchen Pharmaceuticals LLC (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement)
2.6***	Form of Voting Agreement, by and between certain stockholders of Neurotrope, Inc. and Metuchen Pharmaceuticals, LLC
2.7***	Form of Lock-Up Agreement, by and among Petros Pharmaceuticals, Inc., Neurotrope, Inc., Metuchen Pharmaceuticals LLC and certain securityholders of Neurotrope, Inc. and Metuchen Pharmaceuticals LLC (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement)
2.8**	Separation and Distribution Agreement, by and between Neurotrope, Inc. and Neurotrope Bioscience, Inc.
3.1*	Certificate of Incorporation of Petros Pharmaceuticals, Inc.
3.2*	Amended and Restated Certificate of Incorporation of Petros Pharmaceuticals, Inc. (to be filed immediately after the Effective Time following the Mergers and included as Annex C to the proxy statement/prospectus forming a part of this Registration Statement)
3.3*	Amended and Restated Bylaws of Petros Pharmaceuticals, Inc. (to be filed immediately after the Effective Time following the Mergers included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement)
4.1**	Specimen Stock Certificate evidencing shares of Common Stock of Petros Pharmaceuticals, Inc.
5.1**	Opinion of Mintz, Levin, Cohn, Ferris, Glovksy and Popeo, P.C. regarding the validity of the securities
10.1***	Backstop Agreement by and between Neurotrope and JCP III SM AIV, L.P., dated May 17, 2020 (incorporated by reference to Exhibit 99.9 to Neurotrope Inc.’s Current Report on Form 8-K, filed on May 18, 2020)
10.2***	Note Conversion and Loan Repayment Agreement by and between Neurotrope, JCP III SM AIV, L.P. and Metuchen, dated May 17, 2020.
10.3**	License and Commercialization Agreement by and between VIVUS, Inc. and Metuchen Pharmaceuticals LLC, dated September 30, 2016.
10.4**	Commercial Supply Agreement by and between VIVUS, Inc. and Metuchen Pharmaceuticals LLC, dated September 30, 2016.

Exhibit Number	Description
10.5**	Logistics Services agreement by and between McKesson Specialty Care Distribution Corporation and Metuchen Pharmaceuticals LLC, dated November 28, 2018.
21.1*	Subsidiaries of Petros Pharmaceuticals, Inc.
23.1***	Consent of Friedman LLP, Independent Registered Public Accounting Firm to Neurotrope, Inc.
23.2***	Consent of EisnerAmper, LLP, Independent Registered Public Accounting Firm to Metuchen Pharmaceuticals, LLC
23.3**	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1 hereto)
24.1*	Powers of Attorney (contained on signature page to this Registration Statement)
99.1**	Form of Proxy Card for the Neurotrope, Inc. Special Meeting of Stockholders
99.2*	Opinion of Gemini Valuation Services, LLC, financial advisor to Neurotrope, Inc., dated as of May 15, 2020 (included as Annex B-1 to the proxy statement/prospectus forming a part of this Registration Statement)
99.3*	Opinion of Gemini Valuation Services, LLC, financial advisor to Neurotrope, Inc., dated as of July 20, 2020 (included as Annex B-2 to the proxy statement/prospectus forming a part of this Registration Statement)
99.4***	Opinion of Gemini Valuation Services, LLC, financial advisor to Neurotrope, Inc., dated as of September 20, 2020 (included as Annex B-3 to the proxy statement/prospectus forming a part of this Registration Statement)
99.5***	Consent of Gemini Valuation Services, LLC, financial advisor to Neurotrope, Inc.
99.6*	Consent of John D. Shulman, to be named as director
99.7***	Consent of Bruce Bernstein, to be named as director
99.8***	Consent of Josh Silverman, to be named as director
99.9***	Consent of Greg Bradley, to be named as director
99.10***	Consent of Wayne R. Walker, to be named as director

*
Previously filed.

**
To be filed by amendment.

***
Filed herewith.

†
Management contract or compensatory plan or arrangement.

+
Certain schedules and exhibits to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Township of Manalapan Township, New Jersey, on September 30, 2020.
PETROS PHARMACEUTICALS, INC.
By:
/s/ Fady Boctor

Name: Fady Boctor
Title:   President and Chief Commercial Officer
          (principal executive officer)
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Fady Boctor Fady Boctor	President and Chief Commercial Officer (Principal Executive Officer)	September 30, 2020
/s/Keith Lavan Keith Lavan	Chief Financial Officer (Principal Accounting and Financial Officer)	September 30, 2020
/s/ John Shulman John Shulman	Executive Chairman of the Board of Directors	September 30, 2020
/s/ Josh Silverman Josh Silverman	Director	September 30, 2020